As filed with the Securities and Exchange Commission on May 12, 2006
Registration No. 333-128149

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UMT Holdings, L.P.
(Exact name of registrant as specified in its charter)

Delaware	6162	76-0733044
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification number)	(I.R.S. employer identification no.)

1702 N. Collins Boulevard, Suite 100
Richardson, Texas 75080
(972) 889-7323
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Hollis M. Greenlaw, Esq.
President
UMT Holdings, L.P.
1702 N. Collins Boulevard, Suite 100
Richardson, Texas 75080
(972) 889-7323
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Stephen I. Glover, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036-5306 (202) 955-8500	Robert A. Hudson, Esq. Butzel Long, P.C. 150 West Jefferson, Suite 100 Detroit, Michigan 48226 (313) 225-7000	Greg R. Samuel, Esq. Haynes and Boone, LLP 901 Main Street, Suite 3100 Dallas, Texas 75202 (214) 651-5000
      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the consummation of the merger described in the proxy statement/ prospectus included in this registration statement.
      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this proxy statement/ prospectus is not complete and may be changed. UMT Holdings, L.P. may not offer or sell these securities until the registration statement it has filed with the Securities and Exchange Commission is effective. This proxy statement/ prospectus is not an offer to sell these securities, and it is not an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 12, 2006
                    , 2006
Dear United Mortgage Trust Shareholder:
      The board of trustees of United Mortgage Trust and the general partner of UMT Holdings, L.P. (“UMT Holdings”) have agreed to merge our two companies. In the proposed merger, United Mortgage Trust will merge with and into UMT Holdings. We believe that the proposed merger will enhance our ability to expand our business because, as a result of the merger, United Mortgage Trust will no longer be organized as a Real Estate Investment Trust, commonly referred to as a REIT, or bound by the complicated restrictions to which a REIT must adhere.
      UMT Holdings is beneficially owned primarily by persons that (1) are owners of businesses that formerly originated and sold residential mortgages and contracts for deed to United Mortgage Trust, borrowed funds from United Mortgage Trust to originate interim mortgages that were pledged to United Mortgage Trust as collateral and provided loan servicing to United Mortgage Trust and (2) are owners and officers of UMT Advisors, Inc. (“the Advisor”), which was engaged by United Mortgage Trust to manage its day-to-day operations. UMT Holdings borrows funds from United Mortgage Trust secured by the interim mortgages UMT Holdings originates, and UMT Holdings also provides loan servicing and real estate owned asset management services to United Mortgage Trust. The merger of United Mortgage Trust and UMT Holdings will combine the loan origination and funding components of their businesses in one entity and is expected to provide United Mortgage Trust with the following benefits as part of the combined company:

•	The combined company will be able to further diversify United Mortgage Trust’s real estate investments, enabling the combined company to leverage its capital more efficiently.

•	The combined company will benefit from economies of scale resulting from combining the underwriting, origination, servicing and administrative functions of United Mortgage Trust and UMT Holdings.

•	The combined company will not require the services of the Advisor and will be able partially to eliminate the costs related to United Mortgage Trust’s advisory, loan sourcing and capital sourcing functions.

•	The combined company will benefit from savings in costs related to company administration, shareholder relations and reporting functions.

•	The combined company will not be restricted by the prohibition on conducting a trade or business to which REITs are subject.

•	Because the combined company will own and control its loan origination platforms, it will not face competition to purchase loans originated by these sources.

      In the merger, UMT Holdings will issue one 8.5% Class A Senior Subordinated Debenture with a ten-year term in the original principal amount of $20.00 in exchange for each share of beneficial interest in United Mortgage Trust. The Class A Debentures will have the following additional terms:

•	Holders will be entitled to receive monthly interest payments.

•	If UMT Holdings defaults in the payment of interest on the Class A Debentures in specified circumstances, the holders of Class A Debentures may require UMT Holdings to redeem the Class A Debentures.

•	If the Class A Debentures are redeemed at the option of the combined company during the first eight years after issuance, the redemption price will represent a premium over the principal amount of the security.

•	All future equity and debt security issuances (other than bank debt) by UMT Holdings will be junior to the Class A Debentures, unless approved by holders of 66 2/3 % of the outstanding Class A Debentures.

•	UMT Holdings will be subject to restrictions on its ability to make payments and distributions with respect to securities junior to the Class A Debentures, including the requirement that such payments may not exceed 75% of UMT Holdings’ net income from the prior fiscal quarter and the requirement that UMT Holdings maintain a specific debt-to-equity ratio.

•	The amount of debt senior to the Class A Debentures that UMT Holdings may incur will be limited to no more than 50% of the book value of the total assets of UMT Holdings.

•	The Class A Debentures will be registered under the Securities Act and subject to the Trust Indenture Act of 1939, as amended, and UMT Holdings will be a public reporting company.

•	UMT Holdings will maintain a repurchase program for the Class A Debentures that it anticipates will allow it to offer increased liquidity to the United Mortgage Trust shareholders because UMT Holdings will be authorized to repurchase a greater amount of securities (currently up to 10% of the outstanding Class A Debentures in each calendar year) than United Mortgage Trust was authorized to repurchase under its share redemption plan (up to 5% of its shares of beneficial interest outstanding in each calendar year).

If additional securities of UMT Holdings are registered under the Securities Act of 1933, as amended (the “Securities Act”), UMT Holdings intends to provide holders of Class A Debentures with the opportunity to reinvest interest payments made with respect to the Class A Debentures in such other UMT Holdings securities.
      You should be aware that the Class A Debentures are the only consideration that you will receive in the merger in exchange for your shares of beneficial interest in United Mortgage Trust. You should also be aware of the following negative factors associated with ownership of the Class A Debentures:

•	Except for transfers to “related persons” including your spouse and other family members, you may not transfer the Class A Debentures without the prior approval of UMT Holdings’ general partner.

•	The merger will be a taxable transaction. You will recognize gain or loss equal to the difference between the fair market value of the Class A Debentures you receive and the adjusted tax basis in your United Mortgage Trust shares. You will not receive cash as part of the merger consideration with which to pay any income tax incurred as a result of the merger.

•	The annual interest rate for the Class A Debentures is 8.5%. This rate compares to the rates of 7.5%, 8.6%, 9.2%, and 10.0% at which United Mortgage Trust paid distributions, including return of capital, in 2005, 2004, 2003 and 2002, respectively. The rate of dividends (not including return of capital) paid by United Mortgage trust for 2005, 2004, 2003 and 2002, respectively, is 6.6%, 6.7%, 7.4% and 9.1%.

•	The interest payments you receive on the Class A Debentures will generally be subject to tax as ordinary income. A portion of the distributions made by United Mortgage Trust in recent years represented return of capital, which is generally not subject to income tax. The per share distributions paid in 2003 included $1.47 of dividends and $0.37 representing return of capital; the per share distributions paid in 2004 included $1.34 of dividends and $0.38 representing return of capital. The per share distributions paid in 2005 included $1.32 of dividends and $0.18 representing return of capital.

•	Various provisions in the indenture governing the Class A Debentures provide that UMT Holdings may pay less than the full monthly interest payment on the Class A Debentures without triggering an interest payment default under the indenture.

•	The Class A Debentures will not be registered under Section 12 of the Securities Exchange Act of 1934, but UMT Holdings will be subject to Section 15(d) of the Securities Exchange Act and, as a result, UMT Holdings will cease to be subject to the reporting requirements of the Securities Exchange Act if the Class A Debentures are held of record by fewer than 300 persons. However, the Indenture governing the Class A Debentures will require that UMT Holdings remain a public reporting company and file reports with the Securities and Exchange Commission for as long as possible, even if it is not required to do so under the Securities Exchange Act.

•	All amounts due under the Class A Debentures will be automatically accelerated only if UMT Holdings is in bankruptcy or breaches specific covenants under the terms of the indenture governing the Class A Debentures. In the event of breaches of other covenants or terms, remedies available to holders may be limited.

      United Mortgage Trust is sending its shareholders this notice of a special meeting to approve the merger and the transactions contemplated by the merger agreement and certain amendments to United Mortgage Trust’s Second Amended and Restated Agreement and Declaration of Trust. The trustees of United Mortgage Trust, including all of the independent trustees, have approved the proposed merger and the other transactions contemplated by the merger agreement, approved the proposed amendments to the Second Amended and Restated Agreement and Declaration of Trust, declared that both are advisable and in the best interests of United Mortgage Trust and directed that the merger, the merger agreement and the amendments be submitted to the shareholders of United Mortgage Trust for consideration and approval at the special meeting.
      You should be aware that UMT Holdings, the proposed purchaser of United Mortgage Trust, and the Advisor are both controlled by the same person. Because the Advisor and UMT Holdings are related parties, they have conflicts of interest arising out of the merger.
      At the special meeting, you will be asked to vote on the merger of United Mortgage Trust with and into UMT Holdings and on the proposed amendments to United Mortgage Trust’s Second Amended and Restated Agreement and Declaration of Trust, which amendments are a condition to the closing of the merger. At the effective time of the merger, the separate existence of United Mortgage Trust will cease, and UMT Holdings will be the surviving entity. We sometimes refer to the merger and the transactions contemplated by the merger agreement as “the going private transaction.”
      Subject to the adjustments and limitations described in the accompanying proxy statement/ prospectus, if the merger is completed, each share of beneficial interest in United Mortgage Trust outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive the merger consideration.
      If you do not vote for the merger, Maryland law provides that you may receive a cash payment, instead of the merger consideration equal to the fair value of your shares of beneficial interest in United Mortgage Trust, by exercising appraisal rights. Maryland law includes procedural requirements which must be met by a shareholder that wishes to preserve these rights, including the requirement to file a written objection to the merger with United Mortgage Trust before or at the special meeting and to make a written demand for appraisal of the fair value of your shares within 20 days after the merger is completed. If a court finds that an objecting shareholder is entitled to an appraisal of its shares, the court is required to appoint three disinterested appraisers to determine the fair value of the shares as of the date of the merger on terms and conditions the court determines proper. While we cannot predict what value any appraiser appointed by the court would determine is the fair value of the shares of beneficial interest in United Mortgage Trust, we believe that it would be appropriate for a court to determine that the fair value of the shares is equal to their book value. As of December 31, 2005, the book value of a share of beneficial interest was $16.32. Your appraisal rights are discussed in the section titled “Appraisal Rights of United Mortgage Trust Shareholders” included in the proxy statement/prospectus that accompanies this letter. A copy of the Maryland Appraisal Rights Statute is included in the proxy statement/prospectus as Annex E.
      The only way to receive cash for your shares of beneficial interest as a result of the merger is to exercise your appraisal rights. However, if holders of more than 200,000 shares of beneficial interest in United Mortgage Trust object to the merger and exercise their appraisal rights, UMT Holdings will not be obligated to close the merger. Unlike the shares of beneficial interest in United Mortgage Trust, the Class A Debentures to be issued in the merger will not have appraisal rights.
      As long as the number of Class A Debentures repurchased in any year does not exceed the 10% limit described below, UMT Holdings will offer to repurchase Class A Debentures each quarter with an aggregate principal amount (together with accrued and unpaid interest) equal to the greater of (1) 50% of the net cash proceeds received by UMT Holdings from the sale of its capital stock and from the sales of any debt or equity securities in the preceding fiscal quarter and (2) $1.25 million. Holders that elect to tender their Class A Debentures for repurchase must provide at least 60 calendar days prior written notice of their election to UMT Holdings. UMT Holdings will not be obligated to repurchase an amount of Class A Debentures that, in its determination based upon the advice of counsel, may cause UMT Holdings to be classified as a “publicly traded partnership” under the Internal Revenue Code. Currently, UMT Holdings intends to limit its repurchases in any year to no more than 10% of the principal amount of Class A Debentures outstanding as of the first day of the applicable year based upon existing Treasury regulations.
      The closing of the merger is subject to several conditions, including the amendment of United Mortgage Trust’s Second Amended and Restated Agreement and Declaration of Trust in order to remove certain provisions that would prohibit United Mortgage Trust from completing the merger on the terms outlined in the merger agreement.
      United Mortgage Trust has received the opinion of Southwest Securities Inc., its financial advisor, that as of September 1, 2005, and subject to and based on the considerations in its written opinion, the merger consideration is fair from a financial point of view to the unaffiliated holders of shares of beneficial interest in United Mortgage Trust. A condition to the obligation of United Mortgage Trust to effect the merger is that United Mortgage Trust shall have received an updated fairness opinion of Southwest Securities, dated as of a date within ten calendar days before or after the date the registration statement registering the issuance of the Class A Debentures was declared effective by the Securities and Exchange Commission.
      The board of trustees unanimously recommends that you vote FOR approval of the merger and the other transactions contemplated by the merger agreement and FOR the amendment of the Second Amended and Restated Agreement and Declaration of Trust.
      We strongly support the merger and enthusiastically recommend the merger to you.
      The accompanying proxy statement/ prospectus provides detailed information about the proposed merger. We encourage you to read carefully the entire document, including the annexes and the section “Risk Factors” beginning on page 51.

       United Mortgage Trust has engaged Morrow & Company, Inc. as Information Agent to respond to any initial questions you may have in regard to the merger or in connection with the enclosed documents. They can be contacted at 800-607-0088, Monday to Friday, 8:00 a.m. to 5:00 p.m. Central Standard Time.
      Please take the time to complete and mail your proxy card in the enclosed envelope, or authorize a proxy to vote your shares by telephone or over the Internet, as promptly as possible.
Very truly yours,

Todd Etter	Christine “Cricket” Griffin
Chairman	President
UMT Advisors, Inc.	United Mortgage Trust
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the going private transaction or the securities to be issued in connection with the going private transaction, passed upon the merits or fairness of the merger or determined if this proxy statement/ prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.
      This proxy statement/ prospectus is dated                     , 2006, and is first being mailed to shareholders of United Mortgage Trust on or about                     , 2006.

PRELIMINARY COPY
NOTICE OF SPECIAL MEETING
To Our Shareholders:
      You are cordially invited to attend a special meeting (the “Special Meeting”) of the holders of shares of beneficial interest in United Mortgage Trust which will be held on                     , 2006, at       a.m., local time, at 1702 N. Collins Boulevard, Suite 100, Richardson, Texas 75080. At this meeting, you will be asked to consider and act upon the following proposals:

1. To approve the merger of United Mortgage Trust with and into UMT Holdings, L.P., and the other transactions contemplated by the Agreement and Plan of Merger dated as of September 1, 2005 between UMT Holdings, L.P. and United Mortgage Trust;

2. To approve certain amendments to United Mortgage Trust’s Second Amended and Restated Agreement and Declaration of Trust that are necessary to consummate the merger with UMT Holdings, L.P. as it is presently proposed;

3. To authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the approval of the merger and the other transactions contemplated by the merger agreement and for the amendments to United Mortgage Trust’s Second Amended and Restated Agreement and Declaration of Trust; and

4. To transact such other business as may properly come before the Special Meeting or any postponements or adjournments of the Special Meeting.
      Only shareholders of record at the close of business on                     , 2006, will be entitled to attend and vote at the Special Meeting or any postponement or adjournment of the Special Meeting.
      The approval of holders of at least 80% of the outstanding shares of beneficial interest in United Mortgage Trust (other than shares held by UMT Advisors, Inc. (the “Advisor”) or trustees of United Mortgage Trust or their respective affiliates) as of the close of business on                     , 2006 is necessary to approve the merger and the other transactions contemplated by the merger agreement with UMT Holdings, L.P. The approval of holders of 66 2/3 % of the outstanding shares of beneficial interest in United Mortgage Trust (other than shares held by the Advisor or trustees of United Mortgage Trust or their respective affiliates) as of the close of business on                     , 2006 is necessary to approve the amendment of our Second Amended and Restated Agreement and Declaration of Trust. Assuming a quorum is present at the Special Meeting, a majority of votes cast by holders of outstanding shares of beneficial interest in United Mortgage Trust at the Special Meeting is necessary to authorize the proxyholders to vote to adjourn or postpone the special meeting. The merger and other related matters are more fully described in the accompanying proxy statement/ prospectus, including the annexes, which form a part of this notice.
      You should be aware that UMT Holdings, L.P., the proposed purchaser of United Mortgage Trust, and the Advisor, are both controlled by the same person. Because UMT Holdings, L.P., and the Advisor are related parties, they have conflicts of interest arising out of the merger.
      THE BOARD OF TRUSTEES OF UNITED MORTGAGE TRUST UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS OUTLINED IN THIS PROXY STATEMENT/ PROSPECTUS.

      IN ORDER FOR YOUR SHARES OF BENEFICIAL INTEREST IN UNITED MORTGAGE TRUST TO BE REPRESENTED AT THE SPECIAL MEETING, WE URGE YOU PROMPTLY TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. You may, of course, attend the Special Meeting and vote in person even if you have returned a proxy.
      Please fill in, date and sign the enclosed proxy and return it in the enclosed return envelope, which requires no postage if mailed in the United States. You may also authorize a proxy to vote your shares by telephone, using a toll-free number, or by accessing the Internet. The authorization of proxies by telephone or the Internet must be received by midnight, Central Standard Time, on                     , 2006. Your proxy statement contains instructions for using these convenient services.
      This proxy is solicited by the board of trustees of United Mortgage Trust. Please return your proxy or authorize a proxy by telephone or the Internet by                     , 2006.

By Order of the Board of Trustees

CHRISTINE “CRICKET” GRIFFIN
President
                    , 2006

REFERENCES TO ADDITIONAL INFORMATION
      This document incorporates important information from other documents. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this document by accessing the Securities and Exchange Commission’s website maintained at “www.sec.gov” or by requesting copies in writing or by telephone from UMT Holdings at the following address:
UMT Holdings, L.P
1702 N. Collins Boulevard
Suite 100
Richardson, Texas 75080
(972) 889-7323
      IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY                     , 2006. WE WILL MAIL THE DOCUMENTS YOU REQUEST BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, BY THE NEXT BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.
      If you have any questions about the merger and the amendments to the Second Amended and Restated Agreement and Declaration of Trust, or if you need assistance in voting your shares, please contact our Information Agent:
Morrow & Co., Inc.
445 Park Avenue
New York, NY 10022
(800) 607-0088
      Monday to Friday, 8:00 a.m. to 5:00 p.m. Central Standard Time.

ii

DESCRIPTION OF CLASS A DEBENTURES	174
DESCRIPTION OF UMT HOLDINGS PARTNERSHIP AGREEMENT	186
LEGAL MATTERS	194
EXPERTS	194
WHERE YOU CAN FIND ADDITIONAL INFORMATION	195
INDEX TO FINANCIAL STATEMENTS	F-1

ANNEX A	—	Agreement and Plan of Merger
ANNEX B	—	Opinion of Southwest Securities, Inc.
ANNEX C	—	UMT Holdings, L.P. Partnership Agreement, as amended
ANNEX D	—	Form of Indenture
ANNEX E	—	Maryland Appraisal Rights Statute
ANNEX F	—	Amendment to Second Amended and Restated Agreement and Declaration of Trust of United Mortgage Trust
ANNEX G	—	Form of Proxy Card for United Mortgage Trust
Consent of Whitley Penn LLP with respect to UMT Holdings, L.P.
Consent of Whitley Penn LLP with respect to United Mortgage Trust

iii

SUMMARY
      This summary highlights material information from this proxy statement/ prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which it refers for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement/ prospectus, including the merger agreement and the fairness opinion which are attached as Annexes A and B, respectively, and made part of this proxy statement/ prospectus. This summary and the balance of this proxy statement/ prospectus contain forward-looking statements about events that may not occur as described, or at all, and you should not place undue reliance on those statements. Please carefully read “Cautionary Note Regarding Forward-Looking Statements” beginning on page 65 of this proxy statement/ prospectus. Unless the context requires otherwise, all references to UMT Holdings refer to UMT Holdings and its subsidiaries.
Questions and Answers about the Merger

Q.	WHAT ARE UNITED MORTGAGE TRUST SHAREHOLDERS BEING ASKED TO VOTE ON AT THE SPECIAL MEETING?

A.	You are being asked to approve the merger of United Mortgage Trust with and into UMT Holdings, L.P., which we refer to in this proxy statement/ prospectus as UMT Holdings. You are also being asked to approve certain amendments to United Mortgage Trust’s Second Amended and Restated Agreement and Declaration of Trust, which we refer to as the Declaration of Trust, that are necessary to consummate the merger with UMT Holdings. We will not be able to complete the merger unless both the proposal to approve the merger and the proposal to amend the Declaration of Trust are approved. You are also being asked to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes to approve the merger and the other transactions contemplated by the merger agreement, and for soliciting additional votes to approve the amendments to the Declaration of Trust. As a result of the merger, the separate existence of United Mortgage Trust will cease, and UMT Holdings will be the surviving entity. We sometimes refer to the merger and the transactions contemplated by the merger agreement as “the going private transaction.”

Q:	WHAT WILL UNITED MORTGAGE TRUST SHAREHOLDERS RECEIVE IN THE MERGER?

A:	If the merger is completed, for each share of beneficial interest in United Mortgage Trust that you own, you will receive one Class A Debenture of UMT Holdings in the original principal amount of $20. The Class A Debentures have an interest rate of 8.5% and will mature on the tenth anniversary of the issuance date. Except for transfers to “related persons” including a holder’s spouse and other family members, the Class A Debentures are not transferable without the prior approval of UMT Holdings’ general partner. We refer to these Class A Debentures collectively as the merger consideration. Each fractional share of beneficial interest in United Mortgage Trust outstanding immediately prior to the merger will be converted into the right to receive the same fraction of a Class A Debenture. The Class A Debentures are the only consideration that you will receive in the merger in exchange for your shares of beneficial interest in United Mortgage Trust. As of , there were shares of beneficial interest in United Mortgage Trust outstanding and outstanding options to purchase shares of beneficial interest in United Mortgage Trust. If all of these outstanding options were exercised and all outstanding shares were exchanged in the proposed merger, the aggregate principal of the Class A Debentures issued as the merger consideration would be .

If you do not vote for the merger, Maryland law provides that you may receive a cash payment, instead of the merger consideration, equal to the fair value of your shares of beneficial interest in United Mortgage Trust by exercising appraisal rights. Maryland law includes procedural requirements which must be met by a shareholder that wishes to preserve these rights, including the requirement to file a written objection to the merger with United Mortgage Trust before or at the special meeting and to make a written demand for appraisal of the fair value of your shares within 20 days after the merger is completed. If a court finds that an objecting shareholder is entitled to an appraisal of its shares, the court is required to appoint three disinterested appraisers to determine the fair value of the shares as of the date of the merger on terms and conditions the court determines proper. While we cannot predict what value any appraiser appointed by the court would determine is the fair value of the shares of beneficial interest in United Mortgage Trust, we believe that it would be appropriate for a court to determine that the fair value of the shares is equal to their book value. As of December 31, 2005, the book value of a share of beneficial interest was $16.32. Your appraisal rights are discussed in the section titled “Appraisal Rights of United Mortgage Trust Shareholders” in this proxy statement/prospectus. A copy of the Maryland Appraisal Rights Statute is included in this proxy statement/prospectus as Annex E.

The only way to receive cash for your shares of beneficial interest as a result of the merger is to exercise your appraisal rights. However, if holders of more than 200,000 shares of beneficial interest in United Mortgage Trust object to the merger and exercise their appraisal rights, UMT Holdings will not be obligated to close the merger. Unlike the shares of beneficial interest in United Mortgage Trust, the Class A Debentures to be issued in the merger will not have appraisal rights.

As long as the number of Class A Debentures repurchased in any year does not exceed the 10% limit described below, UMT Holdings will offer to repurchase Class A Debentures each quarter with an aggregate principal amount (together with accrued and unpaid interest) equal to the greater of (1) 50% of the net cash proceeds received by UMT Holdings from the sale of its capital stock and from the sales of any debt or equity securities in the preceding fiscal quarter and (2) $1.25 million. Holders that elect to tender their Class A Debentures for repurchase must provide at least 60 calendar days prior written notice of their election to UMT Holdings. UMT Holdings will not be obligated to repurchase an amount of Class A Debentures that, in its determination based upon the advice of counsel, may cause UMT Holdings to be classified as a “publicly traded partnership” under the Internal Revenue Code. Currently, UMT Holdings intends to limit its repurchases in any year to no more than 10% of the principal amount of Class A Debentures outstanding as of the first day of the applicable year based upon existing Treasury regulations.

Q.	WHY ARE WE PROPOSING TO MERGE?

A:	As a result of the merger, United Mortgage Trust will become part of a combined company and will no longer be organized as a Real Estate Investment Trust, commonly referred to as a REIT. UMT Holdings will be the surviving entity following the merger and the combined company will not be bound by the complicated restrictions to which a REIT must adhere in order to maintain the tax benefits of being classified as a REIT. These restrictions include limitations on the kinds of businesses in which United Mortgage Trust may participate. By becoming part of a company that is not restricted by the limitations imposed on REITs, we expect United Mortgage Trust’s ability to expand its business to be greatly enhanced.

UMT Holdings borrows funds from United Mortgage Trust to originate interim mortgages that are pledged to United Mortgage Trust as collateral for the loans from United Mortgage Trust, and UMT Holdings also provides loan servicing and real estate owned asset management services to United Mortgage Trust. The merger of United Mortgage Trust and UMT Holdings will combine the loan origination and funding components of their business in one entity, which we expect will result in economies of scale and greater efficiency as a result of combining the respective underwriting, origination, servicing and administrative functions of each entity. We expect the merger will provide United Mortgage Trust with the following benefits as part of the combined company:

• The combined company will be able to further diversify United Mortgage Trust’s real estate investments, enabling the combined company to leverage its capital more efficiently.

• The combined company will benefit from economies of scale resulting from combining the underwriting, origination, servicing and administrative functions of United Mortgage Trust and UMT Holdings.

• The combined company will not require the services of UMT Advisors, Inc., the company that manages United Mortgage Trust’s day-to-day operations, which we refer to as the Advisor, and will be able partially to eliminate costs relating to United Mortgage Trust’s advisory, loan sourcing and capital sourcing functions.

• The combined company will benefit from savings in costs related to company administration, shareholder relations and reporting functions.

• The combined company will not be restricted by the prohibition on conducting a trade or business to which REITs are subject.

• Because the combined company will own and control its loan origination platforms, it will not face competition to purchase loans originated by these sources.

The UMT Holdings’ Class A Debentures to be issued in the merger will have the following terms:

• The Class A Debentures will have a ten-year term and bear interest at an annual rate of 8.5%, and holders will be entitled to receive monthly interest payments.

• If UMT Holdings defaults in the payment of interest on the Class A Debentures in specified circumstances, the holders of Class A Debentures may require UMT Holdings to redeem the Class A Debentures.

• If the Class A Debentures are redeemed at the option of the combined company during the first eight years after issuance, the redemption price will represent a premium over the principal amount of the security.

• All future equity and debt (other than bank debt) security issuances by UMT Holdings will be junior to the Class A Debentures, unless approved by holders of 66 2/3 % of the outstanding Class A Debentures.

• UMT Holdings will be subject to restrictions on its ability to make payments and distributions with respect to securities junior to the Class A Debentures, including the requirement that such payments during any quarter may not exceed 75% of UMT Holdings’ net income from the prior fiscal quarter and the requirement that UMT Holdings maintain a specific debt-to-equity ratio.

• The amount of debt senior to the Class A Debentures that UMT Holdings may incur will be limited to no more than 50% of the book value of the total assets of UMT Holdings.

• The Class A Debentures will be registered under the Securities Act and subject to the Trust Indenture Act of 1939, and UMT Holdings will be a public reporting company.

• UMT Holdings will maintain a repurchase program for the Class A Debentures that it anticipates will allow it to offer increased liquidity to the United Mortgage Trust shareholders because UMT Holdings will be authorized to repurchase a greater amount of securities (up to 10% of the outstanding Class A Debentures in each calendar year) than United Mortgage Trust was authorized to repurchase under its share redemption plan (up to 5% of its shares of beneficial interest outstanding in each calendar year).

If additional securities of UMT Holdings are registered under the Securities Act of 1933, as amended, or the Securities Act, UMT Holdings intends to provide holders of Class A Debentures with the opportunity to reinvest interest payments with respect to the Class A Debentures in such other UMT Holdings securities.

Q:	IS THE PROPOSED MERGER FAIR TO UNITED MORTGAGE TRUST SHAREHOLDERS?

A:	Because one of the trustees of United Mortgage Trust is affiliated with UMT Holdings, the board of trustees of United Mortgage Trust, or the Board of Trustees, formed a three-member independent committee made up entirely of “independent” or “disinterested” trustees who are not affiliated with the Advisor or with UMT Holdings to consider the merger and make recommendations to the full Board of Trustees with respect to the merger. The independent committee retained its own legal counsel to aid it in conducting negotiations. The Board of Trustees obtained a fairness opinion, dated as of September 1, 2005, from its independent financial advisors, Southwest Securities, that as of the date of the opinion, the merger consideration is fair from a financial point of view to the unaffiliated shareholders of United Mortgage Trust. In addition, United Mortgage Trust is not obligated to consummate the merger unless the Board of Trustees has received an updated fairness opinion from

Southwest Securities dated as of a date within ten calendar days before or after the date the registration statement of which this proxy statement/ prospectus is a part is declared effective by the Securities and Exchange Commission, or the SEC. The independent committee and the Board of Trustees as a whole believe the merger is advisable and that the going private transaction is fair to the unaffiliated shareholders of United Mortgage Trust and have recommended that United Mortgage Trust shareholders approve the merger.

Q:	WHAT IS THE RELATIONSHIP BETWEEN UNITED MORTGAGE TRUST AND UMT HOLDINGS?

A:	UMT Holdings is beneficially owned primarily by persons that (1) are owners of businesses that formerly originated and sold residential mortgages and contracts for deed to United Mortgage Trust, borrowed funds from United Mortgage Trust to originate interim mortgages that were pledged to United Mortgage Trust as collateral and provided loan servicing to United Mortgage Trust and (2) are owners and officers of the Advisor. Christine “Cricket” Griffin, the Chairman, President, Chief Executive Officer, Treasurer and Chief Financial Officer of United Mortgage Trust and a member of the Board of Trustees, is also a limited partner of UMT Holdings who owns 7.8% of the Class D units of limited partnership interest and the president of one of UMT Holdings’ subsidiaries. Ms. Griffin is also an employee of the Advisor, which is owned by Todd Etter and Timothy Kopacka, each of whom are officers and limited partners of UMT Holdings or its subsidiaries. As a member of the Board of Trustees, Ms. Griffin is one of the persons who decided on behalf of United Mortgage Trust, to enter into transactions with UMT Holdings.

UMT Holdings’ subsidiaries borrow funds from United Mortgage Trust to originate interim mortgages that are pledged to United Mortgage Trust as collateral. UMT Holdings’ subsidiaries provide real estate management services to United Mortgage Trust, including property maintenance services, rent collection services and services in connection with the disposal of real estate. UMT Holdings’ subsidiaries also service loans in United Mortgage Trust’s portfolio. United Mortgage Trust and UMT Holdings believe the transactions between them are generally at market rates.

As of December 31, 2005, United Mortgage Trust held $88.0 million in loans originated by or acquired from UMT Holdings and its affiliates, representing 74% of total income producing assets of United Mortgage Trust. United Mortgage Trust paid $1.2 million, or 20% of its expenses, to UMT Holdings and its affiliates in 2005. UMT Holdings and its affiliates serviced 74% of United Mortgage Trust’s loan portfolio as of December 31, 2005. UMT Holdings derived approximately $208,000, or 1.5% of its revenues, from business involving United Mortgage Trust in 2005.

In addition, UMT Holdings holds a 50% profit participation interest in two limited partnerships that originate loans to residential real estate developers, United Development Funding, L.P. and United Development Funding II, L.P., which we refer to in this proxy statement/ prospectus collectively as UDF. UDF has a $30.0 million collateralized line of credit with United Mortgage Trust.

Since its formation, United Mortgage Trust has funded a significant portion of its mortgage investments with affiliates of its Advisor, including companies owned by the founders of UMT Holdings. Details regarding United Mortgage Trust’s transactions with affiliates of the Advisor, including the dollar amounts of United Mortgage Trust’s investments funded with such companies in 2003, 2004 and 2005, and the outstanding balances for interim mortgages purchased by United Mortgage Trust from these companies as of December 31, 2004 and 2005, are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of United Mortgage Trust.” Three holders of limited partnership interests in UMT Holdings, Capital Reserve Group, Inc., South Central Mortgage, Inc. and Ready America Funding Corp. (collectively, the “originating companies”), previously borrowed funds from, and sold mortgages and contracts for deed subject to recourse arrangements to, United Mortgage Trust. The recourse arrangements obligate the originating company to reimburse United Mortgage Trust’s losses incurred in connection with loans sold by, or pledged as security by, the originating company to United Mortgage Trust. The originating companies have issued secured promissory notes to United Mortgage Trust to consolidate (1) all outstanding amounts owed as of December 31, 2005 under such recourse arrangements by such originating company to United Mortgage Trust, which was $9.3 million as of December 31, 2005 and (2) the estimated maximum future liability to United Mortgage Trust under the recourse arrangements, or $12.1 million, which amount includes the amounts outstanding as of December 31, 2005. These promissory notes are secured by a pledge by the originating companies of distributions on UMT Holdings limited partnership interests. Payment of amounts due under these promissory notes is also guaranteed by UMT Holdings and other entities affiliated with the originating companies, and, in some cases, secured by a pledge by the guarantors of distributions on UMT Holdings’ limited partnership interests. These security arrangements and guarantees are described further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of United Mortgage Trust.”

Because UMT Holdings and the Advisor are controlled by the same person, they have conflicts of interest arising out of the merger. See “The Merger Proposal — Interests of Certain Persons in the Merger.”

United Mortgage Trust’s assessment of the effectiveness of its internal control over financial reporting as of December 31, 2004 revealed several material weaknesses which are described in “Risk Factors — United Mortgage Trust has identified material weaknesses in its internal control over financial reporting.” United Mortgage Trust was not required to include a report in its SEC filings on management’s assessment of the effectiveness of its internal control over financial reporting as of December 31, 2005 because United Mortgage Trust is not an accelerated filer.

Q:	WHAT CONFLICT OF INTEREST DOES CHRISTINE “CRICKET” GRIFFIN HAVE ARISING OUT OF THE MERGER?

A:	Christine “Cricket” Griffin, the Chairman of the Board, Chief Executive Officer, President, Treasurer and Chief Financial Officer of United Mortgage Trust since United Mortgage Trust was formed in 1996, has a conflict of interest in approving the merger because she is also the beneficial owner of 7.8% of the outstanding Class D units of limited partnership interests of UMT Holdings and an employee of the Advisor, which is owned by Todd Etter and Timothy Kopacka, each of whom are officers and limited partners of UMT Holdings or its subsidiaries. Mr. Etter is also a director, officer and stockholder of the general partner of UMT Holdings.

Because Ms. Griffin is affiliated with UMT Holdings, the Board of Trustees formed a three-member independent committee made up entirely of trustees who are not affiliated with the Advisor or with UMT Holdings and whom United Mortgage Trust believes are “independent” and “disinterested” to consider the merger and make recommendations to the full Board of Trustees with respect to the merger.

Q:	ARE THERE RISKS RELATING TO THE MERGER?

A:	Yes. The combined company may not realize the expected benefits of the merger because of the risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 51 and the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 65. Those risks include, among others, risks relating to the performance of UMT Holdings after completion of the merger.

Q.	CAN THE EXCHANGE RATIO CHANGE BETWEEN NOW AND THE TIME THE MERGER IS COMPLETED?

A:	No. The exchange ratio of one Class A Debenture for each outstanding share of beneficial interest in United Mortgage Trust will not change. United Mortgage Trust may have more or fewer shares of beneficial interest outstanding at the effective time of the merger, which would result in a corresponding increase or decrease in the aggregate principal amount of the Class A Debentures issued in the merger, but the exchange ratio will not change.

Q.	WHAT IS THE DIFFERENCE BETWEEN OWNING AN EQUITY INTEREST IN A REIT AND OWNING DEBT, FOR A FIXED TERM AND AT A FIXED RATE, IN A LIMITED PARTNERSHIP?

A:	If you own an equity interest in a REIT, you are entitled to receive dividends paid by the REIT. A REIT must distribute substantially all of its taxable income each year to its shareholders in order to comply with the REIT provisions of the Code. The amount distributed to you each year is not fixed, but will depend on the operating results of the REIT. You will continue to receive a dividend for as long as you hold equity in the REIT and as long as the REIT exists. In addition, as an equityholder, you will be entitled to receive a proportionate share of the REIT’s assets upon dissolution of the REIT and after payment of all the REIT’s creditors or preferential shareholders. Your rights as an equityholder of the REIT will be governed by the REIT’s declaration of trust and the law of the state in which the REIT is organized.

Unlike REITs, limited partnerships are not required by law to make distributions to their equityholders. As a debtholder of a limited partnership, you will not be entitled to participate in distributions the limited partnership makes to its partners. You will be entitled to receive interest payments from the limited partnership at the times and in the amounts specified in the Class A Debenture and Indenture setting forth the terms of the debt. The amount of interest to which you are entitled will remain the same and will not vary depending on the operating results of the limited partnership. You will be entitled to receive interest payments only until the debt matures, at which point you will also be entitled to receive a return of the principal amount of the debt. Once the principal and all accrued interest is repaid, you will no longer be entitled to receive payments from the limited partnership. If the debt is still outstanding when the limited partnership is dissolved, as a debtholder you will be entitled to receive an amount equal to the interest and principal owed to you, to the extent the limited partnership has sufficient assets to make this payment, before the limited partnership makes any payment to its equityholders. Your rights as a debtholder of the limited partnership will be governed by the Class A Debenture and the Indenture under which the debt is issued.

Q:	WHAT VOTE IS REQUIRED BY UNITED MORTGAGE TRUST SHAREHOLDERS TO APPROVE THE MERGER AND THE AMENDMENTS TO THE DECLARATION OF TRUST?

A:	The affirmative vote of 80% of the shares of beneficial interest in United Mortgage Trust (other than shares held by the Advisor or trustees of United Mortgage Trust or their respective affiliates) outstanding as of the close of business on , 2006 is the only vote required to approve the merger. The approval of holders of 66 2/3 % of the shares of beneficial interest in United Mortgage Trust (other than shares held by the Advisor or trustees of United Mortgage Trust or their respective affiliates) outstanding as of the close of business on , 2006 is required to approve the amendments to the Declaration of Trust. The Advisor, the trustees of United Mortgage Trust and their affiliates collectively beneficially own 57,628 shares of beneficial interest in United Mortgage Trust, or approximately 1% of the outstanding shares of beneficial interest as of December 31, 2005.
      United Mortgage Trust’s board of trustees unanimously recommends that United Mortgage Trust shareholders vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement and “FOR” the proposal to approve the amendments to the Declaration of Trust.

Q:	WILL THE MERGER OCCUR IF THE MERGER PROPOSAL IS APPROVED BUT THE AMENDMENTS TO THE DECLARATION OF TRUST ARE NOT APPROVED?

A:	No. We will not be able to complete the merger unless both the merger proposal and the amendments to the Declaration of Trust are approved by the shareholders of United Mortgage Trust.

Q:	WILL THE DECLARATION OF TRUST BE AMENDED IF THE AMENDMENTS TO THE DECLARATION OF TRUST ARE APPROVED BUT THE MERGER PROPOSAL IS NOT APPROVED?

A:	No. The Declaration of Trust will not be amended unless both the amendments to the Declaration of Trust and the merger proposal are approved by the shareholders of United Mortgage Trust.

Q:	DO UMT HOLDINGS’ PARTNERS HAVE TO VOTE TO APPROVE THE MERGER?

A:	No. We have been advised by UMT Holdings that no vote of their partners is required or being sought in connection with the merger. We have further been advised by UMT Holdings that (1) the board of directors of its general partner has approved the merger and the other transactions contemplated by the merger agreement and (2) its general partner and limited partners have approved the issuance of the Class A Debentures.

Q:	WHO IS ELIGIBLE TO VOTE AT THE SPECIAL MEETING?

A:	Holders of shares of beneficial interest in United Mortgage Trust are eligible to vote their shares of beneficial interest at the special meeting if they were holders of record of those shares at the close of business on , 2006.

Q:	WHAT DO I NEED TO DO NOW?

A:	After carefully reading and considering the information contained in this proxy statement/ prospectus, please mail your signed and dated proxy cards in the enclosed return envelope as soon as possible to ensure that your shares may be represented and voted at the special meeting. You may also authorize a proxy to vote your shares by telephone, using a toll-free number, or by accessing the Internet. The authorization of proxies by telephone or the Internet must be received by midnight, Central Standard Time, on , 2006. Your proxy statement contains instructions for using these convenient services. If your shares are held in “street name” by your broker or bank, your broker or bank will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares.

If you want to assert your appraisal rights to receive a cash payment, instead of the merger consideration, equal to the fair value of your shares of beneficial interest in United Mortgage Trust, you must file a written objection to the merger with United Mortgage Trust before or at the special meeting and comply with additional procedural requirements under Maryland law.

Q:	WHAT IF I DO NOT VOTE OR DO NOT FULLY COMPLETE MY PROXY?

A:	It is very important for you to vote. If you do not submit a proxy, or you do not authorize a proxy by telephone or the Internet, or you do not attend the special meeting to vote in person or if you attend the special meeting and abstain from voting, the effect will be the same as if you voted “AGAINST” the approval of the merger and “AGAINST” the amendments to the Declaration of Trust. If you submit a proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” the approval of the merger and the other transactions contemplated by the merger agreement, “FOR” the amendments to the Declaration of Trust and “FOR” the proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the approval of the merger and the other transactions contemplated by the merger agreement and approval of the amendments to the Declaration of Trust.

Q:	CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A:	Yes. You can change your vote at any time before or at the special meeting by:

(1) sending a written notice to the Board of Trustees of United Mortgage Trust at 1702 N. Collins Blvd., Suite 100, Richardson, Texas 75080, that is received before the special meeting and that states that you are revoking your proxy;

(2) signing a new, later-dated proxy card(s) that is received before the special meeting;

(3) if you authorized your proxy by telephone or Internet, following the instructions provided to revoke your proxy by telephone or Internet; or

(4) attending the special meeting and voting in person.

If you are a United Mortgage Trust shareholder whose shares are held in “street name” by your broker, you will need to contact your broker to revoke your proxy.

Q:	SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A:	No. Please do not send your share certificates with your proxy. If we complete the merger, The Bank of New York Trust Company, N.A., the exchange agent, will send you a letter of transmittal and instructions explaining how to exchange your shares of beneficial interest in United Mortgage Trust for the appropriate number of Class A Debentures. You will be required to return the completed letter of transmittal and your United Mortgage Trust share certificates as described in the instructions. Once the exchange agent receives your completed letter of transmittal and United Mortgage Trust share certificates, you will receive the merger consideration as soon as practicable. If you hold shares through a brokerage account, your broker will handle the surrender of share certificates to the exchange agent.

Q:	WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:	We are working to complete the merger as quickly as possible. We currently anticipate that the merger will be completed as promptly as practicable after the special meeting, likely in the second half of 2006. However, because the merger is subject to closing conditions and the approval of a number of regulatory agencies, including the securities regulators of several states, we cannot predict the exact timing. For further information regarding regulatory approvals necessary for completion of the merger, please see “The Merger — Regulatory Matters.”

Q:	WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A:	The receipt of Class A Debentures pursuant to the merger will be a taxable transaction for United States federal income tax purposes, and may also be a taxable transaction under applicable state, local and foreign tax laws. You will recognize gain or loss equal to the difference between the fair market value of the Class A Debentures received and your adjusted tax basis in the United Mortgage Trust shares exchanged for them. See “United States Federal Income Tax Consequences of the Merger” beginning on page 98 of this proxy statement/ prospectus. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts and circumstances of your own situation. We urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Each beneficial holder of United Mortgage Trust shares will need to determine its adjusted tax basis in its United Mortgage Trust shares for purposes of calculating its gain or loss on the receipt of the Class A Debentures. Although a beneficial holder’s adjusted tax basis in his, her or its shares generally starts with the cost of such shares to the beneficial holder, it can be adjusted for subsequent events. For example, the basis of a beneficial holder of United Mortgage Trust shares in its United Mortgage Trust shares generally will be reduced by an amount equal to the aggregate amount of capital returned to such beneficial holder through distributions by United Mortgage Trust. United Mortgage Trust has disclosed in its filings with the SEC that it has made distributions to its shareholders in excess of earnings since 1999, and, as a result, a portion of the distributions paid by United Mortgage Trust to its shareholders in 1999 and each subsequent year represented a return of capital. United Mortgage Trust has annually furnished to each of its shareholders of record a statement setting forth distributions paid during the preceding year and the characterization of such distributions as ordinary income, capital gains or return of capital. Information about United Mortgage Trust’s monthly distributions since 1999 and portion of each such distribution characterized as ordinary income, capital gains and return of capital, is also available on United Mortgage Trust’s website at www.unitedmortgagetrust.com.

Receipt of the merger consideration may also be a taxable transaction under applicable state, local and foreign tax laws. We urge each holder of shares of beneficial interest in United Mortgage Trust to consult its tax advisor as to the particular consequences to it of the distributions it received from United Mortgage Trust, the effect of those distributions on such holder’s adjusted tax basis in its shares and the proper determination of its adjusted tax basis.

Q.	WILL I CONTINUE TO RECEIVE A MONTHLY PAYMENT UNTIL THE MERGER PROPOSAL IS APPROVED OR REJECTED?

A.	Yes. As long as United Mortgage Trust is organized as a REIT, United Mortgage Trust will distribute at least 90% of its taxable income to its shareholders. The current policy of United Mortgage Trust’s board of trustees is to make such distributions on a monthly basis.

Q.	IF THE MERGER IS APPROVED, WILL I CONTINUE TO RECEIVE A MONTHLY PAYMENT?

A.	Yes. The monthly payment that you will be entitled to receive from UMT Holdings is the right to receive an interest payment on the debt represented by your Class A Debentures. Your right after the merger as a debtholder of UMT Holdings to receive this payment is different from your right as an equityholder of United Mortgage Trust, a REIT, to receive your proportionate share of the REIT’s taxable income. These differences are discussed in the response to the question above: “What is the difference between owning an equity interest in a REIT and owning debt, for a fixed term and at a fixed rate, in a limited partnership?” To the extent the surviving company has “Distributable Cash,” UMT Holdings will be obligated to make a monthly interest payment to all holders of Class A Debentures. The UMT Holdings partnership agreement defines “Distributable Cash” for any calendar month as:

(1) the sum of (x) all cash and cash equivalents on hand at the end of such month and (y) all additional cash and cash equivalents on hand on the date of determination of Distributable Cash with respect to such month resulting from borrowings for working capital purposes made after the end of such month, less

(2) the amount of any cash reserves necessary or appropriate in the reasonable discretion of the general partner of UMT Holdings to comply with any obligation by which UMT Holdings is bound.

The surviving company, UMT Holdings, will be obligated to make a monthly interest payment to all holders of Class A Debentures, and UMT Holdings’ failure to meet certain minimum interest payments will be an interest payment default under the Indenture.

An interest payment default will not occur as long as (1) UMT Holdings pays at least 80% of the monthly interest amount due each month, (2) UMT Holdings pays the full monthly interest amount due for at least one month in any six-month period and (3) if UMT Holdings fails to pay the full interest amount due for any month, UMT Holdings pays the full interest amount for such month plus any then accumulated and unpaid interest within the next 36 months. If UMT Holdings pays less than the full monthly interest payment due on the Class A Debentures for one month and does not otherwise cause an interest payment default, holders of the Class A Debentures must wait 36 months before they can seek full payment under the Indenture.

If an interest payment default occurs, you may require UMT Holdings to redeem your Class A Debentures. If you elect to cause UMT Holdings to redeem your Class A Debentures, UMT Holdings will repay the principal and accrued interest of the Class A Debentures to you over a two year period, with 20% of this amount paid on the redemption date, 35% on the first anniversary of the redemption date and 45% on the second anniversary of the redemption date. If UMT Holdings defaults on any of these payments of the redemption price, such default will constitute an “Event of Default” under the Indenture and the Trustee may pursue any available remedy under the Indenture to collect the amounts due on the Class A Debentures. You may not pursue any of these remedies before an Event of Default occurs.

The Class A Debentures are not guaranteed or secured. UMT Holdings has also issued $2,298,880 in aggregate principal amount of its 8% Class B Junior Subordinated Secured Debentures, or Class B Debentures. Payment of the principal and interest in the Class B Debentures is guaranteed by subsidiaries of UMT Holdings and secured by certain property of UMT Holdings and its subsidiaries; however, payment of the Class B Debentures and under the guarantees of the Class B Debentures is subordinated to the prior payment in full in cash of the Class A Debentures.

Q.	IF THE MERGER IS NOT APPROVED, WILL I CONTINUE TO RECEIVE A MONTHLY PAYMENT?

A.	Yes. As noted above, as long as United Mortgage Trust is organized as a REIT, United Mortgage Trust will distribute at least 90% of its taxable income to its shareholders. The current policy of United Mortgage Trust’s board of trustees is to make such distributions on a monthly basis.

Q.	CAN I SELL MY UNITED MORTGAGE TRUST SHARES UNDER THE UNITED MORTGAGE TRUST SHARE REDEMPTION PLAN AT THIS TIME?

A.	No. Securities regulations require that United Mortgage Trust suspend its share redemption plan during the merger process. If the merger does not occur, this suspension will end and sales under the share redemption plan may resume.

Q.	WILL I BE ABLE TO SELL CLASS A DEBENTURES TO UMT HOLDINGS?

A.	Yes. The surviving company, UMT Holdings will maintain a repurchase program under which it will be authorized, but not required, to purchase up to ten percent (10%) of the total outstanding Class A Debentures during any year at a purchase price of $20 per Class A Debenture. UMT Holdings will not be obligated to repurchase an amount of Class A Debentures that, in its determination based upon the advice of counsel, may cause UMT Holdings to be classified as a “publicly traded partnership” under the Internal Revenue Code. Currently, UMT Holdings intends to limit its repurchases in any year to no more than 10% of the principal amount of Class A Debentures outstanding as of the first day of the applicable year, based upon existing Treasury regulations. As long as the number of Class A Debentures repurchased in any year does not exceed this 10% limit, UMT Holdings will offer to repurchase Class A Debentures each quarter with an aggregate principal amount equal to the greater of (1) 50% of the net cash proceeds received by UMT Holdings from the sale of its capital stock and from the sales of any debt or equity securities in the preceding fiscal quarter and (2) $1.25 million. Holders that elect to tender their Class A Debentures for repurchase must provide at least 60 calendar days prior written notice of their election to UMT Holdings.

Because UMT Holdings will only purchase a maximum of 10% of the outstanding Class A Debentures during any year, not every holder will be able to sell their debentures to UMT Holdings in the same year. In addition, UMT Holdings will not be able to repurchase Class A Debentures unless it has funds available to do so.

Q.	WILL THERE BE ANY TRANSFER RESTRICTIONS ON THE CLASS A DEBENTURES?

A. Yes. Generally, unlike the shares of beneficial interest in United Mortgage Trust, you may not transfer Class A Debentures without the consent of UMT Holdings’ general partner, UMT Services, Inc. UMT Holdings may require you to obtain a legal opinion that a proposed transfer will comply with the requirements of the Class A Debentures. You may transfer your Class A Debentures to “related persons,” including your spouse and certain other family members without the consent of the general partner of UMT Holdings.

Q.	HOW WILL UMT HOLDINGS’ STATUS AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES IMPACT MY ABILITY TO TRANSFER THE CLASS A DEBENTURES?

A.	In order to avoid being classified as a “publicly traded partnership” under the Code, the general partner of UMT Holdings will be able to consent to transfers only when it has made certain determinations regarding the proposed transfer and regarding the total principal amount of Class A Debentures transferred during any year. The general partner does not intend to consent to any transfer of Class A Debentures that might jeopardize UMT Holdings’ status as a partnership for federal income tax purposes. Except for transfers to a limited category of “related persons,” the Class A Debentures may not be transferred without the prior approval of UMT Holdings’ general partner, and in order to avoid being classified as a “publicly traded partnership” UMT Holdings does not expect the general partner to approve transfers except to a limited extent. See “Risk Factors” for a discussion of the determinations that the general partner must make in order to approve a proposed transfer of Class A Debentures.

Q.	SHOULD I EXPECT A PUBLIC TRADING MARKET FOR THE CLASS A DEBENTURES TO DEVELOP?

A.	No. As a result of the transfer restrictions described above, we do not expect a public trading market for the Class A Debentures to develop. Like the shares of beneficial interest in United Mortgage Trust, the Class A Debentures will not be listed or admitted to trading on a securities exchange or quoted on an automated quotation system or other market.

Q.	WILL THE CLASS A DEBENTURES BE REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934?

A.	No. UMT Holdings’ obligations to file periodic and other reports with the SEC will arise under (1) the Indenture governing the Class A Debentures, which will require that UMT Holdings remain a public reporting company and file reports with the SEC for as long as any of the Class A Debentures remain outstanding, even if it is not required to do so under the Exchange Act, and (2) Section 15(d) of the Securities Exchange Act of 1934 (which we refer to as the Exchange Act). Unlike the shares of beneficial interest in United Mortgage Trust, the Class A Debentures will not be registered under Section 12 of the Exchange Act. UMT Holdings will cease to be subject to the reporting requirements of the Exchange Act if the Class A Debentures are held of record by fewer than 300 persons. As noted above, however, the Indenture governing the Class A Debentures will require that UMT Holdings remain a public reporting company and file reports with the SEC for as long as any of the Class A Debentures remain outstanding, even if it is not required to do so under the Exchange Act.

Q.	CAN I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?

A.	United Mortgage Trust’s dividend reinvestment plan will continue until the merger is completed. If UMT Holdings registers additional securities with the SEC, UMT Holdings intends to offer a distribution reinvestment plan that will give you the opportunity to reinvest your interest payments on the Class A Debentures in such additional securities of UMT Holdings.

Q.	WHAT ASSURANCES WILL I HAVE THAT UMT HOLDINGS WILL BE ABLE TO MAKE THE MONTHLY INTEREST PAYMENTS DUE WITH RESPECT TO THE CLASS A DEBENTURES?

A.	UMT Holdings has a contractual obligation to make timely interest payments on the Class A Debentures each month to the extent that it has sufficient available cash. Any shortfall in the payment of interest due to a lack of available cash carries over to subsequent months and remains an obligation of UMT Holdings. Because the ability of UMT Holdings to make timely interest payments is limited by the amount of available cash UMT Holdings will have in any given month, there is no guarantee that interest payments will be timely made. However, the likelihood that there will be sufficient available cash to make monthly interest payments is increased by, among other things, restrictions limiting UMT Holdings’ ability to incur additional debt or pay dividends or make other distributions to holders of equity interests of UMT Holdings. If UMT Holdings does not make an interest payment in any month of an amount equal to at least 80% of the interest payment due for such month, you will have the right to require UMT Holdings to redeem your Class A Debentures.

Q:	WILL I HAVE APPRAISAL RIGHTS AS A RESULT OF THE MERGER?

A:	Yes. Under Maryland law United Mortgage Trust shareholders are entitled to dissent from the merger and, if the merger is consummated, to obtain payment for the fair value of their shares in cash instead of the merger consideration. In order to exercise your appraisal rights, you must follow the requirements of Maryland law. A copy of the applicable Maryland statutory provision is included as Annex E to this proxy statement/ prospectus and a summary of this provision can be found under “Appraisal Rights of United Mortgage Trust Shareholders.”

Q:	WHO CAN I CALL WITH QUESTIONS?

A:	If you are a United Mortgage Trust shareholder and you have any questions about the merger, the amendments or other matters discussed in this proxy statement/ prospectus, or if you need assistance in voting your shares, please contact United Mortgage Trust’s Information Agent:

Morrow & Co., Inc.
445 Park Avenue
New York, NY 10022
(800) 607-0088

Monday to Friday, 8:00 a.m. to 5:00 p.m. Central Standard Time
The Companies

United Mortgage Trust
1702 N. Collins Blvd., Suite 100
Richardson, Texas 75080
(214) 237-9305
      United Mortgage Trust is a real estate investment trust based in Texas that invests in mortgages and contracts for deed. United Mortgage Trust was organized in 1996 under the laws of the State of Maryland to acquire mortgages and contracts for deed that are not insured or guaranteed by a federally owned or guaranteed mortgage agency with borrowers who do not satisfy all of the income ratios, credit record criteria, loan-to-value ratios, employment history and liquidity requirements of conventional mortgage financing. These mortgages are serviced by United Mortgage Trust and Prospect Service Corp., a subsidiary of UMT Holdings.
      United Mortgage Trust invests principally in the following types of investments:

•	loans of 12 months or less in term, made to investors for the construction, purchase, renovation and sale of conventional single-family, modular and manufactured homes, which we refer to as interim mortgages;

•	first lien, fixed rate mortgages secured by single family residential property throughout the United States, which we refer to as residential mortgages;

•	secured loans to affiliated partnerships that (1) originate and acquire loans for the development of single-family home lots, which we refer to as land development loans, and (2) enter into participation agreements with single-family residential real estate developers under which the affiliated partnerships receive a preferred portion of the gain, if any, upon the sale of lots to home builders, which we refer to as equity participations; and

•	fixed rate contracts for deed for the purchase of single-family residential property throughout the United States, which we refer to as contracts for deed.
      The overall management of United Mortgage Trust’s business is vested in its Board of Trustees. The Advisor manages United Mortgage Trust’s day-to-day operations. United Mortgage Trust’s President, Christine “Cricket” Griffin, is also the President of the Advisor.

UMT Holdings, L.P.
1702 N. Collins Boulevard, Suite 100
Richardson, Texas 75080
(972) 889-7323
      UMT Holdings is a real estate finance partnership based in Texas that generates income by: (1) originating, purchasing and holding for investment, for its own account, loans of 12 months or less in term, to persons and entities for the construction, purchase, renovation and sale of single-family homes;

(2) providing asset management services and facilitating transactions for third parties and affiliates who provide real estate finance services; and (3) servicing residential mortgages and managing real estate owned by unrelated third parties and by affiliates. UMT Holdings was organized under the laws of the State of Delaware in 2003. UMT Holdings is beneficially owned primarily by persons that (1) are owners of businesses that formerly originated and sold residential mortgages and contracts for deed to United Mortgage Trust, borrowed funds from United Mortgage Trust to originate interim mortgages that were pledged to United Mortgage Trust as collateral and provided loan servicing to United Mortgage Trust and (2) are owners and officers of the Advisor.
      UMT Holdings also holds profit participation interests in each of the UDF partnerships, which generate income by (1) originating, purchasing and holding for investment, for their own account, loans made to real estate developers for the acquisition and development of parcels of real property as single-family residential lots; (2) making real estate related equity investments for the acquisition and development of parcels of real property as single-family residential lots or for sale for the development of parcels of real property as single-family residential lots; (3) entering into participation agreements with real estate developers engaged in the development of single-family residential lots; and (4) providing credit enhancements with respect to loans to real estate developers for the acquisition and development of parcels of real property as single-family residential lots.
      UMT Holdings’ business is managed by its general partner, UMT Services, Inc., which we refer to as the general partner. The owners and officers of the general partner include persons that are also owners and officers of the Advisor.
      UMT Holdings borrows funds from United Mortgage Trust to originate and source interim mortgages and pledges these loans to United Mortgage Trust as collateral. UMT Holdings’ subsidiary, UMTH Loan Servicing, L.P., provides loan servicing and real estate owned asset management services for United Mortgage Trust.
      UMT Holdings has issued three classes of partnership units to date, Class C Units, Class D Units and Class EIA Units. The rights associated with each of these classes of partnership units are described in the section of this proxy statement/ prospectus titled “Description of UMT Holdings Partnership Agreement.” As of December 31, 2005, UMT Holdings has also issued $2.3 million in aggregate principal amount of its Class B Debentures. The Class A Debentures will be senior in right of payment of principal and interest to the Class B Debentures.
The Merger Proposal (see p. 69)
      United Mortgage Trust and UMT Holdings have agreed to merge United Mortgage Trust with and into UMT Holdings on the terms and subject to the conditions set forth in the merger agreement dated September 1, 2005 and amended as of February 1, 2006 by and among United Mortgage Trust, UMT Holdings and UMT Services, Inc. At the effective time of the merger, United Mortgage Trust will merge with and into UMT Holdings. Upon completion of the merger, the separate existence of United Mortgage Trust will cease and UMT Holdings will continue as the surviving entity. The general partner of UMT Holdings will manage the combined company.
      As a result of the merger, each share of beneficial interest in United Mortgage Trust outstanding at the effective time of the merger will be converted automatically into the right to receive one UMT Holdings Class A Debenture with a principal amount of $20. United Mortgage Trust shareholders will receive fractional Class A Debentures in exchange for fractional interests of United Mortgage Trust shares that they hold at the effective time of the merger.
      Maryland law provides that shareholders of United Mortgage Trust who do not vote for the merger may receive a cash payment instead of the merger consideration equal to the fair value of their shares of beneficial interest in United Mortgage Trust by exercising appraisal rights. Maryland law includes procedural requirements that must be met by a shareholder that wishes to preserve these rights, including the requirement to file a written objection to the merger with United Mortgage Trust before or at the special meeting and to make a written demand for appraisal of the fair value of such person’s shares within 20 days after the merger is completed. If a court finds that an objecting shareholder is entitled to an appraisal of its shares, the court is required to appoint three disinterested appraisers to determine the fair value of the shares as of the date of the merger on terms and conditions the court determines proper. While we cannot predict what value any appraiser appointed by the court would determine is the fair value of the shares of beneficial interest in United Mortgage Trust, we believe that it would be appropriate for a court to determine that the fair value of the shares is equal to their book value. As of December 31, 2005, the book value of a share of beneficial interest was $16.32. Appraisal rights are discussed in the section of this proxy statement/prospectus titled “Appraisal Rights of United Mortgage Trust Shareholders.” A copy of the Maryland Appraisal Rights Statute is also included in this proxy statement/prospectus as Annex E.
      The only way to receive cash in exchange for shares of beneficial interest as a result of the merger is to exercise appraisal rights. However, if holders of more than 200,000 shares of beneficial interest in United Mortgage Trust object to the merger and exercise their appraisal rights, UMT Holdings will not be obligated to close the merger. Unlike the shares of beneficial interest in United Mortgage Trust, the Class A Debentures to be issued in the merger will not have appraisal rights.
      The terms of the merger are set forth in the merger agreement, which is attached to this proxy statement/ prospectus as Annex A. We encourage you to read the merger agreement carefully.
Treatment of Stock Options (see p. 71)
      Each option to purchase shares of beneficial interest in United Mortgage Trust outstanding as of the effective time of the merger will be converted into an option to purchase the same number of Class A Debentures for a price equal to the exercise price of the option immediately prior to the effective time of the merger.
Conditions to the Completion of the Merger (see p. 77)
      The respective obligations of United Mortgage Trust and UMT Holdings to complete the merger are subject to the satisfaction or waiver of various conditions, including:

•	the shareholders of United Mortgage Trust shall have approved the merger and the other transactions contemplated by the merger agreement, and the amendments to the Declaration of Trust of United Mortgage Trust as described in this proxy statement/ prospectus;

•	the registration statement of which this proxy statement/ prospectus forms a part shall have been declared effective, and no stop order with respect to the registration statement shall be in effect nor may any proceedings for that purpose be instituted by the SEC or any state regulatory authorities;

•	all consents, approvals, permits and other authorizations required to be obtained from any governmental agencies in connection with the execution and delivery of the merger agreement and the consummation of the related transactions shall have been made or obtained;

•	the general partner of UMT Holdings shall have approved, and UMT Holdings shall have entered into, an indenture with respect to the Class A Debentures; and

•	the board of trustees of United Mortgage Trust shall have received an updated fairness opinion of Southwest Securities, dated as of a date within ten calendar days before or after the date the registration statement of which this proxy statement/ prospectus is a part is declared effective by the SEC, to the effect that the merger consideration is fair from a financial point of view to the unaffiliated shareholders.
The obligation of United Mortgage Trust to complete the merger is subject to the satisfaction or waiver of various conditions, including:

•	the representations and warranties of UMT Holdings in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and on and as of the closing date, except where the failure of any representations or warranties in the aggregate to be true and correct would not or would not reasonably be likely to have a material adverse effect (as defined in the merger agreement) on UMT Holdings;

•	UMT Holdings shall have performed or complied in all material respects with all of its obligations under the merger agreement; and

•	neither UMT Holdings nor UMT Services shall have experienced a material adverse effect since the date of the merger agreement.
The obligation of UMT Holdings to complete the merger is subject to the satisfaction or waiver of various conditions, including:

•	the representations and warranties of United Mortgage Trust in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement and on and as of the closing date, except where the failure of any representations or warranties in the aggregate to be true and correct would not or would not reasonably be likely to have a material adverse effect on United Mortgage Trust;

•	United Mortgage Trust shall have performed or complied in all material respects with all of its obligations under the merger agreement;

•	United Mortgage Trust shall not have experienced a material adverse effect since the date of the merger agreement;

•	all contracts between United Mortgage Trust and the Advisor shall have been terminated; and

•	United Mortgage Trust shall not have received a demand for appraisal of shares of beneficial interest in United Mortgage Trust from shareholders holding more than 200,000 shares of beneficial interest in United Mortgage Trust.
Termination of the Merger Agreement (see p. 79)
      United Mortgage Trust and UMT Holdings can mutually agree to terminate the merger agreement. In addition, either United Mortgage Trust or UMT Holdings can unilaterally terminate the merger agreement in a number of situations, including:

•	the failure to complete the merger by June 30, 2006;

•	the issuance of a final order prohibiting the merger;

•	the uncured breach of the merger agreement by the other party;

•	the failure by United Mortgage Trust shareholders to approve the merger agreement; or

•	the failure by United Mortgage Trust to receive an updated fairness opinion from Southwest Securities.
      United Mortgage Trust will pay $500,000 to UMT Holdings to reimburse UMT Holdings for merger-related expenses if UMT Holdings terminates the merger agreement upon a material breach by United Mortgage Trust. UMT Holdings will pay $430,000 to United Mortgage Trust to reimburse United Mortgage Trust for merger-related expenses if United Mortgage Trust terminates the merger agreement upon a material breach by UMT Holdings.
Amendments to United Mortgage Trust’s Declaration of Trust
      One of the conditions to the merger is that United Mortgage Trust’s Declaration of Trust be amended to remove restrictions that would prevent United Mortgage Trust from consummating the merger with UMT

Holdings. For example, the amendments would remove provisions from the Declaration of Trust that restrict United Mortgage Trust from participating in a business transaction such as the proposed merger if:

•	the transaction would result in the holders having voting rights that are less than those provided in the Declaration of Trust;

•	the transaction would result in the holders having rights to receive reports that are less than those provided in the Declaration of Trust;

•	the successor entity’s organizational documents would include provisions that would operate to materially impede or frustrate the accumulation of shares or other interests by any purchaser of securities of the successor entity (except to the minimum extent necessary to preserve the successor entity’s tax status);

•	the successor entity’s organizational documents would limit the ability of an investor to exercise the voting rights of its securities in the successor entity on the basis of the number of shares of beneficial interest in United Mortgage Trust held by that investor;

•	the transaction would result in investors in the successor entity having rights of access to the records of the successor entity that are less than those provided in the Declaration of Trust;

•	the shareholders of United Mortgage Trust would not have the opportunity to remain as shareholders and preserve their interests in United Mortgage Trust on the same terms and conditions as existed previously or to receive cash in an amount equal to their pro rata share of the appraised value of the net assets of United Mortgage Trust; or

•	United Mortgage Trust has not obtained an appraisal of all of its assets from a competent independent expert in connection with the proposed transaction.
A copy of the proposed amendments to the Declaration of Trust is attached to this proxy statement/ prospectus as Annex F. We encourage you to read the amendments carefully.
Recommendation of United Mortgage Trust’s Board of Trustees (see p. 34)
      The board of trustees of United Mortgage Trust has determined that the going private transaction, including the merger and the amendment of United Mortgage Trust’s Declaration of Trust, is fair to and in the best interests of United Mortgage Trust and the unaffiliated shareholders and unanimously recommends that holders of shares of beneficial interest in United Mortgage Trust vote FOR the merger proposal, FOR the amendments to the Declaration of Trust and FOR the proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the approval of the merger and the other transactions contemplated by the merger agreement and of the amendments to the Declaration of Trust. In making these determinations, the board of trustees of United Mortgage Trust considered various factors, including the opinion delivered to it by Southwest Securities and the other factors discussed under the caption “Special Factors — United Mortgage Trust’s Reasons for the Merger and the Board of Trustees’ Recommendation” in this proxy statement/prospectus.
Opinion of United Mortgage Trust’s Financial Advisor (see p. 36)
      In deciding to approve the merger agreement and the merger, the United Mortgage Trust board of trustees considered an opinion delivered to it by Southwest Securities, its financial advisor, that, as of the date of the opinion, based upon and subject to the assumptions, factors and limitations set forth in the opinion, the merger consideration is fair from a financial point of view to the unaffiliated shareholders. A copy of the opinion is attached to this proxy statement/ prospectus as Annex B. We encourage you to read the opinion carefully.

Regulatory Approvals (see p. 45)
      The issuance of Class A Debentures by UMT Holdings in the merger is subject to registration with, and the approval of, various state securities regulatory agencies in addition to registration under the Securities Act. In order to issue Class A Debentures to shareholders in Delaware, Florida, New Hampshire, New Jersey, New Mexico, New York, Texas and Utah, UMT Holdings must file a registration statement or other documents with and obtain the approval of the securities regulators of each such state. UMT Holdings intends to file these applications as soon as practicable.
Accounting Treatment (see p. 45)
      The merger will be accounted for under the purchase method of accounting and UMT Holdings will be considered the acquiror of United Mortgage Trust for accounting purposes.
Interests of Certain Persons in the Merger (see p. 47)
      Throughout this proxy statement/prospectus, when we refer to the “unaffiliated shareholders” we mean holders of shares of beneficial interest in United Mortgage Trust other than Michele Cadwell, Todd Etter, Douglas R. Evans, Hollis Greenlaw, Christine “Cricket” Griffin, Paul Guernsey, Timothy Kopacka and Richard D. O’Connor, Jr.
      Shares of beneficial interest in United Mortgage Trust beneficially owned by the trustees, executive officers and affiliates of United Mortgage Trust will not be treated any differently in the merger than shares of beneficial interest held by other shareholders. However, some of United Mortgage Trust’s trustees, executive officers and affiliates have interests in the merger as individuals in addition to, and that may be different from, their interests as shareholders. The United Mortgage Trust board of trustees was aware of the interests of these parties and considered them in its decision to approve the merger and the other transactions contemplated by the merger agreement. As a result of these interests, the trustees of United Mortgage Trust could be more likely to vote to approve the merger and to approve the amendments of the Declaration of Trust than if they did not hold these interests, and may have reasons for doing so that are not the same as your interests. United Mortgage Trust shareholders should consider whether these interests may have influenced the trustees in their decision to recommend the approval of the merger and the amendments of the Declaration of Trust. See “The Merger Proposal — Interests of Certain Persons in the Merger.”
      These differing interests relate to, among other things:

•	Each of Messrs. Etter, Greenlaw, Pettit and Kopacka have, directly or indirectly through entities they own, loaned money to UMT Holdings to enable UMT Holdings to meet its working capital needs. An aggregate of $2.2 million in principal of these loans is outstanding as of December 31, 2005. These loans bear interest at an annual rate of 10%.

•	United Mortgage Trust purchases mortgage investments such as residential mortgages, interim residential mortgages or contracts for deed from companies owned and controlled by Mr. Etter and Mr. Pettit. The loans purchased by United Mortgage Trust from these companies are typically purchased at par with recourse against the selling entity. Following the merger, the combined company will no longer purchase these loans from these companies.

•	The persons who are partners of UMT Holdings may benefit from federal income tax savings resulting from deductions for interest expense allocated to them by UMT Holdings. As shown in the pro forma financial statements included in the attached proxy statement/prospectus, if the merger had occurred as of January 1, 2005, UMT Holdings’ interest expense for payments on the Class A Debentures would have been $12.0 million for the year ended December 31, 2005. Because UMT Holdings is a pass-through entity for federal income tax purposes, this interest expense would have been allocated to the partners of UMT Holdings in accordance with UMT Holdings’ limited partnership agreement. Depending on their individual circumstances, the partners of UMT Holdings to whom such interest expense was allocated might have realized federal income tax savings through the use of deductions for such interest expense.
Other than Ms. Griffin, who is the beneficial owner of 7.8% of the outstanding Class D units of limited partnership interest of UMT Holdings and an employee of the Advisor, none of the members of the board of trustees of United Mortgage Trust have any interest in UMT Holdings or any entity controlled by Todd Etter or Timothy Kopacka.
Management of UMT Holdings After the Merger (see p. 133)
      UMT Services, Inc., the current general partner of UMT Holdings, shall, from and after the effective time of the merger, be the general partner of the combined company until such time as it is removed or replaced in accordance with the UMT Holdings partnership agreement. Todd Etter and Hollis Greenlaw each beneficially own one-half of the outstanding common stock of UMT Services. The officers of UMT Holdings at the effective time of the merger shall, from and after the effective time of the merger, be the officers of the combined company until their successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the UMT Holdings partnership agreement.
      The officers of UMT Holdings are Todd Etter, Chairman, Hollis Greenlaw, President and Chief Executive Officer, and Cara Obert, Chief Financial Officer.
Restrictions on the Ability to Transfer Class A Debentures (see p. 154)
      Generally, holders of Class A Debentures may not transfer the Class A Debentures without the consent of the general partner of UMT Holdings, which consent may be granted or withheld in the sole discretion of the general partner. Holders of Class A Debentures may transfer the Class A Debentures to “related persons,” including a holder’s spouse or certain other family members, without the consent of the general partner. As a result of these transfer restrictions, a public trading market for the Class A Debentures is not expected to develop. The Class A Debentures will not be listed or admitted to trading on a securities exchange or quoted on an automated quotation system or other market.
Summary Historical Consolidated Financial Data of UMT Holdings
      The following table sets forth summary historical consolidated financial data of UMT Holdings derived from the consolidated financial statements of UMT Holdings included in this document. You should read the following data in conjunction with these consolidated financial statements and related notes, and in conjunction with “Management’s Discussion and Analysis of the Financial Condition and Results of Operations of UMT Holdings” and the unaudited condensed combined pro forma financial statements of UMT Holdings included in this proxy statement/ prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Period from
	March 14, 2003
	(Inception)
	through	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2004	2005

	(Dollars in thousands)
Revenues:
Mortgage and transaction service revenues	$1,455	$3,508	$6,217
Interest income	728	2,797	3,335
Asset management fees from related parties	102	715	1,436
Profits interest in related parties	184	1,636	3,165

Total revenues	2,469	8,656	14,153
Expenses:
Interest expense	624	2,574	3,263
Provision for loan losses	101	218	536
General and administrative expenses	1,146	4,246	8,193

Total expenses	1,871	7,038	11,992

Net income	$598	$1,618	$2,161

	December 31,	December 31,	December 31,
	2003	2004	2005

	(Dollars in thousands)
Assets:
Cash and cash equivalents	$797	$1,746	$643
Accrued interest receivable	189	565	450
Accounts receivable — related parties	217	361	1,321
Real estate owned	324	1,110	578
Interim mortgage notes receivable, net of reserve for loan losses	14,030	15,871	29,340
Interim mortgage notes receivable with recourse	1,391	738	369
Profits interest receivable — related parties	184	1,131	2,807
Property and equipment, net of accumulated depreciation	87	200	311
Other assets, net of accumulated amortization	699	1,538	2,263

Total assets	$17,918	$23,260	$38,082

Liabilities and Partners’ Capital:

Liabilities:
Accounts payable and accrued liabilities	$848	$1,175	$1,436
Accounts payable — related parties	326	287	688
Class B Debentures	—	1,781	2,299
Notes payable	—	778	1,332
Notes payable — related parties	16,123	19,724	33,396

Total liabilities	17,297	23,745	39,151
Partners’ Capital:
General partner	—	(538)	(1,122)
Class C limited partners	53	53	53
Class D limited partners	568	—	—
Class EIA limited partners	—	—	—

Total partners’ capital	621	(485)	(1,069)

Total liabilities and partners’ capital	$17,918	$23,260	$38,082

Summary Unaudited Pro Forma Financial Information of UMT Holdings
      The following table sets forth summary unaudited pro forma financial information based on the audited and unaudited financial statements of United Mortgage Trust and UMT Holdings, as adjusted to illustrate the estimated pro forma effects of (1) the consummation of the merger of United Mortgage Trust with and into UMT Holdings, including the issuance of the Class A Debentures in exchange for outstanding shares of beneficial interest in United Mortgage Trust and (2) the application of purchase accounting, as if the merger had occurred as of December 31, 2005, with respect to the pro forma balance sheet, and as of January 1, 2005, with respect to the pro forma statements of operations for the year ended December 31, 2005. The summary unaudited pro forma financial information should be read in conjunction with the financial statements of UMT Holdings and United Mortgage Trust and other financial information appearing in this proxy statement/ prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations of UMT Holdings” and “Risk Factors.” See “Unaudited Pro Forma Financial Information” for more information.
Summary Unaudited Pro Forma Statement of Operations

Year Ended
December 31,
2005

(Dollars in thousands,
except per unit data)
Revenues:
Interest income	$16,534
Mortgage and transaction service revenues	6,057
Asset management fees from related parties	1,436
Profits interest in related parties	3,165

Total revenues	27,192
Expenses:
Provision for loan losses	3,965
Interest expense	1,749
Loan servicing fee	861
Trust administration fee	200
General and administrative	7,790

Total operating expense	14,565

Net operating income	$12,627
Other income (expense):
Interest expense Class A debentures	(11,994)
Interest expense Class B debentures	(172)

Net income (loss)	$461

Net income (loss) per partnership Class D unit	$17.11
Weighted average number of Class D units outstanding	26,955

Summary Unaudited Pro Forma Balance Sheet

As of
December 31,
2005

(In thousands)
Assets:
Cash and cash equivalents	$6,191
Mortgage investments
Interim mortgages	78,817
Interim mortgages foreclosed	2,427
Real Estate Owned	73
Investment in trust receivable	5,815
Residential mortgages and contracts for deed foreclosed	1,494
Reserve for loan losses	(1,954)

Total mortgage investments, net	86,672
Receivable from related party	1,693
Profits interest receivable — related parties	2,807
Line-of-credit receivable, related party	30,317
Accrued interest other receivables	702
Accrued interest receivables, related party	948
Recourse obligations from affiliates	—
Net property, plant and equipment	325
Intangible assets/goodwill	37,585
Other assets	1,656

Total assets	$168,896

Liabilities and Partners’ Capital:

Liabilities:
Accounts payable and accrued liabilities	$1,545
Dividend payable	822
Accounts payable- related parties	341
Class A debentures	141,102
Class B debentures	2,299
Notes payable	1,332
Notes payable-related party	8,716
Line-of-credit, payable	13,808

Total liabilities	169,965
Partners’ capital:
Partners’ capital	(1,069)

Total partners’ capital	(1,069)

Total liabilities and partners’ capital	$168,896

Dividend Policy
      United Mortgage Trust distributes substantially all of its taxable income with respect to each year to its shareholders so as to comply with the REIT provisions of the Internal Revenue Code of 1986, as amended, or the Code. To the extent United Mortgage Trust has available funds, it declares regular monthly dividends (unless the Trustees determine that monthly dividends are not feasible, in which case dividends would be paid quarterly). The dividend policy is subject to revision at the discretion of the Board of Trustees. Since 1997, United Mortgage Trust has paid aggregate yearly dividends ranging from $140,659 to $12.1 million. The aggregate amount of dividends paid by United Mortgage Trust in 2004 was $12.1 million and in 2005 was $10.5 million. The per share distributions paid by United Mortgage Trust in 2004 were $1.72, which included

$1.34 of dividends and $0.38 representing return of capital. The per share distributions paid by United Mortgage Trust in 2005 were $1.50, including $1.32 of dividends and $0.18 representing return of capital. The holders of Class A Debentures will not be entitled to receive dividends on the Class A Debentures; however, each Class A Debenture will bear interest at a rate of 8.5% per year, or $1.70.
Ratio of Earnings to Fixed Charges of UMT Holdings
      The ratios of earnings to fixed charges for UMT Holdings for the period from March 14, 2003 (inception) to December 31, 2003, the fiscal year ended December 31, 2004 and the fiscal year ended December 31, 2005, were 1.56, 1.25 and 1.13, respectively.
Absence of Public Trading Market for United Mortgage Trust Shares of Beneficial Interest and for Class A Debentures
      As of May 1, 2006, there were 7,070,781 shares of beneficial interest in United Mortgage Trust outstanding. There is no established public trading market for the shares of beneficial interest in United Mortgage Trust. The shares of beneficial interest in United Mortgage Trust have been registered under Section 12(g) of the Exchange Act but are not listed or admitted to trading on a securities exchange or quoted on an automated quotation system or other market. United Mortgage Trust maintains a share redemption plan as an alternate method of providing limited liquidity to its shareholders. The purchase price under this plan is determined by the United Mortgage Trust board of trustees based on the trustees’ business judgment regarding the value of the United Mortgage Trust shares with reference to United Mortgage Trust’s book value and operations and general market and economic conditions. On December 31, 2005, the purchase price was $20.00.
      Until the merger is completed, UMT Holdings will be a private company. As a result, no market price data for any securities of UMT Holdings is available. Like the shares of beneficial interest in United Mortgage Trust, the Class A Debentures will be registered under the Exchange Act, but will not be listed or admitted to trading on a securities exchange or quoted on an automated quotation system or other market. Following the merger, UMT Holdings will maintain a repurchase program under which it may purchase Class A Debentures outstanding at the beginning of the year. UMT Holdings will not be obligated to repurchase an amount of Class A Debentures that, in its determination based upon the advice of counsel, may cause UMT Holdings to be classified as a “publicly traded partnership” under the Internal Revenue Code. Currently, UMT Holdings intends to limit its repurchases in any year to no more than 10% of the principal amount of Class A Debentures outstanding as of the first day of the applicable year based upon existing Treasury regulations. Subject to this 10% limit, UMT Holdings will offer to repurchase Class A Debentures each quarter with an aggregate principal amount equal to the greater of (1) 50% of the net cash proceeds received by UMT Holdings from the sale of its capital stock and from the sales of any debt or equity securities in the preceding fiscal quarter and (2) $1.25 million. Holders that elect to tender their Class A Debentures for repurchase must provide at least 60 calendar days prior written notice of their election to UMT Holdings. Regardless of any other terms of the debenture repurchase program, UMT Holdings will not be obligated to repurchase an amount of Class A Debentures which, in its determination, based upon the advice of outside counsel, may cause UMT Holdings to be classified as a “publicly traded partnership” under the Internal Revenue Code. The purchase price under this plan will be $20 per Class A Debenture. Except for transfers to “related persons” including your spouse and other family members, you may not transfer the Class A Debentures without the prior approval of UMT Holdings’ general partner.
Appraisal Rights (see p. 96)
      Under Maryland law, United Mortgage Trust shareholders are entitled to dissent from the merger and, if the merger is consummated, to obtain payment for the fair value of their shares in cash. Maryland law includes procedural requirements which must be met by a shareholder that wishes to preserve these rights. In order to preserve your right to receive payment of the fair value of your shares, you must:

•	before or at the meeting at which the merger will be considered, file with United Mortgage Trust a written objection to the merger;

•	not vote in favor of the merger; and

•	make written demand on United Mortgage Trust, within 20 days after the Articles of Merger relating to the merger have been accepted for record by the State Department of Assessments and Taxation of Maryland.
United States Federal Income Tax Consequences of the Merger (see p. 98)
      The receipt of Class A Debentures pursuant to the merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. You will recognize gain or loss equal to the difference between the fair market value of the Class A Debentures received and your adjusted tax basis in the United Mortgage Trust shares exchanged for them. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for full understanding of the tax consequences of the merger. See “United States Federal Income Tax Consequences of the Merger” beginning on page 98 of this proxy statement/ prospectus.

SPECIAL FACTORS
Background of the Merger
      United Mortgage Trust has regularly evaluated strategic opportunities and business scenarios as a part of its ongoing evaluation of the market and opportunities to strengthen its business. In connection with this ongoing evaluation, management of United Mortgage Trust and the board of trustees of United Mortgage Trust, including Christine “Cricket” Griffin, who, in addition to serving as the Chairman, Chief Executive Officer, President, Treasurer and Chief Financial Officer of United Mortgage Trust, is President of UMT Advisors, working together with the Advisor, began in late 2002 to evaluate its dependence upon certain key strategic partners to originate mortgage notes and contracts for deed in which it could invest. United Mortgage Trust’s management also began to evaluate whether or not United Mortgage Trust would be able to maintain its historical dividend rate under its current business plan. Management of United Mortgage Trust began to consider ways to combine its operations with those of its loan origination sources in order to promote the continuity and longevity of United Mortgage Trust’s mortgage investment business model. Management concluded that United Mortgage Trust could benefit from the additional cash flows generated by the lending and servicing activities of such a combined company.
      In late 2002, the founders of UMT Holdings, including Todd Etter, Craig Pettit, William Lowe, Christine “Cricket” Griffin, Timothy Kopacka, Melvin Horton, and Hollis Greenlaw, began to evaluate whether there would be cost savings and synergies if they consolidated the loan origination operations of South Central Mortgage, Inc., Ready America Funding, Capital Reserve Group and Ready Mortgage Corp., each of which did business with United Mortgage Trust, into a single entity. To that end, they formed UMT Holdings in March 2003, and each of the founders became a limited partner of UMT Holdings. Messrs. Etter and Greenlaw are also stockholders and directors of UMT Services, Inc., the general partner of UMT Holdings. The founders also assumed the officer positions of UMT Holdings and its subsidiaries set forth in “Management of UMT Holdings.”
      Several of the founders of UMT Holdings, including Ms. Griffin and Messrs. Etter, Kopacka, Pettit and Horton, also formed United Development Funding, L.P. (“UDF I”) in March 2003, to originate, purchase and hold for investment loans to developers for the acquisition and development of real property as single-family residential lots as well as to make equity investments in and provide credit enhancements to such developers. These individuals each became a limited partner of UDF I and held, in the aggregate, 50% of the limited partnership interests in UDF I. In connection with the formation of UMT Holdings, these individuals each contributed their limited partnership interests in UDF I to UMT Holdings. UDF I engaged UMTH Land Development, L.P., a wholly-owned subsidiary of UMT Holdings, as its asset manager. UMT Holdings and UDF, commenced operations in July 2003.
      Since the commencement of its operations, UMT Holdings has relied upon loans from United Mortgage Trust for capital to originate mortgage loans and conduct other business activities. Conversely, United Mortgage Trust has relied upon the businesses that now comprise UMT Holdings as its primary source of mortgage investments. Shortly after the founders of UMT Holdings began discussing the creation of UMT Holdings, they also began to evaluate whether or not it would be beneficial to combine their loan origination operations with the capital resources of United Mortgage Trust. Following the formation of UMT Holdings, the limited partners of UMT Holdings, including Ms. Griffin and Messrs. Etter, Pettit, Lowe, Kopacka, Horton and Greenlaw, authorized the UMT Services, Inc., general partner, to approach the trustees of United Mortgage Trust, including Ms. Griffin, Richard D. O’Connor, Jr., Paul R. Guernsey, Douglas R. Evans and Michele Cadwell, to determine the possible terms upon which UMT Holdings could acquire United Mortgage Trust.
      From March 2003 through August 2003, Mr. Etter and Mr. Greenlaw, officers of the general partner, met from time to time to formulate the terms of their proposal.
      On August 26, 2003, Todd Etter, the Chairman of UMT Holdings, and Hollis M. Greenlaw, the President and Chief Executive Officer of UMT Holdings, met with the board of trustees of United Mortgage Trust to discuss the possibility of a merger of UMT Holdings and United Mortgage Trust.

Shortly following that meeting, UMT Holdings informed United Mortgage Trust that it intended to make a formal merger proposal.
      In response to the information that UMT Holdings was preparing a merger proposal, on November 4, 2003 the United Mortgage Trust board of trustees formed an independent committee comprised of Richard D. O’Connor, Jr., Paul R. Guernsey and Douglas R. Evans, each an independent and disinterested trustee (the “Independent Committee”). The Independent Committee was given the authority to evaluate and negotiate the terms of any transaction with UMT Holdings on behalf of United Mortgage Trust, evaluate the fairness of the terms to the United Mortgage Trust shareholders who are not affiliated with UMT Holdings, and make a recommendation to the full board of trustees of United Mortgage Trust with respect to the transaction. In addition, the Independent Committee was authorized to review and evaluate other unsolicited inquiries from third parties interested in a business combination transaction with United Mortgage Trust and, as appropriate, provide information to, and enter into discussions with, such third parties in connection with any such inquiries.
      On November 4, 2003, Mr. Etter, acting on behalf of UMT Holdings, presented United Mortgage Trust with a written merger proposal. UMT Holdings initially proposed that each United Mortgage Trust shareholder at the time of the closing of the merger would receive in exchange for each share of beneficial interest in United Mortgage Trust, a senior subordinated note with a term of 10 years having an original principal amount of $21 and an annual interest rate of 9.5%, such interest to be payable monthly. The proposal contained other terms and could be amended at any time.
      On November 4, 2003, United Mortgage Trust issued a press release announcing that it had received a merger proposal from UMT Holdings.
      UMT Holdings’ proposal was contingent upon, among other things, (1) the negotiation, execution and delivery of a definitive agreement, (2) approval of the transaction by the Independent Committee, United Mortgage Trust’s full board of trustees and the United Mortgage Trust shareholders, (3) the United Mortgage Trust board of trustees’ receipt of a fairness opinion from its financial advisor, (4) the effectiveness of a registration statement with the SEC registering the notes and including a proxy statement soliciting the approval of the merger by the United Mortgage Trust shareholders, (5) obtaining applicable regulatory approvals, (6) obtaining any necessary third-party consents or waivers, and (7) other conditions, including UMT Holdings’ satisfaction with the results of its due diligence investigation and the amendment of the United Mortgage Trust Declaration of Trust to permit the merger.
      The Independent Committee immediately commenced interviewing financial advisory firms and independent legal counsel. On November 17, 2003, the Independent Committee retained Southwest Securities, Inc. to act as United Mortgage Trust’s financial advisor, and Haynes and Boone, LLP to act as its legal counsel.
      In November 2003, Southwest Securities, Haynes and Boone, United Mortgage Trust and UMT Holdings commenced their due diligence investigations, which continued until the merger agreement was signed. In December 2003, United Mortgage Trust and UMT Holdings executed a confidentiality agreement.
      During December 2003, the Independent Committee met with Mr. Etter and Mr. Greenlaw, Chairman and President, respectively, of UMT Services, Inc., UMT Holdings’ general partner, to discuss further the possibility of a business combination transaction involving United Mortgage Trust and UMT Holdings and the proposed terms of such a combination transaction. In these conversations, they reaffirmed that there was sufficient interest in a possible business combination transaction between United Mortgage Trust and UMT Holdings to continue their discussions and exchange information about the two companies. Through the meetings and negotiation process, representatives of UMT Holdings provided background information regarding UMT Holdings and its businesses to the Independent Committee and its financial advisors. Through August 2005, the Independent Committee, together with Southwest Securities, engaged in additional discussions with officers of the general partner during which they discussed their businesses, the prospects for the industry and the potential benefits of a combination. The

Independent Committee members met several times during the course of this period with United Mortgage Trust’s financial advisor, Southwest Securities, with independent counsel, Haynes and Boone, and with counsel for United Mortgage Trust, Butzel Long, PC, to discuss the terms and status of the negotiations with UMT Holdings.
      During the period from December 2003 through August 2005, the Independent Committee and UMT Holdings’ senior management, including Messrs. Etter and Greenlaw and Cara Obert, the Chief Financial Officer of UMT Holdings, and respective advisors met on numerous occasions to negotiate the terms of the potential business combination transaction. Numerous terms of the proposed merger and draft merger agreement were discussed, including the scope of the representations and warranties, covenants regarding each party’s obligation to procure all necessary regulatory approvals, closing conditions, the requirement to pay a termination fee if the merger agreement was terminated under specified circumstances and provisions relating to the rights and obligations of the parties in the event that United Mortgage Trust received an unsolicited alternative business combination proposal from a third party. In these discussions, United Mortgage Trust emphasized the importance of the merger agreement provisions it had requested regarding the circumstances in which United Mortgage Trust could solicit alternative business combination proposals and the requirement that United Mortgage Trust’s shareholders vote on the proposed merger with UMT Holdings. As part of their discussions of the terms of the merger agreement, United Mortgage Trust and UMT Holdings representatives addressed the following:

•	The challenges facing the industry and the benefits that might accrue to their respective organizations upon the combination of their operations;

•	The merger consideration;

•	The exchange ratio between the shares of beneficial interest in United Mortgage Trust and the Class A Debentures;

•	Provisions relating to mandatory and optional redemption of Class A Debentures;

•	The minimum amount of Class A Debentures that UMT Holdings would offer to redeem each quarter;

•	The financial performance of United Mortgage Trust and UMT Holdings;

•	The cumulative return offered to holders of Class A Debentures;

•	The priority and subordination of Class A Debentures;

•	Corporate governance of UMT Holdings;

•	Covenants in the Indenture governing the Class A Debentures that would restrict UMT Holdings’ operations;

•	Limitations on UMT Holdings’ senior debt;

•	Subordination of certain future debt and equity issuances of UMT Holdings to the Class A Debentures;

•	Restrictions on payments to holders of UMT Holdings subordinated securities;

•	The terms and covenants of the Class A Debentures, including minimum interest payments;

•	The maximum additional leverage UMT Holdings could incur;

•	Events of default and default remedies;

•	Compounding of interest on any accrued, unpaid interest payments due to the holders of the Class A Debentures;

•	The timing of the merger;

•	Registration under the Securities Act of 1933, as amended, or the Securities Act, and transferability of the Class A Debentures;

•	Required regulatory and shareholder approvals;

•	Required communications to holders of the Class A Debentures;

•	Tax treatment of the merger;

•	Assumption of existing United Mortgage Trust debt;

•	Representations and warranties of each party;

•	Required amendments to the United Mortgage Trust Declaration of Trust;

•	Termination of United Mortgage Trust’s advisory contract with the Advisor;

•	Treatment of outstanding options to purchase shares of beneficial interest in United Mortgage Trust;

•	Costs associated with the transaction and parties responsible for paying such costs;

•	Rights to solicit and entertain competing offers; and

•	Rights of United Mortgage Trust and UMT Holdings to terminate the merger agreement.
      In February 2004, Gibson, Dunn & Crutcher LLP, outside legal counsel to UMT Holdings, provided a draft merger agreement and indenture to the Independent Committee and its legal and financial advisors. The draft merger agreement provided that each share of beneficial interest in United Mortgage Trust would be exchanged in the merger for a senior subordinated note issued by UMT Holdings having an original principal amount of $21.
      On February 18, 2004, the Independent Committee met with Southwest Securities and Haynes and Boone and Southwest Securities presented an analysis of the financial terms of the proposed transaction and provided the Independent Committee certain recommendations concerning the financial terms of the transaction.
      On March 3, 2004, the Independent Committee, through its legal advisors, provided UMT Holdings with extensive comments on UMT Holdings’ merger proposal, including a request to increase the merger consideration for each share of beneficial interest in United Mortgage Trust from a senior subordinated note having an original principal amount of $21 to a senior subordinated note having an original principal amount of $22. On March 13, 2004, Mr. Greenlaw notified the Independent Committee and its advisors that UMT Holdings would not increase the original principal amount of the merger consideration from $21 to $22.
      On March 16, 2004, the Independent Committee, through its financial advisor, Southwest Securities, informed Mr. Etter that Southwest Securities had indicated that, because many significant terms of the merger agreement and the merger consideration had not been finalized, it would not at that time be able to conclude its analysis of whether the merger consideration proposed by UMT Holdings in its November 4, 2003 proposal, was fair, from a financial point of view, to the holders of shares of beneficial interest in United Mortgage Trust.
      On March 19, 2004, the Independent Committee, its financial and legal advisors, and Mr. Etter and Mr. Greenlaw, on behalf of UMT Holdings, and their legal advisors, met at the Dallas offices of the Independent Committee’s legal advisor to discuss the proposed terms of the merger. At this meeting, the participants discussed several modifications to the proposed terms of the merger consideration. These modifications pertained to changing the form of the merger consideration from a senior subordinated note to a preferred equity security, the terms of the consolidated coverage and leverage ratios that UMT Holdings would be required to maintain, limitations on UMT Holdings’ ability to incur debt senior to the senior subordinated notes and to make restricted payments, the consequences of a change of control of UMT Holdings, the representations and warranties included in the merger agreement and

UMT Holdings’ rights to redeem the senior subordinated notes at its option, among others. The Independent Committee also proposed that UMT Holdings establish a formal repurchase program under which UMT Holdings would offer to repurchase a minimum amount of senior subordinated notes each quarter equal to the greater of (1) 50% percent of the net proceeds from UMT Holdings’ sale of subordinated debt or (2) $1.25 million.
      The increased liquidity of the combined company could allow it to offer increased liquidity to the United Mortgage Trust shareholders. Although the principal amount of Class A Debentures that the combined company would be able to purchase in any year would be limited to 10% of the outstanding Class A Debentures at the beginning of the year in order for the combined company to preserve its status as a limited partnership for federal income tax purposes, this amount would represent a greater amount of securities than United Mortgage Trust was authorized to repurchase under its share redemption plan (up to 5% of its shares of beneficial interest outstanding in each calendar year). United Mortgage Trust repurchased 39,047, 80,002, 323,717, 199,541 and 155,275 shares in 2001, 2002, 2003, 2004 and 2005, respectively, representing 1.17%, 2.05%, 4.33%, 2.60% and 1.98%, respectively, of the weighted average shares outstanding for each such year.
      Throughout the Spring of 2004, United Mortgage Trust and UMT Holdings engaged in further discussions and continued due diligence with respect to the proposed merger.
      At a May 28, 2004 meeting of the Board of Trustees, Mr. Etter updated the trustees on the status of the merger. The results of operations for United Mortgage Trust and UMT Holdings were not meeting previously projected results. United Mortgage Trust’s earnings per share had declined since August 2003, the time UMT Holdings first considered the UMT Holdings’ offer which contemplated exchanging a senior subordinated UMT Holdings note having an original principal amount of $21 for each share of beneficial interest in United Mortgage Trust. In addition, since August 2003, dividends paid per share per month decreased by $0.0199, or 15.1%, from $0.1316 per share per month to $0.1117 per share per month. United Mortgage Trust and UMT Holdings agreed to continue with the due diligence process and to continue to review the performance of UMT Holdings and United Mortgage Trust in the context of pursuing the proposed merger.
      In August of 2004, Mr. Etter and Mr. Greenlaw had further discussions with the Independent Committee and Southwest Securities about the terms of the merger consideration and United Mortgage Trust’s and UMT Holdings’ operating performance. On August 17, 2004, Mr. Etter and Mr. Greenlaw had a telephone conversation with Southwest Securities to discuss their concerns with regard to the merger consideration and the financial covenants proposed by the Independent Committee. In that telephone call, the parties discussed revising the terms of the merger to replace the senior subordinated note to be issued as the merger consideration with a 10-year senior preferred security in an original principal amount of $20 and an annual interest rate of 8.5%, payable monthly. The parties agreed that the merger consideration would have a lower interest rate and principal amount due to the reduction in United Mortgage Trust’s earnings per share and the corresponding dividends being paid by United Mortgage Trust. Additionally, Mr. Etter, Mr. Greenlaw and their legal advisor spoke with the Independent Committee and Southwest Securities regarding the terms of the proposed senior preferred security, including the maturity date and default remedies. Mr. Etter and Mr. Greenlaw determined that they would discuss the contents of their conversation with the Independent Committee and Southwest Securities and with their own advisors, and the Independent Committee and Southwest Securities determined that they would evaluate the terms of the proposed senior preferred security based on present market yields. On August 20, 2004, Mr. Etter sent Southwest Securities a draft revised term sheet that contemplated replacing the senior subordinated note to be issued as the merger consideration with a 10-year senior preferred security in an original principal amount of $20 and an annual dividend rate of 8.5%, payable monthly.
      During the first week of October 2004, Mr. Etter and Mr. Greenlaw spoke with the Independent Committee and Southwest Securities several times regarding the terms of the senior preferred security, including restrictive covenants, maturity date, interest rate and mandatory redemption features. On October 8, 2004, Mr. Etter provided the Independent Committee and Southwest Securities and their legal advisors with a revised term sheet providing that the merger consideration would be a 10-year senior preferred security having an original principal amount of $20 and an annual interest rate of 8.5%, payable monthly, for each share of beneficial interest in United Mortgage Trust.
      Throughout October 2004, the Independent Committee had several telephone conversations with representatives of Haynes and Boone and Southwest Securities apprising it of the terms and status of the proposed transaction and seeking information about the manner in which the proposed acquisition was progressing. On October 21, 2004, Southwest Securities presented an analysis of the financial terms of the proposed transaction to the Independent Committee and its legal advisors.
      On October 29, 2004, Southwest Securities spoke with Mr. Etter and Mr. Greenlaw and reported that they had discussed the revised term sheet with the Independent Committee and its legal advisors. The Independent Committee requested that UMT Holdings update its pro forma financial information to reflect compliance with certain covenants included in the terms of the preferred security, and the Independent Committee provided comments to Mr. Etter and Mr. Greenlaw with respect to the revised term sheet of October 8, 2004.
      Throughout November 2004, the Independent Committee had several telephone conversations with representatives of Haynes and Boone and Southwest Securities apprising it of the terms and status of the proposed transaction and seeking information about the manner in which the proposed acquisition was progressing.
      On November 29, 2004, Mr. Greenlaw distributed to the Independent Committee and its legal and financial advisors, revised drafts of the merger agreement and the Designation of Class A Senior Cumulative Preferred Partnership Security of UMT Holdings, L.P.
      On December 10, 2004, the Independent Committee had a meeting with the representatives of Haynes and Boone and Southwest Securities apprising the Independent Committee of the terms and status of the proposed transaction.
      On December 14, 2004, the Independent Committee’s legal counsel provided comments with respect to such documents on behalf of the Independent Committee to UMT Holdings.
      On January 3, 2005, Southwest Securities discussed with Mr. Etter proposed changes to the restrictive covenants to which UMT Holdings would be bound, including UMT Holdings’ proposal (1) to eliminate a proposed restriction on UMT Holdings’ ability to repay the Class B Debentures and (2) to decrease the consolidated coverage ratio.
      Throughout January 2005, the Independent Committee had several telephone conversations with representatives of United Mortgage Trust’s financial advisor apprising it of the terms and status of the proposed transaction and seeking information about the manner in which the proposed acquisition was progressing.
      On January 14, 2005, officers of UMT Holdings’ general partner reviewed the proposed transaction, including an overview of United Mortgage Trust, material terms of the draft merger agreement, valuation parameters, due diligence findings and other matters. Prior to this meeting, the general partner’s board of directors was provided with materials, including a detailed analysis of United Mortgage Trust and the transaction and a draft of the merger agreement. The general partner expressed its support for the transaction and expressed its desire to finalize the terms and definitive documentation for the transaction.
      On January 14, 2005, Gibson, Dunn & Crutcher provided a draft of the merger agreement and the Designation of Class A Senior Cumulative Preferred Partnership Security of UMT Holdings to the Independent Committee and its outside legal counsel.
      On January 19, 2005, at a special telephonic meeting, the Independent Committee and its outside legal and financial advisors discussed the terms and status of the possible transaction with UMT Holdings, including due diligence matters and discussions of the draft merger agreement. They discussed current prospects for and assumptions relating to UMT Holdings’ business model, economic growth, trends in the markets in which UMT Holdings operates and the mix of UMT Holdings’ products and services. Southwest Securities then discussed with the Independent Committee various financial considerations related to the UMT Holdings merger proposal including restrictive covenants, events of default, remedies in the event of default and liquidity provisions. The Independent Committee then discussed the principal terms of the draft merger agreement. Haynes and Boone, the Independent Committee’s outside legal counsel, reviewed the duties of the Independent Committee.
      On January 19, 2005, the Independent Committee and its representatives provided comments on the draft merger agreement to UMT Holdings and its representatives requesting, among other things, that UMT Holdings be subject to stricter requirements to make payments on the preferred security and more severe default remedies.
      In February 2005, Haynes and Boone, legal counsel to the Independent Committee, and to UMT Holdings expressed their view that, based on the terms of the preferred security negotiated by the parties and the requirements of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, the preferred security should be issued under an indenture and registered with the SEC under the Trust Indenture Act. As a result, the parties agreed to issue the security under an indenture and rename the security as a “Class A Senior Subordinated Debenture.”
      On February 22, 2005, Gibson, Dunn & Crutcher distributed an initial draft of the Indenture governing the Class A Debentures and a revised draft of the merger agreement to Haynes and Boone. In early March 2005, a meeting was held between the Independent Committee and certain representatives of Haynes and Boone and Southwest Securities at which meeting the parties discussed the draft transaction documents and reviewed the new draft Indenture. On March 9, 2005, Haynes and Boone distributed the Independent Committee’s comments on the Indenture and merger agreement to Gibson, Dunn & Crutcher. On March 21, 2005, representatives of the Independent Committee, UMT Holdings, Southwest Securities, Haynes and Boone and Gibson, Dunn & Crutcher held a telephonic meeting to discuss these comments, including the ability of UMT Holdings to incur additional debt and the circumstances under which debenture holders would be able to require UMT Holdings to redeem the Class A Debentures.
      During the period from March through August 2005, representatives of Haynes and Boone and Gibson, Dunn & Crutcher negotiated the remaining open issues regarding the terms of the Indenture. In early March, 2005, Gibson, Dunn & Crutcher received comments from Haynes and Boone and Butzel Long, legal counsel to the Independent Committee and to United Mortgage Trust, respectively, relating to the drafts of the merger agreement and the Indenture governing the Class A Debentures. Through the end of March and during April and May 2005, representatives from Gibson, Dunn & Crutcher, Haynes and Boone and Butzel Long negotiated various terms of the merger agreement and the Indenture on behalf of their respective clients.
      On June 23, 2005, at a special telephonic meeting of the Independent Committee, Mr. Guernsey reviewed with the other members of the Independent Committee recent activities and discussions with UMT Holdings in the past weeks and discussed the status of the previously remaining open issues and the proposed timing if a transaction with UMT Holdings was to be approved. Prior to this meeting, the Independent Committee was provided with materials, including a detailed analysis of UMT Holdings and the transaction and drafts of the Indenture and the merger agreement. Haynes and Boone, the Independent Committee’s outside legal counsel, reviewed with the Independent Committee its duties and then reviewed with the Independent Committee in detail information regarding the proposed transaction, including a comprehensive overview of the key terms of the Indenture and the merger agreement, and related benefits arrangements, regulatory and other matters. The Independent Committee, together with the Independent Committee’s outside legal counsel, Haynes and Boone, then discussed certain regulatory issues.
      On June 30, 2005, Southwest Securities presented to the Independent Committee an analysis of the financial terms of the proposed transaction. At the June 30 meeting, the Independent Committee discussed extensively with Haynes and Boone the advisability and, with both Haynes and Boone and Southwest Securities, the feasibility of conducting a market check by soliciting third parties to determine if they would be interested in a business combination transaction with United Mortgage Trust and, if so, on what terms (including the estimate of what a market check would cost), to help determine if the merger was on terms and conditions not less favorable to United Mortgage Trust than those available from unaffiliated third parties. The Independent Committee talked with Mr. Etter and determined that, other than the merger proposal from UMT Holdings, United Mortgage Trust had not received any inquiries regarding a potential business combination transaction with United Mortgage Trust during the past five years. The Independent Committee also noted that since United Mortgage Trust publicly announced the proposed merger with UMT Holdings on November 4, 2003, United Mortgage Trust had not received any indication of interest from a third party regarding a potential business combination transaction with United Mortgage Trust. As a result, the Independent Committee decided it would not be a prudent use of United Mortgage Trust’s resources to conduct a market check.
      The Independent Committee authorized counsel to seek to finalize the terms and appropriate documentation for the transaction. In July 2005, Gibson, Dunn & Crutcher distributed revised drafts of the Indenture and merger agreement.
      During July 2005, representatives from United Mortgage Trust, UMT Holdings and their respective legal counsel negotiated terms of the Indenture relating to UMT Holdings’ ability to incur additional debt, including UMT Holdings’ ability to issue additional Class B Debentures, and whether or not UMT Holdings’ obligations under the Class A Debentures would be secured by a security interest in the same collateral pledged to the holders of Class B Debentures. In mid-July 2005, the parties agreed that UMT Holdings would not issue additional Class B Debentures, the Class A Debentures would not be secured and that all debt UMT Holdings incurred after the merger, other than permitted debt under the Indenture, would be expressly subordinated to the Class A Debentures and that all such future debt would not be secured by collateral unless the Class A Debentures were also secured by such collateral. Drafts of the merger agreement and Indenture reflecting these terms were distributed by Gibson, Dunn & Crutcher in mid-July 2005.
      In August 2005, the board of directors of the general partner reviewed the final terms of the proposed transaction and the Class A Debentures and adopted resolutions approving the merger, the merger agreement and related matters, including an amendment to the UMT Holdings’ partnership agreement previously approved by the limited partners of UMT Holdings, to specifically authorize UMT Holdings to enter into the Indenture and issue the Class A Debentures.
      On September 1, 2005, Southwest Securities presented to the Independent Committee an analysis of the financial terms of the proposed transaction. Later that day, at a meeting of the full board of trustees of United Mortgage Trust, the Independent Committee reviewed the proposed terms of the transaction, and Haynes and Boone along with United Mortgage Trust’s outside legal and financial advisors discussed the status of the UMT Holdings transaction. Southwest Securities delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 1, 2005, that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration to be received by the unaffiliated shareholders of United Mortgage Trust pursuant to the merger is fair from a financial point of view to such holders. At the conclusion of this meeting, the Independent Committee determined that the merger is advisable on substantially the terms and conditions set forth in the merger agreement and is in the best interests of United Mortgage Trust and its shareholders, determined that the merger is (a) fair and reasonable to United Mortgage Trust and the shareholders and (b) at least as favorable as any comparable transaction made on an arms length basis and known to the trustees and recommended the approval of the merger to the Board of Trustees. The Board of Trustees unanimously approved the merger agreement on September 1, 2005.
      Following such meeting, on September 1, 2005, United Mortgage Trust and UMT Holdings executed the merger agreement.
      On September 1, 2005, UMT Holdings and United Mortgage Trust publicly announced the execution of the merger agreement.

      In January 2006, United Mortgage Trust and UMT Holdings agreed to amend the merger agreement to remove the requirement that United Mortgage Trust pay a termination fee to United Mortgage Trust if the merger agreement is terminated, among other things, because United Mortgage Trust entered into an agreement with respect to a competing transaction. The first amendment to the merger agreement was approved by the board of directors of the general partner on February 1, 2006. The first amendment to the merger agreement was approved by the board of trustees of United Mortgage Trust by unanimous written consent effective as of February 1, 2006. The parties executed the first amendment to the merger agreement as of February 1, 2006.
      The Independent Committee determined that a business combination with UMT Holdings represented a better long-term strategic opportunity for United Mortgage Trust and its shareholders than continuing to operate as a REIT. In reaching this decision, the Independent Committee considered during the course of its committee meetings and meetings with its independent financial advisors and legal advisors a number of factors, including, without limitation, (1) the financial terms of the proposal and the expected strategic, financial and operational long-term benefits of the proposed transaction, (2) the likelihood of closing of the transactions (particularly in connection with obtaining required regulatory approvals), (3) the likelihood of successfully integrating United Mortgage Trust with UMT Holdings, (4) the increase in leverage of the combined company as a result of the proposed merger, (5) the increase in the portion of the business of the combined company in the land development sector, (6) the restrictive regulations governing the Real Estate Investment Trust structure of United Mortgage Trust as compared to the more flexible partnership structure of UMT Holdings and (7) the shareholder profile of UMT Holdings, including, in particular, the existence of substantially full subordination of all other classes of security interests in UMT Holdings to the merger consideration to be received by the United Mortgage Trust shareholders. In arriving at the merger consideration to be paid to United Mortgage Trust’s shareholders, the parties desired to provide a monthly payment at or above current dividend levels, and liquidity commensurate with or superior to the current United Mortgage Trust share repurchase plan. The amount of the merger consideration was determined by arms length negotiation between the parties. In connection with the merger consideration, the Independent Committee obtained a fairness opinion, dated as of September 1, 2005, from its independent financial advisors, Southwest Securities, that as of the date of the opinion, the merger consideration is fair from a financial point of view to the unaffiliated shareholders of United Mortgage Trust. In this negotiation, the parties determined that a premium over United Mortgage Trust’s current dividend would be the basis for the rate of the Class A Debenture payment. Each party took into account, respectively, the factors described under “UMT Holdings’ Reasons for the Merger” and “United Mortgage Trust’s Reasons for the Merger and Board of Trustees Recommendation” in determining the merger consideration that would be in the best interests of its shareholders. The exchange ratio was ultimately set based on the formula of the negotiated transaction share price of $20. The formula used to determine the exchange ratio was the historic United Mortgage Trust Share Repurchase price, which has been $20 per share (for shares owned for at least two years) since the repurchase plan was implemented.
UMT Holdings’ Reasons for the Merger
      In approving the merger and the merger agreement, the board of directors of the general partner considered a number of factors, including, without limitation, the facts discussed in the following paragraphs. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the general partner’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The board of directors viewed its position and recommendations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of UMT Holdings’ reasons for the merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Note Regarding Forward-Looking Statements” beginning on page 65.

      In reaching its decision, the general partner’s directors consulted with UMT Holdings key employees with respect to strategic and operational matters and with legal counsel with respect to the merger agreement.
      The general partner’s board of directors identified a number of potential benefits of the merger that it believes will contribute to the success of the combined enterprise. These potential benefits include:

•	the combination of United Mortgage Trust’s capital resources with UMT Holdings’ mortgage and development loan origination and servicing operations;

•	the experience and strength of United Mortgage Trust’s management and advisory team; and

•	the opportunity to realize cost savings through potential operational synergies by combining, for example, the audit, transfer agent, capital raising and reporting functions of United Mortgage Trust and UMT Holdings.
      The general partner’s board of directors also considered the structure of the transaction and the terms of the merger agreement, including:

•	the merger consideration to be paid to United Mortgage Trust’s shareholders;

•	the representations and warranties of United Mortgage Trust and UMT Holdings;

•	the covenants of United Mortgage Trust and UMT Holdings;

•	the conditions required to be satisfied or waived, if permissible, prior to completion of the merger;

•	the rights of United Mortgage Trust or UMT Holdings to terminate the merger agreement in specified circumstances; and

•	the terms relating to competing third party offers, including (1) the limitations on the ability of United Mortgage Trust to solicit offers for competing business combination proposals, (2) the requirement that United Mortgage Trust’s shareholders vote on the approval of the merger even if United Mortgage Trust’s board of trustees withdraws its recommendation of the merger and (3) UMT Holdings’ right to have its expenses reimbursed if the merger agreement is terminated under other circumstances.
      The general partner’s board of directors also identified and considered a number of uncertainties and risks. Those negative factors included:

•	the risk that the potential benefits of the merger might not be realized;

•	the risk that the merger may not be completed;

•	the challenges, costs and risks of integrating the business of United Mortgage Trust and UMT Holdings and the potential disruption that may be associated with the merger;

•	the diversion of management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the conditions to the merger agreement requiring receipt of regulatory consents and approvals; and

•	various other applicable risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 51.
      The general partner’s board of directors weighed the benefits, advantages and opportunities against the challenges inherent in the combination of two businesses and the possible resulting diversion of management attention for an extended period of time. The board of directors realized that there can be no assurance about future results of the combined company, including results expected or considered in the factors listed above. However, the board of directors concluded that the potential benefits outweighed the potential risks of consummating the merger.

      After taking into account these and other factors, the board of directors of the general partner unanimously determined that the merger agreement and the transactions contemplated thereby were fair to, and in the best interests of, UMT Holdings and its limited partners and approved and authorized the merger agreement and the transactions contemplated thereby, including the merger.
United Mortgage Trust’s Reasons for the Merger and Board of Trustees’ Recommendation
      In approving and authorizing the merger and the merger agreement, the Independent Committee of the board of trustees of United Mortgage Trust, considered a number of factors, including, without limitation, the factors discussed in the following paragraphs. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the Independent Committee did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Independent Committee viewed its position and recommendations as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Independent Committee may have given different weight to different factors. This explanation of United Mortgage Trust’s reasons for the merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Note Regarding Forward-Looking Statements” beginning on page 65.
      In reaching its decision, the Independent Committee consulted with legal counsel Haynes and Boone and its financial advisor Southwest Securities with respect to the merger agreement.
     Purposes of the Merger
      The purposes of the merger are to:

•	Consolidate in one entity the loan origination and capital components of both United Mortgage Trust and UMT Holdings.

•	Promote the continuity and longevity of the United Mortgage Trust business investment model by capturing the mortgage origination companies upon which United Mortgage Trust currently depends for loan production.

•	Diversify United Mortgage Trust’s investment structure and help ensure its capital is fully and prudently invested.

•	Take advantage of economies in entity administration, investor relations and public reporting functions.
     Reasons for the Structure of the Merger
      The Independent Committee chose to structure the business combination transaction between United Mortgage Trust and UMT Holdings as a merger of United Mortgage Trust with and into UMT Holdings, with Class A Debentures issued to the holders of shares of beneficial interest in United Mortgage Trust, for the following reasons:

•	The combined company will no longer be organized as a REIT or subject to the operating restrictions to which a REIT must adhere in order to maintain the tax benefits of being classified as a REIT.

•	UMT Holdings’ limited partnership structure will allow the combined company to conduct a trade or business, notably origination of real estate secured loans, prohibited under the REIT structure, while continuing to benefit from the pass-through tax treatment of the partnership structure.

•	The merger would eliminate restrictions on the use of leverage imposed on United Mortgage Trust under the REIT structure, which restrictions, in the current low interest rate environment, make it difficult for United Mortgage Trust to maintain its historic yield without greater use of lower cost funds.
     Other Factors
      The Independent Committee also identified a number of factors resulting from the merger that it believes will contribute to the success of the combined enterprise. These factors include, but are not limited to, the following, none of which was determinative:

•	The merger of United Mortgage Trust and UMT Holdings will obviate some of the potential conflicts of interest arising from the fact that some individuals and entities hold management positions in, and ownership interests of, both United Mortgage Trust and UMT Holdings.

•	United Mortgage Trust will no longer require the services of the Advisor and will be able to partially eliminate the costs relating to United Mortgage Trust’s advisory, loan sourcing and capital sourcing functions.

•	The combined company will have a larger staff of financial professionals than United Mortgage Trust has, which the Independent Committee believed would address some of the material weaknesses in internal control over financial reporting identified by United Mortgage Trust’s independent registered public accounting firm during its audit of the company’s financial statements for the year ended December 31, 2004.
      The Independent Committee also identified several factors resulting from the merger and issuance of the Class A Debentures that it believed would be beneficial to the shareholders of United Mortgage Trust. These factors include, but are not limited to, the following:

•	The combined company will be obligated to make monthly interest payments on the Class A Debentures prior to distributing profits to the partners of the combined company.

•	The Class A Debentures will accrue interest at a fixed rate of return which, unlike the dividends paid by United Mortgage Trust, will not fluctuate based on current earnings.

•	The repurchase program to be instituted by the combined company should offer increased liquidity for investors because UMT Holdings will be authorized to repurchase a greater amount of securities than United Mortgage Trust was authorized to repurchase under its share redemption plan. United Mortgage Trust repurchased 4.77%, 3.42% and 2.24% of the weighted average shares outstanding in 2003, 2004 and 2005, respectively.

•	UMT Holdings must pay a premium on Class A Debentures it elects to redeem prior to maturity.
      The Independent Committee also identified and considered a number of material uncertainties and risks. Those negative factors include, but are not limited to, the following, none of which was determinative:

•	the risk that the potential benefits of the merger might not be realized;

•	the risk that the merger may not be completed;

•	the timing of receipt and the terms of approvals from government entities, including the possibility of delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in the approvals;

•	the challenges, costs and risks of integrating the business of United Mortgage Trust and UMT Holdings and the potential disruption that may be associated with the merger;

•	the diversion of management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the conditions to the merger agreement requiring receipt of certain regulatory consents and approvals; and

•	various other applicable risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 51.
      In addition, the Independent Committee consulted with Southwest Securities and Haynes and Boone and carefully considered the following material factors, none of which was determinative:

•	the terms and conditions of the merger agreement, including the right under specified conditions to terminate the merger agreement if the committee or the Board of Trustees withdraws, or resolves to withdraw, its approval or recommendation of the merger agreement and the merger;

•	the likelihood that the transactions contemplated by the merger agreement would be successfully completed;

•	review and analysis of UMT Holdings’ business, financial condition, earnings, risks and prospects;

•	comparisons of historical financial measures for United Mortgage Trust and UMT Holdings, including earnings, return on capital and cash flow and comparisons of historical operational measures for United Mortgage Trust and UMT Holdings;

•	current industry, economic and market conditions and their potential effect on the shareholders of United Mortgage Trust and on UMT Holdings’ business and strategies; and

•	the interests that some of the executive officers, directors and employees of United Mortgage Trust may have with respect to the merger.
      The Independent Committee weighed the benefits, advantages and opportunities against the challenges inherent in the combination of two businesses and the possible resulting diversion of management attention for an extended period of time. The Independent Committee realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Independent Committee concluded that the potential benefits outweighed the potential risks of consummating the merger.
      After taking into account these and other factors, engaging in due diligence and negotiations with UMT Holdings, asking numerous questions of management and representatives of both UMT Holdings and United Mortgage Trust, and consulting with financial and legal counsel, the Independent Committee unanimously determined that the positive factors of the merger to United Mortgage Trust and its shareholders substantially outweighed the risks related to the merger, and the Independent Committee determined that the merger is advisable on substantially the terms and conditions set forth in the merger agreement and is in the best interests of United Mortgage Trust and its shareholders, determined that the merger is (a) fair and reasonable to United Mortgage Trust and the shareholders, (b) fair to the unaffiliated shareholders and (c) at least as favorable as any comparable transaction made on an arms length basis and known to the trustees and recommended the approval of the merger to the Board of Trustees.
Opinion of United Mortgage Trust’s Financial Advisor
      United Mortgage Trust retained Southwest Securities to act as exclusive financial advisor to the Independent Committee and requested that Southwest Securities evaluate the fairness, from a financial point of view, to the unaffiliated shareholders of the merger consideration provided in the merger. On September 1, 2005, at a meeting of the Independent Committee, Southwest Securities delivered a report and oral opinion to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the merger consideration of one Class A Debenture for each share of United Mortgage Trust beneficial interest was fair, from a financial point of view, to the unaffiliated shareholders of United Mortgage Trust. This opinion was confirmed by delivery of a written opinion dated September 1, 2005 the date of the merger agreement.

      In arriving at its opinion, Southwest Securities:

•	reviewed the merger agreement;

•	reviewed and analyzed certain publicly available financial and other data with respect to United Mortgage Trust and UMT Holdings and certain other relevant historical operating data relating to United Mortgage Trust and UMT Holdings made available to Southwest Securities from published sources and from the internal records of United Mortgage Trust and UMT Holdings;

•	conducted discussions with members of the senior management of United Mortgage Trust and UMT Holdings with respect to the business prospects and financial outlook of United Mortgage Trust and UMT Holdings and the combined company;

•	compared certain financial information for United Mortgage Trust with similar information for certain other companies, the securities of which are publicly traded;

•	reviewed the financial terms, to the extent publicly available, of selected precedent transactions which Southwest Securities deemed generally comparable to this transaction; and

•	conducted such other financial studies, analyses and investigations and considered such other information as Southwest Securities deemed appropriate.
      With respect to the data and discussions relating to the business prospects and financial outlook of United Mortgage Trust and UMT Holdings, Southwest Securities assumed that such data had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of United Mortgage Trust and UMT Holdings as to the future financial performance of UMT Holdings and the combined company and that UMT Holdings and the combined company’s financial performance will be substantially in accordance with such financial data and estimates. Southwest Securities further relied on the assurances of senior management of United Mortgage Trust and UMT Holdings that they are unaware of any facts that would make such business prospects and financial outlooks incomplete or misleading. The business prospects and financial outlook are based upon numerous variables and assumptions that are inherently uncertain, including without limitation, factors relating to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the business prospects and financial outlook reviewed by Southwest Securities. The projections provided by UMT Holdings to Southwest Securities included a financial model showing UMT Holdings’ projected results of operations for the remainder of the then current calendar year and following two years, based on assumptions regarding, among other things, the date of completion of the merger, estimated cost savings and operating efficiencies resulting from the merger and the amount and performance of United Mortgage Trusts’ assets.
      In rendering its opinion, Southwest Securities assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to it by United Mortgage Trust and UMT Holdings (including, without limitation, the financial statements and related notes of United Mortgage Trust and UMT Holdings), and did not assume responsibility for independently verifying and did not independently verify such information. Southwest Securities has not assumed any responsibility to perform, and has not performed, an independent evaluation or appraisal of any of the respective assets or liabilities (contingent or otherwise) of UMT Holdings, and it has not been furnished with any such valuations or appraisals. In addition, Southwest Securities has not assumed any obligation to conduct, and has not conducted, any physical inspection of the property or facilities of UMT Holdings. Additionally, Southwest Securities was not asked and did not consider the possible effects of any litigation or other legal claims. Southwest Securities also assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any regulatory restrictions, conditions, amendments or modifications.
      Southwest Securities’ opinion is subject to the assumptions and conditions set forth in the opinion, speaks only as of the date of the opinion, is based on the conditions as they exist and information which Southwest Securities has been supplied as of the date of the opinion, and is without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after the date of the opinion.
      The opinion does not address the merits of the underlying decision by United Mortgage Trust to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which United Mortgage Trust might engage. Southwest Securities was not authorized to solicit, and did not solicit, other potential parties with respect to a business combination with United Mortgage Trust.
      The opinion addresses solely the fairness of the merger consideration to be paid pursuant to the merger agreement, and does not address any other terms or agreement relating to the merger or any other matters pertaining to United Mortgage Trust. Southwest Securities did not express any opinion in its opinion as to the prices or price ranges at which the shares of beneficial interest have traded or may trade in the future.
      THE FULL TEXT OF SOUTHWEST SECURITIES’ WRITTEN OPINION DATED SEPTEMBER 1, 2005, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT/ PROSPECTUS AS ANNEX B AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. SOUTHWEST SECURITIES’ OPINION RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED MERGER. THE SUMMARY OF SOUTHWEST SECURITIES’ OPINION INCLUDED IN THIS DOCUMENT IS QUALIFIED BY REFERENCE TO THE FULL TEXT OF THE OPINION.
      In preparing its opinion, Southwest Securities performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is difficult to summarize. Accordingly, Southwest Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
      In its analyses, Southwest Securities considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion. Many of these factors are beyond the control of United Mortgage Trust. No company, transaction or business used in those analyses as a comparison is identical to United Mortgage Trust or the proposed merger, nor is an evaluation of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.
      The estimates contained in Southwest Securities’ analyses and the valuation ranges resulting from any particular analysis do not necessarily reflect actual values or future results or values and may be subject to rounding. Those values may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.
      Southwest Securities’ opinion and analyses were only one of many factors considered by the Independent Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Independent Committee, the board of trustees or management of United Mortgage Trust with respect to the merger consideration or the proposed merger.
      The following is a summary of the material financial analyses that Southwest Securities performed in connection with the rendering of its opinion dated September 1, 2005. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND THESE FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF SOUTHWEST SECURITIES’ FINANCIAL ANALYSES.
      General Observations. Southwest Securities observed that the shares of beneficial interest in United Mortgage Trust have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, but are not listed or admitted to trading on a securities exchange or quoted on an automated quotation system or other market. There has never been an established public trading market in the United Mortgage Trust shares of beneficial interest. It further is not anticipated that a trading market is likely to develop in the near future, therefore holders of United Mortgage Trust shares of beneficial interest have limited liquidity. Additionally, the Class A Debentures will be a newly issued security that has not and will not likely have an established public trading market in the future. The Class A Debentures will not be listed or admitted to trading on a securities exchange or quoted on an automated system or other market. Further, holders of Class A Debentures may not transfer the Class A Debentures without the consent of the general partner of UMT Holdings. As a result of these transfer restrictions, a public trading market for the Class A Debentures is not expected to develop.
      Southwest Securities observed that while both the shares of beneficial interest in United Mortgage Trust and the Class A Debentures do not and will not likely have a public market, Southwest Securities did not consider the Class A Debentures to have other illiquidity characteristics similar to the shares of beneficial interest. Southwest Securities chose not to apply similar liquidity discounts to the implied values of the Class A Debentures (which is discussed in the section titled “Evaluation of Merger Consideration”) because there are several features of the Class A Debentures that Southwest Securities believed would provide holders of the Class A Debentures with more liquidity than is available to holders of United Mortgage Trust’s shares of beneficial interest. These features include the following: (1) the Class A Debenture Repurchase Program requires UMT Holdings to repurchase, up to a current maximum of 10% of the outstanding Class A Debentures per annum, each quarter that number of Class A Debentures with an aggregate principal amount (together with accrued and unpaid interest) equal to the greater of (a) 50% of the net cash proceeds received by UMT Holdings from the sale of its capital stock and from the sales of any debt or equity securities of UMT Holdings in the preceding fiscal quarter and (b) $1.25 million (unlike United Mortgage Trust’s voluntary share redemption program, UMT Holdings will be contractually obligated to maintain the Class A Debenture Repurchase Program); (2) the right of the holders of Class A Debentures to require UMT Holdings to redeem the Class A Debentures upon specified defaults; and (3) the right of the holders of Class A Debentures to require UMT Holdings to redeem the Class A Debentures upon a change of control.
      Selected Companies Analysis. As noted above, there is no established public trading market for shares of beneficial interest in United Mortgage Trust. Southwest Securities undertook the following analysis in order to determine the equity value of shares of beneficial interest in United Mortgage Trust implied by the equity values of other publicly traded companies in United Mortgage Trust’s industry. Using publicly available information, Southwest Securities analyzed the market values and trading multiples of the following 10 selected publicly traded companies generally operating in the mortgage related real estate investment trust industry (the “Comparable Companies”):

•	American Mortgage Acceptance Company

•	Annaly Mortgage Management, Inc.

•	Answorth Mortgage Asset Corporation

•	BRT Realty Trust

•	Hanover Capital Mortgage Holdings, Inc.

•	Impac Mortgage Holdings, Inc.

•	MFA Mortgage Investments, Inc.

•	NovaStar Financial, Inc.

•	Redwood Trust, Inc.

•	Thornburg Mortgage, Inc.
      Southwest Securities reviewed the dividend yields, market values as a multiple of earnings per share and book value per share of the Comparable Companies based on closing stock prices on August 29, 2005. Southwest Securities then divided the latest 12 months distributions (including return of capital distributions) and dividends per share (excluding return of capital distributions) of United Mortgage Trust by the mean and median of the dividend yields for the Comparable Companies and applied the respective mean and median multiples of the Comparable Companies to latest 12 months earnings per share and book value per share for United Mortgage Trust. The mean and median implied equity values were then discounted by 10% and 20% in order to reflect the lack of liquidity available to holders of United Mortgage Trust shares of beneficial interest. This analysis resulted in the following implied per share mean and median equity reference range for United Mortgage Trust, as compared to the per share implied value of the merger consideration for United Mortgage Trust detailed below.
Total Distribution Valuation Analysis

	Mean	Median

United Mortgage Trust latest 12 months total distributions per share	$1.66	$1.66
Comparable company dividend yield	12.4%	11.7%

Implied equity value per share	$13.44	$14.21

	Range of Implied Equity Values per Share

	Mean	Median	Mean	Median

Implied equity value per share	$13.44	$14.21	$13.44	$14.21
Liquidity discount range	10.0%	10.0%	20.0%	20.0%

Implied equity value per share after liquidity discount	$12.09	$12.79	$10.75	$11.37

Dividend Valuation Analysis

	Mean	Median

United Mortgage Trust latest 12 months dividend per share	$1.31	$1.31
Comparable company dividend yield	12.4%	11.7%

Implied equity value per share	$10.61	$11.23

	Range of Implied Equity Values per Share

	Mean	Median	Mean	Median

Implied equity value per share	$10.61	$11.23	$10.61	$11.23
Liquidity discount range	10.0%	10.0%	20.0%	20.0%

Implied equity value per share after liquidity discount	$9.55	$10.10	$8.49	$8.98

Price/Earnings Ratio Valuation Analysis

	Mean		Median

United Mortgage Trust latest 12 months earnings per share	$1.26		$1.26
Comparable company P/ E multiple (LTM earnings)	9.0	x	8.4	x

Implied equity value per share	$11.37		$10.62

	Range of Implied Equity Values per Share

	Mean	Median	Mean	Median

Implied equity value per share	$11.37	$10.62	$11.37	$10.62
Liquidity discount range	10.0%	10.0%	20.0%	20.0%

Implied equity value per share after liquidity discount	$10.23	$9.56	$9.09	$8.50

Book Value Valuation Analysis

	Mean		Median

United Mortgage Trust latest 12 months book value per share	$16.34		$16.34
Comparable company book value multiple	1.1	x	1.1	x

Implied equity value per share(1)	$17.98		$17.34

(1)	Dollar amounts are not the same due to rounding.

	Range of Implied Equity Values per Share

	Mean	Median	Mean	Median

Implied equity value per share	$17.98	$17.34	$17.98	$17.34
Liquidity discount range	10.0%	10.0%	20.0%	20.0%

Implied equity value per share after liquidity discount	$16.18	$15.60	$14.38	$13.87

      Southwest Securities noted that none of the companies used in the market analysis of Comparable Companies was identical to United Mortgage Trust and that, accordingly, the analysis of Comparable Companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the Comparable Companies.
      Precedent Transactions Analysis. Using publicly available information, Southwest Securities reviewed the purchase prices and implied transaction value multiples paid or proposed to be paid in the following three selected transactions in the real estate mortgage industry:

Acquiror	Target

American Mortgage Investment Corporation	Apex Mortgage Capital, Inc.
New York Community Bancorp, Inc.	Roslyn Bancorp, Inc.
Friedman Billings Ramsey Group, Inc.	FBR Asset Investment Corporation

      Southwest Securities identified the transaction values implied by the purchase prices in the selected transactions and reviewed the dividend yields and market values as a multiple of earnings per share and book value per share of the target companies in the transactions listed above. All yields and multiples were based on financial information available at the announcement date of the relevant transaction.
      Southwest Securities then divided the latest 12 months distributions (including return of capital distributions) and dividends per share (excluding return of capital distributions) of United Mortgage Trust by the mean and median of the selected target companies, dividend yields, applied the mean and median multiples of earnings per share and book value per share of the selected target companies to latest 12 months earnings per share and book value per share for United Mortgage Trust. The mean and median implied equity values were then discounted by 10% and 20% in order to reflect the lack of liquidity available to holders if United Mortgage Trust shares of beneficial interest. This analysis resulted in the following implied per share mean and median equity reference range for United Mortgage Trust, as compared to the per share implied value of the merger consideration for United Mortgage Trust detailed below.
Total Distribution Valuation Analysis

	Mean	Median

United Mortgage Trust latest 12 months total distributions per share	$1.66	$1.66
Comparable transaction dividend yield	9.8%	8.7%

Implied equity value per share	$17.02	$19.11

	Range of Implied Equity Values per Share

	Mean	Median	Mean	Median

Implied equity value per share	$17.02	$19.11	$17.02	$19.11
Liquidity discount range	10.0%	10.0%	20.0%	20.0%

Implied equity value per share after liquidity discount	$15.32	$17.20	$13.61	$15.29

Dividend Valuation Analysis

	Mean	Median

United Mortgage Trust latest 12 months dividend per share	$1.31	$1.31
Comparable transaction dividend yield	9.8%	8.7%

Implied equity value per share	$13.44	$15.10

	Range of Implied Equity Values per Share

	Mean	Median	Mean	Median

Implied equity value per share	$13.44	$15.10	$13.44	$15.10
Liquidity discount range	10.0%	10.0%	20.0%	20.0%

Implied equity value per share after liquidity discount	$12.10	$13.59	$10.75	$12.08

Price/Earnings Ratio Valuation Analysis

	Mean		Median

United Mortgage Trust latest 12 months earnings per share	$1.26		$1.26
Comparable transaction P/ E multiple (LTM earnings)	7.7	x	8.9	x

Implied equity value per share	$9.70		$11.24

	Range of Implied Equity Values per Share

	Mean	Median	Mean	Median

Implied equity value per share	$9.70	$11.24	$9.70	$11.24
Liquidity discount range	10.0%	10.0%	20.0%	20.0%

Implied equity value per share after liquidity discount	$8.73	$10.12	$7.76	$8.99

Book Value Valuation Analysis

	Mean		Median

United Mortgage Trust latest 12 months book value per share	$16.34		$16.34
Comparable transaction book value multiple	1.5	x	1.1	x

Implied equity value per share	$24.60		$18.10

	Range of Implied Equity Values per Share

	Mean	Median	Mean	Median

Implied equity value per share	$24.60	$18.10	$24.60	$18.10
Liquidity discount range	10.0%	10.0%	20.0%	20.0%

Implied equity value per share after liquidity discount	$22.14	$16.29	$19.68	$14.48

      Southwest Securities noted that no company utilized in the analysis of selected transactions is identical to United Mortgage Trust. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transaction occurred.
      Evaluation of Merger Consideration. Based on a number of credit rating evaluation methods including determining the ratios of earnings before interest, taxes, depreciation and amortization to interest expense; total debt to capital and return on capital pro forma as if the merger had occurred, Southwest Securities observed that the Class A Debentures would likely receive a credit rating of below investment grade or “non-investment grade” and that nationally recognized statistical rating organizations would likely rate the Class A Debentures below the top four investment-grade rating categories (i.e., “AAA” through “BBB”). Southwest Securities then observed the current basis point spreads of non-investment grade bonds over ten year U.S. treasury securities (a basis point representing 1/100th of a percent) and determined the range of implied yields of such non-investment grade bonds in the market as follows:

Bond Yields at
Rating	Various Ratings

BB	6.82%
B	8.12%
CCC	9.52%
      Based on the range of yields of non-investment grade bonds, Southwest Securities calculated the implied present values produced by discounting the proposed cash flows of the Class A Debentures at these rates to determine a range of implied present values for the Class A Debentures as follows:

Implied Present
Value of the
Discount Rate	Class A Debentures

6.82%	$22.43
8.12	20.52
9.52	18.69
      Comparison of Implied Values. Southwest Securities observed that the range of implied values per Class A Debenture exceeded in each case the reference range of implied equity values per share from the selected companies analysis. Additionally, the range of implied values per Class A Debenture exceeded the reference range of implied equity values per share from the precedent transactions analysis with the exception of the book value analysis approach, in which case the lower end of the range of the implied values per Class A Debentures fell within the range of implied values from the book value analysis approach.
      Fee Arrangements. Southwest Securities has acted as financial advisor to the Independent Committee with respect to the proposed merger. To date, United Mortgage Trust has paid Southwest Securities total fees of $210,000 for its engagement to render its fairness opinion and assist the Independent Committee in the negotiation of the terms of the transaction. Southwest Securities’ fee for such services (including delivery of its fairness opinion) is not contingent upon the consummation of the proposed merger or the conclusions reached by Southwest Securities in its written opinion. Neither Southwest Securities nor any of its affiliates have earned any other fees from United Mortgage Trust, UMT Holdings or any of their affiliates. United Mortgage Trust currently expects it will request that Southwest Securities update its fairness opinion prior to the closing of the merger. Southwest Securities is not obligated to provide an update to its opinion and the parties have not discussed what Southwest Securities’ fee would be for this service. United Mortgage Trust has also agreed to reimburse Southwest Securities for its travel and other reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Southwest Securities and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.
      United Mortgage Trust selected Southwest Securities based on its experience, expertise and reputation. Southwest Securities is a nationally recognized investment banking firm that, as a customary part of its business, evaluates businesses and their securities in mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.
      Southwest Securities consented to inclusion of it fairness opinion and the summary of its fairness report in this proxy statement/ prospectus.
Timing of Completion of the Merger
      The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, if permissible, including approval of the merger by the shareholders of United Mortgage Trust. The merger will become effective upon the filing of articles of merger with the State of Maryland and the filing of a certificate of merger with the State of Delaware, whichever occurs later.
      UMT Holdings and United Mortgage Trust are working to complete the merger as quickly as possible, and we hope to do so as promptly as practicable, likely in the second half of 2006. However, because the merger is subject to closing conditions and the approval of various regulatory agencies, UMT Holdings and United Mortgage Trust cannot predict the exact timing of the completion of the merger.
      As promptly as practicable after the merger is completed, The Bank of New York Trust Company, N.A., the exchange agent for the merger, will mail to you a letter of transmittal and instructions for surrendering your United Mortgage Trust share certificates in exchange for Class A Debentures. When you deliver your United Mortgage Trust share certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your United Mortgage Trust share certificates will be canceled and you will receive a certificate representing that number of UMT Holdings’ Class A Debentures that you are entitled to receive pursuant to the merger agreement.
      You should not submit your share certificates for exchange until you have completed and mailed the letter of transmittal and instructions referred to above.
      Interest with respect to the Class A Debentures will accrue from and after the effective date of the merger. However, you will be not be entitled to receive payment of such amounts until after you have surrendered your United Mortgage Trust share certificates. If there is an interest payment date with respect to the Class A Debentures after the merger, you will receive the related interest payment promptly after the later of the date that your Class A Debentures are issued to you or the date the payment is paid to all Class A Debenture holders.
Regulatory Approvals
      The issuance of Class A Debentures by UMT Holdings in the merger is subject to registration with, and the approval of, various state securities regulatory agencies in addition to registration under the Securities Act. In order to issue Class A Debentures to shareholders in Delaware, Florida, New Hampshire, New Jersey, New Mexico, New York, Texas and Utah, UMT Holdings must file a registration statement or other documents with and obtain the approval of the securities regulators of each such state. UMT Holdings intends to file these applications as soon as practicable.
Accounting Treatment
      The merger will be accounted for under the purchase method of accounting. UMT Holdings will be considered the acquiror of United Mortgage Trust for accounting purposes.
Effects of the Going Private Transaction

Operations Following the Merger
      Following the merger, the business of United Mortgage Trust will be continued by UMT Holdings. Upon completion of the merger, the general partner, officers and managers of UMT Holdings will operate the business formerly conducted by United Mortgage Trust. The shareholders of United Mortgage Trust will become holders of Class A Debentures issued by UMT Holdings, and their rights as holders of Class A Debentures will be governed by the Indenture under which such Class A Debentures are issued, a copy of which is included in this proxy statement/ prospectus as Annex D. See “Summary — Questions and Answers about the Merger — What is the difference between owning an equity interest in a REIT and owning debt, for a fixed term and at a fixed rate, in a limited partnership?” and “Comparison of Rights of Class A Debenture Holders and Shareholders of United Mortgage Trust” for a discussion of some of the differences between the rights of holders of Class A Debentures and the rights of shareholders of United Mortgage Trust.

Management of UMT Holdings After the Merger
      Following the merger, UMT Holdings’ management team will be responsible for the business of the combined company. UMT Services, the general partner of UMT Holdings, shall, from and after the effective time of the merger, be the general partner of the combined company until such time as it is removed or replaced in accordance with the UMT Holdings partnership agreement. Todd Etter and Hollis Greenlaw each beneficially own one-half of the outstanding common stock of UMT Services. The officers of UMT Holdings at the effective time of the merger shall, from and after the effective time of the merger, be the officers of the combined company until their successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the UMT Holdings partnership agreement. See “Management of UMT Holdings” in this proxy statement/ prospectus for a description of the directors, executive officers and key personnel of UMT Holdings and its general partner.

Listing and Registration; Reporting Obligations
      Once the going private transaction is completed, United Mortgage Trust will no longer exist as a separate entity and no shares of beneficial interest in United Mortgage Trust will be issued and outstanding. As a result, UMT Holdings intends to file a Form 15 with the SEC following completion of the going private transaction to terminate the registration of United Mortgage Trust’s shares of beneficial interest under Section 12 of the Exchange Act and suspend United Mortgage Trust’s duty to file reports under Sections 13 and 15(d) of the Exchange Act. Upon filing the Form 15, United Mortgage Trust will no longer be required to file periodic reports with the SEC. The combined company will, following the going private transaction, be required to file reports under the Exchange Act.
      The Class A Debentures will not be registered under Section 12 of the Exchange Act, unlike the shares of beneficial interest in United Mortgage Trust, which are currently registered under Section 12. UMT Holdings will be subject to Section 15(d) of the Exchange Act and therefore will be required to file reports under Section 13 of the Exchange Act as long as the Class A Debentures are held of record by more than 300 persons. UMT Holdings will cease to be subject to those reporting requirements as to any fiscal year, other than the fiscal year in which the registration statement of which this proxy statement/ prospectus forms a part is declared effective by the SEC, if the Class A Debentures are held of record by fewer than 300 persons. UMT Holdings has undertaken to file reports with the SEC under the Exchange Act under the terms of the Indenture for as long as possible, even if it is not required to do so under the Exchange Act. Neither UMT Holdings nor United Mortgage Trust has securities listed on a national securities exchange, and UMT Holdings does not anticipate that the Class A Debentures, the Class B Debentures or any other securities of the combined company will be listed on a national securities exchange.

Effect on Affiliates
      Neither UMT Holdings nor its general partner beneficially owns any shares of beneficial interest in United Mortgage Trust. As a result of the going private transaction, United Mortgage Trust will be merged with and into UMT Holdings, and UMT Holdings will therefore acquire 100% of the net book value and net income of United Mortgage Trust, which were $115.2 million and $9.2 million, respectively as of and for the year ended December 31, 2005.
      For each of the persons listed below, the following table provides information regarding such person’s interest in the net book value and net income of United Mortgage Trust as a result of his or her beneficial ownership of United Mortgage Trust shares as of December 31, 2005.

					Interest in the
			Interest in the		Net Income of
			Net Book Value of		United Mortgage
	Number of		United Mortgage		Trust for the
	Shares of		Trust		Year Ended
	Beneficial Interest in United		as of December 31,		December 31,
	Mortgage Trust		2005		2005
	as of December 31,
Name	2005		Amount	%	Amount	%

Christine “Cricket” Griffin	—		—	—	—	—
Todd Etter	11,123	(1)	$181,527	<1%	$11,292	<1%
Timothy Kopacka	13,831		225,722	<1%	14,041	<1%
Hollis Greenlaw	2,223		36,279	<1%	2,257	<1%

(1)	Amount includes 10,000 shares of beneficial interest in United Mortgage Trust owned by Mortgage Trust Advisors, Inc., of which Mr. Etter is a 25% shareholder and director.
      Each of Todd Etter, Timothy Kopacka and Hollis Greenlaw has informed UMT Holdings that he or she intends to vote to approve the merger and the amendments to United Mortgage Trust’s Declaration of Trust and to exchange his or her shares for Class A Debentures. In connection with the going private transaction, their shares of beneficial interest in United Mortgage Trust will be canceled and converted into the right to receive the merger consideration on the same terms applicable to unaffiliated shareholders of United Mortgage Trust.

Effects on Unaffiliated Shareholders of United Mortgage Trust
      Except as described above, the effects of the going private transaction on unaffiliated and affiliated shareholders of United Mortgage Trust will be the same. Upon consummation of the merger, United

Mortgage Trust will be merged with and into UMT Holdings, and holders of shares of beneficial interest in United Mortgage Trust will receive Class A Debentures in exchange for their shares.

Plans and Proposals
      Other than as described in this proxy statement/ prospectus, UMT Holdings does not have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, to sell or transfer any material amount of the combined company’s assets, to change its board of directors or management, to change materially its indebtedness or capitalization or otherwise to effect any material change in the corporate structure or business of the combined company. Although management of UMT Holdings does not have the intention at present to enter into any of the transactions described above, other than as described in this proxy statement/ prospectus, nor is UMT Holdings involved in negotiations relating to any such transaction, there is always a possibility that the combined company may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of securities or any other arrangement or transaction management may deem appropriate.
Interests of Certain Persons in the Merger
      Some of United Mortgage Trust’s trustees, executive officers and affiliates have interests in the merger as individuals in addition to, and that may be different from, their interests as shareholders. The United Mortgage Trust board of trustees was aware of these interests of United Mortgage Trust’s trustees, executive officers and affiliates and considered them in its decision to approve the merger and the other transactions contemplated by the merger agreement. As a result of these interests, these trustees and officers of United Mortgage Trust could be more likely to vote to approve the merger and to approve the amendments of the Declaration of Trust than if they did not hold these interests, and may have reasons for doing so that are not the same as your interests. United Mortgage Trust shareholders should consider whether these interests may have influenced these trustees and officers in their decision to recommend the approval of the merger and the amendments of the Declaration of Trust.
      Some persons who are trustees and executive officers of United Mortgage Trust or who are shareholders and executive officers of the Advisor are limited partners and/or executive officers of UMT Holdings and/or directors of the general partner. The following table outlines these relationships:

	Position with UMT Holdings			Percent Beneficial	Percent Beneficial
	(or a Subsidiary of	Position with	Position with	Ownership of	Ownership of
Name	UMT Holdings as Indicated)	the Advisor	United Mortgage Trust	UMT Holdings	United Mortgage Trust

Christine “Cricket” Griffin	Limited partner of UMT Holdings; President of UMTH General Services, L.P., a UMT Holdings subsidiary	President	President, Chairman of the Board of Trustees	5.9% Class C Units 7.8% Class D Units	0%
Todd Etter	Chairman, shareholder and director of the general partner; limited partner of UMT Holdings	Chairman and 50% shareholder	None	40.4% Class C Units 32.9% Class D Units	<1%
Timothy Kopacka	Limited partner of UMT Holdings; President of UMTH Funding Services, L.P., a UMT Holdings subsidiary	Executive Vice-President, Secretary and 50% shareholder	None	9.4% Class C Units 10.3% Class D Units	<1%

Loans to UMT Holdings
      Each of Messrs. Etter, Greenlaw, Pettit and Kopacka have, directly or indirectly through entities they own, loaned money to UMT Holdings to enable UMT Holdings to meet its working capital needs. An aggregate of $2.3 million in principal of these loans was outstanding as of December 31, 2005. The loans require interest only payments on a monthly basis, are not collateralized and are payable in full, with any accrued interest, on December 31, 2006.

Business Transactions with United Mortgage Trust
      United Mortgage Trust purchases residential mortgages, interim residential mortgages or contracts for deed from companies owned and controlled by Mr. Etter. The loans purchased by United Mortgage Trust from these companies are typically purchased at par with recourse against the selling entity. Following the merger, the combined company will no longer purchase these loans from these companies.

Compensation to Members of Independent Committee
      The United Mortgage Trust board of trustees voted to provide additional compensation to the three independent trustees serving on the Independent Committee. For 2004 and 2005, United Mortgage Trust paid $51,000 and $38,000, respectively, to each of the independent trustees for such service.

Tax Consequences for UMTH Partners
      The persons who are partners of UMT Holdings may benefit from federal income tax savings resulting from deductions for interest expense allocated to them by UMT Holdings. As shown in the pro forma financial statements included in the attached proxy statement/ prospectus, if the merger had occurred as of January 1, 2005, UMT Holdings’ interest expense for payments on the Class A Debentures would have been $12.0 million for the year ended December 31, 2005. Because UMT Holdings is a pass-through entity for federal income tax purposes, this interest expense would have been allocated to the partners of UMT Holdings in accordance with UMT Holdings’ limited partnership agreement. Depending on their individual circumstances, the partners of UMT Holdings to whom such interest expense was allocated might have realized federal income tax savings through the use of deductions for such interest expense.
Termination of Advisory Agreement
      The Advisor provides all administrative services and facilities required by United Mortgage Trust under the terms of an Advisory Agreement effective January 1, 2001. For these services, the Advisor receives a monthly trust administration fee equal to 1/12th of 0.5% of the amount of average invested assets up to $50 million and 1/12th of 1% of the amount of average invested assets in excess of $50 million. The Advisor also receives a subordinated incentive fee equal to 25% of the amount by which United Mortgage Trust’s net income for a year exceeds a 10% per annum non-compounded cumulative return on its adjusted contributions. For each year which it receives a subordinated incentive fee, the Advisor also receives options with a five year term to purchase 10,000 shares of beneficial interest in United Mortgage Trust at a price of $20 per share (not to exceed 50,000 shares). The Advisor has not received any options to purchase shares of beneficial interest in United Mortgage Trust under the Advisory Agreement. The Advisory Agreement will terminate at the effective time of the merger.
Ownership of Shares of Beneficial Interest in United Mortgage Trust
      Any shares of beneficial interest in United Mortgage Trust beneficially owned by the trustees and officers of United Mortgage Trust, UMT Holdings, the general partner, the directors and executive officers of the general partner or any other person or corporation controlling the general partner will not be treated any differently in the merger than shares of beneficial interest held by other shareholders.

      Members of United Mortgage Trust’s board of trustees and officers of United Mortgage Trust beneficially own as of May 1, 2006 the number of shares of beneficial interest in United Mortgage Trust indicated opposite their names in the table below. Beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of securities, as well as the right to acquire beneficial ownership within the following 60 days, through the exercise of an option or otherwise.

	Shares of Beneficial Interest
	in United Mortgage Trust
Name	Beneficially Owned		%(1)

Christine “Cricket” Griffin	—		—
Richard D. O’Connor, Jr.	12,500	(2)	<1%
Paul R. Guernsey	13,210	(3)	<1%
Douglas R. Evans	12,500	(4)	<1%
Michele Cadwell	358		<1%

(1)	Based on 7,070,781 shares of beneficial interest outstanding as of May 1, 2006.

(2)	Includes options to purchase up to 2,500 shares of beneficial interest in United Mortgage Trust.

(3)	Includes options to purchase up to 2,500 shares of beneficial interest in United Mortgage Trust.

(4)	Includes options to purchase up to 2,500 shares of beneficial interest in United Mortgage Trust.
      Members of the board of directors of the general partner beneficially own as of May 1, 2006 the number of shares of beneficial interest in United Mortgage Trust indicated opposite their names in the table below.

	Shares of Beneficial Interest
	in United Mortgage Trust
Name	Beneficially Owned	%(1)

Todd Etter(2)	11,541	<1%
Hollis Greenlaw	2,275	<1%
Mike Wilson	—

(1)	Based on 7,070,781 shares of beneficial interest outstanding as of May 1, 2006.

(2)	Amount includes 10,000 shares of beneficial interest in United Mortgage Trust owned by Mortgage Trust Advisors, Inc., of which Mr. Etter is a 25% shareholder and director.
      None of UMT Holdings nor, to the best knowledge of UMT Holdings, the general partner, the directors and executive officers of the general partner or any other person or corporation controlling the general partner has effected any transaction in shares of beneficial interest in United Mortgage Trust during the past 60 days.

Expenses of the Merger
      Except as provided in the merger agreement, all out-of-pocket costs and expenses incurred in connection with the merger and the related transactions shall be paid by the party incurring such cost or expense. UMT Holdings and United Mortgage Trust anticipate that the expenses incurred in connection with the merger and the related transactions will be as follows:

Expense	Amount

SEC filings fee	$16,654
Legal fees of United Mortgage Trust*	315,000
Legal fees of UMT Holdings
Accounting fees of United Mortgage Trust*
Accounting fees of UMT Holdings
Fees for Southwest Securities*	210,000
Proxy solicitation fees
Printing costs
Other
Total

*	To be paid by United Mortgage Trust

RISK FACTORS
      In addition to the other information included in this document, including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 65, you should carefully consider the matters described below. Any of these risks could have a material adverse effect on UMT Holdings’ business, financial condition and results of operations. Following the merger, UMT Holdings will operate the business currently conducted by United Mortgage Trust and, as a result, UMT Holdings will face the risks related to this business that United Mortgage Trust currently faces.
RISKS RELATING TO THE CLASS A DEBENTURES

The Indenture places few restrictions on UMT Holdings’ operations and its ability to make restricted payments.
      UMT Holdings’ ability to operate its business following the merger, including its ability to make investments, dispose of assets, merge or acquire other companies or make payments to holders of its equity securities, is subject to few restrictions under the Indenture. For example, UMT Holdings may merge with another company without obtaining the prior consent of holders of the Class A Debentures as long as the surviving entity of the merger (1) is formed under the laws of the United States, a state of the United States or the District of Columbia and (2) assumes all of UMT Holdings’ obligations under the Indenture. See “Description of Class A Debentures — Merger and Sales of Assets” in this proxy statement/ prospectus and Section 5.01 of the Indenture for additional information regarding UMT Holdings’ ability under the Indenture to merge with another entity. In addition, UMT Holdings may make payments to holders of its equity securities as long as (1) UMT Holdings is in material compliance with its obligations under the Indenture and there is no accumulated and unpaid interest due on the Class A Debentures, (2) after giving effect to such payments, UMT Holdings would be in compliance with financial covenants in the Indenture and (3) all such payments made by UMT Holdings in the then-current fiscal quarter are equal to or less than seventy-five percent (75%) of UMT Holdings’ net income from the most recent prior fiscal quarter. See “Description of Class A Debentures — Certain Covenants — Limitation on Restricted Payments” in this proxy statement/ prospectus and Section 4.12 of the Indenture for additional information regarding UMT Holdings’ ability under the Indenture to make payments to its equity holders. Because the Indenture imposes few restrictions on how UMT Holdings operates its business, UMT Holdings may take actions or invest or dispose of its assets in ways that could impair its ability to comply with its obligations under the Indenture, including making payments of interest and principal on the Class A Debentures.

The interest rate of the Class A Debentures is fixed and will not fluctuate in response to changes in interest rates in the U.S. financial markets.
      Holders of the Class A Debentures will be entitled to receive a monthly interest payment at the rate of 8.5% per year on the principal amount of each Class A Debenture. See “Description of Class A Debentures — Interest on the Class A Debentures” in the proxy statement/ prospectus and Section 1 of the Form of Class A Debenture attached as Exhibit A to the Indenture for additional information regarding the right of the holders of the Class A Debentures to receive interest payments. Before or after completion of the merger, however, interest rates in the U.S. financial markets may increase. Interest rates at the effective time of the merger may be higher than the rates on the date of this proxy statement/ prospectus and at the time of the special meeting. The interest rate of the Class A Debentures will remain fixed as long as the Class A Debentures remain outstanding regardless of any changes in interest rates in the U.S. financial markets. Because the interest rate of the Class A Debentures will not increase in the event of an increase in interest rates in the U.S. markets, your investment may earn less interest than if it was invested in securities with interest rates that fluctuated based on interest rates in the U.S. financial markets.

Holders of the Class A Debentures may receive less than the full monthly interest payment due on the Class A Debentures but not be able to exercise any remedy provided for in the Indenture as a result of UMT Holdings’ failure to make full interest payments.
      In any month, UMT Holdings will not cause an interest payment default under the Indenture governing the Class A Debentures if it pays at least 80% of the interest payment due for that month. In addition, UMT Holdings will not cause an interest payment default under the Indenture as long as, in any six-month period, UMT Holdings pays the full monthly interest amount for one month. In other words, in any six month period, if UMT Holdings pays at least 80% of the monthly interest amount for five months and pays the full monthly interest amount for one month, it will not trigger an interest payment default. For a more detailed discussion of these provisions of the Indenture, see “Description of Class A Debentures — Redemption of the Class A Debentures — Mandatory Redemption at Option of Holders” in this proxy statement/ prospectus, as well as the definition of interest payment default in Section 1.01 of the Indenture and more generally Section 3.09 of the Indenture. As a result of these provisions, in the circumstances described above, holders of the Class A Debentures may receive less than the full monthly interest payment due on the Class A Debentures, but not be able to exercise any remedy set forth in the Indenture.

If at any time UMT Holdings pays less than the full monthly interest payment on the Class A Debentures, UMT Holdings will have three years to pay the full interest amount for such month plus accrued and unpaid interest before triggering an interest payment default.
      Under the terms of the Indenture governing the Class A Debentures, if UMT Holdings pays at least 80% of the monthly interest amount due, the failure to pay the full interest amount due will not constitute an interest payment default. If UMT Holdings fails to pay the full interest amount due for any month, UMT Holdings has 36 months to pay the full interest amount for such month plus any then accumulated and unpaid interest before an interest payment default occurs. Consequently, if UMT Holdings pays less than the full monthly interest payment due on the Class A Debentures for one month and does not otherwise cause an interest payment default by (1) paying less than 80% of the monthly interest amount due for any month or (2) failing to pay the full monthly interest amount due for any month in a six-month period, holders of the Class A Debentures must wait 36 months before they can seek full payment under the Indenture. For more information, see “Description of Class A Debentures — Redemption of the Class A Debentures — Mandatory Redemption at Option of Holders” in this proxy statement/ prospectus, in addition to the definitions of “Covenant Default” and “Interest Payment Default” in Section 1.01 of the Indenture and the recitation of available remedies in Section 3.09 of the Indenture.

If an interest payment default occurs, which may happen three years from the date that UMT Holdings fails to pay the monthly interest amount due on the Class A Debentures, UMT Holdings may have an additional two years to pay the full principal and interest owed on the Class A Debentures.
      The Indenture provides that if UMT Holdings fails to pay the full monthly interest payment due for any month, UMT Holdings shall have 36 months to pay the full interest amount for such month (plus any accumulated and unpaid interest) before triggering an interest payment default. In the event an interest payment default occurs under the Indenture, holders of Class A Debentures do not have the right to demand immediate redemption or repayment of the Class A Debentures. Instead, the General Partner must notify the trustee of the interest payment default and provide holders of the Class A Debentures with the right to elect redemption of their Class A Debentures. If a holder of the Class A Debentures elects to cause UMT Holdings to redeem such Class A Debentures, UMT Holdings will have a two-year period to repay the entire principal amount plus any accumulated but unpaid interest on the redeemed Class A Debentures, with 20% of this amount to be paid on the redemption date, 35% to be paid on the first anniversary of the redemption date and 45% to be paid on the second anniversary of the redemption date. In other words, an interest payment default might not occur until 36 months after UMT Holdings’ failure to make the full monthly interest payment due for such month, and after such interest payment default occurs, holders of Class A Debentures may have to wait an additional two years to receive the full principal and accrued interest owed on the Class A Debentures. For additional information on the redemption of Class A Debentures, see “Description of Class A Debentures — Redemption of the Class A Debentures — Mandatory Redemption at Option of Holders” in this proxy statement/prospectus and Section 3.09 of the Indenture.

UMT Holdings may not have sufficient financial resources to repurchase the Class A Debentures upon a change of control or an interest payment default.
      Holders of the Class A Debentures may require UMT Holdings to repurchase the Class A Debentures upon a change of control of UMT Holdings or upon an interest payment default. UMT Holdings’ ability to repurchase the Class A Debentures in connection with a change of control or an interest payment default may be limited by a number of factors. The occurrence of events that constitute a change of control or an interest payment default may also constitute a default under the United Mortgage Trust credit facilities that UMT Holdings will assume in the merger, or other credit facilities UMT Holdings enters into after the merger. In that event, UMT Holdings may be required to repay any outstanding borrowings under the credit facilities. UMT Holdings may not have sufficient financial resources available to repay all outstanding indebtedness under the credit facilities and/or repurchase all of the Class A Debentures in the event of a change of control or an interest payment default. In addition, a number of events that may constitute a change of control or an event of default under the credit facilities may not constitute a change of control or an event of default under the Indenture related to the Class A Debentures. For additional information regarding the repurchase of Class A Debentures upon a change of control, see “Description of Class A Debentures — Repurchase of Class A Debentures on a Change of Control” in this proxy statement/prospectus and Section 4.07 of the Indenture. For additional information on redemption in the event of an interest payment default, see “Description of Class A Debentures — Redemption of the Class A Debentures — Mandatory Redemption at Option of Holders” in this proxy statement/prospectus and Section 3.09 of the Indenture.

In the event UMT Holdings breaches any of its covenants under the Indenture, holders of Class A Debentures may be prohibited from making any claims for such breaches unless all conditions in the Indenture are satisfied first.
      If UMT Holdings breaches any other covenants of the Indenture other than Covenant Defaults or Interest Payment Default, neither the holder nor the Trustee may require the mandatory redemption of the principal amount (plus accrued and unpaid interest) of Debentures nor will such violation constitute, regardless of notice or passage of time, an Event of Default. Rather, the holder is limited in its remedies to a breach of contract action for the resulting damages, if any, and then only if (1) the holder first (together with other holders that, in the aggregate, hold 25% of the outstanding principal amount of the Class A Debentures) has made a written request to the Trustee to pursue the claim, (2) the Trustee has been offered security or indemnity reasonably satisfactory to it against loss incurred in complying with such request, (3) the Trustee has not complied within 60 days of the receipt of the request and (4) the holders of a majority in aggregate principal amount of the outstanding Class A Debentures have not given the Trustee a direction inconsistent with such request within such 60-day period.

Except for transfers to a limited category of “related persons,” the Class A Debentures may not be transferred without the prior approval of UMT Holdings’ general partner, and in order to avoid being classified as a ‘publicly traded partnership’ UMT Holdings does not expect the general partner to approve transfers except to a limited extent.
      Because UMT Holdings is organized as a limited partnership, income it earns is attributed to its partners for federal income tax purposes rather than to the partnership. In order to maintain this tax treatment, UMT Holdings must avoid being classified as a “publicly traded partnership” as that term is defined under United States federal tax laws and regulations, or else it will be subject to the double tax regime of corporations, in which UMT Holdings itself will pay tax on its income and its partners will pay tax on any distributions they receive from UMT Holdings. To avoid being classified as a publicly traded partnership, UMT Holdings believes it must restrict trading of its securities. Accordingly, UMT Holdings has implemented transfer restrictions which only permit the transfer of Class A Debentures to a limited category of “related persons” such as spouses or some other family members or with the prior consent of UMT Holdings’ general partner which may withhold its consent in its discretion. UMT Holdings’ general partner will be able to consent to transfers only when it has determined (a) that a proposed transfer (1) is not due to a market maker or other person giving regular price quotations, (2) is not due to any person regularly making bid or offer quotes available or indicating a willingness to effect buy or sell transactions for itself or others, (3) is not due to a readily available, regular and ongoing opportunity to sell or exchange Class A Debentures through a public means of access to buy, sell, or exchange offers and (4) is not due to any other opportunities to buy, sell, or exchange Class A Debentures in a time frame and with regularity comparable to market trading, or (b) that the total principal amount of Class A Debentures transferred during any year, excluding related person transfers, redemptions, and certain other exempted transactions, will not exceed 2% of the outstanding Class A Debentures. See “Description of Class A Debentures — Transfer Restrictions” in this proxy statement/prospectus and Section 2.14(a) of the Indenture for a further discussion of the transfer restrictions to which holders of Class A Debentures will be subject. As a result of these transfer restrictions, it is unlikely that a public market for trading Class A Debentures will develop, and you may be unable to sell your Class A Debentures. You may be required to hold Class A Debentures for a long period of time.

The Class A Debentures will be junior in right of payment to senior debt, such as bank debt, of UMT Holdings and are not collateralized or guaranteed like the Class B Debentures.
      The terms of the Class A Debentures permit UMT Holdings to incur a specified level of senior debt, which is defined in the Indenture as debt and other obligations incurred under or in connection with unsubordinated secured or unsecured credit facilities with banks, insurance companies or other institutional lenders. As long as UMT Holdings is in material compliance with its obligations under the Indenture and no interest payment default has occurred, UMT Holdings may incur senior debt in an aggregate principal amount not to exceed 50% of the book value of the total assets of UMT Holdings and its subsidiaries (on a consolidated basis) or $19.0 million as of December 31, 2005. As of December 31, 2005, UMT Holdings had no debt outstanding which would be considered senior debt under the definition in the Indenture. If UMT Holdings is in default under the terms of its senior debt, the holders of such senior debt have the right to block payments by UMT Holdings of interest and principal to the holders of the Class A Debentures for specified periods. If the holders of senior debt exercise this right to block payments to the holders of Class A Debentures, you will not receive any payments of principal or interest on the Class A Debentures while a payment blockage period is in effect. In addition, the Class B Debentures are secured by a security interest in specified assets of UMT Holdings, and some of the subsidiaries of UMT Holdings have guaranteed UMT Holdings’ obligations under the Class B Debentures. The Class A Debentures are unsecured, and UMT Holdings’ obligations under the Class A Debentures are not guaranteed by its subsidiaries. Because UMT Holdings’ obligations under the Class A Debentures are not guaranteed by any of UMT Holdings’ subsidiaries, if UMT Holdings does not satisfy its obligations under the Class A Debentures, the holders of the Class A Debentures do not have a contractual right to require UMT Holdings’ subsidiaries to fulfill these obligations. Moreover, because UMT Holdings’ obligations under the Class A Debentures are not secured by collateral, holders of the Class A Debentures cannot seek repayment by foreclosing on any specified assets of UMT Holdings if UMT Holdings does not satisfy its obligations. Upon the liquidation of UMT Holdings, the rights of the holders of Class A Debentures to receive any payments of principal or interest on the Class A Debentures will be junior to the rights of holders of any outstanding senior debt of UMT Holdings.

We anticipate that UMT Holdings will conduct substantially all of its operations through its subsidiaries, and it will likely rely on distributions from its subsidiaries to make required payments on the Class A Debentures.
      The obligation to make payments with regard to the Class A Debentures will be the exclusive obligation of UMT Holdings, which means that the Class A Debentures will be structurally subordinated to any obligations of UMT Holdings’ subsidiaries. See “Description of Class A Debentures — Subordination” in this proxy statement /prospectus and Article X of the Indenture for additional information regarding the subordination of the Class A Debentures. Because a substantial portion of UMT Holdings’ operations are conducted through its subsidiaries, UMT Holdings’ cash flow and ability to service debt and make payments with regard to the Class A Debentures depends upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, UMT Holdings. UMT Holdings’ subsidiaries have no obligation to make dividend payments or loans or advances to UMT Holdings. The payment of dividends and the making of loans and advances to UMT Holdings by its subsidiaries will be subject to, or depend on, the following factors, among others:

•	any restrictions on the payment of dividends imposed by applicable state law governing UMT Holdings’ subsidiaries;

•	any contractual restrictions on the payment of dividends or making of loans under the terms of any debt of UMT Holdings’ subsidiaries;

•	any contractual covenants regarding cash or net worth requirements under leases or other agreements entered into by UMT Holdings’ subsidiaries;

•	the earnings of UMT Holdings’ subsidiaries; and

•	the capital requirements of UMT Holdings’ subsidiaries.
      UMT Holdings’ right to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Class A Debentures to participate in those assets) will be effectively subordinated to the claims of a subsidiary’s creditors (including trade creditors), except to the extent that UMT Holdings is recognized as a creditor of such subsidiary, in which case UMT Holdings’ claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by UMT Holdings.
RISKS RELATING TO THE MERGER

Some of the shareholders, officers and trustees of United Mortgage Trust may have interests in the merger that are different from, or in addition to, the interests of United Mortgage Trust shareholders generally.
      When considering the recommendation of the United Mortgage Trust board of trustees with respect to the merger, United Mortgage Trust shareholders should be aware that some United Mortgage Trust shareholders, trustees and officers have interests in the merger that are different from, or are in addition to, the interests of United Mortgage Trust shareholders generally. These interests exist because some trustees and shareholders of United Mortgage Trust, including Christine “Cricket” Griffin, and owners and officers of the company that manages United Mortgage Trust’s day-to-day operations, UMT Advisors, Inc., which we refer to as the Advisor, including Todd Etter and Timothy Kopacka, are officers and limited partners of UMT Holdings or its subsidiaries and directors, officers and shareholders of UMT Services, Inc., the general partner of UMT Holdings.
      You should read “The Merger — Interests of Certain Persons in the Merger” for a more complete description of the interests and benefits listed above.

The merger agreement contains provisions that prohibit United Mortgage Trust from seeking an alternative business combination that might be more favorable to holders of shares of beneficial interest in United Mortgage Trust.
      The merger agreement contains provisions that may discourage a third party who might be interested in submitting a business combination proposal to United Mortgage Trust from doing so. The “no solicitation” provisions in the merger agreement prohibit United Mortgage Trust from soliciting any acquisition proposal or offer for a competing transaction. As such, holders of shares of beneficial interest in United Mortgage Trust may not have the opportunity to evaluate alternative business combination proposals that may have terms more favorable than those set forth in the merger agreement.

While the value of shares of beneficial interest in United Mortgage Trust that shareholders will exchange in the merger may change, the principal amount of Class A Debentures of UMT Holdings received for each share of beneficial interest in United Mortgage Trust will not fluctuate.
      At the effective time of the merger, each outstanding share of beneficial interest in United Mortgage Trust will be converted into the right to receive one Class A Debenture of UMT Holdings. The ratio at which the shares will be converted and the principal amount and interest rate of the Class A Debentures is fixed. Any changes in the value of shares of beneficial interest in United Mortgage Trust will result in a corresponding increase or decrease in the value of those shares being exchanged by shareholders of United Mortgage Trust in the merger. The value of the Class A Debentures constituting the merger consideration will not change if the value of shares of beneficial interest in United Mortgage Trust increases or decreases. Variations in the value of United Mortgage Trust’s shares of beneficial interest could be the result of changes in the business, operations or prospects of United Mortgage Trust or the combined company, market assessments of the likelihood that the merger will be completed within the anticipated time or at all, general market and economic conditions and other factors which are beyond the control of UMT Holdings or United Mortgage Trust. The future value of shares of beneficial interest in United Mortgage Trust is uncertain.

UMT Holdings and United Mortgage Trust may waive one or more of the conditions to the merger without resoliciting shareholder approval for the merger.
      Each of the conditions to UMT Holdings’ and United Mortgage Trust’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of UMT Holdings and United Mortgage Trust if the condition is a condition to both UMT Holdings’ and United Mortgage Trust’s obligations to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger if it is a condition to only one party’s obligation to complete the merger. The board of directors of UMT Services, Inc., the general partner of UMT Holdings, which we sometimes refer to as the general partner, and the board of trustees of United Mortgage Trust, which we sometimes refer to as the Board of Trustees, will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/ prospectus and resolicitation of proxies is necessary.
RISKS RELATING TO UMT HOLDINGS’ BUSINESS FOLLOWING THE MERGER

UMT Holdings has only a limited operating history upon which you can base your evaluation of UMT Holdings’ business and prospects.
      UMT Holdings commenced operations on July 1, 2003. When UMT Holdings was formed, it combined the key personnel of several interim loan and residential mortgage origination and servicing companies who had previously operated their respective businesses separately. Although these personnel are experienced in operating business similar to UMT Holdings’ business, and have relationships with many of the same customer bases that UMT Holdings has, they have a very limited history to date operating the business of UMT Holdings. The results of UMT Holdings’ operations will depend on many factors, including, without limitation, its ability to originate interim mortgage loans, enter into equity participations and manage affiliated land development finance companies; the level and volatility of interest rates; and economic conditions. UMT Holdings may not be able to successfully operate its business or implement its operating policies and strategies as described in this proxy statement/ prospectus.

If UMT Holdings does not compete successfully in the competitive real estate financing industry, its revenues and business may be adversely affected.
      Real estate financing is a very competitive industry. UMT Holdings’ competitors will include a wide variety of other lenders. Moreover, the proliferation of the Internet as a tool for mortgage origination has made it very inexpensive for new competitors to participate in the real estate finance industry. UMT Holdings may experience competition from many entities of varying size, experience, geographic locations and financial power which might make it difficult for it to attract customers. If UMT Holdings is unable to compete successfully in its primary market area, it will not be able to produce profits.

UMT Holdings’ investments are subject to a higher risk of default than conventional mortgage loans, and if UMT Holdings underestimates the default risk associated with its investments, its financial position, liquidity and results of operations would be adversely affected.
      Most, if not all, of UMT Holdings’ mortgages are not insured or guaranteed by a federally owned or guaranteed mortgage agency. Also, some of UMT Holdings’ loans involve borrowers, sometimes referred to as “non-prime borrowers,” who do not satisfy all of the income ratios, credit record criteria, loan-to-value ratios, employment histories and liquidity requirements of conventional mortgage financing. Accordingly, the risk of default by the borrower of those “non-conforming loans” is higher than the risk of default in loans made to persons who qualify for conventional mortgage financing. In addition, as a result of the merger, UMT Holdings will assume all of United Mortgage Trust’s mortgage investments outstanding at the time of the merger. Some of the companies to which United Mortgage Trust made loans are no longer engaged in an active mortgage lending business; affiliates of these companies, including UMT Holdings, have guaranteed the repayment of a portion these loans but not of the entire amount of these loans. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of United Mortgage Trust — Recourse Obligations” for more information on these loans. If UMT Holdings underestimates the default risk associated with its loans or the loans it will assume as a result of the merger, its financial position, liquidity and results of operations would be adversely affected, possibly to a material degree.

UMT Holdings faces competition for the time and services of officers and directors of the general partner.
      UMT Holdings relies on the general partner and the general partner’s affiliates, to manage its operations. Because the general partner and its affiliates engage in other business activities, conflicts of interest may arise in operating more than one entity with respect to allocating time among those entities.

UMT Holdings’ results of operations are subject to market and business conditions, including changes in interest rates, borrowing costs and prepayment rates.
      The results of UMT Holdings’ operations depend on, among other things, the level of net interest income generated by mortgage investments, the market value of those mortgage investments and the supply of and demand for those mortgage investments. UMT Holdings’ net interest income varies as a result of changes in interest rates, borrowing costs and prepayment rates, the behavior of which involve various risks and uncertainties as set forth below. Interest rates, borrowing costs and credit losses depend upon the nature and terms of the mortgage investments, the geographic location of the properties securing the mortgage investments, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty.

Fluctuations in interest rates may affect UMT Holdings’ return on investment.
      Mortgage interest rates may be subject to abrupt and substantial fluctuations. Interest rate fluctuations may have an adverse effect on UMT Holdings’ results of operations if UMT Holdings uses money borrowed at variable rates to fund fixed rate mortgage investments.

A greater number of foreclosures than anticipated by UMT Holdings may result in losses which may in turn reduce its ability to make payments on the Class A Debentures.
      UMT Holdings generally expects to foreclose on property underlying only a small percentage of its secured interim mortgage loans or other loans. However, if UMT Holdings forecloses on a greater percentage of its loans than expected, and the assets securing such loans have depreciated in value, it may incur losses which would in turn adversely affect its ability to make required payments on the Class A Debentures.

Decreases in the value of the property underlying its loans may decrease the value of UMT Holdings’ assets.
      Many of the interim mortgage loans and other loans UMT Holdings makes are secured by an underlying real property interest. To the extent that the value of the property that serves as security for these loans decreases, UMT Holdings’ security will be impaired, which may decrease the value of its assets and, consequently, the value of the Class A Debentures.

UMT Holdings’ residential mortgage loans and contracts for deed are generally not insured, and UMT Holdings bears a greater risk of loss than it would if it obtained insurance or other credit enhancements.
      UMT Holdings will acquire the residential mortgage loans and fixed rate contracts for deed for the purchase of single-family residential property, which we refer to as contracts for deed, owned by United Mortgage Trust as a result of the merger. Some mortgage lenders obtain mortgage insurance or other credit enhancement for their mortgage loans. Mortgage insurance policies typically insure mortgage lenders from losses incurred by the lender if the borrower defaults on the loan and the lender is unable to sell the property for at least the unpaid balance of the loan following foreclosure. Some lenders obtain credit enhancement like mortgage insurance in order to satisfy the underwriting criteria that would make the loans available for resale to federally owned or guaranteed mortgage agencies. Because the residential mortgage loans and contracts for deed that UMT Holdings will acquire from United Mortgage Trust as a result of the merger were made to persons that generally do not satisfy other underwriting requirements of federally owned or guaranteed mortgage agencies, these loans do not have the benefit of credit enhancements such as mortgage insurance. Consequently, during the time that UMT Holdings holds a residential mortgage loan or contract for deed acquired from United Mortgage Trust, if the borrower defaults on the loan and UMT Holdings forecloses on the underlying property, it will incur a loss if it is unable to sell the property for a price that is equal to or in excess of the unpaid balance of the loan and the costs UMT Holdings incurs in foreclosing on and selling the property.

If the appraisal and broker price opinion of the real estate securing an interim mortgage loan that UMT Holdings relies on are not accurate, UMT Holdings may not be able to recover any or all of its investment if it forecloses on the loan.
      UMT Holdings’ decision to provide an interim mortgage loan is based in large part upon the value of the real estate that secures the loan. UMT Holdings will rely on appraisals and broker price opinions in order to determine the value of the property that will secure a loan that it makes. In some markets UMT Holdings intends to obtain a full appraisal, including a physical inspection of the subject property, while in other markets it will accept a limited appraisal. However, the broker price opinions and appraisals UMT Holdings will rely on will be provided by brokers and appraisers that are not employees of UMT Holdings. UMT Holdings cannot assure you that those broker price opinions and appraisals will be accurate. Furthermore, an appraisal or broker price opinion is based upon market conditions and other circumstances that exist at the time the broker price opinion or appraisal is given. If market conditions or other circumstances change following the time that UMT Holdings receives a broker price opinion or appraisal, the appraisal may become inaccurate. If UMT Holdings relies on a broker price opinion or appraisal that is inaccurate, or if circumstances change following the time that it receives a broker price opinion or appraisal, the loan that UMT Holdings makes in reliance upon that broker opinion or appraisal may be secured by property that is worth less than anticipated. In that event, UMT Holdings may not be able to recover any or all of its investment if it forecloses on the subject property.

A high concentration of the properties underlying UMT Holdings’ interim mortgage loans will be located in middle to lower income housing markets.
      A substantial portion of the interim mortgage loans UMT Holdings and United Mortgage Trust have made are for single-family homes located in middle to lower-income neighborhoods. UMT Holdings anticipates that interim mortgage loans it will make in the future will also be concentrated in middle to lower-income neighborhoods. If the market for single-family homes in middle to lower-income neighborhoods declines, UMT Holdings’ operating results may be adversely affected. These adverse effects may be more severe than they would have been if UMT Holdings had originated a greater percentage of interim mortgage loans on homes located in markets other than middle to lower-income neighborhoods.

Bankruptcy of borrowers may delay or prevent UMT Holdings’ recovery of money owed to UMT Holdings.
      The recovery of money owed to UMT Holdings may be delayed or impaired by the operation of the federal bankruptcy laws. Any borrower has the ability to delay a foreclosure sale for several months or more by filing a petition in bankruptcy, which automatically stays any actions to enforce the terms of the loan. The length of this delay and the costs associated with this delay will generally have an adverse impact on UMT Holdings’ profitability.

Insurance will not cover all potential losses on the real property securing the loans made by UMT Holdings, and the absence of such insurance may harm the value of UMT Holdings’ assets.
      Although UMT Holdings may require that the interim mortgage loans it originates or purchases include comprehensive insurance on the underlying real property, some types of losses, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace a property that has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, might not be adequate to restore the economic value of the underlying real property, which may impair UMT Holdings’ security for the loans, decrease the value of its assets and adversely affect UMT Holdings’ ability to make required payments on the Class A Debentures.

UMT Holdings may make subordinated real estate loans which are subject to higher risks than first lien mortgages.
      In some cases, UMT Holdings may elect to make real estate secured loans that are subordinate to first liens on such real estate. Loans that are subordinate to first liens on real estate are subject to greater risks of loss than first lien mortgage loans because if the borrower defaults on its loans, the obligations to the first-lien holder must be entirely satisfied before the holder of the second lien receives any payments. An overall decline in the real estate market could reduce the value of the real property securing subordinated loans UMT Holdings makes such that the aggregate outstanding balance of the subordinated loan and the balance of the more senior loan on the real property exceed the value of the real property. If UMT Holdings elects to make such subordinate loans and such a decline in the real estate market occurs, UMT Holdings’ security for the subordinated loan may be impaired, which could decrease the value of

UMT Holdings’ assets and adversely affect UMT Holdings’ ability to make required payments on the Class A Debentures.

The loss of any of key personnel on whom UMT Holdings depends could severely and detrimentally affect its operations.
      UMT Holdings depends on the diligence, experience and skill of its officers and employees for the selection, acquisition, structuring and monitoring of its lending and financing activities. Its key personnel include Todd Etter, Craig Pettit, Hollis Greenlaw, Jeff Shirley, Christine “Cricket” Griffin, Timothy Kopacka, William Lowe and Cara Obert. The loss of any key person could harm UMT Holdings’ business, financial condition, cash flow and results of operations which could in turn reduce the value of the Class A Debentures and adversely affect UMT Holdings’ ability to make required payments on the Class A Debentures.

UMT Holdings will face risks associated with borrowing money.
      UMT Holdings will assume the credit facilities of United Mortgage Trust as a result of the merger. One effect of increasing UMT Holdings’ borrowings will be to increase the risk of loss. The higher the rate of interest on the borrowings, the more difficult it will be for UMT Holdings to meet obligations under the borrowings and the greater the chance of default. Following the merger, some of UMT Holdings’ borrowings will be secured by liens on its residential mortgage loans and other assets. Accordingly, UMT Holdings could lose these assets if it defaults on the indebtedness, which could in turn reduce the value of the Class A Debentures and adversely affect UMT Holdings’ ability to make required payments on the Class A Debentures.

UMT Holdings’ substantial indebtedness could require it to commit a substantial portion of its cash flow from operations to debt service, limit its ability to obtain additional financing and otherwise adversely affect UMT Holdings’ financial condition.
      As a result of the merger and the issuance of the merger consideration, UMT Holdings will be highly leveraged. As of December 31, 2005, pro forma for the merger, UMT Holdings had consolidated long-term debt of approximately $167.3 million.
      In some circumstances, which may be beyond the control of UMT Holdings, it may have to repay its indebtedness prior to the scheduled maturity date. In addition, UMT Holdings may not be able to satisfy all of the conditions necessary for its lenders to continue to lend it money under existing credit facilities. The terms of the Class A Debentures impose limits on UMT Holdings’ ability to incur additional debt, including senior and subordinated debt.
      The degree to which UMT Holdings will be leveraged could have important consequences to you, including, but not limited to, the following:

•	a substantial portion of cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes;

•	UMT Holdings’ ability to obtain additional financing in the future could be limited;

•	some of UMT Holdings’ borrowings could be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and

•	UMT Holdings’ ability to execute its business plan, compete effectively, respond adequately to unforeseen events and take advantage of opportunities could be limited.

One-action rules may harm the value of the property underlying loans made by UMT Holdings by limiting UMT Holdings’ opportunity for recourse in enforcing a mortgage obligation.
      Several states have laws that prohibit more than one action to enforce a mortgage obligation, and some courts have construed the term “action” broadly. In such jurisdictions, if UMT Holdings does not conduct a judicial action to enforce the mortgage in strict accordance with applicable law, it may have no other recourse in enforcing a mortgage obligation, which may decrease the value of the underlying property which would impair its security and possibly decrease the value of the Class A Debentures.

UMT Holdings may be harmed by future changes in various laws and regulations.
      UMT Holdings’ business may be harmed by future changes to the laws and regulations affecting it, including changes to mortgage laws, securities laws and changes to the Internal Revenue Code of 1986, as amended, or the Code, applicable to the taxation of limited partnerships. New legislation may be enacted into law or new interpretations, rulings or regulations could be adopted, any of which could harm UMT Holdings and its business, potentially with retroactive effect.

The interest rates that UMT Holdings charges in connection with some of its loans may be subject to usury laws in some states, and UMT Holdings may therefore be subject to fines and penalties.
      Some states in which UMT Holdings will make loans have usury laws that regulate the amount of interest that a lender may lawfully charge to a borrower. Lenders that violate usury laws may be subject to penalties, including fines equal to three times the amount of usurious interest collected and restitution to the borrower. Additionally, usury laws often provide that the loan is unenforceable. Although UMT Holdings believes that its loans do not violate applicable usury laws and will contain provisions that automatically reduce the amount of interest charged if and to the extent that the interest would be usurious, a court or state agency could determine that loans that UMT Holdings makes are in violation of usury laws. If a court or state agency determines that a loan is usurious, UMT Holdings may be subject to fines, and UMT Holdings may not be able to enforce the terms of the loan.

Increased levels of pre-payments on loans UMT Holdings makes may decrease UMT Holdings’ net interest income or result in a net loss.
      UMT Holdings generally expects to receive payments from loans it makes until the scheduled maturity of the loan. However, the terms of some of UMT Holdings loan products allow borrowers to repay the outstanding balance of the loan before the maturity date. These early repayments are sometimes referred to as pre-payments. If borrowers pre-pay their loans faster than expected or at a greater frequency than expected, UMT Holdings’ results of operations may suffer in the following ways, among others:

•	If interest rates are falling, loans UMT Holdings makes with the proceeds of the pre-payments may not have an interest rate as high as the loan that was pre-paid.

•	There are expenses associated with the origination of each loan. If the loans are pre-paid with a greater frequency than expected, UMT Holdings will incur additional expenses associated with reinvesting the proceeds of pre-payments in additional loans.
      Pre-payment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in pre-payment rates are difficult to predict. Pre-payment rates also may be affected by other factors, including, without limitation, conditions in the housing and financial markets, general economic conditions and the availability of and relative interest rates on adjustable-rate and fixed-rate mortgage loans. While UMT Holdings will seek to minimize pre-payment risk, in selecting investments it must balance pre-payment risk against other risks and the potential returns of each investment. No strategy can completely insulate UMT Holdings from pre-payment or other such risks.

The failure of UDF to achieve their targeted annual rates of return could materially adversely affect UMT Holdings’ ability to make required payments on the Class A Debentures.
      UMT Holdings expects to receive a significant portion of its revenue through its profit participation interest in two limited partnerships that originate loans to residential real estate developers, United Development Funding, L.P. and United Development Funding II, L.P., which we refer to in this proxy statement/ prospectus collectively as UDF. In order for UDF to realize their targeted annual rates of return on transactions with developers, the loans that they make to developers must be repaid in full and, in cases where they have entered into a participation agreement or entered into a joint venture with a developer, the developed lots must be resold at a price sufficient to enable them to realize the projected gain under the participation or joint venture agreements with developers. As a result, the success of UDF will be subject to all of the risks attendant to real estate lending and real estate equity participation transactions. If their loans are not repaid in full or if the developers fail to generate sufficient net profits from the sale of the developed lots to meet UDF’s projections of the gain they will realize as a result of such sale, the revenue UMT Holdings receives through its profit participation interest in UDF may be materially adversely affected.

The development loans UDF may make will have a higher risk than conventional real estate loans on residential properties.
      UDF originate and purchase loans originated by affiliated third parties on undeveloped vacant parcels, which will be improved by developers. These improvements may, but will not necessarily, increase the value of the subject parcels. The loans are represented by notes that are secured by a lien on the parcel. If the developer fails to complete its planned improvements for the land or if it spends more than it originally planned in developing the land, payments on the loan could be reduced or postponed. In the event of a default, UDF may be left with a security or ownership interest in an undeveloped or partially developed parcel of real estate, which may have less value than a developed parcel. Any guarantees of the developer and/or its parent companies and other pledged assets, if any, that UDF may have received in connection with the development loan may be insufficient to compensate UDF for any difference in the amounts due under the development loan and the value of the security interest in the subject parcel. Accordingly, the value of UMT Holdings’ profit participation interests in UDF, and UMT Holdings’ ability to make required payments on the Class A Debentures, may be materially adversely affected.

Reductions in the fees UMT Holdings receives from UDF may adversely affect UMT Holdings’ ability to make required payments on the Class A Debentures.
      UMT Holdings receives an annual management fee, paid monthly, equal to 2% of the invested assets of UDF. UMT Holdings also receives transaction fees for facilitating finance transactions for UDF equal to up to 3% of the principal amount of each loan. A reduction in the amount of UDF’s invested assets will result in a reduction in the annual management fee received by UMT Holdings. A reduction in the amount of finance transactions facilitated by UMT Holdings will result in a reduction in transaction fee income received by UMT Holdings and may adversely affect UMT Holdings’ ability to make required payments on the Class A Debentures.

Increases in mortgage interest rates could increase the risk of default under UDF’s land development loans and reduce the value of their participation agreements and equity investments with developers.
      Developers to whom UDF makes loans and with whom they enter into participation agreements and equity investments use the proceeds of such loans and investments to develop raw real estate into residential home lots. The developers obtain the money to repay these development loans by reselling the residential home lots to home builders or individuals who will build single-family residences on the lots. The amount of money UDF receives under participation or joint venture agreements with developers is based primarily on the amount of money generated by the developers’ sale of their inventory of single-family residential lots. If interest rates increase, the demand for single-family residences may decrease. In such an interest rate climate, developers may be unable to generate sufficient income from the resale of single-family residential lots to repay loans from UDF, developers’ costs of funds obtained from lenders in addition to UMT Holdings may increase as well, and UDF may not receive significant payments under their participation or joint venture agreements. Accordingly, increases in single-family mortgage interest rates could increase the number of defaults on development loans made by UDF, decrease the amounts they receive under participation or joint venture agreements, reduce the value of UMT Holdings’ profit participation interests in UDF, and adversely affect UMT Holdings’ ability to make required payments on the Class A Debentures.

UDF’s participation agreements with developers may be subject to usury laws in some states, and they may therefore be subject to fines and penalties.
      Usury laws generally regulate the amount of interest that may lawfully be charged on indebtedness. Although UMT Holdings believes that loans made by UDF do not violate applicable usury laws, the possibility exists that a court may determine that usury law limitations are applicable to such loans. In addition, the participation agreements UDF enters into are structured as contracts entitling UDF to participate in the developer’s profits and as joint venture agreements that are separate from the loans that UDF makes to developers. Although UDF believes that these participations will be properly characterized as equity, there is the possibility that a regulatory agency or a judicial tribunal would treat the participation as a component of an overall lending arrangement which is subject to the usury laws’ limitations on interest charged. In such case, and in the case where state usury law is found to be applicable and to have been violated, UDF would lose all amounts to which it would otherwise be entitled that exceed the legal interest rate and would be subject to additional penalties, which would consequently reduce the value of UMT Holdings’ profit participation interests in UDF, and adversely affect UMT Holdings’ ability to make required payments on the Class A Debentures.

UMT Holdings may be exposed to environmental liabilities in connection with the properties securing its mortgages.
      Under some circumstances, a secured lender, as well as an owner of real estate, may be liable for clean up costs or the obligation to take remedial actions under environmental laws. If UMT Holdings forecloses on a defaulted mortgage or contract for deed to recover its investment, as the owner of that property it may be subject to environmental liabilities associated with that property. UMT Holdings or others may discover that a property contains hazardous substances, wastes, contaminants or pollutants or sources of hazardous substances, wastes, contaminants or pollutants. In such a case, UMT Holdings may be required to remove those substances or sources and clean up the property. UMT Holdings might incur full recourse liability for the entire cost of removal and clean up, which cost could exceed the value of the property or the amount that UMT Holdings could recover from anyone. UMT Holdings may also be liable to tenants and other users of the neighboring properties.

Terrorist attacks and other acts of violence or war may affect the industry in which UMT Holdings operates, its operations and profitability.
      Terrorist attacks may harm UMT Holdings’ results of operations. Future acts of terrorism against the United States or U.S. businesses could occur, and such attacks or armed conflicts may directly impact the property underlying UMT Holdings’ mortgage loans. Losses resulting from these types of events may be uninsurable. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Adverse economic conditions resulting from terrorist activities could harm the value of UMT Holdings’ assets, which could adversely affect the value of the Class A Debentures.

United Mortgage Trust has identified material weaknesses in its internal control over financial reporting.
      United Mortgage Trust’s assessment of the effectiveness of its internal control over financial reporting as of December 31, 2004 revealed several material weaknesses, including the following:

•	United Mortgage Trust does not have sufficient staff to segregate duties and therefore must rely on the integrity of its president, who also functions as chief accounting officer, to ensure that its assets are not misappropriated.

•	United Mortgage Trust lacks written policies and procedures which could result in a lack of control over financial reporting.

•	The Advisor lacks personnel with significant accounting and financial reporting knowledge and experience, which could result in inappropriate accounting and financial reporting.

•	United Mortgage Trust did not properly analyze and record loan loss reserves, which could result in understated reserves throughout the year.
      UMT Holdings and United Mortgage Trust believe that the combined company will have: a staff, including UMT Holdings’ employees, that is large enough to enable it to segregate duties as part of a system of internal accounting controls; accounting staff, including UMT Holdings’ accounting staff, with significant accounting and financial reporting knowledge and experience; written accounting policies and procedures, including those adopted by UMT Holdings; and staff with significant experience in analyzing the company’s loan loss reserve requirements. However, UMT Holdings may not be able to adequately address the material weaknesses of United Mortgage Trust outlined above. If the combined company is not able to adequately address these material weaknesses, it will also face the risks outlined above.
TAX RELATED RISKS

The Internal Revenue Service could treat the Class A Debentures as equity rather than debt, which would cause a holder of Class A Debentures that is a tax-exempt organization or Individual Retirement Account to recognize unrelated business taxable income, or UBTI, rather than regular interest income which is otherwise exempt.
      UMT Holdings will treat the Class A Debentures as debt for federal income tax purposes. However, because of the factors discussed under the caption “United States Federal Income Tax Consequences of the Merger — Tax Character of the Class A Debentures,” the Internal Revenue Service, or IRS, might seek to treat the Class A Debentures as equity rather than debt. In that case, payments on the Class A Debentures would be treated as partnership distributions, and the Class A Debenture holders would be treated as partners required to include on their respective federal income tax returns an allocable share of UMT Holdings’ reportable items of income and expense in net amounts equal to the monthly payments. This pass through of UMT Holdings’ items of income and expense would be classified as UBTI for holders that are otherwise tax exempt organizations or IRA accounts, with the result that they would be subject to taxation on such passed-through amounts.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This document contains forward-looking statements regarding business strategies, future financial performance and other matters. Some of the forward-looking statements in this document can be identified by the use of forward-looking terms such as “believes”, “intends”, “expects”, “may”, “will”, “would”, “estimates”, “should”, “could”, “anticipates”, “plans” or other comparable terms. Forward-looking statements, such as projected operating results, are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements.
      You should understand that there are important factors that could affect the future results of UMT Holdings and could cause actual results to differ materially from those expressed in the forward-looking statements. These factors include those that could affect United Mortgage Trust’s results and that, as a result of the merger, could affect UMT Holdings’ results as well. These factors include:

•	the successful integration of the businesses of United Mortgage Trust and UMT Holdings;

•	UMT Holdings’ limited operating history;

•	competitive activity within UMT Holdings’ industries;

•	fluctuations in interest rates;

•	UMT Holdings’ dependence on key personnel;

•	UMT Holdings’ ability to identify suitable loans;

•	changes in laws and regulations affecting the lending and real estate industries;

•	economic conditions in UMT Holdings’ principal markets;

•	risks of terrorist activity and acts of war;

•	conflicts of interest of some of UMT Holdings’ key personnel and partners; and

•	other risks and uncertainties, including those set forth in this document under the caption “Risk Factors” beginning on page 51.
All forward-looking statements in this document are qualified by these cautionary statements and are made only as of the date of this document. We do not undertake any obligation, other than as required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events or changes in future operating results over time. Neither the Private Securities Litigation Reform Act of 1995 nor Section 21E of the Securities Exchange Act of 1934 provides any protection for forward looking statements made in this proxy statement/ prospectus or in filings incorporated by reference into this proxy statement/prospectus.

THE UNITED MORTGAGE TRUST SPECIAL MEETING
Purpose
      This proxy statement/ prospectus is furnished in connection with the solicitation of proxies from the holders of shares of beneficial interest in United Mortgage Trust by the Board of Trustees for use at the special meeting of United Mortgage Trust shareholders. The purpose of the special meeting is for you to:

1. consider and vote on a proposal to approve the merger of United Mortgage Trust with and into UMT Holdings, and the other transactions contemplated by the merger agreement as provided in the merger agreement attached as Annex A to this proxy statement/ prospectus;

2. consider and vote on a proposal to amend United Mortgage Trust’s Declaration of Trust as provided in the amendment attached as Annex F to this proxy statement/ prospectus;

3. consider and vote on a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the approval of the merger and the amendments; and

4. transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.
Date, Time and Place of the Special Meeting
      The special meeting will be held on                     , 2006 at           a.m. local time at 1702 N. Collins Boulevard, Suite 100, Richardson, Texas, 75080.
Record Date and Shares Entitled to Vote
      The United Mortgage Trust board of trustees has fixed the close of business on                     , 2006 as the record date for determining the holders of shares of beneficial interest in United Mortgage Trust entitled to notice of, and to vote at, the special meeting. Only holders of record of shares of beneficial interest at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting. A majority of the outstanding shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.
      As of the record date,                    shares of beneficial interest in United Mortgage Trust were issued and outstanding and entitled to vote at the special meeting. United Mortgage Trust’s Declaration of Trust provides that each share of beneficial interest entitles the holder to one vote on each matter to be considered at the special meeting.
Vote Required
      United Mortgage Trust’s Declaration of Trust requires that the proposal to approve the merger must be approved by holders of 80% of the outstanding shares of beneficial interest in United Mortgage Trust (other than shares held by the Advisor or trustees of United Mortgage Trust or their respective affiliates).
      The approval of holders of 66 2/3 % of the outstanding shares of beneficial interest in United Mortgage Trust (other than shares held by the Advisor or trustees of United Mortgage Trust or their respective affiliates) is required to approve the amendments to the Declaration of Trust.
      We will not be able to complete the merger unless both the proposal to approve the merger and the proposal to amend the Declaration of Trust are approved.
      Assuming that a quorum is present at the special meeting, a majority of votes cast by holders of outstanding shares of beneficial interest in United Mortgage Trust will be necessary to authorize the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the approval of the merger and the other transactions contemplated by the merger agreement and of the amendments to the Declaration of Trust.
Voting of Proxies; Revocation of Proxies
      If you are a record holder of shares of beneficial interest, in order to vote your shares by proxy at the special meeting:

•	You may mail your signed proxy card in the enclosed return envelope. Your proxy must be received by , 2006.

•	You may authorize a proxy to vote your shares by telephone by calling , a toll-free number, on a touch-tone phone and following the recorded instructions. Shareholders residing outside the United States can call collect on a touch-tone phone and follow the recorded instructions. The authorization of proxies by telephone must be received by midnight, Central Standard Time, on , 2006.

•	You may authorize a proxy to vote your shares by visiting a website established for that purpose at and following the instructions. The authorization of proxies by the Internet must be received by midnight, Central Standard Time, on , 2006.
If you vote your shares of beneficial interest in any manner described above, your shares, unless your proxy is revoked, will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” approval of the merger, “FOR” approval of the amendments to United Mortgage Trust’s Declaration of Trust and “FOR” authorization of the proxyholders to vote for the adjournment or postponement of the special meeting for the purpose of soliciting additional votes.
      We urge you to mark the box on the proxy card, following the instructions included on your proxy card, to indicate how to vote your shares. The authorization of proxies by telephone or the Internet will not affect your right to vote in person should you decide to attend the special meeting. Shareholders who hold shares of beneficial interest in street name should check voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares.
      The board of trustees of United Mortgage Trust does not presently intend to bring any other business before the special meeting and, so far as is presently known to the Board of Trustees, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect of such business in accordance with the discretion of the persons voting such proxies.
      You may revoke your proxy at any time prior to its use by delivering to the board of trustees of United Mortgage Trust at 1702 N. Collins Blvd., Suite 100, Richardson, Texas 75080, a signed notice of revocation, by granting a duly executed new, signed proxy or by submitting a new proxy by telephone or the Internet, or if you are a holder of record, by attending the special meeting and voting in person. If you hold your shares in “street name,” you must get a proxy from your broker, bank or other custodian to vote your shares in person at the special meeting. Attendance at the special meeting does not in itself constitute the revocation of a proxy.
Broker Abstentions and Broker Non-Votes
      Under the rules that govern brokers who have record ownership of shares that are held in brokerage accounts for their clients who are the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but not on non-routine matters. The proposals to be acted upon at the special meeting are non-routine matters. The broker’s inability to vote with respect to the non-routine matters is referred to as a “broker non-vote.” Because approval of the merger requires the affirmative vote of 80% of the outstanding shares of beneficial interest in United Mortgage Trust entitled to vote (other than shares held by the Advisor or trustees of United Mortgage Trust or their respective affiliates) and because approval of the amendments to the Declaration of Trust requires the affirmative vote of 66 2/3 % of the outstanding shares of beneficial interest in United Mortgage Trust entitled to vote (other than shares held by the Advisor or trustees of United Mortgage Trust or their respective affiliates), abstentions and broker non-votes will have the same effect as votes against approval of the merger and the other transactions contemplated by the merger agreement and against the amendments to the Declaration of Trust. In addition, the failure of a United Mortgage Trust shareholder to return a proxy will have the effect of a vote against the approval of the merger and the other transactions contemplated by the merger agreement and against the amendments to the Declaration of Trust. Assuming that a quorum is present at the special meeting, abstentions and broker non-votes will not effect the authorization of the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes.
      The required quorum for the transaction of business at the special meeting is a majority of the shares of beneficial interest in United Mortgage Trust issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum.
Share Ownership of Management and Certain Shareholders
      The trustees, the Advisor and their affiliates collectively owned less than 1% of the outstanding shares of beneficial interest in United Mortgage Trust as of December 31, 2005, including options to purchase shares of beneficial interest in United Mortgage Trust exercisable within 60 days, as of the record date.
Expenses of Solicitation
      United Mortgage Trust will pay for all costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of the Board of Trustees. In addition to solicitation by mail, the trustees of United Mortgage Trust and the officers and employees of the Advisor may solicit proxies from shareholders of United Mortgage Trust in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.
      United Mortgage Trust has retained Morrow & Co., Inc., a professional proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting. United Mortgage Trust will pay Morrow & Co., Inc. a fee of $10,000 plus an additional twenty-five cents for each proxy voted by phone and an additional ten cents for each proxy voted by Internet in connection with the transaction, plus reimbursement for reasonable out-of-pocket expenses.
      Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and United Mortgage Trust will reimburse such custodians, nominees and fiduciaries for their related reasonable out-of-pocket expenses.
Householding
      Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement/ prospectus may be sent to multiple shareholders in your household. United Mortgage Trust will promptly deliver a separate copy of this proxy statement/ prospectus, including the attached Annexes, to you if you write or call United Mortgage Trust at the following address or phone number: Attn: Cricket Griffin, 1702 N. Collins Blvd., Suite 100, Richardson, Texas 75080, Telephone: (214) 237-9305. If you wish to receive separate copies of an annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder or you may contact United Mortgage Trust, as applicable, at the above address and phone number.
Board of Trustees Recommendation
      The United Mortgage Trust board of trustees has unanimously approved the merger and the other transactions contemplated by the merger agreement and the amendments to the Declaration of Trust and unanimously recommends that shareholders of United Mortgage Trust vote “FOR” the proposal to approve the merger and the transactions contemplated by the merger agreement, “FOR” the proposal to approve the amendments to the Declaration of Trust and “FOR” authorization of the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for approval of the merger and the other transactions contemplated by the merger agreement and approval of the amendments to the Declaration of Trust.
      We urge you to read and carefully consider the information presented in this proxy statement/ prospectus and to vote by completing and promptly returning the enclosed proxy in the enclosed postage-paid envelope or by authorizing a proxy over the telephone or by accessing the Internet.
      You should not send any share certificates at this time. A transmittal form with instructions for the surrender of certificates for shares of beneficial interest in United Mortgage Trust will be mailed to you as soon as practicable after completion of the merger.
1. THE MERGER PROPOSAL
      This section of the proxy statement/ prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/ prospectus, the attached Annexes and the other documents to which this proxy statement/ prospectus refer, for a more complete understanding of merger.
General Description of the Merger
      At the effective time of the merger, United Mortgage Trust, which is a REIT, will merge with and into UMT Holdings, which is a limited partnership. Upon completion of the merger, the separate corporate existence of United Mortgage Trust will cease, and UMT Holdings will continue as the surviving entity.
      As a result of the merger, each share of beneficial interest in United Mortgage Holdings outstanding at the effective time of the merger will be converted automatically into the right to receive one Class A Debenture with a principal amount of $20. The Class A Debentures have an interest rate of 8.5% and mature on the tenth anniversary of the issuance date. United Mortgage Trust shareholders will receive fractional Class A Debentures in exchange for fractional shares of beneficial interest in United Mortgage Trust that they hold at the effective time of the merger. If the number of shares of United Mortgage Trust changes before the merger is completed because of a share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, then an appropriate and proportionate adjustment will be made to the aggregate principal amount of the Class A Debentures to be received by United Mortgage Trust shareholders in the merger.
      Each option to purchase shares of beneficial interest in United Mortgage Trust outstanding as of the effective time of the merger will be converted into an option to purchase the same number of Class A Debentures for a price equal to the exercise price of the option immediately prior to the effective time of the merger.
      Based upon the number of shares of beneficial interest in United Mortgage Trust outstanding as of December 31, 2005, but excluding outstanding options, UMT Holdings will issue Class A Debentures with an aggregate principal amount of approximately $141.1 million pursuant to the merger agreement.

      UMT Holdings will account for the merger as a purchase for financial reporting purposes. See “— Accounting Treatment.” The merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code for United States federal income tax purposes and will be a taxable transaction. See “United States Federal Income Tax Consequences of the Merger” beginning on page 96.
The Merger Agreement
      The following is a summary of the material terms and provisions of the merger agreement. This description is not a complete description of the merger agreement and is qualified by reference to the full text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/ prospectus. We encourage you to read the merger agreement carefully.
      We caution you that the merger agreement is not intended as a document for investors to obtain factual information about the current state of affairs of United Mortgage Trust and UMT Holdings. Rather, you should look to United Mortgage Trust’s Exchange Act filings with the SEC and the disclosure regarding UMT Holdings in this proxy statement/ prospectus, which together contain all material information about the parties and the proposed merger.
Merger Consideration
      At the effective time of the merger, each share of beneficial interest in United Mortgage Trust will be exchanged for the right to receive one Class A Debenture of UMT Holdings. In addition, following the effective time of the merger and upon surrender of certificates evidencing shares of beneficial interest in United Mortgage Trust, UMT Holdings will pay any dividends accrued on the shares of beneficial interest in United Mortgage Trust and unpaid and accrued interest (at 8.5%) at the effective time. The Class A Debentures exchanged for issued and outstanding shares of beneficial interest in United Mortgage Trust are referred to as the merger consideration. The merger consideration will be adjusted to reflect the effect of any reclassification, split, share dividend, recapitalization or similar change with respect to the shares of beneficial interest in United Mortgage Trust that occurs after the date of the merger agreement but before the effective time of the merger.
      Shareholders of United Mortgage Trust who do not vote for the merger may receive a cash payment instead of the merger consideration equal to the fair value of their shares of beneficial interest in United Mortgage Trust by following the procedures described in “Appraisal Rights of United Mortgage Trust Shareholders” and exercising appraisal rights. If a court finds that an objecting shareholder is entitled to an appraisal of its shares, the court is required to appoint three disinterested appraisers to determine the fair value of the shares as of the date of the merger on terms and conditions the court determines proper. While we cannot predict what value any appraiser appointed by the court would determine is the fair value of the shares of beneficial interest in United Mortgage Trust, we believe that it would be appropriate for a court to determine that the fair value of the shares was equal to their book value. As of December 31, 2005, the book value of a share of beneficial interest was $16.32. A copy of the Maryland Appraisal Rights Statute is included in this proxy statement/prospectus as Annex E.
      The only way to receive cash in exchange for shares of beneficial interest as a result of the merger is to exercise appraisal rights. However, if holders of more than 200,000 shares of beneficial interest in United Mortgage Trust object to the merger and exercise their appraisal rights, UMT Holdings will not be obligated to close the merger. Unlike the shares of beneficial interest in United Mortgage Trust, the Class A Debentures to be issued in the merger will not have appraisal rights.
Exchange of Shares; Treatment of Fractional Shares
      As soon as practicable after the effective time of the merger, The Bank of New York Trust Company, N.A., the exchange agent, will mail to each holder of record of shares of beneficial interest in United Mortgage Trust a letter of transmittal and instructions for surrendering certificates evidencing shares of beneficial interest in United Mortgage Trust in exchange for the merger consideration. The letter of transmittal will specify that delivery will be effective only upon proper delivery of the certificates evidencing shares of beneficial interest in United Mortgage Trust and that risk of loss and title to the certificates will remain with the record holder until proper delivery to the paying agent. Upon surrender of a certificate evidencing shares of beneficial interest in United Mortgage Trust to the paying agent together with a duly completed and validly executed letter of transmittal, the holder of the certificate will be entitled to receive the merger consideration, and the certificate will be canceled.
      United Mortgage Trust shareholders will receive fractional Class A Debentures in exchange for any fractional interests of United Mortgage Trust shares that they hold at the effective time of the merger.
      Immediately following the effective time of the merger, UMT Holdings will provide the merger consideration to the exchange agent to be held in a fund, which we refer to as the exchange fund, for the purpose of effecting the exchange of shares of beneficial interest in United Mortgage Trust for the merger consideration. Any time after the first anniversary of the effective time of the merger, UMT Holdings may demand that the exchange agent return to UMT Holdings any portion of the exchange fund that is not distributed to holders of shares of beneficial interest in United Mortgage Trust. In the event that the undistributed merger consideration in the exchange fund is returned to UMT Holdings, any holders of shares of beneficial interest in United Mortgage Trust outstanding at that time must request payment of merger consideration in exchange for those shares of beneficial interest directly from UMT Holdings.
Treatment of Stock Options
      Each option to purchase shares of beneficial interest in United Mortgage Trust outstanding as of the effective time of the merger, whether or not then vested or exercisable, will be converted into an option to purchase the same number of Class A Debentures for a price equal to the exercise price of the option immediately prior to the effective time of the merger.
Effective Time
      The merger will become effective upon the filing and effectiveness of a certificate of merger with the Secretary of State of the State of Delaware and the filing of articles of merger with the Maryland State Department of Assessments and Taxation, whichever occurs later. These filings will be made as soon as practicable following the satisfaction or waiver of all conditions to the merger set forth in the merger agreement. We currently anticipate that the merger will be completed as promptly as practicable after the vote is counted, likely in the second half of 2006. However, because the merger is subject to closing conditions and the approval of a number of regulatory agencies, including the securities regulators of several states, we cannot predict the exact timing. If the merger is not completed on or before June 30, 2006, either UMT Holdings or United Mortgage Trust may terminate the merger agreement, unless that party has materially breached any of its representations, warranties or covenants set forth in the merger agreement and not cured such breach.
Representations and Warranties

United Mortgage Trust
      In the merger agreement, United Mortgage Trust has made customary representations and warranties relating to, among other things:

•	its organization, standing and trust power;

•	its capital structure;

•	its authority to enter into the merger agreement and related transactions;

•	the absence of any conflicts with its organizational documents and of any required governmental and third-party consents, in each case except as disclosed in the merger agreement;

•	its financial statements;

•	the absence of undisclosed material liabilities;

•	the absence of defaults under or violations of its outstanding debt instruments, organization documents and any applicable orders or similar rules and regulations;

•	outstanding litigation;

•	tax matters;

•	the receipt of the opinion of Southwest Securities;

•	the vote required for approval of the merger agreement;

•	its ownership of its own shares of beneficial interest;

•	the absence of any competing transactions or negotiations;

•	the information that United Mortgage Trust provides for this proxy statement/ prospectus;

•	dissenters’ rights under Maryland law; and

•	compliance with applicable state takeover statutes.
      Under the merger agreement, UMT Holdings has made customary representations and warranties relating to, among other things:

•	its organization, standing and corporate power;

•	its capital structure;

•	its authority to enter into the merger agreement and related transactions;

•	the absence of any conflicts with its organizational documents and of any required governmental and third-party consents, in each case except as disclosed in the merger agreement;

•	outstanding litigation;

•	its financial condition and operating agreements;

•	the absence of undisclosed material liabilities;

•	the absence of defaults under or violations of its outstanding debt instruments, organization documents and any applicable orders or similar rules and regulations;

•	the indenture governing its 8% Class B Junior Subordinated Secured Debentures, which we refer to as the Class B Debentures; and

•	the information that UMT Holdings provides for this proxy statement/ prospectus.
Covenants
      At all times before the earlier of the closing of the merger or the termination of the merger agreement, each of United Mortgage Trust and UMT Holdings has agreed to the covenants summarized below except to the extent the other party consents in writing or as otherwise required by applicable law or the merger agreement.

Conduct of Business by United Mortgage Trust
      Under the merger agreement, United Mortgage Trust agrees (1) to use all commercially reasonable efforts to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the merger agreement and consistent with past practice and (2) to use commercially reasonable efforts to preserve intact its current business organization, goodwill, assets and ongoing business and its status as a REIT.

      Without limiting the generality of the foregoing covenants and except as permitted by the terms of the merger agreement, United Mortgage Trust agrees not to engage in, authorize or agree to:

•	take any action that would prevent or materially delay the merger or related transactions;

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of beneficial interest, except the authorization and payment of monthly dividends in accordance with past practice and any distribution that is the minimum amount necessary for United Mortgage Trust to maintain REIT status or avoid the incurrence of certain taxes;

•	split, combine or reclassify any shares of beneficial interest or other equity securities or authorize the issuance of any other securities in respect of shares of beneficial interest or other equity securities or take any similar action;

•	purchase, redeem or otherwise acquire any shares of beneficial interest or any equity interests in any of its subsidiaries;

•	issue, deliver, sell or grant any option or other material right in respect of any shares of beneficial interest, any other voting or redeemable securities of United Mortgage Trust or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, except in accordance with past practice;

•	amend its Declaration of Trust or its bylaws or any comparable organizational document of any of its subsidiaries;

•	merge, consolidate or consummate any other business combination transaction with any third party;

•	acquire, enter into an option to acquire or enter into any other commitment or contractual obligation for the acquisition of any real property or other transaction involving nonrefundable deposits other than in the ordinary course of business consistent with past practice;

•	incur additional indebtedness or guarantee the indebtedness of any other person or entity;

•	sell, mortgage, lease or otherwise encumber or dispose of any material assets including any right to receive income, distributions or the like;

•	issue or sell any debt securities or rights to acquire debt securities of United Mortgage Trust or any of its securities;

•	enter into any agreement to maintain the financial statement condition of another person or entity;

•	make or rescind any material election relating to taxes, unless required by law or necessary to preserve its REIT status or the partnership status of any of its subsidiaries;

•	change in any material respect any of its methods or practices of accounting;

•	settle or compromise any claim or proceeding except in an amount exceeding $25,000 in the aggregate;

•	change any of its methods of reporting income or deductions for federal income tax purposes;

•	adopt any new employee benefit, incentive or similar plan or grant new stock appreciation rights;

•	enter into or amend any employment agreement or similar arrangement;

•	authorize, recommend, propose or announce an intention to adopt another plan of complete or partial liquidation or dissolution of United Mortgage Trust or any of its subsidiaries;

•	fail to use commercially reasonable efforts to comply, or remain in compliance, with all terms and provisions of any agreement relating to the outstanding indebtedness of United Mortgage Trust or any of its subsidiaries;

•	enter into any agreement that contains a change of control or similar provision that would be violated by the consummation of the merger;

•	enter into any agreements or contracts with a value of $100,000 in the aggregate, or agree to amend any such agreements or contracts, other than in the ordinary course of business consistent with past practices; and

•	take, permit or cause any action or omission inconsistent with these covenants.

Conduct of Business by UMT Holdings
      Under the merger agreement, the general partner agrees, and agrees to cause each of UMT Holdings and its subsidiaries: (1) to use all commercially reasonable efforts to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the merger agreement and consistent with past practice, and (2) to use commercially reasonable efforts to preserve intact its current business organization, goodwill, assets and ongoing business.
      Without limiting the generality of the foregoing covenants and except as permitted by the terms of the merger agreement, each of UMT Holdings and UMT Services agrees not to engage in, authorize or agree to:

•	take any action that would prevent or materially delay the merger or related transactions;

•	merge, consolidate or consummate any other business combination transaction with any third party, other than any transactions that have an aggregate value of $100,000 or less;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the general partner, UMT Holdings, or specified subsidiaries of UMT Holdings; and

•	agree in writing or otherwise take any action inconsistent with these covenants.

Preparation of this Proxy Statement/ Prospectus and the Shareholders’ Meeting
      United Mortgage Trust and UMT Holdings agreed to prepare and file with the SEC this proxy statement/ prospectus, and UMT Holdings agreed to prepare and file with the SEC the registration statement of which this proxy statement/ prospectus forms a part.
      United Mortgage Trust agrees to take all steps necessary in accordance with its Declaration of Trust and its bylaws to duly call and hold a meeting of the holders of its shares of beneficial interest as soon as practicable after the effectiveness of the registration statement of which this proxy statement/ prospectus forms a part. United Mortgage Trust also agrees that its independent trustees will unanimously advise, recommend and submit the merger and related transactions to the shareholders of United Mortgage Trust. If a quorum is not obtained at the shareholders’ meeting, or if fewer shares of beneficial interest are voted in favor of approval of the merger and related transactions than the number required to approve the merger and related transactions, United Mortgage Trust agrees to postpone or adjourn the shareholders’ meeting from time to time in order to permit additional time for soliciting and obtaining additional proxies or votes.

      In addition to the covenants described above, the merger agreement includes further covenants and agreements between the parties relating to the following:

•	access to information from the parties;

•	the use of commercially reasonable efforts to do all things necessary, proper or advisable to fulfill all conditions of the merger agreement and the related transactions;

•	announcements to the public concerning the proposed merger and related transactions;

•	cooperation among the parties;

•	engagement of a proxy solicitor;

•	termination of contracts between United Mortgage Trust and the Advisor prior to closing;

•	approval of the terms of the Class A Debentures and the compliance of such terms with law;

•	the allocation of the purchase price and tax treatment of the merger and related transactions;

•	transfer and gains taxes; and

•	the protection of confidential information of the parties.
No Solicitation
      Subject to exceptions described more fully below under “— Trustee Actions,” during the term of the merger agreement, United Mortgage agrees not to take, and not to authorize, directly or indirectly, any officer, trustee, employee, agent, investment banker, financial advisor or other representative of United Mortgage Trust or any of its affiliates to take, any of the following actions:

•	initiate, solicit, encourage or facilitate any inquiries or the making of any proposal or other action that constitutes any competing transaction;

•	explore, enter into, maintain or continue discussions or otherwise negotiate with any third party with respect to a competing transaction; or

•	enter into any agreement, arrangement or understanding requiring United Mortgage Trust or any of its affiliates to abandon, terminate or fail to consummate the merger or related transactions.
The board of trustees of United Mortgage Trust also agrees, subject to exceptions described more fully below under “— Trustee Actions,” not to withdraw or modify its recommendations in favor of the merger or any of the related transactions or to approve or recommend any competing transaction.
      For purposes of the merger agreement, a “competing transaction” means any inquiry, proposal or offer from any third party relating to any of the following involving United Mortgage Trust or its subsidiaries:

•	any tender or exchange offer involving 50% or more of shares of beneficial interest in United Mortgage Trust;

•	any merger, consolidation or other business combination;

•	any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the assets of United Mortgage Trust and its subsidiaries taken as a whole;

•	any recapitalization or restructuring;

•	any other transaction similar to any of the foregoing, other than the merger; or

•	any public announcement of a proposal, plan or intention to take any of the actions listed above or any agreement to engage in any of these actions.

Trustee Actions
      If United Mortgage Trust receives an unsolicited, bona fide written inquiry or proposal from a third party with respect to a competing transaction, United Mortgage Trust shall notify UMT Holdings orally and in writing (as promptly as practicable but in any event within 24 hours) of all of the relevant details relating to the inquiry or proposal (including the identity of the parties, price and other terms), including any modification, amendment or change with respect to the inquiry or proposal, and shall promptly furnish to UMT Holdings in writing a copy of any inquiry or proposal in addition to any information provided to or by any third party relating to the inquiry or proposal.
      United Mortgage Trust may furnish information to, or enter into discussions or negotiations with, such third party if, and only to the extent that, each of the following conditions is satisfied:

•	the board of trustees of United Mortgage Trust, after consultation with and having considered the advice of independent legal counsel, determines in good faith that (1) the competing transaction would, if consummated, constitute a “superior competing transaction” and (2) such action is necessary for the trustees to comply with their legal duties to United Mortgage Trust’s shareholders under applicable law; and

•	prior to taking such action, United Mortgage Trust (1) provides reasonable notice to UMT Holdings (but in any event no later than 72 hours before taking such action) to the effect that it is taking such action and (2) United Mortgage Trust receives from the third party an executed confidentiality agreement in reasonably customary form, the terms of which, as applicable to the third party, in any event are at least as stringent as those applicable to UMT Holdings in the confidentiality agreement executed in anticipation of negotiations for the merger agreement.
If the Board of Trustees is unable to determine whether its duties to United Mortgage Trust’s shareholders under applicable law require it to consider an unsolicited written inquiry, the Board of Trustees may make inquiry of the third party submitting an inquiry or proposal until the Board of Trustees is able to make this determination. Before providing any information to or entering into discussions or negotiations with any third party in connection with a competing transaction to the extent permitted pursuant to the immediately preceding sentence, United Mortgage Trust shall notify UMT Holdings of any competing transaction (including the material terms and conditions of the proposed competing transaction and the identity of the person making it) as promptly as practicable after United Mortgage Trust receives the proposed competing transaction (and in any event, no later than 24 hours from receipt), and shall provide UMT Holdings with a copy of any written competing transaction or amendments or supplements.
      United Mortgage Trust shall keep UMT Holdings fully apprised of the status (including amendments and proposed amendments) of any proposal relating to a competing transaction on a current basis, including promptly providing to UMT Holdings copies of any written communications between United Mortgage Trust and any person or entity relating to a competing transaction.
      The board of trustees of United Mortgage Trust may, provided that it gives UMT Holdings five full business days’ prior written notice of its intention to do so: (1) withdraw or modify, or propose to withdraw or modify, its approval or recommendation of the merger agreement or the merger, (2) approve or recommend a competing transaction (or amendment or supplement to a competing transaction) or (3) cause United Mortgage Trust to enter into an agreement with respect to a competing transaction, if and only to the extent that, the board of trustees of United Mortgage Trust, after consultation with and having considered the advice of independent legal counsel and/or Southwest Securities (or any other investment bank of nationally recognized reputation), determines in good faith (after taking into account any proposal that may have been made by UMT Holdings at such time) that (a) the competing transaction is a “superior competing transaction” and (b) such action is necessary for the trustees of United Mortgage Trust to comply with their duties to United Mortgage Trust’s shareholders under applicable law.
      For purposes of the merger agreement, a “superior competing transaction” means a bona fide written proposal from a third party for a competing transaction received after the date of the merger agreement that was not, directly or indirectly, initiated, solicited or encouraged or knowingly facilitated by United Mortgage Trust or its representatives that is more favorable to the holders of its shares of beneficial interest than the transactions contemplated by the merger agreement and that is reasonably capable of being consummated.
Conditions to the Completion of the Merger

Conditions to Obligations of All Parties
      The respective obligations of United Mortgage Trust and UMT Holdings to effect the merger and to consummate the related transactions on the closing date are subject to the satisfaction or waiver of the following conditions:

•	the shareholders of United Mortgage Trust shall have approved the merger and the other transactions contemplated by the merger agreement, the amendments to the Declaration of Trust of United Mortgage Trust as described in this proxy statement/ prospectus and any other matters reasonably and timely requested by any other party to effectuate the transactions contemplated by the merger agreement and the related documents;

•	no injunctions or orders issued by any court of competent jurisdiction or any other legal restraint preventing the consummation of the merger and any of the related transactions shall be in effect;

•	the registration statement of which this proxy statement/ prospectus forms a part shall have been declared effective, and no stop order with respect to the registration statement shall be in effect nor may any proceedings for that purpose be instituted by the SEC or any state regulatory authorities;

•	all consents, approvals, permits and other authorizations required to be obtained from any governmental agencies in connection with the execution and delivery of the merger agreement and related transaction documents and the consummation of the related transactions shall have been made or obtained;

•	UMT Services shall have approved the terms of the Class A Debentures by approving an indenture substantially in the form of Annex D to this proxy statement/ prospectus; and

•	the board of trustees of United Mortgage Trust shall have received an updated fairness opinion of Southwest Securities, dated as of a date within ten calendar days before or after the date the registration statement of which this proxy statement/ prospectus is a part was declared effective by the SEC, to the effect that the merger consideration is fair from a financial point of view to the unaffiliated shareholders.

Conditions to Obligations of UMT Holdings and UMT Services
      The respective obligations of UMT Holdings and UMT Services to effect the merger and to consummate the related transactions on the closing date are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of United Mortgage Trust in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement and on and as of the closing date, except where the failure of any representations or warranties in the aggregate to be true and correct would not or would not reasonably be likely to have a material adverse effect on United Mortgage Trust;

•	United Mortgage Trust shall have performed or complied in all material respects with all of its obligations under the merger agreement;

•	United Mortgage Trust shall not have experienced a material adverse effect since the date of the merger agreement;

•	all consents and waivers required to be obtained from third parties necessary for the consummation of the merger and related transactions shall have been obtained, other than consents and waivers which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on United Mortgage Trust;

•	any and all contracts between United Mortgage Trust and the Advisor shall have been terminated; and

•	neither United Mortgage Trust nor any of the trustees shall have received, prior to the shareholders’ meeting called for the approval of the merger and the other transactions contemplated by the merger agreement, a demand for appraisal of shares of beneficial interest in United Mortgage Trust or a written objection to the merger or any of the related transactions from shareholders holding more than 200,000 shares of beneficial interest in United Mortgage Trust as of the record date for the shareholders’ meeting.

Conditions to Obligations of United Mortgage Trust
      The respective obligations of United Mortgage Trust to effect the merger and to consummate the related transactions on the closing date are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of each of UMT Holdings and UMT Services in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and on and as of the closing date, except where the failure of any representations or warranties in the aggregate to be true and correct would not or would not reasonably be likely to have a material adverse effect on UMT Holdings;

•	each of UMT Holdings and UMT Services shall have performed or complied in all material respects with all of its obligations under the merger agreement;

•	neither UMT Holdings nor UMT Services shall have experienced a material adverse effect since the date of the merger agreement; and

•	all consents and waivers required to be obtained from third parties necessary for the consummation of the merger and related transactions shall have been obtained, other than consents and waivers which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on UMT Holdings.
Termination of the Merger Agreement
      The merger agreement may be terminated at any time before the first to occur of the acceptance for record of the articles of merger by the Maryland State Department of Assessments and Taxation or the filing of the certificate of merger with the Secretary of State of the State of Delaware, whether before or after the shareholders of United Mortgage Trust approve the merger and the other transactions contemplated by the merger agreement, in any of the following manners:

•	by mutual written consent of UMT Services (on behalf of both itself and UMT Holdings) and United Mortgage Trust;

•	by UMT Holdings or UMT Services, as long as neither of them has breached any of its obligations under the merger agreement in any material respect and such breach remains uncured, (1) upon a material breach of any representation or warranty on the part of United Mortgage Trust in the merger agreement, or if any representation or warranty of United Mortgage Trust shall have become materially untrue, such that the conditions to closing that must be satisfied by United Mortgage Trust would be incapable of being satisfied by June 30, 2006 or (2) upon a material breach by United Mortgage Trust of one or more of its covenants in the merger agreement if United Mortgage Trust has not cured such breach within 10 business days after notice of the breach by UMT Holdings;

•	by United Mortgage Trust, as long as it has not breached any of its obligations under the merger agreement in any material respect and such breach remains uncured, (1) upon a material breach of any representation or warranty on the part of UMT Holdings or UMT Services in the merger agreement, or if any representation or warranty of UMT Holdings or UMT Services shall have become materially untrue, such that the conditions to closing that must be satisfied by UMT Holdings or UMT Services would be incapable of being satisfied by June 30, 2006 or (2) upon a material breach by UMT Holdings or UMT Services of one or more of their respective covenants or agreements contained in the merger agreement if UMT Holdings or UMT Services has not cured such breach within 10 business days after notice of the breach United Mortgage Trust;

•	by either UMT Holdings or United Mortgage Trust if any judgment, injunction, order, decree or action by any governmental agency of competent authority preventing the consummation of the merger shall have become final and nonappealable;

•	by either UMT Holdings or United Mortgage Trust, as long the terminating party has not breached any of its obligations under the merger agreement in any material respect and such breach remains uncured, if the merger shall not have been consummated by June 30, 2006;

•	by either UMT Holdings or United Mortgage Trust if, upon a vote at a duly held meeting of the shareholders of United Mortgage Trust, the shareholders of United Mortgage Trust shall not have approved the merger and the other transactions contemplated by the merger agreement;

•	by either UMT Holdings or UMT Services if (1) prior to the approval of the merger agreement by the shareholders of United Mortgage Trust, the board of trustees of United Mortgage Trust shall have withdrawn or modified in any manner adverse to UMT Holdings its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, any competing transaction, (2) United Mortgage Trust shall have entered into any agreement with respect to any competing transaction, or (3) the board of trustees of United Mortgage Trust shall have resolved to take any of these actions; or

•	by either UMT Holdings or UMT Services if, prior to the meeting of shareholders of United Mortgage Trust, the board of trustees of United Mortgage Trust shall have received a demand for appraisal of shares of beneficial interest in United Mortgage Trust or a written objection to the merger or any of the related transactions from shareholders of United Mortgage Trust holding more than 200,000 shares of beneficial interest as of the record date for the shareholders’ meeting.
Effect of Termination
      If the merger agreement is terminated, it will become void and of no effect without any liability or obligation on the part of any party to any other party, except that specified provisions in the merger agreement regarding payment of expense reimbursement as described below and general provisions of the merger agreement shall survive.
      United Mortgage Trust will pay to UMT Holdings an amount equal to $500,000 to reimburse UMT Holdings for merger-related expenses if UMT Holdings terminates the merger agreement upon:

(1) a material breach of any representation or warranty on the part of United Mortgage Trust in the merger agreement, or if any representation or warranty of United Mortgage Trust shall have become materially untrue, such that the conditions to closing that must be satisfied by United Mortgage Trust would be incapable of being satisfied by June 30, 2006 or

(2) a material breach by United Mortgage Trust of one or more of its covenants contained in the merger agreement if United Mortgage Trust has not cured such breach within 10 business days after notice of the breach by UMT Holdings;
provided, however, that UMT Holdings has not materially breached its representations and warranties or covenants (and, with regard to breaches of covenants, such breach remains uncured at the time of such termination).

      UMT Holdings will pay to United Mortgage Trust an amount equal to $430,000 to reimburse United Mortgage Trust for merger-related expenses if United Mortgage Trust terminates the merger agreement upon:

(1) a material breach of any representation or warranty on the part of UMT Holdings or UMT Services in the merger agreement, or if any representation or warranty of UMT Holdings or UMT Services shall have become materially untrue, such that the conditions to closing that must be satisfied by UMT Holdings or UMT Services would be incapable of being satisfied by June 30, 2006 or

(2) a material breach by UMT Holdings or UMT Services of one or more of their respective covenants contained in the merger agreement if UMT Holdings or UMT Services has not cured such breach within 10 business days after notice of the breach by United Mortgage Trust;
provided, however, that United Mortgage Trust has not materially breached its representations and warranties or covenants (and, with regard to breaches of covenants, such breach remains uncured at the time of such termination).
      Payment of either of these amounts shall be made in the form of a promissory note payable to the order of UMT Holdings (or its designee) or United Mortgage Trust (or its designee), as applicable, which promissory note shall have a simple interest rate equal to the per annum rate of interest publicly announced by Citibank, N.A. as its prime or base rate in effect at its principal office in New York City from time to time plus 1.0% per annum and shall provide for the payment of the principal amount in 12 equal monthly installments with a final maturity date no later than one year following the date of termination of the merger agreement.
      If either UMT Holdings or United Mortgage Trust is required to file suit to seek all or a portion of the amounts payable under these provisions of the merger agreement, and such party prevails in the litigation, that party shall be entitled to all expenses, including attorneys’ fees and expenses, which it has incurred in enforcing its rights under these provisions of the merger agreement.
Amendments to the Merger Agreement
      The merger agreement may be amended by the parties in writing at any time before the effective time of the merger; provided, however, that, after the United Mortgage Trust shareholders approve the merger, no amendment, modification or supplement to the merger agreement may change the amount or change the form of the merger consideration to be delivered to the shareholders of United Mortgage Trust or any of the terms or conditions of the merger agreement if the alteration or change would adversely affect shareholders of United Mortgage Trust.
Costs and Expenses
      Except as otherwise described under “— Effect of Termination” above or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the merger agreement, the merger and the related transactions shall be paid by the party incurring such cost or expense.

COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF UNITED MORTGAGE TRUST BENEFICIAL INTEREST AND HOLDERS OF CLASS A DEBENTURES
      The following is a summary of the material differences between the rights of holders of shares of beneficial interest in United Mortgage Trust and holders of Class A Debentures of UMT Holdings. As a Maryland real estate investment trust, United Mortgage Trust is subject to the Maryland REIT Law, or MRL, and to certain sections of the Maryland General Corporation Law, or MGCL. As a Delaware limited partnership, UMT Holdings is subject to the Delaware Revised Uniform Limited Partnership Act, or the DRULPA.
      The following discussion is not intended to be complete and is qualified by reference to the Declaration of Trust and Bylaws of United Mortgage Trust, the Agreement of Limited Partnership of UMT Holdings, the Indenture governing the Class A Debentures and applicable state law. The Agreement of Limited Partnership of UMT Holdings and the Indenture governing the Class A Debentures are filed as exhibits to the registration statement of which this proxy statement/ prospectus is a part. The Declaration of Trust and Bylaws of United Mortgage Trust are incorporated by reference in this proxy statement/ prospectus and will be sent to shareholders of United Mortgage Trust upon request. See “References to Additional Information” for information on obtaining these documents.

	Rights of Holders of Shares of Beneficial	Rights of Holders of Class A Debentures
	Interest in United Mortgage Trust	of UMT Holdings

Authorized Securities	United Mortgage Trust is authorized to issue 100 million shares of beneficial interest, par value $.01 per share, all of one class.

	As of May 1, 2006, there were 7,070,781 shares issued and outstanding.	Limited to Class A Debentures with aggregate outstanding principal amount equal to $20.00 multiplied by the sum of (1) the number of shares of beneficial interest of United Mortgage Trust outstanding immediately prior to the effective time of the merger plus (2) the number of shares of beneficial interest of United Mortgage Trust underlying options outstanding immediately prior to the effective time of the merger.

Management	The business and affairs of United Mortgage Trust are managed under the direction of its board of trustees. The number of trustees may be fixed from time to time by the Board of Trustees, provided that the number of trustees will not be less than three nor more than nine. A majority of the trustees must be independent trustees.	The business and affairs of UMT Holdings are managed under the direction of the general partner.

Removal	A trustee may be removed from office with or without cause by the affirmative vote of the holders of not less than a majority of shares then outstanding and entitled to vote.	The holders of Class A Debentures have no rights to remove the general partner of UMT Holdings.

Vacancies	Any vacancy (except a vacancy resulting from the removal of a	The holders of Class A Debentures have no rights to

	Rights of Holders of Shares of Beneficial	Rights of Holders of Class A Debentures
	Interest in United Mortgage Trust	of UMT Holdings

	trustee by the shareholders) may be filled by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum. A vacancy resulting from the removal of a trustee by the shareholders may be filled only by the shareholders. Any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred. Independent trustees must nominate replacements for vacancies among the independent trustees’ positions.	elect or appoint the general partner or its directors.

Limitation of Shareholder, Trustee and Officer/Partner Liability	Both the MRL and the Declaration of Trust of United Mortgage Trust provide that shareholders will not be liable for any of the obligations of United Mortgage Trust.

The MRL permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of trustees and officers to the trust and its shareholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Declaration of Trust of United Mortgage Trust contains a provision which eliminates trustees’ and officers’ liability to the maximum extent permitted by Maryland law.	The holders of Class A Debentures will not be liable for any obligations of UMT Holdings.

As permitted under the DRULPA, the partnership agreement of UMT Holdings limits the liability of persons including officers and directors of the general partner. Under the terms of the partnership agreement, these persons shall not be liable for monetary damages to UMT Holdings or its limited partners or any other persons who have acquired interests in partnership securities of UMT Holdings for losses sustained or liabilities incurred as a result of any act or omission if such person acted in good faith.

Indemnification	The MRL permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments,	The DRULPA permits a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to any standards or restrictions set forth in the partnership agreement.

Rights of Holders of Shares of Beneficial	Rights of Holders of Class A Debentures
Interest in United Mortgage Trust	of UMT Holdings

penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that

• the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty,

• the director or officer actually received an improper personal benefit in money, property or services or

• in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

The Declaration of Trust of United Mortgage Trust provides that United Mortgage Trust will indemnify and hold harmless a trustee and any employee who is performing services on behalf of United Mortgage Trust against any and all losses or liabilities reasonably incurred by such trustee or employee in connection with or by reason of any act or omission performed or omitted to be performed on United Mortgage Trust’s behalf in such	The partnership agreement of UMT Holdings provides that UMT Holdings shall indemnify and hold harmless the following persons or entities (“Indemnitees”) from and against any and all losses, claims or liabilities by reason of such person’s or entity’s status as such:

• the general partner (and any former general partner);

• any affiliate of the general partner (and any former general partner);

• members, stockholders, partners, officers, directors, employees, agents or trustees of the general partner (or any former general partner) or of any affiliate of UMT Holdings or the general partner (or any former general partner); and

• persons or entities serving at the request of the general partner (or any former general partner) or its affiliates as an officer, director, employee, member, partner, agent, fiduciary or trustee of another entity;

provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of UMT Holdings and, with respect to criminal proceedings, had no reasonable cause to believe its conduct was unlawful.

The partnership agreement also provides that UMT Holdings shall advance expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim prior to the final disposition of the claim upon receipt by UMT Holdings of an

Rights of Holders of Shares of Beneficial	Rights of Holders of Class A Debentures
Interest in United Mortgage Trust	of UMT Holdings

capacity.

However, the Declaration of Trust of United Mortgage Trust limits United Mortgage Trust’s ability to indemnify its trustees or employees for losses arising from its operations by requiring that the following additional conditions are met:

• the trustees or employees have determined, in good faith, that the course of conduct that caused the loss or liability was in United Mortgage Trust’s best interests;

• in the case of non-independent trustees and employees, the liability or loss was not the result of negligence or misconduct by the non-independent trustee or employee;

• in the case of independent trustees, the liability or loss was not the result of bad faith, willful misfeasance, gross negligence or reckless disregard of the independent trustee’s duties; and

• the indemnification or agreement to hold harmless is recoverable only out of United Mortgage Trust’s assets and not from the shareholders.

Indemnification of United Mortgage Trust’s trustees or employees will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

• there has been a settlement and a court approves the settlement	undertaking by the Indemnitee to repay such amount if it is determined that the Indemnitee is not entitled to be indemnified as authorized by the partnership agreement.

An Indemnitee shall not be denied indemnification in whole or in part under the partnership agreement because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the partnership agreement.

	Rights of Holders of Shares of Beneficial	Rights of Holders of Class A Debentures
	Interest in United Mortgage Trust	of UMT Holdings

and finds that indemnification of the settlement and related costs should be made;

• there has been a successful defense and a court approves indemnification or litigation costs; or

• there has been a dismissal with prejudice on the merits (without a settlement).

United Mortgage Trust’s Declaration of Trust provides that the advancement of funds to trustees or employees for legal expenses and other costs incurred as a result of any legal action is permissible only if all of the following conditions are satisfied:

• the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of United Mortgage Trust;

• the legal action is initiated by a third party who is not a shareholder or, if the legal action is initiated by a shareholder acting in his or her capacity as such, a court of competent jurisdiction specifically approves such advancement; and

• the trustees or employees undertake to repay the advanced funds to United Mortgage Trust, together with applicable interest thereon, in cases in which such trustees or employees would not be entitled to indemnification.

Statutory Takeover Provisions	United Mortgage Trust’s Declaration of Trust provides that United Mortgage Trust elects to be governed by the special voting requirements of the Maryland General Corporation	The DRULPA does not include statutory takeover provisions.

Rights of Holders of Shares of Beneficial	Rights of Holders of Class A Debentures
Interest in United Mortgage Trust	of UMT Holdings

Law, which includes the Maryland Business Combination Act discussed under “Business Combinations” below and the Maryland Control Share Acquisition Act discussed under “Control Share Acquisitions” below.

The MRL and the MGCL provide protection for Maryland REITs against unsolicited takeovers by protecting the Board of Trustees with regard to actions taken in a takeover context. The MRL and the MGCL provide that the duties of trustees will not require them to:

• accept, recommend or respond to any proposal by a person seeking to acquire control;

• make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, as described below;

• elect to be subject to any or all of the “elective provisions” described below; or

• act or fail to act solely because of (a) the effect the act or failure to act may have on an acquisition or potential acquisition of control or (b) the amount or type of consideration that may be offered or paid to shareholders in an acquisition.

The MRL and the MGCL also establish a presumption that the act of a trustee satisfies the required standard of care. In addition, an act of a trustee relating to or affecting an acquisition or a potential acquisition of control is not subject under the MRL and the MGCL to a higher duty or

Rights of Holders of Shares of Beneficial	Rights of Holders of Class A Debentures
Interest in United Mortgage Trust	of UMT Holdings

greater scrutiny than is applied to any other act of a trustee. This provision creates a Maryland rule which is less exacting than case law in many other jurisdictions which imposes an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context and shifts the burden of proof to the board to show that the defensive mechanism adopted by a board is reasonable in relation to the threat posed.

Subtitle 8 of Title 3 of the MGCL allows publicly held Maryland REITs to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland REIT in its declaration of trust or bylaws or by resolution adopted by the board of trustees so long as the REIT has a class of equity securities registered under the Exchange Act and has at least three trustees who, at the time of electing to be subject to the provisions, are not:

• officers or employees of the REIT;

• persons seeking to acquire control of the REIT;

• trustees, officers, affiliates or associates of any person seeking to acquire control; or

• nominated or designated as trustees by a person seeking to acquire control.

Articles supplementary must be filed with the Maryland State Department of Assessments and

Rights of Holders of Shares of Beneficial	Rights of Holders of Class A Debentures
Interest in United Mortgage Trust	of UMT Holdings

Taxation if a Maryland REIT elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Shareholder approval is not required for the filing of articles supplementary.

Subtitle 8 provides that a REIT can elect to be subject to all or any portion of the following provisions notwithstanding any contrary provisions contained in its existing declaration of trust or bylaws:

• a classified board;

• two-thirds vote requirement for removing a trustee;

• a requirement that the number of trustees be fixed only by vote of the trustees;

• a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the trusteeship in which the vacancy occurred; and

• a majority requirement for the calling of a special meeting of shareholders.

Call of Special Meetings	Special meetings of shareholders may be called by the chairman of the Board of Trustees, by the President, by a majority of trustees or by a majority of independent trustees and must be called by an officer of United Mortgage Trust upon the written request of shareholders holding in the aggregate 10% or more of the outstanding shares entitled to vote on any matter to be considered at the meeting.	The Trustee may make reasonable rules for action by, or a meeting of, Class A Debenture holders. The actions Class A Debenture holders may take at such a meeting are limited to the actions Debenture holders may take under the Indenture. Debenture holders have no rights to call or attend meetings of the partners of UMT Holdings.

Special meetings of the limited partners of UMT Holdings may be called by the general partner or by limited partners owning

	Rights of Holders of Shares of Beneficial	Rights of Holders of Class A Debentures
	Interest in United Mortgage Trust	of UMT Holdings

80% or more of the outstanding limited partnership interests of UMT Holdings. Holders of Class A Debentures do not have a limited partnership interest in UMT Holdings and would not be permitted to vote at special meetings of the limited partners.

Amendment of Declaration of Trust and Bylaws/Partnership Agreement	The Declaration of Trust of United Mortgage Trust may be amended only if approved by a majority of the Board of Trustees, including a majority of the independent trustees, and by the affirmative vote of a majority of all votes entitled to be cast on the matter, except that (1) any amendment to the super-majority shareholder approval required to effect certain change of control transactions, requires the vote of the holders of eighty percent (80%) of the outstanding shares and (2) any amendment which would change any rights with respect to any outstanding class of securities of United Mortgage Trust, by reducing the amount payable thereon upon liquidation, or by diminishing or eliminating any voting rights pertaining thereto, requires the affirmative vote of the holders of two-thirds of the outstanding shares.

The Board of Trustees may amend the Declaration of Trust without shareholder approval to the minimal extent necessary and based on an opinion of counsel to qualify as a REIT under the Code or the MRL. The Bylaws of United Mortgage Trust may be amended at any time by a majority of all trustees after ten days written notice.	The Indenture may be amended with the written consent of the holders of at least a majority in principal amount outstanding of the Class A Debentures. UMT Holdings and the Trustee may amend the Indenture without the consent of any holders of Class A Debentures in some circumstances, including the following:

• in order to cure any ambiguity, defect or inconsistency in the Indenture;

• to provide for the assumption of UMT Holdings’ obligations under the Indenture in the case of a merger, consolidation or sale of assets of UMT Holdings;

• to make any change that would provide any additional rights or benefits to the holders of Class A Debentures or that, as determined by the general partner in good faith, does not materially adversely affect the legal rights of any holder under the Indenture; or

• to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Holders of Class A Debentures are not entitled to vote on any amendment to the UMT Holdings partnership agreement.

Mergers, Consolidations and Sale of Trust Property	United Mortgage Trust may merge, consolidate or sell, lease,	Holders of Class A Debentures are not entitled to vote on any

Rights of Holders of Shares of Beneficial	Rights of Holders of Class A Debentures
Interest in United Mortgage Trust	of UMT Holdings

exchange or otherwise transfer all or substantially all of its property if such action is approved by the Board of Trustees and, except as described below, (a) by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter in the case of a merger and (b) by a majority of the votes cast at a meeting at which a quorum is present or by the written consent of a majority of outstanding shares in the case of any of the other transactions described above. Any merger, consolidation or sale of trust property involving any person who was directly or indirectly instrumental in organizing United Mortgage Trust or who will manage or participate in the management of United Mortgage Trust, the Advisor, a trustee or an affiliate of any of the foregoing must also be approved by a majority of independent trustees not otherwise interested in the transaction. In addition, any exchange offer, merger, consolidation or similar transaction in which the shareholders receive securities in a surviving entity having a different duration, materially different investment objectives and policies or a management compensation structure that is anticipated to provide significantly greater management compensation (except for any such transaction effected because of changes in applicable law or to preserve tax advantages for a majority in interest of the shareholders) must be approved by the holders of 80% of the shares and by all of the independent trustees. Shareholder approval of a merger is not required if:

• (1) the merger does not reclassify or change the terms of any class or series of shares that is outstanding immediately	merger, consolidation or sale of the property of UMT Holdings.

Except as provided in the partnership agreement with respect to dissolution and mergers or consolidations, the general partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of UMT Holdings in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) without the approval of holders of a majority of the outstanding Class D Units of UMT Holdings voting as a single class.

If an event such as a merger or a sale of all of the assets of UMT Holdings, defined as a “Change of Control” in the Indenture, occurs, UMT Holdings must offer to repurchase the Class A Debentures at 101% of the principal amount plus any accrued but unpaid interest on the Class A Debentures.

Generally, a merger of UMT Holdings must be approved by the general partner and by holders of a majority of the outstanding Class D Units voting as a single class. The partnership agreement provides that the general partner may merge UMT Holdings with United Mortgage trust without the approval of any limited partner of UMT Holdings.

Rights of Holders of Shares of Beneficial	Rights of Holders of Class A Debentures
Interest in United Mortgage Trust	of UMT Holdings

before the merger becomes effective or otherwise amend the Declaration of Trust and (2) the number of shares of such class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of shares of such class or series outstanding immediately before the effective time of the merger; or

• the merger is between United Mortgage Trust and a 90%-or-more owned subsidiary and (1) the declaration of trust of the successor is not amended in the merger other than to change its name or other designation or the par value of any class or series of its shares, or the aggregate par value of its shares, and (2) the contract rights of any shares of the successor issued in the merger in exchange for shares of the other entity participating in the merger are identical to the contract rights of the shares for which the shares of the successor were exchanged.

Termination	United Mortgage Trust is a perpetual life entity but its existence may be terminated at any time by the vote or written consent of the holders of a majority of the shares.	The Class A Debentures must be redeemed by UMT Holdings on the tenth anniversary of the date of issuance.

UMT Holdings will continue in existence until terminated in accordance with the partnership agreement.

Business Combinations	Under Maryland law, “business combinations” between a Maryland REIT and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share	The DRULPA does not include “business combination” provisions. See “Mergers, Consolidations and Sale of Trust Property” above for a description of the conditions that must be met for a merger or consolidation of UMT Holdings.

The partnership agreement of UMT Holdings provides that, whenever a potential conflict of

Rights of Holders of Shares of Beneficial	Rights of Holders of Class A Debentures
Interest in United Mortgage Trust	of UMT Holdings

exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

• any person who beneficially owns 10% or more of the voting power of the REIT’s shares; or

• an affiliate or associate of the REIT who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the REIT.

A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which he or she otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between a Maryland REIT and an interested shareholder generally must be recommended by the board of trustees of the REIT and approved by the affirmative vote of at least:

• 80% of the votes entitled to be cast by holders of outstanding voting shares of the REIT; and

• two-thirds of the votes entitled to be cast by holders of voting shares of the REIT other than shares held by the interested shareholder with whom or with	interest exists or arises between the general partner or any of its affiliates, on the one hand, and UMT Holdings or any of its partners, on the other hand, any resolution or course of action by the general partner or its affiliates in respect of such conflict of interest shall be permitted and deemed approved by all partners of UMT Holdings and shall not constitute a breach of the partnership agreement, of any agreement contemplated by the partnership agreement or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of the partnership agreement is deemed to be, fair and reasonable to UMT Holdings.

	Rights of Holders of Shares of Beneficial	Rights of Holders of Class A Debentures
	Interest in United Mortgage Trust	of UMT Holdings

whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the REIT’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for his or her shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder. The board of trustees of United Mortgage Trust has not exempted any business combinations from the provisions of the statute.

Control Share Acquisitions	Maryland law provides that control shares of a Maryland REIT acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the REIT are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:	See “Statutory Takeover Provisions” above.

Rights of Holders of Shares of Beneficial	Rights of Holders of Class A Debentures
Interest in United Mortgage Trust	of UMT Holdings

• one-tenth or more but less than one-third,

• one-third or more but less than a majority, or

• a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the REIT is a party to the transaction, or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the REIT. The Declaration of Trust and Bylaws of United Mortgage Trust do not contain any exemptions from the control share acquisition statute.

Appraisal Rights	The MRL and the MGCL provide a shareholder of a REIT objecting to a merger of the REIT with the right to demand and receive payment of the fair value of his or her shares, unless:

• the shares are listed on a national securities exchange or are designated as a national market security on the interdealer quotation system of the National Association of Securities Dealers, Inc., or NASD, on the record date for determining shareholders entitled to vote on the merger;

• the shares are those of a successor entity, as long as the	Holders of Class A Debentures are not entitled to any appraisal rights.

If an event such as a merger or a sale of all of the assets of UMT Holdings, defined as a “Change of Control” in the Indenture, occurs, UMT Holdings must offer to repurchase the Class A Debentures at 101% of the principal amount plus any accrued but unpaid interest on the Class A Debentures.

Rights of Holders of Shares of Beneficial	Rights of Holders of Class A Debentures
Interest in United Mortgage Trust	of UMT Holdings

merger does not alter the contract rights of the shares as expressly provided by the declaration of trust and the shares are converted in whole or in part in the merger into shares, including preferred shares, of the successor entity or cash, scrip, or other rights or interests arising out of the treatment of fractional shares;

• the shares are not entitled (other than solely because the merger is with or into a 90%-or-more owned subsidiary) to be voted on the transaction; or

• the declaration of trust of the REIT provides that shareholders are not entitled to receive payment of the fair value of their shares.

Shareholders of United Mortgage Trust are generally entitled to appraisal rights in connection with mergers.

Distributions	The MRL contains no restrictions on the payment of distributions by a Maryland REIT.

Payments of dividends on the shares of United Mortgage Trust is discretionary, subject to the requirements of the MRL.

In the past, substantially all taxable income has been distributed each year in the form of monthly or special dividends. Monthly dividends have normally been paid at a rate of 7-11% ($1.40-$2.20 per share) per annum.	Holders of Class A Debentures are entitled to receive interest payments payable monthly in arrears on the second to last business day of each month, at the rate of 8.5% of the principal amount of the Class A Debentures per year.

Restrictions on Ownership and Transfer	The Declaration of Trust of United Mortgage Trust contains such restrictions as are reasonably necessary to preserve United Mortgage Trust’s qualification as a REIT.

If, at any time, a person becomes an owner of shares in excess of 9.8% of the outstanding shares entitled to vote, those shares most recently acquired by such person which are in excess of the foregoing limit will constitute excess shares. Excess shares have the following characteristics:

• holders of excess shares are not entitled to exercise any voting rights with respect to such shares;

• excess shares are not deemed to be outstanding for the purpose of determining a quorum or the number of outstanding shares;

• any distributions with respect to excess shares must be accumulated by United Mortgage Trust and deposited in a savings account in a bank for the benefit of the holder of such shares at such time as they cease to be excess shares; and

• excess shares are deemed to have been offered for sale to United Mortgage Trust or its designee at their fair market value for a period of 120 days from the date of the transfer which made such shares excess shares (if United Mortgage Trust had actual knowledge that the transfer created excess shares) or the date the Board of Trustees determines in good faith that a transfer creating excess shares took place (if the transfer was not actually known to United Mortgage Trust).	Holders of Class A Debentures may transfer the Class A Debentures to a “related person”. A ‘related person‘ includes affiliates of the holder of Class A Debentures and, if the holder is an individual, the spouse and former spouses, if any, of the holder, and the holder’s siblings, ancestors and lineal descendants. Other transfers of Class A Debentures are only permitted with the consent of the general partner and may require an opinion of counsel.

APPRAISAL RIGHTS OF UNITED MORTGAGE TRUST SHAREHOLDERS
      Shareholders of United Mortgage Trust are entitled to appraisal rights under the MRL and the MGCL in connection with the merger. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the MGCL. Each shareholder desiring to exercise appraisal rights should refer to Title 3, Subtitle 2, of the MGCL, a copy of which is attached as Annex E to this proxy statement/ prospectus, for a complete statement of their rights and the steps which must be followed in connection with the exercise of those rights. The following summary of the rights of objecting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders of United Mortgage Trust desiring to exercise their appraisal rights.
      Under the MGCL, a shareholder of United Mortgage Trust will be entitled to demand and receive payment of the fair value of its shares of beneficial interest from UMT Holdings instead of receiving the merger consideration. However, a shareholder who wants to receive fair value for its shares must follow specific procedures. Such shareholder must:

•	before or at the meeting at which the merger will be considered, file with United Mortgage Trust a written objection to the merger;

•	not vote in favor of the merger; and

•	make written demand on UMT Holdings, within 20 days after the Articles of Merger relating to the merger (the “Articles of Merger”), as the case may be, have been accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”).
      Any shareholder who fails to comply with the requirements described above will be bound by the terms of the merger.
      UMT Holdings is required to promptly notify each objecting shareholder in writing of the date of acceptance of the Articles of Merger for record by the SDAT. UMT Holdings may send a written offer to each objecting shareholder to pay for its shares at the amount UMT Holdings considers to be the fair value of such shares. Within 50 days after the SDAT accepts the Articles of Merger for record, either UMT Holdings or any objecting shareholder who has not received payment for its shares may petition a court of equity in the appropriate county in Maryland for an appraisal to determine the fair value of the shares.
      UMT Holdings does not presently intend to file an appraisal petition, and shareholders seeking to exercise appraisal rights should not assume that UMT Holdings will file such a petition or that UMT Holdings will initiate any negotiations with respect to the fair value of such shares. Accordingly, shareholders of UMT Holdings who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in the MGCL.
      If the court finds that an objecting shareholder is entitled to an appraisal of its shares, the court is required to appoint three disinterested appraisers to determine the fair value of the shares on terms and conditions the court determines proper. The appraisers must, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of such shares. “Fair value” is determined as of the close of business on the day the shareholders vote on the merger and may not include any appreciation or depreciation which directly or indirectly results from the merger or from its proposal.
      Within 15 days after the filing of the report, any party may object to such report and request a hearing on it. The court must, upon motion of any party, enter an order either confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment for the appraised value of the shares. If the appraisers’ report is rejected, the court may determine the fair value of the shares of beneficial interest in the objecting shareholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the shareholders’ vote on the action to which objection was made. Costs of the proceeding shall be determined by the court and may be assessed against UMT Holdings or, under certain circumstances, the objecting shareholder, or both.
      At any time after the filing of a petition for appraisal, the court may require objecting shareholders to submit their certificates evidencing the shares to the clerk of the court for notation of the pendency of the appraisal proceeding.
      A shareholder demanding payment for shares has no right to receive any dividends or distributions payable to shareholders of record after the close of business on the date of the shareholders’ vote on the merger and shall cease to have any right as a shareholder of United Mortgage Trust with respect to such shares except the right to receive payment of the fair value of such shares.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
      The following is a summary of material United States federal income tax consequences of the merger relevant to holders of shares of beneficial interest in United Mortgage Trust whose shares are converted into Class A Debentures in the merger. This summary is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to holders of shares of beneficial interest in United Mortgage Trust. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated under the Code and rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described in this section and could be made on a retroactive basis. The discussion applies only to holders of shares of beneficial interest in United Mortgage Trust in whose hands the shares are capital assets within the meaning of Section 1221 of the Code. This summary also does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as corporations, estates, trusts, non-US persons, insurance companies, partnerships or other entities treated as partnerships for federal income tax purposes, financial institutions, tax-exempt organizations, retirement plans, individual retirement accounts, regulated investment companies, securities dealers, expatriates or persons whose functional currency for tax purposes is not the United States dollar). Because the federal income tax consequences of the merger are complex and may vary from one taxpayer to another, each beneficial holder of shares is urged to consult its own tax advisor as to the particular tax consequences to it of the merger, including the application and effect of state, local, foreign and other tax laws.
Tax Consequences of the Merger Exchange
      The receipt of Class A Debentures pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a beneficial holder of United Mortgage Trust shares who receives Class A Debentures in exchange for such shares will recognize gain or loss for federal income tax purposes equal to the difference between the fair market value of the Class A Debentures received and the beneficial holder’s adjusted tax basis in the shares exchanged. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged in the merger. Such gain or loss will be long-term capital gain or loss if the beneficial holder’s holding period for such shares is more than 12 months at the time of consummation of the merger.
      Each beneficial holder of United Mortgage Trust shares will need to determine its adjusted tax basis in its United Mortgage Trust shares for purposes of calculating its gain or loss on the receipt of the Class A Debentures. Although a beneficial holder’s adjusted tax basis in his, her or its shares generally starts with the cost of such shares to the beneficial holder, it can be adjusted for subsequent events. For example, the basis of a beneficial holder of United Mortgage Trust shares in its United Mortgage Trust shares generally will be reduced by an amount equal to the aggregate amount of capital returned to such beneficial holder through distributions by United Mortgage Trust. United Mortgage Trust has disclosed in its filings with the Securities and Exchange Commission that it has made distributions to its shareholders in excess of earnings since 1999, and, as a result, a portion of the distributions paid by United Mortgage Trust to its shareholders in 1999 and each subsequent year represented a return of capital. United Mortgage Trust has annually furnished to each of its shareholders of record a statement setting forth distributions paid during the preceding year and the characterization of such distributions as ordinary income, capital gains or return of capital. Information about United Mortgage Trust’s monthly distributions since 1999 and portion of each such distribution characterized as ordinary income, capital gains and return of capital, is also available on United Mortgage Trust’s website at www.unitedmortgagetrust.com.
      Receipt of the merger consideration may also be a taxable transaction under applicable state, local and foreign tax laws. We urge each holder of shares of beneficial interest in United Mortgage Trust to consult its tax advisor as to the particular consequences to it of the distributions it received from United Mortgage Trust, the effect of those distributions on such holder’s adjusted tax basis in its shares and the proper determination of its adjusted tax basis.

Tax Character of the Class A Debentures
      UMT Holdings will treat the Class A Debentures as a debt instrument for United States federal income tax purposes. Assuming the Class A Debentures are treated as debt, the monthly payments made to holders of Class A Debentures will be treated as interest.
      Notwithstanding UMT Holdings’ characterization, because, among other reasons, the Class A Debentures are not evidenced by a traditional note and are not classified as debt for state law purposes, there is a risk that the Internal Revenue Service (the “IRS”) might seek to treat the Class A Debentures as equity rather than debt. In that case, payments on the Class A Debentures would be treated as partnership distributions, and the Class A Debenture holders would be treated as partners required to include on their respective federal income tax returns an allocable share of UMT Holdings’ reportable items of income and expense in net amounts equal to the monthly payments. This pass through of UMT Holdings’ items of income and expense will be classified as UBTI for holders that are otherwise tax exempt organizations or IRA accounts, with the result that they will owe tax on the UBTI rather than having ordinary interest income that for them is otherwise exempt from tax.
      The determination of whether a security is debt or equity for tax purposes is complex and subjective. The IRS has identified at least eight factors to be considered, and stated that no particular factor is conclusive, in making the determination. The weight to be given to any factor depends upon all the facts and circumstances. Accordingly, except in very traditional fact patterns, one can never be certain whether the IRS will take the position that a debt security is equity for tax purposes or an equity security is debt for tax purposes. Among other factors that might be considered relevant, the Class A Debentures have factors that indicate they are debt securities, such as the facts that the Class A Debentures constitute a fixed obligation to pay a sum certain at a fixed maturity, a holder has the right to enforce payments due, a holder does not have any management or voting rights, and the debentures are labeled as debt securities, as well as factors that indicate they might be equity securities, such as the facts that: the Class A Debentures are subordinate to other UMT Holdings’ debt and that UMT Holdings has a relatively high debt to equity ratio, although this factor is mitigated to some extent by the fact that finance companies, such as UMT Holdings, typically have high debt to equity ratios. Therefore, although UMT Holdings will treat the Class A Debentures as debt for federal tax purposes, and believes this is the correct result, there can be no assurance that the IRS will not successfully attempt to recharacterize them as equity for tax purposes with the consequences outlined above.
Backup Withholding
      Under certain circumstances, monthly payments on the Class A Debentures may be subject to “backup withholding” of federal income tax. Backup withholding does not apply if a holder of Class A Debentures (1) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s United States federal income tax liability, provided the shareholder furnishes certain required information to the IRS. Special backup withholding rules may apply when payment is made through one or more financial institutions or by a custodian, nominee, broker or other agent of the shareholder. If applicable, holders should contact their brokers to ensure that the appropriate procedures are followed which will prevent backup withholding from being required.

2. PROPOSAL TO AMEND UNITED MORTGAGE TRUST’S DECLARATION OF TRUST
      The merger agreement requires United Mortgage Trust, at or prior to the effective time, to approve amendments to its Declaration of Trust in the form attached to this proxy statement/ prospectus as Annex F, which is incorporated by reference into this proxy statement/ prospectus. We encourage you to read these amendments.
      The amendments of United Mortgage Trust’s Declaration of Trust are subject to completion of the merger; United Mortgage Trust does not intend to amend its Declaration of Trust unless the merger is completed. Approval of the proposal to amend United Mortgage Trust’s Declaration of Trust is also a condition to the closing of the merger. If the merger proposal and the amendments to the Declaration of Trust are approved, United Mortgage Trust intends to amend the Declaration of Trust immediately prior to, or contemporaneously with, the effective time of the merger. Because United Mortgage Trust will be merged with and into UMT Holdings and cease to exist as a separate entity as a result of the merger, United Mortgage Trust’s Declaration of Trust will also cease to be in effect as soon as the merger is completed. Following the merger, the former shareholders of United Mortgage Trust will be holders of UMT Holdings’ Class A Debentures and their rights will be governed by the Indenture and, to the extent applicable, the Delaware Revised Uniform Limited Partnership Act.
      The Declaration of Trust currently provides that United Mortgage Trust may not participate in any proposed acquisition, merger, conversion or consolidation in which securities of a successor partnership, real estate investment trust, corporation, limited liability company, trust or other entity will be issued to the holders of beneficial interest in United Mortgage Trust, if:

•	the transaction would result in the holders having voting rights that are less than those provided in the Declaration of Trust;

•	the transaction would result in the holders having rights to receive reports that are less than those provided in the Declaration of Trust;

•	the successor entity’s organizational documents would include provisions that would operate to materially impede or frustrate the accumulation of shares or other interests by any purchaser of securities of the successor entity (except to the minimum extent necessary to preserve the successor entity’s tax status);

•	the successor entity’s organizational documents would limit the ability of an investor to exercise the voting rights of its securities in the successor entity on the basis of the number of shares of beneficial interest in United Mortgage Trust held by that investor;

•	the transaction would result in investors in the successor entity having rights of access to the records of the successor entity that are less than those provided in the Declaration of Trust;

•	the shareholders of United Mortgage Trust would not have the opportunity to remain as shareholders and preserve their interests in United Mortgage Trust on the same terms and conditions as existed previously or to receive cash in an amount equal to their pro rata share of the appraised value of the net assets of United Mortgage Trust; or

•	United Mortgage Trust has not obtained an appraisal of all of its assets from a competent independent expert in connection with the proposed transaction.
If the amendments are approved by the holders of shares of beneficial interest in United Mortgage Trust, Articles of Amendment will be filed with the SDAT and the foregoing restrictions will be deleted from United Mortgage Trust’s Declaration of Trust upon acceptance for record of the Articles of Amendment by the SDAT. Because the merger will result in holders of beneficial interest in United Mortgage Trust having fewer voting rights, rights to receive reports and rights of access to records than they presently have as provided in the Declaration of Trust, it cannot be completed unless the amendments are first approved.
      The affirmative vote of the holders of 66 2/3 % of the outstanding shares of beneficial interest in United Mortgage Trust (other than shares held by the Advisor or trustees of United Mortgage Trust or their affiliates) is required for approval of the amendments. If a quorum is present, an abstention or broker non-vote will have the effect of a vote against the amendments.
      THE BOARD OF TRUSTEES OF UNITED MORTGAGE TRUST RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENTS TO THE DECLARATION OF TRUST.

RATIO OF EARNINGS TO FIXED CHARGES OF UMT HOLDINGS
      UMT Holdings’ ratio of earnings to fixed charges for the periods indicated is as follows:

	Period from
	March 14, 2003
	(Inception)
	through	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2004	2005

Ratio of earnings to fixed charges	1.56	1.25	1.13
      The ratio of earnings to fixed charges was calculated by dividing the sum of fixed charges into the sum of earnings from operations before taxes and before adjustments for minority interests in consolidated subsidiaries or for income/loss from equity investees plus fixed charges distributed income of equity investees. Fixed charges consist of interest expense and certain other expenses. Equity investees are investments that UMT Holdings accounts for using the equity method of accounting.

UNAUDITED PRO FORMA FINANCIAL INFORMATION OF UMT HOLDINGS
      The following unaudited pro forma financial information is based on the audited and unaudited financial statements of United Mortgage Trust and UMT Holdings, as adjusted to illustrate the estimated pro forma effects of (1) the consummation of the merger of United Mortgage Trust with and into UMT Holdings, including the issuance of the Class A Debentures in exchange for outstanding shares of beneficial interest in United Mortgage Trust and (2) the application of purchase accounting, as if the merger had occurred as of December 31, 2005, with respect to the pro forma balance sheet, and as of January 1, 2005, with respect to the pro forma statements of operations for the year ended December 31, 2005. The unaudited pro forma financial information should be read in conjunction with the financial statements of UMT Holdings and United Mortgage Trust and other financial information appearing in this proxy statement/ prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations of UMT Holdings” and “Risk Factors.”
      The unaudited pro forma adjustments are based on available information and assumptions that we believe are reasonable. However, as of the date of this proxy statement/ prospectus, we have not performed the final valuation necessary to determine the fair values of the assets that UMT Holdings will acquire and the liabilities that UMT Holdings will assume in order to allocate the purchase price accordingly, nor have we identified the adjustments, if any, necessary to conform United Mortgage Trust’s historical accounting policies to UMT Holdings’ accounting policies. Based on our initial analysis, we have allocated the total purchase price of approximately $141.1 million and an estimated $2.7 million of acquisition expenses to the assets and liabilities of United Mortgage Trust based on our preliminary estimates of their fair values, and we have recorded the excess of the purchase price over the fair values of United Mortgage Trust’s assets and liabilities, approximately $37.6 million, as goodwill. The purchase price will be paid pursuant to the terms of the Indenture and the Class A Debentures.
      The unaudited pro forma statements of operations do not reflect any one-time charges that we may record at or following the closing of the transaction. At this time we do not expect to record any such one-time charges.
      The actual amounts that we record based on our final assessment of the fair values of the acquired assets and liabilities may differ materially from the information presented in this unaudited pro forma financial information. Amounts preliminarily allocated to intangible assets and tangible assets with finite lives may change significantly, and amortization methods and useful lives may differ from the assumptions we used in this unaudited pro forma financial information, any of which could result in a material change in depreciation or amortization expense.
      The unaudited pro forma financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that the combined company would have reported had the merger been completed as of the dates presented and should not be considered as representative of the combined company’s future consolidated results of operations or financial position. Many factors may cause the combined company’s actual results to differ materially from the pro forma financial information, including, but not limited to, the following:

•	the acquisition of United Mortgage Trust is subject to purchase accounting, which will likely cause UMT Holdings to further adjust the recorded amounts of United Mortgage Trust’s assets and liabilities to fair value following the acquisitions;

•	the combined company will not be subject to restrictions on its operations by which United Mortgage Trust was bound in order to maintain the tax benefits of being classified as a REIT; and

•	the factors described under the caption “Risk Factors.”

UMT HOLDINGS, L.P.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of December 31, 2005

			Pro Forma
			Adjustments
	UMT	UMT Holdings	Increase	Note	Pro Forma
	Historical	Historical	(Decrease)	Reference	UMT Holdings

	(Dollars in thousands)
Assets:
Cash and cash equivalents	$5,548	$643			$6,191
Mortgage investments:
Interim mortgages	72,956	29,668	(23,807)	A	78,817
Interim mortgages foreclosed	2,427	—			2,427
Real Estate Owned	—	578	(505)		73
Investment in trust receivable	5,815	369	(369)	A	5,815
Residential mortgages and contracts for deed foreclosed	1,494	—			1,494
Reserve for loan losses	(1,939)	(328)	313	B	(1,954)

Total mortgage investments, net	80,753	30,287			86,672
Receivable from related party	378	1,321	(6)	C	1,693
Profits interest receivable, related party	—	2,807			2,807
Line-of-credit receivable, related party	30,317	—			30,317
Accrued interest and other receivables	252	450			702
Accrued interest receivables, related party	1,295	—	(347)	D	948
Recourse obligations from affiliates	9,264	—	(9,264)	G	—
Net property, plant and equipment	14	311			325
Intangible assets/goodwill	—	—	37,585	B,E,F,G	37,585
Other assets	2,084	2,263	(2,691)	F	1,656

Total assets	$129,905	$38,082			$168,896

Liabilities and Partners’ Capital
Liabilities:
Accounts payable and accrued liabilities	$115	$1,436	(6)	C	$1,545
Dividend payable	822	—			822
Accounts payable — related parties	—	688	(347)	D	341
Class A debentures	—	—	141,102	E	141,102
Class B debentures	—	2,299			2,299
Notes payable	—	1,332			1,332
Notes payable — related party	—	33,396	(24,680)	A	8,716
Line-of-credit, payable	13,808	—			13,808

Total liabilities	14,745	39,151			169,965
Partnership capital:
Shares of beneficial interest: $0.01 par value:
100,000,000 shares; 7,854,037 shares issued; and 7,055,119 outstanding	79	—	(79)	E	—
Partners’ capital	—	(1,069)			(1,069)
Additional paid-in capital	138,130	—	(138,130)	E	—
Advisor’s reimbursement	398	—	(398)	E	—
Cumulative distribution in excess of earnings	(7,681)	—	7,681	E	—
Less: treasury stock, 797,582 shares at cost	(15,766)	—	15,766	E	—

Total partners’ capital	115,160	(1,069)			(1,069)

Total liabilities and partners’ capital	$129,905	$38,082			$168,896

A.	To eliminate (1) notes payable in the aggregate principal amount of $24.7 million outstanding as of December 31, 2005 under notes from UMT Holdings’ subsidiaries due to United Mortgage Trust, and

(2) corresponding assets of United Mortgage Trust recorded as interim mortgages of $23.8 million, interim mortgages foreclosed of $505,000 and residential mortgages and contracts for deed of $369,000. In the ordinary course of business, United Mortgage Trust loans funds to UMT Holdings’ subsidiaries, and these subsidiaries pledge the loans originated or purchased with such funds to United Mortgage Trust.

B.	To eliminate loan loss reserve of $313,000 as of December 31, 2005 established by United Mortgage Trust with respect to interim mortgage loans in the aggregate principal amount of approximately $31.3 million pledged to United Mortgage Trust by UMT Holdings’ subsidiaries as collateral and with respect to which the pledgors of such loans also established a loan loss reserve in the same amount.

C.	To eliminate loan servicing fees of $6,000 payable by United Mortgage Trust to UMT Holdings as of December 31, 2005.

D.	To eliminate (1) the interest expense of $347,000 due under loans from United Mortgage Trust to UMT Holdings’ subsidiaries as of December 31, 2005 and (2) corresponding accrued interest receivables, affiliate of United Mortgage Trust of $347,000.

E.	To record the issuance of approximately $141.1 million aggregate principal amount of Class A Debentures issued in the merger. To eliminate amounts attributable to holders of shares of beneficial interest in United Mortgage Trust. To record the excess of the merger consideration over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed, as goodwill.

F.	To reclassify transaction costs incurred in connection with the merger (1) of approximately $995,000 incurred by United Mortgage Trust and (2) of approximately $1.7 million incurred by UMT Holdings, from other assets to goodwill.

G.	To reclassify all outstanding amounts as of December 31, 2005 pursuant to the secured variable amount promissory notes dated December 31, 2005 from Capital Reserve Group, South Central Mortgage and Ready America Funding. These promissory notes are secured by a pledge by such companies of distributions of UMT Holdings limited partnership interests.

UMT HOLDINGS, L.P.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005

			Pro Forma
			Adjustments
	UMT	UMT Holdings	Increase	Note	Pro Forma
	Historical	Historical	(Decrease)	Reference	UMT Holdings

	(Dollars in thousands, except per unit data)
Revenues:
Interest income	$15,014	$3,335	(1,815)	A	$16,534
Mortgage and transaction service revenues	—	6,217	(160)	B,C,E	6,057
Asset management fees from related parties	—	1,436			1,436
Profits interest in related parties	—	3,165			3,165

Total revenues	15,014	14,153			27,192
Expenses:
Provision for loan losses	3,742	536	(313)	D	3,965
Interest expense	473	3,091	(1,815)	A	1,749
Loan servicing fee	45	925	(109)	B,E	861
Trust administration fee	887	—	(687)	F	200
General and administrative	621	7,268	(99)	C	7,790

Total operating expenses	5,768	11,820			14,565

Operating income	9,246	2,333			12,627
Other income (expense):
Interest expense Class A debentures	—	—	(11,994)	G	(11,994)
Interest expense Class B debentures	—	(172)			(172)

Net income (loss)	$9,246	$2,161			$461

Net income (loss) per partnership Class D unit		$80.17			$17.11
Weighted average number of Class D Units		26,955			26,955

A.	To eliminate (1) interest income of approximately $1.8 million associated with loans made by United Mortgage Trust to UMT Holdings’ subsidiaries collateralized by interim mortgage notes, and (2) corresponding interest expense of the UMT Holdings’ subsidiaries.

B.	To eliminate (1) loan servicing fee income of $45,000 paid by United Mortgage Trust to UMT Holdings and (2) corresponding loan servicing fee expense of United Mortgage Trust.

C.	To eliminate (1) real estate management fee income of $99,000 paid by United Mortgage Trust to UMT Holdings and (2) corresponding real estate management fee expense of United Mortgage Trust.

D.	To eliminate loan loss reserve of $313,000 established by United Mortgage Trust with respect to interim mortgage loans in the aggregate principal amount of approximately $31.3 million pledged by UMT Holdings’ subsidiaries to United Mortgage Trust as collateral and with respect to which the pledgors of such loans also established a loan loss reserve in the same amount.

E.	To eliminate loan servicing transaction fee expense of $64,000 payable by United Mortgage Trust to UMT Holdings. UMT Holdings accrued $48,000 in income in 2004; therefore, there is a net elimination of $16,000 loan servicing transaction fee revenues for the year ended December 31, 2005.

F.	To eliminate the trust administration fee of $687,000 paid by United Mortgage Trust to the Advisor, because this will not continue to be an expense of the combined company.

G.	To include interest expense associated with the Class A Debentures issued to holders of shares of beneficial interest in United Mortgage Trust in the merger.

UNAUDITED COMPARATIVE PER SHARE DATA
      The following table sets forth historical per share data of UMT Holdings and United Mortgage Trust and pro forma per share data on an unaudited pro forma combined basis. The unaudited pro forma financial information is based on the audited and unaudited financial statements of United Mortgage Trust and UMT Holdings, as adjusted to illustrate the estimated pro forma effects of (1) the consummation of the merger of United Mortgage Trust with and into UMT Holdings, including the issuance of the Class A Debentures in exchange for outstanding shares of beneficial interest in United Mortgage Trust and (2) the application of purchase accounting, as if the merger had occurred as of December 31, 2005, with respect to the pro forma book value per share data, and as of January 1, 2005, with respect to the pro forma dividends per share and income (loss) per share for the year ended December 31, 2005. The unaudited pro forma financial information should be read in conjunction with the financial statements of UMT Holdings and United Mortgage Trust and other financial information appearing in this proxy statement/ prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations of UMT Holdings,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of United Mortgage Trust.”
      The unaudited pro forma per share data is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that the combined company would have reported had the merger been completed as of the dates presented and should not be considered as representative of the combined company’s future consolidated results of operations or financial position. Many factors may cause the combined company’s actual results to differ materially from the pro forma per share data, and you should not rely on this pro forma data as being indicative of the results that would have been actually obtained if the merger had been in effect for the entire periods presented or of the future results of the combined company.
      Information regarding the market price is not presented in the table below because there is no established trading market for the shares of beneficial interest in United Mortgage Trust or the Class D Units of UMT Holdings.

	United
	Mortgage	UMT Holdings	Pro Forma
	Trust Historical	Historical(1)	UMT Holdings(2)

Book value per share:
December 31, 2005	$16.32	$(39.65)	$(383.34)
Distributions per share:(3)
Year ended December 31, 2005	$1.50	—	—
Income (loss) per share:
Year ended December 31, 2005	$1.32	$80.17	$17.11

(1)	Historical per share data for UMT Holdings is presented per partnership Class D Unit.

(2)	Pro forma per share data for UMT Holdings is presented for the combined company and is presented per partnership Class D Unit.

(3)	Includes return of capital of $0.18 per share in the year ended December 31, 2005.

SELECTED FINANCIAL DATA OF UMT HOLDINGS
      The following table sets forth selected historical financial data of UMT Holdings as of and for each of the periods indicated. UMT Holdings derived the selected historical financial data for each of the periods presented from UMT Holding’s audited consolidated financial statements and unaudited quarterly financial statements. This information is only a summary and you should read it in conjunction with the historical consolidated financial statements, and the related notes and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations of UMT Holdings.”

	Period from
	March 14, 2003
	(Inception)
	through	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2004	2005

	(Dollars in thousands)
Revenues:
Mortgage and transaction service revenues	$1,455	$3,508	$6,217
Interest income	728	2,797	3,335
Asset management fees from related parties	102	715	1,436
Profits interest in related parties	184	1,636	3,165

Total revenues	2,469	8,656	14,153
Expenses:
Interest expense	624	2,574	3,263
Provision for loan losses	101	218	536
General and administrative expenses	1,146	4,246	8,193

Total expenses	1,871	7,038	11,992

Net income	$598	$1,618	$2,161

	December 31,	December 31,	December 31,
	2003	2004	2005

	(Dollars in thousands)
Assets:
Cash and cash equivalents	$797	$1,746	$643
Accrued interest receivable	189	565	450
Accounts receivable — related parties	217	361	1,321
Real estate owned	324	1,110	578
Interim mortgage notes receivable, net of reserve for loan losses	14,030	15,871	29,340
Interim mortgage notes receivable with recourse	1,391	738	369
Profits interest receivable — related parties	184	1,131	2,807
Property and equipment, net of accumulated depreciation	87	200	311
Other assets, net of accumulated amortization	699	1,538	2,263

Total assets	$17,918	$23,260	$38,082

Liabilities and Partners’ Capital:

Liabilities:
Accounts payable and accrued liabilities	$848	$1,175	$1,436
Accounts payable — related parties	326	287	688
Class B Debentures	—	1,781	2,299
Notes Payable	—	778	1,332
Notes payable — related parties	16,123	19,724	33,396

Total liabilities	17,297	23,745	39,151
Partners’ Capital:
General partner	—	(538)	(1,122)
Class C limited partners	53	53	53
Class D limited partners	568	—	—
Class EIA limited partners	—	—	—

Total partners’ capital	621	(485)	(1,069)

Total liabilities and partners’ capital	$17,918	$23,260	$38,082

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF UMT HOLDINGS
      The following presents UMT Holdings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations and should be read in conjunction with UMT Holdings’ financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. UMT Holdings’ actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors, including matters addressed in “Cautionary Note Regarding Forward-Looking Statements.”
Overview
      UMT Holdings is a real estate finance company formed as a limited partnership. Through its family of companies, which includes UDF and UMT Holdings’ subsidiaries, all of which are identified in the section of this proxy statement/ prospectus titled “Business of UMT Holdings — Subsidiaries,” UMT Holdings generates income by: (1) originating, purchasing and holding for investment, for its own account, loans typically of 12 months or less in term, made to persons and entities for the construction, purchase, renovation and sale of single-family homes; (2) providing asset management services and facilitating transactions for unrelated third parties and affiliates who provide real estate finance services; and (3) servicing residential mortgages and managing real estate owned by unrelated third parties and by affiliates.
      UMT Holdings also holds profit participation interests in UDF, which generate income by (1) originating, purchasing and holding for investment, for their own account, loans made to real estate developers for the acquisition and development of parcels of real property as single-family residential lots; (2) making real estate related equity investments for the acquisition and development of parcels of real property as single-family residential lots or for sale for the development of parcels of real property as single-family residential lots; (3) entering into participation agreements with real estate developers engaged in the development of single-family residential lots; and (4) providing credit enhancements with respect to loans to real estate developers for the acquisition and development of parcels of real property as single-family residential lots.
      Upon consummation of the merger, the combined company will no longer require the services of the Advisor and, as a result, will no longer incur the trust administration fee, although the combined company will continue to incur expenses related to personnel and rent that are currently included in the trust administration fee. UMT Holdings expects that eliminating the trust administration fee, offset by the additional personnel and rent expense, will significantly increase the combined company’s net income compared to United Mortgage Trust as a stand-alone company prior to the merger. For example, as reflected in the pro forma financial statements included in this proxy statement/prospectus, if the merger had occurred on January 1, 2005, the combined company’s net operating income for the year ended December 31, 2005 would have been approximately $3.4 million greater than United Mortgage Trust’s net operating income for the same period. UMT Holdings also expects the combined company to realize the following benefits as a result of the merger, as compared to United Mortgage Trust as a stand-alone company prior to the merger:

•	The combined company will have an additional $1.4 million in assets, exclusive of intangible assets.

•	The combined company will benefit from economies of scale resulting from combining the underwriting, origination, servicing and administrative functions of United Mortgage Trust and UMT Holdings. For example, as reflected in the pro forma financial statements included in this proxy statement/prospectus, if the merger had occurred on January 1, 2005, the combined company’s expenses for loan servicing fees would have been $109,000 less than United Mortgage Trust’s fees for the year ended December 31, 2005.

•	The combined company will benefit from savings in costs related to company administration, shareholder relations and reporting functions.

•	Because the combined company will not be restricted by the prohibition on conducting a trade or business to which REITs are subject:

(i) it will be able to further diversify United Mortgage Trust’s real estate investments, which UMT Holdings believes will enable the combined company to leverage its capital more efficiently; and

(ii) it will be able to engage in the business currently conducted by UMT Holdings, including holding investments in UDF, which UMT Holdings expects will enable the combined company to generate significant additional revenue.

•	The combined company will be able to decrease loan loss reserves by eliminating duplicative reserve amounts. Prior to the merger, both United Mortgage Trust and UMT Holdings establish loan loss reserves with respect to mortgage loans originated or purchased by UMT Holdings and pledged as collateral to United Mortgage Trust to secure obligations under loans from United Mortgage Trust to UMT Holdings. For example, as reflected in the pro forma financial statements included in this proxy statement/ prospectus, if the merger had occurred on December 31, 2005, the combined company’s reserves for loan losses as of December 31, 2005 would have been $313,000 less than the combined historical reserve for loan losses of both companies as of the same date due to the elimination of loan loss reserves established by United Mortgage Trust with respect to mortgage loans originated or purchased by UMT Holdings and pledged as collateral to United Mortgage Trust. As a result of the elimination of duplicative loan loss reserves, UMT Holdings expects that the combined company’s loan loss reserves will decrease as a percentage of revenues as compared to United Mortgage Trust as a stand-alone company prior to the merger. UMT Holdings expects the dollar amount of the combined company’s loan loss reserves to increase as the volume of interim mortgage loans originated or purchased by the combined company increases.
      Following the merger, UMT Holdings intends to seek to increase revenues of the combined company by:

•	significantly expanding its operations originating and purchasing interim mortgage loans, into additional states through marketing activities, including the satellite lending program; and

•	expanding the combined company’s land development activities by sponsoring, through public and private offerings, and investing in additional limited partnerships that engage in the same business as UDF.
      UMT Holdings may diversify United Mortgage Trust’s real estate investments by expanding its portfolio to include loans to real estate developers for the acquisition of real property to be developed as single-family residential lots, which loans may be structured either as long-term investments that generally have terms greater than 12 months or as bridge-loans that generally have terms of 12 months or less. The combined company may originate, purchase or acquire participations in these loans. UMT Holdings expects that the interest rates on such loans would range from 13% to 18% per annum. In addition, UMT Holdings may seek to diversify United Mortgage Trust’s real estate investments by offering credit enhancements to developers in the form of loan guarantees to third-party lenders, letters of credit issued for the benefit of third-party lenders and similar credit enhancements. UMT Holdings expects the credit enhancement fees charged in these transactions would range between 3% and 7% of the projected maximum amount of the outstanding credit enhancement obligation for each 12-month period the obligation is outstanding. These fees would be charged in addition to any costs incurred in providing the credit enhancement.
      Following the merger, UMT Holdings does not intend to continue United Mortgage Trust’s historical activities of acquiring long-term residential mortgages. These loans were made to borrowers who were not able to qualify for government insured or guaranteed or conventional mortgage financing, or “sub-prime” borrowers. United Mortgage Trust has experienced losses as a result of the poor performance of such loans. Because United Mortgage Trust underestimated the losses it ultimately incurred on long-term residential mortgages, United Mortgage Trust concluded, as part of its assessment of the effectiveness of its internal control over financial reporting as of December 31, 2004, that its failure to properly analyze and record loan loss reserves was a material weakness. Because UMT Holdings does not expect to add any long-term residential mortgages to the combined company’s portfolio, including loans made to sub-prime borrowers, it does not expect to experience the losses or failure to record sufficient reserves with respect to such loans that United Mortgage Trust experienced.
      The differences between the operations of United Mortgage Trust and UMT Holdings arise primarily from the fact that, as a REIT, United Mortgage Trust is not allowed to conduct a trade or business. Because of this restriction, United Mortgage Trust must outsource the activities associated with the day-to-day operation of its investments to third parties, such as the Advisor, loan servicing companies and property management companies. United Mortgage Trust’s operations are essentially limited to purchasing loans originated by third parties or loaning funds to operating companies that make real estate investments. United Mortgage Trust does not have any employees. In contrast, UMT Holdings is not subject to similar restrictions on its activities. In fact, UMT Holdings is one of the operating companies in which United Mortgage Trust invests capital, and UMT Holdings performs for United Mortgage Trust many of the functions United Mortgage Trust is required to outsource, including loan servicing and property management. The fundamental difference between the operations of the two companies is demonstrated by the fact that while the restrictions on a REIT’s activities prohibit United Mortgage Trust from originating loans, UMT Holdings is in the business of originating loans and uses capital advanced by United Mortgage Trust to do so.
      Because the operations of United Mortgage Trust and UMT Holdings generally complement each other in the manner described above, UMT Holdings expects it will be able to integrate the businesses of the two companies promptly following the merger, and UMT Holdings does not expect to incur significant costs in connection with the integration of the two companies following the merger. UMT Holdings will integrate United Mortgage Trust’s mortgage lending operations with UMT Holdings’ mortgage origination and purchasing activities. UMT Holdings will continue to provide mortgage servicing and property management services for the United Mortgage Trust portfolio. The parties to the merger believe United Mortgage Trust’s operational and financial systems are compatible with UMT Holdings’ systems and that UMT Holdings will be able to fully integrate these systems with UMT Holdings’ operating and financial systems. UMT Holdings will assume all of the functions currently performed by the Advisor for United Mortgage Trust; UMT Holdings believes its existing personnel, systems and facilities will generally be sufficient to provide these services. Following the merger, UMT Holdings will assume United Mortgage Trust’s shareholder relations activities and currently expects to continue United Mortgage Trust’s practice of hiring third parties to provide shareholder services. Because United Mortgage Trust does not have any employees, UMT Holdings does not expect to incur integration costs related to employee matters, such as retention, relocation or severance costs.
Revenues
      UMT Holdings generates revenues through its mortgage lending activities and services (referred to as “mortgage and transaction service revenues”), collection of interest and limited partnership interests in UDF:

Mortgage and transaction service revenues. UMT Holdings generates mortgage and transaction service revenues by originating and servicing interim mortgage loans (referred to as “interim mortgage loan revenues”), providing services to UDF (referred to as “land development revenues”), servicing loans and managing real estate (referred to as “REO revenues”).

Interim Mortgage Loan Revenues. UMT Holdings originates and services collateralized interim mortgage loans which typically have terms of six months, the proceeds of which are used by the borrowers for the acquisition, renovation and resale of single-family residential properties. UMT Holdings funds these activities through the sale or hypothecation of the interim mortgage loans to UMT and to another affiliate, Ready Mortgage Corp., at the time, or subsequent to, the closing of the interim mortgage loans. Sales or hypothecations of interim mortgage loans are made with full recourse to UMT Holdings. Following the merger, UMT Holdings expects to fund the interim mortgage loans from the capital of the combined company, with a revolving credit facility secured by interim mortgage loans, from the sale or hypothecation of interim mortgage loans to third parties and from the net proceeds of any future securities offerings.

Interim mortgage loan revenues include inspection fees, processing fees, origination fees, draw fees, extension fees, payoff fees and underwriting fees. Interim mortgage loan revenues also include appraisal fees, courier fees, and legal fees with respect to which UMT Holdings incurs an associated expense. A substantial amount of interim mortgage loan revenues are derived from processing and origination fee income. Significant interim mortgage loan revenues are also derived from extension fees which are collected at the time that an interim mortgage loan is extended or repaid. Interim mortgage loans generally mature six months from the date of origination and may be extended for ninety-day periods. Interim mortgage loan revenues are highly correlated to the volume of interim mortgage loans funded. UMT Holdings has focused extensively on customer service, significantly increased marketing activities and launched a satellite lending program as efforts to increase the volume of interim loans funded.

The UMT Holdings satellite lending program is an interim mortgage loan marketing program. Individuals or entities that become satellite lenders receive commissions from UMT Holdings with respect to the referral of borrowers to UMT Holdings. UMT Holdings had over 526 satellite lenders in the program as of December 31, 2005, and from inception through the year ended December 31, 2005, UMT Holdings originated in excess of $31.5 million in interim mortgage loans through this marketing channel.

UMT Holdings anticipates continued demand for interim mortgage loans for the acquisition, renovation and resale of single-family residential properties, and, as a result of its customer service and marketing initiatives and modifications to underwriting policies and procedures, anticipates that interim mortgage loan revenues will grow throughout 2005 and 2006 as interim loan volumes continue to increase.

Land Development Revenues. UMT Holdings generates a substantial portion of its revenues from asset management fees and transaction fees it receives as asset manager for UDF. UMT Holdings receives an annual management fee, paid monthly, equal to 2% of the total assets of UDF, and transaction fees up to 3% of the principal amount of the loan or investments for facilitating finance transactions and credit enhancements for UDF.

UMTH Land Development also serves as general partner and sponsor of United Development Funding III, L.P. and has filed a registration statement with the SEC to publicly register the issuance of $250.0 million of Limited Partnership Units of United Development Funding III, L.P. and an additional $100.0 million of Limited Partnership Units to be issued under a distribution reinvestment plan. UMTH Land Development anticipates that United Development Funding III, L.P. will invest at least 85.85% of proceeds from the proposed offering, including proceeds from the sales of units pursuant to the distribution reinvestment plan, in mortgage loans and other real estate-related assets. UMTH Land Development expects that it will generate significant additional revenues from acquisition and origination fees, mortgage servicing fees and profit participation interests associated with services provided as general partner and profit participant of United Development Funding III, L.P.

On July 1, 2005, UMT Holdings announced that Jeff Shirley joined UMT Holdings as President and Chief Executive Officer of UMTH Land Development. From August 2003 through June 2005, Mr. Shirley served as a Texas Regional Vice President for the national homebuilding company Lennar Corporation. While at Lennar, Mr. Shirley’s primary focus was the formation, execution, financing and management of off balance sheet land acquisition and development activities for the Texas region. Mr. Shirley directed in excess of $300.0 million in land development financing activities including the formation of three land acquisition and development funds between Lennar and UDF. Under Mr. Shirley’s direction, UMT Holdings is in the process of expanding its land acquisition and development finance activities, products and associations with regional and national land developers and homebuilders.

UMT Holdings currently anticipates continued demand, particularly in the south and southwest parts of the United States, for newly constructed single family homes and a continued demand for single family residential lots. UMT Holdings anticipates that land development revenues will grow throughout 2006 as the amount of assets managed by UMT Holdings will grow, the volume of loan and investment originations will grow, and the volume of facilitated transactions and credit enhancements will grow.

Loan Servicing Revenues. UMT Holdings services residential mortgages and contracts for deed for United Mortgage Trust, related parties and for unrelated third parties. Servicing mortgage investments includes the collection of monthly payments from the borrower, the distribution of principal and interest, the payment of real estate taxes and insurance to be paid out of escrow, regular distribution of information regarding the application of funds received and enforcement of collection for all delinquent accounts, including foreclosure of those accounts when and as necessary. UMT Holdings’ servicing revenues are based on an agreed upon percentage of collected principal and interest, as well as late fees collected with respect to the loan payments on such residential mortgages and contracts for deed. UMT Holdings does not anticipate growth in its residential mortgage and contract for deed servicing portfolio as residential mortgage lending is not expected to be a focus of the combined company’s business strategy. Therefore, UMT Holdings anticipates that loan servicing revenues will decrease as the amount of the loan portfolio serviced decreases.

REO Revenues. UMT Holdings derives REO revenues by managing real estate owned by UMT Holdings, affiliates and unrelated third parties. Most of its property management services are preformed through its subsidiary, REO Property Company, L.P. REO revenues include fees based on rental income or based on the loan amount secured by the property it manages, fees earned with respect to any property refinanced or note disposition that it arranges, commissions based on the sales price of any real estate it sells, fees for performing property market analysis and property inspections and collections fees. UMT Holdings anticipates that REO revenues will not increase significantly in 2005 and 2006 as REO property management is not expected to be a focus of the combined company’s business strategy.

Interest Income. UMT Holdings generates revenues from interest income on interim mortgage loans it originates and interim mortgage loans purchased from affiliates. The revenues realized are based on the loan amount multiplied by the contractual interest rate from the time of funding through the date that the loan is paid-off. These revenues are recognized as earned during the period from funding to the date the loan is paid-off. Interest income is highly correlated to the amount of the outstanding portfolio of loans. As such, UMT Holdings anticipates that interest income on interim mortgage loans will grow throughout 2006 as interim loan volumes continue to increase. UMT Holdings anticipates that interest income collected with respect to the real estate managed by UMT Holdings will not increase significantly in 2006.

The single-family home resale market and the single-family lot and residential homebuilding market are highly sensitive to changes in interest rate levels. As interest rates available to borrowers increase, general demand for mortgage loans decreases, and vice versa. If effective mortgage interest rates increase, the ability or willingness of prospective buyers to purchase new or used homes is adversely affected.

UMT Holdings’ borrowers mostly consist of real estate developers that seek interim mortgages for the construction, purchase, renovation and sale of single-family homes. UDF primarily loans money to and makes investments in real estate developers that seek loans and investments for the development of parcels of real property as single-family residential lots. These real estate developers obtain the money to repay interim mortgage loans by selling the renovated home to home purchasers and to repay loans from UDF by reselling the residential home lots to home builders or individuals who will build a single-family residence on the lot. A real estate developer’s ability to repay these loans will be based primarily on the amount of money generated by either the sale of the renovated home or the sale of the developer’s inventory of single-family residential lots. If interest rates increase, the demand for single-family residences is likely to decrease. In such an interest rate climate, developers to which UMT Holdings has loaned money may be unable to generate sufficient income from the sale of homes and the resale of single-family residential lots to repay these loans. Accordingly, increases in single-family mortgage interest rates could cause the number of homebuyers to decrease, which would increase the likelihood of defaults on development loans.

UMT Holdings has established a loan loss reserve for potential loan losses related to interim mortgages based on the total amount of interim mortgages originated per month. Loan losses are estimated to be the difference between the outstanding loan balance at the time of foreclosure less any value to be realized from the disposition of the underlying collateral. UMT Holdings determines the amount of the provision for loan losses charged to income on the basis of several factors, including actual loss experience, identified loan impairment, current economic conditions and periodic examinations of the loan portfolio. These provisions, less net loan charge-offs, comprise the reserve for loan losses which is deducted from interim mortgages notes receivable on the consolidated balance sheet and is maintained at a level management considers to be adequate to absorb loss inherent in the portfolio. The loan loss reserve is evaluated quarterly and adjusted as necessary.

UMT Holdings generally charges off loans determined to be uncollectible by management, its loan review department or federal and state supervisory authorities. Subsequent recoveries are credited to the allowance for loan losses.

      The following table reconciles the beginning and ending balances of UMT Holdings’ reserve for loan losses for the period beginning July 1, 2003 and ended December 31, 2003, for the year ended December 31, 2004, and for the year ended December 31, 2005.

	Period Ended	Year Ended	Year Ended
	December 31, 2003	December 31, 2004	December 31, 2005

Beginning Balance	—	$(101,000)	$(210,000)
Provision for loan losses	$(101,000)	(218,000)	(540,000)
Loans charged-off	—	109,000	422,000

Ending Balance	$(101,000)	$(210,000)	$(328,000)
      UMT Holdings has established certain policies with regard to defaults and foreclosures of its loans. UMT Holdings generally considers an interim mortgage loan to be past due when the payment is 11 days delinquent. If the delinquent payment is not made within 40 days of the due date, UMT Holdings commences foreclosure proceedings. UMT Holdings generally continues to accrue interest on past due interim mortgage loans because the majority of delinquent payments are brought current during the foreclosure process, often because the borrower sells the mortgaged property and uses proceeds from the sale to repay all outstanding amounts on the interim mortgage loan. During the period from July 1, 2003, when UMT Holdings began operations, through December 31, 2005, UMT Holdings foreclosed on 37 properties. Foreclosed properties (if purchased by UMT Holdings) are recorded at the lower of cost or fair market value, and the loan loss reserve is adjusted accordingly.

      The table below shows the number of loans foreclosed, and aggregate unpaid principal balance of such loans, by UMT Holdings during the period beginning July 1, 2003 and ended December 31, 2003 and the years ended December 31, 2004 and 2005.

	Period Ended	Year Ended	Year Ended
	December 31, 2003	December 31, 2004	December 31, 2005

Number of loans foreclosed at beginning of year	—	—	13
Aggregate unpaid principal balance	—	—	$561,350
Additional foreclosures during year	—	17	20
Aggregate unpaid principal balance	—	$787,650	$1,192,509
Foreclosures disposed of during year	—	4	19
Aggregate unpaid principal balance	—	$226,300	$1,222,912
Number of remaining foreclosed properties at end of year	—	13	14
Aggregate unpaid principal balance	—	$561,350	$530,947

Profits Interest in Related Parties. UMT Holdings generates a substantial portion of its revenues from a 50% limited partnership interest in each of the UDF partnerships. UMT Holdings receives partnership distributions from UDF at the end of each quarter.

UMT Holdings anticipates that profits interest in related parties will grow throughout 2006 as the amount of assets held by UDF grow as profits from these partnerships are reinvested in their business.

UDF has a $30.0 million collateralized line of credit with United Mortgage Trust. After the consummation of the proposed merger, the combined company intends to assume this line of credit.
Expenses
      UMT Holdings expenses generally consist of interest expense, provision for loan losses foreclosed properties and general and administrative expenses.
Interest Expense. UMT Holdings’ interest expense includes interest paid to United Mortgage Trust, Ready Mortgage Corp. and Capital Reserve Group, Inc. with respect to secured loans from these entities, unsecured loans from related and third parties and interest payments made with respect to Class B Debentures. The Class B Debentures bear interest at 8% per annum and require interest-only payments on a monthly basis, mature April 30, 2009, and are collateralized by substantially all assets of UMT Holdings. The Class B Debentures will be junior in right of payment to the Class A Debentures.
      UMT Holdings anticipates that interest expense with respect to loans from United Mortgage Trust will be eliminated as a result of the merger and that this interest expense reduction will be substantially off-set by the interest expense associated with the assumption of United Mortgage Trust’s revolving credit facility upon the consummation of the merger and the substantial increase in interest expense resulting from the issuance of Class A Debentures in the principal amount of approximately $141.1 million which bear interest at a rate of 8.5% of the principal amount of the Class A Debentures.
Provision for Loan Losses. Provision for loan losses is comprised of loss from the sale of foreclosed properties and reserves for loss from the sale of foreclosed properties. The loss from sale of foreclosed properties is the difference between the outstanding loan balance at the time of foreclosure less any value realized from the disposition of the underlying collateral. UMT Holdings quarterly adjusts to current market value the foreclosed collateral and the difference between the estimated market value and the outstanding loan balance creates a loss reserve.
      UMT Holdings anticipates that provision for loan losses will increase as the volume of interim mortgage loans originated increases and as the combined company disposes of foreclosed properties. UMT Holdings further anticipates that the reserve for loan losses will increase as a result of the merger because the combined company will acquire the residential mortgage portfolio of United Mortgage Trust and anticipates continuing with the loan loss reserve policy of United Mortgage Trust with respect to such residential mortgage portfolio. As a result, the combined company expects to establish higher loss reserves during 2006.
General and Administrative Expenses. UMT Holdings’ general and administrative expense is primarily comprised of employee compensation, loan processing costs, professional services and rent. UMT Holdings anticipates that general and administrative expenses will increase following the merger and the issuance of Class A Debentures as a result of transfer agent fees, legal fees, printing and reproduction costs and accounting and audit fees. UMT Holdings also expects that general and administrative expenses associated with employee compensation and loan processing costs will increase as interim mortgage loan volume increases.

COMPARISON OF YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2005
      The following table sets forth selected data regarding the results of operations of UMT Holdings for the years ended December 31, 2004 and 2005:

	Years Ended
	December 31,

	2004	2005

	(Dollars in
	thousands)
Revenues:
Mortgage and transaction service revenues	$3,508	$6,217
Interest income	2,797	3,335
Asset management fees from related parties	715	1,436
Profits interest in related parties	1,636	3,165

Total revenues	8,656	14,153
Expenses:
Interest expense	2,574	3,263
Provision for loan losses	218	536
General and administrative expenses	4,246	8,193

Total expenses	7,038	11,992

Net income	$1,618	$2,161

Revenues
      Revenues for the year ended December 31, 2005 increased $5.5 million, or 64%, from $8.7 million for the year ended December 31, 2004 to $14.2 million for the year ended December 31, 2005. This increase resulted from substantial growth in the amount of mortgage and transaction service revenues. Mortgage revenues increased as a result of increases in the volume of UMT Holdings’ interim mortgage loan originations from $30.1 million for the year ended December 31, 2004 to $54.2 million for the year ended December 31, 2005. Transaction service revenues increased as a result of increases in the asset management fees and transaction fees earned for services provided to UDF as UDF’s portfolio and volume of real estate acquisition and development loans, participations and equity investment transactions, increased significantly. UDF’s portfolio increased $21.8 million, or 41%, from approximately $52.9 million in assets as of December 31, 2004 to approximately $74.4 million in assets as of December 31, 2005, and UDF’s portfolio loan originations and equity investments increased $26.0 million, or 38%, from $68.9 million for the year ended December 31, 2004 to $94.4 million for the year ended December 31, 2005.
      Mortgage and transaction service revenues increased $2.7 million, or 77%, from $3.5 million for the year ended December 31, 2004 to $6.2 million for the year ended December 31, 2005. Interim mortgage loan revenues increased $1.3 million, or 89%, from $1.5 million for the year ended December 31, 2004 to

$2.8 million for the year ended December 31, 2005 due to increases in the amount of loans originated during these periods and increases in fees charged to borrowers. UMT Holdings originated $30.1 million in interim mortgage loans for the year ended December 31, 2004 and originated $54.2 million in interim mortgage loans for the year ended December 31, 2005. The increase in the amount of interim mortgage loans originated resulted from increased marketing by UMT Holdings and implementation of the satellite lending program. Land development revenues increased approximately $600,000, or 46%, from $1.3 million for the year ended December 31, 2004 to $1.9 million for the year ended December 31, 2005 due primarily to increases in the size of the UDF portfolio and to the amount of loans originated during these periods. Loan servicing and REO revenues increased approximately $800,000, or 100%, from $800,000 for the year ended December 31, 2004 to $1.6 million for the year ended December 31, 2005 as a result of increases in commission income earned on the disposition of properties, increases in the size of the portfolio serviced and the number of properties managed.
      Interest income increased $500,000, or 19%, from $2.8 million for the year ended December 31, 2004 to $3.3 million for the year ended December 31, 2005.
      Asset management fees from related parties increased $700,000, or 100%, from $700,000 for the year ended December 31, 2004 to $1.4 million for the year ended December 31, 2005.
      Profits interest in related parties increased approximately $1.6 million, or 93%, from $1.6 million for the year ended December 31, 2004 to $3.2 million for the year ended December 31, 2005 as partnership distributions from UDF increased as a result of increases in the size of the UDF portfolio of $21.8 million, or 41%, from approximately $52.9 million in assets as of December 31, 2004 to approximately $74.7 million in assets as of December 31, 2005.
Expenses
      Expenses for the year ended December 31, 2005 increased by approximately $5.0 million, or 70%, from $7.0 million for the year ended December 31, 2004 to $12.0 million for the year ended December 31, 2005.
      Interest expense increased $700,000, or 27%, from $2.6 million for the year ended December 31, 2004 to $3.3 million for the year ended December 31, 2005. Interest expense associated with the Class B Debentures increased $108,000, or 169%, from $64,000 for the year ended December 31, 2004 to $172,000 for the year ended December 31, 2005 as a result of the issuance of an additional $518,000 in aggregate principal amount of the Class B Debentures. Interest expense associated with unsecured loans from related parties and third parties increased $16,000, or 13%, from $127,000 for the year ended December 31, 2004 to $143,000 for the year ended December 31, 2005, because of the increase in the principal amount of the unsecured loans. Interest expense associated with secured borrowings from United Mortgage Trust and affiliated entities increased $500,000, or 24%, from $2.4 million for the year ended December 31, 2004 to $2.9 million for the year ended December 31, 2005.
      Provision for loan losses increased $318,000, or 146%, from $218,000 for the year ended December 31, 2004 to $536,000 for the year ended December 31, 2005. This increase was due primarily to the decision to increase the amount reserved for loan losses on the origination of each interim mortgage loan from 0.5% to 1.0% of the principal amount of each loan and also due to the increase in loan originations by UMT Holdings during 2005. UMT Holdings reserved 0.5% of the balance of each interim mortgage loan originated prior to July 1, 2004 and reserved 1.0% of the balance of each interim mortgage loan originated after July 1, 2004, until September 2005, when UMT Holdings began to reserve .5% of the balance of each interim mortgage loan originated.
      General and administrative expenses increased by $4.0 million, or 93%, from $4.2 million for the year ended December 31, 2004 to $8.2 million for the year ended December 31, 2005. General and administrative expenses increased as a result of the expansion of UMT Holdings’ land development operations to accommodate anticipated increasing volumes of UDF portfolio transactions. The increase in expenses was the result of several factors, including: (1) the increase in UMT Holdings’ interim loan operations, including costs incurred in connection with additional loan underwriting, marketing and customer service personnel; marketing initiatives; and the expansion of technology and REO departments to accommodate anticipated increasing volumes of interim loan applications and originations; (2) REO expenses associated with the disposition of an increasing number of properties, (3) the expansion of UMT Holdings’ land development operations and (4) the increase in compensation of senior management.
      Expenses associated with UMT Holdings’ interim loan operations increased by $1.3 million, or 93%, from $1.4 million for the year ended December 31, 2004 to $2.7 million for the year ended December 31, 2005. REO expenses associated with the disposition of properties were $905,000 for the year ended December 31, 2005, which represented costs incurred in connection with the disposition of properties transferred to UMT Holdings for sale by an affiliated party. Expenses associated with UMT Holdings’ land development operations increased by $800,000, or 267%, from $300,000 for the year ended December 31, 2004 to $1.1 million for the year ended December 31, 2005. This increase was substantially attributable to an increase in headcount and associated compensation. Compensation of senior management increased by $400,000, or 36%, from $1.1 million for the year ended December 31, 2004 to $1.5 million to the year ended December 31, 2005. UMT Holdings’ headcount increased by 30 employees, or 63%, from 48 employees at December 31, 2004 to 78 employees at December 31, 2005..

COMPARISON OF PERIOD ENDED DECEMBER 31, 2003 AND YEAR ENDED DECEMBER 31, 2004
      The following tables set forth selected data regarding the results of operations of UMT Holdings for the period from March 14, 2003 (inception) through December 31, 2003 (“the year 2003”) and for the year ended December 31, 2004:

	Period from
	March 14, 2003
	(Inception)
	through	Year Ended
	December 31,	December 31,
	2003	2004

	(Dollars in thousands)
Revenues:
Mortgage and transaction service revenues	$1,455	$3,508
Interest income	728	2,797
Asset management fees from related parties	102	715
Profits interest in related parties	184	1,636

Total revenues	2,469	8,656
Expenses:
Interest expense	624	2,574
Provision for loan losses	101	218
General and administrative expenses	1,146	4,245

Total expenses	1,871	7,037

Net income	$598	$1,619

Revenues
      Revenues for the year ended December 31, 2004 increased $6.2 million, or 250.6%, from $2.5 million for the year 2003 to $8.7 million for the year ended December 31, 2004. This increase resulted primarily because UMT Holdings was formed in March of 2003 and commenced interim mortgage loan operations on July 1, 2003, and, therefore, the results for 2003 reflect only a partial year. This increase also resulted from the growth in the amount of land development revenues and the growth in the amount of interim mortgage loan revenues as well as the substantial growth in profits interest in related parties.

      Mortgage and transaction service revenues increased $2.0 million, or 141%, from $1.5 million for the year 2003 to $3.5 million for the year ended December 31, 2004. Interim mortgage revenue increased $700,000, or 91.3%, from $767,000 in the year 2003 to $1.5 million in the year ended December 31, 2004 from the growth of the amount of interim mortgage loans originated. UMT Holdings originated $19.8 million in interim mortgages in the year 2003 and originated $29.0 million in interim mortgages in the year ended December 31, 2004. Land development revenues increased approximately $1.0 million, or 296%, from $328,000 for the year 2003 to $1.3 million for the year ended December 31, 2004. Land development revenues increased significantly as asset management fees and transaction fees received by UMT Holdings from UDF increased as the volume of real estate acquisition and development loans, participations and equity investment transactions increased significantly and the size of the outstanding UDF portfolio increased correspondingly. Loan servicing and REO revenues increased approximately $240,000, or 67%, from $360,000 in the year 2003 to $600,000 in the year ended December 31, 2004. Loan servicing and REO revenue increased significantly in 2004 as a result of the disposition of approximately $210,000 of real estate owned.
      Interest income increased approximately $2.1 million, or 284.2%, from $728,000 in the year 2003 to $2.8 million in the year ended December 31, 2004. The amount of outstanding interim mortgage loans and REO loans increased by $2.0 million from $15.7 million as of December 31, 2003 to $17.7 million as of December 31, 2004.
      Asset management fees from related parties increased $613,000, or 602%, from $102,000 in the year 2003 to $715,000 in the year ended December 31, 2004.
      Profits interest in related parties increased approximately $1.5 million, or 789.1%, from $184,000 in the year 2003 to $1.6 million in the year ended December 31, 2004. The size of the UDF portfolio increased by approximately $42.8 million from approximately $8.9 million as of December 31, 2003 to approximately $51.7 million as of December 31, 2004.
Expenses
      Expenses for the year ended December 31, 2004 increased by approximately $5.1 million, or 276.2%, from $1.9 million in the year 2003 to $7.0 million in the year ended December 31, 2004. This increase resulted primarily because the expenses for 2003 reflect UMT Holdings’ operations for only six months, from July 1, 2003, when UMT Holdings commenced mortgage loan operations, through December 31, 2003.
      Interest expense increased by $2.0 million, or 312.5%, from $624,000 for the year 2003 to approximately $2.6 million for the year ended December 31, 2004. Loans from United Mortgage Trust and Ready Mortgage Corp. increased by $3.5 million from $15.3 million at December 31, 2003 to $18.8 million at December 31, 2004.
      Provision for loan losses increased by $117,000, or 115.8%, from $101,000 for the year 2003 to $218,000 for the year ended December 31, 2004 as a result of growth in UMT Holdings’ loan portfolio.
      General and administrative expenses increased by approximately $3.1 million, or 270.4%, from approximately $1.1 million for the year 2003 to approximately $4.2 million for the year ended December 31, 2004. The increase in general and administrative expenses resulted from an increase in the number of employees and compensation for senior management, as well as a significant increase in interim mortgage loan processing costs and increases in sales and marketing expenses and technology expenses. Compensation and benefits costs increased as headcount increased by nine from 39 at December 31, 2003 to 48 at December 31, 2004 as UMT Holdings’ built up its infrastructure in response to increased business demands.

Critical Accounting Policies
      The financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). GAAP represents a comprehensive set of accounting and disclosure rules and requirements, the application of which requires management judgments and estimates.

Recognition of revenue from mortgage and transaction services
      UMT Holdings generates mortgage and transaction service revenues by (1) originating mortgage loans for itself and for third parties, (2) servicing mortgage loans, (3) managing real estate and (4) providing asset management services to UDF.
      Recognition of revenue from originating mortgage loans: In accordance with SFAS 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, UMT Holdings defers recognition of income from nonrefundable processing and origination fees less direct processing and origination costs associated with interim mortgage receivables held by UMT Holdings and recognizes this income on a straight line basis over the expected life of such interim mortgage loans of six months. UMT Holdings recognizes revenue from all other transaction processing fees paid with respect to loans originated by UMT Holdings for third parties as services are rendered.
      Recognition of revenue from servicing mortgage loans: UMT Holdings recognizes revenue from fees for servicing mortgage loans as services are rendered.
      Recognition of revenue from managing real estate: UMT Holdings recognizes revenue from fees for managing real estate as services are rendered. If UMT Holdings sells a vacant property for a third party, UMT Holdings recognizes revenue from the related sales commission.
      Recognition of revenue from asset management services to UDF: UMT Holdings recognizes revenue from fees for asset management services as services are rendered.

Recognition of revenue from interest income
      UMT Holdings’ portfolio of interim mortgages and interim mortgages with recourse produces monthly interest income. However, UMT Holdings may not receive interest income on a particular loan in a particular month if the borrower fails to make the monthly interest payment.
      UMT Holdings accrues interest income with respect to loans if UMT Holdings determines, based on the borrower’s payment history and analysis by UMT Holdings’ loan servicing staff, that payment by the borrower is probable. UMT Holdings ceases accruing interest income when it determines that payment is not probable. If and when the loan is foreclosed, UMT Holdings no longer considers the loan to be income producing, reclassifies it as real estate owned and does not accrue interest income with respect to the loan. An impairment analysis of the property underlying the mortgage is performed at the time of foreclosure.

Recognition of revenue from profits interest in related parties
      UMT Holdings recognizes its portion of UDF’s profits under the equity method of accounting.
      Mortgage Investment Loss Reserves. The amount of the provision for loan losses charged to income is determined on the basis of several factors including actual loss experience, identified loan impairment, current economic conditions and periodic examinations of the loan portfolio. Such provisions, less net loan charge-offs, comprise the reserve for loan losses, which is deducted from interim mortgages notes receivable on the consolidated balance sheet, and is maintained at a level management considers to be adequate to absorb losses inherent in the portfolio. The loan loss reserve is evaluated quarterly in an effort to ensure it is adequate.
      UMT Holdings generally charges-off loans determined to be uncollectible by management, UMT Holdings’ loan review department or federal and state supervisory authorities. Subsequent recoveries are credited to the provision for loan losses.

      The following table reconciles the approximate beginning and ending balances of UMT Holdings’ reserve for loan losses for the years ended December 31, 2005 and 2004 and the period from March 14, 2003 (Inception) through December 31, 2003:

	2005	2004	2003

Balance, beginning of year	$210,000	$101,000	$—
Provision for loan losses	540,000	218,000	101,000
Loans charged-off	(422,000)	(109,000)	—

Balance, end of year	$328,000	$210,000	$101,000

      Profits Interest Receivable — Related Parties. UMT Holdings has a 50.0% limited partnership profits interest in United Development Funding, L.P., a Nevada limited partnership, and United Development Funding II, L.P., a Nevada limited partnership. The operations of UDF principally include loaning funds for the acquisition and development of real estate. Distributions from UDF are expected to be made quarterly based on the prior quarter’s earnings. The limited partnership agreements of each entity provides that earnings shall be distributed as follows: first, one hundred percent of earnings are distributed to the limited partners other than UMT Holdings until they have received a 12% per annum cumulative return; second, if available, an equal amount will be distributed to UMT Holdings; and then any remaining earnings will be split proportionately between all limited partners.
      Interim Mortgage Notes Receivable. Interim mortgage notes receivable are recorded at the lower of cost or estimated net realizable value. The mortgage investments are collateralized by real property owned by the borrowers. Interim mortgages generally have a term of 12 months or less. UMT Holdings originates substantially all interim mortgage loans, services the interim mortgage loan, and intends to hold the interim mortgage loans for the life of the loans.
      Income Taxes. UMT Holdings and the majority of its subsidiaries are organized as limited partnerships for federal income tax purposes. As a result, income or losses are taxable or deductible, as the case may be, to the partners rather than at the partnership level; accordingly, no provision has been made for federal income taxes in the consolidated financial statements of UMT Holdings.
Financial Condition
      The following table sets forth selected data regarding the assets, liabilities and partner’s capital of UMT Holdings as of December 31, 2003, December 31, 2004 and December 31, 2005:

	December 31,	December 31,	December 31,
	2003	2004	2005

	(Dollars in thousands)
Assets:
Cash and cash equivalents	$797	$1,746	$643
Accrued interest receivable	189	565	450
Accounts receivable — related parties	217	361	1,321
Real estate owned	324	1,110	578
Interim mortgage notes receivable, net of reserve for loan losses	14,030	15,871	29,340
Interim mortgage notes receivable with recourse	1,391	738	369
Profits interest receivable — related parties	184	1,131	2,807
Property and equipment, net of accumulated depreciation	87	200	311
Other assets, net of accumulated amortization	699	1,538	2,263

Total assets	$17,918	$23,260	$38,082

	December 31,	December 31,	December 31,
	2003	2004	2005

	(Dollars in thousands)
Liabilities and Partners’ Capital:
Liabilities:
Accounts payable and accrued liabilities	$848	$1,175	$1,436
Accounts payable — related parties	326	287	688
Class B Debentures	—	1,781	2,299
Notes payable	—	778	1,332
Notes payable — related parties	16,123	19,724	33,396

Total liabilities	17,297	23,745	39,151
Partners’ Capital:
General partner	—	(538)	(1,122)
Class C limited partners	53	53	53
Class D limited partners	568	—	—
Class EIA limited partners	—	—	—

Total partners’ capital	621	(485)	(1,069)

Total liabilities and partners’ capital	$17,918	$23,260	$38,082

      From December 31, 2004, to December 31, 2005, UMT Holdings’ total assets increased by approximately $14.8 million, or 64%, from $23.3 million to $38.1 million, while total liabilities increased by approximately $15.5 million, or 65%, from $23.7 million to $39.2 million.
      UMT Holdings’ subsidiaries originated 865 interim mortgage loans in the aggregate principal amount of approximately $54.2 million for the year ended December 31, 2005. Total assets increased primarily because the aggregate principal amount of mortgage loans in UMT Holdings’ portfolio originations exceeded the aggregate principal amount of payoffs during 2005 by $13.4 million.
      UMT Holdings issued an additional $518,000 in aggregate principal amount of Class B Debentures to investors in 2005. The total principal amount of Class B Debentures issued as of December 31, 2005 was $2.3 million. The Indenture governing the Class A Debentures will provide that the principal amount of Class B Debentures outstanding will not exceed $2.3 million.
      UMT Holdings holds limited partnership interests in UDF and recognized approximately $3.2 million in revenue from its profits interest and received a distribution from UDF of approximately $1.4 million during 2005. As a result, the net change in the profits interest receivable — related parties increased by almost 148% in 2005. UMT Holdings anticipates continued demand, particularly in the South and Southwest regions of the United States, for newly constructed single family homes and for single family residential lots. UMT Holdings expects earnings from its equity investment in related parties will increase throughout 2006 to the extent UDF grows its business.
      UMT Holdings’ subsidiaries have borrowed money from United Mortgage Trust, Ready Mortgage Corp. and Capital Reserve Group in order to fund interim mortgage loans. During 2005, UMT Holdings increased borrowings in the amount of approximately $12.1 million; UMT Holdings increased its obligations associated with its notes payable to United Mortgage Trust by $11.6 million, increased its note payable to Ready Mortgage Corp. by $612,000, and decreased the amount borrowed from Capital Reserve Group by $78,500. UMT Holdings anticipates it will continue to borrow from these parties as the demand for interim mortgage loans increases. Following the merger, the combined company should have access to funds under United Mortgage Trust’s revolving credit facility.
      During 2005, UMT Holdings also increased borrowings by $1.6 million under various notes payable to related parties. These notes, under which $2.4 million in principal remains outstanding, mature on December 31, 2006.
      During 2005, UMT Holdings increased borrowings by $550,000 under various notes payable from non-related parties. As of December 31, 2005, $1.3 million remained outstanding under these notes.

Liquidity and Capital Resources
      UMT Holdings has four primary sources of funds: (1) secured loans from United Mortgage Trust, Ready Mortgage Corp. and Capital Reserve Group; (2) sale of Class B Debentures; (3) unsecured loans from related parties and third parties; and (4) funds from operations, including distributions received from UDF.
      UMT Holdings and its lending subsidiaries fund substantially all interim mortgage loans with proceeds from loans from United Mortgage Trust and Ready Mortgage Corp. As of December 31, 2005, UMT Holdings subsidiaries had approximately $24.7 million and $6.3 million in aggregate principal amount of loans outstanding from United Mortgage Trust and Ready Mortgage Corp., respectively. In addition, as of December 31, 2005, UMT Holdings had outstanding with Capital Reserve Group loans with an aggregate principal balance of $12,925. UMT Holdings pledges the interim mortgage loans funded with proceeds of these loans to United Mortgage Trust, Ready Mortgage Corp. and Capital Reserve Group to secure their obligations under these loans.
      As the interim mortgage loans pledged as collateral for the notes payable to United Mortgage Trust, Ready Mortgage Corp. and Capital Reserve Group mature, UMT Holdings repays the corresponding principal amounts it borrowed to fund the loans.
      As of December 31, 2005, UMT Holdings had issued $2.3 million of Class B debentures to investors, all of which was outstanding at December 31, 2005. The Class B Debentures bear interest at 8% per annum, require interest-only payments on a monthly basis, mature April 30, 2009, and are collateralized by substantially all of the assets of UMT Holdings.
      As of December 31, 2005, UMT Holdings had 14 unsecured notes payable to several related parties and third parties with an aggregate principal balance of $2.4 million. All these notes payable mature on December 31, 2006.
      UMT Holdings does not have outstanding commitments to fund or purchase interim mortgage loans beyond available capital. UMT Holdings commits to fund or purchase interim mortgage loans as funds are available and intends to continue to utilize its borrowing capacity with United Mortgage Trust and Ready Mortgage Corp. if its funding needs rapidly increase. UMT Holdings believes that it has sufficient sources of capital to fund its operations.
      Upon consummation of the merger with United Mortgage Trust, UMT Holdings intends to assume the United Mortgage Trust $17.0 million revolving credit facility and to seek to increase this line of credit to $25.0 million. The facility is collateralized by certain interim mortgages, some of which are originated by subsidiaries of UMT Holdings. Interest on the outstanding balance accrues at the greater of prime plus 0.5% per annum or the Federal funds rate plus 1% per annum.
      Pursuant to the terms of the Indenture of the Class A Debentures, UMT Holdings may borrow up to 50% of the book value of the total assets of UMT Holdings and its subsidiaries.
      UMT Holdings intends to seek to raise additional capital following the merger by (1) attempting to sell debt securities of the combined company in the public or private securities markets and (2) seeking to increase the bank line of credit available to the combined company as discussed above. UMT Holdings does not plan to publicly offer and sell any equity securities.

Contractual Obligations and Commitments
      The following table presents information regarding UMT Holdings’ principal contractual obligations as of December 31, 2005.

		Less Than	1-3	3-5	More Than
	Total	1 Year	Years	Years	5 Years

	(Dollars in thousands)
Long Term Debt Obligations	$37,026	$34,727	$—	$2,299	$—
Capital Lease Obligations	—	—	—	—	—
Operating Lease Obligations(1)	925	384	456	85	—
Purchase Obligations	—	—	—	—	—
Other(2)	800	371	368	61	—

Total	$39,891	$36,052	$1,394	$2,445	$—

(1)	UMT Holdings leases office space and various computer and office equipment under several operating leases. These leases expire beginning January 2007 through July 2009.

(2)	Includes monthly interest due through April 30, 2009 and principal due at maturity on April 30, 2009 based on $2.3 million aggregate principal amount of Class B Debentures outstanding as of December 31, 2005. The Indenture governing the Class A Debentures will provide that the principal amount of Class B Debentures outstanding will not exceed $2.3 million.
Off-Balance Sheet Arrangements
      UMT Holdings from time to time enters into guarantees of debtor’s borrowings, and accounts for such guarantees in accordance with FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Guarantees generally have fixed expiration dates or other termination clauses and may require payment of a fee by the debtor. A guarantee involves, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. UMT Holdings’s exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the guarantee.
      As of December 31, 2005, UMT Holdings had one outstanding limited repayment guarantee in the maximum amount of $8.8 million, which is cross guaranteed by United Development Funding, L.P., a related party. Approximately $3.2 million of the guaranteed amount has been borrowed by the debtor. As of December 31, 2005, UMT Holdings has also guaranteed three notes payable issued by related parties to United Mortgage Trust. The total credit risk to UMT Holdings under these three guarantees is approximately $12.0 million, of which approximately $9.3 million has been borrowed against by the debtors.
      To date, UMT Holdings has not incurred losses from guarantees entered into, and the debt that is guaranteed is also collateralized by real estate and the right to receive distributions on UMT Holdings’ limited partnership interests.
Recently Issued Accounting Standards
      In December 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, (“FIN 46R”) which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. UMT Holdings will be required to apply FIN 46R to variable interests in variable interest entities (“VIEs”) created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, FIN 46R will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities, and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the consolidated balance sheet and any previously recognized interest being recognized as the cumulative effect of a change in accounting principle. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities, and noncontrolling interest of the VIE. As of December 31, 2005, UMT Holdings did not own any interests in variable interest entities; therefore, UMT Holdings does not expect FIN 46R will affect its financial statements.
      In December 2004, the FASB issued SFAS 123R, Share-Based Payment, which is a revision of SFAS 123, Accounting for Stock Based Compensation, and supersedes APB Opinion 25, Accounting for Stock Issued to Employees. SFAS 123R focuses primarily on share-based payments for employee services, requiring these payments to be recorded using a fair-value-based method. The use of APB 25’s intrinsic value method of accounting for employee stock options has been eliminated. As a result, the fair value of stock options granted to employees in the future will be required to be expensed. SFAS 123R will be effective for UMT Holdings in 2006 and its impact on the results of operations of UMT Holdings will depend on the number of options or other share-based payments granted and the fair value of those options and share-based payments.
Quantitative and Qualitative Disclosures about Market Risk
      UMT Holdings’ primary market risk exposure is the risk of loss resulting from adverse changes in interest rates. Changes in interest rates may impact both demand for UMT Holdings’ real estate finance products and the rate of interest on the loans UMT Holdings makes. In addition, the revenues earned by UDF in connection with its lending activities, and consequently the profits available for distribution to UMT Holdings, are also subject to interest rate risk.
      Demand for the interim mortgage loans made by UMT Holdings and for the acquisition and development loans made by UDF, and the amount of interest and profit collected by UMT Holdings and UDF with respect to such loans, depend on the ability of the borrowers of interim mortgage loans to sell the single-family homes renovated with the proceeds of the mortgage loans and the ability of borrowers of real estate acquisition and development loans to sell single-family lots acquired with the proceeds of the loans to homebuilders.
      The single-family home resale market and the single-family lot and residential homebuilding market are highly sensitive to changes in interest rate levels. As interest rates available to borrowers increase, demand for mortgage loans decreases, and vice versa. Housing demand is also adversely affected by increases in housing costs and unemployment and by decreases in the availability of mortgage financing. In addition, from time to time, various proposals for changes in the federal income tax laws have been discussed, some of which would remove or limit the deduction for home mortgage interest. If effective mortgage interest rates increase and/or the ability or willingness of prospective buyers to purchase new or used homes is adversely affected, the demand for new homes and used homes may also be negatively affected. As a consequence, demand for and the performance of UMT Holdings’ real estate finance products may also be adversely impacted.
      Upon the consummation of the merger, UMT Holdings expects to assume the obligations of United Mortgage Trust under its $17.0 million revolving credit loan. UMT Holdings also intends to seek to increase the amount of credit available under this facility. The interest rate on the loans made under this facility is variable and at any time is equal to the higher of (1) the lender’s prime rate plus 0.5% or (2) the Federal funds rate plus 1.0%. This variable interest rate may not exceed the maximum lawful interest rate permitted under Texas law. As of December 31, 2005, the applicable interest on this credit facility was 7.75%.
      Following the merger, UMT Holdings intends to seek to raise additional capital by (1) attempting to sell debt securities of the combined company in the public or private securities markets and (2) as noted above, seeking to increase the bank line of credit available to the combined company. At such time, changes in prevailing market interest rates may have a general effect on UMT Holdings’ cost of funds. Increases in interest rates will result in higher interest expense with respect to the bank line of credit. Increases in interest rates may also result in higher interest expenses with respect to debt securities. UMT Holdings intends to mitigate its risks with respect to debt security interest rates by issuing a debt security with a maturity date of between five and seven years after issuance.

BUSINESS OF UMT HOLDINGS
General
      UMT Holdings is a real estate finance company formed in March 2003 as a Delaware limited partnership. UMT Holdings commenced operations on July 1, 2003. Through its family of companies, UMT Holdings generates income by: (1) originating, purchasing and holding for investment, for its own account, loans, typically with terms of 12 months or less, made to persons and entities for the construction, purchase, renovation and sale of single-family homes; (2) providing asset management services and facilitating transactions for third parties and affiliates who provide real estate finance services; and (3) servicing residential mortgages and managing real estate owned by unrelated third parties and by affiliates.
      UMT Holdings also holds profit participation interests in UDF, which generate income by (1) originating, purchasing and holding for investment, for their own account, loans made to real estate developers for the acquisition and development of parcels of real property as single-family residential lots; (2) making real estate related equity investments for the acquisition and development of parcels of real property as single-family residential lots or for sale to others to develop as single-family residential lots; (3) entering into participation agreements with real estate developers engaged in the development of single-family residential lots; and (4) providing credit enhancements with respect to loans made to real estate developers for the acquisition and development of parcels of real property as single-family residential lots.
      UMT Holdings also originates and purchases loans to home builders for the purchase and improvement of land and construction of homes for sale to home purchasers.
History
      UMT Holdings is a newly formed entity with a limited operating history. Many of its limited partners and key employees are individuals that are owners of businesses that formerly originated and sold residential mortgages and contracts for deed to United Mortgage Trust, borrowed funds from United Mortgage Trust to originate interim mortgages that were pledged to United Mortgage Trust as collateral and provided loan servicing to United Mortgage Trust. These individuals, along with certain owners and employees of the Advisor, determined that it would be advantageous to consolidate the customer bases of the loan originating businesses and to seek to provide additional financial products related to mortgage lending such as residential development loans. UMT Holdings commenced operations on July 1, 2003 to accomplish this purpose.
Financing Strategy
      To date, UMT Holdings has financed the acquisition of its mortgage-backed assets with borrowings from United Mortgage Trust and other parties, including bank lines of credit, the proceeds from the sale of its Class B Debentures and other securities offerings, and funds from operations, including distributions received from UDF. UDF’s land development loans and real estate participations are financed from the proceeds of offerings of limited partnership interests in UDF, bank lines of credit and a $30.0 million line of credit from United Mortgage Trust and borrowings from other third parties. Generally, UMT Holdings seeks to profit from the difference, or spread, between the rate at which it borrow funds and the rates that it charges to borrowers.
      Presently, UMT Holdings intends to grow its loan and real estate investment portfolio by expanding its services to new geographic markets and offering new loan products that complement existing ones. UMT Holdings currently markets interim mortgage loan products through local real estate investor associations, search-engine marketing and strategic relationships with seasoned loan brokers and real estate investors in specific markets. UMT Holdings currently markets its interim mortgage loan products in the following states: Alabama, Arizona, Arkansas, California, Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Minnesota, Mississippi, Missouri, New Jersey,

North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Washington. UMT Holdings intends to expand its operations into the District of Columbia, Nevada, West Virginia and Wisconsin. UMT Holdings plans generally to limit geographic expansion to counties in the United States with at least 300,000 residents. UMT Holdings intends to avoid expanding its lending activities into states, such as New York, with licensing or foreclosure requirements that it considers to be burdensome, or to states that are not densely populated, such as Montana and Idaho.
Interim Mortgage Loans
      The primary way that UMT Holdings generates income is by originating and purchasing interim mortgage loans to real estate investors for the purchase and renovation of single-family houses which the investors subsequently resell. Its interim mortgage loans are secured by a first lien mortgage or deed of trust on the property purchased with the proceeds of the loan, and are often additionally secured by a guarantee from the borrower. Interim mortgage loans made to the same borrowers and/or their affiliates are typically cross-collateralized and contain cross-default provisions. In certain cases, UMT Holdings may require borrowers and their affiliates with more than one loan outstanding to UMT Holdings to place additional monies in escrow to secure the repayment of the outstanding loans or to make cash down payments to decrease the loan to value ratio of our interim mortgage loan and mitigate our risk with respect to the borrower.
      UMT Holdings originates and purchases interim mortgage loans through its subsidiary, UMTH Lending Company, L.P., doing business as InvestWell©, and its subsidiaries, Ready America Funding, L.P. and UMTH Lending-FL, L.P. Because the borrowers of interim mortgage loans intend to resell renovated houses rather than occupy them, UMT Holdings’ interim mortgage loans typically have maturity dates of six months. In some circumstances borrowers may extend the maturity of an interim mortgage loan for up to two additional three-month terms. Generally, interim mortgage loans are made in amounts of between 65% and 70% of the repaired appraised value of the acquired property. UMT Holdings obtains a credit report on some borrowers in order to obtain their numeric credit score for use in formulas to determine the amount of credit to extend. A substantial number of UMT Holdings’ interim mortgage loans permit the borrower to fund an interest reserve out of the net interim mortgage loan proceeds, from which the interest payments due are made.
      UMT Holdings typically does not make interim mortgage loans with respect to properties with a repaired appraised value of $50,000 or less. UMT Holdings will consider making interim mortgage loans on properties with a repaired appraised value of $385,000 or more on a case by case basis. At December 31, 2005, the average amount of UMT Holdings’ interim mortgage loans is approximately $63,000.
      UMT Holdings’ underwriting and loan documentation process has four phases: evaluation, approval, funding and monitoring. When UMT Holdings receives a request for an interim mortgage loan, its employees evaluate the information and may request additional information from the potential borrower. As part of this review process, UMT Holdings determines the value of the subject property and estimates the cost of required repairs. If a loan request does not meet UMT Holdings’ underwriting criteria, the request will be forwarded to a loan committee for special review. The loan committee is comprised of officers of UMT Holdings, and the committee may approve an interim mortgage loan request that does not fall within the general underwriting criteria.
      Generally, UMT Holdings will not extend an interim mortgage loan in an amount greater than 65% of the estimated after-repaired value of the subject property. If the borrower meets additional specified criteria which demonstrates to our satisfaction additional credit quality of the borrower, such as having successfully repaid at least three interim mortgage loans previously extended by UMT Holdings, then UMT Holdings will extend an interim mortgage loan in an amount up to 70% of the after-repaired value of the subject property. In each instance, if the property securing the interim mortgage loan is located in the Dallas-Fort Worth area or in one of several other select Texas cities, UMT Holdings requires a limited appraisal of the property. If the property securing the interim mortgage loan is located outside of these designated areas, UMT Holdings requires a full and complete appraisal. UMT Holdings requires a full and complete appraisal in connection with all requests for interim mortgage loans exceeding $100,000 regardless of the location of the property, and UMT Holdings requires two full and complete appraisals in connection with all requests for interim mortgage loans exceeding $250,000.
      UMT Holdings also inspects each property that is the subject of an interim mortgage loan request. UMT Holdings requires that each borrower have valid title and legal rights with respect to the collateral on the property and that each property be covered by a valid hazard insurance policy.
      After an interim mortgage loan is funded, UMT Holdings continues to monitor the loan, including conducting property inspections and tracking loan, hazard insurance and tax payments. UMT Holdings monitors progress of property improvements or repairs and requests progress reports from the borrower in the event that more than $3,000 worth of repairs are incomplete, and, more than 3 weeks has elapsed since the last repair fund request.
      Interim mortgage loan documents include a promissory note and deed of trust. Interim mortgage loan payments are monitored beginning on the 11th day of the month, at which time the loan is considered to be delinquent. Late payments (over 30 days) are generally categorized as “foreclosure” and occasionally as “workout.” “Workout” indicates the borrower is experiencing difficulty, UMT Holdings expects the late payment to be made shortly because, for example, the mortgaged property is about to be sold. “Foreclosure” indicates that the borrower is not paying timely and is additionally being uncooperative or unresponsive to UMT Holdings’ requests.
      UMT Holdings’ interim mortgage loans typically bear an interest rate between 14% and 18%. Between the date UMT Holdings began operations, July 1, 2003, and December 31, 2005, it has funded approximately 1,700 interim loans totaling $102.4 million and has foreclosed on 37 interim mortgage loans totaling $2.0 million. It realized approximately $594,000 in loan losses between July 1, 2003 and December 31, 2005. It is UMT Holdings’ current practice to establish a loan loss reserve in an amount equal to between 0.5% and 1% of the original principal amount of all interim mortgage loans.
      As of December 31, 2005, UMT Holdings held interim mortgage loans with an outstanding principal balance of $29.9 million and secured by property located primarily in the states of Texas, Tennessee and Missouri. While the majority of the properties underlying UMT Holdings interim mortgage loans are located in Texas, Tennessee and Missouri, it also holds a small number of interim mortgage loans secured by property located in the states of Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Missouri, Mississippi, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina and Virginia. UMT Holdings intends to provide interim mortgage loans secured by property located in other states in the future.
      UMT Holdings receives origination fees on most of its interim mortgage loans and generally receives extension fees in connection with the extension of interim mortgage loans. It also receives inspection fees, underwriting fees, documentation fees and draw fees in connection with its interim mortgage loans.
Seller Financing
      Real estate investors and builders occasionally offer “seller financing” under which the builder or investor, when it sells the property, accepts a note from the buyer as partial payment of the purchase price for the property. Sellers often refer to this practice as “carrying back” a note. The “carry back” note is secured by a first lien mortgage on the property being sold. In some cases the seller will hold or “season” the note for a period of time until sale of the note is practical. UMT Holdings facilitates seller financing by lending money to sellers that are holding “carry back” notes. UMT Holdings’ loans are secured by a pledge of the “carry back” note. UMT Holdings anticipates that demand for loans to support seller financing will increase as a result of more stringent federal loan program qualification standards and newly instituted Federal Housing Administration and Veteran’s Administration loan requirements that establish a minimum length of time a property must be owned prior to resale.

Housing Construction Loans
      UMT Holdings also derives income by originating and purchasing loans to home builders for the purchase and improvement of land and construction of homes for sale to home purchasers (“construction loans”). Currently, UMT Holdings makes construction loans in amounts of between 60% and 80% of the appraised value of the constructed property. The loans are ordinarily secured by a first lien mortgage or deed of trust and/or security interests in personal property of the borrower. Depending on the size and nature of the construction loan, the loan generally has a maturity date between six and twelve months, though UMT Holdings may permit the loans to be extended.
      UMT Holdings bases the decision to make housing construction loans to a particular prospective borrower on several factors, including:

•	whether the borrower has purchase contracts with home buyers,

•	the business experience of the borrower in the development and sale of single family homes,

•	the borrower’s net worth and recent financial performance, and

•	the general credit worthiness of the borrower.
      As with its interim mortgage loans, UMT Holdings typically requires the borrower for a construction loan to provide UMT Holdings with a personal guarantee and a mortgagee’s title policy and hazard insurance. UMT Holdings also cross-collateralizes and cross-defaults construction loans made to the same borrower and its affiliates. In some cases, UMT Holdings may also require the borrower to escrow monies with it as additional security.
      UMT Holdings construction loans bear a fixed interest rate between 14% and 18%. A substantial number of its construction loans permit the borrower to fund an interest reserve out of the net loan proceeds, from which the interest payments due to UMT Holdings are made. Longer term construction loans may require monthly payments of both principal and interest, or may require the borrower to pay down the outstanding loan by a specified amount on the sale of each home.
      UMT Holdings receives origination fees on most of the construction loans it originates and extension fees if the borrower elects to extend the maturity of the loan. UMT Holdings also receives inspection fees, underwriting fees, documentation fees and draw fees.
Real Estate Development Loans
      UMT Holdings generates a significant portion of its income through its 50% limited partnership interest in UDF. UMT Holdings intends to originate or purchase land development loans through UDF. The general partner of United Development Funding, L.P. is United Development Funding, Inc., which is owned by Hollis Greenlaw, Todd Etter, Timothy Kopacka and Christine “Cricket” Griffin. The general partner of United Development Funding II, L.P. is United Development Funding II, Inc., which is owned by Todd Etter, Craig Pettit, and Hollis Greenlaw. Each of these individuals is a partner of UMT Holdings. The general partner of each of United Development Funding, L.P. and United Development Funding II, L.P. is controlled by Messrs. Etter and Greenlaw, the same individuals who control the general partner of UMT Holdings.
      UMT Holdings’ limited partnership interests in UDF give UMT Holdings the right to vote on particular partnership matters and to participate in distributions of UDF’s profits, if any. UMT Holdings has not contributed, and is not obligated to contribute, capital to UDF.
      The general partners of UDF have informed UMT Holdings that they intend to cause UDF to make quarterly pro rata distributions of income to UMT Holdings, measured by the previous quarter’s income, as soon as reasonably possible after the end of each such fiscal quarter. UDF’s ability to make these distributions will generally depend on the available cash flow generated by each entity after payment of expenses and liabilities. UDF’s partnership agreements generally require that UDF distribute to its partners 100% of its income until the limited partners who have a positive capital balance have received an annualized return of 12% on their invested capital investment (“the Preferred Return”), then 100% of income to UMT Holdings as a profit participation partner until UMT Holdings has received an amount equal to the Preferred Return, and thereafter all remaining distributable income pro-rata among all limited partners and the general partner. UMT Holdings has received $703,715 and $1.4 million in distributions from UDF in 2004 and 2005, respectively.
      UDF originates, purchases and holds for investment loans to real estate developers and makes equity investments in real estate development entities that use the proceeds to acquire and develop parcels of real property as single-family residential lots and who will subsequently market and sell those lots to home builders. UDF also may enter into separate participation agreements with the developers to whom they make development loans. These participation agreements allow UDF to receive a preferred portion of the gain, if any, upon the sale of each lot to home builders. The loans are generally repaid by the developer from the proceeds of the sale of the lots to home builders. UDF also provides credit enhancements with respect to real estate land acquisitions and development loans for the acquisition and development of parcels of real property as single-family residential lots.
      From June 2003 through December 31, 2005, UDF has funded approximately $167.9 million in single family lot development loans, participations and equity investments. At December 31, 2005, UDF had received $95.1 million in loan and participation payments, payoffs and equity distributions, and had outstanding land development loans, participations and equity investments totaling $72.8 million.
      To date, loans and equity investments made by UDF have been concentrated in the greater Dallas/Fort Worth, Houston and San Antonio, Texas markets. Although UDF intends to originate land development loans and purchase land development loans originated by others to its specifications, and make equity investments, throughout the United States, they expect that the great majority of their land development loans and investments will be in the southeastern and southwestern sections of the United States, with initial originations focused on Texas, Arizona and Florida.
      Substantially all of the land development loans, and some equity investments, are secured by either a subordinated lien on the parcel, if the developer has arranged for a development loan senior to the UDF land development loan, or a first lien in the event UDF is the senior lender. In some instances where the subject parcel is encumbered by a lien in favor of a third party other than UDF or the development lender, UDF may secure its loan or equity investment by a lien that is senior to the third party, but junior to the development lender. The subject parcels are also secured by a mortgage or deed of trust, executed by the developer in UDF’s, and in most cases, by an unconditional guarantee by the developer or its owners, a pledge of ownership interests in the developing entity and an assignment of any utility reimbursement agreements. In some cases, UDF requires the developer to escrow monies with it as additional security.
      Substantially all of UDF’s land development loans require the borrower to make monthly interest payments. However, if a development loan bears an annual interest rate that is greater than 15%, UDF requires the borrower to make monthly interest payments equal to the payments that would have been due if the loan bore an annual interest rate equal to 15%. In such case, the interest that would have been due above 15% will become capitalized principal.
      In some cases, in addition to a development loan, UDF enters into participation agreements with the developer to allow them to receive a portion of the proceeds the developer receives from the resale of the underlying land. UDF expects that its participation agreements will generally allow them to collect additional payments so that the total payments they receive with respect to the development loan and the participation agreement combined are equal to the payments they would have received if the development loan bore an annual interest rate between 25% and 40%. Amounts UDF receives under its participation agreements generally are unsecured contractual obligations of the developer. Amounts due under these participation agreements are due at the time the underlying land is sold or the development loan is refinanced.

      A substantial number of UDF’s land development loans permit the borrower to fund an interest reserve out of the net loan proceeds from which the interest payments are made when due. The amount of interest reserved out of the net land development loan proceeds will vary from borrower to borrower but is based on an economic feasibility study, the projected timing of the development, the sale of lots and the use of proceeds from such sales.
      Generally, UDF’s land development loan agreements and participation agreements provide for repayment of interest and principal on the loan portion and payment of any participating interest before any distributions are made to the borrower as profit. When the borrower is permitted to receive distributions before repayment of interest and principal on the loan portion and payment of any participating interest, UDF requires that:

•	the borrower is current with all payments due under the loan, and

•	the amount that the borrower is allowed to distribute is limited to what UDF determines to be a reasonable distribution to cover the borrower’s time, effort and labor on the development project.
      UDF’s equity investments generally have a target annual return on invested capital in excess of 20% per year and may be structured as either direct equity investments in a joint venture or the right to a preferred return from the joint venture, generally providing for the greater of a 25% annual return on invested capital or 50% of the profits of the joint venture. Depending on the state law applicable to the transaction and the terms of the joint venture arrangement, the joint venture agreement may provide for UDF to be repaid its invested capital and receive a preferred return prior to any distributions to the joint venture developer. In many cases, the obligation to return UDF’s invested capital and pay a preferred return may be secured by a mortgage or deed of trust, an unconditional guarantee of the developing entity or its owners, a pledge of ownership interests in the developing entity and/or an assignment of any utility reimbursement agreements. UDF may also receive inspection fees, underwriting fees, documentation fees and draw fees.
      UDF bases its lending and equity investment decisions for land development loans on several factors, including:

•	an evaluation of the development project,

•	the development experience of the borrower or joint venture partner,

•	the location of the project,

•	the demand for single-family product of the proposed type in that market,

•	the timing of the project, and

•	the expected return from the project.
      UDF conducts due diligence in connection with potential land development loans and equity investments. They engage the services of an engineering firm to conduct a site analysis, engineering due diligence and zoning and necessary development approval of any project for which they may potentially make a development loan or equity investment. They also engage the services of a construction manager to meet with the proposed developer and review all development plans, assumptions and cost and financial projections and to monitor the borrower’s progress for the period the loan and participation interest, if applicable, are outstanding. In addition, most of UDF’s borrowers and joint venture partners also acquire a land acquisition and development loan from a commercial lender.
      UMT Holdings also derives substantial revenue from asset management fees and transaction fees received from UDF. UMT Holdings receives an annual management fee, paid monthly, equal to 2% of the invested assets of UDF. In addition, UMT Holdings receives transaction fees equal to up to 3% of the principal amount of the loan or investments, for facilitating finance transactions for UDF. During the period from July 1, 2003 through December 31, 2005, UMT Holdings received approximately $2.0 million of management fee income and approximately $3.5 million of transaction fee income. UDF has a

$30.0 million collateralized line of credit with United Mortgage Trust. After the consummation of the proposed merger, the combined company intends to assume this line of credit.
Loan Servicing
      In addition to originating and purchasing loans, UMT Holdings derives income by servicing mortgage loans. Generally, it is paid a monthly fee equal to 1/12th of 0.5% of the principal balance of any residential mortgages it services. Mortgage servicing includes collecting monthly payments from the borrower, paying all principal and interest due to the lender, paying all real estate taxes and insurance to be paid out of escrow, distributing information regarding the application of all funds received and enforcing collection of delinquent accounts, including foreclosing on an account as necessary. UMT Holdings services loans primarily through its subsidiary, UMTH Loan Servicing Company, L.P. and UMTH Loan Servicing Company’s two subsidiaries, REO Property Company, L.P., and Prospect Services Corp. As of December 31, 2005, UMT Holdings was providing residential mortgage servicing with respect to mortgage loans having an aggregate principal balance of $18.3 million.
Property Management
      UMT Holdings generates income by managing real estate owned by unrelated third parties and by certain of its affiliates. It performs most of its property management services through its subsidiary, REO Property Company, L.P. Currently, it manages real estate owned and non-performing loans originated by certain affiliates. REO Property Company, L.P. also manages real estate related to non-performing interim mortgage loans.
      REO Property Company, L.P. receives fees based upon:

•	the rental income of properties that it manages;

•	the income realized on loans that it manages;

•	the sale price of any third party real estate it sells;

•	any property refinance or note disposition that it arranges; and

•	the balance of the basis for any vacant property it manages or owns.
      As of December 31, 2005, REO Property Company, L.P. owned real estate with a book value of approximately $183,000, net of a reserve of $116,000, and residential mortgage notes with an outstanding principal balance of $369,000. This real estate and these notes were purchased from affiliated entities under contracts that required the sellers to reimburse REO Property Company, L.P. for the amount by which the price at which it purchased such real estate and notes exceeds the price at which it sells them. Also, as of December 31, 2005, REO Property Company, L.P. manages 201 vacant properties for affiliates and Prospect Services Corp. manages six rental properties for affiliates.
Defaults/ Foreclosure
      UMT Holdings has established certain policies with regard to defaults and foreclosures of its loans. With respect to interim mortgage loans, it generally considers a loan to be past due when the payment is 11 days delinquent. UMT Holdings provides delinquent and non-performing interim mortgage loan borrowers with notices in accordance with applicable state law, and, if such interim mortgage loans remain delinquent, provides a notice of trustee’s sale and institutes foreclosure actions in accordance with state laws. If the delinquent payment is not made within 40 days of the due date, UMT Holdings commences foreclosure proceedings. Past due payments on many loans are brought current after UMT Holdings initiates foreclosure proceedings, often because the developer to whom the interim mortgage loan was made subsequently sells the mortgaged property and uses proceeds from the sale to repay the outstanding principal and all accrued interest on the interim mortgage loan. Occasionally, UMT Holdings may transfer delinquent loans to its subsidiary, REO Property Company, L.P., prior to the foreclosure sale. In such event, REO Property Company, L.P. will be responsible for foreclosure of the interim mortgage loan.

Foreclosure bid amounts may be determined by UMT Holdings taking into consideration current taxes due, repairs, maintenance, insurance, leases and other holding costs. Generally, after conducting a foreclosure sale with respect to a non-performing interim mortgage loan, UMT Holdings lists the property for sale at fair market value
      UMT Holdings generally institutes litigation to collect deficiency balances against the borrower and any guarantor. The deficiency owed by the borrower is generally the principal, interest and legal fees owed by the borrower on the date of foreclosure, less the amount of the proceeds derived from the foreclosure. Interest at the contractual rate continues to accrue on the deficiency.
Subsidiaries
      UMT Holdings conducts its business primarily through its subsidiaries. In the diagram below, the company indicated as the parent of a limited partnership holds a 99.9% limited partnership interest in that limited partnership. UMT Holdings’ general partner, UMT Services, Inc, a Delaware corporation, serves as the sole general partner for all of UMT Holdings’ subsidiaries that are limited partnerships. The capital stock of UMT Services, Inc. is owned equally by Hollis Greenlaw and Todd Etter. The following chart sets forth UMT Holdings’ organizational structure:
Competition
      With respect to UMT Holdings’ real estate lending activities, it competes with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, real estate investment trusts, other real estate limited partnerships and other entities engaged in real estate investment activities, many of which may be substantially larger than UMT Holdings and have greater resources, including technical and marketing resources, than UMT Holdings has. Larger real estate programs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable loans or development properties may increase. Any such increase would result in increased demand for these assets and cause the purchase price of such assets to increase. Competition for real estate loans, particularly loans secured by residential properties, is highly competitive, with lenders competing on interest rate, fees, amounts committed, term and service. Additional competition may lower the rates UMT Holdings can charge borrowers. UMT Holdings competes by offering a rapid approval and closing process and by offering loans with no prepayment penalty.
      UMT Holdings’ competitive position may be affected by fluctuations in interest rates and general economic conditions. During periods of rising interest rates, competitors that have “locked in” low borrowing costs may have a competitive advantage. During periods of declining interest rates, competitors may solicit UMT Holdings’ borrowers to refinance their loans. During economic slowdowns or recessions, borrowers may face new financial difficulties and may be receptive to refinancing offers by UMT Holdings’ competitors.
Environmental Risk
      In the ordinary course of UMT Holdings’ business, from time to time it may foreclose on properties securing loans that are in default. There is a risk that hazardous or toxic waste could be found on these properties and UMT Holdings may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and cleanup costs incurred in connection with the contamination. To date, UMT Holdings has not been required to perform any material investigation or clean up activities, nor has it been subject to any environmental claims. We cannot assure you, however, that this will remain the case in the future.
Regulation
      The mortgage loan business is highly regulated. In order to offer mortgage loan services, UMT Holdings must comply with federal and state laws and regulations relating to licensing, advertising, loan disclosures and servicing, rate and fee limits, use of credit reports, notification of action taken on loan applications, privacy, discrimination, unfair and deceptive business practices, payment or receipt of kickbacks, referral fees or unearned fees in connection with the provision of real estate settlement services and other requirements.
      UMT Holdings is licensed to originate mortgage loans, or otherwise exempt from licensing requirements, in approximately 26 states. UMT Holdings is pursuing licenses in 6 additional states. In a few states where licensing is not available for UMT Holdings’ particular lending operations, UMT Holdings limits its product offerings to comply with state law.
      Current laws, and those enacted in the future to deal with Internet transactions and other aspects of the business of UMT Holdings, may be revised or interpreted in ways that adversely affect the business of UMT Holdings.
Employees
      As of December 31, 2005, UMT Holdings had 78 full-time employees, including employees who are also partners.
Properties
      UMT Holdings’ headquarters are located in Dallas, Texas, Bedford, Texas and in Richardson, Texas, where it leases approximately 21,000 square feet of space for its operations. The leases for these facilities will expire in 2009, 2007 and 2007, respectively.
Legal Proceedings
      As of December 31, 2005, there were no material legal proceedings pending against UMT Holdings.

MANAGEMENT OF UMT HOLDINGS
Directors and Executive Officers of the General Partner
      UMT Holdings does not have a board of directors; rather, its operations and activities are managed by the general partner. The general partner is controlled by its board of directors. UMT Services, Inc., is the general partner of UMT Holdings, and its business address and telephone number is 1702 N. Collins Boulevard, Suite 100, Richardson, Texas 75080, (972) 889-7323. UMT Services is a Delaware corporation whose sole business purpose is to serve as the general partner. The persons set forth below are directors and officers of the general partner. Unless otherwise indicated, the business address for each director and officer of the general partner is c/o United Mortgage Trust Holdings, L.P., 1702 N. Collins Boulevard, Suite 100, Richardson, Texas 75080, and the business telephone number is (972) 889-7323. Unless otherwise indicated, each person is a citizen of the United States.

			Years as
Name	Age	Title	a Director

Todd Etter	56	Director and Chairman	2
Hollis M. Greenlaw	41	Director and President	2
Mike Wilson	43	Director	—
      Todd Etter. Mr. Etter has served as a Director and the Chairman since UMT Holdings was formed in 2003. Since 2000, Mr. Etter has been the Chairman of UMT Advisors, Inc., advisor to United Mortgage Trust, and, since 1995, Chairman of Mortgage Trust Advisors, Inc., which served as the advisor to United Mortgage Trust from 1996 to 2000. Since March 2005, Mr. Etter has been affiliated with IMS Securities, Inc., an NASD member, as a registered representative. Since 1998, Mr. Etter has been a 50% owner and a director of Capital Reserve Group and, since 2002, an owner and a director of Ready America Funding, both of which are corporations that sell and service mortgages. In 1992, Mr. Etter formed and since that date has served as President of, South Central Mortgage, Inc., a mortgage banking firm. From 1980 through 1987, Mr. Etter served as a Principal of South Central Securities, a NASD member firm. In 1985, he formed South Central Financial Group, Inc., an investment-banking firm, and continues to serve as its President. During the period from 1980-1992, he sourced over $37.0 million in capital for cable television, real estate and child care center investments. From 1974 through 1981, he was Vice President of Crawford, Etter and Associates, a residential development, marketing, finance and construction company. Mr. Etter received a Bachelors of Arts degree from Michigan State University in 1972.
      Hollis M. Greenlaw. Mr. Greenlaw has served as a Director since UMT Holdings was formed in 2003. Since May 1997, Mr. Greenlaw has been a partner of The Hartnett Group, Ltd., a closely-held private investment company managing over $40.0 million in assets. The Hartnett Group, Ltd. and its affiliated companies engage in securities and futures trading, acquire, develop, and sell real estate, including single-family housing developments, commercial office buildings, retail buildings and apartment homes, own several restaurant concepts throughout the United States and make venture capital investments. From May 1997 until June 2003, Mr. Greenlaw served as Chairman, President and CEO of a multi-family real estate development and management company substantially owned by The Hartnett Group, Ltd. Prior to joining The Hartnett Group, Ltd., from 1992 until the end of 1997, Mr. Greenlaw was an attorney with the Washington, D.C. law firm of Williams & Connolly where he practiced business and tax law. Mr. Greenlaw received a Bachelors of Arts degree from Bowdoin College in 1986 where he was a James Bowdoin Scholar and elected to Phi Beta Kappa and received a Juris Doctorate from the Columbia University School of Law in 1990. Mr. Greenlaw is a member of the Maine, District of Columbia and Texas bars.
      Mike Wilson. Mr. Wilson has served as a Director since August 2005. Mr. Wilson is the President of UMTH Funding Services. Mr. Wilson joined UMT Holdings in January 2004 as Senior Vice President of Marketing, and was responsible for directing UMTH’s corporate marketing efforts. From January 2003 through January 2004, Mr. Wilson served as Senior Vice President, Operations of Interelate, Inc., a

marketing services business process outsourcing (BPO) firm. Interelate, based in Minnesota, built, managed and hosted CRM databases for Global 500 clients and executed large-scale email campaigns. From October 2001 to December 2002 Mr. Wilson was the sole principal of Applied Focus, LLC, an independent management consulting company that provided management consulting services to CEOs and marketing executives of private technology companies. From April 1998 to September 2001, Mr. Wilson served as Senior Director and Vice President of Matchlogic, the online database marketing division of Excite@Home, where he directed over $220 million in outsourced ad management, CRM and relationship marketing services for Global 500 clients. From July 1985 to April 1998 Mr. Wilson was employed with Electronic Data Systems (EDS) in Detroit, Michigan where he directed several multi-million dollar IT services engagements in the automotive industry. In his last position as Division Director with EDS, Mr. Wilson built and led a 150 person organization that delivered $25 million of IT services to OnStar, a multi-billion dollar mobile communications subsidiary of General Motors. Mr. Wilson graduated from Oakland University in 1985 with a Bachelor of Science degree in Management Information Systems (MIS) and earned a Master of Business Administration degree from Wayne State University in 1992. Mr. Wilson also completed Global Executive Leadership Training at Thunderbird Graduate School of International Business in 1997.
UMT Holdings Executive Officers and Key Personnel
      The persons set forth below are UMT Holdings’ executive officers and key personnel. Unless otherwise indicated, the business address for each officer is c/o United Mortgage Trust Holdings, L.P., 1702 N. Collins Boulevard, Suite 100, Richardson, Texas 75080 (972) 889-7323 , and the business telephone number is (972) 889-7323. Unless otherwise indicated, each person is a citizen of the United States.

Name	Age	Title	Employee Since

Todd Etter*	56	Chairman, UMT Holdings, L.P.	2003
Hollis M. Greenlaw*	41	President and Chief Executive Officer, UMT Holdings, L.P.	2003
William E. Lowe	49	Partner, UMT Holdings, L.P.	2003
Jeff W. Shirley	47	President and Chief Executive Office, UMTH Land Development, L.P.	2005
Christine “Cricket” Griffin	53	President, UMTH General Services, L.P.	2003
Cara Obert	36	Chief Financial Officer.	2003
Mike Wilson*	43	President, UMTH Funding Services, L.P.	2004
Timothy Kopacka	46	Vice President, UMTH Funding Services, L.P.	2003
Lori DeYonker	44	President, Prospect Service Corp.	2003

*	Biographies for Messrs. Etter, Greenlaw and Wilson are provided above.
      William E. Lowe. A partner with UMT Holdings, Mr. Lowe has been involved in the lending industry since 1978, and has originated over $500.0 million of real estate and commercial loans in his career. Mr. Lowe is the president and co-founder of Capital Reserve Group, the largest private lender to single-family housing renovators in Texas. Mr. Lowe founded Capital Reserve Group in 1998 with Mr. Etter. From 1984 to 1997, he was senior vice-president of Abrams Center National Bank in Dallas and also served as the chairman of the bank’s asset-liability committee, and secretary of the loan and discount committee. From 1976 through 1983, he served in a variety of positions at two banks in Richardson, Texas. Mr. Lowe was a founder and director of the Dallas Business Finance Corp. an SBA-

certified lender, and was a founder, director and chairman of the Southern Dallas Development Fund, a 36 bank lending consortium which is a part of the Southern Dallas Development Corporation. Mr. Lowe is an SBA-Preferred Lender and a American Bankers Association- Certified Lender. He is a 1984 graduate of the Southern Methodist University Graduate School of Banking and graduated from the University of Texas at Dallas in 1978.
      Jeff W. Shirley. Mr. Shirley, a Certified Public Accountant, joined UMTH Land Development on July 1, 2005. From August 2003 through June 2005, Mr. Shirley served as a Texas Regional Vice President for the national homebuilding company Lennar Corporation. While at Lennar, Mr. Shirley’s primarily focus was the formation, execution, financing and management of off balance sheet land acquisition and development activities for the Texas Region. Mr. Shirley directed in excess of $300.0 million in land development financing activities including the formation of three land acquisition and development funds by Lennar and UDF. From June 1996 through July 2003, Mr. Shirley was employed by the Fortress Group, a publicly traded homebuilder, headquartered in Vienna, Virginia. During his tenure with Fortress, Mr. Shirley served as the Vice President of Finance and subsequently Chief Financial Officer. The Fortress Group grew to become one of the nation’s 30 largest homebuilders before its sale to Lennar. From September 1981 through June 1996, Mr. Shirley was employed in public accounting practices in Chicago and Southern California in the Audit and Consulting departments of Coopers & Lybrand, Kenneth Leventhal & Company and Price Waterhouse. While in public accounting, Mr. Shirley’s industry focus was homebuilders, including mergers, acquisitions, accounting system implementations, IPO’s, structured debt workouts and traditional audits. Mr. Shirley graduated from Augustana College in Rock Island, Illinois with a Bachelor of Arts degree, cum laude, in Accounting and Business.
      Christine “Cricket” Griffin. Ms. Griffin serves as the president of UMTH General Services, L.P. Ms. Griffin has served as the President and Treasurer and a trustee of United Mortgage Trust since July 1996. Since January 2000, she has been the President of UMT Advisors, Inc., Advisor to United Mortgage Trust. From June 1995 until July 1996, Ms. Griffin served as Chief Financial Officer of South Central Mortgage, Inc., where her responsibilities included day-to-day bookkeeping through financial statement preparation, mortgage warehouse lines administration and investor communications and reporting, as well as researching and implementing a note servicing system for the company and its subservicer. Before joining South Central Mortgage, Inc., Ms. Griffin was Vice President of Woodbine Petroleum, Inc., a publicly traded oil and gas company for 10 years, during which time her responsibilities included regulatory reporting, shareholder relations and audit supervision. Ms. Griffin received a Bachelor of Arts degree, summa cum laude, in Politics and Government from George Mason University in 1978.
      Timothy Kopacka. Timothy Kopacka, a Certified Public Accountant, is the Vice President of UMTH Funding Services. Mr. Kopacka has served as Vice-President of UMT Advisors, Inc. since its formation in 2000. From 1996 to 2000, Mr. Kopacka served as Executive Vice President of Mortgage Trust Advisors, Inc., the former advisor of United Mortgage Trust. Since 1984, he has been President of Kopacka & Associates, Inc., d/b/a Grosse Pointe Financial, Inc., a financial advisory firm. From 1987 to 1990, he served as Vice President of Marketing and Operations for Kemper Financial Services in their retirement plans division. From 1983 through 1986, Mr. Kopacka was Chief Financial Officer for Federal Tax Workshops, Inc., an educational and consulting firm for Certified Public Accountants. From 1980 to 1983, he was employed with Deloitte, Haskins & Sells, an international accounting and consulting firm. Mr. Kopacka received a Bachelors of Arts degree in Accounting and Finance from Michigan State University in 1981. He is a member of the Michigan Association of Certified Public Accountants, the Hawaii Association of Public Accountants and the American Institute of Certified Public Accountants.
      Lori DeYonker. Lori DeYonker has been in the financial management field for over 20 years. She is currently President of Prospect Service Corp. She oversees the day-to-day operations including staff supervision, collections, foreclosures, bankruptcies and marketing of REO Property Company, L.P. Concurrently, Mrs. DeYonker is the sole proprietor of Numbers First, Inc., a corporation that she founded in 1998 that provides accounting and bookkeeping services. Between 1996 and 1998, Mrs. DeYonker was Head Underwriter for South Central Mortgage, Inc. Between 1985 and 1996, she was employed by Wells’

Systems, Inc. (“WSI”), first as bookkeeper, then as Controller, and for five years as Chief Financial and Operating Officer for Discovery Learning Centers/ Kids at Work, a firm owned by WSI. From 1982 to 1985, Mrs. DeYonker worked for Michigan Mortgage Corporation and was responsible for FNMA and GNMA investor remittance as well as general accounting duties.
      Cara Obert. Ms. Obert, a Certified Public Accountant, is the Chief Financial Officer for UMT Holdings. From 1996 to 2003, she was a self-employed consultant, assisting clients, including Fortune 500 companies, in creating and maintaining financial accounting systems. She served as Controller for Value Added Communications, Inc., a NASDAQ telecommunications company that provided communications systems for the hotel and prison industries. From 1990 to 1993, she was employed with Arthur Andersen LLP, an international accounting and consulting firm. She received a Bachelor of Arts degree, cum laude, in Accounting, from Texas Tech University in 1990.
EXECUTIVE COMPENSATION OF UMT HOLDINGS
      The following table sets forth compensation information for the Chief Executive Officer of UMT Holdings and for each of the four other most highly compensated executive officers or key personnel of UMT Holdings (the “named executive officers”).

							Long Term
		Annual Compensation					Compensation

		Base				Other Annual	Equity
Name and Principal Position	Year(1)	Compensation(2)		Bonus		Compensation(16)	Awards(17)

Hollis M. Greenlaw	2005	$500,000				$501,803	3,829.84
President and Chief	2004	415,000				367,709	874.09
Executive Officer	2003	180,000
Todd Etter	2005	$434,375	(3)			$501,803	3,829.84
Chairman	2004	325,000	(4)			367,709	1,382.34
	2003	75,000	(5)
Craig Pettit(6)	2005	$379,543				$501,803	3,829.84
Limited Partner	2004	325,000	(7)			367,709	1,331.50
	2003	75,000	(8)
Cara Obert	2005	$72,008	(9)	$21,062	(10)	$47,035
Chief Financial Officer	2004	72,000				25,985
	2003	51,375	(11)
Timothy Kopacka	2005	$150,000	(13)			$307,909	1160.00
President of UMTH	2004	189,695	(14)			163,707	77.97
Funding Services, L.P.(12)	2003	60,398	(15)

(1)	UMT Holdings commenced operations on July 1, 2003.

(2)	Except where otherwise noted, base compensation consists of consulting fees paid to the named executive officer or an entity owned by the named executive officer. Following the merger, UMT Holdings intends to pay all base compensation as salary paid directly to the named executive officers.

(3)	Amount includes $362,500 paid to Etter Amalgamated, Inc., a corporation owned by Mr. Etter, which paid such amount to Mr. Etter, and (ii) $71,875 paid to South Central Mortgage, Inc., a corporation owned by Mr. Etter, which paid such amount to Mr. Etter.

(4)	Amount includes (i) $153,125 paid to Etter Amalgamated, Inc., a corporation owned by Mr. Etter, which paid such amount to Mr. Etter, and (ii) $171,875 paid to South Central Mortgage, Inc., a corporation owned by Mr. Etter, which paid such amount to Mr. Etter.

(5)	This amount was paid to Etter Amalgamated, which paid such amount to Mr. Etter.

(6)	Mr. Pettit resigned as a director and officer of the general partner in August 2005. Effective January 1, 2006, he resigned from all officer positions at UMT Holdings and its subsidiaries.

(7)	Amount includes (i) $70,833 paid to Mr. Pettit and (ii) $254,166 paid to Ready Mortgage Corp., a corporation owned by Mr. Pettit, which paid such amount to Mr. Pettit. In addition, since March 2003 Mr. Pettit has received a total of $75,172 of advances against any Class C Unit distributions he may receive after the merger. For more information on these advances, see “— Compensation Agreements with Named Executive Officers” below.

(8)	Amount was paid to Ready Mortgage Corp., which paid such amount to Mr. Pettit.

(9)	Ms. Obert’s 2005 base compensation represents her salary. In addition, Ms. Obert accrued a bonus of $20,700 for 2005 which she has not received.

(10)	Ms. Obert was paid totaling $21,062 in 2005 for bonuses accrued in 2003 and 2004.

(11)	Amount includes (i) $39,375 paid to Ms. Obert as consulting fees and (ii) $12,000 paid to Ms. Obert as salary.

(12)	UMTH Funding Services, L.P. is a subsidiary of UMT Holdings.

(13)	Amount does not include $130,308 in commissions offset against Mr. Kopacka’s capital account with UMT Holdings.

(14)	Amounts does not include $72,400 in commissions offset against Mr. Kopacka’s capital account with UMT Holdings.

(15)	Amount includes $31,250 that was paid to UMT Advisors, Inc., which paid such amount to Mr. Kopacka.

(16)	The amounts reported as “Other Annual Compensation” consist of profits paid by UMTH Land Development, L.P. as distributions on the Class EIA Units. See “Description of UMT Holdings Partnership Agreement — Distributions of Available Cash” for more information regarding the Class EIA Units.

(17)	Number of units represents total number of Class D Units awarded to the named executive officer in 2004 and 2005. Class D Units vest over a three-year period. The first 50% of Class D Units awarded will vest on December 31, 2006, the second 25% will vest on December 31, 2007, and the final 25% will vest on December 31, 2008. Class D Units entitle the holder to a portion of cash available for distribution by UMT Holdings, if any, after the merger is completed. See “Description of UMT Holdings Partnership Agreement — Distributions of Available Cash” for more information regarding the Class D Units.

Compensation of Directors
      Directors of the general partner of UMT Holdings are not entitled to receive any compensation for their services as directors.
Compensation Agreements with Named Executive Officers
      UMT Holdings has entered into compensation agreements with each of Mr. Greenlaw, Mr. Etter and Mr. Kopacka as described below. Each of the compensation agreements expired December 31, 2005, and UMT Holdings and each of these individuals have agreed to extend the terms of the compensation agreements with respect to cash compensation until the parties execute new compensation agreements. Unless otherwise noted below, any Class D Units awarded under a compensation package will vest equally over a four-year period with the first 25% vesting on December 31, 2006. Such units will continue to vest in the event of a separation from UMT Holdings unless the named executive officer is terminated for cause, in which case the named executive officer will forfeit all unvested Class D Units.
      Under Mr. Greenlaw’s compensation agreement dated July 1, 2004, Mr. Greenlaw is paid a base annual salary of $500,000. In addition, he received 3,829.84 Class D Units on December 31, 2005, based on the achievement of specified performance objectives. Mr. Greenlaw has agreed to contribute such Class D Units to a pool containing Class D Units earned by Mr. Etter and Mr. Pettit for the same period, to be shared equally by Messrs. Greenlaw, Etter and Pettit. All unvested Class D Units will immediately vest upon death or long-term disability of Mr. Greenlaw and upon any sale, merger (other than the proposed merger with United Mortgage Trust) or other combination or disposition, including liquidation, of UMT Holdings.
      Under Mr. Etter’s compensation agreement dated July 1, 2004, Mr. Etter is paid a base annual salary of $425,000. In addition, he received 3,829.84 Class D Units on December 31, 2005, based on the achievement of specified performance objectives. Mr. Etter has agreed to contribute such Class D Units to a pool containing Class D Units earned by Mr. Greenlaw and Mr. Pettit for the same period, to be shared equally by Messrs Etter, Greenlaw and Pettit. Any distributions on Mr. Etter’s unvested Class D Units will be reduced to the extent Mr. Etter does not meet performance goals.
      UMT Holdings has also entered into an arrangement with Mr. Pettit under which he is entitled to receive, in the aggregate, $60,000 per month from UMT Holdings (including his base salary and incentive compensation) and Ready Mortgage Corp., an entity owned by him. To the extent that Mr. Pettit’s base salary and incentive compensation from UMT Holdings and the monies he receives from Ready Mortgage Corp. do not equal $60,000 in a month, he may require UMT Holdings to pay him the difference for that month, and such monies shall be an advance against future Class C Unit distributions. As of December 31, 2004, UMT Holdings has advanced Mr. Pettit $75,172 under this arrangement.
      Mr. Kopacka’s compensation is based on the achievement of performance goals related to corporate finance services provided to UMT Holdings by UMTH Funding Services and is expected to reach a minimum of $150,000 and a maximum of $240,000 for 2005. Mr. Kopacka is entitled to receive an amount equal to 1% of capital raised by UMTH Funding Services associates directed by Mr. Kopacka. Mr. Kopacka is also entitled to receive an amount, referred to as his Department Production Compensation (“DPC”), equal to 1% of the capital raised by UMT Holdings and UDF by associates directed by Mr. Kopacka. UMT Holdings has agreed to provide advances against the compensation earned by Mr. Kopacka. Advances made to Mr. Kopacka may be recovered by UMT Holdings from amounts to be paid to Mr. Kopacka from his DPC, incentive compensation, Class EIA distributions, Class C Unit distributions and Class D Unit distributions. As of December 31, 2005, Mr. Kopacka had outstanding advances from UMTH of $76,206. In addition, he may elect to receive part or all of his net incentive compensation and part or all of his DPC income in the form of Class D Units at a price per Class D Unit to be determined by the general partner.
Compensation Committee Interlocks and Insider Participation
      Neither UMT Holdings nor its general partner has a compensation committee. Compensation decisions for 2004 regarding UMT Holdings’ executive officers were made by the board of directors of its general partner, the members of which at the time were Messrs. Greenlaw, Etter and Pettit. Each of Messrs. Greenlaw, Etter and Pettit participated in discussions concerning executive compensation, other than his own.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Management Conflicts of Interest
      Some officers and directors of the general partner, have various ownership, business and employment relationships with United Mortgage Trust. These relationships result in several conflicts of interest, some of which will be eliminated as a result of the merger.

Management Relationships
      Some of the key employees and limited partners of UMT Holdings participate in the management of United Mortgage Trust. In particular, Christine “Cricket” Griffin, a limited partner of UMT Holdings and the President of UMTH General Services, L.P., is also the President and Chairman of the board of trustees of United Mortgage Trust. Moreover, Ms. Griffin and several other limited partners and key employees of UMT Holdings are affiliates of the Advisor, a management company that controls substantially all of the day-to-day operations of United Mortgage Trust. The following table outlines the relationships that exist between these limited partners and key employees and the Advisor:

Name	Position with UMT Holdings	Position with the Advisor

Christine “Cricket” Griffin	Limited Partner of UMT Holdings; President of UMTH General Services, L.P.	President
Todd Etter	Chairman, Shareholder and Director of the general partner; Limited Partner of UMT Holdings	Chairman and 50% shareholder
Timothy Kopacka	Limited Partner of UMT Holdings; President of UMTH Funding Services, L.P.	Executive Vice-President, Secretary and 50% shareholder
      The Advisor receives fees from United Mortgage Trust under an Advisory Agreement between it and United Mortgage Trust. Currently, the Advisor is eligible to receive the following fees and compensation from United Mortgage Trust:

•	a trust advisory fee based upon the amount of invested assets for management and operational activities conducted on behalf of United Mortgage Trust;

•	real estate brokerage commissions paid in connection with the sale of foreclosed properties;

•	performance incentive fees and options to purchase shares of beneficial interest in United Mortgage Trust based upon the financial performance of United Mortgage Trust;

•	reimbursement of expenses incurred on behalf of United Mortgage Trust; and

•	fees for services in connection with offerings of shares of beneficial interest in United Mortgage Trust.
United Mortgage Trust paid trust administration fees to the Advisor of approximately $887,000, $945,005 and $729,935 for the years ended December 31, 2005, 2004 and 2003, respectively. One of the conditions of the merger is the termination of the Advisory Agreement between United Mortgage Trust and the Advisor. Consequently, these fees will no longer be paid, and any potential conflicts associated with the Advisory Agreement or compensation paid under this agreement will be eliminated.

Transactions between United Mortgage Trust and UMT Holdings or Key Employees or Affiliates of Limited Partners of UMT Holdings.
      UMT Holdings’ subsidiaries borrow funds from United Mortgage Trust to originate interim mortgages that are pledged to United Mortgage Trust as collateral. UMT Holdings’ subsidiaries provide real estate management services to United Mortgage Trust, including property maintenance services, rent collection services and services in connection with the disposal of real estate. UMT Holdings’ subsidiaries also service loans in United Mortgage Trust’s portfolio.
      As December 31, 2005, United Mortgage Trust held approximately $30.1 million in loans originated by or acquired from UMT Holdings and its affiliates. United Mortgage Trust paid $147,000 to UMT Holdings and its affiliates for services in the year ended December 31, 2005. UMT Holdings derived approximately $147,000 of revenues from business involving United Mortgage Trust for the year ended December 31, 2005.
      In addition, UMT Holdings holds a 50% profit participation interest in UDF, which has a $30.0 million collateralized line of credit with United Mortgage Trust. The general partners of UDF are controlled by Messrs. Etter and Greenlaw. The balance of this line of credit was approximately $30.0 million as of December 31, 2005.
      In addition to loaning funds to UMT Holdings, United Mortgage Trust has, in the past, loaned funds to entities that are affiliated with some limited partners and key employees of UMT Holdings. The borrowers of these loans used the proceeds to make interim mortgage loans and pledged such loans to United Mortgage Trust as security for the loans from United Mortgage Trust. In particular, United Mortgage Trust has loaned funds to:

•	South Central Mortgage, Inc. which is owned and controlled by Todd Etter;

•	Capital Reserve Group, which is owned and controlled by Todd Etter and William Lowe, a limited partner of UMT Holdings;

•	Ready America Funding, which is owned 50% by South Central Mortgage and 50% by Eastern Intercorp, Inc., a company whose sole shareholder is Craig Pettit, the Vice President of UMTH Land Development, L.P., a subsidiary of UMT Holdings, and a limited partner of UMT Holdings; and

•	Ready Mortgage Corp., which is owned and controlled by Craig Pettit.
      The following table shows the dollar amounts of loans made by United Mortgage Trust to affiliates (including UMT Holdings) during 2005 and 2004:

Affiliate	2005	2004

South Central Mortgage	—	—
Capital Reserve Group	$1,704,000	—
Ready America Funding	14,145,000	$24,203,000
Ready Mortgage Corp.	1,129,000	856,000
UMT Holdings	33,058,000	16,887,000

      The table below sets forth the outstanding balances of loans extended by United Mortgage Trust to affiliates (including UMT Holdings) as of December 31, 2005 and 2004:

	As of December 31,

Affiliate	2005	2004

South Central Mortgage	$150,000	$150,000
Capital Reserve Group	2,030,000	4,793,000
Ready America Funding	21,087,000	25,011,000
Ready Mortgage Corp.	192,000	2,338,000
UMT Holdings	24,164,000	11,399,000
      United Mortgage Trust has purchased $18,000,000 in aggregate principal amount of long term residential loans and contracts for deed from South Central Mortgage. United Mortgage Trust no longer purchases long term residential mortgages or contracts for deed from this entity.
      The partnership agreement of UMT Holdings provides that limited partners may not engage in business activities which are in competition, either directly or indirectly, with the business of UMT Holdings. However, UMT Holdings’ limited partners and the general partner have entered into an agreement that permits Todd Etter and Craig Pettit to continue to cause South Central Mortgage and Ready America Funding to sell interim mortgage notes to United Mortgage Trust prior to the merger without violating this provision of the partnership agreement so long as:

•	such transactions are on terms that are substantially equivalent to the terms and conditions of similar transactions between UMT Holdings and United Mortgage Trust, and

•	such activities cease upon the closing of the merger, which will eliminate conflicts of interest associated with the purchase of interim loans from affiliates of some limited partners of UMT Holdings.
      Prior to July 1, 2003, United Mortgage Trust made recourse loans to Capital Reserve Group, Ready America Funding and South Central Mortgage (the “originating companies”), each of which used the funds to originate underlying loans that are pledged to United Mortgage Trust as security for such originating company’s obligations under the recourse loans. When principal and interest on an underlying loan are due in full, at maturity or otherwise, the corresponding obligation owed by the originating company to United Mortgage Trust under the recourse loan is also due in full.
      In addition, some of the originating companies sold loans to United Mortgage Trust (the “purchased loans”) and entered into recourse agreements under which the originating company agreed to reimburse United Mortgage Trust for losses that it incurred with respect to the purchased loans.
      Before year end 2005, United Mortgage Trust’s arrangement with the originating companies was that if the originating company foreclosed on property securing an underlying loan, or United Mortgage Trust foreclosed on property securing a purchased loan, and the proceeds from the sale were insufficient to pay the loan in full, the originating company had the option of (1) repaying the outstanding balance owed to United Mortgage Trust associated with the underlying loan or purchased loan, as the case may be, or (2) delivering an unsecured deficiency note in the amount of the deficiency to United Mortgage Trust.
      The owners of the originating companies are among the founders of UMT Holdings and they intend to originate interim mortgage loans through UMT Holdings, rather than through the originating companies. As a result, the originating companies do not intend to obtain new loans from, or to sell additional loans to, United Mortgage Trust.
      Under these borrowings and recourse obligations, the originating companies owed United Mortgage Trust $23,267,000 as of December 31, 2005.
      On March 30, 2006, and effective as of December 31, 2005, each originating company agreed to issue secured promissory notes to United Mortgage Trust to consolidate (1) all outstanding amounts owed as of

December 31, 2005 by such originating company to United Mortgage Trust under the loans and the deficiency notes described above and (2) the estimated maximum future liability to United Mortgage Trust under the recourse arrangements described above. Each originating company issued to United Mortgage Trust a secured variable amount promissory note dated December 31, 2005 (each of those notes is referred to as a “Secured Note”) in the initial principal amounts shown below. The initial amounts represent all principal and accrued interest owed as of such date. The initial principal amounts are subject to increase up to the maximum amounts shown below, if losses are incurred upon the foreclosure of purchased loans covered by recourse arrangements. The Secured Notes (including related guaranties discussed below) are secured by a pledge by the originating companies of distributions on Class C units, Class D units and Class EIA units of limited partnership interest of UMT Holdings as described below.

	Initial	Maximum
	Principal	Principal	Security Pledged by
Originating Company	Amount	Amount	Originating Company

Capital Reserve Group	$2,725,442	$3,372,904	Distributions on 4,984 Class C Units
Ready America Funding	3,243,369	5,274,436	Distributions on 6,739 Class C Units and all Class EIA Units
South Central Mortgage	3,295,422	3,448,643	Distributions on 4,000 Class C Units
      The Secured Notes bear interest at a rate of 10% per annum. The Capital Reserve Group and Ready America Funding Secured Notes mature in 15 years. The South Central Mortgage Secured Note matures in approximately 22 years, which was the average initial amortization of the original loans reclassified as deficiency notes. The Secured Notes require monthly payments equal to the greater of (1) principal and interest amortized over 180 months and 264 months, respectively, or (2) the amount of any distributions paid to the originating company with respect to the pledged Class C units.
      The Secured Notes have also been guaranteed by the following entities under the arrangements described below, all of which are dated effective December 31, 2005:

•	UMT Holdings. This guaranty is of all amounts due under all of the Secured Notes and is unsecured.

•	WLL Ltd., an affiliate of Capital Reserve Group. This guaranty is of all amounts due under Secured Note from Capital Reserve Group, is non-recourse and is secured by a pledge of distributions on 2,492 Class C Units and 732 Class D units of limited partnership interest of UMT Holdings held by WLL, Ltd.

•	Ready Mortgage Corp. This guaranty is non-recourse, is limited to 50% of all amounts due under the Secured Note from Ready America Funding and is secured by a pledge of distributions on 3,870 Class C units of limited partnership interest of UMT Holdings.

      The amount owed under a Secured Note will increase if an underlying loan made by an originating company is foreclosed and the proceeds from the foreclosure are not sufficient to repay the underlying loan in full. In that event, the amount owed under the applicable Secured Note will be increased by an amount equal to the deficiency, up to the maximum principal amount under the Secured Note. As discussed above, the originating companies and some of the guarantors of the Secured Notes have pledged distributions on limited partnership interests of UMT Holdings as collateral for the amounts owed under the Secured Notes. The amount United Mortgage Trust may receive under this collateral in satisfaction of amounts due under the Secured Notes will depend on UMT Holdings’ ability to make distributions to its limited partners.
      WLL Ltd. has obligations to UMT Holdings under an indemnification agreement between UMT Holdings, WLL, Ltd. and William Lowe, under which UMT Holdings is indemnified for certain losses on loans and advances made by UMT Holdings to William Lowe. That indemnification agreement allows

UMT Holdings to offset any amounts subject to indemnification against distributions made to WLL Ltd. with respect to the Class C and Class D units of limited partnership interest held by WLL, Ltd. Because WLL Ltd. has pledged distributions on these Class C and Class D units to United Mortgage Trust to secure its guaranty of Capital Reserve Group’s obligations under its Secured Note, United Mortgage Trust and UMT Holdings entered into an Intercreditor and Subordination Agreement dated as of December 31, 2005 under which UMT Holdings has agreed to subordinate its rights to offset amounts owed to it by WLL Ltd. to the pledge by WLL, Ltd. of distributions on such units to United Mortgage Trust.

Transactions with management of UMT Holdings and others
      UMT Holdings has entered into transactions with persons, and with entities that are controlled by such persons, who are limited partners, key employees or employees of UMT Holdings and officers and directors of the general partner, including borrowing amounts that UMT Holdings has used to fund its interim mortgage loans. These transactions include the following:

•	UMT Holdings and its subsidiaries lease office space in a building owned by Todd Etter. Mr. Etter receives monthly rent payments from these companies equal to $11,760 plus an additional monthly charge attributable to their portion of utilities. In 2005 and 2004, Mr. Etter received approximately $141,000 and $125,000, respectively, in rent and utility reimbursement from UMT Holdings and its subsidiaries under these leases.

•	In August 2003, UMT Holdings paid $1.7 million to purchase real estate that it intends to resell with an estimated book value of approximately $260,077 and residential mortgage notes with an outstanding principal balance of $1.4 million from Capital Reserve Group. This real estate and these notes were purchased from Capital Reserve Group under contracts that required the sellers to reimburse UMT Holdings for the amount by which the price at which the real estate and notes were purchased exceeds the price at which UMT Holdings sells them.

•	REO Property Company, L.P., receives management fees from entities affiliated with some limited partners and key employees of UMT Holdings, including Capital Reserve Group, United Mortgage Trust, South Central Mortgage, Ready Mortgage Corp., Ready America Funding, Northern Intercorp and Wonder Funding, L.P., for managing rental properties and vacant properties. As of December 31, 2005, REO Property Company, L.P. had received approximately $243,000 since July 1, 2003, in management fees from these entities.

•	UMT Holdings borrowed $50,000 from United Development Funding, Inc., a company whose owners include Mr. Etter, Craig Pettit, Timothy Kopacka and Christine “Cricket” Griffin. UMT Holdings, L.P. borrowed this amount under a note payable which matures on December 31, 2006, with an annual interest rate of 10%. The full balance under this note was outstanding as of December 31, 2005.

•	UMT Holdings borrowed $150,000 from Ready America Funding, a company owned and controlled by Mr. Etter and Mr. Pettit and their affiliates. UMT Holdings borrowed this amount under two separate notes payable, each of which matures on December 31, 2006. Each of these notes bears an annual interest rate of 10%. These notes were assigned by Ready America Funding to South Central Mortgage on April 1, 2004. The full balance under this note was outstanding as of December 31, 2005.

•	UMT Holdings borrowed $150,000 from South Central Mortgage on February 6, 2004 under a promissory note with an annual interest rate of 10% payable on December 31, 2006. The full balance under this note was outstanding as of December 31, 2005.

•	UMT Holdings borrowed $183,854 from Hollis M. Greenlaw on July 1, 2004 under a promissory note with an annual interest rate of 10% payable on December 31, 2006. As of December 31, 2005, $62,817 was outstanding under this note.

•	UMT Holdings borrowed $183,854 from Mr. Etter on July 1, 2004 under a promissory note with an annual interest rate of 10% payable on December 31, 2006. As of December 31, 2005, $62,817 was outstanding under this note.

•	UMT Holdings borrowed $183,854 from Mr. Pettit on July 1, 2004 under a promissory note with an annual interest rate of 10% payable on December 31, 2006. As of December 31, 2005, $62,817 was outstanding under this note.

•	UMT Holdings borrowed $81,853 from Mr. Kopacka on July 1, 2004 under a promissory note with an annual interest rate of 10% payable on December 31, 2006. As of December 31, 2005, $28,042 was outstanding under this note.

•	In 2005 and 2004, UMT Holdings recognized approximately $465,000 and $90,000, respectively, in mortgage service fee revenue under a servicing agreement with related parties.

•	UMT Holdings assists UDF in raising capital. UMT Holdings is also obligated to pay to Mr. Kopacka an amount equal to 1% of all subscriptions for limited partnership interests of UDF attributable to the efforts of Mr. Kopacka or personnel directed by him. UMT Holdings advances funds to Mr. Kopacka as draws against future compensation earned. UMT Holdings paid $150,000 and $150,000 to Mr. Kopacka under this arrangement in 2004 and 2005, respectively.

•	As of December 31, 2005, UMT Holdings had an outstanding balance of approximately $6.3 million borrowed from Ready Mortgage Corp. These borrowings bear interest of 12.25% and are evidenced by various notes payable and are secured by individual interim mortgage notes receivable to UMT Holdings.

•	As of December 31, 2005, UMT Holdings had an outstanding balance of approximately $12,925 borrowed from Capital Reserve Group. These borrowings bear interest of 12.25% and are evidenced by various notes payable and are secured by individual interim mortgage notes receivable to UMT Holdings.

•	UMT Holdings borrowed $888,191 from Ready America Funding on December 31, 2005 under a promissory note with an annual interest rate of 10%, payable on December 31, 2006.

•	UMT Holdings borrowed $115,415 from Capital Reserve Group on December 31, 2005 under a promissory note with an annual interest rate of 10%, payable on December 31, 2006.

•	UMT Holdings borrowed $307,909 from Tim Kopacka on December 31, 2005 under a promissory note with an annual interest rate of 10%, payable on December 31, 2006.

•	UMT Holdings borrowed $501,803 from Hollis Greenlaw on December 31, 2005 under a promissory note with an annual interest rate of 10%, payable on December 31, 2006.

•	UMT Holdings borrowed $8,410 from Cricket Griffin on December 31, 2005 under a promissory note with an annual interest rate of 10%, payable on December 31, 2006.

•	UMT Holdings borrowed $47,035 from Cara Obert on December 31, 2005 under a promissory note with an annual interest rate of 10%, payable on December 31, 2006.

      Once UDF III commences lending operations, UMT Holdings will also receive acquisition, origination and mortgage servicing fees from UDF III, as well as distributions on its profit participation interest in UDF III.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF UMT HOLDINGS
      The general partner owns a 0.01% general partner interest in UMT Holdings. Following the merger, UMT Holdings will have two classes of equity securities outstanding: Class C and Class D Units. Any Class EIA Units outstanding prior to the merger will be canceled upon consummation of the merger.
      The following table sets forth, as of May 1, 2006, the beneficial ownership of UMT Holdings Class C Units and Class D Units by (1) each director of the general partner, (2) each of UMT Holdings’ named executive officers, (3) all such named executive officers of UMT Holdings and directors of the general partner as a group, and (4) each person known by UMT Holdings to be a beneficial owner of 5% or more of any class of UMT Holdings’ voting securities.
      Except as otherwise noted below, each person named in the following table has the sole voting and investment power with respect to the securities that he or she beneficially owns. Beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of securities, whether held directly or indirectly as well as the right to acquire beneficial ownership within the following 60 days, through the exercise of an option or otherwise. Except as otherwise noted below, the address of each person or entity named in the following table is c/o UMT Holdings, L.P., 1702 N. Collins Boulevard, Suite 100 Richardson, Texas 75080.

	Class C Units		Class D Units

Name	Number	Percent	Number	Percent

Todd Etter	11,337	40.4%	8,669	32.9%
Hollis M. Greenlaw	1,960	7.0	5,367	20.4
Craig Pettit	7,977	28.4	6,396	24.3
Christine “Cricket” Griffin	1,667	5.9	2,046	7.8
Tim Kopacka	2,658	9.4	2,742	10.3
William Lowe	2,492	8.9	1,144	4.3
Cara Obert	—	—	—	—
Directors and executive officers as a group (7 persons)	28,091	100%	26,364	100%
      As of December 31, 2005, each of Messrs. Etter, Greenlaw and Pettit beneficially owned one-third of the outstanding common stock of the general partner. Mr. Pettit no longer owned any of the outstanding common stock of the general partner as of January 1, 2006.

SELECTED FINANCIAL DATA OF UNITED MORTGAGE TRUST
      Please read the financial statements of United Mortgage Trust and the notes accompanying the financial statements in this proxy statement/ prospectus. This information is not intended to be a replacement for those financial statements.

	2005	2004	2003	2002	2001

OPERATING DATA
Revenues derived from investments with affiliates	$11,242,004	$9,140,931	$6,525,884	$4,519,899	$3,018,333
Revenue derived from others	3,771,731	4,748,517	5,823,457	3,757,843	2,661,324
Total expenses	5,767,501	4,420,440	3,487,222	901,843	894,824
Net income	9,246,234	9,466,008	8,589,119	7,375,899	4,784,833
Net income per share	1.32	1.34	1.47	1.81	1.81
Weighted average shares Outstanding	7,026,311	7,051,313	5,859,639	4,083,488	2,641,072

	As of December 31,

	2005	2004	2003	2002	2001

BALANCE SHEET DATA
Cash	$5,548,421	$1,331,798	$4,199,455	$646,570	$33,569
Residential mortgages and contracts for deed	—	—	29,780,352	35,299,701	37,182,782
Investment in trusts, Receivable	5,815,712	17,749,231	—	—	—
Foreclosed residential mortgages and contracts for deed	1,494,122	867,591	3,346,004	3,676,070	2,500,461
Interim mortgages, affiliates	48,411,728	45,561,688	45,693,266	35,514,229	15,832,696
Interim mortgages, others	24,543,944	28,185,848	25,622,838	13,483,445	1,640,700
Foreclosed interim mortgages	2,426,532	2,025,830	1,263,350	—	—
Loan loss reserve	(1,939,424)	(921,500)	(350,000)	—	—
Line of credit receivable, affiliate	30,317,037	28,721,639	6,093,493	—	—
Recourse obligations, affiliates	9,264,233	—	—	—	—
Other assets	4,021,986	5,676,136	4,445,972	2,333,229	1,538,911
Total assets	129,904,291	129,198,261	120,325,818	91,091,891	58,785,621
Line of credit payable	13,808,080	12,030,000	—	6,245,000	810,000
Other liabilities	936,583	1,012,944	1,835,145	1,357,303	685,137
Total Liabilities	14,744,663	13,042,944	1,835,145	7,602,303	1,495,137
Total temporary equity	—	—	—	21,566,181	—
Total shareholders’ equity	115,159,628	116,155,317	118,490,673	61,923,407	57,290,484
Total liabilities and shareholders’ equity	129,904,291	129,198,261	120,325,818	91,091,891	58,785,621

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF UNITED MORTGAGE TRUST
      The following presents United Mortgage Trust’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and should be read in conjunction with United Mortgage Trust’s financial statements and related notes included elsewhere in this proxy statement/ prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. United Mortgage Trust’s actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors, including matters addressed in “Cautionary Note Regarding Forward-Looking Statements.”
General
      United Mortgage Trust was organized in Maryland in 1996 as a real estate investment trust to invest in mortgages and contracts for deed. United Mortgage Trust invests exclusively in: (1) loans of 12 months or less in term, made to investors, for the construction, purchase, renovation, and sale of single-family homes (referred to as “interim mortgages”); and (2) secured loans under a line of credit to UDF.
      At the end of 2005, United Mortgage Trust’s mortgage portfolio totaled approximately $118,353,000. Approximately 61% of its income producing assets were interim mortgages, approximately 26% were invested in the UDF line of credit, approximately 8% were loans to affiliates of the Advisor, referred to as recourse loans, which are discussed below, and approximately 5% were invested in residential mortgages and contracts for deed, owned outright and as part of the Bayview Securitization, which is discussed below. Comparing United Mortgage Trust’s portfolio to when United Mortgage Trust was first organized and buying primarily residential mortgages and contracts for deed, it is now more heavily weighted to interim mortgages and the UDF line of credit because (1) to date United Mortgage Trust has experienced limited losses from the sale of foreclosed interim mortgages and no losses from United Mortgage Trust’s UDF line of credit, and (2) blended yields for interim mortgages and from loans to UDF have been higher than those for residential mortgages and contracts for deed. United Mortgage Trust expects to continue its concentration on interim loans and the UDF line of credit for the foreseeable future.

      The following table sets forth certain information about United Mortgage Trust’s mortgage investments purchased during the periods set forth below.

	Year Ended December 31,

	2005	2004	2003

INTERIM MORTGAGES
Interims funded with affiliates	$47,442,000	$43,442,000	$70,255,000
Interims funded with others	$29,545,000	$34,007,000	$29,560,000
Number of loans funded with affiliates	746	558	550
Number of loans funded with others	277	367	537
Total number funded	1,023	925	1,087
Affiliate interims paid off	$44,697,000	$43,700,000	$60,048,000
Other interims paid off	$31,773,000	$30,332,000	$16,193,000
Number of affiliated interims paid off	613	649	628
Number of other interims paid off	346	467	169
Total number paid off	959	1,116	797
Average interim mortgage loan funded during year	$75,000	$84,000	$92,000
Remaining term in months: less than	12 months	12 months	12 months
Yield on investments	12.98%	12.79%	13.18%
Investment-to-value ratio	52.19%	68.44%	66.75%
LINE OF CREDIT, AFFILIATE
Draws funded	$20,483,000	$48,856,000	$7,771,000
Paid down	$18,888,000	$26,228,000	$1,677,000
Term remaining	4 years	5 years	1 year
Yield on investments	13.91%	13.46%	15.60%
RESIDENTIAL MORTGAGES AND CONTRACTS FOR DEED
Purchase price	$517,000	$597,000	$1,360,000
Number purchased from other sources	13	11	27
Aggregate principal balance	$517,000	$597,000	$1,365,000
Average principal balance	$40,000	$54,000	$51,000
Remaining term in months	245	311	316
Current yield	11.70%	11.61%	12.51%
Investment-to-value ratio	86.36%	85.51%	82.45%
RECOURSE OBLIGATIONS
      Prior to July 1, 2003, United Mortgage Trust made recourse loans to (1) Capital Reserve Group, which is owned by Todd Etter and William Lowe, (2) Ready America Funding, which is owned by South Central Mortgage and by Eastern Intercorp, Inc., a company owned by Craig Pettit, and (3) South Central Mortgage, which is owned by Todd Etter (all three companies are referred to as the “originating companies”), each of which has used the funds to originate underlying loans that are pledged to United Mortgage Trust as security for such originating company’s obligations to United Mortgage Trust under the recourse loans to affiliates. When principal and interest on an underlying loan are due in full, at maturity or otherwise, the corresponding obligation owed by the originating company to United Mortgage Trust under the affiliate loan is also due in full.
      In addition, some of the originating companies have sold loans to United Mortgage Trust, which are sometimes referred to as “purchased loans,” and have entered into recourse agreements under which the originating company agreed to reimburse United Mortgage Trust for losses that United Mortgage Trust incurs with respect to those purchased loans.
      Before year end 2005, United Mortgage Trust’s agreement with the originating companies was that if the originating company foreclosed on property securing an underlying loan, or if United Mortgage Trust foreclosed on property securing a purchased loan, and the proceeds from the sale were insufficient to pay the loan in full, the originating company had the option of (1) repaying the outstanding balance owed to United Mortgage Trust associated with the underlying loan or purchased loan, as the case may be, or (2) delivering to United Mortgage Trust an unsecured deficiency note in the amount of the deficiency.
      The owners of the originating companies are among the founders of UMT Holdings. Since July 1, 2003 they have originated interim mortgage loans through UMT Holdings, rather than through the originating companies. As a result, the originating companies do not intend to obtain new loans from, or to sell additional loans to, United Mortgage Trust.
      Under the recourse loans and purchased loans, the originating companies owed United Mortgage Trust $23,267,000 as of December 31, 2005, and an additional $9.3 million under deficiency notes issued by the originating companies in favor of United Mortgage Trust.
      On March 30, 2006, but effective December 2005, each originating company agreed to give United Mortgage Trust secured promissory notes to consolidate (1) all outstanding amounts owed as of December 31, 2005 by such originating company to United Mortgage Trust under the loans and the deficiency notes described above and (2) the estimated maximum future liability to United Mortgage Trust under the recourse arrangements described above. Each originating company issued to United Mortgage Trust a secured variable amount promissory note dated December 31, 2005 (each note referred to as a “Secured Note”) in the initial principal amounts shown below. The initial amounts represent all principal and accrued interest owed as of such date. The initial principal amounts are subject to increase up to the maximum amounts shown below, if losses are incurred upon the foreclosure of purchased loans covered by recourse arrangements. The Secured Notes (including related guaranties discussed below) are secured by a pledge by the originating companies of distributions on Class C units, Class D units and Class EIA units of limited partnership interest of UMT Holdings as detailed in the following table and the paragraphs following the table.

	Initial	Maximum	Security Pledged by
Originating Company	Principal Amount	Principal Amount	Originating Company

Capital Reserve Group	$2,725,442	$3,372,904	Distributions on 4,984 Class C Units
Ready America Funding	3,243,369	5,274,436	Distributions on 6,739 Class C Units and all Class EIA Units
South Central Mortgage	3,295,422	3,448,643	Distributions on 4,000 Class C Units
      The Secured Notes bear interest at a rate of 10% per annum. The Capital Reserve Group and Ready America Funding Secured Notes mature in 15 years. The South Central Mortgage Secured Note matures in approximately 22 years, which was the average initial amortization of the original loans reclassified as deficiency notes. The Secured Notes require monthly payments equal to the greater of (1) principal and interest amortized over 180 months and 264 months, respectively, or (2) the amount of any distributions paid to the originating company with respect to the pledged Class C units.
      The Secured Notes have also been guaranteed by the following entities under the arrangements described below, all of which are dated effective December 31, 2005:

•	UMT Holdings. This guaranty is of all amounts due under all of the Secured Notes and is unsecured.

•	WLL Ltd., an affiliate of Capital Reserve Group. This guaranty is of all amounts due under Secured Note from CRG, is non-recourse and is secured by a pledge of distributions on 2,492 Class C Units and 732 Class D units of limited partnership interest of UMT Holdings held by WLL, Ltd.

•	Ready Mortgage Corp. This guaranty is non-recourse, is limited to 50% of all amounts due under the Secured Note from Ready America Funding and is secured by a pledge of distributions on 3,870 Class C units of limited partnership interest of UMT Holdings.

      The amount owed under a Secured Note will increase if an underlying loan made by an originating company is foreclosed and the proceeds from the foreclosure are not sufficient to repay the underlying loan in full. In that event, the amount owed under the applicable Secured Note will be increased by an amount equal to the deficiency. As discussed above, the originating companies and some of the guarantors of the Secured Notes, have pledged distributions on limited partnership interests of UMT Holdings as collateral for the amounts owed under the Secured Notes. The amount United Mortgage Trust may receive under this collateral in satisfaction of amounts due under the Secured Notes will depend on UMT Holdings’ ability to make distributions to its limited partners.
      In addition, WLL Ltd. has obligations to UMT Holdings under an indemnification agreement between UMT Holdings, WLL, Ltd. and William Lowe, under which UMT Holdings is indemnified for certain losses on loans and advances made by UMT Holdings to William Lowe. That indemnification agreement allows UMT Holdings to offset any amounts subject to indemnification against distributions made to WLL Ltd. with respect to the Class C and Class D units of limited partnership interest held by WLL, Ltd. Because WLL Ltd. has pledged distributions on these Class C and Class D units to United Mortgage Trust to secure its guaranty of Capital Reserve Group’s obligations under its Secured Note, United Mortgage Trust and UMT Holdings entered into an Intercreditor and Subordination Agreement dated as of December 31, 2005 under which UMT Holdings has agreed to subordinate its rights to offset amounts owed to it by WLL Ltd. to the pledge by WLL, Ltd. of distributions on such units to United Mortgage Trust.
RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
      As of December 31, 2005, United Mortgage Trust’s mortgage portfolio consisted of 417 residential mortgages, six contracts for deed (including loans included in a securitization), two rental properties, 33 vacant properties and 1,013 interim mortgages. The portfolio had an unpaid principal balance (“UPB”) of approximately $82,692,000. The average loan in the portfolio had a current annual yield of 13.15%, an investment-to-value ratio of 67.98%, an average UPB of $56,000, and a remaining term of 321 months for residential mortgages and contracts for deed. Interim mortgages have terms of 12 months or less, depending on the collateral securing the interim mortgage and the borrower. The more extensive the rehabilitation work on the property or the construction requirements, the longer the term of the loan. The average construction loan has a term of nine months; the average rehabilitation loan has a term of six months.
      As of December 31, 2004, United Mortgage Trust’s mortgage portfolio consisted of 523 residential mortgages, seven contracts for deed (including loans included in a securitization), 3 rental properties, 24 vacant properties and 945 interim mortgages. The portfolio had a UPB of approximately $94,390,000. The average loan in the portfolio had a current annual yield of 13.24%, an investment-to-value ratio of 71.17%, an average UPB of $63,000, and a term remaining of 333 months for residential mortgages and contracts for deed.
      As of December 31, 2003, United Mortgage Trust’s mortgage portfolio consisted of 480 residential mortgages, 65 contracts for deed, 5 rental properties, 72 vacant properties and 1,136 interim mortgages. The portfolio had a UPB of approximately $105,937,000. The average loan in the portfolio had a current annual yield of 12.44%, an investment-to-value ratio of 70.34%, an average UPB of $60,000, and a term remaining of 334 months for residential mortgages and contracts for deed.

      The following table compares information about United Mortgage Trust’s mortgage portfolio as of the dates indicated below.

	As of December 31,

	2005	2004	2003

Residential mortgages owned outright	30	304	480
Contracts for deed owned outright	6	7	65
Rental properties	2	3	5
Loans remaining in 1st securitization	201	219	—
Loans remaining in 2nd securitization	186	—	—
Vacant properties	33	24	72
Interim mortgages	1,013	945	1,136
Unpaid principal balance	$82,692,000	$94,390,000	$105,937,000
Annual yield	13.15%	12.79%	13.18%
Investment-to-value ratio	67.98%	71.17%	70.34%
Average Loan UPB	$56,000	$62,000	$60,000
      At year end 2005, approximately 68% of the properties securing United Mortgage Trust’s loans were located in Texas, 10% in California, 3% each in Georgia, Missouri, North Carolina and Tennessee, 1% each in Colorado, Illinois, Indiana, Michigan, Ohio and South Carolina and Virginia, and less than 1% each in Alabama, Florida, Iowa, Kansas, Kentucky, Louisiana, Maryland, Minnesota, Mississippi, Oklahoma and Pennsylvania.
      At year end 2004, approximately 80% of the properties securing United Mortgage Trust’s loans were located in Texas, 5% were in Florida, 3% in Georgia, 2% each in California, Illinois and North Carolina, 1% each in Tennessee, Indiana, Colorado and Missouri, and less than 1% each in Pennsylvania, Kentucky, Louisiana, Oklahoma, South Carolina, Ohio, Kansas, Mississippi, Alabama, Minnesota and Michigan.
      At year end 2003, the vast majority of the properties securing United Mortgage Trust’s mortgage investments were located in Texas.
      United Mortgage Trust expects to continue making loans in states other than Texas in order to reduce its geographic exposure to Texas. The increasing number of loans outside of Texas have been acquired from Ready America Funding, an affiliate of the Advisor, and UMTH Lending Company.
      During 2004, United Mortgage Trust developed a more significant relationship with UDF, a partnership that is affiliated with the Advisor, to which it had extended a $7 million line of credit in 2003. As UDF expanded its client base, the trustees of United Mortgage Trust approved the investment of a greater percentage of its assets in UDF loans, resulting in an increase in loans to UDF in 2004. On January 1, 2005, and effective September 30, 2004, United Mortgage Trust entered into a First Amended and Restated Secured Line of Credit Promissory Note and an Amended and Restated Security Agreement (collectively, the “Amendment”) with UDF. The Amendment changed the existing revolving line of credit facility (“Loan”) to extend the term an additional five years and to increase the line of credit to $30 million. The purpose of the Loan is to finance UDF’s investments in real estate development projects. The Amendment has two components: the Long Term Investment portion (“LTI”) and the Bridge-Loan Investment portion (“BLI”).
      The entire Loan is secured by the pledge of all of UDF’s land development loans and equity participations. The UDF loans may be first lien loans or subordinate loans. The LTI portion may not exceed $12,000,000 and bears interest at an annualized percentage rate of 15% with interest payable monthly. The BLI portion may not exceed $18,000,000 and is secured by the assignment of first lien loans made by UDF to developers for the acquisition of pre-development residential real estate. The BLI portion is additionally secured by the pledge of all of UDF’s land development loans and equity investments. The BLI portion bears interest at an annualized percentage rate of 13.5% with interest payable monthly.

      The Loan is subordinate to UDF Senior Debt, which consists of a guaranty of Colonial Bank’s loan in the amount of approximately $8,750,000 to HLL Land Acquisitions, a joint venture between UDF Texas One, LP, a wholly owned subsidiary of the UDF partnership, and Lennar Homes of Texas, Land and Construction, L.P. and a secured $10,000,000 line of credit provided to UDF by Coppermark Bank, which is secured by the pledge of certain of UDF’s first and second lien notes.
      UDF may use the Loan proceeds to finance either: (a) indebtedness associated with any real estate development project upon which UDF has a first priority lien to the extent such indebtedness, including indebtedness financed by funds advanced under the Loan and indebtedness financed by funds advanced from any other source, including Senior Debt, exceeds 85% of the appraised value of such real estate development project; or (b) indebtedness associated with any real estate development project upon which UDF has a junior priority lien to the extent such indebtedness, including indebtedness financed by funds advanced under the line of credit and indebtedness financed by funds advanced from any other source, including without limitation Senior Debt, exceeds 80% of 85% of the appraised value of such real estate development project.
      The Amendment represents a further increase in United Mortgage Trust’s loans to UDF and in the land development loans made by UDF representing approximately 26% of United Mortgage Trust’s portfolio. The trustees of United Mortgage Trust approved the change in its investment policy represented by the increase in the Loan because the changed interest rate environment has resulted in lower yields from United Mortgage Trust’s traditional mortgage investments, as well as its experience to date with loans made to UDF.
      United Mortgage Trust monitors the line of credit for collectibility on a continuing basis based on the affiliate’s payment history. No valuation allowance or charge to earnings was recorded for the years ended December 31, 2005, 2004 and 2003 based on United Mortgage Trust’s evaluation. Outstanding balances were approximately $30,317,000, $28,722,000 and $6,093,000 at year end 2005, 2004 and 2003, respectively. Since its formation in 2003, UDF has made development loans totaling approximately $153 million of principal, of which $77 million of principal has been paid off.
      Each of the properties serving as security for United Mortgage Trust’s loans was covered by a mortgagee’s title insurance policy and hazard insurance in an amount sufficient to cover the outstanding balance. Some of United Mortgage Trust’s mortgage investments are covered by full or limited recourse agreements with note sellers. In making the decision to invest in loans secured by property located in other states, United Mortgage Trust considers the availability of non-judicial foreclosure, as is available in Texas, to be the primary legal consideration. While Texas does not provide a statutory right of redemption and permits deficiency judgments, United Mortgage Trust does not rely upon those provisions in the enforcement of United Mortgage Trust’s liens and therefore United Mortgage Trust believes that the risks in mortgage investments in most other states will not be significantly different than those it faces in Texas.
      United Mortgage Trust neither buys nor sells servicing rights to the loans it purchases, nor does United Mortgage Trust retain servicing rights. Residential mortgages and contracts for deed are serviced by Prospect Service Corp. United Mortgage Trust pays monthly loan servicing fees to Prospect Service Corp. of 1/12th of 1/2 of 1% of the UPB of each loan. In addition, United Mortgage Trust pays a monthly management fee to REO Property Company for maintaining United Mortgage Trust’s foreclosed properties of 0.08% of the UPB. Interim mortgages are serviced by United Mortgage Trust or by the operating company to whom United Mortgage Trust loaned funds, the majority of which are affiliates of the Advisor, including UMTH Lending Company, Ready Mortgage Corp., Capital Reserve Group and Ready America Funding. United Mortgage Trust does not pay monthly servicing fees other than as listed above.
      During the years ended December 31, 2005, 2004 and 2003, interest income was approximately $15,014,000, $13,889,000, and $12,076,000, respectively, representing increases over prior year periods of 8%, 15% and 46%, respectively. The increases were due to a shift away from investing in lower yield residential mortgages and contracts for deed, which represented 5%, 15% and 28% of United Mortgage Trust’s portfolio in 2005, 2004 and 2003, respectively, and increasing United Mortgage Trust’s investment in the line of credit to UDF, which represented 26%, 24% and 6%, respectively.

      Total expenses during 2005, 2004, 2003 were approximately $5,768,000, $4,423,000 and $3,487,000, respectively, representing increases over prior year periods of 30%, 27% and 287% increases, respectively. Listed below are the significant expense accounts and explanations of change:

PROVISION FOR LOAN LOSSES: increased 34% and 28% in 2005 and 2004, respectively.

Realized losses in 2005, 2004 and 2003, were approximately $2,725,000, $2,217,000 and $1,822,000, respectively, representing increases of 46% and 2% between periods. Provision for loan losses were increased by 111% and 163% between periods, respectively.

The table below illustrates loss rates per dollar invested in (1) interim mortgages and (2) residential mortgages and contracts for deed:

	Aggregate
	Unpaid Principal		Loss Rate
	Balance of Loans	Losses	Per Dollar
Year	Funded	Realized	Funded

2005	$372,800,000	$1,404,000	0.38%
2004	239,200,000	1,142,000	0.48%
Residential Mortgages and Contracts for Deed

	Aggregate
	Unpaid Principal		Loss Rate
	Balance of Loans	Losses	Per Dollar
Year	Funded	Realized	Funded

2005	$53,000,000	$1,321,000	2.49%
2004	52,000,000	1,075,000	2.07%
2003	50,000,000	1,822,000	3.64%
Prior Years	48,000,000	1,203,000	2.51%
      United Mortgage Trust will increase reserves for loan losses by an amount equal to two percent of each new loan funded during 2006. United Mortgage Trust will also increase its reserve for loan losses by amounts equal to 42% of each residential mortgage or contract for deed foreclosed and 26% of each interim mortgage foreclosed at the end of each quarter, consistent with December 31, 2005. In addition, during each quarter in 2006 United Mortgage Trust will continue to monitor sales of foreclosed properties and adjust its reserve calculation method if its loss experience and observable trends change.

INTEREST EXPENSE: increased 163% in 2005 and 23% in 2004 over prior year periods.

United Mortgage Trust uses its credit facility to purchase loans in advance of receiving net proceeds from the sale of shares or payments of mortgages. The use of United Mortgage Trust’s credit facility depends on the number of suitable investments available at any given time and the amount of cash United Mortgage Trust has on hand. Interest expense fluctuates 1) because of the level of usage of United Mortgage Trust’s credit facility and 2) when the interest rate United Mortgage Trust pays under the credit facility increases or decreases. Interest expense was approximately $473,000, $180,000 and $146,000, respectively, in 2005, 2004 and 2003.

LOAN SERVICING FEES: decreased 59% in 2005 and 25% in 2004 over prior year periods.

Loan servicing fees paid to Prospect Service Corp. for servicing residential mortgages and contracts for deed decreased as a result of the two Bayview securitizations. The amount United Mortgage Trust had invested in residential mortgages and contracts for deed decreased 67% in 2005 and 40% in 2004. Further decreases in loan servicing fees are expected in 2006 as the remaining loans in the portfolio prepay or mature. Loan servicing fees were approximately $45,000, $109,000 and $146,000, respectively, in 2005, 2004 and 2003.

TRUST ADMINISTRATION FEES: decreased 6% in 2005 and increased 29% in 2004 over prior year periods.

The trust administration fee was paid to the Advisor. The fee was calculated as 1/24th of 1% per month of average invested assets up to $50,000,000 and 1/12 th of 1% per month in excess of $50,000,000. The trust administration fee will increase and decrease as United Mortgage Trust draws on or pays down its credit facility, which United Mortgage Trust uses to acquire mortgage investments. Payroll expenses are paid by the Advisor and included as part of the trust administration fees. Payroll expenses decreased 5% and 10% in 2005 and 2004, respectively, and increased 15% in 2003. Payroll expense was approximately $260,000, $273,000 and $305,000, for the comparable periods. Payroll expenses fluctuate depending on how much contract labor United Mortgage Trust requires to supplement the Advisor’s staff. Rent expense is also paid by the Advisor and included as part of the trust administration fee. Rent expense increased by 10% in 2005, decreased 37% in 2004, and increased 106% in 2003 over prior year periods. Rent expense was $24,000, $22,000 and $35,000, respectively. The increase in 2005 is a result of overlapping leases when the Advisor relocated from its prior location to its present Richardson address. The decrease in 2004 was due to an adjustment in the amount of office space the Advisor leased. The increase in 2003 was due to additional office space leased by the Advisor. Trust administration fees paid in 2005, 2004 and 2003 were approximately $887,000, $945,000 and $730,000, respectively.

GENERAL AND ADMINISTRATIVE EXPENSES: increased 55% in 2005 and 37% in 2004 over prior years.

The major categories of general and administrative expenses include transfer agent fees, legal fees, printing and reproduction costs, accounting and audit fees, recording fees, trustee fees and insurance. The increase in expense in 2005 was related to increased communications with shareholders and Bayview securitization fees and costs for the resulting amortization. Expenses were approximately $621,000, $401,000 and $293,000, respectively, in 2005, 2004 and 2003.

Operating expense as a percentage of interest income (not including interest expense and provision for loan losses) was 10.34%, 10.48% and 9.68%, for 2005, 2004 and 2003, respectively. Operating expense as a percentage of average invested assets was 1.36%, 1.28% and 1.17% during these years, respectively.

Net income was approximately $9,246,000, $9,466,000 and $8,589,000 for 2005, 2004 and 2003, respectively, representing a 2% decrease, and 10% and 16% increases over prior year periods. The decrease in 2005 was due to the significant increase in provision for loan losses. Earnings per share in 2005, 2004 and 2003 were $1.32, $1.34 and $1.47, respectively.

Fluctuations in earnings are a function of the relationships between the use of leverage, the amount of cash in the bank, changes in the current yield, operating expenses and level of non-income producing assets.

          POSITIVE IMPACTS ON EARNINGS

LEVERAGE: United Mortgage Trust’s average daily outstanding balance on its line of credit during the comparable years was approximately $7,249,000, $2,390,000 and $2,996,000, respectively. Use of leverage has had a positive impact on earnings because United Mortgage Trust’s cost of funds on leveraged dollars continues to be lower than the rate of interest United Mortgage Trust earns on the mortgage investments it purchases with borrowed money (a yield of 13.15%, 13.24% and 12.44%, respectively, compared to average interest paid on leveraged dollars of 6.52%, 7.52% and 4.88%, respectively, in 2005, 2004 and 2003).

CASH BALANCES: During 2005, United Mortgage Trust carried lower daily cash balances than in 2004 and 2003. The average daily cash balance was approximately $2,996,000, $4,518,000 and $4,758,000 in 2005, 2004 and 2003, respectively. Because interest earned on funds in the bank may be lower than the interest earned on United Mortgage Trust’s mortgage investments, cash sitting in the bank earning money market rates can have a negative impact on earnings, and may have a negative impact on United Mortgage Trust’s dividend rate. During 2005 United Mortgage Trust was able to deploy cash more effectively than in 2004 and 2003, primarily because United Mortgage Trust’s use of leverage was greater and United Mortgage Trust paid down its line of credit as necessary.

CURRENT YIELD: During 2005, United Mortgage Trust’s current yield was 12.98%, compared to 12.79% and 13.18% in the prior two years.

          NEGATIVE IMPACTS ON EARNINGS

OPERATING EXPENSES: During 2005, United Mortgage Trust’s operating expenses, including interest expense and provision for loans losses, were approximately 38% of total revenues compared to approximately 32% in 2004 and 28% in 2003. The higher operating expenses were attributed to the increased provision for loan losses resulting from United Mortgage Trust’s aggressive liquidation of foreclosed real estate in all three years.

NON-INCOME PRODUCING ASSETS: Non-income producing assets represent cash disbursements that are recorded as an asset and generally then expensed over time. They do not produce income. United Mortgage Trust’s goal is to keep non-income producing assets to a minimum in order to deploy all of its cash in investments. Certain of the assets include costs associated with the merger, fees paid to banks for United Mortgage Trust’s line of credit, accrued interest receivable and transaction fees paid. Non-income producing assets increased 27% in 2005 and decreased 5% in 2004. Increases in 2005 were to loans foreclosed, merger costs, and accrued interest receivable.

          AFFILIATED FORECLOSED PROPERTIES
      United Mortgage Trust does not reclassify foreclosed loans that have been pledged to it as collateral (an “underlying loan”) for recourse loans United Mortgage Trust has made to affiliates of the Advisor, because United Mortgage Trust’s affiliates are obligated to perform under the term of those recourse loans with United Mortgage Trust (“affiliate loans”). If the borrower on an underlying loan defaults, the affiliate has the option to accrue interest payable to United Mortgage Trust while the affiliate brings the underlying loan current in its payments. United Mortgage Trust, in turn, accrues an interest receivable on the recourse loan. When the underlying loan becomes a paying loan again, the affiliate resumes paying United Mortgage Trust interest on the recourse loan. If the underlying loan is foreclosed and the real estate sells, United Mortgage Trust’s affiliate pays United Mortgage Trust all accrued interest from the proceeds from the sale of the property. If the proceeds from the sale of the foreclosed property are insufficient to pay United Mortgage Trust all accrued interest and principal, a deficiency note was executed by the affiliate. At year end 2005, all of the deficiency obligations were reclassified and secured under secured promissory notes.
          NON-AFFILIATE FORECLOSED PROPERTIES
      United Mortgage Trust began 2005, 2004 and 2003 with 24, 72 and 78 foreclosed residential mortgage and contracts for deed, respectively, and foreclosed an additional 59, 50 and 83 loans during the respective years. United Mortgage Trust sold 49, 98 and 89, foreclosed properties in 2005, 2004 and 2003, respectively, leaving 34, 24, and 72 foreclosed properties at the end of each of the three years, respectively. Non-affiliate foreclosed properties as a percentage of total non-affiliated residential mortgages and contracts for deed at year end were 6.67%, 3.46% and 11.24%, respectively. United Mortgage Trust began 2005, 2004 and 2003 with 23, 25 and zero foreclosed interim mortgages, respectively, and foreclosed an additional 23, 19, 25 properties during the respective years. United Mortgage Trust sold 14 and 21 foreclosed properties during 2005 and 2004, respectively, leaving 32, 23, and 25 foreclosed interim mortgages at the end of 2005, 2004 and 2003, respectively. Non-affiliate foreclosed properties as a percentage of total non-affiliated interim mortgages at year end were 9.89%, 7.19% and 5.62%, respectively.

      The following table details major categories of foreclosed loans for each of the last three fiscal years:

	Year Ended December 31,

	2005	2004	2003

RESIDENTIAL MORTGAGES AND CONTRACTS FOR DEED
Number of loans defaulted at beginning of year	24	72	78
Aggregate value	$868,000	$3,346,000	$3,676,000
Additional defaults during year	59	50	83
Aggregate value	$2,830,000	$2,300,000	$3,818,000
Defaulted properties disposed of during year	49	98	89
Aggregate value	$2,204,000	$4,778,000	$4,148,000
Number of loans defaulted at end of year	34	24	72
Aggregate value	$1,494,000	$868,000	$3,346,000
INTERIM MORTGAGES
Number of loans defaulted at beginning of year	23	25	—
Aggregate value	$2,026,000	$1,263,000	$—
Additional defaults during year	23	19	25
Aggregate value	$1,659,000	$1,343,000	$1,263,000
Defaulted properties disposed of during year	14	21	—
Aggregate value	$1,258,000	$580,000	$—
Number of loans defaulted at end of year	32	23	25
Aggregate value	$2,427,000	$2,026,000	$1,263,000
      The chart below compares United Mortgage Trust’s loan categories. It illustrates the growth trends during the past three years. Dollar values represent the aggregate unpaid principal balance of each loan category at the end of each year. The trustees of United Mortgage Trust, after considering a recommendation of the Advisor, have determined that United Mortgage Trust will continue to shift to a portfolio weighted to interim mortgages and loans to UDF for a number of reasons, the most compelling of which are: (1) to date these mortgage investments have had less risk because most of the loans are subject to limited or full recourse and as a result United Mortgage Trust has not experienced losses from the sale of foreclosed properties as significant as losses United Mortgage Trust has experienced from other mortgage investments, and (2) blended yields for interim mortgages and from loans to UDF have been higher than those of the other mortgage investments.

	Year Ended December 31,

	2005	2004	2003

Residential Mortgages	$5,816,000	$17,749,000	$29,780,000
Decrease over prior period	(67)%	(40)%	(1%)
Interim Mortgages	72,939,000	73,748,000	71,547,000
Increase (decrease) over prior period	(1)%	3%	48%
UDF Line of Credit	30,317,000	$28,722,000	$6,093,000
Increase over prior period	6%	371%	100%
Recourse Obligations	9,281,000	—	—
Increase over prior period	100%	—	—

      It may be useful to also see how each category compares as a percentage of the portfolio.

	2005	2004	2003

RESIDENTIAL MORTGAGES	5%	15%	28%
INTERIM MORTGAGES	61%	61%	67%
LINE OF CREDIT (UDF)	26%	24%	6%
RECOURSE OBLIGATIONS	8%	—	—
      Distributions per share of beneficial interest for the years ended December 31, 2005, 2004 and 2003 were $1.50, $1.72 and $1.84 per share, respectively, on earnings of $1.32, $1.34 and $1.47, respectively. The portion of the distributions that does not represent earnings represents return of capital. (See the table below.) Distributions declared by the trustees during 2005, 2004 and 2003 were at an annualized rate of return of 7.5%, 8.6% and 9.2%, respectively. United Mortgage Trust is under no obligation to pay dividends at that same rate and from time to time the rate at which United Mortgage Trust pays dividends may be adjusted by the trustees.

	Year Ended December 31,

	2005	2004	2003

Monthly distribution rate	$0.125	$0.143	$0.153
Total distribution per share	$1.50	$1.72	$1.84
Amount in excess of earnings per share	$0.18	$0.38	$0.37
Liquidity and Capital Resources
      United Mortgage Trust uses funds made available from United Mortgage Trust’s dividend reinvestment plan, funds made available under United Mortgage Trust’s bank line of credit and the proceeds from repayments of principal and interest on loans United Mortgage Trust has made to purchase mortgage investments. In addition, prior to October 2003 United Mortgage Trust used funds made available from the sale of shares under its public offering. United Mortgage Trust does not have commitments to purchase any mortgage investments but rather purchases them, as funds are available.

	Year Ended December 31,

	2005	2004	2003

Shares issued	170,987	211,752	2,525,499
Number of new shareholders	—	—	989
Shares repurchased	(155,275)	(199,541)	(323,717)
Gross offering proceeds	$3,381,000	$4,200,000	$50,510,000
Net offering proceeds (after deduction of selling commissions and fees)	3,381,000	4,200,000	44,267,000
Share repurchase payments	(3,083,000)	(3,890,000)	(6,460,000)
Principal receipts from residential mortgages and contracts for deed	2,557,000	6,045,000	5,314,000
Proceeds from securitization	7,262,000	9,456,000	—
Principal receipts from interim mortgages	74,688,000	74,032,000	76,241,000
Net borrowing — credit line	1,778,000	12,030,000	(6,245,000)
Net borrowing — line of credit Affiliates	(1,595,000)	22,628,000	6,093,000
      As of December 31, 2005 United Mortgage Trust had issued an aggregate of 7,852,701 shares, with 797,582 shares repurchased and retired to treasury, leaving 7,055,119 shares outstanding. Total capital raised from share issuances was approximately $156,767,000. Shares sold subsequent to October 2003 have been offered under United Mortgage Trust’s dividend reinvestment plan. No commissions are paid with respect to shares sold under this plan.

      As of December 31, 2004, United Mortgage Trust had issued an aggregate of 7,683,050 shares, with 642,307 shares repurchased and retired to treasury, leaving 7,040,743 shares outstanding. Total capital raised from share issuances was approximately $153,382,000. No commissions were paid on the sale of shares after October 2003.
      As of December 31, 2003, United Mortgage Trust had issued an aggregate of 7,470,872 shares, which were sold under its initial and subsequent public offerings that terminated in October 2003. 442,766 shares were repurchased and retired to treasury, leaving 7,028,106 shares outstanding. Total capital raised from share issuances was approximately $149,821,000. The gross offering proceeds were allocated as follows, shown as dollars and as a percentage of gross offering proceeds: net offering proceeds to United Mortgage Trust of approximately $130,615,000 (87.18%); commissions and fees paid to participating NASD dealers of approximately $14,460,000 (9.65%); wholesaling and marketing fees paid to the Advisor of $1,903,000 (1.27%) and acquisition fees to the Advisor of $2,842,000 (1.90%).
      On November 8, 2004, United Mortgage Trust entered into a loan agreement with a bank for a $15,000,000 line-of-credit with a three year term. The line-of-credit payable is collateralized by certain interim mortgages. Interest on the outstanding balance accrues at the higher of the prime rate or the sum of the federal funds rate plus 1/2 % per annum. On December 27, 2005, United Mortgage Trust amended the revolving credit facility to increase the amount available to borrow to $17 million. The outstanding balance on the credit facilities at December 31, 2005, 2004 and 2003 was approximately $13,808,000, $12,030,000 and $1,071,000, respectively.
      Under the terms of its Declaration of Trust, United Mortgage Trust may borrow an amount up to 50% of its net assets (total assets less liabilities). The amount outstanding under the line of credit at the end of the comparable years represented approximately 11.94%, 10.36%, and 0.90% of net assets, respectively. United Mortgage Trust intends to continue to utilize United Mortgage Trust’s line of credit and may increase the maximum borrowings if its funding needs increase.
      Since inception and as of December 31, 2005, United Mortgage Trust invested an aggregate of approximately $370 million in interim mortgages with various sources, and UDF had drawn down an aggregate of $77 million from United Mortgage Trust on its line of credit. In 2005 United Mortgage Trust funded approximately $81 million in interim mortgages and $20 million in draws to UDF, compared to approximately $77 million in interim mortgages and $49 million funded to UDF in 2004, and in 2003, approximately $100 million in interim mortgages and $8 million funded to UDF. The following table sets forth, as a percentage of total funds invested with all sources, the percentage of mortgage investments made to affiliates during 2005, 2004, and 2003.

	Year Ended
	December 31,

Affiliated Company	2005	2004	2003

Capital Reserve Group	0%	1%	13%
Ready America Funding	11%	19%	23%
REO Property Company	0%	1%	2%
Ready Mortgage Corp.	1%	1%	13%
South Central Mortgage	0%	0%	0%
UMTH Lending	27%	14%	17%
UDF	35%	39%	7%
Total of affiliate mortgage investments	74%	75%	75%

      The following table shows the dollar amounts of investments funded with affiliates of the Advisor in the three comparable years:

	Year Ended December 31,

Affiliated Company	2005	2004	2003

Capital Reserve Group	$—	$1,704,000	$13,585,000
Ready America Funding	14,145,000	24,203,000	24,176,000
REO Property Company	218,000	894,000	1,735,000
Ready Mortgage Corp.	1,129,000	856,000	13,431,000
South Central Mortgage	—	—	128,000
UMTH Lending	33,058,000	16,887,000	17,198,000
UDF	43,966,000	48,856,000	7,771,000
      Outstanding balances for interim mortgages and the UDF line of credit at December 31, 2005, 2004 and 2003 purchased from affiliates were:

	Year Ended December 31,

Affiliated Company	2005	2004	2003

Capital Reserve Group	$2,030,000	$4,793,000	$9,194,000
Ready America Funding	$21,087,000	$25,011,000	$14,565,000
REO Property Company	$788,000	$1,910,000	$1,735,000
Ready Mortgage Corp.	$192,000	$2,338,000	$6,346,000
South Central Mortgage	$150,000	$150,000	$306,000
UMTH Lending	$24,164,000	$11,399,000	$13,713,000
UDF	$30,317,000	$28,722,000	$6,093,000
      United Mortgage Trust has purchased residential mortgages and contracts for deed from various sources. At December 31, 2005, of the $53,000,000 in aggregate principal amount of residential mortgages and contracts for deed purchased, approximately $18,000,000 were purchased from South Central Mortgage, an affiliate of the Advisor.
Transactions with Related Parties
      United Mortgage Trust does not have employees. All administrative services and facilities are provided to United Mortgage Trust by the Advisor under the terms of an Advisory Agreement effective January 1, 2001. The services of the Advisor include all day-to-day administrative services including managing United Mortgage Trust’s development of investment guidelines, overseeing servicing, negotiating purchases of loans and overseeing the acquisition or disposition of investments and managing United Mortgage Trust’s assets. The Advisor also provides office space to United Mortgage Trust.
      For these services, United Mortgage Trust pays the Advisor a monthly trust administration fee equal to 1/24th of 1% per month of the amount of average invested assets up to $50,000,000 and 1/12 th of 1% of the average invested assets in excess of $50,000,000 and a subordinated incentive fee equal to 25% of the amount by which United Mortgage Trust’s net income for a year exceeds a 10% per annum non-compounded cumulative return on United Mortgage Trust’s adjusted contributions.
      For each year which it receives a subordinated incentive fee, the Advisor also receives 5-year options to purchase 10,000 Shares at a price of $20.00 per share (not to exceed 50,000 shares). As of December 31, 2005, the Advisor has not received options to purchase shares under this arrangement.
      Prior to October 2003, the Advisor earned an offering administrative fee and an acquisition fee equal to 3% of the net offering proceeds of the offering.
      The Advisor and its affiliates are also entitled to reimbursement of costs of goods, materials and services used for and by United Mortgage Trust obtained from unaffiliated third parties except for note servicing and for travel and expenses incurred in connection with efforts to acquire investments for United Mortgage Trust or to dispose of any of United Mortgage Trust’s investments.
      The Advisory Agreement provides for the Advisor to pay all of United Mortgage Trust’s expenses and for United Mortgage Trust to reimburse the Advisor for any third-party expenses that should have been paid by United Mortgage Trust but which were instead paid by the Advisor. However, the Advisor remains obligated to pay: (1) the employment expenses of its employees, (2) its rent, utilities and other office expenses (except those relating to office space occupied by the Advisor that is maintained by United Mortgage Trust) and (3) the cost of other items that are part of the Advisor’s overhead that is directly related to the performance of services for which it otherwise receives fees from United Mortgage Trust.
      Loan servicing fees are paid to Prospect Service Corp. The fee is paid monthly and calculated as 1/12th of 1/2 % of the outstanding principal balance of each loan.
      Property management fees on vacant properties are paid to REO Property Company. The fee is paid monthly and calculated as 0.8% of the outstanding balance of the loan when the property was classified as REO.
      Real estate sales commissions are paid to REO Property Company on a scale of 1% to 4% of the sales price of a foreclosed property when the property is liquidated.
      Below is a chart listing fees paid to Prospect Service Corp., REO Property Company and the Advisor in the past three years:

	Year Ended December 31,

Type of Fee	2005	2004	2003

Trust Management Fees to the Advisor	$887,000	$945,000	$730,000
Acquisition Fees to the Advisor	—	—	1,248,000
Marketing and Wholesaling Allowance to the Advisor	—	—	932,000
Bayview Securitization Fee to the Advisor	146,000	188,000	—
Stock Options to the Advisor	—	—	—
Loan Servicing Fees to Prospect Service Corp.	45,000	109,000	146,000
Property Management Fees to REO Property Co.	24,000	23,000	26,000
Real Estate Commissions to REO Property Co.	75,000	—	—
Critical Accounting Policies
      United Mortgage Trust prepared its financial statements in accordance with accounting principles generally accepted in the United States (GAAP). GAAP represents a comprehensive set of accounting and disclosure rules and requirements, the application of which requires management judgments and estimates. In response to the SEC’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies”, United Mortgage Trust has identified the most critical accounting policies upon which United Mortgage Trust’s financial statements are based as follows:

Interest Income Accrual
      United Mortgage Trust’s portfolio of residential mortgages, contracts for deed, interim mortgages and the UDF line of credit produce monthly interest income. United Mortgage Trust, however, may not receive interest income on a particular loan if a borrower fails to make its monthly interest payment.
      United Mortgage Trust has two types of loans, and its accrual method differs for them: nonrecourse loans and recourse loans.
      A nonrecourse loan is one that is not currently covered under a recourse agreement. The vast majority of United Mortgage Trust’s nonrecourse loans are residential mortgages and contracts for deed.

      A recourse loan is one that is covered under a recourse agreement that obligates either (1) a third party guaranteeing the performance of a loan, to another party (the “underlying borrower”), to repay the loan to United Mortgage Trust if the underlying borrower defaults or (2) an affiliate of the Advisor to repay its loan to United Mortgage Trust whether or not the underlying borrower defaults. The vast majority of United Mortgage Trust’s recourse loans are interim mortgages made to borrowers that make corresponding loans that are pledged to United Mortgage Trust as security for the borrower’s obligations to United Mortgage Trust. All loans that United Mortgage Trust makes to affiliates of the Advisor are recourse loans.
      With respect to nonrecourse loans, United Mortgage Trust will accrue interest if it determines, based on the borrower’s payment history and based on analysis by the loan servicing staff, when applicable, that the likelihood of an interest payment being made is probable. United Mortgage Trust ceases accruing interest when the likelihood an interest payment will be made is less than probable. If and when the loan is foreclosed, United Mortgage Trust no longer considers the property to be income producing and reclassify it as foreclosed. After a loan is 61 days past due, United Mortgage Trust does not accrue interest.
      With respect to recourse loans, United Mortgage Trust’s borrower, or a guarantor, is obligated to pay all interest accrued and principal at the end of the loan term, or extensions thereof. As a result, United Mortgage Trust accrues interest on recourse loans even if the likelihood that the underlying borrower will make an interest payment is less than probable. Interest on recourse loans continues to accrue until the loan is fully paid off by United Mortgage Trust’s borrower.
      The interest income accrued by United Mortgage Trust may not necessarily be paid by a borrower. When United Mortgage Trust accrues interest income on a mortgaged property and United Mortgage Trust forecloses and takes possession of the property, United Mortgage Trust sells it and receives proceeds from the sale. United Mortgage Trust first applies the proceeds to any accrued interest related to the loan and applies the balance of the proceeds to the outstanding loan balance. If the proceeds from the sale are not sufficient to reduce the outstanding loan balance to zero, the remaining balance is referred to as the “charge-off amount.” The charge-off amount is recorded against United Mortgage Trust’s loss reserve: accrued interest income, plus the outstanding loan balance, less proceeds from the sale of the property equals the amount charged-off against loss reserves. If the loan was a recourse loan, United Mortgage Trust’s borrower or a guarantor is obligated to pay the remaining balance with interest. Prior to December 31, 2005, United Mortgage Trust’s borrower or guarantor, as applicable, would deliver a deficiency note to United Mortgage Trust for the remaining balance. In 2006, the principal amount due under the Secured Note delivered by the applicable borrower will be increased by an amount equal to the remaining balance as necessary due to deficiencies.

Loan Loss Reserves
      Loss reserves are established when a trend becomes clear that the current market value of foreclosed properties is less than the outstanding balances of loans plus accrued interest. A loss reserve is created based on a quarterly analysis of historical default rates and historical realization on foreclosed properties. It is calculated as the difference between the outstanding loan balance of a foreclosed property, plus accrued interest income, less the estimated proceeds from the sale of the foreclosed property. Prior to 2003, the estimated market value of foreclosed properties was equal to or greater than the outstanding loans and no loss reserve was recorded.
      During 2003 United Mortgage Trust began aggressively liquidating foreclosed properties in order to invest proceeds more quickly in income producing loans. Instead of repairing foreclosed properties and financing the sale of the property to homeowners, United Mortgage Trust began selling properties “as is” to real estate investors for lower prices. In 2003, United Mortgage Trust’s actual losses incurred were greater than its expectations based on historical experience. During 2006, United Mortgage Trust intends to monitor losses and, if warranted, evaluate United Mortgage Trust’s reserve methodology by changing the percentage reserved on each loan funded to accurately reserve for potential future losses.

      The changes in the allowance for loan losses during the years ended December 31, 2005, 2004, and 2003 are summarized as follows:

	Year Ended December 31,

	2005	2004	2003

Balance, beginning of year	$922,000	$350,000	$—
Provision for loan losses	3,742,000	2,789,000	2,172,000
Loans charged off	2,275,000	2,217,000	1,822,000

Balance, end of year	$1,939,000	$922,000	$350,000

      The maximum amount potentially owed by the originating companies under the Secured Notes described above under the caption “ — Recourse Obligations,” represents the amount estimated by United Mortgage Trust, following discussions with the originating companies about the underlying loans made by such companies, that is at risk of loss upon foreclosure of the underlying loans. If actual experience differs from the assumptions United Mortgage Trust relied upon in determining this amount, including assumptions regarding the likelihood of repayment of the underlying loans and the value of the real property securing such underlying loans, United Mortgage Trust’s losses on loans made to the originating companies could exceed the maximum amount under the Secured Notes. United Mortgage Trust will not have recourse against the originating companies or the guarantors of the Secured Notes for any losses incurred on loans to the originating companies in excess of the maximum amount under the Secured Notes.
      United Mortgage Trust will monitor the collectibility of the Secured Notes. On a quarterly basis United Mortgage Trust intends to examine the cash receipts associated with the pledged assets and the financial condition and performance of, UMT Holdings to determine the ability of an affiliate and the guarantor to meet the minimum payments under the Secured Note amortization schedules. If a trend becomes clear that the cash receipts associated with the pledged assets are less than the required payments and the financial condition and performance of the guarantor is deemed insufficient to meet the required payments, United Mortgage Trust will establish a loss reserve for the Secured Notes.
Changes in Accounting Policies and Procedures
      Subsequent to receipt of the 2004 Report of United Mortgage Trust’s Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting, in 2005 United Mortgage Trust instituted certain new policies and procedures to address some of the material weaknesses cited in the report and described below. United Mortgage Trust believes these changes are reasonably likely to materially affect United Mortgage Trust’s internal control over financial reporting. The report’s findings were:

United Mortgage Trust lacked segregation of duties, primarily a result of the Advisor having one individual serving the Company which could result in misappropriation of assets.

United Mortgage Trust did not have documented policies and procedures for aspects of financial reporting, which could result in a lack of internal control over financial reporting.

United Mortgage Trust does not have personnel with significant accounting and financial reporting knowledge and experience, which could result in inappropriate accounting and financial reporting.

United Mortgage Trust did not properly analyze and record loan loss reserves, which could result in understated reserves throughout the year.

In response to the report, in 2005 United Mortgage Trust reassigned one of the Advisor’s staff who processes accounts receivable and cash receipts, and another has been reassigned to process accounts payable.

United Mortgage Trust’s president also serves as its chief financial officer. She is not a trained accountant. United Mortgage Trust does not have any plans to replace her as chief financial officer.

Based on the results of United Mortgage Trust’s past nine quarters, United Mortgage Trust has revised its loss reserve calculations and are recording reserves based on the unpaid principal balance of each residential mortgage and contract for deed or interim mortgages reclassified as foreclosed property in order to reflect actual average discounted sales proceeds, and United Mortgage Trust is building a loss reserve on interim mortgages of 2% per dollar funded to reflect the amount being reserved by United Mortgage Trust’s affiliated companies. On a quarterly basis, United Mortgage Trust will compare its assumptions with actual experience and make adjustments to its loss reserve account as necessary to more accurately reflect changes in trends.

Disagreements with Accountants on Accounting and Financial Disclosure
      None.
Investment Objectives and Policies

Principal Investment Objectives
      United Mortgage Trust’s principal investment objectives are to invest in mortgage investments secured by single-family residential real estate. Those investments are expected to:

(1) produce net interest income;

(2) provide monthly distributions from, among other things, interest on mortgage investments; and

(3) permit reinvestment of payments of principal and proceeds of prepayments, sales and insurance net of expenses.

Investment Policy
      United Mortgage Trust’s primary investment policy is to purchase or make the following types of mortgage investments: (1) first lien, fixed rate mortgages secured by single-family residential property throughout the United States (2) the seller’s unencumbered interest in fixed rate contracts for deed for the sale of single-family residential property throughout the United States; (3) loans of 12 months or less in term, made to investors, including affiliates of the Advisor, for the construction, purchase, renovation, and sale of conventional single-family, modular and manufactured homes and secured by a pledge of the underlying mortgages; and (4) loans to UDF, secured by the pledge of mortgages and equity participations.
      A significant portion of the home buying public is unable to qualify for government insured or guaranteed or conventional mortgage financing. Strict income ratios, credit record criteria, loan-to-value ratios, employment history and liquidity requirements serve to eliminate conventional financing alternatives for many working class homebuyers. A large market of what are referred to as “B”, “C”, “D” and “DD” grade mortgage notes has been generated through utilization of non-conforming underwriting criteria for those borrowers who do not satisfy the underwriting requirements for government insured or guaranteed or conventional mortgage financing. Although there is no industry standard for the grading of those non-conforming loans, the grade is primarily based on the creditworthiness of the borrower.
      United Mortgage Trust acquires what it considers to be “B”, “C” and “D” grade mortgage loans. Typically non-conforming notes bear interest at above market rates consistent with the perceived increased risk of default. Historically, non-conforming notes experience their highest percentage of default in the initial 12 months of the loan. With respect to loans that United Mortgage Trust purchases, it attempts to reduce the rate and expense of early payment defaults through the adherence to investment policies that require the seller of a note to United Mortgage Trust with a payment history of less than 12 months to replace or repurchase any non-performing note and to reimburse United Mortgage Trust for any interest, escrows, foreclosure, eviction, and property maintenance costs.
      UDF may use the proceeds of the United Mortgage Trust line of credit to finance either: (a) indebtedness associated with any real estate development project upon which the borrower has a first priority lien to the extent such indebtedness, financed by funds advanced from any source, exceeds 85% of the appraised value of such real estate development project; or (b) indebtedness associated with any real estate development project upon which the borrower has a junior priority lien to the extent all indebtedness thereon exceeds 80% of 85% of the appraised value of such real estate development project.
Other Policies
      United Mortgage Trust’s policy is not to: (a) issue senior securities; (b) invest in the securities of other issuers for the purpose of exercising control; (c) invest in securities of other issuers; (d) underwrite the securities of other issuers; or (e) offer securities in exchange for property.
      United Mortgage Trust may borrow funds to make distributions to its shareholders or to acquire additional mortgage investments. United Mortgage Trust’s ability to borrow funds is subject to certain limitations set forth in the Declaration of Trust.
      Other than in connection with the purchase of mortgage investments, which may be deemed to be a loan from United Mortgage Trust to the borrower, United Mortgage Trust does not intend to loan funds to any person or entity. United Mortgage Trust’s ability to lend funds to the Advisor, a trustee or affiliates thereof is subject to certain restrictions set forth in the Declaration of Trust.
      United Mortgage Trust will not sell property to the Advisor, a trustee or affiliates thereof at terms less favorable than could be obtained from a non-affiliated party.
      Although United Mortgage Trust does not intend to invest in real property, to the extent its does so, a majority of the trustees shall determine the consideration paid for such real property, based on the fair market value of the property. If a majority of the independent trustees request, or if the real property is acquired from the Advisor, a trustee or affiliates thereof, a qualified independent real estate appraiser selected by the independent trustees shall determine such fair market value.
      United Mortgage Trust uses its best efforts to conduct its operations so as not to be required to register as an investment company under the Investment Company Act of 1940 and so as not to be deemed a “dealer” in mortgages for federal income tax purposes.
      United Mortgage Trust will not engage in any transaction which would result in the receipt by the Advisor or its affiliates of any undisclosed “rebate” or “give-up” or in any reciprocal business arrangement which results in the circumvention of the restrictions contained in the Declaration of Trust and in applicable state securities laws and regulations upon dealings between it and the Advisor and its affiliates.
      The Advisor and its affiliates, including other companies, partnerships and entities controlled or managed by such affiliates, may engage in real estate transactions similar to those conducted by United Mortgage Trust, including acting as advisor, receiving distributions and compensation from United Mortgage Trust and others, purchasing, warehousing, servicing and reselling mortgage notes, property and investments and engaging in other businesses or ventures that may be in competition with United Mortgage Trust.
Off-Balance Sheet Arrangements
      Beginning in 2004, United Mortgage Trust started using off balance sheet securitization of its mortgage investments as a means of providing funding. In these transactions, United Mortgage Trust receives the proceeds from third party investors for securities issued from United Mortgage Trust’s securitization vehicles which are collateralized by transferred mortgage investments from United Mortgage Trust’s portfolio.

      In April 2004, but effective January 1, 2004, United Mortgage Trust transferred its residential mortgages and contracts for deed to a wholly-owned special purpose entity called UMT LT Trust (“UMTLT”), a Maryland real estate investment trust.
      On April 13, 2004, through UMTLT and another newly created, wholly-owned subsidiary, UMT Funding Trust, a Maryland real estate investment trust, as the Depositor, United Mortgage Trust completed a securitization of $12,593,587 principal amount of mortgage loans through the private issuance of $9,455,520 in 9.25% Class A Notes (“Notes”). The Notes, together with $3,138,067 in Class B Certificates (the “Certificates”), collectively referred to as the “Securities” were issued by Wachovia Bank as Trustee pursuant to a Trust Agreement dated as of April 1, 2004 between the Bank and the Depositor. The Class A Notes were then sold by the Depositor to Bayview Financial Trading Group, L.P. (“Bayview”), pursuant to a Purchase Agreement dated as of April 13, 2004 (the “Note Purchase Agreement”) between Bayview, the Depositor and United Mortgage Trust.
      The Notes were sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended.
      The Securities evidence the entire beneficial ownership interest in a Trust Fund created under the Trust Agreement, which consists of a pool of performing first lien residential mortgage loans (the “Mortgage Loans”) with an aggregate principal balance of $12,593,587 as of April 13, 2004. United Mortgage Trust transferred the Mortgage Loans to UMTLT as a capital contribution and UMTLT sold the Mortgage Loans to the Depositor pursuant to a Mortgage Loan Sale Agreement dated as of April 1, 2004. The Mortgage Loan Sale Agreement includes a right on the part of the Depositor to require UMTLT to repurchase certain Mortgage Loans upon UMTLT’s breach of a representation or warranty with respect to certain characteristics of the Mortgage Loans. United Mortgage Trust have agreed to guarantee the obligations of UMTLT under the Mortgage Loan Sale Agreement, including the obligation of UMTLT to repurchase Mortgage Loans as to which UMTLT has breached a representation or warranty. The Class B Certificates give the Depositor the right to receive all remaining monthly interest after all payments due on the Class A Notes and all principal and interest on the Mortgage Loans after retirement of the Class A Notes. The Class B certificates were retained by the Depositor.
      Simultaneously with the Depositor’s conveyance of the Mortgage Loans to the Trustee and pursuant to the terms of a Servicing Rights Transfer Agreement dated as of April 1, 2004 United Mortgage Trust, as owner of the servicing rights to the Mortgage Loans, transferred the servicing rights to the Mortgage Loans to Bayview and, pursuant to a Subservicing Agreement dated as of April 1, 2004 Prospect Service Corp agreed with Bayview to act as sub-servicer of the Mortgage Loans.
      The purposes of the securitization were to (1) increase the yield on the residential mortgages and (2) free up cash to invest in interim mortgages and UDF.
      On January 28, 2005, UMTLT and UMT Funding Trust simultaneously entered into the agreements described below for the securitization of $9,700,797 principal amount of United Mortgage Trust’s mortgage loans through the private issuance of $7,275,598 in 9.25% Notes. The Notes, together with $2,425,199 in Class B Certificates, collectively referred to as the “Securities” were issued by Wachovia Bank as Trustee pursuant to a Trust Agreement dated as of January 1, 2005 between the Bank and the Depositor. The Class A Notes were then sold by the Depositor to Bayview Financial, L.P. (“Investor”), pursuant to a Purchase Agreement dated as of January 26, 2005 (the “Note Purchase Agreement”) between the Investor, the Depositor and United Mortgage Trust. The Notes were sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended.
      The Securities evidence the entire beneficial ownership interest in a Trust Fund created under the Trust Agreement, which consists of a pool of Mortgage Loans with an aggregate principal balance of $9,700,797 as of January 1, 2005. United Mortgage Trust transferred the Mortgage Loans (excluding the servicing rights) to UMTLT as a capital contribution and UMTLT sold the Mortgage Loans to the Depositor pursuant to a Mortgage Loan Sale Agreement dated as of January 1, 2005. The Mortgage Loan Sale Agreement includes a right on the part of the Depositor to require UMTLT to repurchase certain

Mortgage Loans upon UMTLT’s breach of a representation or warranty with respect to certain characteristics of the Mortgage Loans. United Mortgage Trust agreed to guarantee the obligations of UMTLT under the Mortgage Loan Sale Agreement, including the obligation of UMTLT to repurchase Mortgage Loans as to which UMTLT has breached a representation or warranty. The Class B Certificates give the Depositor the right to receipt all remaining monthly interest after all payments due on the Class A Notes and all principal and interest on the Mortgage Loans after retirement of the Class A Notes. The Class B Certificates will be retained by the Depositor.
      Simultaneously with the Depositor’s conveyance of the Mortgage Loans to the Trustee and pursuant to the terms of a Servicing Rights Transfer Agreement dated as of January 1, 2005 United Mortgage Trust, as owner of the servicing rights to the Mortgage Loans, transferred the servicing rights to the Mortgage Loans to the Investor and, pursuant to a Subservicing Agreement dated as of January 1, 2005, Prospect Service Corp agreed with the Investor to act as sub-servicer of the Mortgage Loans.
Quantitative and Qualitative Disclosure About Market Risk
      United Mortgage Trust may be exposed to interest rate changes primarily as a result of annual renewals of its bank line of credit. During the negotiations for United Mortgage Trust’s $17 million credit facility, the interest rate was negotiated. A higher interest rate may have a negative impact on earnings, but United Mortgage Trust does not anticipate a significant increase during 2006.
      United Mortgage Trust has no long-term borrowings.
Disclosure of Contractual Obligations
      The table below represents United Mortgage Trust’s obligations and commitments to make future payments under debt obligations, maintenance contracts and lease agreements as of December 31, 2005.

	<1 Year	1-3 Years	3-5 Years	>5 Years

Line of credit	—	$13,808,080	—	—
Total	—	13,808,080	—	—
      At December 31, 2005 the outstanding balance on United Mortgage Trust’s lines of credit was $13,808,080.
Dividends Declared and Distributions Made
      During the year ended December 31, 2005, United Mortgage Trust declared dividends and made distributions on a monthly basis as shown below. In the third quarter of 2005, United Mortgage Trust lowered the dividend to a 7% annualized rate in order to recapture capital distributed in the past. United Mortgage Trust is under no obligation to make distributions at any particular rate, although United Mortgage Trust is obligated to distribute 90% of its REIT Taxable Income in order to continue to qualify as a REIT for federal income tax purposes. The amount distributed in excess of earnings per share represents return of capital.

	Year Ended December 31,

	2005	2004	2003

Monthly distribution rate	$0.125	$0.143	$0.153
Total distribution per share	1.50	1.72	1.84
Amount in excess of earnings per share	0.18	0.38	0.37
Dividend Reinvestment Plan
      On November, 14, 2003 United Mortgage Trust filed an S-3 registration with the SEC to register 511,000 shares issuable under its Dividend Reinvestment Plan. United Mortgage Trust maintains the plan as a means of providing the shareholders with a convenient and inexpensive way to increase their investment by reinvesting their dividends to purchase additional shares. There are no commissions or fees paid from the proceeds. United Mortgage Trust has used proceeds from the plan primarily to repurchase shares under the share redemption plan and, to the extent that proceeds exceed share repurchases, United Mortgage Trust invests the proceeds in mortgage investments.
      As of December 31, 2005, 697,933 shares had been purchased with funds under the plan, representing $13,958,668 in proceeds to United Mortgage Trust since the plan’s inception.
Share Redemption Plan
      Concurrently with the announcement of the entry into the Merger Agreement with UMT Holdings, L.P., on September 2, 2005, the Board of Trustees suspended the Share Redemption Plan. Since that date, United Mortgage Trust has made a limited number of redemptions outside of the suspended Share Redemption Plan upon a showing of hardship by the requesting shareholders.
      The following is a summary of redemptions made during the periods indicated below. The Plan provided that in any consecutive twelve month period United Mortgage Trust may not repurchase more than 5% of the outstanding shares at the beginning of the twelve month period. No shares were repurchased in October, November or December of 2005.

					Total Number of Shares		Total Number of Shares
	Total Number of Shares		Average		Purchased as Part of		Purchased Outside of
	Purchased		Price per Share		Publicly Announced Plan		Publicly Announced Plan

	2005	2004	2005	2004	2005	2004	2005	2004

July	6,477	19,532	$19.78	$19.90	6,477	19,532	—	—
August	42,828	30,546	19.97	19.95	42,828	30,546	—	—
September	7,290	16,940	18.00	19.90	—	16,940	7,290	—

					Total Number of Shares		Total Number of Shares
	Total Number of Shares		Average		Purchased as Part of		Purchased Outside of
	Purchased		Price per Share		Publicly Announced Plan		Publicly Announced Plan

	2006	2005	2006	2005	2006	2005	2006	2005

January	14,130	15,812	18.00	19.98	—	15,812	14,130	—
February	1,778	16,623	18.00	19.97	—	16,623	1,778	—
March	4,732	17,959	18.00	19.94	—	17,959	4,732	—

BUSINESS OF UNITED MORTGAGE TRUST
      United Mortgage Trust is a Maryland real estate investment trust formed on July 12, 1996. It invests exclusively in the following types of investments: (1) first lien, fixed rate mortgages secured by single-family residential property throughout the United States (we refer to those investments as “residential mortgages”); (2) the seller’s unencumbered interest in fixed rate contracts for deed (also known as land contracts) for the purchase of single-family residential property throughout the United States (we refer to those investments as “contracts for deed”); (3) loans of 12 months or less in term, made to investors, including affiliates of the Advisor, for the construction, purchase, renovation, and sale of single-family homes (we refer to those investments as “interim mortgages”); and (4) secured loans under a line of credit to UDF I. UDF (a) originates and acquires loans for the acquisition and development of single-family home lots, (we refer to those loans as “land development loans”), and (b) enters into participation agreements with single-family home residential real estate developers under which UDF receives a portion of the gain, if any, upon the sale of lots to home builders, (we refer to those participation agreements as “equity participations”). United Mortgage Trust purchases the investments described above (other than the line of credit to UDF) and loans funds to operating companies that originate such investments and pledge them to United Mortgage Trust as collateral. As a result, references to the loans in United Mortgage Trust’s portfolio include both loans purchased by United Mortgage Trust and loans in which it has a security interest.
      The typical terms for residential mortgages, contracts for deed and interim mortgages (collectively referred to as “mortgage investments”) are 360 months, 360 months and 12 months, respectively. The UDF line of credit has a five year term. The risks to United Mortgage Trust and the recourse that it has in the event of a default are essentially the same for all three types of security instruments relied upon except that eviction proceedings are somewhat simpler in the case of contracts for deed, where the title to the property is not held by the borrower. The majority of the interim loans are covered by recourse agreements that obligate either a third party with respect to the performance of a purchased loan, or obligate a borrower that has made a corresponding loan to another party (the “underlying borrower”), to repay the loan if the underlying borrower defaults. United Mortgage Trust’s loans to UDF I are secured by the pledge of all of UDF I’s land development loans and equity participations.
      United Mortgage Trust seeks to produce net interest income on its portfolio of mortgage investments while maintaining strict cost controls in order to generate net income for monthly distribution to its shareholders. United Mortgage Trust intends to continue to operate in a manner that will permit it to continue to qualify as a Real Estate Investment Trust (“REIT”) for federal income tax purposes. As a result of that REIT status, United Mortgage Trust is permitted to deduct dividend distributions to shareholders, thereby effectively eliminating the “double taxation” imposed upon corporations and distributes that income to shareholders in the form of dividends which are taxable income to the shareholders.
      The overall management of United Mortgage Trust’s business is invested in its board of trustees. The Advisor has been retained to manage its day-to-day operations and to use its best efforts to seek out and present, whether through its own efforts or those of third parties retained by it, investment opportunities which are consistent with United Mortgage Trust’s investment policies and objectives and consistent with the investment programs the trustees may adopt from time to time in conformity with the Declaration of Trust. United Mortgage Trust’s President, Christine “Cricket” Griffin, is also the President of the Advisor.
      United Mortgage Trust acquires mortgage investments from several sources, including from affiliates of the Advisor. The amount of mortgage investments acquired from such sources depends upon the mortgage investments that are available from them or from other sources at the time funds are available for investment. United Mortgage Trust believes that all mortgage investments purchased from affiliates of the Advisor are at prices no higher than those that would be paid to unaffiliated third parties for mortgages with comparable terms, rates, credit risks and seasoning.
      United Mortgage Trust uses the services of Prospect Service Corp (“PSC”), a subsidiary of UMT Holdings, to service the residential mortgages and contracts for deed acquired by United Mortgage Trust.

The servicing of the mortgages investments includes the collection of monthly payments from the borrower, the distribution of all principal and interest to United Mortgage Trust, the payment of all real estate taxes and insurance to be paid out of escrow, regular distribution of information regarding the application of all funds received and enforcement of collection for all delinquent accounts, including foreclosure of those accounts when and as necessary.
Trustees and Officers of United Mortgage Trust
      The trustees and officers of United Mortgage Trust are as follows:

Name	Age	Offices Held

Christine “Cricket” Griffin	52	Trustee, Chairman of the Board, President, Treasurer and Chief Financial Officer
Richard D. O’Connor, Jr.	50	Independent Trustee
Paul R. Guernsey	54	Independent Trustee
Douglas R. Evans	59	Independent Trustee
Michele A. Cadwell	52	Trustee
      Christine “Cricket” Griffin has been President and Chief Financial Officer and a Trustee since July 1996. Ms Griffin also has served as President of the Advisor since its inception. From June 1995 until July 1996, Ms. Griffin served as Chief Financial Officer of SCMI. Her responsibilities at SCMI included day-to-day bookkeeping through financial statement preparation, mortgage warehouse lines administration, and investor communications and reporting. Additionally, Ms. Griffin was responsible for researching and implementing a note servicing system for SCMI and its subservicer. Before joining SCMI, Ms. Griffin was Vice President of Woodbine Petroleum, Inc., a publicly traded oil and gas company for 10 years, during which time her responsibilities included regulatory reporting, shareholder relations, and supervision. Ms. Griffin is a 1978 graduate of George Mason University, Virginia, with a Bachelor of Arts degree, summa cum laude, in Politics and Government.
      Richard D. O’Connor, Jr. is one of the Independent Trustees of United Mortgage Trust. He has been a Trustee since July 1996. In 2000 Mr. O’Connor became a partner of O’Connor & Jones, L.L.P., a Dallas law firm. From 1998 to 2000 Mr. O’Connor was a shareholder of Stollenwerck, Moore & Silverberg, P.C., a Dallas law firm. From 1993 to 1998, Mr. O’Connor practiced law as a sole practitioner specializing in the areas of real estate, business and contract law. Between 1985 and 1993, Mr. O’Connor was a partner with the Dallas law firm of Scoggins, O’Connor and Blanscet. Between 1989 and 1993, Mr. O’Connor was an attorney in the real estate department of J.C. Penney Company. Mr. O’Connor received a Bachelor of Business Administration degree from the University of Texas at Austin in 1976, and a J.D. degree from the University of Houston in 1978. Mr. O’Connor has been Board Certified in Commercial Real Estate law by the Texas Board of Legal Specialization since 1987.
      Paul R. Guernsey has been one of the Independent Trustees of United Mortgage Trust since July 1996. Since 1993 Mr. Guernsey has been a Partner and Chief Financial Officer of The Hartnett Group, Ltd. and related companies. These companies invest primarily in the financial markets, income and non-income producing real estate, real estate development, and residential mortgage loans. From 1991 through 1993 Mr. Guernsey was Chief Financial Officer of American Financial Network, Inc. a public company that operated a computerized loan origination network, seven residential mortgage brokerage companies, and a wholesale mortgage brokerage operation. From 1987 through 1991, he was Chief Financial Officer and then Vice President of Operations for Discovery Learning Centers, Inc., a chain of childcare centers. From 1986 to 1987, he worked with James Grant & Associates, a Dallas based merchant banking firm. From 1973 through 1985, he served in the audit, tax and management services departments of both a regional CPA firm, and as a partner of a local firm in Michigan. Mr. Guernsey graduated with a Bachelors Degree in Business (Accounting) from Ferris State University, Michigan in 1973 and is a member of the American Institute of CPA’s.

      Douglas R. Evans has been one of the Independent Trustees of United Mortgage Trust since July 1996. Since February 1995, Mr. Evans has been a Principal of PetroCap, Inc., a firm that provides investment and merchant banking services to a variety of clients active in the oil and gas industry. From 1986 until February 1995, Mr. Evans was President and Chief Executive Officer of Woodbine Petroleum, Inc., which was a publicly traded oil and gas company until it was taken private through a merger in September 1992. As part of his responsibilities at Woodbine, Mr. Evans managed and negotiated the sale of the parent company’s REIT portfolio including mortgages and real property. Mr. Evans has been a licensed real estate broker in Texas since 1979 and a licensed real estate agent since 1976. Mr. Evans received an MBA from Southern Methodist University in 1972 and a Bachelors of Arts degree from the University of North Carolina in 1967.
      Michele A. Cadwell has been one of the Trustees of United Mortgage Trust since August 1997. At present she is a fee attorney for Commonwealth Land Title of Dallas, Texas. From 1998 to 1999, Ms. Cadwell was Manager — Onshore Land Operations with EEX Corp. Her primary responsibilities include drafting and negotiating exploration and marketing agreements, analysis of legislation and regulatory proposals, researching complex mineral titles, organization and management of non-core property divestitures, settlement of land owner disputes and advising and testifying on matters before the Oklahoma Corporation Commission. From 1980 until 1998 she was employed with Enserch Exploration, Inc. as Senior Land Representative. Ms. Cadwell is a 1974 graduate of the University of Oklahoma with a Bachelors of Arts Degree in English and a Juris Doctor Degree in 1978. She is admitted to both the Oklahoma and Texas bars.
Description of Property
      United Mortgage Trust does not maintain any physical properties; however, the Advisor has an office lease with an affiliate.
Legal Proceedings
      United Mortgage Trust is unaware of any threatened or pending legal action or litigation that individually or in the aggregate could have a material effect on it.

DESCRIPTION OF CLASS A DEBENTURES
      The following description summarizes certain material terms of the Class A Debentures. This summary does not purport to be complete and is subject to, and qualified by reference to, the Indenture entered into by us and The Bank of New York Trust Company, N.A., as trustee. We urge you to read the Indenture because it, and not this description, will define your rights as a beneficial holder of the Class A Debentures. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.
General
      UMT Holdings will issue the Class A Debentures in registered form, without coupons. The debentures will be unsecured senior subordinated obligations of UMT Holdings that are subordinated in right of payment to all of its existing and future senior indebtedness, as described more fully below under “— Subordination.”
      UMT Holdings may redeem the Class A Debentures at its option in whole or in part beginning on December 31, 2010 upon the terms set forth under “— Redemption — Optional Redemption by UMT Holdings.” Each Class A Debenture will be redeemable, at the holder’s option, upon the occurrence of the interest payment defaults described below under “— Repurchase of Debentures at the Option of Holders.” UMT Holdings will redeem any outstanding Class A Debentures on the tenth anniversary of the date of the issuance.
      The Class A Debentures are not subject to any sinking fund provision.
Interest on the Class A Debentures
      To the extent Distributable Cash is available for the payment by UMT Holdings of interest on the Class A Debentures, Holders of the Class A Debentures will be entitled to receive interest, payable monthly in arrears on the second to last business day of each month, at the rate of 8.5% per year on the principal amount of each outstanding unit of debenture (adjusted for any subdivisions, combinations, consolidations or unit distributions or unit dividends with respect to the Class A Debentures), calculated on the basis of a 365-day year for the actual number of days elapsed.
      “Distributable Cash” means, with respect to each calendar month:

(1) the sum of (x) all cash and cash equivalents on hand at the end of such calendar month and (y) all additional cash and cash equivalents on hand on the date of determination of Distributable Cash with respect to such calendar month resulting from borrowings for working capital purposes made subsequent to the end of such calendar month, less

(2) the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the general partner to comply with any applicable law or loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which UMT Holdings is a party or by which it is bound or its assets are subject.
For any particular month, to the extent that Distributable Cash is insufficient to permit the full interest payment due on the second to last business day of that month, plus accumulated amounts unpaid from prior months (including accrued interest), UMT Holdings will make a partial interest payment to the extent Distributable Cash is available. The unpaid portion of the interest payable for any month will accumulate and accrue interest at a rate of 8.5% per year. UMT Holdings will pay such unpaid interest on the second to last business day of the following month to the extent Distributable Cash is available for this purpose.

Redemption of the Class A Debentures

Optional Redemption by UMT Holdings
      Except when mandatory, as described below, UMT Holdings cannot redeem the Class A Debentures prior to the fifth anniversary of the closing date of the merger. After that date, UMT Holdings may redeem the Class A Debentures for cash at any time, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Class A Debentures, if any, to the applicable redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date):

Period	Price

Prior to the sixth anniversary of the closing date of the merger	104.00%
On and after the sixth anniversary of the closing date of the merger but prior to the seventh anniversary of the closing date	102.67%
On and after the seventh anniversary of the closing date of the merger but prior to the eighth anniversary of the closing date	101.33%
On and after the eighth anniversary of the closing date of the merger	100.00%
      If UMT Holdings elects to redeem any Class A Debentures, it will notify the trustee at least 30 days before the redemption date, unless the trustee consents to a shorter period. If UMT Holdings elects to redeem fewer than all of the debentures, it will select a record date relating to the redemption that is not fewer than 15 days after the date of the notice to the trustee.
      If UMT Holdings intends to redeem less than all of the Class A Debentures at any time, the trustee will select Class A Debentures for redemption by such method as it reasonably deems fair and appropriate, including, without limitation, on a pro rata basis or by lot. If UMT Holdings intends to redeem any Class A Debenture in part only, the notice of redemption that relates to that Class A Debenture will state the portion of the principal amount to be redeemed.

Mandatory Redemption at Option of Holders
      A holder may require UMT Holdings to redeem the Class A Debentures held by such holder for 100% of the principal amount plus accrued but unpaid interest when any of the following interest payment defaults has occurred:

(1) UMT Holdings fails to pay in any month an amount equal to or greater than 80% of the sum of (a) the interest payments payable for such month plus (b) any then accumulated and unpaid interest;

(2) UMT Holdings fails to pay for six consecutive months an amount equal to the interest payment then payable for such month; or

(3) UMT Holdings (a) fails to pay in any month an amount equal to the sum of the interest payments payable for such month plus any then accumulated and unpaid interest and (b) fails subsequently to pay in any month within the following 36-month period the interest payment payable for such month plus any then accumulated and unpaid interest.
Within 15 days following an interest payment default as described above, each of which is referred to as an “Interest Payment Default,” or following any default by UMT Holdings on particular covenants in the Indenture which is not cured such within 30 days following notice of the default, which is referred to as a “Covenant Default,” UMT Holdings will notify the holders and the trustee that it will redeem the Class A Debentures that a holder elects to redeem on a date that is no more than 120 nor fewer than 90 days after the final day of the month in which the Interest Payment Default occurred. UMT Holdings will pay the redemption price for the Class A Debentures that a holder elects to redeem as follows:

(1) on the redemption date stated in the notice, UMT Holdings will pay 20% of the principal amount of the Class A Debentures to be redeemed plus any accumulated but unpaid interest on such 20% of the principal amount;

(2) on the first anniversary of the redemption date stated in the notice, UMT Holdings will pay 35% of the principal amount of the Class A Debentures plus any accumulated but unpaid interest on such 35% of the principal amount; and

(3) on the second anniversary of the redemption date stated in the notice, UMT Holdings will pay 45% of the principal amount of the Class A Debentures to be redeemed plus any accumulated but unpaid interest on such 45% of the principal amount.
      If UMT Holdings defaults on any payment of the redemption price due on the redemption dates described above, such default will constitute an “Event of Default” under the Indenture and the Trustee may pursue any available remedy under the Indenture to collect the amounts due on the Class A Debentures.
      If UMT Holdings breaches any other covenants of the Indenture other than Covenant Defaults or Interest Payment Default, neither the holder nor the Trustee may require the mandatory redemption of the principal amount (plus accrued and unpaid interest) of Debentures nor will such violation constitute, regardless of notice or passage of time, an Event of Default. Rather, the holder is limited in its remedies to a breach of contract action for the resulting damages, if any, and then only if (1) the holder first (together with other holders that, in the aggregate, hold 25% of the outstanding principal amount of the Class A Debentures) has made a written request to the Trustee to pursue the claim, (2) the Trustee has been offered security or indemnity reasonably satisfactory to it against loss incurred in complying with such request, (3) the Trustee has not complied within 60 days of the receipt of the request and (4) the holders of a majority in aggregate principal amount of the outstanding Class A Debentures have not given the Trustee a direction inconsistent with such request within such 60-day period.

Mandatory Redemption at Maturity
      UMT Holdings will redeem all outstanding Class A Debentures on the tenth anniversary of the date of issuance at a redemption price equal to the principal amount for each debenture plus all accrued but unpaid interest.

No Accrual of Interest After Redemption
      On and after the redemption date, interest will cease to accrue on Class A Debentures or portions of the Class A Debentures called for redemption.
Class A Debenture Repurchase Program
      To the extent permitted by applicable law, UMT Holdings will maintain a limited Class A Debenture repurchase program and will offer to repurchase a number of Class A Debentures in each calendar year up to 10% of the Class A Debentures outstanding at the beginning of the year. In each quarter, UMT Holdings will offer to repurchase (subject to limitations set forth in the Indenture) Class A Debentures with an aggregate principal amount and accrued and unpaid interest equal to the “repurchase amount.” The repurchase amount for any particular quarter is defined as the greater of (1) 50% of the net cash proceeds received by UMT Holdings from the sale of its capital stock and from the sales of any debt or equity securities UMT Holdings offered in the preceding fiscal quarter and (2) $1.25 million; provided, however, that if the aggregate principal amount of Class A Debentures outstanding plus any accrued and unpaid interest is less than $1.25 million, the repurchase amount shall equal the aggregate principal amount of all Class A Debentures outstanding plus any accrued and unpaid interest. The price for any

Class A Debenture repurchased will equal the principal amount of such Class A Debenture plus any accrued but unpaid interest.
      The number of Class A Debentures repurchased in any year may not exceed 10% of the outstanding Class A Debentures as of the first day of such year. Regardless of any other terms of the debenture repurchase program, UMT Holdings will not be obligated to repurchase an amount of Class A Debentures which, in its determination, based upon the advice of outside counsel, may cause UMT Holdings to be classified as a ‘publicly traded partnership‘ under the Internal Revenue Code. Currently, UMT Holdings intends to limit its repurchases in any year to no more than 10% of the principal amount of Class A Debentures outstanding as of the first day of the applicable year based upon existing Treasury regulations. Repurchases will be made on a quarterly basis, on or about the last business day of the quarter. Holders electing to tender their Class A Debentures for repurchase must provide at least 60 calendar days prior written notice of their election to UMT Holdings. Holders may withdraw their election to tender Class A Debentures for repurchase at any time prior to the time the partnership repurchases the Class A Debentures. UMT Holdings will purchase Class A Debentures tendered for repurchase on a pro rata basis at the end of each quarter in the event (a) the repurchase amount for such quarter is insufficient to satisfy all current repurchase requests or (b) satisfying all current repurchase requests would cause UMT Holdings to exceed the annual 10% limitation described above.
Repurchase of Class A Debentures on a Change of Control.
      If there is a change of control of UMT Holdings, a holder of Class A Debentures will have the right to cause UMT Holdings to repurchase its Class A Debentures in the manner described below. When a change of control occurs, each holder will have the right to require UMT Holdings to repurchase the holder’s Class A Debentures at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, as of the date of the repurchase. A change of control will be deemed to occur if:

•	UMT Services, Inc. ceases to be the sole general partner;

•	More than two-thirds of the members of the board of the general partner were not directors on the day the Class A Debentures are first issued or were not approved by such directors;

•	any person becomes the beneficial owner, directly or indirectly, of UMT Holdings that represent 50% or more of the combined voting power of UMT Holdings’ then outstanding securities;

•	UMT Holdings is a party to a merger, consolidation or statutory share exchange which results in voting securities of UMT Holdings that are outstanding immediately prior to such transaction failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least 50% of the combined voting power of UMT Holdings voting securities or the voting securities of the surviving or other entity that are outstanding immediately after such merger, consolidation, statutory share exchange or related transaction(s);

•	UMT Holdings conveys, transfers or leases all or substantially all of its assets to any person or group, in one transaction or a series of transactions other than any conveyance, transfer or lease between UMT Holdings and its wholly owned subsidiaries; or

•	any transaction (or series of related transactions) occurs that has the substantial effect of any one or more of the transactions described above.
      Within 30 days following the completion of a transaction that has resulted or will result in a change of control, UMT Holdings will mail a notice to each holder specifying the date on which it will repurchase the debentures, which will be a date no earlier than 30 days nor later than 60 days from the date the notice is mailed. Holders electing to have a debenture repurchased will be required to surrender the debenture, with an appropriate form duly completed, at least three business days prior to the repurchase date specified in the notice.

      UMT Holdings will not be required to offer to repurchase the Class A Debentures on a change of control if a third party offers to repurchase the Class A Debentures in the same manner and at the same time that UMT Holdings would otherwise be required to repurchase the Class A Debentures.
      UMT Holdings’ obligation to repurchase the Class A Debentures in connection with a change of control is subordinate to its obligation to redeem or otherwise repay its other obligations at the time of the change of control, and the Indenture specifies that UMT Holdings will not be obligated to repurchase Class A Debentures upon the change of control until such other debt is redeemed or otherwise repaid in full. UMT Holdings is not obligated under the terms of the Class B Debentures to repurchase Class B Debentures on a change of control.
Certain Covenants

Issuance of Senior Indebtedness
      UMT Holdings will not, and will not permit any of its subsidiaries, directly or indirectly, to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any senior debt unless no Interest Payment Default has occurred, UMT Holdings is in material compliance with its other obligations under the Indenture and the aggregate principal amount of all such senior debt is no greater than 50% of the book value of UMT Holdings’ total assets (measured on a consolidated basis with its subsidiaries). For purposes of the Indenture, “senior debt” consists of any of debt or other obligations incurred under unsubordinated secured or unsecured debt facilities or commercial paper facilities with institutional lenders providing for unsubordinated revolving credit loans, unsubordinated term loans, unsubordinated notes, factoring or other receivables financing or unsubordinated letters of credit or other unsubordinated credit facilities.

Issuance of Additional Indebtedness
      UMT Holdings will not issue more than $2.3 million in aggregate principal amount of the Class B Debentures. In addition, UMT Holdings will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of any debt other than (1) “permitted debt” or (2) debt that is expressly subordinate or junior in right of payment to the Class A Debentures.
      “Permitted debt” includes, among other things:

•	Senior debt incurred in accordance with the Indenture;

•	Debt of UMT Holdings and its subsidiaries outstanding on the date of original issuance of the Class A Debentures;

•	Hedging obligations incurred in the ordinary course of business;

•	Debt of a subsidiary of UMT Holdings to UMT Holdings or to another subsidiary;

•	Debt of UMT Holdings to a wholly owned subsidiary;

•	Debt arising from the honoring by a bank or other financial institution of a UMT Holdings’ check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such debt is extinguished within two business days of incurrence;

•	Debt represented by letters of credit for the account of UMT Holdings or one of its subsidiaries in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business consistent, to the extent applicable, with UMT Holdings’ past practice;

•	Debt incurred to refinance debt that was permitted to be incurred under the Indenture as long as the refinancing does not (1) increase the aggregate principal amount of such debt as of the date of the refinancing (plus the amount of any interest or premium required to be paid under the terms of the instrument governing such debt and plus the amount of reasonable fees and expenses incurred in connection with such refinancing) or (2) create debt with a final maturity earlier than the final maturity of the debt being refinanced;

•	Debt incurred to finance or refinance all or any part of the lease, purchase price or cost of construction or improvement of any property (real or personal) or other assets that are used or useful in the business of UMT Holdings or one of its subsidiaries; and

•	guarantees of Debt otherwise permitted under the Indenture

Limitation on Liens
      UMT Holdings will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any liens of any kind against or upon any of its property unless (1) in the case of liens securing debt that is expressly subordinate or junior in right of payment to the Class A Debentures, the Class A Debentures are secured by a lien on such property that is senior in priority to such liens and (2) in all other cases, the Class A Debentures are equally and ratably secured, subject to the exceptions for “permitted liens” set forth in the Indenture.
      “Permitted liens” include, among other things:

•	liens securing (1) the Class B Debentures and (2) senior debt;

•	liens in favor of UMT Holdings or any of its subsidiaries;

•	liens on property (1) existing at the time of acquisition of such property or (2) of an entity existing at the time it was acquired by UMT Holdings or any of its subsidiaries, provided that such liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than those acquired or to those of the entity acquired;

•	liens that secure debt of an entity acquired by UMT Holdings or any of its subsidiaries, provided that such liens do not extend to any assets other than those of the entity acquired;

•	banker’s liens, rights of setoff and liens to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business consistent, to the extent applicable, with UMT Holdings’ past practice;

•	liens to secure debt for the purpose of financing or refinancing all or any part of the lease, purchase price or cost of construction or improvement of any property (real or personal) or other assets that are used or useful in the business of UMT Holdings or any of its subsidiaries, provided that such debt exists at the date of such purchase or transaction or is created within 180 days;

•	liens existing on the closing date of the merger;

•	(1) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business consistent, to the extent applicable, with UMT Holdings’ past practice and (2) liens for taxes, assessments or governmental charges or claims, in each case, that are not yet due or delinquent or that are bonded, as the case may be, or that are being contested in good faith and by appropriate proceedings, provided that any reserve or other appropriate provision required by GAAP shall have been made;

•	liens, pledges or deposits in connection with (1) workmen’s compensation obligations and general liability exposure of UMT Holdings and its Subsidiaries and (2) unemployment insurance and other social security legislation;

•	Liens on goods (and the related proceeds) and documents of title and the property covered by such documents securing debt in respect of commercial letters of credit;

•	(1) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which UMT Holdings or any of its subsidiaries has easement rights or on any real property leased by UMT Holdings or any of its subsidiaries that do not individually or in the aggregate materially impair the value of the interests of UMT Holdings and its subsidiaries in such property and (2) any condemnation or eminent domain proceedings affecting any real property;

•	liens imposed by a judgment, decree or court order, to the extent not otherwise resulting in an event of default, and any liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

•	liens securing debt permitted under the Indenture to be incurred securing hedging obligations entered into in the ordinary course of business consistent, to the extent applicable, with UMT Holdings’ past practice;

•	liens securing debt that is refinanced in accordance with the Indenture or amendments or renewals of liens that were permitted to be incurred; provided, in each case, that such liens do not extend to any additional property or asset of UMT Holdings or any of its subsidiaries;

•	any provision for the retention of title to an asset by the vendor or transferor of such asset acquired by UMT Holdings or any of its subsidiaries in the ordinary course of business consistent, to the extent applicable, with UMT Holdings’ past practice; and

•	liens incurred in the ordinary course of business of UMT Holdings or any of its subsidiaries with respect to obligations that do not exceed $10 million at any one time outstanding.

Limitation on Restricted Payments
      The Indenture restricts certain payments UMT Holdings can make to the holders of its equity securities. Specifically, the Indenture provides that UMT Holdings cannot (1) declare or pay any dividend or make any other payment or distribution on account of equity interests in UMT Holdings (including any payments in connection with any merger or consolidation) or to the direct or indirect holders of any equity interests in UMT Holdings in their capacity as such (other than dividends or distributions payable in the form of UMT Holdings equity interests); (2) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation) any equity interests in UMT Holdings or in any of its affiliates (subject to limited exceptions set forth in the Indenture) or (3) make any capital contributions (other than capital contributions in the ordinary course of business), extend loans (other than loans in the ordinary course of business), or enter into any other transactions not on terms at least as favorable as terms UMT Holdings could obtain from a third party, in each case (i) to an affiliate of UMT Holdings and (ii) not taken in bad faith for the purpose of avoiding UMT Holdings’ obligation to pay the principal, premium (if any) of and interest on the Class A Debentures as provided in the Class A Debentures and in the Indenture (any such payments are referred to as a “Restricted Payment”), unless, at the time of and after giving pro-forma effect to such Restricted Payment:

•	UMT Holdings would have a Consolidated Leverage Ratio (as defined below) that is less than or equal to:

•	30 to 1 if such Restricted Payment is made prior to the first anniversary of the closing date of the merger,

•	10 to 1 if such Restricted Payment is made on or after the first anniversary of the closing date of the merger but prior to the second anniversary of the closing date, and

•	5 to 1 if such Restricted Payment is made on or after the third anniversary of the closing date of the merger;

•	UMT Holdings would have a Consolidated Coverage Ratio (as defined below) that is greater than or equal to:

•	1.25 to 1 if such Restricted Payment is made prior to the first anniversary of the closing date of the merger,

•	1.75 to 1 if such Restricted Payment is made on or after the first anniversary of the closing date of the merger but prior to the second anniversary of the closing date, and

•	2.0 to 1 if such Restricted Payment is made on or after the third anniversary of the closing date of the merger;

•	such Restricted Payment, together with the aggregate amount of all other Restricted Payments UMT Holdings made in the then-current fiscal quarter, would be equal to or less than 75% of UMT Holdings net income from the most recent prior fiscal quarter; and

•	UMT Holdings is in material compliance with its obligations under the Indenture and there is no accumulated and unpaid interest on the Class A Debentures.
      Pro forma for the merger, assuming the merger had occurred on January 1, 2005, the combined company’s pro forma Consolidated Leverage Ratio at December 31, 2005 would have been greater than 30 to 1 and, as a result, the Indenture would have precluded the combined company from making a Restricted Payment on that date.
      For purposes of the Indenture and the Restricted Payment covenant described above:
      “Consolidated Coverage Ratio” means, as of any date of determination, the ratio of: (1) the aggregate amount of UMT Holdings’ EBITDA (as calculated in accordance with the Indenture) for the Relevant Period to (2) UMT Holdings’ consolidated interest expense (as calculated in accordance with the Indenture) for the Relevant Period.
      “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (1) UMT Holdings’ consolidated debt to (2) UMT Holdings’ consolidated net worth (including, without limitation, goodwill); provided, however, that for the purposes of calculating this ratio, “debt” does not include (and “consolidated net worth” does include) any of UMT Holdings or its subsidiaries indebtedness or other obligations that are junior and subordinate to, with respect to distributions or liquidation preference, the Class A Debentures.
      “Relevant Period” means, with respect to any date of determination: (x) if such date of determination occurs on or before the end of the first four consecutive full fiscal quarters following date of the Class A Debentures are first issued, the period from such issuance to the end of the calendar month ending prior to the date of such determination, and (y) if such date of determination occurs after the end of the first four consecutive full fiscal quarters following the date of the Class A Debentures are first issued, the period of the most recent four consecutive full fiscal quarters ending prior to the date of such determination.
      The restrictions described above will not prevent UMT Holdings from making a special tax distribution to its limited partners in accordance with the terms of the limited partnership agreement within a reasonable amount of time following the end of each calendar year.

Additional Covenants
      The Indenture also contains other covenants with respect to certain matters, including, without limitation, the use of GAAP, UMT Holdings’ maintenance of books and records, the existence of UMT Holdings as a limited partnership and taxes.
Subordination
      Payment of the Class A Debentures is subordinate and junior to, and subject in right of payment to the prior payment in full in cash of, all UMT Holdings senior debt outstanding whenever incurred and is effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of UMT Holdings’ subsidiaries. As of December 31, 2005, UMT Holdings had no senior debt outstanding and approximately $37.0 million of subordinated debt outstanding (other than the Class A Debentures), including approximately $24.7 million owed to United Mortgage Trust. In connection with the merger, UMT Holdings will also assume the outstanding debt of United Mortgage Trust under its credit facilities which will constitute senior debt of UMT Holdings. As of December 31, 2005, there was $13.8 million outstanding under the United Mortgage Trust credit facilities.
      Upon any distribution to UMT Holdings’ creditors in a liquidation or dissolution of UMT Holdings or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to UMT Holdings or its property, in an assignment for the benefit of creditors or any marshaling of UMT Holdings’ assets and liabilities, holders of senior debt will be entitled to receive payment in full in cash of all obligations due in respect of such senior debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable senior debt) before the holders of Class A Debentures will be entitled to receive any payment with respect to the Class A Debentures (except payments made from any defeasance trust).
      The subordination provisions in the Indenture are intended solely for the purposes of defining the relative rights of the holders of the Class A Debentures and the holders of UMT Holdings’ senior debt. The subordination provisions are not intended to impair, as between UMT Holdings and any holders of the Class A Debentures, UMT Holdings’ unconditional and absolute obligation to pay principal and interest on the Class A Debentures to the holders of the Class A Debentures, in accordance with the terms of the Indenture.
Merger and Sales of Assets
      The Indenture provides that UMT Holdings may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to another person unless, among other things:

•	the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state of the United States, or the District of Columbia; and

•	such person assumes all of UMT Holdings’ obligations under the Class A Debentures and the Indenture.
      This covenant includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of UMT Holdings’ assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a conveyance, transfer, sale, lease or other disposition of less than all of UMT Holdings’ assets is subject to this covenant.
Events of Default
      Upon the occurrence of an Interest Payment Default or a Covenant Default, each holder will have the right to require UMT Holdings to redeem its Class A Debentures as described above under “— Redemption of the Debentures — Mandatory Redemption at Option of Holders.”
      If an event of bankruptcy, insolvency or liquidation event specified in the Indenture, which is referred to as a “bankruptcy event,” has occurred, the principal of the Class A Debentures and accumulated but unpaid interest will become immediately due and payable.
      UMT Holdings will deliver to the trustee within 120 days after the end of each fiscal year an officers’ certificate stating that the officers signing the certificate, in the course of the performance of their duties, would normally have knowledge of any Interest Payment Default, Covenant Default or bankruptcy event and indicating whether or not the officers are aware of any Interest Payment Default, Covenant Default or bankruptcy event that occurred during that fiscal year. The certificate will describe any Interest Payment

Default, Covenant Default or bankruptcy event that has occurred and what action UMT Holdings is taking or proposes to take to address the Interest Payment Default or bankruptcy event.
      In addition, UMT Holdings has agreed to notify the trustee within five days if it becomes aware of the occurrence of any event which, with notice or the lapse of time or both, would constitute an Interest Payment Default, Covenant Default or bankruptcy event.
Modification and Waiver

Changes Requiring Approval of Holders of Majority of Debentures
      Subject to exceptions set forth in the Indenture, the holders of at least a majority in principal amount outstanding of the Class A Debentures may amend the Class A Debentures or waive any existing default or noncompliance with any provision of the Indenture or the Class A Debentures. No such amendment shall:

•	change the due date of any installment of principal of or interest on any Class A Debenture or reduce the principal amount of a Class A Debenture, reduce the interest rate specified on a Class A Debenture or otherwise modify the manner of calculating interest on a Class A Debenture or reduce the redemption price of a Class A Debenture, or change the currency in which the Class A Debenture or any interest is payable without the consent of each affected holder;

•	modify consent requirements with respect to any amendment or waiver so as to eliminate the requirement that each affected holder shall have consented to such amendment without the consent of each affected holder; or

•	decrease the percentage of the aggregate principal amount of the Class A Debentures required to amend or waive the sections of the Indenture that specify the percentage of the aggregate principal amount of the Class A Debentures necessary to amend the Indenture without the consent of each affected holder.

Changes Not Requiring Approval
      UMT Holdings and the trustee may amend the Indenture and the Class A Debentures without the consent of any holder of debentures in order to:

•	cure any ambiguity, defect or inconsistency,

•	provide for uncertificated debentures in addition to or in place of certificated debentures,

•	provide for the assumption of UMT Holdings’ obligations under the Indenture in the case of a merger, consolidation or sale of UMT Holdings’ assets,

•	to make any change that would provide any additional rights or benefits to the holders of Class A Debentures or any change that, as UMT Holdings may determine in good faith, does not materially adversely affect the legal rights of any holder under the Indenture or the Class A Debentures, or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.
Defeasance
      UMT Holdings’ obligations with respect to the payment of the principal of and interest on the debentures and the covenants described above under “— Covenants” will terminate if it irrevocably deposits, as trust funds specifically held in trust for the benefit of the holders of the Class A Debentures, an amount of cash or United States government securities that is sufficient to pay and discharge principal and interest on the debentures.
      The discharge of the Class A Debentures and related covenant obligations is subject to certain other conditions set forth in the Indenture.

Form, Denomination and Registration
      UMT Holdings will issue the Class A Debentures in fully registered form, without coupons, in denominations of $20 and integral multiples of $20. UMT Holdings may also issue fractional Class A Debentures.
      UMT Holdings may issue the Class A Debentures as definitive debentures or global debentures. Definitive debentures are registered in the names of the registered holders. Global debentures are registered in the name of a depositary or its nominee for the holders.
Restrictions on Transfer; Legends
      Generally, Class A Debentures may only be transferred with the consent of the general partner, which consent may be given or withheld in the general partner’s sole discretion, or if required by operation of law. The general partner will review and respond to a request to transfer Class A Debentures within a reasonable period of time after receiving a copy of the proposed instrument of assignment and all certificates and documents the general partner may reasonably request. For example, the general partner may, but is not obligated to, withhold its consent to any transfer of a Class A Debenture if the general partner determines in its sole discretion, that such transfer or encumbrance would or might reasonably be expected to:

•	cause the termination or dissolution of UMT Holdings for United States federal income tax purposes or otherwise;

•	create a significant risk that the limited liability of the limited partners would be affected adversely;

•	violate applicable securities laws;

•	create a significant risk of UMT Holdings being treated as an association taxable as a corporation or otherwise being taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); or

•	be detrimental to UMT Holdings or its business in any way.
      Class A Debentures may be transferred to a “related person” without the consent of the general partner. A “related person” is (1) with respect to a holder who is an individual, (a) the individual’s spouse and former spouses, if any, the individual’s siblings, ancestors or lineal descendants and (b) an affiliate of such individual, and (2) with respect to a holder who is not an individual, any affiliate of such holder. An “affiliate” for purposes of this definition is any person or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the holder in question. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.
      Certificates evidencing the Class A Debentures will bear a legend regarding the transfer restrictions described above.
Reporting Obligations
      UMT Holdings is obligated under the Indenture to file with the SEC the annual reports and information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, regardless of whether UMT Holdings is subject to these requirements. In the event UMT Holdings is not permitted to file such reports, documents and information with the SEC, the partnership will provide substantially similar information to the holders of Class A Debentures.
Governing Law
      The Indenture and the Class A Debentures are governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee
      The Bank of New York Trust Company, N.A. is the Trustee under the Indenture. UMT Holdings may also maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities of UMT Holdings. Its address is Plaza of the Americas, 600 North Pearl Street, Suite 420, Dallas, Texas 75201. UMT Holdings has also appointed the Trustee as the initial registrar and paying agent under the Indenture.
      The Trustee is permitted to become an owner or pledgee of the Class A Debentures and may otherwise deal with UMT Holdings or its subsidiaries or affiliates with the same rights it would have if it were not Trustee. If, however, the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after an event of default has occurred and is continuing, it must eliminate such conflict or resign.
      The holders of a majority in aggregate principal amount of the Class A Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee by the Indenture. The trustee is not bound under the Indenture to make any investigation into the facts or matters stated in any document relating to the debentures or the Indenture unless requested in writing to do so by the holders of not less than a majority in principal amount of the Class A Debentures outstanding at that time.
      The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of Class A Debentures pursuant to the Indenture, unless holders of the Class A Debentures shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

DESCRIPTION OF UMT HOLDINGS PARTNERSHIP AGREEMENT
      The Agreement of Limited Partnership (which we refer to as the “partnership agreement”) governs the relationships, rights, and obligations of the partners of UMT Holdings. The following is intended only as a summary of certain provisions of the partnership agreement, a copy of which is included as Annex C to this proxy statement/ prospectus. You should read the partnership agreement carefully. The statements made in this summary do not purport to be complete and are qualified by reference to the partnership agreement. UMT Holdings is sometimes referred to in this section as the “partnership”.
General
      UMT Holdings was organized on March 14, 2003 as a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act with UMT Services, Inc. as its general partner. The partnership has a perpetual existence.
      Limited partners of UMT Holdings hold limited partnership interests that may be represented by Class C Units, Class D Units, Class EIA Units or other partnership securities or some combination of these securities. Class EIA Units allow UMT Holdings to distribute its income and allocate its earnings received before the effective time of the merger. To date, substantially all of UMT Holdings’ earnings have been distributed to the owners of Class EIA Units. The Class EIA Units will be canceled upon consummation of the merger. Class C Units were issued to individuals who assisted in the formation and organization of UMT Holdings, or to entities owned by such individuals, and do not have any voting rights. Following the merger, distributions of available cash will be paid to Class C Units prior to distribution of available cash to the holders of Class D Units. Each Class C Unit terminates upon the payment of the “Class C Notional Amount” to the holder of the Unit, as defined below under “— Distributions of Available Cash.” Class D Units are issued to individuals providing services to UMT Holdings or its affiliates, or to entities owned by such individuals, and have voting rights as described below under “— Voting Rights of Limited Partners” and the rights to receive distributions of available cash as described below under “— Distributions of Available Cash.”
      The general partner has the right to issue additional equity interests in the partnership.
Purpose
      The purpose and nature of UMT Holdings’ business is to engage directly or indirectly in the business of:

•	servicing, purchasing, selling, funding or originating interim mortgage loans, real estate acquisition loans or modular and manufactured home loans;

•	making real estate related equity investments; and

•	conducting any other activities related or incidental to the business activities listed above.
      UMT Holdings may not engage in any other activity without the approval of holders of units representing at least a majority of the outstanding Class D Units.
General Partner
      The general partner of the partnership has been issued a general partnership interest which entitles the general partner to a quarterly distribution of 0.1% of available cash remaining after interest is paid on the partnership’s debt obligations, including the Class A Debentures.
      Except as otherwise provided in the partnership agreement, the general partner is exclusively vested with all management powers over the partnership’s business and affairs. The general partner has full power and authority to do all things and on such terms as it, in its sole and absolute discretion, may deem necessary or appropriate to conduct the business of the partnership, to exercise all powers of the partnership and to effectuate the purposes of the partnership.

Transactions Between UMT Holdings and its General Partner; Conflicts of Interest
      The general partner or its affiliates may lend to any subsidiary of UMT Holdings, and any subsidiary may borrow from the general partner or any of its affiliates, funds needed or desired by the subsidiary for such periods of time and in such amounts as the general partner may determine. The borrowing party will reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds.
      The general partner may itself render services to a subsidiary of UMT Holdings or to the general partner of the subsidiary in the discharge of its duties as general partner of the partnership or may enter into an agreement with any of its affiliates to do so.
      Neither the general partner nor any of its affiliates may sell, transfer or convey any property to, or purchase any property from, the partnership, directly or indirectly, except in transactions that are fair and reasonable to the partnership.
      Whenever a potential conflict of interest exists or arises between the general partner or any of its affiliates, on the one hand, and the partnership or any partner, on the other, any resolution or course of action by the general partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all partners, and will not constitute a breach of the partnership agreement or of any duty stated or implied by law or equity, if the resolution or course of action is, or deemed by the terms of the partnership agreement to be, fair and reasonable to the partnership.
Reimbursement of General Partner Fees
      Except as provided in the partnership agreement, the general partner is not compensated for its services as general partner. The general partner is entitled to reimbursement on a monthly basis, or such other reasonable basis as the general partner may determine in its sole and absolute discretion, for (1) all direct and indirect expenses it incurs or payments it makes on behalf of the partnership (including salary, bonus, incentive compensation and other amounts paid to any person including affiliates of the general partner to perform services for the benefit of the partnership or for the general partner in the discharge of its duties to the partnership), and (2) all other necessary or appropriate expenses allocable to the partnership or otherwise reasonably incurred by the general partner in connection with operating the partnership’s business.
Employee Benefit Plans of the General Partner
      The general partner, in its sole and absolute discretion and without the approval of the limited partners, may propose and adopt on behalf of the partnership, employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of partnership securities or options to purchase partnership securities), or cause the partnership to issue partnership securities in connection with, or under, any employee benefit plan, employee program or employee practice maintained or sponsored by the general partner for the benefit of employees of the general partner in respect of services performed, directly or indirectly, for the benefit of the partnership. Expenses incurred by the general partner in connection with any such plans, programs and practices (including the net cost to the general partner or such affiliate of partnership securities purchased by the general partner or such affiliate from the partnership to fulfill options or awards under such plans, programs and practices) will be reimbursed. Any and all obligations of the general partner under any employee benefit plans, employee programs or employee practices adopted by the general partner as permitted by the partnership agreement constitute obligations of the general partner and will be assumed by any successor general partner or the transferee of or successor to all of the general partner’s general partner interest.
Removal of the General Partner
      The general partner may be removed if holders of Class D Units representing at least 80% of the outstanding Class D Units vote to both remove the general partner and elect a successor general partner.

The limited partners may not exercise their right to remove the general partner until the partnership has received an opinion of counsel satisfactory to the limited partners seeking to exercise such right, that the action in question is in compliance with the terms of the partnership agreement and applicable law, and would not cause the loss of limited liability of the limited partners under the partnership agreement.
Capital Accounts
      A capital account is maintained for each partner. The capital account consists of the capital contributions made by a partner to the partnership, and is credited with all items of partnership income and gain (including, without limitation, income and gain exempt from tax) allocated to such partner under the partnership agreement and decreased by (x) the value of all actual and deemed distributions of cash or property made to such partner by the partnership, and (y) all items of partnership deduction and loss allocated to such partner pursuant to the partnership agreement. No partner has the right to withdraw, or to receive any return of or any interest on, such partner’s capital contribution except as specifically provided for in the partnership agreement.
Distributions of Available Cash
      The partnership will make quarterly distributions of “Available Cash” within 45 days following the end of each fiscal quarter as follows:

•	Until the closing of the merger, at which time the Class EIA Units will be canceled, first, to the limited partners that hold Class EIA Units, in amounts set forth in the documents governing Class EIA Units;

•	Second, 0.1% to the general partner;

•	Third, to the limited partners that hold Class C Units, pro rata, until there has been distributed to such holders of Class C Units an amount equal to the lesser of (x) 50% of Available Cash for such fiscal quarter, and (y) $1.25 million; provided, however, that quarterly distributions of Available Cash to the holder of a particular Class C Unit are only made until the total amount distributed with respect to such Class C Unit since its issuance equals the “Class C Notional Amount”; and

•	Fourth, to the limited partners that hold Class D Units, pro rata, the remaining amount of Available Cash.
      The general partner has the discretion to treat as a distribution of Available Cash:

•	taxes paid by the partnership on behalf of the partners;

•	amounts withheld by the partnership for taxes with respect to the partners; and

•	amounts seized by any taxing authority from the partnership with respect to taxes owed by the partners.
      “Available Cash” means, with respect to any fiscal quarter:

•	the sum of (1) all cash and cash equivalents of the partnership on hand at the end of such quarter, and (2) all additional cash and cash equivalents of the partnership on hand on the date of determination of Available Cash with respect to such quarter resulting from working capital borrowings made subsequent to the end of such quarter, less

•	the amount of any cash reserves that is necessary or appropriate in the sole and absolute discretion of the general partner to:

•	provide for the proper conduct of the business of the partnership (including reserves for loan and other losses, future capital expenditures and for anticipated future credit needs of the partnership) subsequent to such quarter;

•	comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject; or

•	provide funds for distributions of Available Cash in respect of any one or more of the next four quarters; provided, that disbursements made by the partnership or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter will be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such quarter if the general partner so determines, in its sole and absolute discretion.
      The “Class C Notional Amount” means, (1) with respect to Class C Units outstanding on the date the partnership was formed, One Thousand Dollars ($1,000.00) per Class C Unit and (2) with respect to each Class C Unit issued by the general partner subsequent to the formation date, an amount established by the general partner in its sole discretion.
Allocations
      The partnership’s net income is generally allocated as follows:

•	First, to the partners holding Class EIA Units, the amount of such cash distributed (or in proportion to such amount if remaining net income is less than such cash distributed) to such partners in their capacities as holders of Class EIA Units;

•	Second, to the general partner, an amount equal to the aggregate net losses allocated to the general partner for all previous taxable years until the aggregate net income allocated to the general partner is equal to the aggregate net losses allocated to the general partner for all previous taxable years;

•	Third, to the partners holding Class D Units, an amount equal to the aggregate net losses allocated to such partners for all previous taxable years, in proportion to the allocation of such aggregate Net Losses, until the aggregate net income allocated to such partners for the current taxable year and all previous taxable years is equal to the aggregate net losses allocated to such partners for all previous taxable years;

•	Fourth, to the general partner and the holders of Class C Units, the amount of such cash distributed (or in proportion thereto if remaining net income is less than such cash distributed) to such partners in their capacities as holders of general partnership interests or Class C Units; and

•	Fifth, the balance, if any, to the partners holding Class D Units, pro rata.
      After giving effect to special allocations, net losses will generally be allocated as follows:

•	First, to the partners holding Class D Units, pro rata, except that net losses will not be allocated to a partner’s account to the extent that such allocation would cause such partner to have a deficit balance in its adjusted capital account at the end of such taxable year (or increase any existing deficit balance); and

•	Second, the balance, if any, to the general partner.
Amendment of the Partnership Agreement
      Generally, the partnership agreement may not be amended except with the approval of the general partner and the affirmative vote of partners holding 80% of the outstanding Class D Units. The general partner, without the approval of any other partner, may amend any provision of the partnership agreement to reflect:

•	a change in the name of the partnership, the location of the principal place of business of the partnership, the registered agent of the partnership or the registered office of the partnership;

•	the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

•	a change that, in the sole and absolute discretion of the general partner, is necessary or advisable to qualify or continue the qualification of the partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change that, in the discretion of the general partner, (1) does not adversely affect the limited partners in any material respect, (2) is necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or facilitate the trading of limited partner interests or comply with any rule, regulation, guideline or requirement of any national securities exchange on which limited partner interests are or will be listed for trading, compliance with any of which the general partner determines in its sole and absolute discretion to be in the best interests of the partnership and the limited partners, (3) is necessary or advisable in connection with action taken by the general partner to effect a subdivision or combination of partnership securities or (4) is required to effect the intent of the provisions of the partnership agreement or is otherwise contemplated by the partnership agreement;

•	a change in the fiscal year or taxable year of the partnership and any changes that, in the sole and absolute discretion of the general partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the partnership including, if the general partner so determines, a change in the dates on which distributions are to be made by the partnership;

•	an amendment that, in the sole and absolute discretion of the general partner, is necessary or advisable in connection with the authorization of issuance of any class or series of partnership securities, including the issuance of additional Class D Units;

•	any amendment expressly permitted in the partnership agreement to be made by the general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the partnership agreement (including a merger agreement approved by the general partner without limited partner consent or approval);

•	an amendment that, in the discretion of the general partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the partnership of, or investment by the partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the partnership of activities permitted by the terms of the partnership agreement; or

•	any other amendments substantially similar to the foregoing.
      No amendment to the partnership agreement may:

•	reduce any minimum voting percentage required by the partnership agreement to be obtained from a class or classes of partnership interests for a particular action, unless such amendment is approved by written consent or affirmative vote of the minimum percentage of outstanding partnership interests of such class or classes;

•	enlarge the obligations of any limited partner without its consent;

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the general partner or any of its affiliates without its consent, which consent may be given or withheld in its sole and absolute discretion;

•	change the provision of the partnership agreement providing that the partnership will be dissolved upon an election to dissolve the partnership by the general partner approved by a majority of outstanding Class D Units; or

•	except as provided in the partnership agreement, give any person the right to dissolve the partnership.
      Except for the amendments described above that may be adopted by the general partner without the approval of any other partner, any amendment that would have a material adverse effect on the rights or preferences of the limited partners, or holders of any other class of interests in the partnership, in relation to other classes of interests in the partnership must be approved by the holders of not less than 50% of the interests in the partnership of the class affected.
Issuances of Additional Partnership Securities
      UMT Holdings may issue additional partnership securities and options, rights, warrants and appreciation rights relating to the partnership securities for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as established by the general partner in its sole discretion, all without the approval of any limited partners.
      Each additional partnership security authorized to be issued by the partnership may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership securities), as fixed by the general partner in the exercise of its sole and absolute discretion, including (1) the right to share partnership profits and losses; (2) the right to share in partnership distributions; (3) rights upon dissolution and liquidation of the partnership; (4) whether, and the terms and conditions upon which, the partnership may redeem the partnership security; (5) whether the partnership security may be converted or exchanged and, if so, the terms and conditions of such conversion or exchange; (6) the terms and conditions upon which each partnership security will be issued, evidenced by certificates and assigned or transferred; and (7) the right, if any, of each such partnership security to vote on partnership matters, including matters relating to the relative rights, preferences and privileges of such partnership security.
Preemptive Rights
      No person has any preemptive, preferential or other similar right with respect to the issuance of any equity security of UMT Holdings, except that the general partner has the right to purchase partnership securities from the partnership whenever, and on the same terms that, the partnership issues partnership securities to persons other than the general partner, to the extent necessary to maintain the general partner’s 0.1% percentage interests in UMT Holdings.
Transferability of Units

Transfer by a Limited Partner
      Generally, a limited partner may transfer its limited partner interests only with the consent of the general partner, which consent may be withheld in the general partner’s sole discretion, or if the transfer is required by operation of law. The general partner may, but is not obligated to, withhold its consent to any transfer of a limited partner interest if the general partner determines, in its sole discretion, that such transfer or encumbrance would or might reasonably be expected to:

•	require registration or qualification under United States federal or state securities laws;

•	cause the termination or dissolution of the partnership for United States federal income tax purposes or otherwise;

•	create a significant risk that the limited liability of the limited partners would be affected adversely;

•	create a significant risk of the partnership being treated as an association taxable as a corporation or otherwise being taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); or

•	be detrimental to the partnership in any way.
      The general partner may condition its approval of any transfer of limited partner interests on the receipt of a legal opinion covering one or more of the matters listed in the first four bullet points above and may also require the transferee to execute an instrument reasonably satisfactory to the general partner accepting the obligations of an assignee under the partnership agreement.

Transfer by the General Partner
      The general partner may assign its entire general partnership interest to an affiliate of the general partner or to another person or entity in connection with the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another person or entity. The general partner may assign all or part of its general partnership interest to another person or entity if the transfer has been approved by holders of at least a majority of outstanding Class D Units.
Withdrawal from the Partnership
      No limited partner has any right to withdraw from the partnership; provided, however, that if a limited partner transfers all of its limited partner interests in accordance with the partnership agreement, the transferring limited partner will cease to be a limited partner; if a limited partner transfers a portion of its limited partner interests in accordance with the partnership agreement, the transferring limited partner’s limited partnership interest in the partnership will be decreased by the amount of such interest represented by the limited partner interests transferred.
      The general partner will be deemed to have withdrawn from the partnership upon the occurrence of any one of the following “Events of Withdrawal”:

•	The general partner voluntarily withdraws from the partnership by giving written notice to the other partners;

•	The general partner transfers all of its rights as general partner pursuant to the partnership agreement;

•	The general partner is removed in compliance with the partnership agreement;

•	The general partner is involved in a bankruptcy or insolvency event; or

•	The general partner is terminated or dissolved, if a corporation, partnership, limited liability company or trust; or the general partner dies or is adjudicated incompetent, if a natural person.
      If the general partner withdraws by giving a notice of withdrawal to the other partners, the holders of a majority of outstanding Class D Units, may, prior to the effective date of such withdrawal, elect a successor general partner. The person so elected as successor general partner will automatically become the successor general partner of the partnership so long as the partnership is able to obtain an opinion of counsel that such succession would not result in the loss of limited liability of any limited partner or cause the partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). If, prior to the effective date of the general partner’s withdrawal, a successor is not selected (including the receipt of the opinion of counsel), the partnership will be dissolved.

Limited Liability of Limited Partners
      No limited partner will be personally liable for the debts, obligations or liabilities of the partnership.
Indemnification
      The partnership indemnifies its present and former general partners, any affiliates of the present and former general partners, any member, shareholder, partner, officer, director, employee, agent or trustee of its present or former general partners or their affiliates or any affiliate of the partnership, and any person who is or was serving at the request of a present or former general partner or any affiliate of a present or former general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person (each, an “Indemnitee”) from and against any and all losses or other amounts arising from all claims or proceedings in which any Indemnitee may be involved, or is threatened to be involved, by reason of its status as an Indemnitee as long as the Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.
      To the fullest extent permitted by law, expenses incurred by an Indemnitee in defending any proceeding will, from time to time, be advanced by the partnership prior to the final disposition of such proceeding upon receipt by the partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it is determined that the Indemnitee is not entitled to be indemnified under the partnership agreement.
Voting Rights of Limited Partners
      The limited partners have the voting rights prescribed under the Delaware law and the voting rights set forth in the partnership agreement, including, without limitation, the right of holders of Class D Units to vote on: (a) removal of the general partner; (b) the transfer by the general partner of its general partnership interest to persons or entities other than affiliates of the general partner or in connection with the merger of the general partner or the sale of substantially all of the general partner’s asset; (c) expansion of the purpose of the partnership beyond the purposes provided in the partnership agreement; (d) dissolution of the partnership; (e) transfers of all or substantially all of the assets of the partnership; and (f) some amendments of the partnership agreement.
Meetings of Partners
      Special meetings of partners for any proper purpose or purposes may be called at any time by the general partner or the holders of at least 80% of the outstanding limited partner interests of the class or classes for which a meeting is proposed. Limited partners will not vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership so as to jeopardize the limited partners’ limited liability under the Delaware law or the law of any other state in which the partnership is qualified to do business
      If authorized by the general partner, any action that may be taken at a meeting of the limited partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by limited partners owning not less than the minimum percentage of the outstanding limited partner interests that would be necessary to authorize or take such action at a meeting at which all the limited partners were present and voted.
Mergers
      In general, a merger or consolidation of UMT Holdings with another entity requires the approval of the general partner and holders of a majority of outstanding Class D Units. In addition, the general partner may, in its sole discretion, without approval of any other partner, cause UMT Holdings to merge with or into, or convey all of the assets of UMT Holdings to, United Mortgage Trust, on such terms and conditions and for such consideration as the general partner determines in its sole and absolute discretion.

Tax Matters
      The general partner is designated as the “tax matters partner” (as defined in the Code) and is authorized and required to represent the partnership (at the partnership’s expense) in connection with all examinations of the partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings.
Dissolution and Liquidation
      The partnership will be dissolved upon the first to occur of the following:

•	an election to dissolve the partnership by the general partner that is approved by the holders of a majority of outstanding Class D Units;

•	an “Event of Withdrawal” (as defined below) of the general partner, unless a successor general partner is elected in compliance with the partnership agreement;

•	the entry of a decree of judicial dissolution of the partnership under Delaware law; or

•	the sale of all or substantially all of the assets and properties of the partnership.
      An “Event of Withdrawal” of the general partner includes:

•	the general partner’s voluntarily withdrawal from the partnership;

•	the removal of the general partner;

•	the occurrence of a bankruptcy or insolvency event with respect to the general partner; or

•	the termination or dissolution of the general partner, if a corporation, partnership, limited liability company or trust, or the death or adjudication of incompetency of the general partner, if a natural person.
      Within 180 days of the dissolution of the partnership following an Event of Withdrawal, to the maximum extent permitted by law, the holders of a majority of outstanding Class D Units may elect to reconstitute the partnership and continue its business on the same terms and conditions set forth in the partnership agreement by forming a new limited partnership on terms identical to those set forth in the partnership agreement and having as the successor general partner a person approved by the holders of a majority of outstanding Class D Units.
      If there is no election to continue the partnership following a dissolution, then the general partner will wind up the partnership’s affairs and proceed with an orderly liquidation of the partnership’s assets.
LEGAL MATTERS
      An opinion that the Class A Debentures to be issued in connection with the merger will be binding obligations of UMT holdings will be rendered by Gibson, Dunn & Crutcher LLP.
EXPERTS
      Whitley Penn LLP, independent registered public accounting firm, has audited United Mortgage Trust’s consolidated financial statements as of December 31, 2004 and December 31, 2005 and for each of the years in the three-year period ended December 31, 2005 included in this proxy statement/prospectus, as set forth in their report appearing in this proxy statement/ prospectus. United Mortgage Trust’s financial statements are so included in reliance on the report of Whitley Penn LLP given upon their authority as experts in accounting and auditing.
      The consolidated financial statements of UMT Holdings, L.P. as of December 31, 2005 and December 31, 2004 and for the period from March 14, 2003 (inception) through December 31, 2003 and for the years in the two-year period ended December 31, 2005 included in this proxy statement/ prospectus have been audited by Whitley Penn LLP, independent registered public accounting firm, as stated in their report appearing in this proxy statement/ prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      UMT Holdings has filed with the SEC a registration statement on Form S-4. This proxy statement/ prospectus is a part of the registration statement. As allowed by the SEC rules, this proxy statement/ prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.
      UMT Holdings is not currently subject to the information and reporting requirements of the Exchange Act. As a result of the merger, UMT Holdings will become subject to these information and reporting requirements and will file periodic and other reports and proxy statements and will make available to our security holders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information. You may read and copy any materials UMT Holdings files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access materials filed by UMT Holdings’ with the SEC via the SEC’s Internet site at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Audited Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2005 and December 31, 2004	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2005 and 2004 and for the Period from March 14, 2003 (Inception) through December 31, 2003	F-4
Consolidated Statements of Partners’ Capital for the Years Ended December 31, 2005 and 2004 and for the Period from March 14, 2003 (Inception) through December 31, 2003	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2005 and 2004 and for the Period from March 14, 2003 (Inception) through December 31, 2003	F-6
Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Partners of
UMT Holdings, L.P.
      We have audited the accompanying consolidated balance sheets of UMT Holdings, L.P. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the years then ended and for the period from March 14, 2003 (Inception) through December 31, 2003. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of UMT Holdings, L.P. and subsidiaries as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended and for the period from March 14, 2003 (Inception) through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.
/s/ Whitley Penn LLP
Dallas, Texas
February 17, 2006

UMT HOLDINGS, L.P.
CONSOLIDATED BALANCE SHEETS

	December 31,

	2005	2004

ASSETS
Cash and cash equivalents	$643,310	$1,745,508
Accrued interest receivable	449,877	565,284
Accounts receivable — related parties	1,321,009	361,302
Real estate owned	578,023	1,110,427
Interim mortgage notes receivable, net of reserve for loan losses of $327,585 and $210,374, respectively	29,340,376	15,871,299
Interim mortgage notes receivable with recourse	368,773	737,810
Profits interest receivable — related parties	2,806,735	1,131,202
Property and equipment, net of accumulated depreciation of $168,841 and $65,986, respectively	310,658	200,145
Other assets, net of accumulated amortization of $216,960 and $104,289, respectively	2,263,332	1,536,748

Total assets	$38,082,093	$23,259,725

LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable and accrued liabilities	$1,436,292	$1,175,386
Accounts payable — related parties	688,140	286,909
Class B debentures	2,298,880	1,780,880
Notes payable	1,332,000	778,000
Notes payable — related parties	33,395,662	19,723,779

Total liabilities	39,150,974	23,744,954

Commitments and contingencies	—	—
Partners’ capital:
General partner	(1,121,881)	(538,229)
Class C limited partners	53,000	53,000
Class D limited partners	—	—
Class EIA limited partners	—	—

Total partners’ capital	(1,068,881)	(485,229)

Total liabilities and partners’ capital	$38,082,093	$23,259,725

See accompanying notes to consolidated financial statements.

UMT HOLDINGS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS

			Period from
			March 14, 2003
			(Inception)
	Year Ended	Year Ended	through
	December 31,	December 31,	December 31,
	2005	2004	2003

Revenues:
Mortgage and transaction service revenues	$6,216,737	$3,508,133	$1,455,114
Interest income	3,335,182	2,797,141	727,708
Asset management fees from related parties	1,435,876	714,951	101,870
Profits interest in related parties	3,165,098	1,636,059	183,986

Total revenues	14,152,893	8,656,284	2,468,678
Expenses:
Interest expense	3,263,017	2,574,045	624,028
Provision for loan losses	535,717	218,199	100,700
General and administrative expenses	8,192,852	4,245,519	1,145,573

Total expenses	11,991,586	7,037,763	1,870,301

Net income	$2,161,307	$1,618,521	$598,377

See accompanying notes to consolidated financial statements.

UMT HOLDINGS, L.P.
CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL
Years Ended December 31, 2005, 2004 and the Period from March 14, 2003 (Inception) through December 31, 2003

		Class C	Class C	Class D	Class D	Class EIA
	General	Limited	Limited	Limited	Limited	Limited	Total
	Partner’s	Partners’	Partners’	Partners’	Partners’	Partners’	Partners’
	Capital	Units	Capital	Units	Capital	Capital	Capital

Balance at March 14, 2003 (Inception)	$—	—	$—	—	$—	$—	$—
Contribution of assets at Inception	—	31,532	53,000	9,819	—	—	53,000
Distributions	—	—	—	—	—	(30,726)	(30,726)
Net Income	—	—	—	—	567,651	30,726	598,377

Balance at December 31, 2003	—	31,532	53,000	9,819	567,651	—	620,651
Restricted unit awards earned	—	—	—	4,151	—	—	—
Distributions	—	—	—	—	(573,653)	(2,150,748)	(2,724,401)
Net income	(538,229)	—	—	—	6,002	2,150,748	1,618,521

Balance at December 31, 2004	(538,229)	31,532	53,000	13,970	—	—	(485,229)
Redemption of limited partnership units	—	(1,512)	—	(427)	—	—	—
Restricted unit awards earned	—	—	—	13,412	—	—	—
Distributions	—	—	—	—	(295,418)	(2,449,541)	(2,744,959)
Net income	(583,652)	—	—	—	295,418	2,449,541	2,161,307

Balance at December 31, 2005	$(1,121,881)	30,020	$53,000	26,955	$—	$—	$(1,068,881)

See accompanying notes to consolidated financial statements.

UMT HOLDINGS, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS

			Period from
			March 14, 2003
			(Inception)
	Year Ended	Year Ended	through
	December 31,	December 31,	December 31,
	2005	2004	2003

Operating Activities
Net income	$2,161,307	$1,618,521	$598,377
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	102,855	61,652	4,288
Amortization	129,585	95,456	8,833
Provision for losses	535,717	218,199	100,700
Loss on disposal of assets	4,688	—	—
Changes in assets and liabilities:
Accrued interest receivable	115,407	(376,134)	(189,150)
Accounts receivable — related parties	(959,707)	(144,589)	(216,713)
Profits interest receivable — related parties	(1,675,533)	(947,216)	(183,986)
Other assets	(856,169)	(932,960)	(655,077)
Accounts payable and accrued liabilities	260,906	327,071	848,315
Accounts payable — related parties	401,231	(38,676)	325,585

Net cash provided by (used in) operating activities	220,287	(118,676)	641,172
Investing Activities
Investment in real estate owned	(382,186)	(1,267,722)	(346,052)
Proceeds from sale of real estate owned	914,590	480,847	22,500
Investment in interim mortgage notes receivable	(44,936,301)	(30,249,067)	(19,784,303)
Principal receipts on interim mortgage notes receivable	30,931,507	28,189,653	5,653,519
Investment in interim mortgage notes receivable with recourse	—	—	(1,396,351)
Principal receipts on interim mortgage notes receivable with recourse	369,037	652,737	5,804
Purchases of equipment	(218,056)	(174,480)	(91,605)

Net cash used in investing activities	(13,321,409)	(2,368,032)	(15,936,488)
Financing Activities
Proceeds from notes payable — related parties	47,095,018	7,753,623	21,333,215
Payments on notes payable — related parties	(35,291,897)	(4,152,473)	(5,210,586)
Proceeds from notes payable	554,000	778,000	—
Issuance of Class B debentures	518,000	1,780,880	—
EIA distributions	(580,779)	(573,653)	(30,726)
Class D distributions	(295,418)	(2,150,748)	—

Net cash provided by financing activities	11,998,924	3,435,629	16,091,903

Net increase (decrease) in cash and cash equivalents	(1,102,198)	948,921	796,587
Cash and cash equivalents at beginning of year	1,745,508	796,587	—

Cash and cash equivalents at end of year	$643,310	$1,745,508	$796,587

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$3,041,903	$2,748,104	$470,813

Supplemental Disclosure of Cash Flow Information
Contribution of assets at Inception	$—	$—	$53,000

Non-Cash Transaction
EIA distributions converted to notes payable — related parties	$1,868,762	$—	$—

See accompanying notes to consolidated financial statements.

UMT HOLDINGS, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004 and the
Period from March 14, 2003 (Inception) through December 31, 2003

A.	Nature of Business
      UMT Holdings, L.P., a Delaware limited partnership, and its subsidiary limited partnerships (collectively “UMTH”), were formed on March 14, 2003 (Inception) and began operations July 1, 2003. UMTH primarily invests in first lien, fixed-rate mortgages, secured by single-family residential property throughout the United States. UMTH is a Texas based real estate finance partnership that generates income by: (1) originating, purchasing, and holding for investment, for its own account, loans of 12 months or less in term, to persons and entities for the construction, purchase, renovation, and sale of single-family homes; (2) providing asset management services and facilitating transactions for third parties and affiliates who provide real estate finance services; and (3) servicing residential mortgages and managing real estate owned by unrelated third parties and by affiliates. Such mortgages are either originated by UMTH or purchased by UMTH from third parties. None of these mortgages are insured or guaranteed by a federally owned or guaranteed mortgage agency. UMTH’s corporate offices are located in Richardson, Texas.

B.	Summary of Significant Accounting Policies
      A summary of UMTH’s significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Accounting
      The accounts are maintained and the consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation
      The consolidated financial statements include the accounts of UMT Holdings, L.P. and its subsidiary limited partnerships; UMTH owns 99.9% of the limited partnerships interests of each subsidiary, and the remaining general partnership interests are owned by UMT Services, Inc., the general partner of the Partnership and each subsidiary. Significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Cash and Cash Equivalents
      UMTH considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 2005 and 2004, UMTH had no such investments included in cash and cash equivalents.

Real Estate Owned
      When UMTH takes possession of real estate through foreclosure, it attempts to resell the property to recover all amounts due on the defaulted mortgage, including legal fees and repair expenses. Certain

UMT HOLDINGS, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
mortgages purchased by UMTH have recourse for losses incurred, but losses recovered to date by recourse have not been significant. Upon sale of the property, a gain or loss is recorded.

Interim Mortgage Notes Receivable
      Interim mortgage notes receivable are recorded at the lower of cost or estimated net realizable value. The mortgage investments are collateralized by real property owned by the borrowers. Interim mortgages generally have a term of 12 months or less. UMTH originates substantially all interim mortgages, services the interim mortgages, and intends to hold the interim mortgages for the life of the interim mortgages. Interim mortgage notes receivable with recourse generally were originated by a related party of UMTH and purchased by UMTH with recourse. UMTH does not originate residential mortgages.

Reserve for Loan Losses
      The amount of the provision for loan losses charged to income is determined on the basis of several factors, including actual loss experience, identified loan impairment, current economic conditions, and periodic examinations of the loan portfolio. Such provisions, less net loan charge-offs, comprise the reserve for loan losses, which is deducted from interim mortgages notes receivable on the consolidated balance sheet, and is maintained at a level management considers to be adequate to absorb losses inherent in the portfolio. The loan loss reserve is evaluated quarterly and adjusted as necessary.
      UMTH generally charges off loans determined to be uncollectible by management, the Partnership’s loan review department, or federal and state supervisory authorities. Subsequent recoveries are credited to the allowance for loan losses.
      The following table reconciles the beginning and ending balances of UMTH’s reserve for loan losses for the years ended December 31, 2005 and 2004:

	2005	2004

Balance, beginning of year	$210,000	$101,000
Provision for loan losses	540,000	218,000
Loans charged off	(422,000)	(109,000)

Balance, end of year	$328,000	$210,000

Profits Interest in Related Parties
      UMTH has a 50.0% limited partnership profits interest in United Development Funding, L.P. (“UDF I”) and United Development Funding II, L.P. (“UDF II”), both Nevada limited partnerships. The operations of UDF I and UDF II principally include loaning funds for the acquisition and development of real estate. Distributions from UDF I and UDF II are expected to be made quarterly based on the prior quarter’s earnings. The limited partnership agreements of UDF I and UDF II each provide that earnings shall be distributed as follows:
      First, one hundred percent of earnings are distributed to the limited partners other than UMTH until they have received a 12% per annum cumulative return. Second, if available, an equal amount will be distributed to UMTH and then any remaining earnings will be split proportionately between all limited partners.

Property and Equipment
      Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets for financial reporting purposes. The expected useful lives are

UMT HOLDINGS, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
dependent on the type of asset being capitalized and range from three to ten years. Expenditures for normal maintenance and repairs are expensed as incurred. The cost of assets sold or abandoned and the related accumulated depreciation are eliminated from the accounts and any gains or losses are charged or credited in the accompanying statement of operations of the respective period.

United Development Funding III, L.P.
      UMTH is the general partner of United Development Funding III, L.P. (“UDF III”). As general partner UMTH will receive acquisition and origination expenses and fees (3.0% of the net amount available for investment in mortgages by UDF III), mortgage servicing fees (0.25% of the aggregate outstanding loan balance held by UDF III), carried interest fees (1.0% of Cash Available for Distribution, as defined below, and net proceeds from a capital transaction (or pro rata portion thereof) if UDF III invests more than 82% but no more than 84.5% of the gross offering proceeds in mortgage loans; an additional 1.0% of Cash Available for Distribution and net proceeds form a capital transaction (or pro rata portion thereof) if UDF III invests more than 84.5% but not more than 86.5% of the gross offering proceeds in mortgage loans; and an additional 1.0% of Cash Available for Distribution and net proceeds from a capital transaction (or pro rata portion thereof) for each additional 1.0% of additional investments in mortgages above 86.5% of the gross offering proceeds), unsubordinated promotional interest (10.0% of Cash Available for Distribution), and subordinated promotional interest (15.0% of remaining Cash Available for Distribution after the UDF III limited partner distributions, including net proceeds from a capital transaction or pro rata portion thereof, after UDF III limited partners have received a return of their net capital contributions and a 8.0% annual cumulative (non-compounded) return on their net capital contributions).
      Cash Available for Distribution is the cash funds received by UDF III from operations (other than net proceeds from a capital transaction that produces proceeds from (i) the repayment of principal or prepayment of a mortgage to the extent classified as a return of capital for federal income tax purposes, (ii) the foreclosure, sale, exchange, condemnation, eminent domain taking or other disposition of a mortgage loan or of a property subject to a mortgage, or (iii) insurance or a guarantee with respect to a mortgage), including, without limitation, interest, points, revenue participations in property appreciation and interest or dividends from interim investments, less all cash used to pay partnership expenses and debt payments and amounts set aside for reserves.
      To date, operations of UDF III have not started as they are currently raising capital.

Restricted Class D Unit Awards
      UMTH has restricted Class D unit awards (“RUAs”) outstanding, which are described more fully in Note H. UMTH accounts for its RUAs under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. The pro forma effect on net income if UMTH had applied the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for the year ended December 31, 2005 and 2004, respectively, was nominal and therefore is not disclosed.

Revenue Recognition
      UMTH generates mortgage and transaction service revenues by (1) originating mortgage loans for itself and for third parties, (2) servicing mortgage loans, (3) managing real estate, and (4) providing asset management services to UDF I.

UMT HOLDINGS, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In accordance with SFAS 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, UMTH defers recognition of income from nonrefundable processing and origination fees less direct processing and origination costs associated with interim mortgage receivables held by UMTH and recognizes this income on a straight-line basis over the expected life of such interim mortgage loans of six months. UMTH recognizes revenue from all other transaction processing fees paid with respect to loans originated by UMTH for third parties as services are rendered. As of December 31, 2005 and 2004, approximately $249,000 and $0, respectively, of net deferred fees have been offset against interim mortgage notes receivable in the accompanying consolidated balance sheets.
      UMTH recognizes revenue from fees for servicing mortgage loans as services are rendered.
      UMTH recognizes revenue from fees for managing real estate as services are rendered. If UMTH sells a vacant property for a third party, UMTH recognizes revenue from the related sales commission upon closing of the transaction.
      UMTH recognizes revenue from fees for asset management services as services are rendered.
      UMTH’s portfolio of interim mortgages and interim mortgage notes receivable with recourse produce monthly interest income. However, UMTH may not receive interest income on a particular loan in a particular month if the borrower fails to make the monthly interest payment.
      UMTH accrues interest income with respect to non-recourse loans if UMTH determines, based on the borrower’s payment history and analysis by UMTH’s loan servicing staff, that payment by the borrower is probable. UMTH ceases accruing interest income when it determines that payment is not probable. If and when the loan is foreclosed, UMTH no longer considers the loan to be income producing, reclassifies it as foreclosed, and does not accrue interest income with respect to the loan. An impairment analysis of the property underlying the mortgage is performed at the time of foreclosure.
      UMTH recognizes its portion of UDF I’s and UDF II’s profits under the equity method of accounting.

Income Taxes
      The entities of UMTH are organized as limited partnerships for federal income tax purposes. As a result, income or losses are taxable or deductible, as the case may be, to the partners rather than at the partnership level; accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements.

Fair Value of Financial Instruments
      In accordance with the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, UMTH calculates the fair value of its assets and liabilities which qualify as financial instruments under this statement and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of cash equivalents, accrued interest receivable, accounts receivable — related parties, accounts payable and accrued liabilities, and accounts payable — related parties approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of interim mortgage notes receivable, interim mortgage notes receivable with recourse, Class B debentures, notes payable, and notes payable — related parties also approximate fair value because they bear market rates of interest. None of these instruments are held for trading purposes.

UMT HOLDINGS, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassifications
      Certain prior year amounts have been reclassified to conform to the current year presentation.

Impact of Recently Issued Accounting Standards
      In December 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46R”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Partnership will be required to apply FIN 46R to variable interests in variable interest entities (“VIEs”) created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, FIN 46R will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities, and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the consolidated balance sheet and any previously recognized interest being recognized as the cumulative effect of a change in accounting principle. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities, and noncontrolling interest of the VIE. UMTH owns no interests in variable interest entities; therefore, FIN 46R did not affect UMTH’s financial statements.
      In December 2004, the FASB issued SFAS 123R, Share-Based Payment, which is a revision of SFAS 123, Accounting for Stock Based Compensation, and supersedes APB Opinion 25, Accounting for Stock Issued to Employees. SFAS 123R focuses primarily on share-based payments for employee services, requiring these payments to be recorded using a fair-value-based method. The use of APB 25’s intrinsic value method of accounting for employee stock options has been eliminated. As a result, the fair value of stock options granted to employees in the future will be required to be expensed. The impact on the results of operations of UMTH will be dependent on the number of options granted and the fair value of those options. For UMTH, SFAS 123R will be effective in 2006.

C.	Class B Debentures
      During 2005 and 2004 UMTH issued approximately $518,000 and $1,781,000, respectively, in aggregate principal amount of 8% Class B debentures to various individuals and trusts, of which approximately $2,299,000 in aggregate principal amount is outstanding at December 31, 2005. The Class B debentures bear interest at 8% per annum, require interest only payments on a monthly basis, mature April 30, 2009, and are collateralized by substantially all assets of UMTH. The Class B debentures are pari passu to notes payable — related parties, but will be junior to the Class A debentures if issued in the future. UMTH has incurred approximately $331,000 in legal costs related to the issuance of Class B debentures, which was capitalized and included in other assets, and approximately $66,000 and $46,000 of amortization expense has been recorded during 2005 and 2004, respectively, related to such transaction costs.

D.	Notes Payable
      As of December 31, 2005 and 2004, UMTH had five and two, respectively, unsecured notes payable to various unrelated parties totaling approximately $1,332,000 and $778,000, respectively. The notes bear interest at 10% per annum, require interest only payments on a monthly basis, and are not collateralized. As of December 31, 2005, the notes outstanding are payable in full, with any accrued interest, within one year.

UMT HOLDINGS, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

E.	Notes Payable — Related Parties
      As of December 31, 2005 and 2004, UMTH had 13 and 11, respectively, unsecured notes payable to several related parties (other than United Mortgage Trust, Ready Mortgage Corporation, and Capital Reserve Corporation) totaling approximately $3,188,000 and $882,000, respectively. The notes bear interest ranging from 10% to 15% per annum, require interest only payments on a monthly basis, and are not collateralized. As of December 31, 2005, the notes outstanding are payable in full, with any accrued interest, within one year.
      As of December 31, 2005 and 2004, UMTH had various notes payable to United Mortgage Trust, Ready Mortgage Corporation, and Capital Reserve Corporation, all of which are related parties, totaling approximately $30,208,000 and $18,842,000, respectively. The notes bear interest ranging from 12.75% to 14.00% per annum, require interest only payments on a monthly basis, and are collateralized by interim mortgage notes receivable. As of December 31, 2005, the notes outstanding are payable in full, with any accrued interest, within one year.

F.	Class C Units
      On June 17, 2003, UMTH’s limited partners contributed certain intangible assets valued at $53,000 in exchange for 31,532 Class C Units. The contributed intangible assets have been capitalized as other assets and are being amortized over a three-year period.

G.	Class EIA Limited Partners
      UMTH entered into agreements with various limited partners requiring UMTH to pay special distributions to such limited partners in amounts approximating UMTH’s earnings attributable to the respective businesses of such limited partners. Each of these individuals is considered a Class EIA limited partner and is entitled to receive the specified distributions from the Partnership described above. The Class EIA limited partners do not hold any units; however, they are paid distributions at the discretion of the general partner, UMT Services, Inc. All Class EIA limited partnership interests will be considered redeemed and cancelled upon the earlier of (i) the first distribution to Class C unitholders or (ii) the filing by UMTH of a certificate of merger with respect to the proposed merger with United Mortgage Trust (“United”), a Maryland real estate investment trust based in Dallas, Texas, and a related party of UMTH. For more information on the proposed merger with United see Note N.
      Notwithstanding such redemption and cancellation, any obligations of UMTH to distribute cash pursuant to the agreements with respect to the Class EIA limited partnership interests that have accrued through the date of such redemption and cancellation but that remain unpaid on such date shall continue to be payable to the Class EIA limited partners.

H.	Restricted Class D Unit Awards
      During the period from inception through December 31, 2003, UMTH issued 9,819 RUAs to individual limited partners who provide services to UMTH or its affiliates. These RUAs are subject to a vesting schedule and potential forfeiture prior to vesting. In the event a limited partner ceases providing services, the limited partner becomes a terminated partner. On the termination date, the terminated partner’s RUAs, whether vested or unvested, shall cease to have any voting rights. The terminated partner’s unvested RUAs will be forfeited back to UMTH and UMTH will cancel such RUAs. The terminated partner’s RUAs that are vested are deemed sold to UMTH for a value determined as of the termination date and the units shall be cancelled by UMTH. The terminated partner is entitled to receive deferred payments for each of the vested RUAs. UMTH has the option, any time after the second annual anniversary of the termination date, to convert the terminated partner’s right to receive deferred payments

UMT HOLDINGS, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and instead receive the buyback price in effect for the year in which this option is exercised. These initial RUAs vest as follows: 50% vest at the end of second year after the initial RUAs are issued to a limited partner and the remainder at the end of the third year after the initial RUAs are issued to a limited partner. As of December 31, 2005, 427 RUAs have been forfeited and 9,392 have vested. As of December 31, 2004, 4,696 of these RUAs had vested and none had been forfeited.
      During 2004 and 2005, UMTH also issued RUAs to limited partners who provide services to UMTH or its affiliates. These RUAs vest, if certain goals are achieved during the first year, over a five-year period as long as the limited partner continues to provide services or remains employed by UMTH or its affiliates. A summary of these RUAs activity and related information is as follows:

Balance at December 31, 2003	11,601
Granted	12,995
Earned	(4,151)
Cancelled	(4,556)
Forfeited	—

Balance at December 31, 2004	15,889
Granted	2,160
Earned	(13,412)
Cancelled	(4,637)
Forfeited	—

Balance at December 31, 2005	—

      As of December 31, 2005 and 2004, 6,644 and 830, respectively, of the 2005 and 2004 RUAs earned were vested. These RUAs vest 25% each year, starting on the first anniversary of grant date.

I.	Profit Participation Pool Units
      Certain employees have been granted Profit Participation Pool Units (“PPPs”) according to specific individuals’ compensation agreements. PPPs allocate a percentage of UMTH’s distributable profits to certain managers and other key employees of UMTH. Participation in distribution of profits under PPPs are paid at the sole discretion of the general partner and are subject to reduction in the event of failure to achieve individual goals. At December 31, 2005 and 2004, UMTH had 1,050 and 675 PPPs outstanding, respectively. During 2004 75 PPPs were canceled that were outstanding at December 31, 2003. There were no PPPs canceled during 2005. At December 31, 2005 and 2004, approximately $109,000 and $64,000, respectively, had been declared and accrued with respect to outstanding PPPs but not paid.

J.	Allocation of Net Income (Loss)
      On a calendar quarterly basis, net losses of UMTH are allocated first to partners holding Class D units, pro rata, provided that net losses shall not be allocated to the extent that such allocation would cause any partner to have a deficit balance in his or her adjusted capital account. After this allocation, net losses are allocated 100% to the general partner.
      On a calendar quarterly basis, net income of UMTH is first allocated to Class EIA limited partners in the amount of cash distributed to them, as determined by the general partner. Second, 100% of net income is allocated to the general partner in an amount equal to the aggregate net losses allocated previously to the general partner, if any. Third, net income is allocated to the limited partners in an amount equal to the aggregate net losses allocated to such limited partners, if any. Fourth, net income is allocated to the general partner until there has been allocated to the general partner an amount equal to one tenth of one

UMT HOLDINGS, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
percent of available cash. Fifth, net income is allocated to the unitholders of Class C units, pro rata, in an amount equal to the lesser of (i) fifty percent of available cash or (ii) $1,250,000. Finally, the remaining amount of available cash, if any, is allocated to the unitholders of Class D units, pro rata. Distributions are payable when due but will not be paid if the result is insolvency of UMTH.

K.	Concentrations of Credit Risk
      Financial instruments, which potentially expose UMTH to concentrations of credit risk, are primarily cash deposits, interim mortgage notes receivable and interim mortgage notes receivable with recourse. UMTH maintains deposits primarily in two financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). As of December 31, 2005 and 2004, UMTH had approximately $958,000 and $1,938,000, respectively, in uninsured deposits. UMTH has not experienced any losses related to amounts in excess of FDIC limits. The interim mortgage notes receivable and interim mortgage notes receivable with recourse are secured by single-family homes throughout the United States of America in metropolitan areas, primarily in Texas.

L.	Commitments and Contingencies

Leases
      UMTH leases office space and various computer and office equipment under several operating leases. Certain office space is leased from a stockholder of the general partner of UMTH, who owns the property, over five year terms expiring July 2009. Other office space leases and computer and office equipment leases expire through July 2009. Lease expense for 2005, 2004, and 2003 was approximately $318,000, $184,000, and $58,000, respectively. Future minimum lease payments are as follows:

2006	$384,000
2007	280,000
2008	176,000
2009	85,000

$925,000

Off-Balance Sheet Arrangements
      The Partnership from time to time enters into guarantees of debtor’s borrowings, and accounts for such guarantees in accordance with FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Guarantees generally have fixed expiration dates or other termination clauses and may require payment of a fee by the debtor. A guarantee involves, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. UMTH’s exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the guarantee.
      As of December 31, 2005, UMTH had one outstanding limited repayment guarantee, which is cross guaranteed by UDF I, a related party. The total credit risk to UMTH under this guarantee is approximately $8.8 million, of which approximately $3.2 million has been borrowed against by the debtor. As of December 31, 2005, UMTH has also guaranteed three notes payable issued by related parties of UMTH to United Mortgage Trust, a related party. The total credit risk to UMTH under these three guarantees is approximately $12.0 million, of which approximately $9.3 million has been borrowed against by the debtors.

UMT HOLDINGS, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      To date, UMTH has not incurred losses from guarantees entered into, and the debt that is guaranteed is also collateralized.

M.	Related Party Transactions
      UMTH has entered into several related party transactions during 2005, 2004, and the period from March 14, 2003 (Inception) through December 31, 2003 (“2003”), as follows:

In 2005, 2004, and 2003 UMTH paid approximately $1,314,000, $1,065,000, and $542,500, respectively, in consulting fees to stockholders of the general partner and unitholders of UMTH, which are not employees of UMTH.

In 2005, 2004, and 2003 UMTH paid approximately $141,000, $125,000, and $64,000, respectively, in rent and utility reimbursement for office space during the period to a stockholder of the general partner, who owns the office building in which UMTH leases office space.

In 2005, 2004, and 2003 UMTH recognized approximately $179,000, $196,000 and $90,000, respectively, in mortgage service fee revenue through servicing agreements with related parties.

In 2005 UMTH recognized approximately $34,000, $1,570,000, and $253,000 in commitment, origination, and underwriting fees, respectively, for services provided to a related party. In 2004 UMTH recognized approximately $130,000, $964,000, and $190,000 in commitment, origination, and underwriting fees, respectively, for services provided to a related party. In 2003, UMTH recognized approximately $98,000, $190,000, and $40,600 in commitment, origination, and underwriting fees, respectively, for services from a related party. UMTH also receives a two percent asset management fee for management of this related party’s daily activities, which UMTH recognized in 2005, 2004, and 2003 in amounts of approximately $1,310,000, $637,000, and $63,000, respectively, related to such management services.

In 2005, 2004, and 2003 UMTH paid approximately $126,000, $78,000, and $38,000, respectively, to a related party, for management fees associated with real estate owned.

In 2003 UMTH sold approximately $386,000 of interim mortgage notes receivable to a related party, with full recourse, at UMTH’s cost basis. UMTH will continue to service such loans.

In 2003, a related party reimbursed UMTH for the use of certain staff members’ time, which was reported as a reduction to payroll expense and totaled approximately $165,000.

See Note E and Note L for other related party transactions.

N.	Proposed Merger
      In November 2003, UMTH extended a merger proposal to United Mortgage Trust under which would United Mortgage Trust would be merger with and in the Partnership. UMTH was organized by persons that include officers and owners of United Mortgage Trust and its advisor.
      UMTH, the general partner of UMTH and United Mortgage Trust entered into an Agreement and Plan of Merger, dated as of September 1, 2005. The merger is subject to the approval of holders of eighty percent of United Mortgage Trust’s outstanding shares of beneficial interest, as well as other customary closing conditions.
      The Agreement and Plan of Merger, as amended, provides that each holder of United Mortgage Trust’s shares of beneficial interest at the time of the closing of the merger would receive in exchange for each share of beneficial interest held, one 8.5% Class A Senior Subordinated Debenture issued by UMTH

UMT HOLDINGS, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(a “Class A Debenture”). The Class A Debentures will have a ten year term, an original principal amount of $20 and an annual interest rate of 8.5%, which interest shall be payable monthly.
      There can be no assurance that the proposed merger transaction will be consummated. The proposed transaction may only be completed in accordance with the applicable state and federal laws, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

UNITED MORTGAGE TRUST

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Trustees and Shareholders of
United Mortgage Trust
      We have audited the accompanying consolidated balance sheets of United Mortgage Trust as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Mortgage Trust at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
/s/ Whitley Penn LLP
Dallas, Texas
February 23, 2006

UNITED MORTGAGE TRUST
CONSOLIDATED BALANCE SHEETS

	December 31,

	2005	2004

ASSETS
Cash and cash equivalents	$5,548,421	$1,331,798
Mortgage investments:
Investment in trust receivable	5,815,712	17,749,231
Residential mortgages and contracts for deed foreclosed	1,494,122	867,591
Interim mortgages, affiliates	48,411,728	45,561,688
Interim mortgages	24,543,944	28,185,848
Interim mortgages foreclosed	2,426,532	2,025,830
Reserve for loan losses	(1,939,424)	(921,500)

Total mortgage investments	80,752,614	93,468,688
Line-of-credit receivable, affiliate	30,317,037	28,721,639
Accrued interest receivable	251,594	630,531
Accrued interest receivable, affiliate	1,294,829	3,375,970
Receivable from affiliate	377,685	379,298
Recourse obligations, affiliates	9,264,233	—
Equipment, less accumulated depreciation of $11,709 and $8,156, respectively	14,147	17,700
Other assets	2,083,731	1,272,637

Total assets	$129,904,291	$129,198,261

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Line-of-credit	$13,808,080	$12,030,000
Dividend payable	822,000	937,846
Accounts payable and accrued liabilities	114,583	75,098

Total liabilities	14,744,663	13,042,944
Commitments and contingencies	—	—
Shareholders’ equity:
Shares of beneficial interest; $.01 par value; 100,000,000 shares authorized; 7,854,037 and 7,683,050 shares issued, respectively; and 7,055,119 and 7,040,743 outstanding, respectively	78,541	76,831
Additional paid-in capital	138,130,095	134,750,434
Advisor’s reimbursement	397,588	397,588
Cumulative distributions in excess of earnings	(7,680,676)	(6,386,352)

	130,925,548	128,838,501

Less treasury stock, 797,582 and 642,307 shares, respectively at cost	(15,765,920)	(12,683,184)

Total shareholders’ equity	115,159,628	116,155,317

Total liabilities and shareholders’ equity	$129,904,291	$129,198,261

See accompanying notes to consolidated financial statements.

UNITED MORTGAGE TRUST
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,

	2005	2004	2003

Revenues:
Interest income, affiliates	$11,242,004	$9,140,931	$6,252,884
Interest income, non-affiliates	3,771,731	4,748,517	5,823,457

	15,013,735	13,889,448	12,076,341
Expenses:
Provision for loan losses	3,741,579	2,788,116	2,172,197
Interest expense	472,820	179,609	146,196
Loan servicing fees, affiliate	45,020	109,245	145,904
Trust administration fee, affiliate	887,464	945,005	729,935
General and administrative	620,618	401,465	292,990

	5,767,501	4,423,440	3,487,222

Net income	$9,246,234	$9,466,008	$8,589,119

Earnings per share of beneficial interest	$1.32	$1.34	$1.47

Weighted average shares outstanding	7,026,311	7,051,313	5,859,639

See accompanying notes to consolidated financial statements.

UNITED MORTGAGE TRUST
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years Ended December 31, 2005, 2004 and 2003

	Shares of Beneficial				Cumulative
	Interest		Additional		Distributions
			Paid-In	Advisor’s	in Excess of	Treasury
	Shares	Amount	Capital	Reimbursement	Earnings	Stock	Total

Balance at December 31, 2002	3,897,229	$38,972	$65,354,916	$397,588	$(1,535,323)	$(2,332,746)	$61,923,407
Proceeds from shares issued	2,525,499	25,255	44,241,276	—	—	—	44,266,531
Shares of beneficial interest released from potential redemption	1,048,144	10,481	20,943,729	—	—	—	20,954,210
Purchase of treasury stock	—	—	—	—	—	(6,460,302)	(6,460,302)
Distributions ($1.84 per share)	—	—	—	—	(10,782,292)	—	(10,782,292)
Net income	—	—	—	—	8,589,119	—	8,589,119

Balance at December 31, 2003	7,470,872	74,708	130,539,921	397,588	(3,728,496)	(8,793,048)	118,490,673
Proceeds from shares issued	211,752	2,118	4,198,288	—	—	—	4,200,406
Shares and adjustments not redeemed	426	5	12,225	—	—	—	12,230
Purchase of treasury stock	—	—	—	—	—	(3,890,136)	(3,890,136)
Distributions ($1.72 per share)	—	—	—	—	(12,123,864)	—	(12,123,864)
Net income	—	—	—	—	9,466,008	—	9,466,008

Balance at December 31, 2004	7,683,050	76,831	134,750,434	397,588	(6,386,352)	(12,683,184)	116,155,317
Proceeds from shares issued	170,987	1,710	3,379,662	—	—	—	3,381,372
Purchase of treasury stock	—	—	—	—	—	(3,082,736)	(3,082,736)
Distributions ($1.50 per share)	—	—	—	—	(10,540,559)	—	(10,540,559)
Net income	—	—	—	—	9,246,234	—	9,246,234

Balance at December 31, 2005	7,854,037	$78,541	$138,130,095	$397,588	$(7,680,676)	$(15,765,920)	$115,159,628

See accompanying notes to consolidated financial statements.

UNITED MORTGAGE TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2005	2004	2003

Cash flow from operating activities:
Net income	$9,246,234	$9,466,008	$8,589,119
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	3,741,579	2,788,116	2,172,197
Depreciation	3,553	3,544	1,276
Net amortization of discount on mortgage investments	14,307	16,136	(22,281)
Changes in assets and liabilities:
Accrued interest receivable	2,460,078	(552,677)	(1,536,736)
Other assets	(811,094)	(360,851)	(627,759)
Accounts payable and accrued liabilities	39,485	(77,077)	(398,705)

Net cash provided by operating activities:	14,694,142	11,283,199	8,177,111

Cash flow from investing activities:
Investment in residential mortgages and contracts for deed	(3,608,766)	(2,769,918)	(1,364,900)
Principal receipts on residential mortgages and contracts for deed	2,557,088	6,044,912	5,314,398
Proceeds from the sale of mortgage loans, securitization	7,262,009	9,455,520	—
Investment in interim mortgages	(81,202,207)	(77,448,678)	(99,815,148)
Principal receipts on interim mortgages	74,687,831	74,032,123	76,240,927
Line of credit receivable, affiliate	(1,595,398)	(22,628,146)	(6,093,493)
Receivable from affiliate	1,613	(320,181)	50,477

Net cash used in investing activities:	(1,897,830)	(13,634,368)	(25,667,739)

Cash flow from financing activities:
Proceeds from issuance of shares of beneficial interest	3,381,372	4,212,636	44,266,530
Net borrowings (payments) on lines-of-credit, payable	1,778,080	12,030,000	(6,245,000)
Purchase of treasury stock	(3,082,736)	(3,890,136)	(6,460,302)
Shares of beneficial interest redeemed	—	(611,970)	—
Distributions	(10,656,405)	(12,257,018)	(10,517,715)

Net cash provided by (used in) financing activities:	(8,579,689)	(516,488)	21,043,513

Net increase (decrease) in cash and cash equivalents	4,216,623	(2,867,657)	3,552,885
Cash and cash equivalents at beginning of year	1,331,798	4,199,455	646,570

Cash and cash equivalents at end of year	$5,548,421	$1,331,798	$4,199,455

Supplemental cash flow information:
Interest paid	$419,282	$130,974	$146,196

See accompanying notes to consolidated financial statements.

UNITED MORTGAGE TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

A.	NATURE OF BUSINESS
THE COMPANY
      United Mortgage Trust (the “Company”) is a Maryland real estate investment trust which qualifies as a real estate investment trust (a “REIT”) under federal income tax laws. The Company invests exclusively in first lien, fixed rate mortgages secured by single-family residential property throughout the United States (“Mortgage Investments”) and in secured loans to United Development Funding, L.P. (“UDF”), a Nevada limited partnership, that (a) originates and acquires loans for the acquisition and development of single-family home lots, referred to as land development loans, and enters into participation agreements with single-family residential real estate developers, referred to as equity participations. Such loans are originated by others to the Company’s specifications or to specifications approved by the Company. Most, if not all, of such loans are not insured or guaranteed by a federally owned or guaranteed mortgage agency.
      The Company has no employees. It pays UMT Advisors, Inc. a monthly trust administration fee for the services relating to the Company’s daily operations that the Advisor uses to pay its employees who are directly and indirectly involved in the day-to-day management of the Company. The Company’s Advisor and affiliated companies offices are located in Dallas, Texas.
THE ADVISOR
      The Company uses the services of UMT Advisors, Inc. (“UMTA” or the “Advisor”) to manage its day-to-day activities and to recommend investments for purchases. The Company’s President, Christine “Cricket” Griffin, is an employee of the Advisor, for which she serves as President. Ms. Griffin is also president of UMTH General Services, L.P., a wholly owned subsidiary of UMT Holdings, L.P. (“UMT Holdings”), and she is a limited partner of UMT Holdings.
      The Advisor is owned and controlled by Todd F. Etter and Timothy J. Kopacka, both of whom are limited partners of UMT Holdings. Mr. Etter is also a stockholder and director of the general partner of UMT Holdings, L.P., and the general partner of UDF. He is the sole owner of South Central Mortgage, Inc. (“SCMI”), a Texas corporation that has sold Mortgage Investments to the Company. In addition, he is a shareholder of Capital Reserve Group, Inc. (“CRG”) and Ready America Funding Corp. (“RAFC”), both Texas corporations that used funds borrowed from the Company to make loans to other borrowers and assign such loans to the Company as security for CRG and RAFC obligations to the Company. UMT Holdings is the parent company of UMTH Lending Company, L.P. (“UMTHLC”), a Delaware limited partnership that sells interim mortgages to the Company, REO Property Company, L.P., (“REOPC”), a Delaware limited partnership that provides services to the Company, and of Prospect Service Corp. (“PSC”), a Texas corporation that services the Company’s residential mortgages and contracts for deed.
ADVISORY AGREEMENT
      UMTA is responsible for the day-to-day operations of the Company and for seeking out, underwriting and presenting Mortgage Investments to the Company for consideration and purchase, under the guidance of the Company’s trustees. In that regard, it employs the requisite number of staff to accomplish these tasks, leases its own office space and pays its own overhead. The Company pays a trust administration fee for services rendered by the Advisor.

UNITED MORTGAGE TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying financial statements is as follows:
BASIS OF ACCOUNTING
      The accounts are maintained and the financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.
PRINCIPLES OF CONSOLIDATION
      The accompanying consolidated financial statements include accounts of the Company and its wholly-owned subsidiaries, UMT LT Trust and UMT Funding Trust. All significant intercompany accounts and transactions have been eliminated in consolidation.
USE OF ESTIMATES
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.
CASH AND CASH EQUIVALENTS
      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 2005 and 2004, the Company had $5,548,421 and $1,331,798, respectively, of investments in cash and cash equivalents.
RESIDENTIAL MORTGAGES, CONTRACTS FOR DEED AND INTERIM MORTGAGES
      Residential mortgages, contracts for deed and interim mortgages are recorded at the lower of cost or estimated net realizable value, net of discounts and loan acquisition costs paid to the Advisor. The Mortgage Investments are collateralized by real property owned by the borrowers.
      The loan acquisition fees and discounts on the notes are amortized using the effective interest method over the estimated life of the mortgages (5 and 1/2 years). At December 31, 2005 and 2004, the unamortized discount amounted to $302,318 and $327,049, respectively and the unamortized loan acquisition costs amounted to $359,850 and $398,888, respectively.
      The majority of residential mortgages and contracts for deed are 360 months real estate lien notes that are purchased by the Company from several sources, including SCMI, an affiliate of the Advisor. Interim mortgages are real estate lien notes purchased by the Company from various sources including affiliates of the Advisor. Interim mortgages have terms of 12 months or less. The Company is not a loan originator nor does it purchase Mortgage Investments for resale. The Company intends to hold Mortgage Investments for their lives.
      As of December 31, 2005, the Company’s interim mortgages had an average interest rate of 13.78%, an average annual yield of 12.98%, average loan-to-value ratio of 69.80%, average unpaid principal balance of $72,000 and a remaining term of under 12 months. As of December 31, 2005, the Company’s residential mortgages and contracts for deed has an average interest rate of 11.71%, average yield of 10.86%, average loan-to-value ratio of 86.36%, average unpaid principal balance of $53,000 and a remaining term of 321 months.

UNITED MORTGAGE TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Generally, the Company does not retain servicing rights on its Mortgage Investments. The Company relies on various servicing sources, including affiliated companies, to service its Mortgage Investments.
INTEREST INCOME ACCRUAL
      The Company’s portfolio of residential mortgages, contracts for deed, interim mortgages and UDF line of credit produce monthly interest income, however, the Company may not receive interest income on a particular loan if a borrower fails to make its monthly interest payment.
      The Company has two types of loans and its accrual method differs for them: nonrecourse loans and recourse loans.
      A nonrecourse loan is one that is not currently covered under a recourse agreement. The vast majority of the Company’s nonrecourse loans are residential mortgages and contracts for deed. A recourse loan is one that is covered under a recourse agreement that obligates either a third party guaranteeing the performance of a loan, or a borrower that has made a corresponding loan to another party (the “underlying borrower”), to repay the loan to the Company if the underlying borrower defaults. The vast majority of the Company’s recourse loans are interim mortgages made to borrowers that make corresponding loans which are pledged to the Company as security for the borrower’s obligations to the Company. All loans that the Company makes to affiliates of its Advisor are recourse loans.
      With respect to nonrecourse loans, the Company will accrue interest if determined based on the underlying borrower’s payment history and based on analysis by the loan servicing staff, when applicable, that the likelihood of an interest payment being made is probable. The Company will cease accruing interest when the likelihood an interest payment will be made is less than probable, generally if a payment is later than 60 days past due. If and when the loan is foreclosed, the Company no longer considers the property to be income producing and reclassifies it as foreclosed.
      With respect to recourse loans, the Company’s borrower, or a guarantor, is obligated to pay all interest accrued and principal at the end of the loan term, or extensions thereof. As a result, the Company continues to accrue interest on recourse loans even if the likelihood that the underlying borrower will make an interest payment is less than probable. Interest on recourse loans continues to accrue until the loan is fully paid off.
      There is no assurance that the interest income accrued by the Company will be paid by a borrower. When income is accrued with respect to a foreclosed loan, the Company sells the mortgage property and receives proceeds from the sale. The Company first applies the proceeds to any accrued interest related to the loan and then applies the balance of the proceeds to the outstanding loan balance. If the proceeds from the sale of the property are not sufficient to reduce the outstanding loan balance to zero, the remaining balance is referred to as the “charge-off amount”. The charge-off amount is recorded against the mortgage investment loss reserve: accrued interest income, plus the outstanding loan balance, less proceeds from the sale of the property equals the amount charged-off against loss reserves. If the loan was a recourse loan, the Company’s borrower or a guarantor is obligated to pay the remaining balance with interest. If the loan was a recourse loan, the borrower or guarantor, as applicable, would deliver a deficiency note (“deficiency note”) to the Company for the remaining balance.
      On March 30, 2006, but effective as of December 31, 2005, all outstanding amounts owed by certain of the Company’s affiliates under (1) loans made by the Company to such affiliates, (2) deficiency notes from such affiliates to the Company and (3) the estimated maximum future liability to the Company under recourse arrangements, were consolidated into secured, variable amount promissory notes delivered by such affiliates to the Company.

UNITED MORTGAGE TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
LOAN LOSS RESERVES
      Loss reserves are established when a trend becomes clear that indicates the current market value of foreclosed properties is less than the outstanding balances of loans plus accrued interest. A loss reserve is created based on a quarterly analysis of historical default rates and historical realization on foreclosed properties. It is calculated as the difference between the outstanding loan balance of a foreclosed property, plus accrued interest income, less the estimated proceeds from the sale of the foreclosed property. During 2005 the Company calculated its loan loss reserve at a rate of 42% of the unpaid principal balance of foreclosed residential mortgages and contracts for deed and 26% of foreclosed interim mortgages. It projected its residential mortgages and contracts for deed default rate at 7.75% of the remaining outstanding unpaid principal balance of the loans and reserved 42% of that figure. It projected its interim mortgage default rate at 1.55% of the remaining outstanding unpaid principal balance of the loans and reserved 26% of that figure.
      The changes in the reserve for loan losses during the years ended December 31, 2005, 2004, and 2003 are summarized as follows:

	2005	2004	2003

Balance, beginning of year	$922,000	$350,000	$—
Provision for loan losses	3,742,000	2,789,000	2,172,000
Loans charged off	2,725,000	2,217,000	1,822,000

Balance, end of year	$1,939,000	$922,000	$350,000

ACCOUNTING FOR AND DISPOSITION OF FORECLOSED PROPERTIES
      When the Company takes possession of real estate through foreclosure it attempts to resell the property to recover all costs associated with the default, including legal fees, transaction costs, and repair expenses. Repair expenses are capitalized as the Company treats them as a construction draw. Upon sale of the property, a gain or loss is recorded. Net gains are taxable and, if material, are distributed to shareholders as capital gains. Losses are expensed. The Company has elected to treat property acquired through foreclosure as “foreclosure property” and has reported it as such in the Company’s informational federal tax filings. In the event that a foreclosed property is sold for less than the book value associated therewith, the Company realizes a loss and classifies any amount received in excess of the Company’s basis as a capital contribution. If a foreclosed loan is subject to a recourse agreement with a third party and is not fully repaid, the third party delivers a new promissory note to the Company in the amount of the deficiency. These promissory notes are paid in installments and the Company recognizes amounts paid under these notes in excess of the Company’s basis in the relevant underlying loan as a capital contribution when such amounts are paid.
EQUIPMENT
      Equipment is recorded at cost and depreciated using the straight-line method over the five-year expected useful lives of the assets. Expenditures for normal maintenance and repairs are charged to expense as incurred, and significant improvements are capitalized.
INCOME TAXES
      The Company intends to continue to qualify as a REIT under the Internal Revenue Code of 1986 the (“Code”) as amended. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”), which is distributed to its shareholders provided that at least 90% of Taxable Income is distributed. No provision for taxes has been made in the financial statements, as the

UNITED MORTGAGE TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company believes it is in compliance with the requirements in the Code for the treatment as a REIT. Dividends paid to shareholders are considered ordinary income for income tax purposes.
EARNINGS PER SHARE
      The Company has adopted Statement of Financial Accounting Standard (“SFAS”) No. 128, Earnings Per Share. SFAS No. 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to shareholders by the weighted average number of shares outstanding for the period. Dilutive earnings per share reflects the potential dilution of securities that could share in the earnings of the Company. Because the Company’s potential dilutive securities are not dilutive, the accompanying presentation is only of basic earnings per share.
DISTRIBUTION POLICY AND DISTRIBUTIONS DECLARED
      The Company makes distributions each year (not including return of capital for federal income tax purposes) equal to at least 90% of the REIT’s taxable income. Since September 1997 the Company has made monthly distributions to its shareholders and intends to continue doing so. The trustees declare the distribution rate quarterly and make the distribution monthly for shareholders of record as of the 15th of the following month at the end of the following month. Although the Company does not intend to make distributions in excess of earnings, it has done so in each of the five years ended December 31, 2005.
SHARES OF BENEFICIAL INTEREST OPTIONS
      At December 31, 2005, 2004 and 2003, the Company had options to purchase shares of beneficial interest outstanding, which are described more fully in Note D. The Company accounts for its options to purchase shares of beneficial interest under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The pro forma effect on net income if the Company had applied the fair value of recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation as of the years ended December 31, 2005, 2004 and 2003 was nominal and is not disclosed.
FAIR VALUE OF FINANCIAL INSTRUMENTS
      In accordance with the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this statement and includes additional information in these notes to the Company’s financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of cash equivalents, accrued interest receivable, receivable from affiliate, accounts payable and accrued liabilities approximate the carrying value due to the relatively short maturity of these instruments. The carrying value of residential mortgages and contracts for deed, interim mortgages, line of credit receivable from affiliate, recourse obligations from affiliates and the Company’s line of credit payable also approximate fair value since these instruments bear market rates of interest. None of these instruments are held for trading purposes.
IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS
      In December 2004, the FASB issued SFAS 123R, “Share-Based Payment,” which is a revision of SFAS 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion 25, “Accounting for Stock Issued to Employees”. SFAS 123R focuses primarily on share-based payments for employee services, requiring these payments to be recorded using a fair-value-based method. The use of APB 25’s

UNITED MORTGAGE TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
intrinsic value method of accounting for employee stock options has been eliminated. As a result, the fair value of stock options granted to employees in the future will be required to be expensed. The impact on the results of operations of the Company will depend on the number of options granted and the fair value of those options. FASB 123R will be effective for the Company in 2006. Historically the number of options granted by the Company have been nominal and the Company does not believe SFAS 123R will have a significant impact on results of operations.
RECLASSIFICATIONS
      Certain prior year amounts have been reclassified to conform with the current year presentation.
C.     LINE-OF-CREDIT PAYABLE
      On November 8, 2004, with trustee approval, the Company entered into a three year loan agreement with a $15 million revolving credit facility. The line of credit payable was collateralized by certain interim mortgages. Interest on the outstanding balance accrues at the higher of the Prime Rate or the sum of the Federal Funds rate plus 1/2% per annum. With trustee approval, on December 27, 2005, the company amended the revolving credit facility to increase the amount available to borrow up to $17 million. Outstanding balance on the credit facility at December 31, 2005 and 2004 were $13,808,080 and $12,030,000, respectively.

D.	OPTIONS TO PURCHASE SHARES OF BENEFICIAL INTEREST
      For each year in which an Independent Trustee of the Company serves, the Trustee receives 5-year options vested upon grant to purchase 2,500 shares of Company stock at $20 per share.
      Following is a summary of the options transactions:

	2005	2004	2003

Outstanding at beginning of year	40,000	45,000	47,500
Granted	7,500	7,500	7,500
Expired	(10,000)	(12,500)	(10,000)
Exercised	—	—	—

Outstanding at end of year	37,500	40,000	45,000

Exercisable at end of year	37,500	40,000	45,000

Exercise price per share	$20.00	$20.00	$20.00

E.	RELATED PARTY TRANSACTIONS
      1) United Mortgage Trust has made loans to (a) CRG, which is owned by Todd Etter and William Lowe, (b) RAFC, which is owned by SCMI and two companies owned by Craig Pettit, Eastern Intercorp, Inc. and Ready Mortgage Corp. (“RMC”), and (c) SCMI, which is owned by Todd Etter, (these companies are referred to as the “originating companies”), each of which has used the funds to originate loans, which are referred to as “underlying loans,” that are pledged to United Mortgage Trust as security for such originating company’s obligations to United Mortgage Trust. When principal and interest on an underlying loan are due in full, at maturity or otherwise, the corresponding obligation owed by the originating company to United Mortgage Trust is also due in full.

UNITED MORTGAGE TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In addition, some of the originating companies have sold loans to United Mortgage Trust, referred to as the “purchased loans,” and entered into recourse agreements under which the originating company agreed to repay certain losses United Mortgage Trust incurred with respect to purchased loans.
      If the originating company forecloses on property securing an underlying loan, or United Mortgage Trust forecloses on property securing a purchased loan, and the proceeds from the sale are insufficient to pay the loan in full, the originating company has the option of (1) repaying the outstanding balance owed to United Mortgage Trust associated with the underlying loan or purchased loan, as the case may be, or (2) delivering an unsecured deficiency note in the amount of the deficiency to United Mortgage Trust.
      On March 30, 2006, but effective December 31, 2005, the Company and each originating company agreed to consolidate (1) all outstanding amounts owed as of December 31, 2005 by such originating company to the Company under the loans and under the deficiency notes described above and (2) the estimated maximum future liability to the Company under the recourse arrangements described above, into secured promissory notes. Each originating company issued to the Company a secured variable amount promissory note dated December 31, 2005 (the “Secured Notes”) in the principal amounts shown below, which amounts represent all principal and accrued interest owed as of such date. The initial principal amounts are subject to increase up to the maximum amounts shown below if the Company incurs losses upon the foreclosure of loans covered by recourse arrangements with the originating company. The Secured Notes (including related guaranties discussed below) are secured by a pledge by each originating company of the distributions on the Class C units, Class D units and Class EIA units of limited partnership interest of UMT Holdings.

	Initial Principal	Maximum Principal	Security Pledged by
Name	Amount	Amount	Originating Company

CRG	$2,725,442	$3,372,904	Distributions on 4,984 Class C Units
RAFC	$3,243,369	$5,274,436	Distributions on 6,739 Class C Units and all Class EIA Units
SCMI	$3,295,422	$3,448,643	Distributions on 4,000 Class C Units
      The Secured Notes bear interest at a rate of 10% per annum. The CRG and RAFC Secured Notes mature in 15 years. The SCMI Secured Note matures in approximately 22 years, which was the initial amortization of the deficiency notes from SCMI that were consolidated. The Secured Notes require the originating company to make monthly payments equal to the greater of (1) principal and interest amortized over 180 months and 264 months, respectively, or (2) the amount of any distributions paid to the originating company with respect to the pledged Class C units.
      The Secured Notes have also been guaranteed by the following entities under the arrangements described below, all of which are dated effective December 31, 2005:

•	UMT Holdings. This guaranty is of all amounts due under all of the Secured Notes and is unsecured.

•	WLL Ltd., an affiliate of CRG. This guaranty is of all amounts due under Secured Note from CRG is non-recourse and is secured by a pledge of distributions on 2,492 Class C Units and 732 Class D units of limited partnership interest of UMT Holdings held by WLL, Ltd.

•	RMC. This guaranty is non-recourse, is limited to 50% of all amounts due under the Secured Note from RAFC and is secured by a pledge of distributions on 3,870 Class C units of limited partnership interest of UMT Holdings.

UNITED MORTGAGE TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In addition, WLL Ltd. has obligations to UMT Holdings under an indemnification agreement between UMT Holdings, WLL, Ltd. and William Lowe, under which UMT Holdings is indemnified for certain losses on loans and advances made to William Lowe by UMT Holdings. That indemnification agreement allows UMT Holdings to offset any amounts subject to indemnification against distributions made to WLL Ltd. with respect to the Class C and Class D units of limited partnership interest held by WLL, Ltd. Because WLL, Ltd. has pledged distributions on these Class C and Class D units to the Company to secure its guaranty of Capital Reserve Corp.’s obligations under its Secured Note, UMT Holdings and the Company entered into an Intercreditor and Subordination Agreement under which UMT Holdings has agreed to subordinate its rights to offset amounts owed to it by WLL Ltd. to the pledge by WLL, Ltd. of distributions on such units to the Company.
      2) Capital Reserve Group, Inc. (“CRG”) is a Texas corporation that is 50% owned by Todd Etter, an officer and principal shareholder of the Advisor. CRG was in the business of financing home purchases and renovations by real estate investors. The Company loaned money to CRG to make loans to other borrowers. The unpaid principal balance of the loans at year end 2005 was approximately $2,030,000.
      3) Ready America Funding (“RAFC”) is a Texas corporation that is 50% owned by SCMI, which is owned by Todd Etter, who is Chairman of the Advisor. RAFC is in the business of financing interim mortgages for the purchase of land and the construction of modular and manufactured single-family homes placed on the land by real estate investors. The Company will continue to loan money to RAFC to fund obligations under existing loans to other borrowers which have been collaterally assigned to the Company. The unpaid principal balance of the loans at year end 2005 was approximately $21,087,000.
      4) UMT Holdings, L.P. (“UMT Holdings”) is a Delaware limited partnership which is in the real estate finance business. UMT Holdings and the Company have entered into an Agreement and Plan of Merger dated September 1, 2005. Christine “Cricket” Griffin, the Company’s President; Todd Etter and Tim Kopacka, who own 100% of the Company’s Advisor; Craig Pettit, who owns 100% of Ready Mortgage Corp., which in turn owns 50% of RAFC; and William Lowe, who owns 50% of CRG, are limited partners in UMT Holdings. Ms. Griffin and Mr. Kopacka are officers of UMTH General Services, L.P. and UMTH Funding Services, L.P., respectively, both subsidiaries of UMT Holdings. Mr. Etter is a shareholder and director of UMT Services, Inc., the general partner of UMT Holdings. REO Property Company (“REOPC”) is a subsidiary of UMT Holdings that provides real estate management services to the Company, Prospect Service Corp. is a subsidiary of UMT Holdings that acts as a mortgage servicer for the Company, and UMT Holdings holds a 99% limited partnership interest in UMTH Land Development, L.P., which holds a 50% profit interest in UDF and acts as UDF’s asset manager. UMT Holdings has guaranteed the obligations of CRG, RAFC and SCMI under the Secured Notes.
      UMTH Lending, L.P. (“UMTHL”) is a Delaware limited partnership owned by UMT Holdings. The Company has loaned and will continue to loan money to UMTHL to make loans to other borrowers. The loans are then collaterally assigned to the Company as security for the promissory note between UMTHL and the Company. The unpaid principal balance of the loans at year end 2005 was approximately $24,164,000.
      5) REOPC is a Texas limited partnership owned by UMT Holdings. Its mission is to manage and sell REO properties, including the Company’s, for which it receives a fee. The Company has loaned money to REOPC to acquire foreclosed properties from CRG. The unpaid principal balance of the loans at year end 2005 was approximately $788,000. The Company pays a monthly property management fee to REOPC for managing its REO properties. The fee is calculated as 0.8% of the Company’s basis in the property. Fees paid in 2005, 2004 and 2003, respectively, were approximately $24,000, $23,000 and $26,000. The Company paid real estate sales commissions to REOPC in 2005 of approximately $75,000. No commissions were paid to REOPC prior to 2005.

UNITED MORTGAGE TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      6) RMC, a Texas based real estate finance company, is owned by Craig Pettit, who is a limited partner of UMT Holdings. The Company loaned money to RMC to make loans to other borrowers. The loans were then collaterally assigned to the Company as security for the promissory note between RMC and the Company. The unpaid principal balance of the remaining loans at year end 2005 was approximately $192,000.
      7) United Development Funding, L.P. (“UDF”) is a Nevada real estate finance company in which UMT Holdings holds a limited partnership profit interest. On January 1, 2005, effective September 30, 2004, with Trustee approval the Company extended a secured line of credit to UDF in the amount of $30,000,000 with which they have funded loans to real estate developers. The principal balance at year end 2005 was approximately $30,317,000.
      Effective as of September 30, 2004, the Company entered into a First Amended and Restated Secured Line of Credit Promissory Note and an Amended and Restated Security Agreement (collectively, the “Amendment”) with UDF. The Amendment amended the existing revolving line of credit facility (“Loan”) to extend the term an additional five years and to increase the line of credit to $30 million. The purpose of the Loan is to finance UDF’s investments in real estate development projects. The Amendment has two components: the Long Term Investment portion (“LTI”) and the Bridge-Loan Investment portion (“BLI”).
      The entire Loan is secured by the pledge of all of UDF’s land development loans and equity investments. The UDF loans may be first lien loans or subordinate loans. The LTI portion may not exceed $12,000,000 and bears interest at an annualized percentage rate of 15% with interest payable monthly. The BLI portion may not exceed $18,000,000 and is secured by the pledge to the Company of UDF’s rights under first lien loans made by UDF to developers for the acquisition of pre-development residential real estate. The BLI portion is additionally secured by the pledge to the Company of all of UDF’s rights under the land development loans and equity investments UDF has made. The BLI portion bears interest at an annualized percentage rate of 13.5% with interest payable monthly.
      The Loan is subordinate to UDF Senior Debt, which consists of a loan guaranty to Colonial Bank in the amount of approximately $8,750,000 and a $10,000,000 line of credit provided by Coppermark Bank.
      8) SCMI is a Texas based mortgage bank of which the sole beneficial shareholder is Todd Etter, an officer and principal shareholder of the Advisor. Christine “Cricket” Griffin, the Company’s President and one of its trustees, was the Chief Financial Officer of SCMI from June 1995 until July 1996. The Company loaned money to SCMI to make loans to other borrowers. The loans were then collaterally assigned to the Company as security for the promissory note between SCMI and the Company. The unpaid principal balances of the remaining loans at year end 2005 was approximately $150,000.
      9) Loans made to affiliates of the Advisor. Below is a table of the aggregate principal amount of mortgages funded each year indicated, from the companies affiliated with the Advisor, and named in the

UNITED MORTGAGE TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
table and aggregate amount of draws made by UDF under the line of credit, during the three years indicated:

Affiliate Company	2005	2004	2003

CRG	$—	$1,704,000	$13,585,000
RAFC	$14,145,000	$24,203,000	$24,176,000
REOPC	$218,000	$894,000	$1,735,000
RMC	$1,129,000	$856,000	$13,431,000
SCMI	$—	$—	$128,000
UMTHLC	$33,058,000	$16,887,000	$17,198,000
UDF	$43,966,000	$48,856,000	$7,771,000
      All loans purchased from affiliates during the past three years have been purchased at par value.
      10) The Company has an Advisory Agreement with UMT Advisors, Inc. (“UMTA”). Under that agreement UMTA is paid a monthly trust administration fee. The fee is calculated monthly as 1/12 of 1/2 of 1% of the first $50,000,000 in income producing assets and 1/12 of 1% of assets exceeding $50,000,000. During 2005, 2004 and 2003 the fees paid were approximately $887,000, $945,000 and $730,000, respectively. The Company also paid fees to UMTA related to the Bayview transactions of $146,000 and $188,000 in 2005 and 2004, respectively.
      The terms of the UMTA Advisory Agreement calculates the acquisition fee (paid for sourcing suitable investments) as 3% of net offering proceeds (net offering proceeds are gross offering proceeds less commissions and marketing reallowances.) No acquisition fees paid were paid in 2005 and 2004. In 2003 fees totaled approximately $1,248,000.
      11) The Company pays a loan servicing fees to PSC, a subsidiary of UMT Holdings, under the terms of a Mortgage Servicing Agreement. The Company paid loan servicing fees of approximately $45,000, $109,000 and $146,000 during 2005, 2004 and 2003, respectively.

F.	MERGER AGREEMENT
      The Company, UMT Holdings and UMT Services, Inc., the general partner of UMT Holdings, have entered into an Agreement and Plan of Merger, dated as of September 1, 2005, as amended, under which the Company would be merged with and into UMT Holdings. The merger is subject to the approval of holders of eighty percent of the Company’s outstanding shares of beneficial interest, as well as other customary closing conditions.
      The Agreement and Plan of Merger provides that each holder of shares of beneficial interest of the Company at the time of the closing of the merger would receive in exchange for each share of beneficial interest held, one 8.5% Class A Senior Subordinated Debenture issued by UMT Holdings (a “Class A Debenture”). The Class A Debentures will have a ten year term, an original principal amount of $20 and an annual interest rate of 8.5%, which interest shall be payable monthly.

G.	COMMITMENTS AND CONTINGENCIES
CONCENTRATION OF CREDIT
      Financial instruments that potentially expose the Company to concentrations of credit risk are primarily temporary cash equivalents, mortgage notes receivable, investment in trust receivable, line of credit receivable, affiliate and recourse obligations from affiliates. The Company maintains deposits primarily in three financial institutions. The deposits may at times exceed amounts covered by insurance

UNITED MORTGAGE TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). At December 31, 2005, 2004, the Company had balances in two of the three institutions exceeding the FDIC insurance limits by approximately $5,408,000 and $1,479,000, respectively.
      At December 31, 2005 and 2004, 68% and 80%, respectively, of the Company’s investments were secured by property located in Texas. All of the Company’s mortgage investments are in the United States.
      The line of credit receivable, affiliate and recourse obligations, affiliates, are monitored by the Company for collectibility, and the Company believes the amounts will be fully collectible.

H.	QUARTERLY FINANCIAL DATA (UNAUDITED)
      Selected financial data (unaudited) for the years ended December 31, 2005 and 2004 is set forth below:

			Net Income	Weighted
			(Loss) Per Share	Average Shares
	Revenues	Net Income	Basic/Diluted	Outstanding

2005
First quarter	$3,542,742	$1,700,112	$0.24	7,031,366
Second quarter	3,723,820	2,846,816	0.40	7,030,468
Third quarter	3,877,168	2,600,441	0.37	7,003,263
Fourth quarter	3,870,005	2,098,865	0.30	7,040,149

For the year	$15,013,735	$9,246,234	$1.32	7,026,311
2004
First quarter	$3,304,618	$2,655,566	$0.38	7,039,222
Second quarter	3,190,536	2,471,506	0.35	7,064,757
Third quarter	3,404,317	2,462,450	0.35	7,049,777
Fourth quarter	3,989,977	1,876,486	0.26	7,051,494

For the year	$13,889,448	$9,466,008	$1.34	7,051,313
      The Company’s shares are not traded on an exchange. Until September 2005 when the Company announced that the Agreement and Plan of Merger was signed, it purchased shares from shareholders under its share repurchase plan. Under the plan the Company could purchase annually up to 5% of the outstanding shares at between $18 and $20 per share.

I.	INVESTMENT IN TRUST, RECEIVABLE
      Prior to the Bayview securitization in 2004, all residential mortgages and contracts for deed were transferred to a qualified special purpose entity, wholly-owned by the Company.

J.	SECURITIZATIONS
      On January 28, 2005, United Mortgage Trust and two of its wholly-owned subsidiaries, UMT LT Trust as the “Seller” and UMT Funding Trust as the “Depositor,” both Maryland real estate investment trusts, simultaneously entered into agreements described below for the securitization of $9,700,797 principal amount of United Mortgage Trust mortgage loans through the private issuance of $7,275,598 in 9.25% Class A Notes (“Notes”). The Notes, together with $2,425,199 in Class B Certificates (the “Certificates”), collectively referred to as the “Securities” were issued by Wachovia Bank as Trustee pursuant to a Trust Agreement dated as of January 1, 2005 between the Bank and the Depositor. The

UNITED MORTGAGE TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Class A Notes were then sold by the Depositor to Bayview Financial, L.P. (“Bayview”), pursuant to a Purchase Agreement dated as of January 26, 2005 (the “Note Purchase Agreement”) between Bayview, the Depositor and United Mortgage Trust. The Notes were sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended.
      The Securities evidence the entire beneficial ownership interest in a Trust Fund created under the Trust Agreement, which consists of a pool of performing first lien residential mortgage loans and contracts for deed (the “Mortgage Loans”) with an aggregate principal balance of $9,700,797 as of January 1, 2005. United Mortgage Trust transferred the Mortgage Loans (excluding the servicing rights) to the Seller as a capital contribution and the Seller sold the Mortgage Loans to the Depositor pursuant to a Mortgage Loan Sale Agreement dated as of January 1, 2005. The Investor and the securitization trust have no recourse to the Company’s other assets for failure of debtors to pay when due. The Company’s retained interests are subordinate to the Investor’s interests. The value of the transferred mortgage loans is subject to credit and prepayment risks. The Class B Certificates give the Depositor the right to receive all remaining monthly interest after all payments due on the Class A Notes and all principal and interest on the Mortgage Loans after retirement of the Class A Notes. The Class B Certificates will be retained by the Depositor.
      Simultaneously with the Depositor’s conveyance of the Mortgage Loans to the Trustee and pursuant to the terms of a Servicing Rights Transfer Agreement dated as of January 1, 2005 United Mortgage Trust, as owner of the servicing rights to the Mortgage Loans, transferred the servicing rights to the Mortgage Loans to Bayview and, pursuant to a SubServicing Agreement dated as of January 1, 2005 Prospect Service Corp., a related party of the Company, agreed with Bayview to act as sub-servicer of the Mortgage Loans.
      On April 13, 2004, the Company, through UMT LT Trust and UMT Funding Trust, completed a securitization of approximately $12.6 million in principal amount of mortgage loans carrying a weighted average interest rate of 11.66% and sold approximately $9.5 million of such securitized loans to Bayview Financial Trading Group, L.P. (“Investor”). In connection with the securitization, the Company retained servicing responsibilities and a $3.1 million subordinated interest. The Company will receive annual servicing fees of 0.5 percent of the outstanding balance, which the Company has assigned to PSC. The Company did not record a servicing asset or liability for the servicing rights retained as the fees will be paid directly to PSC.
      The Company has rights to future cash flows arising after the Investor in the securitization trust has received the return for which they are contracted, 9.25 percent.
      Gain or loss on the sale of the mortgage loans depends in part on the previous carrying value of the loans involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair market value at the date of transfer. To obtain fair values, quoted market prices are used if available. However, quotes were not available for the Company’s retained interests, so the Company estimated fair value based on the present value of future expected cash flows using management’s best estimate of the key assumptions: credit losses, prepayment rates and discount rates commensurate with the risks involved. The Company used an expected weighted-average life of 5.5 years. Based on expected credit losses of 1.5%, prepayment rate of 18.2% and a discount rate of 11.0%, no gain or loss was recognized related to the sale of these mortgage loans as the carrying value approximated the fair value at the date of the securitization.

UNITED MORTGAGE TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The sensitivity to an immediate 10% and 20% adverse change in the assumptions used to measure fair value of the securitized mortgage loans is as follows:

FOR THE 2005 SECURITIZATION
Prepayment speed assumption (annual rate):
Impact on fair value of 10% adverse change	$15,000
Impact on fair value of 20% adverse change	30,000

Expected credit losses (over remaining life of loans):
Impact on fair value of 10% adverse change	12,000
Impact on fair value of 20% adverse change	24,000

Residual cash flows discount rate (annual):
Impact on fair value of 10% adverse change	$221,000
Impact on fair value of 20% adverse change	433,000

FOR THE 2004 SECURITIZATION
Prepayment speed assumption (annual rate):
Impact on fair value of 10% adverse change	$9,000
Impact on fair value of 20% adverse change	18,000

Expected credit losses (over remaining life of loans):
Impact on fair value of 10% adverse change	$11,000
Impact on fair value of 20% adverse change	23,000

Residual cash flows discount rate (annual):
Impact on fair value of 10% adverse change	$213,000
Impact on fair value of 20% adverse change	418,000
      These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

ANNEX A
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
DATED AS OF SEPTEMBER 1, 2005
BY AND AMONG
UMT HOLDINGS, L.P.,
UMT SERVICES, INC.,
AND
UNITED MORTGAGE TRUST

A-i

A-ii

INDEX OF DEFINED TERMS

Page

Act	A-13
Advisor	A-27
Advisor Contracts	A-27
Affiliate	A-27
Agreement	A-1
Allocable Consideration	A-18
Articles of Merger	A-1
Blue Sky Laws	A-5
Certificate(s)	A-3
Certificate of Limited Partnership	A-2
Certificate of Merger	A-1
Class A Debenture	A-1
Closing	A-1
Closing Date	A-1
Code	A-27
Commitment	A-13
Competing Transaction
Confidentiality Agreement	A-18
Declaration of Trust	A-5
Deferred Arrangements	A-13
Delaware SOS	A-1
Department	A-1
Determination	A-27
Dissenting UMT Holder	A-4
Dissenting UMT Shares	A-4
DOT Amendments	A-5
DRULPA	A-1
Effective Time	A-2
Exchange Act
Exchange Fund	A-3
Exchange Ratio	A-2
Financial Advisors	A-7
GAAP	A-6
General Partner	A-1
Governmental Entity	A-3
HSR Act	A-6
Indebtedness	A-27
Indenture	A-27
Knowledge	A-27
Law	A-28
Laws	A-6
Lien	A-28
Limited Partner	A-1

A-iii

Page

Maryland Law	A-1
Material Contracts	A-7
Merger	A-1
Merger Consideration	A-2
MGCL	A-1
MRL	A-1
Outside Date	A-23
Paying Agent	A-2
Person	A-28
Proxy Statement/ Prospectus	A-28
Purchaser	A-1
Purchaser Break-Up Expenses	A-24
Purchaser Break-Up Fee	A-24
Purchaser Material Adverse Effect	A-8
Purchaser Materiality Qualifier	A-20
Purchaser Subsidiary	A-28
Registration Statement	A-28
Representative	A-16
SEC	A-6
Securities Act	A-5
shareholders	A-28
Shares of Beneficial Interest	A-1
Subsidiary	A-28
Superior Competing Transaction	A-22
Surviving Company	A-1
Surviving Partnership Agreement	A-2
Takeover Statute
Tax? or ?Taxes	A-28
Tax Return	A-28
Transaction Documents	A-28
Transfer and Gains Taxes	A-18
UMT	A-1
UMT Break-Up Expenses	A-24
UMT Bylaws	A-5
UMT Material Adverse Effect	A-4
UMT Materiality Qualifier	A-20
UMT Option	A-2
UMT Options	A-2
UMT SEC Documents	A-8
UMT Shareholder Approval	A-5
UMT Shareholder Meeting	A-28

A-iv

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 1, 2005, by and among UMT Holdings, L.P., a Delaware limited partnership (“Purchaser”), UMT Services, Inc., a Delaware corporation and sole general partner of Purchaser (“General Partner”), and United Mortgage Trust, a Maryland real estate investment trust (“UMT”).
RECITALS
      A. The General Partner has determined that it is advisable and in the best interest of Purchaser and its limited partners (each a “Limited Partner”) that, upon the terms and subject to the conditions set forth in this Agreement, for UMT to be merged with and into Purchaser, with the Purchaser continuing as the surviving entity in the merger (the “Merger”), in which each issued and outstanding share of Beneficial Interest of UMT (the “Shares of Beneficial Interest”) would be converted into the right to receive one Class A Senior Subordinated Debenture of Purchaser (a “Class A Debenture”).
      B. Upon the terms and subject to the conditions set forth herein, Purchaser and UMT desire to execute a Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”), and desire to execute Articles of Merger in substantially the form attached hereto as Exhibit B (the “Articles of Merger”) and desire to file such Certificate of Merger and Articles of Merger in accordance with Delaware and Maryland law, as applicable, to effectuate the Merger.
AGREEMENT
      In consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE I
THE MERGER
      Section 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 8-501.1 of the Maryland REIT Law (the “MRL”) (the MRL and the Maryland General Corporation Law (the “MGCL”) shall together be referred to as the “Maryland Law”) and Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), UMT shall be merged with and into Purchaser, with Purchaser being the surviving entity in the Merger (the “Surviving Company”).
      Section 1.2     [Reserved].
      Section 1.3     Closing. The closing of the Merger (the “Closing”) will take place commencing at 10:00 a.m., local time, on the date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”), at the offices of Gibson, Dunn & Crutcher LLP, 2100 McKinney, Suite 1100, Dallas, Texas, unless another date or place is agreed to in writing by the parties hereto.
      Section 1.4     Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article V, Purchaser and UMT shall execute and file the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland (the “Department”) and the Certificate of Merger with the Secretary of State of the State of Delaware (the “Delaware SOS”) and shall make all other filings and recordings required under such statutes with respect to the Merger. The Merger shall become effective upon the later of (i) the filing of the Certificate of Merger with the Delaware SOS or (ii) the filing of the Articles of Merger with the Department or at such other time which the parties hereto shall have agreed upon and designated in such filing in accordance with Delaware law and Maryland law, as applicable (the “Effective Time”).
      Section 1.5     Limited Partnership Agreement; Certificate of Limited Partnership. The Partnership Agreement shall, from and after the Effective Time of the Merger, be and become the Limited Partnership Agreement of the Surviving Company (the “Surviving Partnership Agreement”), until further amended in accordance with the terms of such Limited Partnership Agreement and applicable provisions of the DRULPA. The Certificate of Limited Partnership of Purchaser as in effect as of the Effective Time of the Merger (the “Certificate of Limited Partnership”) shall continue in full force and effect until further amended in accordance with applicable provisions of the DRULPA.
      Section 1.6     General Partner; Officers. The General Partner shall, from and after the Effective Time of the Merger, be and become the general partner of the Surviving Company until such time as it shall be removed or replaced in accordance with the Surviving Partnership Agreement and the DRULPA. The officers of Purchaser at the Effective Time of the Merger shall, from and after the Effective Time of the Merger, be and become the officers of the Surviving Company until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Partnership Agreement.
      Section 1.7     Conversion of Shares of Beneficial Interest in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares of Beneficial Interest or Limited Partner:

(a) Shares of Beneficial Interest Merger Consideration. Each Share of Beneficial Interest issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one (1) Class A Debenture issued by Purchaser (the “Exchange Ratio”). Fractional Shares of Beneficial Interest outstanding immediately prior to the Effective Time shall be converted into the right to receive a fractional Class A Debenture bearing the same fractional value as that of such fractional Share of Beneficial Interest. The foregoing Class A Debentures, which each Share of Beneficial Interest issued and outstanding immediately prior to the Effective Time shall represent a right to receive, shall, along with the right to receive any accumulated dividends, be hereinafter be referred to as the “Merger Consideration”. Following the Effective Time of the Merger, upon surrender of Certificates evidencing Shares of Beneficial Interest in accordance with Section 1.8, the Surviving Company shall pay to the holders of such Certificates as of the Effective Time of the Merger any such dividends which have accrued but which remain unpaid at the Effective Time.

(b) Stock Options and Restricted Stock. Each option to purchase Shares of Beneficial Interest (each, a “UMT Option” and collectively, the “UMT Options”) granted by UMT to UMT Trustees, employees and service providers which is outstanding immediately prior to the Effective Time of the Merger, whether or not then vested or exercisable, shall, at the Effective Time, be automatically converted into an option to purchase the same number of Class A Debentures on the same terms and subject to the same conditions as those applicable to such UMT Option immediately prior to the Effective Time.

(c) Adjustments to Merger Consideration. The Merger Consideration payable upon the cancellation of Shares of Beneficial Interest shall be adjusted to reflect fully the effect of any reclassification, combination, subdivision, split, reverse split, share dividend (including any share dividend or distribution of securities convertible into Shares of Beneficial Interest), reorganization, recapitalization or other like change with respect to Shares of Beneficial Interest (or for which a record date is established) after the date hereof and prior to the Effective Time of the Merger.
      Section 1.8     Surrender of Certificates.
      (a) Paying Agent. Prior to the Effective Time of the Merger, Purchaser shall designate a bank or trust company reasonably acceptable to UMT to act as agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates evidencing Shares of Beneficial Interest (each a

“Certificate” and collectively, the “Certificates”). Purchaser shall take all steps necessary to enable, and shall cause, the Surviving Company to provide to the Paying Agent immediately following the Effective Time of the Merger the Merger Consideration payable in exchange for the Shares of Beneficial Interest pursuant to Section 1.7 (such consideration being hereinafter referred to as the “Exchange Fund”).
      (b) Exchange Procedure. As soon as practicable after the Effective Time of the Merger, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person (as defined herein) shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Purchaser may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the Shares of Beneficial Interest formerly evidenced by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares of Beneficial Interest that is not registered in the transfer books of UMT, payment may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Purchaser that such Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the Merger Consideration (other than pursuant to the terms of any instrument constituting part of the Merger Consideration) or on any unpaid dividends payable upon surrender of any Certificate.
      (c) No Further Ownership Rights. Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares of Beneficial Interest formerly evidenced by such Certificate. At the close of business on the day on which the Effective Time of the Merger occurs the transfer books of UMT shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Company of the Shares of Beneficial Interest that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Company or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article I.
      (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares of Beneficial Interest for one year after the Effective Time of the Merger shall be delivered to the Surviving Company, upon demand, and any holder of Shares of Beneficial Interest who has not theretofore complied with this Article I shall thereafter look only to the Surviving Company for payment of its claim for Merger Consideration.
      (e) No Liability. Neither Purchaser nor the Surviving Company shall be liable to any Person for any part of the Merger Consideration or for unpaid dividends or for any distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law (as defined herein). Any amounts remaining unclaimed by holders of any such shares five years after the Effective Time of the Merger or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any federal, state, local government, or agency or any court, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
      (f) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate, the Merger Consideration.
      (g) Withholding Rights. Purchaser, the Surviving Company or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares of Beneficial Interest, such amounts as it is required to withhold with respect to such payments under the Code (as defined herein) or any other provision of state, local or foreign tax law.
      (h) Objectors’ Rights to an Appraisal. Anything in this Agreement to the contrary notwithstanding, each Share of Beneficial Interest outstanding immediately prior to the Effective Time of the Merger and held by a holder who has filed with UMT a written objection to the Merger, who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal (each a “Dissenting UMT Holder”) of such Share of Beneficial Interest in accordance with Section 8-501.1(j) of the MRL and Sections 3-201 et seq. of the MGCL, to the extent such sections of the MRL and MGCL provide holders of Shares of Beneficial Interest with appraisal rights in the Merger (“Dissenting UMT Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such Dissenting UMT Holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the MRL and the MGCL. If, after the Effective Time of the Merger, any such Dissenting UMT Holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting UMT Shares shall thereupon be treated as if such Shares of Beneficial Interest had been converted as of the Effective Time of the Merger into the right to receive the Merger Consideration, if any, to which such Dissenting UMT Holder is entitled, without interest or dividends thereon (other than pursuant to the terms of any instrument constituting part of the Merger Consideration). UMT shall give Purchaser (i) prompt notice of any demands received by UMT for appraisal of Shares of Beneficial Interest, attempted written withdrawals of such demands, and any other instruments served pursuant to Maryland Law and received by UMT relating to the rights of holders of Shares of Beneficial Interest to appraisal of their Shares of Beneficial Interest, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under Maryland Law. UMT shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for payment of fair value for Shares of Beneficial Interest, offer to settle or settle any such demands or approve any withdrawal of any such demands.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
      Section 2.1     Representations and Warranties of UMT. UMT represents and warrants to Purchaser as follows:

(a) Organization, Standing and Trust Power of UMT. UMT is a real estate investment trust formed, validly existing and in good standing under the Laws of the State of Maryland and has the requisite trust power and authority to own, lease and operate its properties and to carry on its business as now being conducted. UMT is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have or would not reasonably be expected to have a UMT Material Adverse Effect. For the purposes of this Agreement, a “UMT Material Adverse Effect” is any event, change, circumstance or effect which would have or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of UMT taken as a whole, or (ii) the ability of UMT to perform any of its obligations hereunder or consummate the transactions contemplated hereby, provided that a UMT Material Adverse Effect shall not include any change with respect to UMT resulting from or attributable to (X) general national, international or regional economic or financial conditions, (Y) the announcement, pendency or consummation of the transactions contemplated by this Agreement or the other Transaction Documents, or (Z) conditions generally affecting the industries in which UMT operates. UMT has heretofore made available to Purchaser true, complete and correct copies of UMT’s Declaration of Trust, as amended (the “Declaration of Trust”), and Bylaws, as amended (the “UMT Bylaws”).

(b) Capital Structure.

(i) As of the date of this Agreement, the authorized shares of beneficial interest of UMT consists of 100,000,000 Shares of Beneficial Interest, 7,034,770 of which were issued and outstanding as of June 30, 2005, 2005.

(ii) Set forth in Schedule 2.1(b)(ii) of the UMT Disclosure Letter is a true and complete list of the following:

(A) each UMT Option granted under any formal or informal arrangement (written or otherwise); and

(B) all other warrants or other rights to acquire Shares of Beneficial Interest, all share appreciation rights, phantom shares, dividend equivalents, performance units and performance shares which are outstanding on the date of this Agreement.

(iii) All outstanding Shares of Beneficial Interest of UMT are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of UMT having rights to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of UMT may vote.

(iv) Except as set forth in this Section 2.1(b) or in Schedule 2.1(b)(ii) of the UMT Disclosure Letter, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which UMT is a party or by which it is bound, obligating UMT to issue, deliver or sell, or cause to be issued, delivered or sold, additional Shares of Beneficial Interest, voting securities or other ownership interests of UMT to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(v) All dividends on Shares of Beneficial Interest which have been declared prior to the date of this Agreement have been paid in full.

(vi) Set forth on Schedule 2.1(b)(vi) of the UMT Disclosure Letter is a list of each registration rights agreement or other agreement between UMT and any other Person which sets forth the rights of any such Person to cause the registration of any securities of UMT pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to the securities laws of any State in the United States of America (the “Blue Sky Laws”).

(c) Authority; Non-Contravention; Consents.

(i) UMT has the requisite trust power and authority to enter into this Agreement and, subject to the requisite UMT shareholder approval of the Merger Agreement, the Merger, the amendments to UMT’s Declaration of Trust as described in Exhibit C (the “DOT Amendments”) and any other matters reasonably and timely requested by any other party to effectuate the transactions contemplated by this Agreement and the other Transaction Documents (collectively, the “UMT Shareholder Approval”), to consummate the transactions contemplated by this Agreement to which UMT is a party. The execution and delivery of this Agreement by UMT and the consummation by UMT of the transactions contemplated by this Agreement to which UMT is a party have been duly authorized by all necessary action on the part of UMT, except for and subject to the UMT Shareholder Approval. This Agreement has been duly executed and delivered by UMT and constitutes a valid and binding obligation of UMT, enforceable against UMT in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(ii) The execution and delivery of this Agreement by UMT does not, and the consummation of the transactions contemplated by this Agreement to which UMT is a party and compliance by UMT with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or cause the material loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of UMT under, (A) the Declaration of Trust or UMT Bylaws, each as amended or supplemented, (B) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise, license or other Material Contract (as defined in Section 2.1(f) below) applicable to UMT or its properties or assets or (C) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) applicable to UMT, or its properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not be reasonably expected to (x) have a UMT Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement.

No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to UMT in connection with the execution and delivery of this Agreement by UMT or the consummation by UMT of the transactions contemplated by this Agreement, except for (1) the filing by UMT with the Securities and Exchange Commission (the “SEC”) of the Registration Statement (as defined herein), (2) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Department, (3) the filing of the Certificate of Merger with, and the acceptance for the record of the Certificate of Merger by, the Delaware SOS, and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings:

(X) as are set forth in Schedule 2.1(c)(ii) of the UMT Disclosure Letter;

(Y) as may be required under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) laws requiring transfer, recordation or gains tax filings, (iii) federal, state or local environmental laws, or (iv) the Blue Sky laws, to the extent applicable; or

(Z) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent UMT from performing its obligations under this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, a UMT Material Adverse Effect.

(d) Financial Statements. The consolidated financial statements of UMT included in the documents filed by UMT with the SEC since December 31, 2000 through the date hereof (the “UMT SEC Documents”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of UMT and any UMT Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year end audit adjustments). Since December 31, 2004, there has not been a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of UMT and any UMT Subsidiaries taken as a whole.

(e) No Undisclosed Material Liabilities. Except as disclosed in the UMT SEC Documents, or as set forth in Schedule 2.1(e) of the UMT Disclosure Letter, there are no liabilities or obligations of UMT, whether (x) accrued, contingent, absolute or determined or (y) otherwise required by GAAP to be set forth on a balance sheet of UMT, other than: (i) liabilities adequately provided for on the balance sheet of UMT dated as of June 30, 2005 (including the notes thereto), or (ii) liabilities incurred in the ordinary course of business subsequent to June 30, 2005 that would not have or would not reasonably be expected to have a UMT Material Adverse Effect.

(f) No Default. Except as set forth in Schedule 2.1(f) of the UMT Disclosure Letter, UMT is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of, and no notice of any default or acceleration of Indebtedness has been received from any lender in connection with, any term, condition or provision of (i) the Declaration of Trust or the UMT Bylaws, (ii) any Material Contract (as defined herein), or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to UMT, except for, in the case of (ii) and (iii), defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a UMT Material Adverse Effect. Schedule 2.1(f) of the UMT Disclosure Letter includes an explanation of the nature of any such default disclosed therein, penalties associated therewith and actions taken by UMT, if any, to cure or renegotiate said contracts.

For purposes of this Agreement, with respect to UMT, “Material Contracts” shall mean (A) any loan or credit agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or other Indebtedness to any Person, including any such Indebtedness that may be incurred pursuant to an agreement already executed, other than Indebtedness in a principal amount less than $100,000 in the aggregate, (B) each material commitment, contractual obligation, borrowing, capital expenditure, agreement to acquire real property, or transaction entered into by UMT which may result in total payments by UMT in excess of $100,000, and (C) all other contracts and agreements that are material to UMT, or the conduct of the business of UMT, or the absence of which would, in the aggregate, have a UMT Material Adverse Effect.

(g) Litigation. There is no suit, action or proceeding pending, or, to the Knowledge of UMT, threatened against or affecting UMT or any UMT Subsidiary that would be likely to prevent the consummation of the transactions contemplated by this Agreement.

(h) Taxes. This Agreement shall constitute UMT’s plan of liquidation within the meaning of Section 562(b)(1) of the Code and UMT’s Board of Trustees will adopt this Agreement as such a plan of liquidation prior to the date on which the Effective Time occurs.

(i) Opinion of Financial Advisor. The Board of Trustees of UMT has received the opinion of Southwest Securities, Inc. (the “Financial Advisors”), dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Shares of Beneficial Interest (and such opinion of the Financial Advisors has not been withdrawn), a copy of which opinion will promptly be made available to Purchaser after receipt by the Board of Trustee of UMT.

(j) Vote Required. The affirmative vote of the holders of eighty percent (80%) of the outstanding Shares of Beneficial Interest other than those shares held by affiliates of Purchaser, the affirmative vote of a majority of the trustees of UMT and the and the unanimous vote of the independent trustees of UMT, are the only vote and approval required to approve the Merger, the DOT Amendments and the other transactions contemplated by the Transaction Documents.

(k) Beneficial Ownership of Shares of Beneficial Interest. UMT does not “beneficially own” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) any of the outstanding Shares of Beneficial Interest.

(l) No Competing Transactions. None of UMT, any UMT Subsidiary or Affiliate or any of their respective Representatives is engaged in any activities, discussions or negotiations with any parties with respect to any possible Competing Transaction.

(m) Proxy Statement/ Prospectus; Registration Statement. None of the information regarding UMT or its Subsidiaries provided by UMT for inclusion in, or incorporation by reference into, the Proxy Statement/ Prospectus or the Registration Statement will, in the case of the definitive Proxy Statement/ Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/ Prospectus and any amendment or supplement thereto and at the time of the UMT Shareholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(n) Dissenter’s Rights. After giving effect to the DOT Amendments, except as provided under Section 8-501.1(j) of the MRL with respect to the Merger, no dissenters’ or appraisal rights shall be available to holders of any securities of UMT or any Affiliates of UMT with respect to the Merger or the other transactions contemplated by the Transaction Documents.

(o) State Takeover Statutes; Partners Solicitation Materials. UMT has approved, or caused to be approved, this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby and has taken all actions and done all things necessary to exempt this Agreement, the Transaction Documents, the Merger and the transactions contemplated by this Agreement and the Transaction Documents from operation of any “fair price,” “business combination,” “moratorium,” “control share acquisition,” or any other takeover or anti-takeover statute or similar statute enacted under federal or state Laws of the United States or similar statute or regulation or any “rights plan” or “excess share” provisions (a “Takeover Statute”), including all such action such that each such Takeover Statute does not apply to this Agreement, the Transaction Documents, the Merger, or any of the transactions contemplated hereby or thereby.
      Section 2.2     Representations and Warranties of Purchaser. Each of General Partner and Purchaser represents and warrants to UMT as follows:

(a) Organization and Standing. Purchaser is a limited partnership, and General Partner is a corporation, and each is duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has made available to UMT complete and correct copies of its certificate of limited partnership and partnership agreement, and General Partner has made available to UMT complete and correct copies of its Certificate of Incorporation and Bylaws (including all amendments thereto through the date hereof). Each of General Partner and Purchaser is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their businesses or the ownership, operation or leasing of their properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate, would not have a Purchaser Material Adverse Effect. For purposes of this Agreement, a “Purchaser Material Adverse Effect” is any event, change, circumstance or effect which would have or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Purchaser taken as a whole, or (ii) the ability of the Purchaser to perform any of its obligations hereunder or consummate the transactions contemplated hereby; provided that a Purchaser Material Adverse Effect shall not include any change with respect to the Purchaser resulting from or attributable to (X) general national, international or regional economic or financial conditions, (Y) the announcement, pendency or consummation of the transactions contemplated by this Agreement or the other Transaction Documents, or (Z) conditions generally affecting the industries in which the Purchaser operates. The Purchaser has heretofore made available to UMT true, complete and correct copies of the Purchaser’s Agreement of Limited Partnership.

(b) Capital Structure.

(i) As of the date of this Agreement:

(A) the authorized capital stock of the General Partner consists of 1,000 shares of Common Stock, par value $.01 per share, 300 of which are issued and outstanding. Hollis M. Greenlaw, Todd F. Etter and Craig Pettit each hold 100 shares of Common Stock of the General Partner;

(B) the issued and outstanding limited partnership interests of Purchaser consist of 31,532 Class C Units and 9,819.2 Class D Units. In addition, the Purchaser has granted Class EIA Units to the persons described in Schedule 2.2(b)(i) of the Purchaser Disclosure Letter; and

(C) General Partner is the sole general partner of Purchaser.

(ii) Set forth in Schedule 2.2(b)(ii) of the Purchaser Disclosure Letter is a true and complete list of the following:

(A) each holder of Class C Units and Class D Units of Purchaser;

(B) all other warrants or other rights to acquire Purchaser’s Class C Units and Class D Units or other ownership interest in Purchaser, and all share appreciation rights, phantom shares, dividend equivalents, performance units and performance shares which are outstanding on the date of this Agreement.

(iii) All Class C Units, Class D Units and Class EIA Units of Purchaser are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Purchaser having rights to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Purchaser may vote.

(iv) Except as set forth in this Section 2.2(b) or in Schedule 2.2(b) of the Purchaser Disclosure Letter, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Purchaser or any Purchaser Subsidiary is a party or by which such entity is bound, obligating Purchaser or any Purchaser Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional Class C Units or Class D Units, voting securities or other ownership interests of Purchaser or any Purchaser Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(v) Set forth on Schedule 2.2(b)(vi) of the Purchaser Disclosure Letter is a list of each registration rights agreement or other agreement between Purchaser and any other Person which sets forth the rights of any such Person to cause the registration of any securities of Purchaser pursuant to the Securities Act or any Blue Sky Laws.

(c) Authority; No Violations; Consents and Approvals.

(i) Each of General Partner and Purchaser has all requisite power and authority to enter into the Transaction Documents to which they are parties and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of General Partner and all necessary partnership action on the part of the Purchaser. General Partner has received unanimous approval from its Board of Directors to approve the Agreement, the Merger, the Transaction Documents and the transactions contemplated hereby and thereby and no consent or approval of its shareholders is required for any of such transactions.

(ii) The Transaction Documents to which General Partner and Purchaser are or will be parties have been or will be duly executed and delivered by each of General Partner and Purchaser, as the case may be, and assuming the Transaction Documents to which General Partner, Purchaser or any of the Purchaser Subsidiaries is a party constitute the valid and binding obligation of General Partner, Purchaser or Purchaser Subsidiary, as the case may be, constitute or will constitute a valid and binding obligation of each of General Partner, Purchaser and Purchaser Subsidiary, as the case may be, enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(iii) The execution and delivery of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of General Partner or Purchaser or any of the Purchaser Subsidiaries under, require the consent or approval of any third-party lender or otherwise result in a material detriment to General Partner or Purchaser or any of the Purchaser Subsidiaries under, any provision of (A) the Certificate of Incorporation and Bylaws of General Partner, or the Certificate of Formation and Limited Partnership Agreement of Purchaser or any provision of the comparable charter or organizational documents of any of the Purchaser Subsidiaries, (B) any Material Contract applicable to General Partner or Purchaser or any of the Purchaser Subsidiaries, the respective properties or assets of General Partner or Purchaser, or any guarantee by General Partner or Purchaser or any of the Purchaser Subsidiaries, (C) any joint venture or other ownership arrangement to which General Partner, Purchaser or any of the Purchaser Subsidiaries is a party or are parties, or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 2.2(c)(iv) are duly and timely obtained or made, any judgment, order, decree or Law applicable to General Partner or Purchaser or any of the Purchaser Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of General Partner or Purchaser to perform its obligations hereunder or thereunder or prevent the consummation of any of the transactions contemplated hereby or thereby or result in a Purchaser Material Adverse Effect.

For purposes of this Agreement, with respect to General Partner, Purchaser and each Purchaser Subsidiary, “Material Contracts” shall mean (i) any loan or credit agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or other Indebtedness to any Person, including any such Indebtedness that may be incurred pursuant to an agreement already executed, other than Indebtedness in a principal amount less than $100,000 in the aggregate, (ii) each material commitment, contractual obligation, borrowing, capital expenditure, agreement to acquire real property, or transaction entered into by General Partner, Purchaser or a Purchaser Subsidiary which may result in total payments by Purchaser or any Purchaser Subsidiary in excess of $100,000, or (iii) all other contracts and agreements that are material to General Partner, Purchaser and the Purchaser Subsidiaries, taken as a whole, or the conduct of the business of General Partner, Purchaser and the Purchaser Subsidiaries, taken as a whole, or the absence of which would, in the aggregate, have a Purchaser Material Adverse Effect.

(iv) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to General Partner or Purchaser or any of the Purchaser Subsidiaries in connection with the execution and delivery by General Partner or Purchaser of the Transaction Documents to which Purchaser is a party or the consummation by Purchaser of the transactions contemplated hereby or thereby, except for: (1) the filing with the SEC of such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (2) the filing of the Certificate of Merger with, and acceptance for record of, the Certificate of Merger by, the Delaware SOS; (3) the filing of the Articles of Merger with, and the acceptance for record of, the Articles of Merger by the Department, and (4) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make would not reasonably be expected to materially impair the ability of General Partner or Purchaser to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or thereby or result in a Purchaser Material Adverse Effect.

(d) Litigation. There is no suit, action or proceeding pending, or, to the Knowledge of General Partner or Purchaser, threatened against or affecting Purchaser or any other Purchaser Subsidiary that would be likely to prevent the consummation of the transactions contemplated by this Agreement.

(e) Financial Condition of Purchaser; Operating Agreements. General Partner has provided to UMT true, complete and correct copies of the audited consolidated financial statements of Purchaser and the Purchaser Subsidiaries for the fiscal years ended December 31, 2003 and December 31, 2004. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited financial statements, to normal recurring adjustments, none of which are material, individually or in the aggregate), the consolidated financial position of Purchaser and the Purchaser Subsidiaries as of their respective dates and the consolidated statements of income and the consolidated statements of cash flows of Purchaser and the Purchaser Subsidiaries for the periods presented therein. Since December 31, 2004, there has not been a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of General Partner, Purchaser and the Purchaser Subsidiaries taken as a whole.

(f) No Undisclosed Material Liabilities. Except as disclosed in the financial statements referred to in Section 2.2(e), as set forth in Schedule 2.2(f) of the Purchaser Disclosure Letter or as otherwise would not reasonably be expected to have a Purchaser Material Adverse Effect, there are no liabilities of Purchaser or any of the Purchaser Subsidiaries, whether (x) accrued, contingent, absolute or determined, or (y) otherwise required by GAAP to be set forth in the balance sheet of the Purchaser, other than:

(i) liabilities adequately provided for on the balance sheet of Purchaser dated as of December 31, 2004 (including the notes thereto); or

(ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2004.

(g) No Default. Except as set forth in Schedule 2.2(g) of the Purchaser Disclosure Letter, neither Purchaser nor any of the Purchaser Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Certificate of Limited Partnership or Limited Partnership Agreement or any of the organizational documents of any of the Purchaser Subsidiaries, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Purchaser or any of the Purchaser Subsidiaries is now a party or by which Purchaser or any of the Purchaser Subsidiaries or any of their respective properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of the Purchaser Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

(h) Class B Indenture. Purchaser has provided UMT with a complete and correct copy of the indenture under which its Class B Junior Subordinated Secured Debentures have been issued. As of the date of this Agreement, there are Class B Junior Subordinated Secured Debentures outstanding with an aggregate principal value of no more than $3,000,000.

(i) Proxy Statement/ Prospectus; Registration Statement. None of the information regarding Purchaser or any of the Purchaser Subsidiaries provided by Purchaser for inclusion in, or incorporation by reference into, the Proxy Statement/ Prospectus or the Registration Statement will, in the case of the definitive Proxy Statement/ Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/ Prospectus and any amendment or supplement thereto and at the time of the UMT Shareholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
ARTICLE III
COVENANTS RELATING TO
CONDUCT OF BUSINESS PENDING THE MERGER
      The parties agree that, at all times before the earlier of (i) the Closing or (ii) the termination of this Agreement, they will comply with all covenants and provisions of this Article III, except to the extent (a) the other party may otherwise consent in writing, (b) otherwise required by applicable Law or (c) otherwise required or permitted hereby.
      Section 3.1     Conduct of Business by UMT.
      (a) UMT shall use all commercially reasonable efforts to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and consistent with past practice and use commercially reasonable efforts to preserve intact (i) its current business organization, goodwill, assets, ongoing businesses, and (ii) UMT’s status as a REIT within the meaning of the Code. UMT will promptly deliver to Purchaser true and correct copies of any report, statement, schedule or other document filed with the SEC by UMT subsequent to the date of this Agreement.
      (b) Without limiting the generality of the foregoing, except as set forth in Schedule 3.1(b) of the UMT Disclosure Letter, as otherwise contemplated by this Agreement or to the extent consented to in writing in advance by Purchaser, UMT shall not engage in, authorize or agree to:

(i) take any action that would prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of UMT’s Shares of Beneficial Interest or any other equity interests in UMT, except (1) the authorization and payment of monthly dividends with respect to the UMT Shares of Beneficial Interest on any monthly anniversaries of prior dividend record and payment dates in accordance with past practice, and at the same rate per share as the most recent monthly dividend, and (2) any distribution (or an increase in a distribution) by UMT that is the minimum amount necessary for UMT to maintain REIT status, or avoid the incurrence of any Taxes under Section 857 of the Code, avoid the imposition of any excise Taxes under Section 4981 of the Code;

(B) split, combine or reclassify any Shares of Beneficial Interest or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such Shares of Beneficial Interest or other equity interests, or take any similar action, or

(C) purchase, redeem or otherwise acquire any Shares of Beneficial Interest or the partnership interests, stock or other equity interests in any UMT Subsidiary or any options,

warrants or rights to acquire, or security convertible into, Shares of Beneficial Interest or the partnership interests, stock or other equity interests in any UMT Subsidiary;

(iii) issue, deliver, sell or grant any option or other material right in respect of any Shares of Beneficial Interest, any other voting or redeemable securities of UMT or any UMT Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, except in accordance with past practice;

(iv) amend the Declaration of Trust or the UMT Bylaws or any other comparable charter or organizational documents of any UMT Subsidiary, except as otherwise contemplated by this Agreement;

(v) merge, consolidate or consummate any other business combination transaction, with any Person;

(vi) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property (other than in the ordinary course of business, consistent with past practices) or other transaction involving nonrefundable deposits; or incur additional Indebtedness or guarantee the Indebtedness of another Person;

(vii) sell, mortgage, lease, subject to Lien or otherwise encumber or dispose of any material assets, or assign or encumber the right to receive income, dividends, distributions and the like or agree to do any of the foregoing;

(viii) issue or sell any debt securities or warrants or other rights to acquire debt securities of UMT or any UMT Subsidiary, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(ix) make or rescind any material election relating to Taxes (unless UMT reasonably determines that such action is required by Law or necessary to preserve UMT’s status as a REIT or the partnership status of any UMT Subsidiary which files Tax Returns as a partnership for federal tax purposes); provided, however, that nothing in this Agreement shall preclude UMT from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code;

(x) (A) change in any material respect (except as may be required by Law) any of its methods, principles or practices of accounting in effect or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $25,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2002, except as may be required by the SEC, changes in applicable Law or GAAP;

(xi) adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, grant new stock appreciation rights, or enter into or amend any employment agreement or similar agreement or arrangement or grant or become obligated to grant any increase in the compensation of officers or employees, except such changes as are required by Law or as deemed necessary by UMT to bring any plan, policy, arrangement or award (the “Deferred Arrangements”) in compliance with the requirements of Section 409A of the Code as amended by the American Jobs Creation Act of 2004 (the “Act”) or to preserve grandfathered status of amounts accrued under the Deferred Arrangements under Section 885(d) of the Act;

(xii) except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of UMT or any UMT Subsidiary;

(xiii) fail to use commercially reasonable efforts to comply or remain in compliance with all terms and provisions of any agreement relating to any outstanding Indebtedness of UMT or any UMT Subsidiary;

(xiv) enter into any agreement that contains a change of control or similar provision that would be violated by the consummation of the transactions contemplated hereunder;

(xv) enter into any agreements or contracts, or agree to amend such agreements or contracts, with a value of $100,000 in the aggregate, other than in the ordinary course of business consistent with past practices; or

(xvi) take, permit or cause any action or omission inconsistent with any of the foregoing covenants in this Section 3.1.
      Section 3.2     Conduct of Business by General Partner and Purchaser.
      (a) General Partner and Purchaser shall, and shall cause each of the Purchaser Subsidiaries to, use all commercially reasonable efforts to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill and ongoing businesses. General Partner will promptly notify UMT of any litigation having, to the knowledge of General Partner, potential liability to General Partner, Purchaser or any of the Purchaser Subsidiaries in excess of $50,000 or any complaint, investigation or hearing, of which General Partner has Knowledge, by a Governmental Entity involving General Partner, Purchaser or any of the Purchaser Subsidiaries.
      (b) Without limiting the generality of the foregoing, except as set forth in Schedule 3.2(b) of the Purchaser Disclosure Letter, as otherwise contemplated by this Agreement or to the extent consented to by UMT, which consent shall not be unreasonably withheld or delayed, neither General Partner nor Purchaser shall engage in or authorize or agree to:

(i) take any action that would prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

(ii) merge, consolidate or enter into any other business combination transaction with any Person, other than any such transactions that have an aggregate transactional value of $100,000 or less;

(iii) except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of General Partner, Purchaser or any of the Purchaser Subsidiaries; or

(iv) agree in writing or otherwise to take any action inconsistent with any of the foregoing.
      Section 3.3     Preparation of the Proxy Statement/ Prospectus; Shareholders’ Meeting.
      (a) Proxy Statement/ Prospectus and Registration Statement.

(i) Promptly following the execution of this Agreement, UMT and Purchaser shall prepare the Proxy Statement/ Prospectus, and Purchaser shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/ Prospectus will be included. UMT shall furnish to Purchaser all information concerning it as is required by the SEC in connection with the preparation of the Registration Statement. Purchaser shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger, and UMT shall use its commercially reasonable efforts to assist Purchaser in this regard. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement/ Prospectus and the Registration Statement and advise one another of any oral comments with respect to the Proxy Statement/ Prospectus and the Registration Statement received from the SEC. The parties will cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Proxy Statement/ Prospectus or the Registration Statement. No amendment or supplement to the Proxy Statement/ Prospectus or Registration Statement shall be filed without the approval of both parties, which approvals shall not be unreasonably withheld or delayed. The Proxy Statement/ Prospectus and the Registration Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

(ii) If at any time prior to the Effective Time, any event or circumstance relating to UMT, or its officers or trustees, should be discovered by UMT which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, UMT shall promptly inform Purchaser. If at any time prior to the Effective Time any event or circumstance relating to Purchaser, General Partner or any of their respective partners, officers or directors should be discovered by Purchaser which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Purchaser shall promptly inform UMT.

(iii) Prior to the Closing Date, Purchaser shall use its commercially reasonable efforts to cause the Class A Debentures to be issued pursuant to the Merger to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Class A Debentures to be issued pursuant to the Merger to be distributed in each such jurisdiction.

(iv) UMT shall furnish all information to Purchaser with respect to UMT and any UMT Subsidiaries as Purchaser requests based on Purchaser’s reasonable belief that such information is legally required to be included in the Proxy Statement/ Prospectus or Registration Statement and shall otherwise cooperate with Purchaser in the preparation and filing of the Proxy Statement/ Prospectus and Registration Statement. Purchaser and General Partner shall furnish all information to UMT with respect to Purchaser, General Partner and any Purchaser Subsidiaries as UMT requests based on UMT’s reasonable belief that such information is legally required to be included in the Proxy Statement/ Prospectus or Registration Statement and shall otherwise cooperate with UMT in the preparation and filing of the Proxy Statement/ Prospectus and Registration Statement.

      (b) Meeting of UMT Shareholders. UMT will take all steps necessary in accordance with the Declaration of Trust and the UMT Bylaws to duly call, give notice of, convene and hold the UMT Shareholder Meeting as soon as practicable (and, if it is practicable to obtain a quorum using commercially reasonable efforts within such time, no later than within 45 days) after the effectiveness of the Registration Statement, for the purpose of obtaining the UMT Shareholder Approval and for such other purposes as may be necessary. Subject to Section 6.1, UMT will, through the unanimous action of its independent Trustees and action of the UMT Board of Trustees, (i) approve both the Merger and the DOT Amendments and declare that both are advisable and direct that the Merger and DOT Amendments be submitted to the consideration of the shareholders of UMT for approval at the UMT Shareholder Meeting and (ii) recommend that the shareholders of UMT approve the Merger and the Proxy Statement will include such recommendation; provided, however, that should a quorum not be obtained at the UMT Shareholder Meeting, or if fewer Shares of Beneficial Interest than the number required therefor are voted in favor of approval and adoption of the transactions contemplated hereby, the UMT Shareholder Meeting shall be postponed or adjourned from time to time in order to permit additional time for soliciting and obtaining additional proxies or votes.
      Section 3.4     Access to Information.
      (a) General Partner and Purchaser Access. UMT shall afford to General Partner and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access upon reasonable prior notice and during normal business hours during the period prior to the Effective Time to all its properties (including for the purpose of conducting Phase I environmental assessments and such other environmental testing as shall be deemed desirable by Purchaser), books, contracts, commitments, personnel and records and, during such period, UMT shall furnish promptly to General Partner (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as General Partner may reasonably request. No investigation under this Section 3.4(a) or otherwise shall affect any of UMT’s representations or warranties contained in this Agreement or any condition to the obligations of the parties under this Agreement.
      (b) UMT Access. General Partner and Purchaser shall afford to UMT and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access upon reasonable prior notice and during normal business hours during the period prior to the Effective Time to all its properties (including for the purpose of conducting Phase I environmental assessments and such other environmental testing as shall be deemed desirable by Purchaser), books, contracts, commitments, personnel and records and, during such period, General Partner and Purchaser shall furnish promptly to UMT all information concerning its business, properties and personnel as UMT may reasonably request. No investigation under this Section 3.4(b) or otherwise shall affect any of General Partner or Purchaser’s representations or warranties contained in this Agreement or any condition to the obligations of the parties under this Agreement.
      Section 3.5     Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of General Partner, Purchaser and UMT agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary or desirable to obtain an approval, waiver or exemption from any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties; and (iii) the execution and delivery of any additional instruments necessary or desirable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In addition, each of Purchaser, General Partner and UMT agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any stay, temporary restraining order, injunction, or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity vacated or reversed. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers, trustees and directors of UMT, General Partner and Purchaser shall take all such necessary or desirable action. From the date of this Agreement through the Effective Time, UMT shall timely file, or cause to be filed, with the SEC all documents required to be filed with the SEC by UMT.
      Section 3.6     No Solicitation of Transactions.
      (a) No Solicitation. Subject to Section 6.1, during the term of this Agreement, UMT shall not, and shall not authorize or permit, directly or indirectly, any officer, trustee, employee, agent, investment banker, financial advisor, consultant, attorney, accountant, broker, finder or other representative (each, a “Representative”) of UMT or any of its Affiliates (other than Purchaser and Purchaser’s controlled Affiliates) to, directly or indirectly through any person, (i) initiate, solicit, encourage or facilitate (including by way of furnishing or disclosing nonpublic information or furnishing assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined herein), (ii) explore, enter into, maintain, or continue discussions or otherwise negotiate with any Person (other than Purchaser or Purchaser’s Affiliates or their respective Affiliates’ Representatives) in furtherance of such inquiries, proposal or action, with respect to a Competing Transaction, or (iii) enter into any agreement, arrangement or understanding requiring UMT or any of its Affiliates to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement and the other Transaction Documents.
      (b) UMT Trustees Actions. Subject to Section 6.1, the UMT Board of Trustees shall not (i) withdraw or modify, or propose to withdraw or modify, its recommendations in favor of the Merger or any of the other transactions contemplated by the Transaction Documents so as to oppose the Merger or any of the other transactions contemplated by the Transaction Documents, or (ii) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction.
      (c) Definition of Competing Transaction. For purposes of this Agreement, a “Competing Transaction” shall mean any inquiry, proposal or offer from any Person relating to any of the following (other than the transactions expressly provided for in this Agreement) involving UMT:

(i) any tender or exchange offer involving 50% of more of the Shares of Beneficial Interest of UMT;

(ii) any merger, consolidation or other business combination involving UMT or any of its Subsidiaries;

(iii) any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the assets of UMT and its Subsidiaries, taken as a whole, or 50% or more of the equity securities of UMT;

(iv) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of UMT and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions;

(v) any recapitalization or restructuring of UMT or any of its Subsidiaries;

(vi) any other transaction similar to any of the foregoing with respect to UMT or any of its Subsidiaries, other than the Merger; or

(vii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.
      Section 3.7     Public Announcements. UMT and General Partner shall consult with each other before issuing, or permitting their respective Affiliates to issue, any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, except any press release or other announcement which such party, on the advice of counsel, is required by law to issue or make within such time period as to make the foregoing procedure impractical, and in such case the party making such press release or announcement shall promptly provide a copy thereof to the other party or parties hereto. In this regard, the parties shall make a joint public announcement (the form and substance of which UMT and General Partner shall mutually agree to in advance) of the transactions contemplated by the Transaction Documents no later than (i) the close of trading on the New York Stock Exchange on the day this Agreement is signed, if such signing occurs during a business day or (ii) the opening of trading on the New York Stock Exchange on the business day following the date on which this Agreement is signed, if such signing does not occur during a business day.
      Section 3.8     Assistance. From and after the date of this Agreement, if Purchaser requests, UMT shall cooperate, and shall use its commercially reasonable efforts to cause UMT’s attorneys, accountants and other representatives to cooperate in all reasonable respects in connection with any financing efforts (including the refinancing or assumption of existing Indebtedness at Closing) of Purchaser or its Affiliates (including providing reasonable assistance in the preparation of one or more offering circulars, private placement memoranda, registration statements or other offering documents relating to debt or equity financing) and any other filings that may be made by Purchaser or its Affiliates, including, if applicable, with the SEC, all at the sole expense of Purchaser (or its Affiliates).

      Section 3.9     Proxy Solicitor. UMT shall engage a proxy solicitor reasonably acceptable to General Partner to assist in the solicitation of proxies from shareholders relating to the UMT Shareholder Approval.
      Section 3.10     Termination of Advisor Contracts. UMT shall use commercially reasonable efforts to terminate any and all Advisor Contracts (whether or not written) binding on UMT prior to the Closing.
      Section 3.11     Terms of Class A Debentures Approved. The General Partner shall establish the terms of the Class A Debentures by entering into an indenture substantially in the form of the Indenture and each of the Limited Partners shall have consented thereto. The General Partner and Purchaser shall use commercially reasonable efforts to ensure that every provision of the Class A Debentures, including, but not limited to, the repurchase program with respect to the Class A Debentures, complies with applicable Law.
ARTICLE IV
ADDITIONAL COVENANTS
      Section 4.1     Tax Treatment.
      (a) Purchase Price Allocation. On or prior to the Closing Date, Purchaser shall, with the consent of UMT (such consent not to be unreasonably withheld), reach agreement as to the manner in which the consideration to be paid pursuant to this Agreement, together with any assumed liabilities (the “Allocable Consideration”), shall be allocated among the assets of UMT. Such allocation shall be made in the manner required by Section 1060 of the Code and the regulations promulgated thereunder. In making such allocation the fair market values as reasonably determined by the parties shall apply. UMT and Purchaser hereby agree that IRS Form 8594 will be timely filed based on such fair market values, except as may be required by a Determination.
      (b) Tax Treatment of the Merger. Except as may be required by a Determination, the parties shall treat the Merger for all income tax purposes as a taxable purchase of assets by Purchaser in exchange for the allocable Merger Consideration for all income tax purposes, and a liquidating distribution of the Merger Consideration to the shareholders of UMT within the meaning of Section 562(b)(1) of the Code, including filing UMT final Tax Returns consistent with such treatment, and no party shall take any position inconsistent with such treatment.
      (c) Consistency Required. Neither Purchaser nor UMT will take (or permit its Affiliates to take) any action following the Closing that is inconsistent with UMT’s status as a REIT for any period, except as may be required by a Determination.
      Section 4.2     Transfer and Gains Taxes. Purchaser shall, with UMT’s cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together, with any related interests, penalties or additions to Tax, “Transfer and Gains Taxes”). From and after the Effective Time, Purchaser shall pay or cause to be paid all Transfer and Gains Taxes without deductions withheld from any amounts payable to the holders of Shares of Beneficial Interest.
      Section 4.3     Confidentiality. Each of UMT, Purchaser and General Partner will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the confidentiality provisions of the non-binding Term Sheet between UMT and Purchaser (the “Confidentiality Agreement”).
      Section 4.4     Repurchase Program. Subject to applicable Law, the General Partner and the Purchaser shall repurchase Class A Debentures in accordance with a repurchase program upon, but not limited to, the following terms (the “Repurchase Program”): (i) subject to clause (iv) of this Section 4.4, in any calendar year, the Purchaser will purchase for cash (in U.S. dollars) all Class A Debentures tendered for repurchase by holders of Class A Debentures up to ten percent (10%) of the total number of Class A Debentures outstanding at the beginning of such year at a repurchase price of $20.00 per Class A Debenture; (ii) purchases will be made on a quarterly basis on the Business Day that falls on the last day of each calendar quarter (or if such day is not a Business Day, on the next preceding day that is a Business Day); (iii) holders of Class A Debentures may withdraw tendered Class A Debentures at any time prior to repurchase; and (iv) the Purchaser will purchase Class A Debentures tendered for repurchase on a pro rata basis on the Business Day that falls on the last day of each calendar quarter (or if such day is not a Business Day, on the next preceding day that is a Business Day) in the event (a) the Repurchase Amount (as defined in the Indenture as of the date hereof) available for repurchase of Class A Debentures for such quarter is insufficient to satisfy all current repurchase requests or (b) satisfying all current repurchase requests would cause the Purchaser to exceed the limitation set forth in clause (i) of this Section 4.4. Subject to applicable Law, the General Partner and Purchaser shall maintain the Repurchase Program at all times Class A Debentures remain outstanding. The General Partner and Purchaser shall use all commercially reasonable efforts to ensure that every provision of the Indenture and the Class A Debentures, and the performance thereof, including, but not limited to, the operation of the Repurchase Program, complies with applicable Law.
      Section 4.5     Directors’ and Officers’ Insurance. Purchaser shall, or UMT may with the prior written consent of Purchaser, purchase a six (6) year extended reporting period endorsement (“runoff coverage”) under UMT’s existing directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred on or prior to the Effective Time. Notwithstanding the foregoing, in no event shall Purchaser or the Surviving Company be obligated to expend in the aggregate in excess of 250% of the annual premiums paid by UMT as of the date hereof for its directors’ and officers’ liability insurance (the “D&O Premium Cap”) for such directors’ runoff coverage in order to maintain or procure insurance coverage pursuant to this Section 4.5. If Purchaser or the Surviving Company is unable to obtain the insurance coverage required by this Section 4.5 for an aggregate amount less than or equal to the D&O Premium Cap, Purchaser or the Surviving Company, after consultation with UMT, shall obtain as much insurance coverage as can be obtained for the D&O Premium Cap.
ARTICLE V
CONDITIONS PRECEDENT
      Section 5.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of UMT and Purchaser to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholders Approval. The UMT Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, statute, rule, regulation, decree, ruling, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition enacted, entered, promulgated, issued or enforced by any Governmental Entity preventing the consummation of the Merger or any of the other transactions or agreements contemplated by the Transaction Documents shall be in effect.

(c) Registration Statement Declared Effective. The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act and Blue Sky Laws, if applicable, and no stop order with respect to the Registration Statement shall be in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities.

(d) Other Approvals. All consents, approvals, permits and authorizations required to be obtained from any Governmental Entity as indicated in Schedule 2.1(d)(iii) of the UMT Disclosure Letter in connection with the execution and delivery of this Agreement and the other Transaction

Documents and the consummation of the transactions contemplated hereby or thereby shall have been made or obtained (as the case may be).

(e) Terms of Class A Debentures Approved. The General Partner shall have established the terms of the Class A Debentures by entering into an indenture substantially in the form of the Indenture.

(f) Updated Opinion of Financial Advisors. The Board of Trustees of UMT shall have received an updated opinion of the Financial Advisors, dated as of a date within ten calendar days before or after the date the Registration Statement is declared effective by the SEC, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Shares of Beneficial Interest, a copy of which opinion will promptly be made available to Purchaser after receipt by the Board of Trustees of UMT.

      Section 5.2     Conditions to Obligations of General Partner and Purchaser. The obligations of General Partner and Purchaser to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by General Partner and Purchaser:

(a) Representations and Warranties. Each of the representations and warranties of UMT set forth in this Agreement shall be true and correct (without giving effect to any materiality, UMT Material Adverse Effect or any similar qualification or limitation in any representation and warranty (any such qualification or limitation, a “UMT Materiality Qualifier”)) as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except to the extent any representation or warranty is expressly limited by its terms to a specified date, the accuracy of which will be determined as of such specified date), except where the failure of such representations and warranties in the aggregate to be true and correct (without giving effect to any UMT Materiality Qualifier) would not or would not reasonably be likely to have a UMT Material Adverse Effect.

(b) Performance of Obligations of UMT. UMT shall have performed or complied with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time that are subject to a UMT Materiality Qualifier, and shall have performed or complied with in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time that are not so subject to a UMT Materiality Qualifier, and Purchaser shall have received a certificate signed on behalf of UMT by the Secretary of UMT to such effect.

(c) Material Adverse Change. Since the date of this Agreement, no UMT Material Adverse Effect shall have occurred. Purchaser shall have received a certificate signed on behalf of UMT by the Secretary of UMT to such effect.

(d) Consents. All consents and waivers from third parties necessary, set forth in Schedule 5.2(d) of the UMT Disclosure Letter in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Documents shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a UMT Material Adverse Effect.

(e) Termination of Advisor Contracts. Any and all Advisor Contracts shall have been terminated in a manner that will not result in the Surviving Company having any rights or liabilities thereunder at any time following the Closing.

(f) Limit on Persons Seeking Appraisal. Neither UMT nor any of the Trustees shall have received, prior to the UMT Shareholder Meeting, a demand for appraisal of Shares of Beneficial Interest or a written objection to the Merger or any of the transactions contemplated by the Transaction Documents from shareholders of UMT holding more than 200,000 Shares of Beneficial Interest as of the record date for the UMT Shareholder Meeting.

      Section 5.3     Conditions to Obligations of UMT. The obligations of UMT to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by UMT:

(a) Representations and Warranties. Each of the representations and warranties of General Partner and Purchaser set forth in this Agreement shall be true and correct (without giving effect to any materiality, Purchaser Material Adverse Effect or any similar qualification or limitation in any representation and warranty (any such qualification or limitation, a “Purchaser Materiality Qualifier”)) as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except to the extent any representation or warranty is expressly limited by its terms to a specified date, the accuracy of which will be determined as of such specified date), except where the failure of such representations and warranties to be in the aggregate true and correct (without giving effect to any Purchaser Materiality Qualifier) would not or would not reasonably be likely to have a Purchaser Material Adverse Effect, and UMT shall have received a certificate signed on behalf of Purchaser by the President of General Partner, in such capacity, to such effect.

(b) Performance of Obligations of General Partner and Purchaser. General Partner and Purchaser shall have performed or complied with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time that are subject to a Purchaser Materiality Qualifier, and shall have performed or complied with in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time that are not so subject to a Purchaser Materiality Qualifier, and UMT shall have received a certificate signed on behalf of Purchaser by the President of General Partner, in such capacity, to such effect.

(c) Material Adverse Change. Since the date of this Agreement, there shall have occurred no Purchaser Material Adverse Effect. UMT shall have received a certificate signed on behalf of Purchaser by the President of General Partner, in such capacity, to such effect.

(d) Consents. All consents and waivers from third parties necessary in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Documents shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
ARTICLE VI
TRUSTEE ACTIONS
      Section 6.1     Trustee Actions. Notwithstanding Section 3.6 or any other provision of this Agreement to the contrary, prior to the Effective Time:

(a) In the event that after the date hereof, UMT or any Representative of UMT or any of its Affiliates receives an unsolicited bona fide written inquiry or proposal from a third party with respect to a Competing Transaction, UMT shall notify Purchaser orally and in writing (as promptly as practicable but in any event within 24 hours) of all of the relevant details relating thereto (including the identity of the parties, price and other terms thereof), including any modification, amendment or change in respect thereto, including relating to a Competing Transaction, and shall promptly furnish to Purchaser in writing a copy of any inquiry or proposal in addition to any information provided to or by any third party relating thereto. UMT may furnish information to, or enter into discussions or negotiations with, such third party if, and only to the extent that, (A) the Board of Trustees of UMT after consultation with and having considered the advice of independent legal counsel, determines in good faith that (x) such Competing Transaction would, if consummated, constitute a Superior Competing Transaction (as defined herein) and (y) such action is necessary for the Board of Trustees to comply with their legal duties to UMT’s shareholders under applicable Law and (B) prior to taking such action, UMT (x) provides reasonable notice to Purchaser (but in any event no later than 72 hours before taking such action) to the effect that it is taking such action and (y) UMT receives from such third party an executed confidentiality agreement in reasonably customary form, the terms of which, as applicable to such third party, in any event are at least as stringent as those applicable to Purchaser in the Confidentiality Agreement. In the event the Board of Trustees is unable to determine whether the legal duties of the Board of Trustees to UMT’s shareholders under applicable Law require it to consider an unsolicited written inquiry, the Board of Trustees may make inquiry of such third party until the Board of Trustees is able to make such determination. Before providing any information to or entering into discussions or negotiations with any third party in connection with a Competing Transaction by such third party to the extent permitted pursuant to the immediately preceding sentence, UMT shall notify Purchaser of any Competing Transaction (including the material terms and conditions thereof and the identity of the person making it) as promptly as practicable after its receipt thereof (and in any event, no later than 24 hours from receipt), and shall provide Purchaser with a copy of any written Competing Transaction or amendments or supplements thereto, and shall thereafter promptly inform Purchaser of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Competing Transaction, and shall promptly give Purchaser a copy of any information delivered to such third party that has not previously been reviewed by Purchaser. UMT agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.1(a). UMT shall keep Purchaser fully apprised of the status (including amendments and proposed amendments) of any proposal relating to a Competing Transaction on a current basis, including promptly providing to Purchaser copies of any written communications between UMT and any Person relating to a Competing Transaction.

(b) Notwithstanding Section 3.5 or any other provision of this Agreement to the contrary, but subject to this Section 6.1(b), the Board of Trustees of UMT may, provided that it gives Purchaser five full business days’ prior written notice of its intention to do so, withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the Merger, may approve or recommend a Competing Transaction (or amendment or supplement thereto), or cause UMT to enter into an agreement with respect thereto, if and only to the extent that, the Board of Trustees of UMT, after consultation with and having considered the advice of independent legal counsel and the Financial Advisor (or any other investment bank of nationally recognized reputation), determines in good faith (after taking into account any proposal that may have been made by Purchaser at such time) that (x) a bona fide written proposal from a third party for a Competing Transaction received after the date hereof that was not, directly or indirectly, initiated, solicited or encouraged or knowingly facilitated by UMT or its Representatives that is more favorable to the holders of the Shares of Beneficial Interest than the transactions contemplated by this Agreement, and is reasonably capable of being consummated (a “Superior Competing Transaction”), and (y) such action is necessary for the trustees of UMT to comply with their legal duties to UMT’s shareholders under applicable Law. Any such withdrawal or modification of the recommendation shall not change the approval of UMT’s Trustees for purposes of causing any Takeover Statute or other state Law to be inapplicable to the transactions contemplated hereby.

(c) Nothing contained in this Section 6.1 shall prohibit UMT from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the UMT shareholders which, in the good faith reasonable judgment of the Trustees of UMT, based on the advice of independent legal counsel, is required under applicable Law.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
      Section 7.1     Termination. Subject to Section 7.2, this Agreement may be terminated at any time prior to the first to occur of the acceptance for record of the Articles of Merger by the Department or the filing of the Certificate of Merger with the Delaware SOS, whether before or after the UMT Shareholder Approval is obtained:

(a) by mutual written consent duly authorized by the General Partner and UMT;

(b) by Purchaser or General Partner,

(i) upon a material breach of any representation or warranty on the part of UMT set forth in this Agreement, or if any representation or warranty of UMT shall have become materially untrue, such that the conditions set forth in Section 5.2(a) or (b), as the case may be, would be incapable of being satisfied by June 30, 2006 (as otherwise extended by mutual written agreement by UMT and General Partner, the “Outside Date”), or

(ii) upon a material breach by UMT of one or more of its covenants or agreements contained in the Agreement and UMT has not cured such breach within 10 business days after notice by Purchaser thereof;

provided, however, that neither Purchaser nor General Partner may terminate this Agreement pursuant to either (i) or (ii) above if either Purchaser or General Partner has breached any of its obligations under this Agreement in any material respect and such breach remains uncured at the time of such desired termination.

(c) by UMT,

(i) upon a material breach of any representation or warranty on the part of General Partner or Purchaser set forth in this Agreement, or if any representation or warranty of General Partner or Purchaser shall have become materially untrue, such that the conditions set forth in Section 5.3(a) or (b), as the case may be, would be incapable of being satisfied by the Outside Date, or

(ii) upon a material breach by Purchaser or General Partner of one or more of its covenants or agreements contained in the Agreement and Purchaser or General Partner, as the case may be, has not cured such breach within 10 business days after notice by UMT thereof;

provided, however, that UMT may not terminate this Agreement pursuant to either (i) or (ii) above if UMT has breached any of its obligations under this Agreement in any material respect and such breach remains uncured at the time of such desired termination.

(d) by either Purchaser or UMT if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(e) by either Purchaser or UMT if the Merger shall not have been consummated by the Outside Date; provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement and not cured such breach by the Outside Date shall not be entitled to exercise its right to terminate under this Section 7.1(e);

(f) by either Purchaser or UMT if, upon a vote at a duly held UMT Shareholder Meeting, the UMT Shareholder Approval shall not have been obtained, as contemplated by Section 5.1(a);

(g) by either Purchaser or General Partner, if (i) prior to the approval of this Agreement at the UMT Shareholder Meeting, the Board of Trustees of UMT shall have withdrawn or modified in any manner adverse to Purchaser its approval or recommendation of the Merger of this Agreement in connection with, or approved or recommended, any Competing Transaction, (ii) UMT shall have entered into any agreement with respect to any Competing Transaction, or (iii) the Board of Trustees of UMT shall have resolved to do any of the foregoing;

(h) by either Purchaser or General Partner if, prior to the UMT Shareholder Meeting, the Board of Trustees shall have received a demand for appraisal of Shares of Beneficial Interest or a written objection to the Merger or any of the transactions contemplated by the Transaction

Documents from shareholders of UMT holding more than 200,000 Shares of Beneficial Interest as of the record date for the UMT Shareholder Meeting.

      A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.1 for any such termination.
      Section 7.2     Expenses; Break-Up Fees.
      (a) Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense.
      (b) UMT agrees that if this Agreement shall be terminated pursuant to Section 7.1(b) (and in the case of any such termination, Purchaser has not materially breached its representations and warranties or covenants (or, with regard to breaches of covenants, has cured any such breach prior to the date of the UMT Shareholder Meeting)), then UMT will pay to Purchaser, or as directed by Purchaser, an amount equal to the Purchaser Break-Up Expenses (as defined herein). Payment of any of such amounts shall be made in the form of a promissory note payable to the order of Purchaser (or its designee) which promissory note shall have a simple interest rate equal to the per annum rate of interest publicly announced by Citibank, N.A. as its prime or base rate in effect at its principal office in New York City from time to time plus 1.0% per annum and shall provide for the payment of the principal amount of the Purchaser Break-Up Expenses in twelve (12) equal monthly installments with a final maturity date no later than one year following the date of termination. For the purposes of this Agreement “Purchaser Break-Up Expenses” shall be an amount equal to $500,000 which the parties hereto agree represents a reasonable estimate of the out-of-pocket expenses Purchaser and General Partner have incurred or are likely to incur in connection with this Agreement and the transactions contemplated hereby (including all fees and expenses of attorneys, accountants, investment bankers, experts, financing sources and other advisors and consultants).
      (c) Purchaser agrees that if this Agreement shall be terminated pursuant to Section 7.1(c) (and in the case of any such termination, UMT has not materially breached its representations and warranties or covenants (or has cured any such breach prior to the date of the UMT Shareholder Meeting)), then Purchaser will pay to UMT, or as directed by Purchaser, an amount equal to the UMT Break-Up Expenses (as defined herein). Payment of any of such amounts shall be made in the form of a promissory note payable to the order of UMT (or its designee) which promissory note shall have a simple interest rate equal to the per annum rate of interest publicly announced by Citibank, N.A. as its prime or base rate in effect at its principal office in New York City from time to time plus 1.0% per annum and shall provide for the payment of the principal amount of the UMT Break-Up Expenses in twelve (12) equal monthly installments with a final maturity date no later than one year following the date of termination. For the purposes of this Agreement “UMT Break-Up Expenses” shall be an amount equal to $430,000 which the parties hereto agree represents a reasonable estimate of the out-of-pocket expenses UMT has incurred or is likely to incur in connection with this Agreement and the transactions contemplated hereby (including all fees and expenses of attorneys, accountants, investment bankers, experts, financing sources and other advisors and consultants).
      (d) UMT also agrees that if this Agreement is terminated pursuant to Section 7.1(g), then UMT shall pay to Purchaser, or as directed by Purchaser, an amount equal to the Purchaser Break-Up Fee (as defined herein). Payment of any of such amounts shall be made, as directed by Purchaser, by wire transfer of immediately available funds promptly following the earlier of the consummation of the Competing Transaction or the execution of a definitive agreement providing for a Competing Transaction. For purposes of this Agreement, the “Purchaser Break-Up Fee” shall be an amount equal to $3,000,000.
      (e) The foregoing provisions of this Section 7.2 have been agreed to by each of the parties hereto in order to induce the other parties to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.
      (f) In the event that either Purchaser or UMT is required to file suit to seek all or a portion of the amounts payable under this Section 7.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorneys’ fees and expenses, which it has incurred in enforcing its rights under this Section 7.2.
      Section 7.3     Effect of Termination. In the event of termination of this Agreement by either UMT or Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of General Partner, Purchaser or UMT, other than Section 7.2, this Section 7.3 and Article VIII.
      Section 7.4     Amendment. This Agreement may be amended by the parties in writing by action of the General Partner and the UMT trustees at any time before or after the UMT Shareholder Approval is obtained and prior to the earlier of the acceptance for record of the Articles of Merger by the Department or the filing of the Certificate of Merger with the Delaware SOS; provided, however, that, after the UMT Shareholder Approval is obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to UMT’s shareholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect UMT’s shareholders.
      Section 7.5     Extension; Waiver. At any time prior to the Effective Time, each of UMT and General Partner may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE VIII
GENERAL PROVISIONS
      Section 8.1     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
      Section 8.2     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) if to Purchaser or General Partner, to

UMT Services, Inc.
1702 N. Collins Blvd., Suite 100
Richardson, TX 75080
Attn: Hollis Greenlaw
Fax: (214) 237-9304

with a copy to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036
Attn: Stephen I. Glover, Esq.
Fax: (202) 251-5374

(b) if to UMT

United Mortgage Trust
5740 Prospect Avenue, Suite 1000
Dallas, Texas 75206
Attn: Christine Griffin
Fax: (214) 237-9304
Fax: (817) 354-6335

with a copy to:

Haynes and Boone LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
Attn: Gregory Samuel
Fax: (214) 651-5645

Butzel Long, P.C.
150 West Jefferson, Suite 900
Detroit, Michigan 48226
Attn: Robert A. Hudson
Fax: (313) 225-7080
      Section 8.3     Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
      Section 8.4     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
      Section 8.5     Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the other agreements entered into in connection with the transactions (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (ii) except for the provisions of (x) Article I, (y) Section 4.4 and (z) Section 4.5 with respect to the individuals currently serving as members of the Board of Trustees of UMT, are not intended to confer upon any Person other than the parties hereto any rights or remedies.
      Section 8.6     Governing Law; Waiver of Jury Trial.
      THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

      Section 8.7     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
      Section 8.8     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware State court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (i) consents to submit itself exclusively to the personal jurisdiction of the District Court in Delaware or any Delaware State court as well as the jurisdiction of any court from which an appeal may be taken from such courts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, including for the purpose of any litigation, proceeding or other action arising out of such party’s obligations under or with respect to this Agreement and the transactions contemplated hereby and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and expressly waives any and all objections such party may have to venue in such courts.
      Section 8.9     Exhibits; Disclosure Letter. All Exhibits and Schedules attached hereto, the Purchaser Disclosure Letter and the UMT Disclosure Letter are intended to be and hereby are specifically made a part of this Agreement.
ARTICLE IX
CERTAIN DEFINITIONS
      Section 9.1     Certain Definitions.
      “Advisor” means UMT Advisors, Inc., a Texas corporation that is presently providing certain management services for UMT.
      “Advisor Contracts” means that certain Advisory Contract by and among UMT and the Advisor, and any other contracts pursuant to which the Advisor or any affiliates of the Advisor are or will provide management services to UMT.
      “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Determination” shall have the meaning given to it in Section 1313(a) of the Code.
      “Indebtedness” shall mean with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money, whether secured or unsecured, (b) all obligations of such Person under such conditional sale or other title retention agreements relating to property purchased by such Person, (c) all lease obligations (capital or other) of such Person, (d) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (e) all guarantees of such Person of any such indebtedness of any other Person, and (f) any agreements to provide any of the foregoing.
      “Indenture” means an indenture pursuant to which the Class A Debentures of UMT Holdings, L.P. will be issued which shall be substantially in the form of the indenture attached hereto as Exhibit D.
      “Knowledge” where used herein with respect to UMT shall mean the actual (and not constructive or imputed) knowledge, after reasonable investigation, of the persons named in Schedule 9.1 of the UMT

Disclosure Letter and where used with respect to General Partner and Purchaser shall mean the actual (and not constructive or imputed) knowledge, after reasonable investigation, of Hollis M. Greenlaw, Todd F. Etter or Craig Pettit.
      “Law” means any statute, law, regulation, rule, order, decree, code, judgment, ordinance (including zoning law or building code) or any other applicable requirement of any Governmental Entity applicable to Purchaser or UMT or any of their respective Subsidiaries or any of the UMT Properties.
      “Lien” means any pledge, claim, lien, charge, encumbrance or security interests of any kind or nature whatsoever.
      “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
      “Proxy Statement/ Prospectus” shall mean the proxy statement/ prospectus to be distributed to the UMT shareholders in connection with the Merger and the transactions contemplated by this Agreement, including any preliminary proxy statement/ prospectus or definitive proxy statement/ prospectus filed with the SEC in accordance with the terms and provisions hereof. The Proxy Statement/ Prospectus shall constitute a part of the Registration Statement.
      “Purchaser Subsidiary” means a Subsidiary of the Purchaser.
      “Registration Statement” shall mean the Registration Statement on Form S-4 to be filed by UMT with the SEC to effect the registration under the Securities Act of the Class A Debentures to be issued to UMT shareholders pursuant to the Merger.
      “shareholders” when used (1) in connection with UMT shall refer to persons holding Shares of Beneficial Interest or any other equity security, or instrument convertible into any equity security, of UMT, and (2) in connection with Purchaser shall refer to the limited partners of Purchaser holding Class C Units and Class D Units or any other equity security, or instrument convertible into any equity security, of Purchaser.
      “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns 50% or more of the voting stock, value of or other equity interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity.
      “Tax” or “Taxes” shall mean any federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, sales, use, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto, whether disputed or not.
      “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
      “Transaction Documents” shall mean this Agreement, the Certificate of Merger, the Articles of Merger, the DOT Amendments, the Indenture and any other document or instrument to be executed and entered into by the parties hereto in connection with the Merger or any of the other transactions contemplated under this Agreement.
      “UMT Shareholder Meeting” means a meeting of the holders of Shares of Beneficial Interest of UMT and of each and every other class of equity security of UMT having a right to vote upon or approve the Merger, called pursuant to Section 3.3(b) by the appropriate officers of UMT for the purpose of approving (1) the Merger, this Agreement, any other transactions contemplated by the Transaction Documents, and such other matters as are required by law, the Declaration of Trust or the UMT Bylaws to be approved by the shareholders of UMT in order to consummate the Merger and the transactions contemplated herein and in the other Transaction Documents.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this as of the date first written above.

UMT:

United Mortgage Trust, a Maryland real
estate investment trust

By:	/s/ Christine “Cricket” Griffin

Title:	President

PURCHASER:

UMT Holdings, L.P., a Delaware limited
partnership

By: UMT Services, Inc., its sole general
partner

By:	/s/ Hollis Greenlaw

Hollis Greenlaw, President

GENERAL PARTNER:

UMT Services, Inc., a Delaware corporation

By:	/s/ Hollis Greenlaw

Hollis Greenlaw, President
Signature Page To United Mortgage Trust Merger Agreement

EXHIBIT A
DELAWARE CERTIFICATE OF MERGER
CERTIFICATE OF MERGER
of
UNITED MORTGAGE TRUST
(a Maryland real estate investment trust)
into
UMT HOLDINGS, L.P.
(a Delaware limited partnership)
Pursuant to Section 17-211 of the Delaware Revised Uniform Limited Partnership Act.

It is hereby certified that:
      1. The constituent entities (the “Constituent Entities”) participating in the merger herein certified are:

(i) United Mortgage Trust, which is organized under the laws of the State of Maryland (the “United Mortgage Trust”); and

(ii) UMT Holdings, L.P., which is organized under the laws of the State of Delaware (the “Surviving Limited Partnership”).
      2. An Agreement and Plan of Merger, dated as of September 1, 2005, by and among United Mortgage Trust and the Surviving Limited Partnership has been approved, adopted, certified, executed, and acknowledged by each of the Constituent Entities in accordance with the provisions of applicable laws of Maryland and Delaware, including subsection (b) of Section 17-211 of the Delaware Revised Uniform Limited Partnership Act.
      3. The name of the surviving limited partnership in the merger herein certified is “UMT Holdings, L.P.” which will continue its existence as said surviving limited partnership under the name “UMT Holdings, L.P.” upon the effective date of said merger pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act.
      4. The executed Agreement and Plan of Merger between the Constituent Entities is on file at an office of the Surviving Limited Partnership, the address of which is as follows:

UMT Holdings, L.P.
1702 N. Collins Boulevard, Suite 100
Richardson, TX 75080
Phone: (972) 889-7323
      5. A copy of the aforesaid Agreement and Plan of Merger will be furnished by the Surviving Limited Partnership, on request and without cost, to any partner of the Surviving Limited Partnership or any person holding an interest in United Mortgage Trust.
[Signature Page Follows]
Exhibit A To United Mortgage Trust Merger Agreement

      IN WITNESS WHEREOF, this Certificate of Merger, pursuant to Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, is hereby signed on behalf of the Surviving Limited Partnership by its sole general partner.

The Surviving Limited Partnership:

UMT Holdings, L.P.,
a Delaware limited partnership

By UMT Services, Inc.,
its sole general partner

Name:
Title:
Dated:                     , 200

EXHIBIT B
MARYLAND ARTICLES OF MERGER
EXHIBIT B
MARYLAND ARTICLES OF MERGER
UNITED MORTGAGE TRUST
UMT HOLDINGS, L.P.
ARTICLES OF MERGER
      THIS IS TO CERTIFY THAT:
      FIRST: United Mortgage Trust, a Maryland real estate investment trust (the “Merging Entity”) and UMT Holdings, L.P., a Delaware limited partnership, agree to merge in the manner hereinafter set forth (the “Merger”).
      SECOND: UMT Holdings, L.P. is the entity to survive the Merger (the “Surviving Entity”).
      THIRD: The Merging Entity is a real estate investment trust formed under the laws of the State of Maryland. The Surviving Entity is a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act on March 14, 2003. The Surviving Entity is not qualified or registered to do business in the State of Maryland.
      FOURTH: The principal office of the Merging Entity in the State of Maryland is located in Baltimore City. The Surviving Entity has no principal office in the State of Maryland.
      FIFTH: The Merging Entity owns no interest in land in the State of Maryland.
      SIXTH: The principal office of the Surviving Entity in the State of Delaware is c/o Corporation Service Company, Suite 400, 2711 Centerville Road, Wilmington, Delaware 19808. The name and address of the Surviving Entity’s resident agent in the State of Maryland are CSC Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202.
      SEVENTH: (a) The total number of shares of beneficial interest of all classes which the Merging Entity has the authority to issue and the number of shares of each class are as follows:

100,000,000 shares of beneficial interest, consisting of 100,000,000 common shares of beneficial interest, par value $.01 per share (“Merging Entity Common Shares”). The aggregate par value of all shares of all classes having a par value is $1,000,000.
      (b) The percentages of partnership interest of each class of partnership interest of the Surviving Entity and the class of partners and the respective percentage of partnership interests in each class of partnership interest are as follows:
      General Partner — 0.01%].
      Limited Partners –99.99%.
      EIGHTH: (a) Upon the Effective Time (as defined below), the Merging Entity shall be merged into the Surviving Entity. Thereupon, the Surviving Entity shall possess any and all purposes and powers of the Merging Entity; and all leases, licenses, property, rights, privileges, and powers of whatever nature and description of the Merging Entity shall be transferred to, vested in, and devolved upon the Surviving Entity, without further act or deed, subject to all of the debts, liabilities and obligations of the Merging Entity.
      (b) Each Merging Entity Common Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one Class A Senior Subordinated Debenture of the Surviving Entity (the “Merger Consideration”). All Merging Entity Common Shares, when converted as provided above, shall no longer
Exhibit B To United Mortgage Trust Merger Agreement

be outstanding and shall automatically cease to exist, and certificates that immediately prior to the Effective Time evidenced Merging Entity Common Shares shall thereafter represent only the right to receive the Merger Consideration.
      (c) The outstanding partnership interests of the Surviving Entity shall be unaffected by the Merger.
      NINTH: The terms and conditions of the transaction described in these Articles were duly advised, authorized and approved by the Merging Entity in the manner and by the vote required by the laws of the State of Maryland and the Second Amended and Restated Agreement and Declaration of Trust of the Merging Entity, as follows:
      (a) The Board of Trustees of the Merging Entity, at a duly called meeting, adopted a resolution declaring that the terms and conditions of the Merger described herein were advisable and directing that the Merger be submitted for consideration by the shareholders of the Merging Entity.
      (b) The shareholders of the Merging Entity entitled to vote on the Merger, at a duly called meeting, approved the Merger on substantially the terms and conditions set forth herein.
      TENTH: The terms and conditions of the transaction described in these Articles were duly advised, authorized and approved by the Surviving Entity in the manner and by the vote required by the laws of the State of Delaware and the Agreement of Limited Partnership of the Surviving Entity, as follows:

The board of directors of the general partner of the Surviving Entity, by unanimous written consent, adopted a resolution approving the Merger on substantially the terms and conditions set forth herein.
      ELEVENTH: The Merger shall become upon the later of (a) the filing of the Certificate of Merger relating to the Merger with the Secretary of State of the State of Delaware or (b) the acceptance for record of these Articles by the State Department of Assessments and Taxation of Maryland (the “Effective Time”).
      TWELFTH: Each of the undersigned acknowledges these Articles to be the act and deed of the entity on whose behalf he has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the entity on whose behalf he has signed are true in all material respects and that this statement is made under the penalties of perjury.
[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this                     day of                     , 2005.

ATTEST:	UNITED MORTGAGE TRUST

By:	By:
(SEAL)

Name:	Name:
Title: Secretary	Title: President

WITNESS:	UMT HOLDINGS, L.P.

By: UMT Services, Inc, its sole general partner

By:	By:
(SEAL)

Name:	Name: Hollis Greenlaw
Title:	Title: President

EXHIBIT C
ARTICLES OF AMENDMENT
      United Mortgage Trust, a Maryland real estate investment trust (the “Trust”) hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Declaration of Trust of the Trust (the “Declaration of Trust”) is hereby amended by deleting therefrom in their entirety the provisions of Article XIV and replacing them with the following:

“The Trust shall not participate in any proposed Rollup which would place the cost of the transaction on the Trust if the Rollup is not approved by the Shareholders; provided, however, that nothing shall be construed to prevent participation in any proposed Rollup which would result in Shareholders having rights and restrictions comparable to those contained herein..”

SECOND: The amendment to the Declaration of Trust as set forth above has been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

THIRD: The undersigned President acknowledges these Articles of Amendment to be the trust act of the Trust and as to all matters of facts required to be verified under oath, the undersigned President acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
      IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President, and attested to by its Secretary, on this      day of                     2005.

ATTEST:	UNITED MORTGAGE TRUST

	By:		(Seal)

Name: Douglas R. Evans		Name: Christine Griffin
Title: Secretary		Title: President

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
      THIS FIRST AMENDMENT (the “Amendment”) to the Agreement and Plan of Merger dated as of September 1, 2005 by and among UMT Holdings, L.P., a Delaware limited partnership (“Purchaser”), UMT Services, Inc., a Delaware corporation and sole general partner of Purchaser (“General Partner”), and United Mortgage Trust, a Maryland real estate investment trust (“UMT”) (the “Merger Agreement”), is entered into as of February 1, 2006. All capitalized terms used herein but not defined herein have the meaning given such terms in the Merger Agreement.
RECITALS
      WHEREAS, the parties hereto desire to amend the Merger Agreement to modify certain provisions related to the termination of the Merger Agreement.
AMENDMENT
      NOW, THEREFORE, in consideration of the foregoing, of mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Merger Agreement as follows:

1. Section 7.2(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“[Reserved]”

2. Exhibit C to the Merger Agreement shall be replaced in its entirety with the Articles of Amendment attached hereto.

3. Exhibit D to the Merger Agreement shall be replaced in its entirety with the form of Indenture attached hereto.

4. Except as modified herein, the terms and conditions of the Merger Agreement shall remain unchanged and are hereby ratified and confirmed. All references to the Merger Agreement from and after the date herein shall refer to the Merger Agreement as amended by this Amendment.

5. All the terms and provisions of this Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

6. This Amendment shall be governed by and construed in accordance with, the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

7. If any term or other provision of this Amendment is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Amendment shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Amendment so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

8. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original. This Amendment and any counterpart so executed shall be deemed to be one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Amendment as of the date first above written.

UMT:

United Mortgage Trust, a Maryland real
estate investment trust

By:

Its:
Title:

PURCHASER:

UMT Holdings, L.P., a Delaware limited
partnership

By: UMT Services, Inc., its sole general partner

By:

Hollis Greenlaw, President

GENERAL PARTNER:

UMT Services, Inc., a Delaware corporation

By:

Hollis Greenlaw, President

ANNEX B
[Southwest Securities, Inc. Stationery]
September 1, 2005
Board of Trustees
United Mortgage Trust
5740 Prospect Avenue, Suite 1000
Dallas, Texas 75206
Ladies and Gentlemen:
      You have requested our opinion as investment bankers as to the fairness from a financial point of view to the holders, other than Michele A. Cadwell, Todd F. Etter, Douglas R. Evans, Hollis M. Greenlaw, Christine A. Griffin, Paul R. Guernsey, Timothy J. Kopacka and Richard D. O’Connor, Jr., of the outstanding shares of beneficial interest, par value $0.01 per share (the “Shares”), of United Mortgage Trust, a Maryland Business Trust (the “Unaffiliated Shareholders”), of the Merger Consideration (as defined below) to be received by such holders, pursuant to the Agreement and Plan of Merger dated September 1, 2005, among UMT Holdings, L.P., a Delaware limited partnership (“UMT Holdings”), UMT Services, Inc. and United Mortgage Trust (the “Agreement”). We understand that pursuant to the Agreement, United Mortgage Trust will be merged with and into UMT Holdings (the “Merger”) and each outstanding Share of United Mortgage Trust will be converted into the right to receive one 8.5% Class A Senior Subordinated Debenture due 2014 of UMT Holdings in the original principal amount of $20.00 (all such rights are collectively referred to herein as the “Merger Consideration”).
      As part of our investment banking services, we are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.
      We are acting as financial advisor to United Mortgage Trust in connection with the Merger and will receive a fee for our services. The opinion fee is not contingent upon the consummation of the Merger. In addition, United Mortgage Trust has agreed to indemnify us for certain liabilities arising out of our engagement.
      In the course of performing our review and analysis for rendering this opinion, we have: (i) reviewed the Agreement and a draft of the proxy statement/ prospectus on Form S-4 to be filed by United Mortgage Trust in connection with the Merger; (ii) reviewed and analyzed certain publicly available financial and other data with respect to United Mortgage Trust and UMT Holdings and certain other relevant historical operating data relating to United Mortgage Trust and UMT Holdings made available to us from published sources and from the internal records of United Mortgage Trust and UMT Holdings; (iii) conducted discussions with members of the senior management of United Mortgage Trust and UMT Holdings with respect to the business prospects and financial outlook of United Mortgage Trust, UMT Holdings and the combined company, as well as the strategic rationale for and potential benefits of the Merger; (iv) compared certain financial information for United Mortgage Trust with similar information for certain other companies, the securities of which are publicly traded; (v) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of selected precedent transactions which we deemed generally comparable to this transaction; and (vi) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.
      With respect to the data and discussions relating to the business prospects and financial outlook of United Mortgage Trust and UMT Holdings, we have assumed, at the direction of management of United Mortgage Trust and UMT Holdings and without independent verification, that such data has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of United Mortgage Trust and UMT Holdings as to the future financial performance of

United Mortgage Trust, UMT Holdings and the combined company and that the combined company will perform substantially in accordance with such financial data and estimates. We have further relied on the assurances of senior management of United Mortgage Trust and UMT Holdings that they are unaware of any facts that would make such business prospects and financial outlook incomplete or misleading. The business prospects and financial outlook are based upon numerous variables and assumptions that are inherently uncertain, including without limitation, factors relating to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the business prospects and financial outlook reviewed by us.
      In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by United Mortgage Trust and UMT Holdings (including, without limitation, the financial statements and related notes thereto of United Mortgage Trust and UMT Holdings), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities (contingent or otherwise) of United Mortgage Trust or UMT Holdings, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of United Mortgage Trust or UMT Holdings. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims. We have also assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any regulatory restrictions, conditions, amendments or modifications.
      Our opinion is subject to the assumptions and conditions set forth herein, speaks only as of the date hereof, is based on market, economic, financial, legal and other conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm our opinion.
      Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Trustees of United Mortgage Trust in connection with its consideration of the Merger. Copies of our opinion may be included in your proxy statement or registration statement and shown or provided to holders of Shares of United Mortgage Trust and any properly interested regulatory agencies (such as the Securities and Exchange Commission) in connection with the Merger; however, copies may not be shown or provided to any other person (except attorneys and accountants for United Mortgage Trust) without our prior written approval. Further, our opinion may not be quoted in part, paraphrased, summarized or described in any writing including the foregoing proxy statement or registration statement provided to any person who is not an employee or director of United Mortgage Trust or an attorney or accountant for United Mortgage Trust without our prior written approval of the relevant portion of such writing.
      Our opinion does not address the merits of the underlying decision by United Mortgage Trust to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which United Mortgage Trust might engage. We were not authorized to solicit, and did not solicit, other potential parties with respect to a business combination with United Mortgage Trust.
      Our opinion addresses solely the fairness, from a financial point of view, of the Merger Consideration to be paid pursuant to the Agreement, and does not address any other terms or agreement relating to the Merger or any other matters pertaining to United Mortgage Trust. We are not expressing herein any opinion as to the prices or price ranges at which the Shares have traded or may trade in the future, or as to the underlying valuation, future performance or long-term viability of the combined company.
      Based on and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be paid pursuant to the Agreement is fair, from a financial point of view, to the Unaffiliated Shareholders. Our opinion is being rendered at the behest of and is for the benefit of the Board of Trustees of United Mortgage Trust, and does not constitute a recommendation as to how any holder of Shares of United Mortgage Trust should act or vote with respect to any matters relating to the Merger.

Very truly yours,

SOUTHWEST SECURITIES, INC.

By:	/s/ Richard L. Davis

Richard L. Davis.
Senior Vice President and
Managing Director

ANNEX C
AGREEMENT OF
LIMITED PARTNERSHIP
OF
UMT HOLDINGS, L.P.
(A Delaware Limited Partnership)
DATED AS OF
June 17, 2003
      THE INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES ACT OF ANY STATE, HAVE BEEN ACQUIRED FOR INVESTMENT, AND MAY NOT BE SOLD, OR OTHERWISE DISPOSED OF, OR OFFERED FOR SALE UNLESS REGISTRATION STATEMENTS UNDER SUCH ACTS WITH RESPECT TO SUCH INTERESTS ARE THEN IN EFFECT OR EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS ARE THEN APPLICABLE TO SUCH OFFER OR SALE, AND UNLESS THE PROVISIONS OF THIS AGREEMENT ARE SATISFIED.

C-i

C-ii

C-iii

AGREEMENT OF LIMITED PARTNERSHIP
OF
UMT HOLDINGS, L.P.
      THIS AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) is made and entered into as of                     , 2003 (the “Formation Date”) by and among UMT Services, Inc., a Delaware corporation, as the sole general partner (the “General Partner”), and the Limited Partners (hereinafter defined) (collectively the “Limited Partners,” and individually, a “Limited Partner”) pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act.
      WHEREAS, the parties hereto desire to form a limited partnership under the laws of the State of Delaware, for the purposes and on the terms provided herein.
      NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, the undersigned parties hereby agree as follows:
ARTICLE I
DEFINITIONS
      Section 1.1     Definitions.
      The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
      “Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.3 and who is shown as such on the books and records of the Partnership.
      “Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(c)(i) or 6.1(c)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
      “Adjusted Carrying Value Asset” has the meaning assigned in Section 6.1(c)(x).
      “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
      “Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1.
      “Agreement” means this Agreement of Limited Partnership of UMT Holdings, L.P., as it may be amended, supplemented or restated from time to time.
      “Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using any reasonable method of valuation.

      “Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.
      “Available Cash” means, with respect to any Quarter:

(a) the sum of (i) all cash and cash equivalents of the Partnership on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b) the amount of any cash reserves that is necessary or appropriate in the sole and absolute discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership (including reserves for loan and other losses, future capital expenditures and for anticipated future credit needs of the Partnership) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 in respect of any one or more of the next four Quarters; provided, that disbursements made by the Partnership or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines, in its sole and absolute discretion.
      Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
      “Business” has the meaning assigned in Section 2.4.
      “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.
      “Buyback Payments” with respect to a Class D Unit shall mean cash payments in an aggregate amount equal to the applicable Buyback Price, plus interest as set forth below, payable as follows: 20% payable seventy-five (75) days after the applicable Conversion Date, and the balance in five (5) equal annual installments (each being 16% of the total) on each of the first five (5) annual anniversaries of the applicable Conversion Date. Simple annual interest shall be payable with respect to such five (5) annual installments from the Conversion Date to the date of payment, at an annual rate equal to the Prime Rate plus 2%.
      “Buyback Price” with respect to a Class D Unit shall mean a price per Unit established annually by the General Partner, to be applicable for an entire calendar year, equal to the estimated fair market value of a Class D Unit as of January 1 of such year, as determined by the General Partner in its sole discretion. Unless another equitable method is selected by the General Partner, in its sole discretion, the Buyback Price for a Class D Unit being purchased shall be an amount equal to the sum of (A) the Class D Buyback Multiple, plus (B) the amount of the Capital Account of the Partner holding such Class D Unit attributable to such Class D Units as of the end of the most recently completed full twelve month calendar year.
      “Capital Account” means the capital account maintained for a Partner pursuant to Section 5.3.
      “Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.
      “Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.3(d)(i) and 5.3(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
      “Certificate” means a certificate in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.
      “Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
      “Class C Notional Amount” means, (i) with respect to Class C Units Outstanding on the Formation Date, an amount equal to One Thousand Dollars ($1,000.00) with respect to each such Class C Unit then Outstanding, and (ii) with respect to each Class C Unit issued by the General Partner subsequent to the Formation Date pursuant to Section 5.4, an amount established by the General Partner in its sole discretion with regard to such subsequently issued Class C Unit.
      “Class C Units” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and of the General Partner (exclusive of its interest as a holder of the General Partner Interest) and having the rights and obligations specified with respect to Class C Units in this Agreement. Each Class C Unit will be cancelled for no additional consideration and shall cease to be Outstanding upon the full payment of the Class C Notional Amount applicable to such Class C Unit.
      “Class D Buyback Multiple” means, (i) with respect to a Termination Date that occurs within the first twenty-four calendar months following the Formation Date, three (3) times the adjusted Net Income allocable to an Outstanding Class D Unit for the first full twelve month fiscal year of the Partnership ending after the Termination Date, and (ii) with respect to a Termination Date that occurs after the first twenty-four calendar months following the Formation Date, three (3) times the most recently completed full twelve month fiscal year’s adjusted Net Income allocable to an Outstanding Class D Unit.
      “Class D Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and of the General Partner (exclusive of its interest as a holder of the General Partner Interest) and having the rights and obligations specified with respect to Class D Units in this Agreement.
      “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.
      “Commission” means the United States Securities and Exchange Commission.
      “Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership by a Partner or Assignee (or deemed contributed to a new partnership on termination of the Partnership pursuant to Section 708 of the Code).
      “Contribution Agreement” has the meaning assigned in Section 5.1.
      “Conversion Date” has the meaning assigned in Section 11.7(b)(v).
      “Deferred Payments” with respect to a Class D Unit shall mean aggregate annual amounts, one for each calendar year, payable until the liquidation and dissolution of the Partnership unless converted pursuant to Section 11.7(b)(v), equal to: (X) for calculations being made with respect to a Termination Date occurring within the first twenty-four calendar months following the Formation Date, the total cash distributions the Partnership would have made with respect to the applicable Class D Units for the calendar year of payment if such Class D Units had remained issued and Outstanding, or (Y) for calculations being made with respect to a Termination Date occurring after the first twenty-four calendar months following the Formation Date, the lesser of (a) and (b), where (a) is the total cash distributions made by the Partnership with respect to the applicable Class D Units for the calendar year immediately prior to the calendar year that includes the applicable Termination Date, and (b) is the total cash distributions the Partnership would have made with respect to the applicable Class D Units for the calendar year of payment if such Class D Units had remained issued and outstanding. Notwithstanding the foregoing, (i) for the calendar year that includes the Termination Date, the Deferred Payment shall be a fraction of the amount determined above equal to the fraction of the year remaining after the Termination Date, (ii) for any calendar year in which the Partnership exercises its option to convert Deferred Payments to Buyback Payments pursuant to Section 11.7(b)(v), the Deferred Payment shall be a fraction of the amount determined above equal to the fraction of the year prior to the effective date of such conversion, and (iii) for the calendar year in which the Partnership liquidates and dissolves, the amount determined under clause (a) shall be a fraction of the amount defined above equal to the fraction of the year prior to the dissolution. The Deferred Payment for a year shall be paid in a single lump sum on the last date the Partnership makes a distribution to Partners with respect to such year.
      “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. (S) 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
      “Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.
      “Event of Withdrawal” has the meaning assigned in Section 11.1(a).
      “Formation Date” shall have the meaning given to such term in the first paragraph of this Agreement.
      “General Partner” means UMT Services, Inc., a Delaware corporation, in its capacity as a general partner of the Partnership, or any other Person or Persons who becomes a general partner of the Partnership in accordance with the provisions of this Agreement.
      “General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which may be evidenced by Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.
      “Indemnitee” means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, stockholder, partner, officer, director, employee, agent or trustee of the General Partner, the or any Departing Partner or any Affiliate of the Partnership, the General Partner or any Departing Partner, and (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.
      “Initial Class D Units” means all Class D Units issued to an Initial Limited Partner on or about the Formation Date. A Limited Partner’s Initial Class D Units shall not include any Class D Units issued to such Limited Partner on any subsequent date unless the Partnership and such Limited Partner agree to treat them as Initial Class D Units by separate written agreement.
      “Initial Limited Partner” means each of the Persons executing this Agreement as a Limited Partner on or about the Formation Date.

      “Limited Partner” means, unless the context otherwise requires, (a) each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX and Sections 12.3 and 12.4, each Assignee.
      “Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.
      “Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
      “Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
      “Merger Agreement” has the meaning assigned in Section 14.1.
      “Minimum Tax Amount” has the meaning assigned in Section 6.4(b).
      “National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.
      “Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.3(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.
      “Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain for such taxable year over the Partnership’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Sections 6.1(c)(i) – (ix).
      “Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction for such taxable year over the Partnership’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Sections 6.1(c)(i) – (ix).
      “Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
      “Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
      “Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its discretion.

      “Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination.
      “Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
      “Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
      “Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
      “Partners” means the General Partner and the Limited Partners.
      “Partnership” means UMT Holdings, L.P., a Delaware limited partnership, and any successors thereto.
      “Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.
      “Partnership Minimum Gain” means that amount of “minimum gain” determined in accordance with the principles of Treasury Regulation Section 1.704-2(f).
      “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Units.
      “Percentage Interest” means as of any date of determination (a) as to the General Partner, (with respect to its General Partner Interest) 0.1% and (b) as to any Unitholder or Assignee holding Units, the product obtained by multiplying (i) 99.9% less the percentage applicable to paragraph (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Units and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.4, the percentage established as a part of such issuance.
      “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
      “Prime Rate” means, with respect to Buyback Payments, the per annum rate of interest publicly announced by Citibank, N.A. as its prime or base rate in effect at its principal office in New York City for the Termination Date, or if no such announcement was made on the Termination Date, on the date of the last such announcement that preceded the Termination Date.
      “Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, and (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests.
      “Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.
      “Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
      “Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
      “Record Holder” means the Person in whose name a Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.
      “Regulations” means a final or temporary Treasury Regulation promulgated under the Code, as amended and in effect (including corresponding provisions of any succeeding Regulations).
      “Required Allocations” means (a) any limitation imposed on any allocation of Net Losses under Section 6.1(b), and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iii), 6.1(c)(vi) or 6.1(c)(viii).
      “Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
      “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
      “Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.1 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.
      “Surviving Business Entity” has the meaning assigned in Section 14.2(b).
      “Terminated Class D Capital Amount” means that portion of a Limited Partner’s Capital Account that is attributable solely to his Class D Units which are forfeited or deemed sold back to the Partnership pursuant to Sections 11.7(b)(ii) or (iii), determined , as of the applicable Termination Date as if separate Capital Accounts had been maintained with respect to his forfeited or deemed sold Class D Units and all of his other Limited Partner Interest.
      “Terminated Employee Partner” has the meaning assigned in Section 11.7(b).
      “Termination Date” has the meaning assigned in Section 11.7(b).
      “Transfer” has the meaning assigned in Section 4.4(a).
      “Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Units; provided that prior to such appointment by the General Partner, the General Partner shall act in such capacity.
      “Transfer Application” means an application and agreement for transfer of Units in the form attached hereto as Exhibit A.
      “Unit” means a Partnership Security that is a Limited Partnership Interest designated as a “Unit” and shall include Class C Units and Class D Units but shall not include a General Partner Interest.

      “Unitholders” means the holders of Class C Units and Class D Units.
      “Unit Majority” means at least a majority of the Outstanding Class D Units voting as a single class.
      “Unit Super Majority” means at least eighty percent (80%) of the Outstanding Class D Units voting as a single class.
      “Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date).
      “Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.3(d)).
      “U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.
      “Working Capital Borrowings” means borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement requiring all such borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time.
      Section 1.2     Construction.
      All references to “Articles” and “Sections” contained in this Agreement are, unless specifically indicated otherwise, references to articles, sections, subparagraphs, and clauses of this Agreement. Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate. As used in this Agreement, the following words and phrases shall have the meanings indicated: (i) “day” shall mean a calendar day; (ii) “including” and “include” shall mean including without limitations; (iii) “law” and “laws” shall mean statutes, regulations, rules, judicial, executive, and governmental orders, and other governmental actions and legal pronouncements having the effect of law; and (iv) “dollar” and “$” shall mean a United States dollar. Whenever any provision of this Agreement requires or permits the General Partner to take or omit to take any action, or make or omit to make any decision, unless the context clearly requires otherwise such provision shall be interpreted to authorize an action taken or omitted, or a decision made or omitted, by the General Partner acting alone and in good faith.
ARTICLE II
ORGANIZATION
      Section 2.1     Formation; Term.
      The Partners hereby agree to form the Partnership pursuant to and in accordance with the Delaware Act. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership with the Secretary of State of Delaware and shall continue until dissolution and termination of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.
      Section 2.2     Name.
      The name of the Partnership shall be “UMT Holdings, L.P.” The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
      Section 2.3     Registered Office; Registered Agent; Principal Office; Other Offices.
      Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located 2711 Centerville Road, Suite 400, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 5740 Prospect Avenue, Suite 2000, Dallas, Texas 75206, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 5740 Prospect Avenue, Suite 2000, Dallas, Texas 75206 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
      Section 2.4     Purpose and Business.
      The Purpose and nature of the business to be conducted by the Partnership shall be to engage directly or indirectly in the business of (i) servicing, purchasing, selling, funding or originating interim mortgage loans, real estate development and construction loans, real estate acquisition loans or modular and manufactured home loans, and (ii) making real estate related equity investments, and to conduct any other activities related or incidental thereto (the “Business”). The Partnership shall not engage in any other activity without approval of Unit Majority.
      Section 2.5     Powers.
      The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
      Section 2.6     Power of Attorney.
      (a) Each Person who accepts one or more Limited Partner Interests and each Assignee hereby irrevocably constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise), and each of their general partners, authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agents and attorneys-in-fact, with full power and authority in his name, place and stead, to:

(i) make, execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator, as the case may be, deems necessary or appropriate to exercise any powers of the General Partner or the Liquidator, respectively, or to carry out the purpose of this Agreement and to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and under the Act and in all other jurisdictions in which the Partnership may wish to conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator, as the case may be, deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator, as the case may be, deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) relating to the admission, withdrawal, removal or substitution of any Partner or the initial or increased contribution of any Partner; (E) all certificates, documents and other instruments relating to the issuance of any Partnership Securities (including the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.4); and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

(ii) enter into an agreement with the Transfer Agent (if the Transfer Agent shall be other than the General Partner) relating to the transfer of Partnership Interests; and

(iii) sign, execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, as the case may be, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, as the case may be, to effectuate the terms or intent of this Agreement; provided, that when required by any provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator, or the authorized officers and attorneys-in-fact thereof, may exercise the power of attorney made in this Section 2.6(a)(iii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

      The execution and delivery by any of such attorneys-in-fact of any such agreements, amendments, consents, certificates or other instruments shall be conclusive evidence that such execution and delivery was authorized hereby. Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.
      (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each Person who accepts one or more Limited Partnership Interests and each Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Person or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each such Person or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.
      Section 2.7     Title to Partnership Assets.
      Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.
ARTICLE III
RIGHTS OF LIMITED PARTNERS
      Section 3.1     Limitation of Liability.
      The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
      Section 3.2     Management of Business.
      No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, member, general partner, agent or trustee of the Partnership, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.
      Section 3.3     Outside Activities of the Limited Partners.
      None of the holders of Class C Units or Class D Units shall engage in business activities which are in competition, either directly or indirectly, with the Business of the Partnership; provided, however, that:

(a) the General Partner and each Limited Partner acknowledges and agrees that Hollis M. Greenlaw is a principal in several entities not related to the Partnership that engage in business activities which are in competition, either directly or indirectly, with the Business of the Partnership in the area of real estate development, and that Mr. Greenlaw’s continued affiliation with and ownership of such other entities (and entities formed in the future to pursue real estate development opportunities) shall be deemed not to violate the prohibitions of this Section 3.3; and

(b) the General Partner and each Limited Partner acknowledges and agrees that, although as of the Formation Date, several of the Initial Limited Partners are conducting business activities, either personally or through other entities, which are similar to the Business of the Partnership, such business activities shall be deemed not to violate the prohibitions of this Section 3.3 so long as each such Initial Limited Partner is using reasonable good faith efforts to transition such business activities to the Partnership or its Affiliates, and, in any event, ceases all such business activities by July 1, 2003, or such later date as the General Partner may specify in writing, in its sole and absolute discretion.
      Section 3.4     Rights of Limited Partners.
      (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon 20 days prior written notice, and at such Limited Partner’s own expense:

(i) to inspect and copy the books of the Partnership and other reasonably available records and information concerning the operation of the Partnership, including copies of the Federal, state and local income tax and information returns of the Partnership;

(ii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner; and

(iii) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;
      (b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership, (B) could damage the Partnership or (C) that is required by law or by agreement with any third party to be kept confidential.
      (c) Except as otherwise expressly provided in this Agreement, or as required by law or the rules of any National Securities Exchange upon which the Units may be listed for trading, the Limited Partners shall have no voting rights.
ARTICLE IV
CERTIFICATES; RECORD HOLDERS;
TRANSFER OF PARTNERSHIP INTERESTS
      Section 4.1     Certificates.
      Upon the Partnership’s issuance of Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership, and (b) upon the request of any Person owning any other Partnership Securities other than Units, the Partnership shall issue to such Person one or more certificates evidencing such other Partnership Securities other than Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Units in global form, the Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Units have been duly registered in accordance with the directions of the Partnership.
      Section 4.2     Mutilated, Destroyed, Lost or Stolen Certificates.
      (a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

      (b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Partnership.
      If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.
      (c) As a condition to the issuance of any new Certificate under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.
      Section 4.3     Record Holders.
      The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation or guideline. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other representative Person on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application, and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.
      Section 4.4     Transfer Generally.
      (a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person who becomes the General Partner, by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.
      (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. ANY TRANSFER OR PURPORTED TRANSFER OF

A PARTNERSHIP INTEREST NOT MADE IN ACCORDANCE WITH THIS ARTICLE IV SHALL BE NULL AND VOID.
      (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or owner of the General Partner of any or all of the issued and outstanding stock, membership interests, partnership interests or other ownership interests, as applicable, of the General Partner.
      Section 4.5     Registration and Transfer of Limited Partner Interests; Restrictions on Transfer of Limited Partner Interests.
      (a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to the restrictions of Sections 4.5(b) and Section 4.7, the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of such Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and, subject to the restrictions, consents and approvals required by this Section 4.5 and by Section 4.7, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.
      (b) No Limited Partner may transfer all or any portion of such Limited Partner’s Limited Partner Interest unless such Limited Partner shall have complied with this Article IV with respect to a proposed transfer. Those attributes of a Limited Partner’s Limited Partner Interest described in Section 4.5(d) held by a Limited Partner or his Assignee may be transferred only with the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole discretion, or if required by operation of law, and upon such consent or operation of law such transferee shall become an Assignee. Without limiting the generality of the foregoing, the General Partner may, but shall not be obligated to, withhold its consent to any transfer of a Limited Partner Interest if the General Partner determines, in its sole discretion, that such transfer or encumbrance would or might reasonably be expected to:

(i) require registration or qualification under United States federal or state securities laws,

(ii) cause the termination or dissolution of the Partnership for United States federal income tax purposes or otherwise,

(iii) create a significant risk that the limited liability of the Limited Partners would be affected adversely,

(iv) create a significant risk of the Partnership being treated as an association taxable as a corporation or otherwise being taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), or

(v) be detrimental to the Partnership or its Business in any way.
      In connection with any such transfer, the General Partner may, but shall not be obligated to, require the affected Limited Partner (at such Limited Partner’s expense) to provide an Opinion of Counsel with respect to any one or more of the matters described in subsections (i), (ii), (iii) or (iv) of the immediately preceding sentence, and require the transferee to execute an instrument reasonably satisfactory to the General Partner accepting the obligations of an Assignee under this Agreement.
      (c) The General Partner shall review and respond to a request to consent to a proposed transfer of any Partnership Interest within a reasonable period of time after receiving a copy of the proposed instrument of assignment and all such certificates and documents which the General Partner may reasonably request.
      (d) A permitted Assignee of a Partnership Interest held by a Limited Partner shall be entitled to receive from the effective date of transfer, determined in the manner herein provided, the rights to share in such Net Income and Net Losses, to receive such distribution or distributions, and to receive such other allocations of income, gain, loss, deduction, credit, or similar items to which the transferor was entitled, to the extent assigned, and shall otherwise be subject to the limitations under the Delaware Act on the rights of an assignee who has not become a Substituted Limited Partner. In addition, an Assignee shall have such other rights specifically granted to an Assignee in this Agreement.
      (e) An Assignee of a Partnership Interest held by a Limited Partner shall not, by virtue of the assignment of those attributes of Partnership Interests described in Section 4.5(d), have any voting rights associated with such Partnership Interest. Such voting rights shall remain with the Limited Partner who last held such Partnership Interest.
      Section 4.6     Transfer of the General Partner’s General Partner Interest.
      (a) Subject to Section 4.6(b) below, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a Unit Majority, or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner or (B) another Person in connection with the merger or consolidation of the General Partner with or into another Person or the transfer by the General Partner of all or substantially all of its assets to another Person.
      (b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted and no Person shall be admitted as a successor General Partner unless (i) the transferee or successor, as the case may be, agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer or succession, as the case may be, would not result in the loss of limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) in the case of a transfer, such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the General Partner. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.
      Section 4.7     General Restrictions on Transfers.
      (a) Notwithstanding any other provisions of this Agreement, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) create a significant risk of the Partnership being treated as an association taxable as a corporation or otherwise being taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
      (b) The General Partner may impose restrictions on the transfer of Partnership Interests if it determines that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
      Section 5.1     Organizational Contributions; Issuance of Initial Units.
      There are hereby created two classes of Limited Partnership Interests to be classified as “Units” and to be designated as “Class C Units” and “Class D Units.” The Class C Units and the Class D Units will have the rights, terms and conditions set forth for each in this Agreement. Each of the Initial Limited Partners has, contemporaneously with their execution of this Agreement, executed and delivered to the General Partner a written contribution agreement (a “Contribution Agreement”), pursuant to which such Initial Limited Partner has agreed to contribute such cash and Contributed Property and has been issued such number of Class C Units and Class D Units as are specified in such Contribution Agreement.
      Section 5.2     Interest and Withdrawal.
      No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of 17-502(b) of the Delaware Act.
      Section 5.3     Capital Accounts.
      (a) The Partnership shall maintain for each Partner a separate Capital Account. Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) allocated to such Partner pursuant to this Agreement, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to such Partner by the Partnership, and (y) all items of Partnership deduction and loss allocated to such Partner pursuant to this Agreement.
      (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred.

(ii) The computation of items of income, gain, loss and deduction shall be made, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(iii) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(iv) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.3(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

(vi) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

      (c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
      (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash, services, or Contributed Property, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.
      (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed contribution and/or distribution occurring as a result of a termination of the Partnership pursuant to Section 708 of the Code, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.
      (e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are generally intended to comply with Treasury Regulation Section 1.704-1(b)(2)(iv), and such provisions generally shall be interpreted and applied in a manner consistent with such

Regulations. If the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to substantially comply with such Regulations, the General Partner may make such modifications, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to this Agreement.
      Section 5.4     Issuances of Additional Partnership Securities.
      (a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.
      The right of the General Partner to cause the Partnership to issue additional Partnership Securities under this Section 5.4(a), shall include the right to cause the Partnership to issue, within a reasonable amount of time following the end of a fiscal year and at such other times as the General Partner may determine to be appropriate in its sole and absolute discretion, additional Class D Units to Limited Partners or other employees of the Partnership or its Subsidiaries who meet certain performance targets set by the General Partner in its sole and absolute discretion.
      (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole and absolute discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.
      (c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.4, (ii) the admission of Additional Limited Partners, and (iii) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities may be listed for trading.
      Section 5.5     Limited Preemptive Right.
      No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created; provided, that the General Partner shall have the right to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner, to the extent necessary to maintain the Percentage Interests of the General Partner equal to that which existed immediately prior to the issuance of such Partnership Securities.
      Section 5.6     Splits and Combination.
      (a) The Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.
      (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
      (c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
      (d) The Partnership may issue fractional Units upon any distribution, subdivision or combination of Units.
      Section 5.7     Fully Paid and Non-Assessable Nature of Limited Partner Interests.
      All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.
ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS
      Section 6.1     Allocations for Capital Account Purposes.
      For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.3(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below:

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(c), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows and in the following order of priority:

(i) First, 100% to the General Partner in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years;

(ii) Second, to the Partners in an amount equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(i) for all previous taxable years, in proportion to the allocation of such aggregate Net Losses, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(i) for all previous taxable years;

(iii) Third, to the partners receiving cash pursuant to Sections 6.4(a)(i) and (a)(ii) with respect to such year, in the amount of such cash distributed (or in proportion thereto if remaining Net Income is less than such cash distributed); and

(iv) Fourth, the balance, if any, to the Partners holding Class D Units, Pro Rata.

(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(c), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows and in the following order of priority:

(i) First, to the Partners holding Class D Units, Pro Rata, provided that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii) Second, the balance, if any, 100% to the General Partner.

(c) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(c)(v) and 6.1(c)(vi)). This Section 6.1(c)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c), other than Section 6.1(c)(i) and other than an allocation pursuant to Sections 6.1(c)(v) and 6.1(c)(vi), with respect to such taxable period. This Section 6.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(c)(i) or (ii).

(iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(c)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(c)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners holding Class D Units, Pro Rata. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partners holding Class D Units, Pro Rata, unless one or more Partners bear the economic risk of loss (as defined in Treasury Regulation Section 1.752-2(a)) with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable (in accordance with Treasury Regulation Section 1.704-2(i)), in which event such Partner Nonrecourse Deductions shall be allocated to the Partners bearing such economic risk of loss, in proportion thereto.

(vii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the amount of Partnership Minimum Gain shall be allocated among the Partners holding Class D Units, Pro Rata.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(c)(ix)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(c)(ix)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(c)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(c)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(x) Corrective Allocations. It is the desire and intention of the Partners for allocations of Net Income to be made pursuant to Section 6.1(a)(iv) to the Partners holding Class D Units with as little impact as possible, if any, from adjustments to the Carrying Value of any asset or property pursuant to Section 5.3(d)(i) (“Adjusted Carrying Value Asset”). Accordingly, in any year in which the Partnership’s Net Income includes any income or gain attributable to an Adjusted Carrying Value Asset, and that income or gain is required to be allocated pursuant to this Agreement in a manner that is not identical to the allocation that would result solely from the application of Section 6.1(a)(iv), the General Partner shall allocate all or part of the other items of income or gain included within that year’s Net Income to the Partners in a manner that results, to the greatest extent possible after making any allocations under Sections 6.1(a)(i) – (iii), in each Partner holding Class D Units being allocated an aggregate amount of Net Income for that year that is identical to the amount that would be allocated if all Net Income remaining after the application of Sections 6.1(a)(i) – (iii) were allocated solely pursuant to of Section 6.1(a)(iv).
      Section 6.2     Allocations for Tax Purposes.
      (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.
      (b) In an attempt to eliminate book-tax disparities attributable to Partnership property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in any manner reasonably selected by the General Partner to be in compliance with Code Section 704(c) and Treasury Regulation Section 1.704-3(d); provided, however, that after making any such allocations of income and gain attributable to an Adjusted Carrying Value Asset, the General Partner shall then apply the principles of Section 6.1(c)(x).
      (c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partners’ Units (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions, and (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions. The General Partner may adopt such conventions and make such allocations only if doing so would not have a material adverse effect on the Partners and otherwise will be respected for federal income tax purposes.
      (d) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

      (e) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
      (f) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest, shall for federal income tax purposes, be allocated between the transferor and transferee in any manner reasonably selected by the General Partner.
      Section 6.3     Requirement for and Characterization of Distributions; Distributions to Record Holders.
      (a) Within 45 days following the end of each Quarter commencing with the Quarter ending on September 30, 2003, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner in its reasonable discretion. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.
      (b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
      (c) The General Partner shall have the discretion to treat as a distribution of Available Cash to all or less than all of the Partners or Assignees (i) taxes paid by the Partnership on behalf of such Partners or Assignees, (ii) amounts withheld by the Partnership for taxes with respect to such Partners or Assignees and (iii) amounts seized by any taxing authority from the Partnership with respect to taxes owed by such Partners or Assignees.
      (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
      Section 6.4     Distributions of Available Cash.
      (a) Available Cash with respect to any Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.4(b) in respect of additional Partnership Securities issued pursuant thereto:

(i) First, to the General Partner until there has been distributed an amount equal to one tenth of one percent (0.1%) of Available Cash for such Quarter.

(ii) Second, to the Unitholders holding Class C Units, Pro Rata, until there has been distributed to such Class C Unitholders an amount equal to the lesser of (A) fifty percent (50%) of Available Cash for such Quarter, and (B) One Million Two Hundred Fifty Thousand Dollars ($1,250,000), provided, however, that quarterly distributions of Available Cash under this subsection (ii) shall only be made with respect to a Class C Units until the total amount distributed with respect to such Class C Unit since its issuance equals the Class C Notional Amount.

(iii) Third, the remaining amount of Available Cash to the Unitholders holding Class D Units, Pro Rata.
      (b) Notwithstanding Section 6.4(a), in the event the amount of cash distributable, or anticipated to be distributable, pursuant to Section 6.4(a) to any Partner with respect to any calendar year would be less than the product (the “Minimum Tax Amount”) of the amount of taxable Net Income allocated (and, items of taxable income and gain specially allocated) to such Partner for such year (excluding allocations pursuant to Sections 6.1(a)(i) and (ii)) multiplied by the highest applicable individual federal marginal ordinary income tax rate in effect for such year, then the General Partner is authorized to reduce the cash distributions otherwise required by Section 6.4(a), in proportion to the amounts so required as to any Partner, to ensure that each Partner’s distributions with respect to such year are equal to or greater than that Partner’s Minimum Tax Amount.
ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS
      Section 7.1     Management.
      The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole and absolute discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(a) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(b) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(c) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person;

(d) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership; subject to Section 7.5(a), the lending of funds to other Persons; the repayment of obligations of the Partnership and the making of capital contributions to any Subsidiary;

(e) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(f) the distribution of Partnership cash;

(g) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(h) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

(i) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations or other relationships subject to the restrictions set forth in Section 2.4;

(j) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(k) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(l) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests or any other Partnership Securities from, or requesting that trading be suspended on, any such exchange;

(m) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

(n) the undertaking of any action in connection with the Partnership’s ownership or operation of any Subsidiary.
      Section 7.2     Certificate of Limited Partnership.
      The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.
      Section 7.3     Reimbursement of the General Partner.
      (a) Except as provided in this Section 7.3 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as general partner.
      (b) The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole and absolute discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the benefit of the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership’s business. The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole and absolute discretion. Reimbursements pursuant to this Section 7.3 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.6.
      (c) Subject to Section 5.5, the General Partner, in its sole and absolute discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner for the benefit of employees of the General Partner in respect of services performed, directly or indirectly, for the benefit of the Partnership. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.3(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.3(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.
      Section 7.4     Outside Activities.
      (a) After the Formation Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as the general partner of the Partnership and the general partner or manager, as applicable, of any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to its performance as general partner of the Partnership.
      (b) Except as specifically restricted by Section 7.4(a), each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in independently or with others, including business interests and activities in direct competition with the business and activities of the Partnership, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Partner or Assignee. Neither any Limited Partner nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.
      (c) Subject to the terms of Section 7.4(a) and Section 7.4(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.4 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner’s fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the General Partner and the Indemnities shall have no obligation to present business opportunities to the Partnership.
      (d) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.
      (e) Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.6, 7.7, 7.8, 7.9 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.4.
      Section 7.5     Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.
      (a) The General Partner or its Affiliates may lend to any Subsidiary of the Partnership, and any Subsidiary may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Subsidiary for such periods of time and in such amounts as the General Partner may determine. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds.
      (b) The Partnership may lend or contribute to any Subsidiary, and any Subsidiary may borrow from the Partnership, funds on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall be exercised by the General Partner in its sole and absolute discretion and shall not create any right or benefit in favor of any Subsidiary or any other Person.
      (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Subsidiary or to the General Partner in the discharge of its duties as general partner of the Partnership.
      (d) The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.
      (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.5(e) shall be deemed to be satisfied as to (i) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (ii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the General Partner, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the General Partner deems relevant under the circumstances.
      Section 7.6     Indemnification.
      (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

      (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.6(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.6.
      (c) The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
      (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
      (e) For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.6(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.
      (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
      (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
      (h) The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
      (i) No amendment, modification or repeal of this Section 7.6 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
      Section 7.7     Liability of Indemnitees.
      (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.
      (b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
      (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.
      (d) Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership’s and General Partner’s directors, officers and employees under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
      Section 7.8     Resolution of Conflicts of Interest.
      (a) Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any agreement contemplated herein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner determines in its sole and absolute discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.
      (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion”, “sole and absolute discretion” or “discretion,” that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, any Limited Partner or any Assignee, (ii) it may make such decision in its sole and absolute discretion (regardless of whether there is a reference to “sole discretion”, “sole and absolute discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of “sole and absolute discretion” set forth in the definitions of Available Cash shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership other than in the ordinary course of business. No borrowing by any Subsidiary or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed 0.1% of the total amount distributed to all partners.
      (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.
      Section 7.9     Other Matters Concerning the General Partner.
      (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
      (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
      (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.
      (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.
      Section 7.10     Purchase or Sale of Partnership Securities.
      The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.
      Section 7.11     Reliance by Third Parties.
      Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
      Section 7.13     Restrictions on General Partner’s Authority.
      Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination), without the approval of holders of a Unit Majority; provided however that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership and shall not apply to any forced sale of any or all of the assets of the Partnership pursuant to the foreclosure of, or other realization upon, any such encumbrance.
ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
      Section 8.1     Records and Accounting.
      The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.
      Section 8.2     Fiscal Year.
      The fiscal year of the Partnership shall be a fiscal year ending December 31.
      Section 8.3     Reports.
      (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units may be listed for trading, or as the General Partner determines to be necessary or appropriate. Such financial statements will be unaudited unless the General Partner determines, or any applicable law, regulation or rule of any National Securities Exchange on which the Units may be listed for trading requires, that such financial statements must be audited.
      (b) As soon as practicable, but in no event later than 60 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, a report containing financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units may be listed for trading, or as the General Partner determines to be necessary or appropriate. Such financial statements will be unaudited unless the General Partner determines, or any applicable law, regulation or rule of any National Securities Exchange on which the Units may be listed for trading requires, that such financial statements must be audited.
ARTICLE IX
TAX MATTERS
      Section 9.1     Tax Returns and Information.
      The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.
      Section 9.2     Tax Elections.
      (a) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.
      (b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.
      Section 9.3     Tax Controversies.
      Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.
      Section 9.4     Withholding.
      Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold or pay over to any taxing authority, or any taxing authority seizes, any amount resulting from the allocation or distribution of income to Partner or Assignee, the amount withheld, paid over or seized may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.4 to the Partner or Assignee to whom such withholding, payment or seizure is attributed.
ARTICLE X
ADMISSION OF PARTNERS
      Section 10.1     Admission of Substituted Limited Partner.
      By transfer of all or part of a Limited Partner Interest to an Assignee in accordance with Article IV, the transferor shall be deemed to have given the Assignee the right to seek admission as a Substituted

Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. Such Assignee shall not become a Substituted Limited Partner unless the General Partner consents thereto, which consent may be given or withheld in the General Partner’s sole discretion. If such consent is withheld, such Assignee shall remain an Assignee. An Assignee shall not have the right to become a Substituted Limited Partner unless such General Partner’s consent is obtained and unless such Assignee (i) executes and delivers a Transfer Application to the General Partner, (ii) executes and delivers any other required amendments, certificates and other documents, and (iii) performs all acts relating to such substitution which the General Partner deems appropriate to comply with the applicable requirements of law or to preserve the limited liability status of the Limited Partners. An Assignee who has completed and delivered a Transfer Application shall be deemed to have (v) requested admission as a Substituted Limited Partner, (w) agreed to comply with and be bound by and to have executed this Agreement, (x) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (y) granted the powers of attorney set forth in this Agreement, and (z) given the consents and approvals and made the waivers contained in this Agreement. The admission of an Assignee as a Substituted Limited Partner shall become effective as of the date that his name and other required information as a Substituted Limited Partner relating to the transferred Partnership Interests is recorded in the records of the Partnership unless otherwise agreed by the Assignee and the General Partner.
      Section 10.2     Admission of Successor General Partner.
      A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership without dissolution.
      Section 10.3     Admission of Additional Limited Partners.
      (a) A Person (other than the General Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the sole and absolute discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.
      (b) Notwithstanding anything to the contrary in this Section 10.3, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.
      Section 10.4     Amendment of Agreement and Certificate of Limited Partnership.
      To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS
      Section 11.1     Withdrawal of the General Partner.
      (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.
      If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.
      (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor General Partner of the Partnership and also the successor general partner or managing member, as the case may be, of the other Subsidiaries of which the General Partner is a general partner or a managing member so long as the Partnership is able to obtain an Opinion of Counsel that such succession would not result in the loss of limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein (including the receipt of the Opinion of Counsel), the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

      Section 11.2     Removal of the General Partner.
      The General Partner may be removed if such removal is approved by a Unit Super Majority. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Class D Unitholders holding a Unit Majority. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, as the case may be, of the Subsidiaries of which the General Partner is a general partner or a managing member. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.
      Section 11.3     Interest of Departing Partner and Successor General Partner.
      (a) Upon the removal or withdrawal of a Departing Partner, such Departing Partner’s General Partner Interest shall be converted into a number of Class D Units so that the Departing Partner’s Percentage Interest after the removal or withdrawal, but prior to any dilution, if any, of the Partnership Interests held by all Limited Partners (including the Departing Partner) that results from the admission to the Partnership of a successor General Partner, equals its Percentage Interest prior to removal or withdrawal. The conversion of the Departing Partner’s General Partner Interest into Class D Units shall be accomplished by the issuance of a number of Class D Units into which the Departing Partner’s General Partner Interest is to be converted (upon which issuance the Departing Partner shall be deemed admitted as a Limited Partner hereunder), and the cancellation of such Departing Partner’s General Partner Interest.
      (b) Any successor General Partner elected pursuant to Section 11.2 shall, at the effective date of its admission to the Partnership as a General Partner, make such Capital Contributions and be entitled to such allocations and distributions as shall be approved by the Class D Units at the time of such election.
      (c) If, at the time of the Departing Partner’s departure, the Partnership is indebted to the Departing Partner under this Agreement or any other instrument or agreement for funds advanced, properties sold, services rendered, or costs and expenses incurred by the Departing Partner, the Partnership shall, no later than ten (10) days prior to the effective date of such Departing Partner’s departure, pay to the Departing Partner the full amount of such indebtedness and all accrued interest thereon. The successor to the Departing Partner shall assume all obligations theretofore incurred by the Departing Partner as the General Partner of the Partnership, and the Partnership and such successor shall take all such action as shall be necessary to terminate any guarantees of the Departing Partner and any of its Affiliates of any obligations of the Partnership. If, for any reason, the creditors of the Partnership shall not consent to such termination of any guarantees, the successor to the Departing Partner and the Partnership shall be required to indemnify the Departing Partner for any liabilities and expenses incurred by the Departing Partner on account of such guarantee.
      Section 11.4     Limitations on Removal of a General Partner.
      Notwithstanding the provisions of Section 11.2, the rights of the Limited Partners under Section 11.2 shall not be exercised and shall be void ab initio until such time as the Partnership shall have received an opinion of counsel satisfactory to the Limited Partners seeking to exercise such rights, that the action in question is in accordance with the terms of this Agreement and applicable law, and would not cause the loss of limited liability of the Limited Partners under this Agreement.
      Section 11.5     Amendment of Agreement and Certificate of Limited Partnership.
      This Agreement and the Certificate of Limited Partnership shall be amended without any further requirement for the vote or approval of any Partners to reflect the withdrawal, removal or succession of a General Partner.

      Section 11.6     Withdrawal of Limited Partners.
      No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.
      Section 11.7     Vesting and Retirement of Class D Units.
      (a) All Class D Units owned by a Limited Partner shall be subject to a vesting schedule and potential forfeiture prior to vesting, as set forth in this Agreement or in any other agreement by and between the Partnership and such Limited Partner. In addition, all vested Class D Units owned by a Limited Partner shall be subject to an option pursuant to which the Partnership may purchase such Class D Units at the times and on the terms and conditions set forth in this Agreement or in any other agreement by and between the Partnership and such Limited Partner. The foregoing restrictions encumber the Class D Units and shall be enforceable against the Limited Partner to whom Class D Units are issued and to his successors and assigns. Unvested Class D Units shall be considered issued and outstanding for all purposes until forfeited or deemed sold to the Partnership in accordance with this Agreement or any other agreement by and between the Partnership and such Limited Partner.
      (b) The Class D Units are intended to be issued to individual Limited Partners who are employed by the Partnership or its Affiliates. In the event a Limited Partner to whom Class D Units are issued terminates employment (voluntarily or involuntarily) by the Partnership and its Affiliates for any reason whatsoever (including death and disability), then such Limited Partner, and his successors and assigns, shall be treated as a “Terminated Employee Partner” on and after the date employment terminates (the “Termination Date”). If a Partner becomes a Terminated Employee Partner at any time, then:

(i) On and after the Termination Date, the Terminated Employee Partner’s Initial Class D Units (whether vested or unvested) shall cease to have any voting rights.

(ii) The Terminated Employee Partner’s Initial Class D Units which are unvested shall be forfeited back to the Partnership. The Partnership shall cancel such unvested Initial Class D Units as of the Termination Date. The Terminated Employee Partner shall receive no payment, distribution or compensation for such cancelled Initial Class D Units at any time on or after the Termination Date, but shall be entitled to retain any Partnership distributions made prior to the Termination Date.

(iii) The Terminated Employee Partner’s Initial Class D Units which are vested shall be deemed sold to the Partnership as of the Termination Date. The Partnership shall cancel such vested Initial Class D Units as of the Termination Date and shall be obligated to make, and the Terminated Employee Partner shall be entitled to receive, Deferred Payments for each such vested Initial Class D Unit.

(iv) The Terminated Employee Partner’s Capital Account shall be reduced by his Terminated Class D Capital Amount, if any.

(v) The Partnership shall have the irrevocable option, exercisable at any time after the second annual anniversary of the Termination Date, to convert the Terminated Employee Partner’s right to receive Deferred Payments with respect to such vested Initial Class D Units into the right to receive Buyback Payments for each such vested Initial Class D Unit based on the lesser of the Buyback Price in effect for the year in which the Termination Date occurred, and the Buyback Price in effect for the year in which such option is exercised. Any such conversion shall occur (the “Conversion Date”) as of the month-end nearest (before or after) the date the Partnership gives written notice to the Terminated Employee Partner that the Partnership is exercising its option to convert.
      (c) The provisions of Sections 11.7(b)(i)-(v) above shall also apply to all Class D Units that are not Initial Class D Units, unless the Partner holding such Class D Units and the Partnership enter into a separate written agreement with regard to the matters addressed in Sections 11.7(b)(i)-(v) above which written agreement may contain such terms and conditions as the General Partner shall determine in its sole discretion.
      (d) Initial Class D Unit Vesting. Each Limited Partner’s Initial Class D Units shall vest as follows: fifty percent (50%) shall vest on the first annual anniversary of the date such Limited Partner was issued his Initial Class D Units; and fifty percent (50%) shall vest on the second annual anniversary of the date such Limited Partner was issued his Initial Class D Units. Accordingly, no Initial Class D Units shall be vested during the first year they are held by a Limited Partner; fifty percent (50%) shall be vested during the second year they are held by a Limited Partner, and one hundred percent (100%) shall be vested during the third and subsequent years they are held by a Limited Partner.
      (e) The payments made to a Terminated Employee Partner pursuant to Section 11.7 or with respect to Class D Units pursuant to or any other agreement by and between the Partnership and such Limited Partner will be treated as payments governed by Section 736 of the Code. Payments that represent all or a portion of the balance in the Terminated Employee Partner’s Capital Account as of the Termination Date (as reasonably determined by the General Partner) will be treated as made in exchange for Partnership property within the meaning of Section 736(b) of the Code. All other payments will be treated as a distributive share of Partnership Net Income or a guaranteed payment within the meaning of Section 736(a) of the Code. Each Partner acknowledges that he will receive an allocable share of Partnership taxable income which he must report on his personal tax return for all payment amounts treated pursuant to the preceding sentence under Section 736(a) of the Code.
ARTICLE XII
DISSOLUTION AND LIQUIDATION
      Section 12.1     Dissolution.
      The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) the sale of all or substantially all of the assets and properties of the Partnership.
      Section 12.2     Continuation of the Business of the Partnership After Dissolution.
      Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the reconstituted Partnership shall continue until dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an opinion of counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor the reconstituted limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.
      Section 12.3     Liquidator.
      Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a Unit Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without fifteen (15) days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a Unit Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within thirty (30) days thereafter be approved by holders of at least a Unit Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.
      Section 12.4     Liquidation.
      The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

(a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs, and such distribution shall be made by the end of such taxable year (or, if later, within ninety (90) days after said date of such occurrence).

      Section 12.5     Cancellation of Certificate of Limited Partnership.
      Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
      Section 12.6     Return of Contributions.
      The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
      Section 12.7     Waiver of Partition.
      To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.
      Section 12.8     Capital Account Restoration.
      No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within ninety (90) days after the date of such liquidation.
ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
      Section 13.1     Amendment to be Adopted Solely by the General Partner.
      Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that, in the sole and absolute discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(d) a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed for trading, compliance with any of which the General Partner determines in its sole and absolute discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.6 or (iv) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the sole and absolute discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that, in the sole and absolute discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.4, including the issuance of additional Class D Units pursuant to Section 5.4;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3 (including a Merger Agreement approved by the General Partner without Limited Partner consent or approval pursuant to Section 14.3(d) or (e)), or

(j) an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) a merger or conveyance pursuant to Section 14.3(d) effected by the General Partner without the use of a Merger Agreement; or

(l) any other amendments substantially similar to the foregoing.

      Section 13.2     Amendment Procedures.
      Except as otherwise provided in this Agreement, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole and absolute discretion. Such a proposed amendment shall be effective upon its approval by the holders of a Unit Super Majority, unless a greater percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.
      Section 13.3     Amendment Requirements.
      (a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.
      (b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole and absolute discretion, (iii) change Section 12.1(b), or (iv) except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.
      (c) Except as provided in Section 14.3 or 14.4, and except as otherwise provided in this Agreement, and without limitation of the General Partner’s authority to adopt amendments to this Agreement as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.
      (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3, no amendments shall become effective without the approval of the holders of at least a Unit Majority unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.
      (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least a Unit Super Majority.
      Section 13.4     Special Meetings.
      All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 80% or more of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
      Section 13.5     Notice of a Meeting.
      Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 15.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.
      Section 13.6     Record Date.
      For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.
      Section 13.7     Adjournment.
      When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.
      Section 13.8     Waiver of Notice; Approval of Meeting; Approval of Minutes.
      The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.
      Section 13.9     Quorum.
      The holders of a majority of the Outstanding Limited Partner Interests of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent a majority of the Outstanding Limited Partner Interests entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Limited Partner Interests specified in this Agreement (including Limited Partner Interests deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Limited Partner Interests entitled to vote at such meeting (including Limited Partner Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.
      Section 13.10     Conduct of a Meeting.
      The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.
      Section 13.11     Action Without a Meeting.
      If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

      Section 13.12     Voting and Other Rights.
      (a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.
      (b) With respect to Limited Partner Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.
ARTICLE XIV
MERGER
      Section 14.1     Authority.
      The General Partner may, in its sole discretion, and without any vote or approval of any Limited Partner, cause the Partnership to merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation containing such terms and conditions as the General Partner shall determine in its sole discretion (“Merger Agreement”) in accordance with this Article XIV.
      Section 14.2     Procedure for Merger or Consolidation.
      Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its sole and absolute discretion, to consent the merger or consolidation of the Partnership, the General Partner shall approve the Merger Agreement, which shall set forth:

(a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c) The terms and conditions of the proposed merger or consolidation;

(d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.5 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner in its sole and absolute discretion.

      Section 14.3     Approval by Limited Partners of Merger or Consolidation.
      (a) Except as provided in Section 14.3(d) or (e), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.
      (b) Except as provided in Section 14.3(d) or (e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.
      (c) Except as provided in Section 14.3(d) or (e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.5, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.
      (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained. Notwithstanding anything else to the contrary contained in this Agreement, the General partner may take, and may cause the Partnership to take, without Limited Partner approval, such actions and execute and deliver such agreements, instruments and documents, and to make such filings, governmental or otherwise, as the General Partner deems necessary, advisable or appropriate to cause the Partnership to perform its obligations in connection with such merger.
      (e) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its sole discretion, without Limited Partner approval, to cause the Partnership to merge with or into, or convey all of the Partnership’s assets to United Mortgage Trust, a Maryland business trust (“UMT”) or an Affiliate of UMT on such terms and conditions and for such consideration as the General Partner may determine in its sole and absolute discretion. In connection with such merger, pursuant to the powers granted to the General Partner under Sections 5.4 and 14.4 of this Agreement, and without any Limited Partner approval, the General Partner may cause the Partnership to issue new Partnership Securities and enter into a Merger Agreement which shall cause or require the amendment of this Agreement or the adoption of a new partnership agreement for the Partnership. Such amendment or newly adopted partnership agreement shall contain such terms and conditions as the General Partner determines in its sole discretion. Notwithstanding anything else to the contrary contained in this Agreement, the General partner may take, and may cause the Partnership to take, without Limited Partner approval, such actions and execute and deliver such agreements, instruments and documents, and to make such filings, governmental or otherwise, as the General Partner deems necessary, advisable or appropriate to cause the Partnership to perform its obligations under such Merger Agreement.
      Section 14.4     Amendment of the Partnership Agreement in Connection with a Merger or Consolidation.
      Pursuant to Section 17-211(g) of the Delaware Act, a Merger Agreement may effect any amendment to the this Agreement, including the amendment and restatement of this Agreement, or may effect the adoption of a new partnership agreement for the Partnership if the Partnership is the Surviving Business Entity.
      Section 14.5     Certificate of Merger.
      Following the required approval by the General Partner of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.
      Section 14.6     Effect of Merger.
      (a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
      (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.
ARTICLE XV
GENERAL PROVISIONS
      Section 15.1     Addresses and Notices.
      Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 15.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.
      Section 15.2     Further Action.
      The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
      Section 15.3     Binding Effect.
      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
      Section 15.4     Integration.
      This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
      Section 15.5     Creditors.
      None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
      Section 15.6     Waiver.
      No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
      Section 15.7     Counterparts.
      This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

      Section 15.8     Applicable Law.
      This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
      Section 15.9     Invalidity of Provisions.
      If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
      Section 15.10     Consent of Partners.
      Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners or by the General Partner, such action may be so taken upon the concurrence of less than all of the Partners or of the General Partner and each Partner shall be bound by the results of such action.
[Rest of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

UMT Services, Inc., a Delaware corporation

By:	/s/ Hollis M. Greenlaw

Hollis M. Greenlaw, President
[Signatures Continue on the Following Page]

LIMITED PARTNERS:

The undersigned Limited Partners, as well
as all Limited Partners hereafter admitted
as Limited Partners of the Partnership
pursuant to powers of attorney hereafter
executed in favor of, and granted and
delivered to the General Partner.

/s/ Todd Etter

Todd Etter

Address:

/s/ Christine Griffin

Christine Griffin

Address:

/s/ Timothy Kopacka

Timothy Kopacka

Address:

/s/ William Lowe

William Lowe

Address:

Craig Pettit

Craig Pettit

Address:

/s/ Melvin Horton

Melvin Horton

Address:

[Signatures Continue on the Following Page]

/s/ Lance Day

Lance Day

Address:

Hollis M. Greenlaw

Hollis M. Greenlaw

Address:

EXHIBIT A
APPLICATION FOR TRANSFER OF UNITS
      The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Units evidenced hereby.
      The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Agreement of Limited Partnership of UMT Holdings, L.P., a Delaware limited partnership (the “Partnership”), as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.
Date:
Social Security or other identifying number             Signature of Assignee of Assignee
Purchase Price including commissions, if any          Name and Address of Assignee
Type of Entity (check one):
☐ Individual          ☐ Partnership          ☐  Corporation
☐ Trust          ☐ Other (specify)
Nationality (check one):
☐  U.S. Citizen, Resident or Domestic Entity
☐ Foreign Corporation          ☐  Non-resident Alien
      If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.
      Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:
      A. Individual Interestholder
      1. My U.S. taxpayer identification number (Social Security Number) is                               .
      2. My home address is                               .
      B. Partnership, Corporation or Other Interestholder
      1. The interestholder’s U.S. employer identification number is                               .
      2. The interestholder’s office address and place of incorporation (if applicable) is                               .
      The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.
      Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:
      Name of Interestholder:
      Signature and Date:
      Title (if applicable):
      Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Units shall be made to the best of the Assignee’s knowledge.

FIRST AMENDMENT TO AGREEMENT OF
LIMITED PARTNERSHIP OF
UMT HOLDINGS, L.P.
      FIRST AMENDMENT, dated as of August 16, 2005 (this “Amendment”), to the Agreement of Limited Partnership of UMT Holdings, L.P. (the “Partnership”) dated as of June 17, 2003 (the “Agreement”). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Agreement.
      WHEREAS, the General Partner and holders of a Unit Super Majority propose to effect certain amendments to the Agreement pursuant to Section 13.2 of the Agreement.
      NOW THEREFORE the parties agree as follows:
      1. Indenture. The General Partner may cause the Partnership to enter into an indenture substantially in the form attached hereto as Annex A (the “Indenture”) with respect to the 8.5% Class A Senior Subordinated Debentures of the Partnership (the “Debentures”), and perform its obligations thereunder. In furtherance, and not in limitation of the foregoing, the General Partner may cause the Partnership to issue the Debentures in accordance with the Indenture.
      2. Miscellaneous. Except as amended hereby, all of the terms and provisions of the Agreement shall remain in full force and effect. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware (without regard to its conflicts of law rules). This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Amendment shall become effective as of the date first written above.

      IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

GENERAL PARTNER:	LIMITED PARTNER:

UMT Services, Inc., a Delaware corporation

By: /s/ Hollis M. Greenlaw Name: Hollis M. Greenlaw Title: President	By: /s/ Todd Etter Name: Todd Etter

By: /s/ Hollis M. Greenlaw Name: Hollis M. Greenlaw

By: /s/ Craig Pettit Name: Craig Pettit

By: /s/ Christine Griffin Name: Christine Griffin

By: /s/ Timothy Kopacka Name: Timothy Kopacka

By: /s/ William Lowe Name: William Lowe

By: /s/ Melvin Horton Name: Melvin Horton

ANNEX D
EXECUTION COPY
INDENTURE
Dated as of                     ,
Between
UMT HOLDINGS, L.P.
and
THE BANK OF NEW YORK TRUST COMPANY N.A.
Trustee
8.5% Class A Senior Subordinated Debentures

CROSS-REFERENCE TABLE

TIA Sections		Indenture Sections

310	(a)(1).	7.10
	(a)(2).	7.10
	(a)(3).	N/A
	(a)(4).	N/A
	(b)	7.08; 7.10
	(c)	N/A
311	(a)	7.11
	(b)	7.11
	(c)	N/A
312	(a)	2.05
	(b)	11.03
	(c)	11.03
313	(a)	7.06
	(b)(1).	N/A
	(b)(2).	7.06
	(c)	11.02
	(d)	7.06
314	(a)	4.02; 4.04
	(b)	10.02
	(c)(1).	11.04
	(c)(2).	11.04
	(c)(3).	11.04
	(d)	N/A
	(e)	11.05
	(f)	N/A
315	(a)	7.01
	(b)	7.05; 11.02
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a)(last sentence)	11.06
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2).	N/A
	(b)	6.07
317	(a)(1).	6.08
	(a)(2).	6.09
	(b)	2.04
318	(a)	11.01
N/A means Not Applicable

Note:	This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

D-i

D-ii

D-iii

D-iv

EXHIBIT A — FORM OF CLASS A DEBENTURE
EXHIBIT B — FORM OF CERTIFICATE OF TRANSFER
EXHIBIT C — FORM OF INCUMBENCY CERTIFICATE

D-v

      INDENTURE dated as of [                    ], between UMT HOLDINGS, L.P., a Delaware limited partnership (the “Issuer”) and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association (the “Trustee”).
      Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (defined below) of the Issuer’s (defined below) 8.5% Class A Senior Subordinated Debentures due                     (1) issued pursuant hereto (all such Debentures being referred to collectively as the ‘Debentures”). Except as otherwise provided herein, the Debentures will be limited in aggregate principal amount outstanding to the amount equal to $20.00 multiplied by the sum of (1) the number of shares of beneficial interest of UMT outstanding immediately prior to the effective time of the Merger (defined below) plus (2) the number of shares of beneficial interest of UMT underlying options outstanding immediately prior to the effective time of the Merger.
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
      Section 1.01     Definitions.
      “Acquired Debt” means, with respect to any specified Person: (1) Debt of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, excluding Debt incurred in connection with, or in contemplation of, such other Person’s merging with or into or becoming a Subsidiary of such specified Person; provided, that such Debt is secured only by Liens on the property or assets of such other Person prior to such transaction; and (2) Debt (not incurred in connection with or in anticipation of such acquisition) secured by a Lien encumbering any asset acquired by such specified Person.
      “Additional Debentures” shall mean Debentures issued after the date hereof upon the exercise of an option to purchase a Debenture.
      “Affiliate” of any specified Person means: (a) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; (b) any other Person that owns, directly or indirectly, 50% or more of such specified Person’s Voting Stock; or (c) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) or (b) above. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
      “Applicable Law” means any statute, law, regulation, rule, order, decree, code, judgment, ordinance (including zoning law or building code) or any other applicable requirement of any federal, state or local government or agency, or any court, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
      “Asset Disposition” means any direct or indirect sale, lease (other than an operating lease or sublease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions that are part of a common plan) by the Issuer or any Subsidiary of the Issuer, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”) of (a) any capital stock of a Subsidiary; (b) all or substantially all the assets of any division or line of business of the Issuer or any Subsidiary; (c) any other assets of the Issuer or any Subsidiary outside of the ordinary course of business of the Issuer or any Subsidiary; or (d) disposals or replacements of obsolete or outdated equipment (other than, in each case above, a disposition by a Subsidiary to the Issuer or by the Issuer or a Subsidiary to a Wholly Owned

      (1) The Debentures shall have a ten year term.

Subsidiary of the Issuer and other than a transaction or series of related transactions in which the Issuer or its Subsidiaries receive aggregate consideration of less than $1,000,000).
      “Available Cash” has the meaning assigned to such term in the Partnership Agreement as of the date hereof.
      “Bankruptcy Event” has the meaning assigned to such term in Section 6.01 of this Indenture.
      “Bankruptcy Law” means Title 11, United States Code, or any similar federal or state law for the relief of debtors.
      “Board of Directors” means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of the Board of Directors of such Person.
      “Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of a partnership (whether general or limited) or limited liability company, partnership or membership interest respectively, and (iii) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.
      “Change of Control” means, with respect to the Issuer, the occurrence of any of the following events:

(a) the General Partner ceases to be the sole general partner of the Issuer,

(b) The individuals who, as of the date of this Indenture, are members of the Board of the general partner (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the general partner’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this definition, be considered as a member of the Incumbent Board,

(c) any Person becomes the beneficial owner, directly or indirectly, of securities of the Issuer representing fifty percent (50%) or more of the combined voting power of the Issuer’s then outstanding securities,

(d) the Issuer is party to a merger, consolidation or statutory share exchange (or series of related transactions) which results in the voting securities of the Issuer outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Issuer or such surviving or other entity outstanding immediately after such merger, consolidation, statutory share exchange or related transaction(s),

(e) the Issuer conveys, transfers or leases all or substantially all its assets to any Person or group, in one transaction or a series of transactions other than any conveyance, transfer or lease between the Issuer and its Wholly Owned Subsidiary, or

(f) any transaction (or series of related transactions) that has the substantial effect of any one or more of the foregoing.
      “Class B Debentures” means the Issuer’s Class B Junior Subordinated Debentures issued under the Class B Indenture.
      “Class B Indenture” means the indenture under which any of the Issuer’s Class B Debentures are issued, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

      “Closing Date” shall have the meaning assigned to such term in the Merger Agreement.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Commodity Hedging Agreements” means any futures contract or other similar agreement or arrangement designed to protect the Issuer or any Subsidiary against fluctuations in commodities prices.
      “Consolidated Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the Relevant Period, to:

(b) the Consolidated Interest Expense for such Relevant Period, provided, that:

(i) if the Issuer or any Subsidiary has incurred any Debt since the beginning of the Relevant Period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Debt, or both, EBITDA and Consolidated Interest Expense for the Relevant Period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been incurred on the first day of such Relevant Period,

(ii) if the Issuer or any Subsidiary has repaid, repurchased, defeased or otherwise discharged any Debt since the beginning of the Relevant Period or if any Debt is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for the Relevant Period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of the Relevant Period and as if the Issuer or such Subsidiary has not earned the interest income actually earned during the Relevant Period in respect of cash or temporary cash investments used to repay, repurchase, defease or otherwise discharge such Debt,

(iii) if since the beginning of the Relevant Period the Issuer or any Subsidiary (by merger or otherwise) shall have made an investment in any Subsidiary (or any person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for the Relevant Period shall be calculated after giving pro forma effect thereto (including the incurrence of any Debt) as if such investment or acquisition occurred on the first day of the Relevant Period,

(iv) if since the beginning of the Relevant Period any Person (that subsequently became a Subsidiary or was merged with or into the Issuer or any Subsidiary since the beginning of the Relevant Period) shall have made any asset disposition, any investment or acquisition of assets that would have required an adjustment pursuant to clause (iii) or (iv) above if made by the Issuer or a Subsidiary during the Relevant Period, EBITDA and Consolidated Interest Expense for the Relevant Period shall be calculated after giving pro forma effect thereto as if such asset disposition, investment or acquisition occurred on the first day of the Relevant Period, and

(v) if the Issuer or any of its subsidiaries has made any Asset Disposition since the beginning of the Relevant Period or if any Asset Disposition is to be made on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, then EBITDA and Consolidated Interest Expense for the Relevant Period shall be calculated on a pro forma basis as if such Asset Disposition had occurred on the first day of the Relevant Period.
      For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Debt incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Issuer (and shall include any applicable pro forma cost savings). If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such Debt if such interest rate agreement has a remaining term in excess of twelve (12) months).
      “Consolidated Interest Expense” means, for the Relevant Period, without duplication, the aggregate amount of interest which, in accordance with GAAP, would be included on an income statement for the Issuer and its Subsidiaries on a consolidated basis, whether expensed or not, plus, to the extent not included in such aggregate interest expense and to the extent incurred by the Issuer or any of its Subsidiaries:

(a) the interest component of Capital Lease Obligations;

(b) amortization of Debt discount and Debt issuance cost (excluding Debt issuance cost relating to the Debentures);

(c) capitalized interest;

(d) non-cash interest expenses;

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(f) net costs under Hedging Obligations (including amortization of fees); and

(g) interest incurred in connection with investments in discontinued operations;

and minus, to the extent included in such total interest expense, any amortization by the Issuer and its subsidiaries of (i) capitalized interest or (ii) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing.
      “Consolidated Leverage Ratio” means, with respect to any Person, as of any date of determination, the ratio of (a) the consolidated Debt of such Person to (b) the consolidated net worth of such Person (including, without limitation, the goodwill of such Person); provided, that for the purposes of this definition, “Debt” shall not include (and “consolidated net-worth” shall include) any indebtedness or other Obligation of the Issuer or any of its Subsidiaries that is junior and subordinate to, with respect to any distributions or liquidation preference, the Debentures.
      “Covenant Default” means the failure of the Issuer to perform or satisfy, as applicable, (a) the covenants set forth in Sections 3.09(a), 4.07, 4.09, 4.10, 4.11, 4.12, 4.15, 4.17, 4.18 or 5.01 which default continues for a period of thirty (30) days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) thereof from the Trustee or Holders of at least 25% of the outstanding principal amount of the Debentures, or (b) the covenants set forth in Sections 3.08, 3.09(b) or 3.09(c).
      “Credit Facilities” means, with respect to the Issuer and its Subsidiaries, one or more unsubordinated secured or unsecured debt facilities or commercial paper facilities with banks, insurance companies or other institutional lenders providing for unsubordinated revolving credit loans, unsubordinated term loans, unsubordinated notes, unsubordinated factoring or other receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from or issue securities to such lenders against such receivables) or unsubordinated letters of credit or other unsubordinated credit facilities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, in all cases whether entered into or effective prior to or after the date hereof.
      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which the Issuer or any Subsidiary is a party or of which it is a beneficiary designed to protect the Issuer or any Subsidiary against fluctuations in exchange rates.
      “Debentures” has the meaning stated in the recital of this Indenture and more particularly means any Debentures authenticated and delivered under this Indenture.

      “Debentures Custodian” or “Custodian” means the Person specified in Section 2.03 with respect to any Global Debenture (as appointed by the Depository), until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter, “Debentures Custodian” or “Custodian” shall mean or include such successor.
      “Debt” means, with respect to the Issuer (without duplication):

(a) any indebtedness of the Issuer, whether or not contingent, in respect of borrowed money or evidenced by bonds, debentures (including the Debentures), notes or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the deferred and unpaid balance of the purchase price of any property, which purchase price is due more than six (6) months after the date of placing such property in final service or taking final delivery thereof, or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the Issuer prepared in accordance with GAAP;

(b) the aggregate principal amount of all Debentures outstanding plus all accumulated and unpaid interest on such Debentures;

(c) all indebtedness under clause (a) of the Issuer secured by a Lien on any asset of the Issuer (whether or not such indebtedness is assumed by the Issuer) provided that the amount of indebtedness of the Issuer shall be the lesser of:

(i) the fair market value of such asset at such date of determination; and

(ii) the amount of such indebtedness of the Issuer; and

(d) to the extent not otherwise included, the Guarantee by the Issuer of any Debt under clause (a) of any other Person;
      provided, that Debt shall not include:

(A) obligations and liabilities in respect of lease facilities that are accounted for as operating leases in accordance with GAAP (including Guarantees of any such lease facilities);

(B) obligations of the Issuer or any of its Subsidiaries arising from agreements of the Issuer or a Subsidiary providing for customary indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that:

(i) such obligations are not reflected on the balance sheet of the Issuer or any Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)); and

(ii) the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Subsidiaries in connection with such disposition,

(C) (i) obligations under (or constituting reimbursement obligations with respect to) performance bonds, surety bonds, appeal bonds, completion guarantees or similar instruments issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, security or lease deposits and self-insurance; provided, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within thirty (30) days following such drawing, and (ii) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of day-light overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such obligations are extinguished within three (3) business days of incurrence; or

(D) purchase price holdbacks in connection with purchasing in the ordinary course of business of the Issuer and its Subsidiaries.

      Except as otherwise expressly provided in this definition, the amount of any Debt outstanding as of any date shall be:

(x) the accreted value thereof, in the case of any Debt issued at a discount to par;

(y) the principal amount thereof in the case of any other Debt; and

(z) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation at such date.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Depository” means, with respect to the Debentures issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depository with respect to the Debentures, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter, “Depository” shall mean or include such successor.
      “EBITDA”” for any period means the sum of consolidated net income, plus the following to the extent deducted in calculating such consolidated net income:

(a) all income tax expense of the Issuer and its consolidated Subsidiaries,

(b) Consolidated Interest Expense,

(c) any non-recurring fees, expenses or charges related to any equity offering, permitted investment, acquisition or incurrence of Debt permitted to be incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses or charges related to the transactions,

(d) depreciation and amortization expense of the Issuer and its consolidated Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period),

(e) all other non-cash losses, expenses and charges of the Issuer and its consolidated Subsidiaries (excluding any such non-cash loss, expense or charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), and

(f) any non-recurring charges that are incurred and associated with the restructuring of the operations of the Issuer and its consolidated Subsidiaries announced prior to the Issue Date,

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Subsidiary shall be added to consolidated net income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating consolidated net income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Event of Default” means the occurrence of a Bankruptcy Event, a Covenant Default or an Interest Payment Default.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended. “Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.
      “Foreign Subsidiary” means any Subsidiary of the Issuer formed under the laws of any jurisdiction other than the United States or any political subdivision thereof substantially all of the assets of which are located outside of the United States or that conducts substantially all of its business outside of the United States.
      “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by the Public Company Accounting Oversight Board or any successor thereto.
      “General Partner” means the general partner of the Issuer, and initially means UMT Services, Inc., a Delaware corporation.
      “Global Debentures Legend” means the legend set forth in the first paragraph of Exhibit A hereto.
      “Government Notes” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
      “Governmental Entity” means any federal, state, local government, or agency or any court, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
      “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including by co-issuance of the relevant Debt or by letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.
      “Hedging Obligations” means, with respect to any Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Hedging Agreements not for speculative purposes.
      “Holder” or “Debentureholder” means the Person in whose name a Debenture is registered on the Registrar’s books.
      “Indenture” means this Indenture as amended or supplemented from time to time.
      “Instruments” means all instruments, as such term is defined in the UCC, now owned or hereafter acquired by the Issuer.
      “Interest Payment Amount” is defined in Section 1(a) of Exhibit A.
      “Interest Payment Default” means the occurrence of any of the events described in (a), (b) or (c) below:

(a) the Issuer fails to pay in any month an amount equal to or greater than eighty percent (80%) of the sum of the Interest Payment Amount for such month plus any then accumulated and unpaid interest (amounts paid in subsequent months and applied to accumulated and unpaid interest for such month shall not be taken into account for the purpose of determining if the condition set forth in this clause (1) has occurred);

(b) the Issuer fails to pay an amount equal to the Interest Payment Amount for such month and for each of the next succeeding five (5) months (amounts paid in subsequent months and applied to accumulated and unpaid interest for such month shall not be taken into account for the purpose of determining if the condition set forth in this clause (b) has occurred); or

(c) the Issuer (i) fails to pay in any month an amount equal to the sum of the Interest Payment Amount for such month plus any then accumulated and unpaid interest and (ii) subsequently fails to pay in any month within the following 36 month period, the Interest Payment Amount for such month plus any then accumulated and unpaid interest.
      “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Issuer or any Subsidiary against fluctuations in interest rates.
      “Internal Revenue Service” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
      “Issue Date” means the date on which the Debentures are originally issued.
      “Issuer” has the meaning stated in the preamble of this Indenture.
      “Lien” means any mortgage, deed of trust, deed to secure debt, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under Applicable Law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease accounted for as such under GAAP be deemed to constitute a Lien.
      “Limited Partner” means a limited partner in the Issuer.
      “Maturity Date” means the tenth anniversary of the Issue Date.
      “Merger” means the merger of UMT with and into Issuer, with Issuer as the surviving entity.
      “Merger Agreement” means the Agreement and Plan of Merger, dated as of September 1, 2005, by and among the General Partner, the Issuer and UMT, as amended.
      “Minimum Tax Amount” has the meaning assigned to such term in the Partnership Agreement as of the date hereof
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, Guarantees and other liabilities payable under the documentation governing any Debt, in each case whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a Proceeding under Title 11, United States Code or any similar federal or state law for the relief of debtors (including post-petition interest) and whether or not allowed or allowable as a claim in any such Proceeding.
      “Officers” means any of the following officers of the Issuer or the General Partner: President, Chief Executive Officer, Chief Operating Officer, Treasurer, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer of the Issuer or the General Partner, as the case may be, reasonably acceptable to the Trustee.
      “Officers’ Certificate” means a certificate signed by two (2) Officers.
      “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be counsel to, but not an employee of, the Issuer. As to matters of fact, an Opinion of Counsel may conclusively rely on an Officers’ Certificate, without any independent investigation.

      “Partnership Agreement” means the Agreement of Limited Partnership of the Issuer, dated as of June 17, 2004, as amended and in effect from time to time.
      “Payment” means, with respect to the Debentures, any payment, in cash, of interest, principal, premium or any other amount on, of or in respect of the Debentures, and any cash deposit into the trust described in Article VIII. The verb “pay” has a correlative meaning.
      “Permitted Debt” means, without duplication, each of the following:

(a) Indebtedness under the Debentures and this Indenture;

(b) Senior Debt incurred in accordance with Section 4.09;

(c) other Indebtedness of the Issuer and its Subsidiaries outstanding on the Issue Date;

(d) Hedging Obligations of the Issuer or any of its Subsidiaries incurred in the ordinary course of business;

(e) Debt of a Subsidiary to the Issuer or to a Subsidiary;

(f) Debt of the Issuer to a Wholly-Owned Subsidiary;

(g) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within two (2) Business Days of incurrence;

(h) Debt of the Issuer or any of its Subsidiaries represented by letters of credit for the account of the Issuer or such Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business consistent, to the extent applicable, with past practice;

(i) Refinancing Debt;

(j) Debt (including Capital Lease Obligations) for the purpose of financing or refinancing all or any part of the lease, purchase price or cost of construction or improvement of any property (real or personal) or other assets that are used or useful in the business of the Issuer or any of its Subsidiaries (whether through the direct purchase of assets or the capital stock of any Person owning such assets and whether such Debt is owed to the seller or Person carrying out such construction or improvement or to any third party); provided that such Debt exists at the date of such purchase or transaction, or is created within 180 days thereafter; and

(k) Guarantees of Debt otherwise permitted under this Indenture.
      “Permitted Liens” means

(a) Liens securing (i) the Class B Debentures and guarantees thereof (and related obligations), and (ii) Senior Debt, which Liens under this clause (ii) may be senior to any Lien securing the Debentures;

(b) Liens in favor of the Issuer or any of its Subsidiaries;

(c) Liens on property (i) existing at the time of acquisition thereof or (ii) of a Person existing at the time such Person is merged into or consolidated with or acquired by the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those acquired or to those of the Person merged into or consolidated with the Issuer or a Subsidiary, as the case may be;

(d) Liens that secure Acquired Debt of a Person, provided that such Liens do not extend to any assets other than those of the Person that was merged with or into or became a Subsidiary of the Issuer;

(e) banker’s Liens, rights of setoff and Liens to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business consistent, to the extent applicable, with past practice;

(f) Liens to secure Debt (including Capital Lease Obligations) for the purpose of financing or refinancing all or any part of the lease, purchase price or cost of construction or improvement of any property (real or personal) or other assets that are used or useful in the business of the Issuer or such Subsidiary (whether through the direct purchase of assets or the capital stock of any Person owning such assets and whether such Debt is owed to the seller or Person carrying out such construction or improvement or to any third party); provided that such Debt exists at the date of such purchase or transaction, or is created within 180 days thereafter;

(g) Liens existing on the date hereof including, without limitation, Liens assumed as a result of the Merger;

(h) (i) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business consistent, to the extent applicable, with past practice, and (ii) Liens for taxes, assessments or governmental charges or claims, in each case, that are not yet due or delinquent or that are bonded, as the case may be, or that are being contested in good faith and by appropriate Proceedings, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(i) Liens, pledges or deposits in connection with (i) workmen’s compensation obligations and general liability exposure of the Issuer and its Subsidiaries and (ii) unemployment insurance and other social security legislation;

(j) Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Debt in respect of commercial letters of credit;

(k) (i) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Issuer or any Subsidiary of the Issuer has easement rights or on any real property leased by the Issuer or any Subsidiary of the Issuer and subordination or similar agreements relating thereto that do not individually or in the aggregate materially impair the value of the interests of the Issuer and its Subsidiaries in such property and (ii) any condemnation or eminent domain Proceedings affecting any real property;

(l) Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in a Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(m) Liens (i) on assets or properties subject to a Permitted Lien securing Debt permitted by this Indenture to be incurred, securing Interest Rate Agreements in respect of such Debt, or (ii) securing Hedging Obligations entered into in the ordinary course of business consistent, to the extent applicable, with past practice;

(n) without limitation of clause (a) above, Liens securing Refinancing Debt or amendments or renewals of Liens that were permitted to be incurred; provided, in each case, that such Liens do not extend to any additional property or asset of the Issuer or a Subsidiary;

(o) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by the Issuer or any Subsidiary in a transaction entered into in the ordinary course of business of the Issuer or such Subsidiary, consistent, to the extent applicable, with past practice;

(p) Liens incurred in the ordinary course of business of the Issuer or any Subsidiary of the Issuer with respect to Obligations that do not exceed $10 million at any one time outstanding.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, 401(K) plan or any similar plan, Governmental Entity or any other entity.
      “Principal Amount” means, with respect to any Debenture, the principal amount stated on the face of such Debenture, as may be increased or decreased from time to time by adjustments made, as appropriate, on the records of the Trustee, as the initial Debentures Custodian.
      “Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.
      “Refinance” means, in respect of any security or Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Debt in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
      “Refinancing Debt” means any Refinancing by the Issuer or any Subsidiary of Indebtedness incurred in accordance with this Indenture, in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any interest or premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses incurred by the Issuer in connection with such Refinancing) or (2) create Indebtedness with a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Issuer, then such Refinancing Indebtedness shall be Indebtedness solely of the Issuer and (y) if such Indebtedness being Refinanced is subordinate or junior to the Debentures, then such Refinancing Indebtedness shall be subordinate and junior to the Debentures at least to the same extent and in the same manner as the Indebtedness being Refinanced.
      “Related Person” means, (a) with respect to a particular individual, (i) the individual’s siblings, spouse and former spouses, if any, ancestors and lineal descendants and (ii) an Affiliate of such individual, and (b) with respect to a specified Person other than an individual, any Affiliate of such specified Person.
      “Relevant Period” means, with respect to any date of determination:

(a) if such date of determination occurs on or before the end of the first four (4) consecutive full fiscal quarters following the Closing Date, the period from the Closing Date to the end of the calendar month ending prior to the date of such determination, and

(b) if such date of determination occurs after the end of the first four (4) consecutive full fiscal quarters following the Closing Date, the period of the most recent four consecutive full fiscal quarters ending prior to the date of such determination.
      “Repurchase Amount” means, for any fiscal quarter, an amount equal to fifty percent (50%) of the net cash proceeds received by the Issuer from the sales of any debt or equity (including Capital Stock) securities offered by the Issuer in the immediately prior fiscal quarter, provided, that the Repurchase Amount must, in all instances, be equal to or greater than $1,250,000 for each fiscal quarter unless the aggregate principal amount of Debentures outstanding in any such fiscal quarter is less than $1,250,000 in which case the Repurchase Amount shall equal the aggregate principal amount of all Debentures so outstanding.
      “SEC” means the Securities and Exchange Commission.
      “Securities Act” means the Securities Act of 1933, as amended.
      “Senior Debt” means any Debt or other Obligations of the Issuer incurred under or in connection with the Credit Facilities.
      “Senior Officer” means the President or the Chief Operating Officer of the General Partner.
      “Stated Maturity” means, with respect to any installment of interest or principal of, or any other amount payable in respect of, any series of Debt, the date on which such interest, principal or other amount was scheduled to be paid in the documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest principal or other amount prior to the date scheduled for the payment thereof.
      “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns fifty percent (50%) or more of the Voting Stock or other Equity Interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity; provided, that the term “Subsidiary” does not include any of the UDF Entities.
      “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of this Indenture, unless as stated in Section 9.03 hereof.
      “Transfer” means to sell, assign, transfer, lease (other than pursuant to an operating lease entered into in the ordinary course of business), convey or otherwise dispose of, including by sale and leaseback transaction, consolidation, merger, statutory share exchange, liquidation, dissolution or otherwise, in one transaction or a series of transactions.
      “Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.
      “Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
      “UCC” means the New York Uniform Commercial Code as in effect from time to time.
      “UDF Entities” means United Development Funding, L.P., a Delaware limited partnership, United Development Funding II, L.P., a Nevada limited partnership, United Development Funding III, L.P., a Nevada limited partnership and any other limited partnership organized by an Affiliate of the Issuer that has a similar corporate structure and corporate purpose as any of the foregoing entities.
      “UMT” means United Mortgage Trust, a Maryland real estate investment trust.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors or other governing body of such Person.
      “Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. With respect to the Issuer, “Wholly Owned Subsidiary” shall also mean any limited partnership whose outstanding limited partnership interests are all owned by the Issuer and whose outstanding general partnership interests are all owned by an Affiliate of the Issuer.

      Section 1.02     Other Definitions.

Term	Defined in Section

Agent Members	2.13
Bankruptcy Event	6.01
Change of Control Offer	4.07	(b)
Corporate Trust Office	11.02
Covenant Defeasance	8.01	(c)
Definitive Debentures	2.01	(c)
DTC	2.03
Global Debenture	2.01	(b)
Guarantor Payment Blockage Notice	12.03
Indemnified Party	7.07
Legal Defeasance	8.01	(b)
Legal Holiday	11.08
Paying Agent	2.03
Payment Blockage Notice	10.03
protected purchaser	2.06
Purchase Date	4.07	(b)(3)
Registrar	2.03
Restricted Payment	4.12
Restricted Transfer Legend	2.01	(a)
      Section 1.03     Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture. The following TIA terms have the following meanings:

“indenture notes” means the Debentures.

“indenture security holder” means a Debentureholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture notes means the Issuer and any other obligor on the indenture Debentures.
      All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.
      Section 1.04     Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) except as otherwise set forth herein, references in this Indenture to an agreement or other document (including this Indenture) include references to such agreement or document as amended, replaced or otherwise modified (without, however, limiting the effect of the provisions of this

Indenture with regard to any such amendment, replacement or modification), and the provisions of this Indenture apply to successive events and transactions. References to any Person include such Person’s successors in interest and permitted assigns;

(g) where any Payment is to be made or funds applied hereunder on a day which is not a Business Day, unless otherwise expressly provided, such Payment shall be made or funds applied on the next succeeding Business Day; and

(h) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP and accretion of principal on such security shall not be deemed to be the incurrence of Debt.

ARTICLE II
THE DEBENTURES
      Section 2.01     Form and Dating. (a) All Debentures issued pursuant to this Indenture, including all Debentures issued on the date hereof, and any Additional Debentures, and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Indenture, and as otherwise provided in this Article II. The Debentures may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Issuer; and provided, further, that no Debenture may be issued without the restricted transfer legend set forth in the second paragraph of Exhibit A (the “Restricted Transfer Legend”). Each Debenture shall be dated the date of its authentication. The terms of the Debentures set forth in Exhibit A are part of the terms of this Indenture. The Debentures shall be issuable only in registered form without coupons. Debentures may be issued in denominations of $20 and integral multiples thereof, or in any such smaller denominations as is necessary to allow the issuance of Debentures with an original principal amount as the Issuer would be required to deliver in connection with the Merger.
      (b) The Debentures issued on the date hereof are being issued by the Issuer pursuant to the Merger. The Debentures may be issued initially in the form of one or more permanent Global Debentures substantially in the form set forth in Exhibit A (collectively, the “Global Debenture”) deposited with the Trustee, as Debentures Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Global Debentures shall each be issued with a CUSIP number. The aggregate principal amount of each Global Debenture may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Debentures Custodian. Transfers of Debentures shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Debentures, as more fully provided in Section 2.13.
      (c) Debentures issued other than as described in the preceding two (2) paragraphs, if any, shall be issued in the form of permanent certificated Debentures in registered form in substantially the form set forth in Exhibit A attached hereto without the Global Debentures Legend (the “Definitive Debentures”).
      (d) All Debentures issued hereunder, including the Debentures issued on the date hereof and any Additional Debentures, shall be treated as a single class of securities under this Indenture.
      (e) The Trustee hereby acknowledges, from and after the authentication of the Debentures issues pursuant hereto, its acceptance on behalf and for the benefit of the Holders.
      Section 2.02     Execution and Authentication. One or more Officers of the General Partner shall sign the Debentures by manual or facsimile signature.
      If an Officer whose signature is on a Debenture, and who was authorized to sign on behalf of the Issuer at the time when such signature was affixed, no longer holds that office at the time the Trustee authenticates the Debenture, the Debenture shall be valid nevertheless.

      A Debenture shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Debenture. The signature shall be conclusive evidence that the Debenture has been authenticated under this Indenture.
      The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by two (2) of its Officers Debentures for original issue on the date hereof in an aggregate principal amount of $[          ]. Such order shall specify the amount of the Debentures to be authenticated and the date on which the original issue of Debentures is to be authenticated. The aggregate principal amount of Debentures outstanding at any time may not exceed the amount equal to $20.00 multiplied by the sum of (1) the number of shares of beneficial interest of UMT outstanding immediately prior to the effective time of the Merger plus (2) the number of shares of beneficial interest of UMT underlying options outstanding immediately prior to the effective time of the Merger.
      The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Debentures. Any such appointment shall be evidenced by an instrument signed by a Trust Officer of the Trustee, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Debentures whenever the Trustee may do so. After any such appointment, each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands. Any institution succeeding to the corporate agency business of an authenticating agent shall continue to be an authenticating agent without the execution or filing of any power or any further act on the part of the Trustee or such authenticating agent.
      An authenticating agent may at any time resign by giving written notice of resignation to the Trustee and to the Issuer. The Trustee or the Issuer may at any time terminate the agency of an authenticating agent by giving notice of termination to such authenticating agent and to the Issuer (in the case of such termination by the Trustee) or the Trustee (in the case of such termination by the Issuer). Upon receiving such a notice of resignation or upon such a termination, or in case at any time an authenticating agent shall cease to be acceptable to the Trustee or the Issuer, the Trustee may promptly appoint a successor authenticating agent. Any successor authenticating agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an authenticating agent. No successor authenticating agent shall be appointed unless acceptable to the Trustee and Issuer.
      The Issuer aggress to pay to each authenticating agent from time to time reasonable compensation for its services under this Section 2.02.
      Section 2.03     Registrar and Paying Agent. The Issuer shall maintain an office or agency where Debentures may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Debentures may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Debentures and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 11.02.
      All Debentures issued upon any registration of transfer or exchange of Debentures shall be the valid Obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Debentures surrendered upon such registration of transfer or exchange.
      Each Debenture shall be registered at all times as herein provided, and any transfer or exchange of such Debenture will be valid for purposes hereunder only upon registration of such transfer or exchange by the Transfer Agent and Registrar as provided herein.
      The Issuer may also from time to time designate one (1) or more other offices or agencies where the Debentures may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer will give prompt notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
      The Issuer initially designates the corporate trust office of the Trustee specified in Section 11.02 as such office of the Issuer in accordance with this Section 2.03.
      The Issuer shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture, which shall incorporate and comply with the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to reasonable compensation therefor pursuant to Section 7.07. Either the Issuer or any domestically organized Wholly Owned Subsidiary of the Issuer may act as Paying Agent, Registrar, co-registrar or Transfer Agent.
      The Issuer initially appoints the Trustee as Registrar and Paying Agent in connection with the Debentures.
      The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depository with respect to the Global Debentures, and the Trustee shall initially be the Debentures Custodian with respect to the Global Debentures.
      The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided that no such removal shall become effective until payment to the Registrar or Paying Agent of any fees due to either of them from the Issuer, other than fees which are currently being contested in good faith, and (a) acceptance of an appointment by a successor appointed by the Trustee and reasonably acceptable to the Issuer as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (b) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (a) above. The Registrar or Paying Agent may resign at any time upon not less than three (3) Business Days’ prior written notice to the Issuer; provided, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.
      Section 2.04     Paying Agent To Hold Money in Trust. Prior to 10:00 a.m., New York City time, on each due date of the principal and interest on any Debenture, the Issuer shall deposit with the Paying Agent (or if the Issuer or its Wholly Owned Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The final payment with respect to any Debenture, however, shall be made only upon presentation and surrender of such Debenture by the Holder or its agent at the corporate trust office or other agency of the Trustee or Paying Agent specified in the notice given by the Trustee or Paying Agent with respect to such final payment. The Trustee or Paying Agent shall mail such notice of the final payment of each Debenture to the Holder no later than five (5) Business Days prior to such final payment. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Debentureholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Debentures and shall notify the Trustee in writing of any default by the Issuer in making any such payment within one (1) Business Day thereof. If the Issuer or its Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.
      Any money deposited with any Paying Agent, or then held by the Issuer or its Wholly Owned Subsidiary in trust for the payment of principal or interest on any Debenture and remaining unclaimed for two (2) years after such principal and interest has become due and payable shall be paid to the Issuer at its request, or, if then held by the Issuer or a Wholly Owned Subsidiary, shall be discharged from such trust; and the Debentureholders shall thereafter, as general unsecured creditors, look only to the Issuer for payment thereof, and all liability of the Paying Agent with respect to such money, and all liability of the Issuer or such Wholly Owned Subsidiary as trustee thereof, shall thereupon cease.
      Section 2.05     Debentureholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Debentureholders. If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five (5) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Debentureholders.
      Section     2.06     Transfer and Exchange. Transfers of Debentures are restricted in accordance with Section 2.14. The Debentures shall be issued in registered form and shall be transferable only upon the surrender of a Debenture for registration of transfer. When a Debenture is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the following requirements (and any additional requirements imposed by any amendments to Section 8.401 of the UCC or any replacement or successor section) are met: (a) the Person seeking registration of transfer is eligible to have the Debenture registered in the name of the Person; (b) the endorsement or instruction for transfer is made by the appropriate Person or by an agent who has actual authority to act on behalf of the appropriate Person; (c) reasonable assurance is given the Registrar that the endorsement or instruction is genuine and authorized; (d) any Applicable Law relating to the collection of taxes has been complied with; (e) the transfer does not violate the Global Debentures Legend, if applicable, or the Restricted Transfer Legend; (f) a demand that the Issuer or the Registrar not register the transfer has not become effective under Section 8.403 of the UCC, or the Issuer has complied with Section 8.403(b) of the UCC but no legal process or indemnity bond is obtained as provided in Section 8.403(d) of the UCC; and (g) the transfer is in fact rightful or is to a protected purchaser as defined in Section 8.303 of the UCC (a “protected purchaser”). When a Debenture is presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Debentures of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Debentures at the Registrar’s or co-registrar’s request. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section.
      Prior to the due presentation for registration of transfer of any Debenture, the Issuer, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the Person in whose name a Debenture is registered as the absolute owner of such Debenture for the purpose of receiving payment of principal of and accrued and unpaid interest, if any, on such Debenture and for all other purposes whatsoever, whether or not such Debenture is overdue, and none of the Issuer, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.
      If applicable, any Holder of a Global Debenture shall, by acceptance of such Global Debenture, agree that transfers of beneficial interests in such Global Debenture are restricted in accordance with Section 2.14 and may be effected only through a book-entry system maintained by (i) the Holder of such Global Debenture (or its agent) or (ii) any holder of such beneficial interest, and that ownership of a beneficial interest in such Global Debenture shall be required to be reflected in a book entry.
      All Debentures issued upon any transfer or exchange pursuant to this Section 2.06 will evidence the same debt and will be entitled to the same benefits under this Indenture as the Debentures surrendered upon such transfer or exchange.
      Each Holder of a Debenture agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Debenture in violation of any provision of this Indenture and/or applicable United States federal or state securities law.
      The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under Applicable Law with respect to any transfer of any interest in any Debenture (including any transfers between or among Persons who have accounts with the Depository or beneficial owners of interests in any Global Debenture) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
      The Trustee shall not have any responsibility for any actions taken or not taken by the Depository.
      Section 2.07     Replacement Debentures. If a mutilated Debenture is surrendered to the Registrar or if the Holder claims that the Debenture has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Debenture if the Holder (a) reasonably satisfies the Issuer or the Trustee within a reasonable time after he has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer or the Trustee prior to the Debenture being acquired by a protected purchaser and (c) satisfies any other reasonable requirements of the Trustee and the Issuer including evidence of the destruction, loss or theft of the Debenture. Such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss that any of them may suffer if a Debenture is replaced. The Issuer and the Trustee may charge the Holder for their fees and expenses in replacing a Debenture including the payment of a sum sufficient to cover any tax or other governmental charge that may be required. In the event any such mutilated, lost, destroyed or wrongfully taken Debenture has become or is about to become due and payable, the Issuer in its discretion may pay such Debenture instead of issuing a new Debenture in replacement thereof.
      Every replacement Debenture is a valid additional Obligation of the Issuer.
      The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Debentures.
      Section 2.08     Outstanding Debentures. Debentures outstanding at any time are all Debentures authenticated by the Trustee except for those canceled by it, those paid under Section 2.07, those delivered to it for cancellation and those described in this Section as not outstanding. A Debenture does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Debenture.
      If a Debenture is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Debenture is held by a protected purchaser.
      If the Paying Agent (i) segregates and holds in trust, in accordance with this Indenture, on a maturity date, money sufficient to pay all principal and interest payable on that date with respect to the Debentures (or portions thereof) maturing, and (ii) the Paying Agent is not prohibited from paying such money to the Debentureholders on that date pursuant to the terms of this Indenture, then on and after that date such Debentures (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
      Section 2.09     Temporary Debentures. Until Definitive Debentures and Global Debentures are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Debentures. Temporary Debentures shall be substantially in the form of Definitive Debentures but may have variations that the Issuer considers appropriate for temporary Debentures. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Debentures and deliver them in exchange for temporary Debentures upon surrender of such temporary Debentures at the office or agency of the Issuer, without charge to the Holder.
      Section 2.10     Cancellation. The Issuer at any time may deliver Debentures to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Debentures surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Debentures surrendered for registration of transfer, exchange, payment or cancellation and deliver canceled

Debentures to the Issuer in accordance with the Trustee’s customary procedures. The Issuer may not issue new Debentures to replace Debentures they have paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Debentures in place of canceled Debentures other than pursuant to the terms of this Indenture.
      Section 2.11     Defaulted Interest. If the Issuer defaults in a payment of interest on the Debentures, the Issuer shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the persons who are Debentureholders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each Debentureholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid. The Issuer may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements (if applicable) of any Debentures exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this paragraph, such manner of payment shall be deemed practicable by the Trustee.
      Section 2.12     CUSIP Numbers. The Issuer in issuing the Debentures shall use “CUSIP” numbers (if then generally in use); provided, that no representation is made as to the correctness of such numbers either as printed on the Debentures and reliance may be placed only on the other identification numbers printed on the Debentures. The Issuer will promptly notify the Trustee in writing of any change in “CUSIP” numbers.
      Section 2.13     Book-Entry Provisions for Global Debentures. (a) Each Global Debenture initially shall (i) be registered in the name of the Depository for such Global Debenture or the nominee of such Depository and (ii) be delivered to the Trustee as the initial Debentures Custodian for such Depository. Beneficial interests in Global Debentures may be held indirectly through members of or participants in (“Agent Members”) the Depository.
      Agent Members shall have no rights under this Indenture with respect to any Global Debenture held on their behalf by the Depository, or the Trustee as Debentures Custodian, or under such Global Debenture, and the Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Debenture for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or shall impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder.
      (b) Transfers of a Global Debenture shall be limited to transfers of such Global Debenture in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in a Global Debenture may be transferred in accordance with the rules and procedures of the Depository (and Agent Member, if applicable) and the provisions of Section 2.14. The Trustee shall register the transfer of Definitive Debentures to all beneficial owners in exchange for their beneficial interests in a Global Debenture if (i) the Depository notifies the Issuer that it is unwilling or unable to continue as Depository for such Global Debenture or the Depository ceases to be a clearing agency registered under the Exchange Act, at a time when the Depository is required to be so registered in order to act as Depository, and in each case a successor Depository is not appointed by the Issuer within ninety (90) days of such notice or, (ii) the Issuer executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Debenture shall be so exchangeable or (iii) an Event of Default (other than an Interest Payment Default) has occurred and is continuing and the Registrar has received a request from the Depository to permit such transfers. Global Debentures shall only be exchanged for Definitive Debentures bearing the Restricted Transfer Legend, and, in connection with any exchange of Global Debentures for Definitive Debentures, the Trustee may request certificates or other evidence from the Holder thereof prior to exchange necessary to evidence compliance with this Article II.

      (c) The registered Holder of a Global Debenture may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Debentures.
      Section 2.14     Transfer Provisions.
      (a) Transfer Restrictions. With the exception of a transfer by a Holder to a Related Person of such Holder, no Debenture or beneficial interest therein shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Section 2.14. Any transfer or purported transfer of a Debenture, or a beneficial interest therein, not made in accordance with this Section 2.14 shall be null and void. Other than transfers to a Related Person, a Debenture or beneficial interest therein may be transferred only with the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole discretion, or if required by operation of law. Without limiting the generality of the foregoing, the General Partner may, but shall not be obligated to, withhold its consent to any transfer of a Debenture or beneficial interests therein if the General Partner determines, in its sole discretion, that such transfer or encumbrance would or might reasonably be expected to:

(i) cause the termination or dissolution of the Issuer for United States federal income tax purposes or otherwise,

(ii) create a significant risk that the limited liability of the Limited Partners would be affected adversely,

(iii) create a significant risk of the Issuer being treated as an association taxable as a corporation or otherwise being taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), or

(iv) be detrimental to the Issuer or its business in any way. In connection with any such transfer, the General Partner may, but shall not be obligated to, require the affected Debentureholder (at such Debentureholder’s expense) to provide an opinion of counsel with respect to any one or more of the matters described in subsections (i), (ii), (iii) or (iv) of the immediately preceding sentence, and require the transferee to execute a transfer instrument reasonably satisfactory to the General Partner. The General Partner shall review and respond to a request to consent to a proposed transfer of any Debenture within a reasonable period of time after receiving a copy of the proposed instrument of assignment and all such certificates and documents which the General Partner may reasonably request. The Registrar shall register a transfer of a Debenture upon receipt by the Registrar of either (A) the written consent of the General Partner to such transfer or (B) a letter substantially in the form of Exhibit B hereto establishing that the proposed transferee of such Debenture is a Related Person of the Holder of such Debenture.
      (b) General. By its acceptance of any Debenture, each Holder of such a Debenture acknowledges the restrictions on transfer of such Debenture set forth in this Indenture and in the Global Debentures Legend and Restricted Transfer Legend and agrees that it shall transfer such Debenture or a beneficial interest therein only as provided in this Indenture. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.14. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.
ARTICLE III
REDEMPTION
      Section 3.01     Notices to Trustee. If the Issuer elects or is required to redeem Debentures pursuant to this Article III, it shall notify the Trustee in accordance with Section 3.03.
      The Issuer shall give each notice provided for in this Section to the Trustee and each Holder at least thirty (30) days before the redemption date (or as otherwise provided herein) unless the Trustee consents to a shorter period. If fewer than all the Debentures are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustee, which record date shall be not fewer than fifteen (15) days after the date of notice to the Trustee. Any election by the Issuer to redeem Debentures may be canceled at any time prior to notice of such redemption being mailed to any Holder and such cancelled notice shall thereby be void and of no effect.
      Section 3.02     Selection. If less than all of the Debentures are to be redeemed at any time, selection of Debentures for redemption will be made by such method as the Trustee shall reasonably deem fair and appropriate, including, without limitation, on a pro rata basis or by lot. If any Debenture is to be redeemed in part only, the notice of redemption that relates to such Debenture shall state the portion of the principal amount thereof to be redeemed. On and after the redemption date, interest ceases to accrue on Debentures or portions of them called for redemption.
      Section 3.03     Notice. Notices of redemption shall be mailed by first class mail to each Holder of Debentures to be redeemed at its registered address. Notices of redemption may not be conditional.
      The notice shall identify the Debentures to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) the name and address of the Paying Agent;

(d) that Debentures called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(e) if any Debenture is being redeemed in part, the certificate numbers and portion of the principal amount of the particular Debentures to be redeemed, the portion of the principal amount equal to the unredeemed portion thereof, and that, after the redemption date upon surrender of such Debentures, a new Debenture or Debentures in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Debenture;

(f) that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Debentures (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(g) that the paragraph of the Indenture pursuant to which the Debentures called for redemption are being redeemed;

(h) that the CUSIP number, if any, printed on the Debentures is being redeemed; and

(i) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Debentures.
      At the Issuer’s request (which may be revoked at any time in writing prior to the time at which the Trustee shall have given such notice to the Holders) and at the Issuer’s expense, the Trustee shall give the notice of redemption in the Issuer’s name. In such event, the Issuer shall provide the Trustee with the information required by this Section.
      Section 3.04     Effect of Notice of Redemption. Once notice of redemption is mailed, Debentures called for redemption shall become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Debentures shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date; provided that if the redemption date is after a regular record date as provided in the Debenture and on or prior to the interest payment date, the accrued interest shall be payable to the Debentureholder of the redeemed Debentures registered on the relevant record date. If mailed in the manner herein, the notice shall be conclusively presumed to have been given whether or not the Holder receives such notice. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

      Section 3.05     Deposit of Redemption Price. Prior to 10:00 a.m., New York City time, on the redemption date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or its Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued and unpaid interest on all Debentures to be redeemed on the redemption date other than Debentures or portions of Debentures called for redemption that have been delivered by the Issuer to the Trustee for cancellation. The Paying Agent shall then pay such amounts to the Holders electing redemption until 100% of the principal amount (plus any accumulated but unpaid interest thereon) of each Debenture elected to be so redeemed is paid in full; provided that the Holder so electing such redemption must surrender all certificates representing such elected Debentures to the Paying Agent before it shall be entitled to receive such payment.
      Section 3.06     Debentures Redeemed in Part. Upon surrender of a Debenture that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Debenture equal in principal amount to the unredeemed portion of the Debenture surrendered.
      Section 3.07     Optional Redemption. The Debentures may not be redeemed prior to the fifth anniversary of the Closing Date. Thereafter, the Debentures will be subject to redemption at any time at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date):

Period	Price

Prior to the sixth anniversary of the Closing Date	104.0%
On and after the sixth anniversary of the Closing Date but prior to the seventh anniversary of the Closing Date	102.67%
On and after the seventh anniversary of the Closing Date but prior to the eighth anniversary of the Closing Date	101.33%
On and after the eighth anniversary of the Closing Date	100.00%
      Section 3.08     Mandatory Redemption at Maturity. The Issuer shall redeem the Debentures on the Maturity Date at a redemption price equal to the principal amount and accrued and unpaid interest for each Debenture.
      Section 3.09     Mandatory Redemption at the Election of the Holder Upon Interest Payment Default. (a) Within fifteen (15) days following an Interest Payment Default or a Covenant Default, the General Partner, on behalf of the Issuer, shall send a notice to each Holder, with a copy to the Trustee, meeting the requirements of Section 3.09(b).
      (b) Such notice shall comply with the provisions described in Section 3.03, and which shall state, in addition to the statements required under such Section 3.03, (i) a redemption date for such Debentures that such Holder elects to redeem which is no more than one hundred and twenty (120) nor fewer than ninety (90) days after the final day of the month in which the Interest Payment Default occurred, (ii) that each Holder may elect to redeem each of its Debentures for 100% of the principal amount of such Debenture plus any accumulated but unpaid interest thereon and (iii) that the redemption price for such Debentures that the Holder elects to redeem shall be paid by the Issuer as follows:

(A) twenty percent (20%) of the principal amount of such Debenture so elected to be redeemed shall be paid on the redemption date stated in the notice plus any premium and accumulated but unpaid interest on such twenty percent (20%) of the principal amount;

(B) thirty-five percent (35%) of the principal amount of such Debenture so elected to be redeemed shall be paid on the first anniversary of the redemption date stated in the notice plus any premium and accumulated but unpaid interest on such thirty-five percent (35%) of the principal amount; and (C) forty-five percent (45%) of the principal amount of such Debenture so elected to be redeemed shall be paid on the second anniversary of the redemption date stated in the notice plus any accumulated but unpaid interest on such forty-five percent (45%) of the principal amount; provided, however, that notwithstanding anything in this Section 3.09 to the contrary, the Debentures shall be redeemed by the Issuer on the Maturity Date at a redemption price equal to the principal amount then outstanding and accrued and unpaid interest for each Debenture.

      Holders electing to have a Debenture redeemed will be required to surrender the Debenture, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three (3) Business Days prior to the redemption date.
      (c) On the redemption date, and on the succeeding two anniversaries of the redemption date, the Issuer and Paying Agent, as applicable, shall, to the extent lawful, with respect to Debentures as to which Holders have properly elected redemption:

(i) redeem the portion of the Debentures (or beneficial interests under a Global Debenture) set forth above, as applicable;

(ii) deposit with the Paying Agent (by no later than 10:00 a.m., New York City time on such date) money sufficient to pay the portion of the redemption price to be paid on such date and the Paying Agent shall pay such portion of the redemption price to the applicable Holders;

(iii) deliver, or cause to be delivered, to the Trustee for cancellation, the applicable portion of Debentures redeemed on such date.
      (d) Notwithstanding the foregoing, with respect to Debentures any Holder has properly elected to have redeemed pursuant to this Section 3.09, upon and following the occurrence of an Interest Payment Default and until such Debentures have been redeemed, the Holder shall have and maintain all rights (other than the right to receive a monthly interest payment) and remedies under, and the Issuer shall be bound by all Issuer covenants and other obligations set forth in, this Indenture, provided, that upon the occurrence of a subsequent Interest Payment Default, a Holder may only properly elect to have Debentures redeemed pursuant to this Section 3.09 that such Holder has not previously elected to have redeemed pursuant to this Section 3.09.
      Section 3.10     No Sinking Fund. There shall be no sinking fund for the payment of principal on the Debentures to the Debentureholders.
ARTICLE IV
COVENANTS
      Section 4.01     Payment of Debentures. The Issuer shall promptly pay the principal, premium (if any) of and interest on the Debentures on the dates and in the manner provided in the Debentures and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent (but only if other than the Issuer or a Wholly Owned Subsidiary) holds by 10:00 a.m., New York City time, in accordance with this Indenture available funds sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Debentureholders on that date pursuant to the terms of this Indenture.
      Section 4.02     Reports. Notwithstanding that the Issuer may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Issuer shall file with the SEC the annual reports and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In the event the Issuer is not permitted to file such reports, documents and information with the SEC, the Issuer will provide substantially similar information to the Trustee and the Holders, as if the Issuer were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The Issuer also shall comply with the other provisions of TIA Section 314(a).
      Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
      Section 4.03     Taxes. The Issuer shall, and shall cause each Subsidiary to pay, prior to delinquency, all material taxes, assessments and other governmental levies except as contested in good faith by appropriate Proceedings.
      Section 4.04     Compliance with Laws. The Issuer shall comply and shall cause each Subsidiary to comply with Applicable Law where the failure to so comply could have a material adverse effect on the Issuer or any such Subsidiary.
      Section 4.05     Maintenance of Property. The Issuer shall maintain and shall cause each Subsidiary to maintain its properties and assets in good condition and repair, ordinary wear, tear and obsolescence excepted.
      Section 4.06     Reserved.
      Section 4.07     Repurchase of Debentures on a Change of Control.
      (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Issuer purchase such Holder’s Debentures at a price equal to 101% of the principal amount thereof on the Purchase Date plus accrued and unpaid interest, if any, to the Purchase Date.
      (b) Within thirty (30) days following the consummation of a transaction that has resulted or will result in a Change of Control, the Issuer shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(i) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Debentures at a purchase price in cash equal to 101% of the principal amount thereof on the Purchase Date plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(ii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(iii) the date the Issuer shall purchase the Debentures (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed) (the date of such purchase being referred to herein as the “Purchase Date”); and

(iv) the instructions, as determined by the Issuer, consistent with this Section, that a Holder must follow in order to have its Debentures purchased.
      (c) Holders electing to have a Debenture purchased will be required to surrender the Debenture, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three (3) Business Days prior to the Purchase Date.
      (d) On the Purchase Date, the Issuer and Paying Agent, as applicable, shall, to the extent lawful:

(i) accept for payment Debentures (or portions thereof or beneficial interests under a Global Debenture) properly tendered to the Issuer (or a depositary selected by the Issuer);

(ii) deposit with the Paying Agent (by no later than 10:00 a.m., New York City time on such date) money sufficient to pay the purchase price plus accrued and unpaid interest, if any, to the date of the purchase, of all Debentures (or portions thereof or beneficial interests under a Global Debenture) properly tendered to the Issuer (or a depositary selected by the Issuer), and the Paying Agent shall pay the purchase price plus accrued and unpaid interest if any, to the date of the purchase, of all Debentures (or portions thereof or beneficial interests under a Global Debenture) properly tendered to the Issuer (or a depositary selected by the Issuer);

(iii) deliver, or cause to be delivered to the Trustee, Debentures (or portions thereof or beneficial interests under a Global Debenture) so tendered for cancellation.
      (e) Notwithstanding the foregoing provisions of this Section, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section applicable to a Change of Control Offer made by the Issuer and purchases all Debentures validly tendered and not withdrawn under such Change of Control Offer or if the Issuer has exercised its option to redeem all the Securities pursuant to Section 3.07 of this Agreement.
      (f) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, any other securities laws or regulations and all Applicable Law in connection with the purchase of Debentures pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue of its compliance with such securities laws or regulations.
      (g) Notwithstanding any of the foregoing, the Issuer’s obligation to repurchase Debentures pursuant to this Section 4.07 shall be subordinate to the Issuer’s obligation to redeem or otherwise repay any Senior Debt of the Issuer upon a change of control (as defined in the documents governing and instruments evidencing such Senior Debt) and the Issuer shall not be obligated to commence or consummate a repurchase pursuant to this Section 4.07 until such Debt is redeemed or otherwise repaid in full (unless each holder of such Debt consents to the prior or simultaneous commencement or consummation of a repurchase of Debentures pursuant to this Section 4.07).
      Section 4.08     Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officers’ Certificate, one of the signers of which shall be the principal executive officer or the principal accounting officer of the Issuer, stating (i) that in the course of the performance by the signers of their duties as Officers of the General Partner they would normally have knowledge of any Event of Default and whether or not the signers know of any Event of Default that occurred during such period and (ii) to the best of such Officers’ knowledge, based on such review, there has been no Event of Default (or default that, with notice or the passage of time or both, would be an Event of Default) under this Indenture throughout such period or, if there has been an Event of Default (or default) in its compliance with any such condition or covenant, specifying each such Event of Default (or default) known to such Officer and the nature and status thereof. If they do have such knowledge, the certificate shall describe the Event of Default, the status of such Event of Default and what action the Issuer is taking or proposes to take with respect thereto. The Issuer also shall comply with Section 314(a)(4) of the TIA. The Issuer shall deliver to the Trustee, as soon as possible and in any event within five (5) days after the Issuer becomes aware of the occurrence of any Event of Default, or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers’ Certificate setting forth the details of such Event of Default and the action which the Issuer proposes to take with respect thereto.
      Section 4.09     Issuance of Senior Indebtedness. The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Senior Debt, provided, that the Issuer and its Subsidiaries may incur such Senior Debt if, on the date of such creation, issuance, assumption or other incurrence and after giving effect thereto, including the receipt and contemporaneous application of the proceeds thereof (a) no Interest Payment Default has occurred and is continuing, the Issuer is in compliance with its obligations under Section 4.12 and material compliance with its obligations hereunder, and (b) the aggregate principal amount of all such Debt is no greater than fifty percent (50%) of the book value of the total assets of the Issuer and its subsidiaries (on a consolidated basis) calculated in accordance with GAAP.

      Section 4.10     Limits on Class B Debentures.
      (a) The Issuer shall not issue more than $2,298,000 in aggregate principal amount of the Class B Debentures. Subject to the foregoing and the other terms of this Indenture, each Holder, by accepting such Debenture, acknowledges that the Issuer may issue additional Debentures or other securities and that such Debentures or other securities may be on such terms and for such consideration as the issuer may determine in its discretion.
      (b) The Issuer shall not, and shall not permit any of its Subsidiaries to, deposit amounts in trust, for the benefit of the holders of the Class B Debentures, or take any other action, in each case, for the purpose of discharging the Issuer’s obligations under the Class B Indenture until such time as all Debentures and the Issuer’s other obligations hereunder have been paid in full or otherwise discharged; provided, however that notwithstanding the foregoing, provided no Default exists hereunder, the Issuer shall be entitled to make regularly scheduled payments of interest and principal due under the terms of the Class B Debentures.
      Section 4.11     Debenture Repurchase Program. To the extent permitted by Applicable Law (including applicable federal and state securities laws), the Issuer will maintain a limited Debenture repurchase program for the Debentures under which the Issuer will offer to repurchase, in any calendar year, a number of Debentures up to ten percent (10%) of the total number of Class A Debentures outstanding at the beginning of such year. In each fiscal quarter, the Issuer will offer to repurchase Debentures with (a) an aggregate principal amount equal to at least the Repurchase Amount for such fiscal quarter and (b) accrued and unpaid interest thereon. Notwithstanding any of the foregoing, in no event shall the Issuer or any of its Subsidiaries be obligated to repurchase, or offer to repurchase, an amount of Debentures which, in the determination of the Issuer, based upon the advice of outside counsel, would create a risk of the Issuer being classified as a “publicly traded partnership” as such term is used in the Code.
      Any Debentures purchased by the Issuer pursuant to this Section 4.11 shall be purchased for an amount equal to the principal amount of such Debenture plus any accrued but unpaid interest thereon.
      Section 4.12     Limitation on Restricted Payments. The Issuer shall not (a) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s Equity Interests (including any payments in connection with any merger or consolidation involving the Issuer) or to the direct or indirect holders of the Issuer’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests of the Issuer); (b) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer or other Affiliate of the Issuer (other than any such Equity Interests owned by the Issuer of any of its Wholly Owned Subsidiaries and other than the Debentures); or (c) make any capital contributions (other than capital contributions in the ordinary course of business), extend loans (other than loans in the ordinary course of business), or enter into any other transactions not on terms at least as favorable as terms the Issuer could obtain from a third party, in each case (i) to an Affiliate of the Issuer and (ii) not taken in bad faith for the purpose of avoiding the Issuer’s obligation to pay the principal, premium (if any) of and interest on the Debentures as provided in the Debentures and in this Indenture; (all such payments and other actions set forth in clauses (a) and (b) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving pro-forma effect to such Restricted Payment:
      (a) the Issuer would have a Consolidated Leverage Ratio that is less than or equal to:(A) 30 to 1 if such Restricted Payment is made prior to the first anniversary of the Closing Date,

(B) 10 to 1 if such Restricted Payment is made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, and

(C) 5 to 1 if such Restricted Payment is made on or after the third anniversary of the Closing Date;

(b) the Issuer would have a Consolidated Coverage Ratio that is greater than or equal to:

(A) 1.25 to 1 if such Restricted Payment is made prior to the first anniversary of the Closing Date,

(B) 1.75 to 1 if such Restricted Payment is made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, and

(C) 2.0 to 1 if such Restricted Payment is made on or after the third anniversary of the Closing Date;

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer in the then-current fiscal quarter, would be equal to or less than seventy-five percent (75%) of the Issuer’s net income from the most recent prior fiscal quarter; and

(d) the Issuer shall be in material compliance with its other obligations hereunder and there shall not be any accumulated and unpaid interest on the Debentures.
      Notwithstanding the foregoing, the Issuer may, within a reasonable amount of time following the end of each calendar year, distribute to the Issuer’s Limited Partners an amount equal to the Minimum Tax Amount for such Limited Partners for such year.
      Section 4.13     Use of Generally Accepted Accounting Principles. All computations required to be made under this Indenture shall be calculated in accordance with GAAP (as defined herein) as in effect as of the date such calculation is reported to the holders of the Debentures or publicly disclosed.
      Section 4.14     Books and Records. Each Holder shall have the right, for a purpose reasonably related to such Holder’s status as a Holder, upon twenty (20) days prior written notice, and at such Holder’s own expense, to inspect and copy the books of the Issuer and other reasonably available records and information concerning the operation of the Issuer. The Issuer may keep confidential from such Holder, for such period of time as the Issuer deems reasonable, (a) any information that the Issuer reasonably believes to be in the nature of trade secrets, or (b) other information the disclosure of which the Issuer in good faith reasonably believes (i) is not in the best interests of the Issuer, (ii) could damage the Issuer or (iii) that is required by law or by agreement with any third party to be kept confidential.
      Section 4.15     Limited Partnership Existence. Except as otherwise permitted by Article V, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a limited partnership and the corporate, partnership or other existence of each of its Subsidiaries in accordance with (i) Applicable Law, (ii) the respective organizational documents of each such Subsidiary and (iii) the rights (charter and statutory) and material franchises of each of its Subsidiaries; provided, that the Issuer shall not be required to preserve any such right, franchise, limited partnership or corporate existence with respect to any such Subsidiary if the General Partner of the Issuer shall determine that the loss thereof would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Issuer and its Subsidiaries taken as a whole.
      Section 4.16     Further Assurances. The Issuer shall execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, security agreements, pledge agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, and other instruments as may be required by the Trustee from time to time in order to better assure, grant, preserve, protect and confirm to the Trustee any of the rights granted now or hereafter intended by the parties thereto to be granted to the Trustee under any other instrument executed in connection therewith or granted to the Trustee, as applicable under any instrument executed in connection therewith.
      Section 4.17     Liens. The Issuer shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Issuer or any of its Subsidiaries, unless (i) in the case of Liens securing

Indebtedness that is expressly subordinate or junior in right of payment to the Debentures, the Debentures are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Debentures are equally and ratably secured, except for Permitted Liens.
      Section 4.18     Additional Debt.
      The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of any Indebtedness other than (i) Permitted Debt or (ii) Debt that is expressly subordinate and junior in right of payment to the Debentures.
ARTICLE V
SUCCESSOR ISSUER
      Section 5.01     Merger, Consolidation or Sale of All or Substantially All Assets of the Issuer. The Issuer shall not consolidate or merge with or into (whether or not the Issuer is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(a) the Issuer is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a limited partnership or other entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; and

(b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Issuer under the Debentures and this Indenture, pursuant to a supplemental indenture and other documents reasonably satisfactory to the Trustee. Notwithstanding any provision herein to the contrary, (i) any Subsidiary of the Issuer may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and (ii) the Issuer may merge or consolidate with an Affiliate organized solely for the purpose of reorganizing the Issuer in another jurisdiction.
      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, the Capital Stock of which constitutes all or substantially all of the assets and properties of the Issuer (determined on a consolidated basis for the Issuer and its Subsidiaries), shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.
      Upon any consolidation or merger in which the Issuer is not the continuing entity, or any transfer of all or substantially all of the assets of the Issuer in each case in accordance with the foregoing, the surviving entity or the Person formed by or surviving any such consolidation or merger shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Debentures and this Indenture, with the same effect as if such surviving entity or the Person formed by or surviving any such merger or consolidation had been named as such.
ARTICLE VI
DEFAULTS AND REMEDIES
      Section 6.01     Acceleration Upon Bankruptcy Event. If (a) the Issuer shall commence a voluntary case or other Proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debt under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other Proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its Debts as they become due; or (b) an involuntary case or other Proceeding shall be commenced against the Issuer seeking liquidation, reorganization or other relief with respect to it or its Debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other Proceeding shall remain undismissed and unstayed for a period of ninety (90) consecutive days (the occurrence of an event described in either clause (a) or (b) being referred to herein as a “Bankruptcy Event”), 100% of the principal amount of all outstanding Debentures plus any accumulated but unpaid interest thereon shall be without further act immediately due and payable.
      Section 6.02     Other Remedies. If an Event of Default (other than an Interest Payment Default) occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Debentures or to enforce the performance of any provision of the Debentures or this Indenture.
      The Trustee may maintain a Proceeding, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Issuer monies adjudged due, even if it does not possess any of the Debentures or does not produce any of them in the Proceeding. A delay or omission by the Trustee or any Debentureholder in exercising any right or remedy accruing upon an Event of Default (other than an Interest Payment Default) shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default (other than an Interest Payment Default). No remedy is exclusive of any other remedy. All available remedies are cumulative (to the extent permitted by law).
      Section 6.03     Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Debentures then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Debentures waive any Event of Default or any other default or noncompliance with any provision of this Indenture and the Debentures. When an Event of Default or other default is waived, it is deemed cured and ceases to exist and any Event of Default or other default arising therefrom shall be deemed to have been cured and waived for every purpose under this Indenture and the Debentures but no such waiver shall extend to any subsequent or other Event of Default or other default or impair any consequent right.
      Section 6.04     Control by Majority. The Holders of a majority in aggregate principal amount of the Debentures may direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee by this Indenture. However, the Trustee may refuse to follow any direction that conflicts with Applicable Law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Debentureholders or would involve the Trustee in personal liability; provided, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction or Applicable Law. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
      Section 6.05     Limitation on Suits. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Debentureholder may pursue any remedy with respect to this Indenture or the Debentures unless:

(a) such Holder has previously given the Trustee notice that an Event of Default (or a material default of any other covenant or agreement of this Indenture that does not constitute an Event of Default) is continuing;

(b) Holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding Debentures have made a written request to the Trustee to pursue the remedy;

(c) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense to be incurred in complying with such request;

(d) the Trustee has not complied with request within sixty (60) days after the receipt of the request and the offer of security or indemnity; and

(e) the Holders of a majority in aggregate principal amount of the outstanding Debentures have not given the Trustee a direction inconsistent with such request within such sixty (60) day period.
      A Debentureholder may not use this Indenture to affect, disturb or prejudice the rights of another Debentureholder or to obtain a preference or priority over another Debentureholder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Debentureholders).
      Section 6.06     Rights of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the absolute and unconditional right of any Holder to receive payment of principal, premium, if any, and interest on the Debentures held by such Holder, on or after the respective due dates expressed in the Debentures, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
      Section 6.07     Collection Suit by Trustee. If an Event of Default (other than an Interest Payment Default) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.
      Section 6.08     Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Debentureholders allowed in any judicial Proceedings relative to the Issuer, any Subsidiary, their creditors or their property and, unless prohibited by Applicable Law, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial Proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, fees, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.
      Section 6.09     Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.07;

SECOND: to Debentureholders for amounts due and unpaid on the Debentures for principal, interest and premium, if any, ratably, according to the amounts due and payable on the Debentures for principal, interest and premium, if any, respectively; and

THIRD: to the Issuer.
      The Trustee may fix a record date and payment date for any payment to Debentureholders pursuant to this Section. At least fifteen (15) days before such record date, the Trustee shall mail to each Debentureholder and the Issuer a notice that states the record date, the payment date and amount to be paid.
      Section 6.10     Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder for the enforcement of the payment of principal, premium, if any, and interest on any Debentures on or after the respective due dates expressed in such Debenture and in this Indenture

(including pursuant to Section 6.07) or a suit by Holders of more than ten percent (10%) in principal amount of the Debentures.
      Section 6.11     Waiver of Stay or Extension Laws. The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
ARTICLE VII
TRUSTEE
      Section 7.01     Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.
      (b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Trustee shall give prompt written notice to the Holders with respect to any material lack of conformity of any such instrument to the applicable requirements of this Indenture discovered by the Trustee that would entitle the Holders of a majority in aggregate principal amount of the Debentures to take any action pursuant to this Indenture.
      (c) No provision in this Article VII shall relieve the Trustee from any liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of Section 7.01(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.04.
      (d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.
      (e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.
      (f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

      (g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
      (h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.
      Section 7.02     Rights of Trustee. Subject to Section 7.01:

(a) The Trustee may conclusively rely, and shall be protected in acting or refraining from acting, upon any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in any such document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and attorneys and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel with respect to legal matters relating to this Indenture and the Debentures shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Debentures at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall not be required to give any note, bond or surety in respect of the execution of the trusts and powers under this Indenture.

(h) The permissive rights of the Trustee to take any action enumerated in this Indenture shall not be construed as a duty to take such action.

(i) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer has actual knowledge thereof or unless a Trust Officer receives written notice thereof at its corporate trust office specified in Section 11.02, from the Issuer or a Holder that such Default or Event of Default has occurred, and such notice references the Debentures and this Indenture.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(k) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(l) In no event shall the Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m) The Trustee may request that the Issuer deliver a certificate in the form of Exhibit C attached hereto setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(l) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

      Section 7.03     Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Debentures and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.
      Section 7.04     Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Debentures, it shall not be accountable for the Issuer’s use of the proceeds from the Debentures, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Debentures or in the Debentures other than the Trustee’s certificate of authentication.
      Section 7.05     Notice of Defaults. If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default within the earlier of ninety (90) days after it occurs or thirty (30) days after it is known to a Trust Officer or written notice of it is received by the Trustee. If a Default occurs and is continuing and a Senior Officer of the General Partner has actual knowledge of such Default, the Issuer shall promptly deliver to the Trustee written notice of such Default, which notice shall include the status of such Default and any action being taken or proposed to be taken by the Issuer with respect thereto. Notwithstanding anything to the contrary expressed in this Indenture, the Trustee shall not be deemed to have knowledge of any Default or Event of Default hereunder, unless and until a Trust Officer receives written notice thereof at its corporate trust office specified in Section 11.02, from the Issuer or a Holder that such Default or Event of Default has occurred.
      Section 7.06     Reports by Trustee to Holders. The Trustee shall transmit to the Holders such reports concerning the Trustee and its actions under this Indenture as may be required pursuant to the TIA at the times and in the manner provided pursuant thereto. To the extent that any such report is required by the TIA with respect to any twelve (12) month period, such report shall cover the twelve 12-month period ending March 15 and shall be transmitted by the next succeeding May 15.
      A copy of each report at the time of its mailing to Debentureholders shall be filed with the SEC and each stock exchange (if any) on which the Debentures are listed. The Issuer agrees to notify promptly the Trustee and the Debentureholders in writing whenever the Debentures become listed on any stock exchange and of any delisting thereof.
      Section 7.07     Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time such compensation as is agreed to in writing by the Trustee and the Issuer for the Trustee’s services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket disbursements, fees, advances and expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements, fees and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer shall indemnify the Trustee and its officers, directors, shareholders, agents and employees (each, an “Indemnified Party”) for and hold each Indemnified Party harmless against any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) incurred by them without negligence or bad faith on their part arising out of or in connection with the acceptance or administration of this Indenture or the Debentures and the performance of their duties hereunder, including the cost and expense of enforcing this Indenture against the Issuer (including this Section 7.07), and defending itself against any claim (whether asserted by the Issuer, a Holder or any other person). The Trustee and its officers, directors, shareholders, agents and employees in its capacity as Paying Agent, Registrar, Custodian and agent for service of notice and demands shall have the full benefit of the foregoing indemnity as well as all other benefits, rights and privileges accorded to the Trustee in this Indenture when acting in such other capacity. The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided that any failure so to notify the Issuer shall not relieve the Issuer of its indemnity obligations hereunder. The Issuer shall defend the claim and the Indemnified Party shall provide reasonable cooperation at the Issuer’s expense in the defense. Such Indemnified Parties may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided that the Issuer shall not be required to pay such fees and expenses if it assumes such Indemnified Parties’ defense and, in such Indemnified Parties’ reasonable judgment, there is no conflict of interest between the Issuer and such parties in connection with such defense. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by an Indemnified Party through such party’s own willful misconduct, negligence or bad faith. The Issuer need not pay any settlement made without its consent (which consent shall not be unreasonably withheld or delayed).
      To secure the Issuer’s payment obligations in this Section and all other obligations to the Trustee pursuant to this Indenture, including all fees, expenses, and rights to indemnification, the Trustee shall have a lien on all money or property held or collected by the Trustee other than money or property held in trust to pay principal, premium, if any, and interest on particular Debentures. Such lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee. The Trustee’s right to receive payment of any amounts due under this Indenture shall not be subordinated to any other Debt of the Issuer and the Debentures shall be subordinate to the Trustee’s rights to receive such payment.
      The Issuer’s payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Bankruptcy Event with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.
      Section 7.08     Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer in writing. The Holders of a majority in principal amount of the Debentures may remove the Trustee by so notifying the Trustee and the Issuer in writing and may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged bankrupt or insolvent;

(c) a receiver or other public officer takes charge of the Trustee or its property; or

(d) the Trustee otherwise becomes legally incapable of performing its duties under this Indenture.
      If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Debentures and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.
      A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Debentureholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.
      If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least ten percent (10%) in aggregate principal amount of the Debentures may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.
      If the Trustee fails to comply with Section 7.10, any Debentureholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
      Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.
      Section 7.09     Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee, provided, that such Person shall be qualified and eligible under this Article VII. The Trustee shall provide each Holder with prior written notice of any such transaction.
      In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Debentures shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Debentures so authenticated; and in case at that time any of the Debentures shall not have been authenticated, any successor to the Trustee may authenticate such Debentures either in the name of any predecessor hereunder or in the name of the successor to the Trustee.
      Section 7.10     Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA Section 310(a). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA Section 310(b); provided, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.
      Section 7.11     Preferential Collection of Claims Against the Issuer. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.
ARTICLE VIII
DISCHARGE OF INDENTURE; DEFEASANCE
      Section 8.01     Legal Defeasance and Covenant Defeasance. (a) The Issuer may, at the option of its General Partner evidenced by a resolution of the General Partner’s Board of Directors set forth in an Officers’ Certificate, at any time, elect to have either Section 8.01(b) or 8.01(c) hereof be applied to all outstanding Debentures upon compliance with the conditions set forth below in this Article VIII.
      (b) Upon the Issuer’s exercise under Section 8.01(a) hereof of the option applicable to this Section 8.01(b), the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.02 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Debentures on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Debentures, which Debentures shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.03 hereof and the other Sections of this Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Debentures and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Debentures to receive solely from the trust fund described in Article VIII hereof, as more fully set forth in such Article, payments in respect of the principal of, premium, if any, and interest, if any, on such Debentures when such payments are due, (ii) the Issuer’s obligations with respect to the Debentures under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.09, 7.07 and 7.08, which shall survive until the Debentures have been paid in full (thereafter, the Issuer’s obligations in Section 7.07 shall survive), and (iii) this Article VIII. Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.01(b) notwithstanding the prior exercise of its option under Section 8.01(c) hereof.
      (c) Upon the Issuer’s exercise under Section 8.01(a) hereof of the option applicable to this Section 8.01(c), the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.02 hereof, be released from its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12 and 4.15 hereof with respect to the outstanding Debentures on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Debentures shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration of act of Holders (and the consequences of any thereof) in connection with such Sections, but shall continue to be deemed “outstanding” for all the other purposes hereunder (it being understood that such Debentures shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to any term, condition or limitation set forth in any such Section, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document and such omission to comply shall not constitute a breach of this Indenture, but, except as specified above, the remainder of this Indenture and such Debentures shall be unaffected thereby.
      Section 8.02     Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.01(b) or 8.01(c) hereof to the outstanding Debentures:
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, Government Notes, or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a firm of independent public accountants reasonably acceptable to the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Debentures on the Stated Maturity;

(b) in the case of an election under Section 8.01(b) hereof, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date hereof, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.01(c) hereof, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States, reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default (other than an Interest Payment Default) shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(f) the Issuer shall have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that after the ninety-first (91st) day following the deposit pursuant to Section 8.02(a), the trust funds will not be part of any “estate” formed by the bankruptcy or reorganization of the Issuer or subject to the “automatic stay” under the Bankruptcy Law, or in the case of a Covenant Defeasance, will be subject to a first priority Lien in favor of the Trustee for the benefit of the Holders;

(g) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer, or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer, or others; and

(h) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

      Section 8.03     Deposited Money and Government Securities To Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.04 hereof, all money and Government Notes (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.03, the “Trustee”) pursuant to Section 8.02 hereof in respect of the outstanding Debentures shall be held in trust and applied by the Trustee, in accordance with the provisions of such Debentures and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Debentures of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
      Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Notes held by it as provided in Section 8.02 hereof which, in the opinion of a firm of independent public accountants reasonably acceptable to the Trustee expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.02(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
      Section 8.04     Repayment to the Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Debenture and remaining unclaimed for two (2) years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Debenture shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuer, cause to be published once, in the New York Times (national edition) and the Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than thirty (30) days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.
      Section 8.05     Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or Government Notes in accordance with this Article VIII by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Debentures shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with this Article VIII; provided, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Debenture following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Debentures to receive such payment from the money held by the Trustee or Paying Agent.
      Section 8.06     Satisfaction and Discharge of Indenture. Upon the request of the Issuer, this Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Debentures, as expressly provided for herein or pursuant hereto), the Issuer will be discharged from its obligations under the Debentures, and the Trustee, at the expense of the Issuer, will execute proper instruments acknowledging satisfaction and discharge of this Indenture and the Debentures when:

(a) either (i) all the Debentures theretofore authenticated and delivered (other than mutilated, destroyed, lost or stolen Debentures that have been replaced or paid and Debentures that have been subject to defeasance under this Article VIII) have been delivered to the Trustee for cancellation or (ii) all Debentures not theretofore delivered to the Trustee for cancellation (A) have become due and payable, or (B) will become due and payable at maturity within one year, and the Issuer, in the case of (A) or (B) above, has irrevocably deposited or caused to be deposited with the Trustee funds in trust for such purpose in an amount sufficient to pay and discharge the entire Debt on such Debentures not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any, on) and interest on the Debentures to the date of such deposit (in the case of Debentures that have become due and payable) or to the Stated Maturity;

(b) the Issuer has paid or caused to be paid all sums payable under this Indenture by the Issuer; and

(c) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in this Indenture relating to the satisfaction and discharge of this Indenture and the Debentures have been complied with.
      Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer to the Trustee under Section 7.07 and, if money shall have been deposited with the Trustee pursuant to clause (a)(ii) of this Section, the obligations of the Trustee under Section 8.03 and Section 2.04 shall survive.

ARTICLE IX
AMENDMENTS
      Section 9.01     Without Consent of Holders. The Issuer and the Trustee may amend or supplement this Indenture or the Debentures without notice to or consent of any Debentureholder:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Debentures in addition to or in place of certificated Debentures (provided that the uncertificated Debentures are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Debentures are described in Section 163(f)(2)(B) of the Code);

(c) to provide for the assumption of the Issuer’s obligations to Holders of Debentures in the case of a merger, consolidation or sale of assets;

(d) to make any change that would provide any additional rights or benefits to the Holders of Debentures or that, as determined by the General Partner of the Issuer in good faith, does not adversely affect the legal rights of any such Holder under this Indenture or the Debentures; or

(e) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA.
      After an amendment under this Section becomes effective, the Issuer shall mail to Debentureholders a notice briefly describing such amendment. The failure to give such notice to all Debentureholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.
      Notwithstanding the foregoing, no such amendment or supplement shall take any action set forth in Section 9.02 that cannot be taken without the consent of each affected Holder.
      Section 9.02     With Consent of Holders. The Issuer and the Trustee may amend or supplement this Indenture or the Debentures without notice to any Debentureholder but with the written consent of the Holders of at least a majority in principal amount of the Debentures then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Debentures), and any existing default or compliance with any provisions of this Indenture or the Debentures may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Debentures (including consents obtained in connection with a tender offer or exchange offer for Debentures).
      Notwithstanding the foregoing, no such amendment or supplement shall:

(a) change the due date of any installment of principal of or interest on any Debentures or reduce the principal amount thereof, reduce the interest rate specified thereon or otherwise modify the manner of calculating interest thereon or reduce the redemption price with respect thereto, or change the currency in which the Debentures or any interest thereon is payable without the consent of each affected Holder;

(b) modify consent requirements with respect to any amendment or waiver so as to eliminate any requirement that each affected Holder shall have consented to such amendment without the consent of each affected Holder; or

(c) decrease the percentage of the aggregate principal amount of the Debentures required to amend or waive the sections of this Indenture that specify the percentage of the aggregate principal amount of the Debentures necessary to amend this Indenture related to such Holder without the consent of each affected Holder. It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

      After an amendment under this Section becomes effective, the Issuer shall mail to Debentureholders a notice briefly describing such amendment. The failure to give such notice to all Debentureholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.
      Section 9.03     Compliance with Trust Indenture Act. Notwithstanding any other provision herein to the contrary, every amendment to this Indenture or the Debentures shall comply with the TIA as then in effect.
      Section 9.04     Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Debenture shall bind the Holder and every subsequent Holder of that Debenture or portion of the Debenture that evidences the same debt as the consenting Holder’s Debenture, even if notation of the consent or waiver is not made on the Debenture. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Debenture or portion of the Debenture if the Trustee receives written notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Debentureholder. Except if otherwise specified in such amendment or waiver, an amendment or waiver becomes effective once the requisite number of consents are received by the Issuer or the Trustee.
      The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Debentureholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Debentureholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.
      Section 9.05     Notation on or Exchange of Debentures. If an amendment changes the terms of a Debenture, the Trustee may require the Holder of the Debenture to deliver it to the Trustee. The Trustee may place an appropriate notation on the Debenture regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Debenture shall issue and the Trustee shall authenticate a new Debenture that reflects the changed terms. Failure to make the appropriate notation or to issue a new Debenture shall not affect the validity of such amendment.
      Section 9.06     Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in conclusively relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and that such amendment is the legal, valid and binding obligation of the Issuer enforceable against it in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).
      Section 9.07     Payment for Consent. Neither the Issuer nor any Affiliate of the Issuer shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Debentures unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE X
SUBORDINATION
      The Debentures are subordinate in right and priority to the prior payment in full of Senior Debt, as follows:
      Section 10.01     Subordination. The Issuer agrees, and each Holder by accepting a Debenture agrees, that the Indebtedness evidenced by the Debentures (including principal of, premium, if any, interest on and all other amounts with respect to the Debentures) is subordinated in right of payment, to the extent and in the manner provided in this Article X, to the prior payment in full in cash of all Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.
      Section 10.02     Distributions in Liquidation or Bankruptcy. Upon any distribution to creditors of the Issuer in a liquidation or dissolution of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar Proceeding relating to the Issuer or its property, in an assignment for the benefit of creditors or any marshaling of the Issuer’s assets and liabilities:

(a) holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any bankruptcy Proceeding at the rate specified in the applicable Senior Debt) before the Holders of Debentures will be entitled to receive any payment with respect to the Debentures (except that Holders of Debentures may receive and retain payments made from any defeasance trust created pursuant to Section 8.03 hereof); and

(b) until all Obligations with respect to Senior Debt (as provided in the preceding clause (a) above) are paid in full, any distribution to which Holders would be entitled but for this Article X will be made to holders of Senior Debt (except payments made from any defeasance trust created pursuant to Section 8.03 hereof), as their interests may appear.
      Section 10.03     Prior Payment of Senior Debt; Payment Blockages
      The Issuer may not make any payment or distribution to the Trustee or any Holder in respect of Obligations under the Debentures (other than payments made from any defeasance trust created pursuant to Section 8.03 hereof) until all principal and other Obligations with respect to the Senior Debt have been paid in full if:

(a) a payment default on Senior Debt occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Senior Debt; or

(b) any other default occurs and is continuing on any series of Senior Debt that permits holders of that series of Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Issuer or the holders of any Senior Debt. If the Trustee receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice will be effective for purposes of this Section unless and until (A) at least 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (B) all scheduled payments of principal, premium, if any, and interest on the Debentures that have come due have been paid in full in cash.
      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee may be, or may be made, the basis for a subsequent Payment Blockage Notice unless such default has have been cured or waived for a period of not less than 90 days.

      Section 10.04     Resumption of Payments on Debentures.
      The Issuer may and will resume payments on and distributions in respect of the Debentures upon the earlier of:

(a) in the case of a payment default on Senior Debt, upon the date upon which such default is cured or waived, or

(b) in the case of a nonpayment default on Senior Debt, upon the earliest of: (i) the date on which such nonpayment default is cured or waived, (ii) 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Debt has been accelerated and such Senior Debt remains due and unpaid, or (iii) the date on which the Trustee receives notice from the holder of such Senior Debt rescinding such Payment Blockage Notice, if this Article X otherwise permits the payment, distribution or acquisition at the time of such payment or acquisition.
      Section 10.05     Notice of Acceleration. If payment of the Debentures is accelerated because of a Bankruptcy Event, the Issuer will promptly notify holders of Senior Debt of the acceleration.
      Section 10.06     Payments Held in Trust. In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Debentures (other than payments made from any defeasance trust created pursuant to Section 8.03 hereof) at a time when the Trustee or such Holder, as applicable, has actual knowledge that such payment is prohibited by this Article X, such payment will be held by the Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt as their interests may appear or their representative or agent under the agreement, indenture or other document (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.
      Section 10.07     Duties of Trustee. With respect to the holders of Senior Debt, the Trustee undertakes to perform only those obligations on the part of the Trustee as are specifically set forth in this Article X, and no implied covenants or obligations with respect to the holders of Senior Debt will be read into this Indenture against the Trustee. The Trustee will not be deemed to owe any fiduciary duty to the holders of Senior Debt, and will not be liable to any such holders if the Trustee pays over or distributes to or on behalf of Holders or the Issuer or any other Person money or assets to which any holders of Senior Debt are then entitled by virtue of this Article X, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.
      Section 10.08     Notice of Violations. The Issuer will promptly notify the Trustee and the Paying Agent of any facts known to the Issuer that would cause a payment of any Obligations with respect to the Debentures to violate this Article X, but failure to give such notice will not affect the subordination of the Debentures to the Senior Debt as provided in this Article X.
      Section 10.09     Subrogation. After all Senior Debt is paid in full and until the Debentures are paid in full, Holders of Debentures will be subrogated (equally and ratably with all other Indebtedness pari passu with the Debentures) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders of Debentures have been applied to the payment of Senior Debt. A distribution made under this Article X to holders of Senior Debt that otherwise would have been made to Holders of Debentures is not, as between the Issuer and Holders, a payment by the Issuer on the Debentures.

      Section 10.10     No Impairment. This Article X defines the relative rights of Holders of Debentures and holders of Senior Debt. Nothing in this Indenture will:

(a) impair, as between the Issuer and Holders of Debentures, the obligation of the Issuer, which is absolute and unconditional, to pay principal of, premium, if any, and interest on the Debentures in accordance with their terms;

(b) affect the relative rights of Holders of Debentures and creditors of the Issuer other than their rights in relation to holders of Senior Debt; or

(c) prevent the Trustee or any Holder of Debentures from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders of Debentures.
      Section 10.11     Right of Senior Debt to Enforce. No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Debentures may be impaired by any act or failure to act by the Issuer or any Holder or by the failure of the Issuer or any Holder to comply with this Indenture.
      Section 10.12     Notice to Senior Debt. Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to such holders, or their representative or agent. Upon any payment or distribution of assets of the Issuer referred to in this Article X, the Trustee and the Holders of Debentures will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders of Debentures for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article X.
      Section 10.13     Knowledge of Trustee. The provisions of this Article X or any other provision of the Indenture notwithstanding, the Trustee will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Debentures, unless the Trustee has received at its corporate trust office at least five (5) Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Debentures to violate this Article X. Only the Issuer or a representative or agent of holders of Senior Debt may give the notice. Nothing in this Article X will impair the claims of, or payments to, the Trustee under or pursuant to Section 7.07.
      Section 10.14     Trustee May Hold Senior Debt. The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee.
      Section 10.15     Power of Attorney. Each Holder of Debentures, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article X, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes.
      Section 10.16     Modification. The provisions of this Article X may not be amended or modified without the written consent of the holders of all Senior Debt.
ARTICLE XI
MISCELLANEOUS
      Section 11.01     Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the required TIA provision shall control.

      Section 11.02     Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows:
      if to the Issuer:

UMT Holdings, L.P.
5740 Prospect Avenue, Suite 2000
Dallas, TX 75206

Attention: President
      with copies to:

Gibson, Dunn & Crutcher, LLP
1050 Connecticut Avenue
Washington, D.C. 20036

Attention: Stephen I. Glover, Esq.
      if to the Trustee:

The Bank of New York Trust Company, N.A.
Plaza of the Americas
600 North Pearl Street, Suite 420
Dallas, TX 75201

Attention: Corporate Trust Administration
      if to the Corporate Trust Office:
[

______________________________]

Attention: [ ]
      The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
      Any notice or communication mailed to a Debentureholder shall be made in compliance with Section 313(c) of the TIA and mailed to the Debentureholder at the Debentureholder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.
      Failure to mail a notice or communication to a Debentureholder or any defect in it shall not affect its sufficiency with respect to other Debentureholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
      Section 11.03     Communication by Holders with Other Holders. Debentureholders may communicate pursuant to TIA Section 312(b) with other Debentureholders with respect to their rights under this Indenture or the Debentures. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).
      Section 11.04     Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, at the request of the Trustee the Issuer shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

      To the extent applicable, the Issuer shall comply with Section 314(c)(3) of the TIA.
      Section 11.05     Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with or satisfied; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.
      Section 11.06     When Debentures Disregarded. In determining whether the Holders of the required principal amount of Debentures have concurred in any direction, waiver or consent, Debentures owned by the Issuer or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Debentures which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Debentures outstanding at the time shall be considered in any such determination.
      Section 11.07     Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Debentureholders. The Registrar and the Paying Agent may make reasonable rules for their functions.
      Section 11.08     Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.
      Section 11.09     GOVERNING LAW; WAIVER OF JURY TRIAL. THIS INDENTURE AND THE DEBENTURES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
      EACH OF THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE DEBENTURES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
      Section 11.10     No Recourse Against Others. A director, officer, incorporator, employee, stockholder or Affiliate as such, of the Issuer shall not have any liability for any obligations of the Issuer under the Debentures, this Indenture, or for any claim based on, in respect of or by reason of such obligations or its creation. By accepting a Debenture, each Debentureholder waives and releases all such liability. The waiver and release shall be part of the consideration for the issue of the Debentures.
      Section 11.11     Successor. All agreements of the Issuer in this Indenture and the Debentures shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successors.
      Section 11.12     Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is sufficient to prove this Indenture.
      Section 11.13     Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
      Section 11.14     Severability. In case any one or more of the provisions in this Indenture, in the Debentures shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
      Section 11.15     Force Majeure.
      In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
      Section 11.16     No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuer or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
[The remainder of this page is intentionally left blank.]

      IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

ISSUER:

UMT HOLDINGS, L.P.

By: UMT SERVICES, INC., General Partner

By:
Name:
Title:

TRUSTEE:

THE BANK OF NEW YORK
TRUST COMPANY, N.A.

By:
Name:
Title:

EXHIBIT A
[FORM OF FACE OF DEBENTURE]
[GLOBAL DEBENTURES LEGEND]
      UNLESS AND UNTIL THIS DEBENTURE IS EXCHANGED IN WHOLE OR IN PART FOR DEBENTURES IN DEFINITIVE FORM, THIS DEBENTURE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
[RESTRICTED TRANSFER LEGEND]
      EXCEPT FOR A TRANSFER TO A “RELATED PERSON” (AS DEFINED IN THE INDENTURE), THIS DEBENTURE MAY NOT BE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF THE GENERAL PARTNER OF UMT HOLDINGS, L.P., WHICH MAY BE WITHHELD IN THE GENERAL PARTNER’S DISCRETION.
8.5% CLASS A SENIOR SUBORDINATED DEBENTURE DUE                    (2)

No.	CUSIP No.
$
      UMT HOLDINGS, L.P., a Delaware limited partnership (the “Issuer”), promises to pay to                     , or its registered assigns, the principal sum of                     in U.S. Dollars on [                    ].

Interest Payment Dates:	the second to last Business Day of each month.
Record Dates:	the first Business Day of each month.
      Any term used in this Debenture but not otherwise defined herein shall have the meaning assigned to such term in the Indenture, dated as of [                    ] (the “Indenture”), between the Issuer and The Bank of New York Trust Company, N.A. (the “Trustee”). Additional provisions of this Debenture are set forth on the other side of this Debenture.

UMT HOLDINGS, L.P.

By:	______________________________________ Name: Title:
Dated:

      2 The Debentures will have a ten year term.

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK TRUST
COMPANY, N.A.

as Trustee, certifies that
this is one of the
Debentures [Seal]
referred to in the Indenture,

by	__________________________________________________________________________ Authorized Signatory

[FORM OF REVERSE SIDE OF INITIAL DEBENTURE]
8.5% Class A Senior Subordinated Debenture

1.	Interest
      (a) Interest Payments. Before and in preference to any right (including, but not limited to, any right pursuant to Article VI of the Partnership Agreement) of the General Partner, the Limited Partners and the holders of the Issuer’s Class C Units, Class D Units and Class EIA Units to receive Available Cash (as defined in the Partnership Agreement as of the date hereof) or Distributable Cash (as defined below), the Holders of this Debenture shall be entitled to receive interest paid from Distributable Cash, payable monthly in arrears on the second to last Business Day of each month (each an “Interest Payment Date”), out of the funds legally available therefor, at the rate of 8.5% of the principal amount of this Debenture (adjusted for any subdivisions, combinations, consolidations or unit distributions or unit dividends with respect to this Debenture) per annum on each outstanding unit of Debenture, calculated on the basis of a 365-day year for the actual number of days elapsed. The amount due monthly (including any interest accumulated pursuant to Section 1(b) but unpaid) pursuant to this Section 1(a) shall be referred to as the “Interest Payment Amount”).
      “Distributable Cash” means, with respect to each calendar month:

(i) the sum of (x) all cash and cash equivalents of the Issuer on hand at the end of such calendar month, and (y) all additional cash and cash equivalents of the Issuer on hand on the date of determination of Distributable Cash with respect to such calendar month resulting from Working Capital Borrowings (as defined in the Partnership Agreement as of the date hereof) made subsequent to the end of such calendar month, less

(ii) the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to comply with any statute, law, regulation, rule, order, decree, code, judgment, ordinance (including zoning law or building code) or any other Applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Issuer is a party or by which it is bound or its assets are subject.
      (b) Accumulation. For any particular month, to the extent that Distributable Cash is insufficient to permit the payment of the entire Interest Payment Amount on the Interest Payment Date for such month plus the accumulated amounts unpaid from prior months, the Issuer shall make a partial payment of the Interest Payment Amount, to the extent there is Distributable Cash on hand for such partial payment. The unpaid portion of the Interest Payment Amount for any month shall accumulate and accrue interest at a rate of 8.5% per annum and shall be paid on the Interest Payment Date in the following month out of the funds legally available therefor to the extent there is Distributable Cash on hand for such payment. Accordingly, on each Interest Payment Date, any amounts paid by the Issuer shall be credited in the following order:

FIRST: to the payment of any accumulated, unpaid distributions or any accumulated unpaid interest thereon due under paragraph (a) above and this paragraph (b) from any past Interest Payment Dates; and

SECOND: to the payment of the Interest Payment Amount due for such Interest Payment Date.
      (c) Record Dates. Amounts payable during any calendar month pursuant to this Section 1 with regard to this Debenture shall be paid to the person or entity who is the registered Holder of the Debenture on the first Business Day of such month.

2.	Method of Payment
      Holders must surrender Debentures to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Issuer may pay principal and interest by check payable in such money or by wire transfer of federal funds.

3.	Paying Agent and Registrar
      Initially, The Bank of New York Trust Company, N.A., will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice to the Holders. The Issuer or any domestically organized Wholly Owned Subsidiary of the Issuer may act as Paying Agent, Registrar or co-registrar.

4.	Indenture
      The Issuer issued the Debentures under the Indenture. The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Debentures are subject to all such terms, and Debentureholders are referred to the Indenture and the TIA for a statement of those terms. To any extent any terms of this Debenture conflicts in any way with any provision in the Indenture, the language in the Indenture shall control over the language in this Debenture.
      The Debentures are senior subordinated obligations of the Issuer and are limited to the amount equal to $20.00 multiplied by the sum of (1) the number of shares of beneficial interest of UMT outstanding immediately prior to the effective time of the Merger plus (2) the number of shares of beneficial interest of UMT underlying options outstanding immediately prior to the effective time of the Merger in aggregate principal amount outstanding. This Debenture is one of the Debentures referred to in the Indenture.

5.	Redemption
      (a) This Debenture may not be redeemed prior to the fifth anniversary of the Closing Date. Thereafter, this Debenture will be subject to redemption at any time at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of the Holder on the relevant record date to receive interest due on the relevant interest payment date):

Period	Price

Prior to the sixth anniversary of the Closing Date	104.0%
On and after the sixth anniversary of the Closing Date but prior to the seventh anniversary of the Closing Date	102.67%
On and after the seventh anniversary of the Closing Date but prior to the eighth anniversary of the Closing Date	101.33%
On and after the eighth anniversary of the Closing Date	100%
      (b) Mandatory Redemption at Maturity. This Debenture shall be redeemed by the Issuer on the tenth anniversary of the Closing Date (if not previously redeemed or repurchased) at a redemption price equal to the principal amount and accrued and unpaid interest on this Debenture.
      (c) Mandatory Redemption at the Election of the Holder Upon Interest Payment Default. This Debenture is redeemable at the election of the Holder following the occurrence of certain payment defaults specified in the Indenture (each, an “Interest Payment Default”). Within fifteen (15) days following the occurrence of an Interest Payment Default, the General Partner, on behalf of the Issuer, shall send a notice to each Holder, with a copy to the Trustee, stating (i) a redemption date for such Debentures that the Holder elects to redeem which is no more than 120 nor fewer than ninety (90) days after the final day of the month in which the Interest Payment Default occurred, and (ii) that each Holder may elect to redeem this Debenture for 100% of the principal amount of this Debenture plus any accumulated but unpaid interest thereon and (iii) that the redemption price for this Debenture, if the Holder elects to redeem it, shall be paid by the Issuer as follows:

(i) 20% of the principal amount of this Debenture shall be paid on the redemption date stated in the notice plus any accumulated but unpaid interest on such 20% of the principal amount;

(ii) 35% of the principal amount of this Debenture shall be paid on the first anniversary of the redemption date stated in the notice plus any accumulated but unpaid interest on such 35% of the principal amount; and

(iii) 45% of the principal amount of this Debenture shall be paid on the second anniversary of the redemption date stated in the notice plus any accumulated but unpaid interest on such 45% of the principal amount.
      Notwithstanding the foregoing, with respect to Debentures any Holder has properly elected to have redeemed, upon and following the occurrence of an Interest Payment Default and until such Debentures have been redeemed, the Holder shall have and maintain all rights (other than the right to receive a monthly interest payment) and remedies under, and the Issuer shall be bound by all Issuer covenants and other obligations set forth in, the Indenture, provided, that upon the occurrence of a subsequent Interest Payment Default, a Holder may only properly elect to have Debentures redeemed that such Holder has not previously elected to have redeemed.
      Additional procedures for such redemption are set forth in the Indenture.
      (d) Repurchase Upon a Change of Control.

(i) Upon the occurrence of a Change of Control (as defined in the Indenture), the Holder shall have the right to require that the Issuer purchase this Debenture at a price equal to 101% of the principal amount thereof on the Purchase Date (as defined below) plus accrued and unpaid interest, if any, to the Purchase Date.

(ii) Within thirty (30) days following the consummation of a transaction that has resulted or will result in a Change of Control, the Issuer shall mail a notice to the Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(A) that a Change of Control has occurred and that the Holder has the right to require the Issuer to purchase this Debenture at a purchase price in cash equal to 101% of the principal amount of this Debenture on the Purchase Date plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of the Holder of record on the relevant record date to receive interest on the relevant interest payment date);

(B) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(C) the date the Issuer shall purchase this Debenture (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed) (the date of such purchase being referred to herein as the “Purchase Date”); and

(D) the instructions, as determined by the Issuer, that the Holder must follow in order to have this Debenture purchased.

(iii) If the Holder elects to have this Debenture purchased, the Holder will be required to surrender this Debenture, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three (3) Business Days prior to the Purchase Date. Additional procedures for the repurchase of Debentures upon a Change of Control are set forth in the Indenture.

(iv) The repurchase of this Debenture upon a Change of Control is subject to certain limitations set forth in the Indenture.

6.	Subordination
      The Debentures are subordinated to Senior Debt of the Issuer, as defined in the Indenture. To the extent provided in the Indenture, Senior Debt of the Issuer must be paid before the Debentures may be paid. The Issuer agrees, and each Debentureholder by accepting a Debenture agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

7.	Fractional Debentures; Transfer; Exchange
      The Issuer may issue fractional Debentures. Any amounts payable with regard to a whole Debentures shall be payable with regard to a fractional Debenture in proportion to the portion of a whole Debenture represented by such fractional Debenture.
      A Holder may transfer or exchange Debentures only in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture.

8.	Persons Deemed Owners
      The registered Holder of this Debenture may be treated as the owner of it for all purposes.

9.	Unclaimed Money
      If money for the payment of principal or interest remains unclaimed for two (2) years, the Paying Agent shall pay the money back to the Issuer at its request, or if then held by the Issuer or its Wholly Owned Subsidiary, shall be discharged from such trust (unless an abandoned property law designates another Person for payment thereof). After any such payment, Holders entitled to the money must look only to the Issuer for payment thereof, and all liability of the Paying Agent with respect to such money, and all liability of the Issuer or such Wholly Owned Subsidiary as trustee thereof, shall thereupon cease.

10.	Discharge and Defeasance
      Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Indenture and the Debentures if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal and Interest Payment Amounts on the Debentures to maturity.

11.	Amendment, Waiver
      Subject to certain exceptions set forth in the Indenture, (i) the Indenture and the Debentures may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount outstanding of the Debentures and (ii) any existing default or noncompliance with any provision of the Indenture and the Debentures may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Debentures. Subject to certain exceptions set forth in the Indenture, without the consent of any Debentureholder, the Issuer and the Trustee may amend or supplement the Indenture and the Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Debentures in addition to or in place of certificated Debentures (provided that the uncertificated Debentures are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Debentures are described in Section 163(f)(2)(B) of the Code), to provide for the assumption of the Issuer’s obligations to Holders of Debentures in the case of a merger, consolidation or sale of assets of the Issuer, in each case in accordance with the provisions of the Indenture, to make any change that would provide any additional rights or benefits to the Holders of Debentures or that, as determined by the General Partner of the Issuer in good faith, does not materially adversely affect the legal rights of any such Holder under the Indenture and the Debentures or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA.

12.	Defaults and Remedies
      Under the Indenture, an Event of Default occurs if there is a Bankruptcy Event, Interest Payment Default or a Covenant Default.
      Debentureholders may not enforce the Indenture or the Debentures except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Debentures unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Debentureholders notice of any continuing Default if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interest of the Holders.

13.	Trustee Dealings with the Issuer
      Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Debentures and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

14.	No Personal Liability of Limited Partners, Directors, Officers, Employees and Stockholders
      No past, present or future limited partner, director, officer, employee, incorporator, agent or stockholder or Affiliate of the Issuer, as such, shall have any liability for any obligations of the Issuer under the Debentures, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Debentures by accepting a Debenture waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Debentures. Such waiver may not be effective to waive liabilities under the federal Debentures laws and it is the view of the SEC that such a waiver is against public policy.

15.	Governing Law
      THE DEBENTURES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

16.	Authentication
      This Debenture shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Debenture.

17.	Abbreviations
      Customary abbreviations may be used in the name of a Debentureholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/ G/ M/ A (=Uniform Gift to Minors Act).

18.	CUSIP Numbers
      Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Issuer has caused CUSIP numbers to be printed on the Debentures. No representation is made as to the accuracy of such numbers as printed on the Debentures, and reliance may be placed only on the other identification numbers placed thereon.
      The Issuer will furnish to any Debentureholder upon written request and without charge to the Debentureholder a copy of the Indenture which has in it the text of this Debenture in larger type. Requests may be made to:
UMT HOLDINGS, L.P.
5740 Prospect Avenue
Suite 2000
Dallas, Texas 75206
Attention of Secretary

ASSIGNMENT FORM
To assign this Debenture, fill in the form below:
I or we assign and transfer this Debenture to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                     agent to transfer this Debenture on the books of the Issuer. The agent may substitute another to act for him.
Date:                                                                                                                              Your Signature:

Signature Guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

Sign exactly as your name appears on the other side of this Debenture.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL DEBENTURE
      The following increases or decreases in this Global Debenture have been made:

			Principal Amount	Signature of
	Amount of	Amount of	of this Global	Authorized
	Decrease in	Increase in	Debenture	Signatory of
	Principal Amount	Principal Amount	Following Such	Trustee or
Date of	of this Global	of this Global	Decrease or	Debentures
Exchange	Debenture	Debenture	Increase	Custodian

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
UMT Holdings, L.P.
5740 Prospect Avenue, Suite 2000
Dallas, TX 75206
Attention: President
The Bank of New York Trust Company, N.A.
Plaza of the Americas
600 North Pearl Street, Suite 420
Dallas, TX 75201
Attention: Corporate Trust Administration
      Re: 8.5% Senior Subordinated Debentures due [                    ]
      Reference is hereby made to the Indenture, dated as of [                    ], 200     (the “Indenture”), between UMT Holdings, L.P., as issuer (the “Issuer”), and The Bank of New York Trust Company, N.A. (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
                          , (the “Transferor”) owns and proposes to transfer the Debenture[s] or interest in such Debenture[s] specified in Annex A hereto, in the principal amount of $          in such Debenture[s] or interests (the “Transfer”), to                     (the “Transferee”). In connection with the Transfer, the Transferor hereby certifies that the Transferee is at least one of the following:

(a) the Transferor’s spouse or former spouses;

(b) an individual who is a sibling, ancestor or lineal descendant of the Transferor; or

(c) an Affiliate of the Transferor.
[The remainder of this page is intentionally left blank.]

      This certificate and the statements contained herein are made for the benefit of the Trustee and the benefit of the Issuer.

[Insert Name of Transferor]

By:

Name:

Title:
Dated:

Signature Guarantee
Signature(s) must be guaranteed by an eligible guarantor institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

INCUMBENCY CERTIFICATE
      The undersigned,                     , being the                     of UMT Holdings, L.P. (the “Company”) does hereby certify that the individuals listed below are qualified and acting officers of the Company as set forth in the right column opposite their respective names, that the signatures appearing in the extreme right column opposite the name of each such officers is a true specimen of the genuine signature of such officer and that such individuals have the authority to execute documents to be delivered to, or upon the request of, The Bank of New York Trust Company, N.A., as Trustee under the Indenture dated as of                     , 200     , between the Company and The Bank of New York Trust Company, N.A.
Name                                                                            Title                                                                            Signature

      IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Incumbency Certificate on the                     day of                     , 200     .

_______________________________________ Name: Title:

ANNEX E
Annotated Code of Maryland
Corporations & Associations Article
Title 3. Corporations in General — Extraordinary Actions
Subtitle 2: Rights of Objecting Stockholders
      § 3-201.     “Successor” defined.
      (a) In this subtitle, except as provided in subsection (b) of this section, “successor” includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.
      (b) When used with reference to a share exchange, “successor” means the corporation the stock of which was acquired in the share exchange.
      § 3-202.     Right to fair value of stock.
      (a) Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder’s stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or

(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title.
      (b) (1) Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.
      (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.
      (3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.
      (c) Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1) The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.
      § 3-203.     Procedure by stockholder.
      (a) A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.
      (b) A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.
      § 3-204.     Effect of demand on dividend and other rights.
      A stockholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

      § 3-205.     Withdrawal of demand.
      A demand for payment may be withdrawn only with the consent of the successor.
      § 3-206.     Restoration of dividend and other rights.
      (a) The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.
      (b) The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.
      § 3-207.     Notice and offer to stockholders.
      (a) (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.
      (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.
      (b) The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.
      § 3-208.     Petition for appraisal; consolidation of proceedings; joinder of objectors.
      (a) Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.
      (b) (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.
      (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.
      § 3-209.     Notation on stock certificate.
      (a) At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.
      (b) If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

      § 3-210.     Appraisal of fair value.
      (a) If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.
      (b) Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.
      (c) The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.
      (d) (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.
      (2) Within 15 days after the report is filed, any party may object to it and request a hearing.
      § 3-211.     Action by court on appraisers’ report.
      (a) The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.
      (b) (1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.
      (2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.
      (c) (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.
      (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.
      (d) (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

      (2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.
      (e) The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.
      § 3-212.     Surrender of stock.
      The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.
      § 3-213.     Rights of successor with respect to stock.
      (a) A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.
      (b) After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.
      (c) Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.     Indemnification of Directors and Officers.
      Section 17-108 of the Delaware Revised Uniform Limited Partnership Act permits a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to any standards or restrictions set forth in the partnership agreement. Section 7.6 of United Mortgage Trust Holdings’ (“UMT Holdings”) partnership agreement provides that UMT Holdings shall indemnify and hold harmless the following persons or entities (“Indemnitees”) from and against any and all losses, claims or liabilities by reason of such person’s or entity’s status as such:

•	the general partner of UMT Holdings (and any former general partner);

•	any affiliate of the general partner (and any former general partner);

•	members, stockholders, partners, officers, directors, employees, agents or trustees of the general partner (or any former general partner) or of any affiliate of UMT Holdings or the general partner (or any former general partner); and

•	persons or entities serving at the request of the general partner (or any former general partner) or its affiliates as an officer, director, employee, member, partner, agent, fiduciary or trustee of another entity;
provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the registrant and, with respect to criminal proceedings, had no reasonable cause to believe its conduct was unlawful. Any indemnification under this section of the UMT Holdings partnership agreement will be only out of the assets of UMT Holdings, and the general partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to UMT Holdings to enable it to effectuate such indemnification. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to this section of the UMT partnership agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by UMT Holdings prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by UMT Holdings of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized under this section of the partnership agreement. UMT Holdings may purchase and maintain (or reimburse the general partner or its affiliates for the cost of) insurance, on behalf of the general partner, its affiliates and such other persons as the general partner shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of UMT Holdings or such person’s activities on behalf of UMT Holdings, regardless whether UMT Holdings would have the power to indemnify such person against such liability under the provisions of the partnership agreement.
      The UMT Holdings partnership agreement also limits the liability of Indemnitees. Under the terms of the partnership agreement, no Indemnitee shall be liable for monetary damages to the registrant or its limited partners or any other persons who have acquired interests in partnership securities of the registrant for losses sustained or liabilities incurred as a result of any act or omission if the Indemnitee acted in good faith.

ITEM 21.	Exhibits.
      (a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit
No.

2.1		Agreement and Plan of Merger, dated as of September 1, 2005, among UMT Holdings, L.P., United Mortgage Trust and UMT Services, Inc. (included as Annex A in the proxy statement/ prospectus included in this Registration Statement)

2.2		First Amendment to Agreement and Plan of Merger, dated as of February 1, 2006, among UMT Holdings, L.P., United Mortgage Trust and UMT Services, Inc. (included as Annex A in the proxy statement/ prospectus included in this Registration Statement)

3.1		Agreement of Limited Partnership of UMT Holdings, L.P. (included as Annex C in the proxy statement/ prospectus included in this Registration Statement)

4.1		Form of Indenture between UMT Holdings, L.P. and The Bank of New York Trust Company, N.A. with respect to UMT Holdings’ 8.5% Class A Senior Subordinated Debentures due 2015 (included as Annex D in the proxy statement/ prospectus included in this Registration Statement)

4.2		Form of 8.5% Class A Senior Subordinated Debenture due 2015 (included in Exhibit 4.1 above)

4	.3**	Indenture dated April 26, 2004 among UMT Holdings, L.P., Wilmington Trust Company and the Guarantors named therein with respect to UMT Holdings’ 8% Class B Subordinated Secured Debentures due 2009

4.4		Form of 8% Class B Subordinated Secured Debentures due 2009 (included in Exhibit 4.3 above)

5	.1*	Opinion of Gibson, Dunn & Crutcher LLP regarding the validity of the Class A Debentures

10	.1**	Security Agreement dated April 26, 2004 among UMT Holdings, L.P., Wilmington Trust Company and the Guarantors named therein

10	.2*	Compensation Package dated July 1, 2004 for Hollis Greenlaw

10	.3*	Compensation Package dated July 1, 2004 for Todd Etter

10	.4*	Compensation Package dated July 1, 2004 for Craig Pettit

10	.5*	Compensation Package dated July 1, 2004 for Timothy Kopacka

10.6		Loan Agreement dated as of November 8, 2004 between United Mortgage Trust and Texas Capital Bank, N.A., with respect to $15,000,000 Revolving Credit Loan to United Mortgage Trust (incorporated by reference to Exhibit 10.1 of United Mortgage Trust’s Quarterly Report on Form 10-Q filed August 9, 2005)

10.7		First Amended and Restated Secured Line of Credit Promissory Note dated as of January 31, 2005 between United Mortgage Trust and United Development Funding L.P. (incorporated by reference to Exhibit 99.1 of United Mortgage Trust’s Current Report on Form 8-K filed on February 2, 2005)

10.8		First Amendment to Revolving Loan Agreement, dated December 27, 2005, between United Mortgage Trust and Texas Capital Bank, N.A. (incorporated by reference to Exhibit 10.7 of United Mortgage Trust’s Annual Report on Form 10-K filed March 31, 2006)

10.9		Amended and Restated Security Agreement dated as of January 31, 2005 between United Mortgage Trust and United Development Funding L.P. (incorporated by reference to Exhibit 99.2 of United Mortgage Trust’s Current Report on Form 8-K filed on February 2, 2005)

10.10		Mortgage Loan Sale Agreement dated as of January 1, 2005 between UMT LT Trust and UMT Funding Trust (incorporated by reference to Exhibit 10.1 of United Mortgage Trust’s Current Report on Form 8-K filed on February 3, 2005).

10.11		Trust Agreement dated as of January 1, 2005 between UMT Funding Trust and Wachovia Bank National Association (incorporated by reference to Exhibit 10.2 of United Mortgage Trust’s Current Report on Form 8-K filed on February 3, 2005).

10.12		Purchase Agreement dated January 26, 2005 between United Mortgage Trust, Bayview Financial, L.P. and UMT Funding Trust (incorporated by reference to Exhibit 10.3 of United Mortgage Trust’s Current Report on Form 8-K filed on February 3, 2005).

Exhibit
No.

10.13		Servicing Rights Transfer Agreement dated as of January 1, 2005 between UMT Funding Trust and Bayview Financial, L.P. (incorporated by reference to Exhibit 10.4 of United Mortgage Trust’s Current Report on Form 8-K filed on February 3, 2005).

10.14		Secured Variable Amount Promissory Note dated December 31, 2005 issued by Capital Reserve Group, Inc. to United Mortgage Trust (incorporated by reference to Exhibit 10.11 of United Mortgage Trust’s Annual Report on Form 10-K filed on March 31, 2006)

10.15		Secured Variable Amount Promissory Note dated December 31, 2005 issued by South Central Mortgage, Inc. to United Mortgage Trust (incorporated by reference to Exhibit 10.12 of United Mortgage Trust’s Annual Report on Form 10-K filed on March 31, 2006)

10.16		Secured Variable Amount Promissory Note dated December 31, 2005 issued by Ready America Funding Corp. (to United Mortgage Trust (incorporated by reference to Exhibit 10.13 of United Mortgage Trust’s Annual Report on Form 10-K filed on March 31, 2006)

10.17		Form of Assignment of Limited Partnership Interest as Collateral dated December 31, 2005 between United Mortgage Trust and Capital Reserve Group, Inc., South Central Mortgage, Inc., Ready America Funding Corp. and WLL, L.P. to United Mortgage Trust (incorporated by reference to Exhibit 10.14 of United Mortgage Trust’s Annual Report on Form 10-K filed on March 31, 2006)

10.18		Guaranty dated December 31, 2005 issued to United Mortgage Trust by Ready Mortgage Corp. (incorporated by reference to Exhibit 10.15 of United Mortgage Trust’s Annual Report on Form 10-K filed on March 31, 2006)

10.19		Guaranty dated December 31, 2005 between issued to United Mortgage Trust by W.L.L. L.P. (incorporated by reference to Exhibit 10.16 of United Mortgage Trust’s Annual Report on Form 10-K filed on March 31, 2006)

10.20		Guaranty dated December 31, 2005 issued to United Mortgage Trust by UMT Holdings, L.P. (incorporated by reference to Exhibit 10.17 of United Mortgage Trust’s Annual Report on Form 10-K filed on March 31, 2006)

10.21		Intercreditor and Subordination Agreement dated December 31, 2005 between United Mortgage Trust and UMT Holdings, L.P. (incorporated by reference to Exhibit 10.18 of United Mortgage Trust’s Annual Report on Form 10-K filed on March 31, 2006)

12	.1*	Statement of Computation of Ratio of Earnings to Fixed Charges

21	.1*	Subsidiaries of the Registrant

23.1		Consent of Whitley Penn LLP with respect to UMT Holdings, L.P.

23.2		Consent of Whitley Penn LLP with respect to United Mortgage Trust

23.3		Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24	.1**	Power of Attorney (included on the signature page to this Registration Statement)

25	.1**	Statement of Eligibility of The Bank of New York Trust Company, N.A. as Trustee

99	.1**	Consent of Southwest Securities, Inc.

*	To be filed by amendment.

**	Previously filed.
      (b) Financial Statement Schedules
      None.
      (c) Report, Opinion or Appraisal.
      See Exhibit 5.1. The opinion of Southwest Securities, Inc. is included as Annex B to the proxy statement/ prospectus included as part of this Registration Statement.

ITEM 22.	Undertakings.
      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant and Guarantor, pursuant to applicable law, the Registrant’s Certificate of Incorporation, the Registrant’s Bylaws, or otherwise, the Registrant and Guarantor have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant or Guarantor of expenses incurred or paid by a director, officer or controlling person of the Registrant or Guarantor in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant or Guarantor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/ prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the Registration Statement through the date of responding to the request.
      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, UMT Holdings, L.P. has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, as of May 12, 2006.

UMT HOLDINGS, L.P.

By:	/s/ Hollis M. Greenlaw

Hollis M. Greenlaw
President
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of UMT Holdings in the capacities indicated on October 11, 2005.

Signature		Title

* Todd Etter		Director of UMT Services, Inc.

* Hollis M. Greenlaw		Director of UMT Services, Inc., President (Principal Executive Officer)

* Mike Wilson		Director of UMT Services, Inc.

* Cara Obert		Chief Financial Officer (Principal Financial Officer and Accounting Officer)

*By:	/s/ Hollis M. Greenlaw Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.

2.1		Agreement and Plan of Merger, dated as of September 1, 2005, among UMT Holdings, L.P., United Mortgage Trust and UMT Services, Inc. (included as Annex A in the proxy statement/ prospectus included in this Registration Statement)

2.2		First Amendment to Agreement and Plan of Merger, dated as of February 1, 2006, among UMT Holdings, L.P., United Mortgage Trust and UMT Services, Inc. (included as Annex A in the proxy statement/ prospectus included in this Registration Statement)

3.1		Agreement of Limited Partnership of UMT Holdings, L.P. (included as Annex C in the proxy statement/ prospectus included in this Registration Statement)

4.1		Form of Indenture between UMT Holdings, L.P. and The Bank of New York Trust Company, N.A. with respect to UMT Holdings’ 8.5% Class A Senior Subordinated Debentures due 2015 (included as Annex D in the proxy statement/ prospectus included in this Registration Statement)

4.2		Form of 8.5% Class A Senior Subordinated Debenture due 2015 (included in Exhibit 4.1 above)

4	.3**	Indenture dated April 26, 2004 among UMT Holdings, L.P., Wilmington Trust Company and the Guarantors named therein with respect to UMT Holdings’ 8% Class B Subordinated Secured Debentures due 2009

4.4		Form of 8% Class B Subordinated Secured Debentures due 2009 (included in Exhibit 4.3 above)

5	.1*	Opinion of Gibson, Dunn & Crutcher LLP regarding the validity of the Class A Debentures

10	.1**	Security Agreement dated April 26, 2004 among UMT Holdings, L.P., Wilmington Trust Company and the Guarantors named therein

10	.2*	Compensation Package dated July 1, 2004 for Hollis Greenlaw

10	.3*	Compensation Package dated July 1, 2004 for Todd Etter

10	.4*	Compensation Package dated July 1, 2004 for Craig Pettit

10	.5*	Compensation Package dated July 1, 2004 for Timothy Kopacka

12	.1*	Statement of Computation of Ratio of Earnings to Fixed Charges

21	.1*	Subsidiaries of the Registrant

23.1		Consent of Whitley Penn LLP with respect to UMT Holdings, L.P.

23.2		Consent of Whitley Penn LLP with respect to United Mortgage Trust

23.3		Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24	.1**	Power of Attorney (included on the signature page to this Registration Statement)

25	.1**	Statement of Eligibility of The Bank of New York Trust Company, N.A. as Trustee

99	.1**	Consent of Southwest Securities, Inc.

*	To be filed by amendment.

**	Previously filed.